Filed Pursuant to Rule 424(b)(3)

Registration No. 333-233964

November 22, 2019

TWELVE SEAS INVESTMENT COMPANY
135 East 57th Street, 18th Floor
New York, New York 10022

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON DECEMBER 17, 2019

TO THE SHAREHOLDERS OF TWELVE SEAS INVESTMENT COMPANY:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Twelve Seas Investment Company, a Cayman Islands exempted company (“Twelve Seas”), will be held at 10:00 a.m. Eastern Time, on December 17, 2019, at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105. You are cordially invited to attend the meeting, which will be held for the following purposes:

(1)    to consider and vote upon a proposal to approve the Business Combination Agreement, dated as of April 15, 2019 (the “Business Combination Agreement”), by and among Twelve Seas, Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (“BPGIC”) and the shareholder of BPGIC who has become a party thereto (the “Seller”), which, among other things, provides for (a) the Merger of Twelve Seas with Merger Sub, with Twelve Seas surviving the Merger and the shareholders of Twelve Seas becoming shareholders of Pubco, which will become a new public company, and (b) upon the effectiveness of such Merger, the exchange of 100% of the outstanding ordinary shares of BPGIC by the shareholder of BPGIC for Ordinary Shares of Pubco and (c) adoption of the amended and restated memorandum and articles of association, and to approve the Business Combination contemplated by such agreement — we refer to this proposal as the “Business Combination Proposal” and a copy of the Business Combination Agreement and a copy of the amended and restated memorandum and articles of association of Pubco are attached to the accompanying proxy statement/prospectus as Annex A and Annex B, respectively;

(2)    to consider and vote upon a proposal to approve the Merger of Twelve Seas with Merger Sub — we refer to this proposal as the “Merger Proposal”;

(3)    to approve, for purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of more than 20% of Twelve Seas’ issued and outstanding ordinary shares in financing transactions in connection with the proposed Business Combination — we refer to this as the “Share Issuance Proposal”; and

(4)    to consider and vote upon a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, Twelve Seas is not authorized to consummate the Business Combination — we refer to this proposal as the “Adjournment Proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Twelve Seas ordinary shares at the close of business on November 15, 2019 are entitled to notice of the meeting and to vote and have their votes counted at the meeting and any adjournments of the meeting.

After careful consideration, Twelve Seas’ board of directors has determined that the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of Twelve Seas and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal and “FOR” the Adjournment Proposal, if presented.

Under the Business Combination Agreement, the approvals of the Business Combination Proposal and the Merger Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal or the Merger Proposal are not approved by Twelve Seas’ shareholders, the Business Combination will not be consummated. The approval of the Business Combination Proposal is a condition to the submission of the other proposals included herein for shareholder approval.

All Twelve Seas shareholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of ordinary shares of Twelve Seas, you may also cast your vote in person at the meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the Business Combination Proposal, the Merger Proposal, or the Share Issuance Proposal.

A complete list of Twelve Seas shareholders of record entitled to vote at the special meeting will be available for ten (10) days before the meeting at the principal executive offices of Twelve Seas for inspection by shareholders during ordinary business hours for any purpose germane to the meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Neil Richardson
Neil Richardson
Chairman

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT TWELVE SEAS CONVERT YOUR SHARES INTO CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON DECEMBER 13, 2019 (TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING) BY (A) (i) CHECKING THE BOX ON THE PROXY CARD, OR (ii) DELIVERING A CONVERSION NOTICE TO TWELVE SEAS’ TRANSFER AGENT AND (B) TENDERING YOUR STOCK TO TWELVE SEAS’ TRANSFER AGENT. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON THE BUSINESS COMBINATION PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF TWELVE SEAS SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

TWELVE SEAS INVESTMENT COMPANY

PROSPECTUS FOR UP TO 28,901,900 ORDINARY SHARES, 21,229,000 WARRANTS AND 21,229,000 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS OF
BROOGE HOLDINGS LIMITED

The board of directors of Twelve Seas Investment Company, a Cayman Islands exempted company (“Twelve Seas”) has unanimously approved the Business Combination Agreement, dated as of April 15, 2019 (the “Business Combination Agreement”), by and among Twelve Seas, Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Merger Sub”), Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (“BPGIC”) and the shareholder of BPGIC who has become a party thereto (the “Seller”), which, among other things, provides for (i) the Merger of Merger Sub with Twelve Seas, with Twelve Seas surviving the Merger and the security holders of Twelve Seas becoming security holders of Pubco, (ii) upon the effectiveness of such Merger, the exchange of 100% of the outstanding ordinary shares of BPGIC by the Seller for Ordinary Shares of Pubco (collectively, the “Business Combination”) and (iii) the adoption of Pubco’s amended and restated memorandum and articles of association. As a result of and upon consummation of the Business Combination, each of Twelve Seas and BPGIC will become a wholly owned subsidiary of Pubco, as described in this proxy statement/prospectus and Pubco will become a new public company owned by the prior shareholders of Twelve Seas and the prior shareholder of BPGIC.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination (i) each outstanding ordinary share of Twelve Seas will be converted into one Ordinary Share of Pubco, (ii) each outstanding Warrant of Twelve Seas will be converted into one warrant of Pubco that entitles the holder thereof to purchase one Ordinary Share of Pubco in lieu of one ordinary share of Twelve Seas and otherwise upon substantially the same terms and conditions, and (iii) each outstanding Right of Twelve Seas will be exchanged for one-tenth of an Ordinary Share of Pubco. Accordingly, this proxy statement/prospectus covers the issuance by Pubco of an aggregate of 28,901,900 Ordinary Shares, 21,229,000 warrants and 21,229,000 Ordinary Shares issuable upon exercise of warrants.

As a result of the Business Combination, Pubco will become a new public company and each of Twelve Seas and BPGIC will become a wholly-owned subsidiary of Pubco. The former security holders of Twelve Seas and BPGIC will become security holders of Pubco. As a result of the Business Combination, assuming that no shareholders of Twelve Seas elect to convert their Public Shares into cash in connection therewith as permitted by Twelve Seas’ amended and restated memorandum and articles of association and the Seller does not elect to receive any portion of the consideration in cash, the Seller and the former Twelve Seas shareholders will own approximately 78.2% and 21.8%, respectively, of the Ordinary Shares of Pubco to be outstanding immediately after the Business Combination; provided that such numbers also include 1.2% of the Pubco Ordinary Shares otherwise issuable to the Initial Shareholders (as defined below) of Twelve Seas, which will be held in escrow and subject to forfeiture until Pubco satisfies certain milestones, and 15.6% of the Pubco Ordinary Shares otherwise issuable to the Seller at the Closing of the Business Combination, which will be held in escrow and subject to forfeiture until Pubco satisfies certain milestones (the “Escrow Shares”). If 7.6 million of Twelve Seas ordinary shares (the maximum number of Twelve Seas ordinary shares that can be redeemed while still maintaining the $125 million Closing Net Cash in order to consummate the Business Combination) are converted into cash, such percentages will be approximately 83.1% and 16.9%, respectively.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the Extraordinary General Meeting of Twelve Seas scheduled to be held on December 17, 2019.

Twelve Seas’ Units, ordinary shares, Warrants and Rights are currently listed on The NASDAQ Capital Market under the symbols “BROGU,” “BROG,” “BROGW” and “BROGR,” respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its Ordinary Shares and warrants on NASDAQ under the same symbols, “BROG” and “BROGW,” respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

Each of Twelve Seas and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting of Twelve Seas. We encourage you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors.”

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated November 22, 2019, and is first being mailed to Twelve Seas security holders on or about November 26, 2019.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-233964), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the Pubco Ordinary Shares to be issued to Twelve Seas shareholders and holders of Rights, the warrants to acquire Pubco Ordinary Shares to be issued to Twelve Seas Warrant holders and the Pubco Ordinary Shares underlying such warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Extraordinary General Meeting of Twelve Seas at which Twelve Seas shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar; and

“AED,” “DH” and “Arab Emirate Dirham” each refers to the Arab Emirate Dirham, the official currency of the United Arab Emirates.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

BPGIC’s financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.” BPGIC’s interim financial statements are prepared in accordance with “IAS 34 : Interim Financial Reporting” as issued by the International Accounting Standards Board. BPGIC refers in various places within this proxy statement/prospectus to EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin which are non-IFRS measures that are calculated as earnings before interest, tax and depreciation and amortization, earnings before interest, tax and depreciation and amortization adjusted for selected items that BPGIC’s management believes impact the comparability of financial results between reporting periods, and Adjusted EBITDA as a percentage of revenue, respectively and more fully explained in “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations of BPGIC — Certain Non-IFRS Measures.” The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for BPGIC’s financial results prepared in accordance with IFRS.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, BPGIC relies on and refers to industry data, information and statistics regarding the markets in which it competes from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties such as data by IHS Markit. BPGIC has supplemented this information where necessary with its own internal estimates and information obtained from discussions with BPGIC customers, taking into account publicly available information about other industry participants and BPGIC management’s best view as to information that is not publicly available. This information appears in “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Market Opportunity,” “Business of BPGIC” and other sections of this proxy statement/prospectus. BPGIC has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

ii

IHS Markit reports, data and information referenced herein (the “IHS Markit Materials”) are the copyrighted property of IHS Markit Ltd. and its subsidiaries (“IHS Markit”). The IHS Markit Materials are from sources considered reliable; however, the accuracy and completeness thereof are not warranted, nor are the opinions and analyses published by IHS Markit representations of fact. The IHS Markit Materials speak as of the original publication date thereof and are subject to change without notice. IHS Markit and other trademarks appearing in the IHS Markit Materials are the property of IHS Markit or their respective owners.

The IHS data used in the IHS Markit materials is from a June 2018 study and has not been updated since then. Forecasts are inherently uncertain because of events or combinations of events that cannot reasonably be foreseen including the actions of government, individuals, third parties and competitors. The IHS Markit Materials speak as of the original publication date thereof (and not as of the date of this document). The information and opinions expressed in the IHS Markit Materials are subject to change without notice and IHS Markit has no duty or responsibility to update the IHS Markit Materials.

The IHS Markit Materials were commissioned by BPGIC and/or an affiliate of BPGIC.

iii

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms the “Company” and “BPGIC” refer to Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE, and the term “Twelve Seas” refers to Twelve Seas Investment Company, a Cayman Islands exempted company. “Pubco” refers to Brooge Holdings Limited, a Cayman Islands exempted company.

In this document:

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal and the Merger Proposal.

“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Brooge Holdings Limited to be adopted prior to consummation of the Business Combination in the form attached hereto as Annex B.

“ASMA Capital” means ASMA Capital B.S.C.(c).

“Audex” means Audex PTE Ltd.

“BPGIC” means Brooge Petroleum And Gas Investment Company FZE.

“BPGIC Terminal” means the terminal that BPGIC is developing on land located in close proximity to the Port of Fujairah’s berth connection points.

“BPGIC Terminal Land Lease” means the land lease dated as of March 10, 2013, by and between Fujairah Municipality and BPGIC, as amended by the novation agreement, dated September 1, 2014, by and among Fujairah Municipality, BPGIC and FOIZ.

“broker non-vote” means the failure of a Twelve Seas shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of April 15, 2019, as may be amended, by and among Twelve Seas, Merger Sub, Pubco, BPGIC and the Seller, and attached hereto as Annex A.

“Business Combination” or “Transactions” means the Merger and the Share Exchange, and other transactions contemplated by the Business Combination Agreement.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions.

“Closing” means the closing of the Transactions.

“Closing Net Cash” has the meaning given to that term in the Business Combination Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Law” means the Companies Law (2018 Revision) of the Cayman Islands.

“Constitutional Documents” means the formation documents of any of the entities listed herein, including the memorandum and articles of association, as they may be amended.

“DWT” means deadweight tonnage.

“EPC” means engineering, procurement and construction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FAB” means First Abu Dhabi Bank PJSC.

“Financing Facilities” means, collectively, the Phase I Financing Facilities and the Phase II Financing Facility.

“FOIZ” means the Fujairah Oil Industry Zone.

“Founder Shares” means ordinary shares of Twelve Seas, 5,175,000 of which are currently outstanding and were issued to the Initial Shareholders prior to the Initial Public Offering of Twelve Seas, of which the Initial Shareholders have agreed to forfeit 1,035,000 at the Closing.

“Fujairah Municipality” means the local government organization in Fujairah, UAE specializing in municipal urban and rural municipal affairs.

“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

“Initial Public Offering” means the initial public offering of Units of Twelve Seas, consummated on June 22, 2018.

“Initial Shareholders” means the holders of Founder Shares.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Land Lease Initial Agreement” means the land lease initial agreement, dated as of July 14, 2019, by and between BPGIC and FOIZ with respect to the Phase III Land.

“Meeting” means the Extraordinary General Meeting of Twelve Seas, to be held on December 17, 2019 at 10:00 a.m. Eastern Time, at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

“MENA” means Middle East and North Africa.

“Merger” means the merger of Merger Sub with Twelve Seas, with Twelve Seas surviving such merger, prior security holders of Twelve Seas receiving securities of Pubco, and Twelve Seas becoming a wholly owned subsidiary of Pubco.

“Merger Proposal” means a proposal to approve the Merger.

“Merger Sub” means Brooge Merger Sub Limited, a Cayman Islands exempted company.

“MUC” means MUC Oil & Gas Engineering Consultancy, LLC.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Ordinary Resolution” means a resolution passed by the affirmative vote of a simple majority of the shareholders of Twelve Seas as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting.

“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, unless otherwise specified.

“Phase I” means the first phase of the BPGIC Terminal consisting of 14 oil storage tanks with an aggregate geometric oil storage capacity of approximately 0.399 million m3 and related infrastructure.

“Phase I Admin Building Facility” means the secured Shari’a compliant financing arrangement of USD 11.1 million entered into by BPGIC with FAB to fund a portion of the construction costs of Phase I.

“Phase I Construction Facilities” means, collectively, the Phase I Admin Building Facility and the Phase I Construction Facility.

“Phase I Construction Facility” means the secured Shari’a compliant financing arrangement of USD 84.6 million entered into by BPGIC with FAB to fund a portion of the construction costs of Phase I.

“Phase I Customer Agreement” means the four-year lease and offtake agreement for the Phase I facility with the Phase I & II Customer.

“Phase II Customer Agreement” means the five-year lease and offtake agreement for the Phase II facility with the Phase I & II Customer.

“Phase I & II Customer” means Al Brooge International Advisory LLC.

“Phase I End User” means the international energy trading company that currently occupies the Phase I facility as a sublessee of the Phase I & II Customer.

“Phase II End User” means the international commodities trading company which is expected to occupy the Phase II facility upon its completion as a sublessee of the Phase I & II Customer.

“Phase I End User Agreement” means the five-year lease and service agreement, dated December 12, 2017, originally by and between BPGIC and the Phase I End User, and as novated, by and between the Phase I & II Customer and the Phase I End User to lease all fourteen oil storage tanks in Phase I.

“Phase II End User Agreement” means the five-year lease and service agreement, originally by and between BPGIC and the Phase II End User, and as novated, by and between the Phase I & II Customer and the Phase II End User to lease all eight oil storage tanks in Phase II.

“Phase I Financing Facilities” means, collectively, the Phase I Admin Building Facility, the Phase I Construction Facility and the Phase I Short Term Financing Facility.

“Phase II” means the second phase of the BPGIC Terminal which is expected to consist of 8 oil storage tanks with an aggregate geometric oil storage capacity of approximately 0.601 million m3 and related infrastructure.

“Phase II Financing Facility” means the secured Shari’a compliant financing arrangement of USD 95.3 million entered into by BPGIC with FAB to fund a portion of the capital expenditures in respect of Phase II.

“Phase III” means the third phase of BPGIC’s development in the Port of Fujairah.

“Phase III Land” means the plot of land of approximately 450,000 m2 in the Port of Fujairah near the BPGIC Terminal subject to the Initial Land Lease Agreement where BPGIC expects to locate its Phase III facilities.

“Phase I Internal Manifold” means the internal manifold that connects the 14 oil storage tanks of Phase I.

“Phase II Internal Manifold” means the internal manifold that will connect the 8 oil storage tanks of Phase II.

“Phase I Short Term Financing Facility” means the Shari’a compliant financing arrangement of USD 3.5 million entered into by BPGIC with FAB to settle certain amounts due under the Phase I Construction Facilities.

“Port of Fujairah” or “Port” means the port of Fujairah

“Principal Customers” means, collectively, the Phase I & II Customer and Sahara.

“Principal Customer Agreements” means the Phase I Customer Agreement, the Phase II Customer Agreement, and the Refinery and Services Agreement.

“Private Placement Units” means the Units sold by Twelve Seas privately to the Sponsor simultaneously with the consummation of the Initial Public Offering.

“proxy statement/prospectus” means the proxy statement/prospectus included in the Registration Statement on Form F-4 (Registration No. 333-233964) filed with the SEC.

“Pubco” means Brooge Holdings Limited, a Cayman Islands exempted company.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means ordinary shares of Twelve Seas issued as part of the Units sold in the Initial Public Offering.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each of which is exercisable for one ordinary share of Twelve Seas, in accordance with its terms.

“Redemption” means the right of the holders of Twelve Seas ordinary shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Refinery and Services Agreement” means the five-year refinery and services agreement with Sahara.

“Rights” means the rights included in the Units sold in the Initial Public Offering and simultaneous private placements, each of which is exercisable for one-tenth (1/10) of one ordinary share of Twelve Seas, in accordance with its terms.

“Sahara” means Sahara Energy Resources DMCC, a company incorporated under the laws of the United Arab Emirates.

“Sahara Refinery” means the modular refinery to be installed at the BPGIC Terminal by Sahara which is expected to have an initial production capacity of 24,000 b/d.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” means the shareholder of BPGIC named as a seller party to the Business Combination Agreement as of the effective date of this registration statement.

“Senior Management” and “Senior Managers” refer to those persons named as officers of BPGIC, and following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco Following Business Combination”.

“Share Exchange” means the exchange of 100% of the ordinary shares of BPGIC for Ordinary Shares of Pubco.

“Share Issuance Proposal” means a proposal to approve, for purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of more than 20% of Twelve Seas’ issued and outstanding ordinary shares in financing transactions in connection with the Business Combination.

“Special Resolution” means a resolution passed by the affirmative vote of a majority of at least two-thirds of the shareholders of Twelve Seas as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Meeting, of which notice specifying the intention to propose the resolution as a “special resolution” has been duly given.

“Sponsor” means Twelve Seas Sponsor I LLC, a Delaware limited liability company.

“Strait of Hormuz” or “Strait” means the strait of Hormuz.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the concurrent sale of the Private Placement Units.

“Twelve Seas” or “Purchaser” means Twelve Seas Investment Company, a Cayman Islands exempted company.

“Units” means units issued in the Initial Public Offering, each consisting of one ordinary share of Twelve Seas, one Warrant and one Right.

“UAE” means the United Arab Emirates.

“U.S.” means the United States of America.

“U.S. dollar,” “US$” and “$” mean the legal currency of the United States.

“U.S. GAAP” means United States generally accepted accounting principles.

“VLCC” means very large crude carrier.

“Warrant” means a warrant to purchase ordinary shares of Twelve Seas issued in the Initial Public Offering and simultaneous private placements. Each warrant entitles the holder thereof to purchase one ordinary share of Twelve Seas at a price of $11.50 per share.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

The parties to the Business Combination Agreement are Twelve Seas Investment Company (“Twelve Seas”), Brooge Merger Sub Limited (“Merger Sub”), Brooge Holdings Limited (“Pubco”), Brooge Petroleum And Gas Investment Company FZE (“BPGIC”), and the shareholder of BPGIC named as Seller therein (the “Seller”). Pursuant to the Business Combination Agreement, (1) Merger Sub will merge with Twelve Seas, with Twelve Seas surviving the merger, and each of the former security holders of Twelve Seas receiving securities of Pubco (the “Merger”) and (2) the outstanding ordinary shares of BPGIC will be exchanged by the Seller for Ordinary Shares of Pubco (the “Share Exchange” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). See the sections in this summary entitled “The Business Combination Proposal” and “The Merger Proposal.”

BPGIC is an oil storage and service provider strategically located in the Port of Fujairah in the emirate of Fujairah in the UAE. BPGIC’s vision is to develop an oil storage business that differentiates itself from competitors by providing its customers with fast order processing times, excellent customer service and high accuracy blending services with low oil losses. BPGIC has a 60-year lease of land for its operations located in close proximity to the Port of Fujairah’s berth connection points and is initially developing the BPGIC Terminal in two phases. The first phase commenced operations in December 2017 and the second phase is currently under construction. BPGIC is led by an experienced management team with over 30 years of experience in the oil storage terminal industry. See the section entitled “Business of BPGIC.”

Under the Business Combination Agreement, upon the consummation of the Merger, each Unit shall be automatically detached and the holder thereof shall be deemed to hold one ordinary share of Twelve Seas, one Warrant of Twelve Seas, and one Right of Twelve Seas. Each ordinary share of Twelve Seas will be exchanged for one Ordinary Share of Pubco, except that Public Shareholders shall be entitled to elect instead to receive a pro rata portion of Twelve Seas’ Trust Account, as provided in Twelve Seas’ Constitutional Documents. Additionally, each outstanding Twelve Seas Warrant will be exchanged for a warrant of Pubco that will entitle the holder to purchase one Ordinary Share of Pubco in lieu of one ordinary share of Twelve Seas and otherwise on substantially the same terms and conditions as the Twelve Seas Warrants.

Under the Business Combination Agreement, upon consummation of the Share Exchange, the Seller will be entitled to receive 100,000,000 Ordinary Shares of Pubco (subject to BPGIC’s election for the Seller to have the option to receive a portion of the consideration as cash, not to exceed 40% of the Closing Net Cash (as that term is defined in the Business Combination Agreement, attached to this proxy statement/prospectus as Annex A) in lieu of receiving Pubco Ordinary Shares) (as so reduced, the “Exchange Shares”)); provided that 20,000,000 of the Exchange Shares otherwise issuable to the Seller at the Closing (the “Escrow Shares”) will be set aside in escrow. For a detailed discussion on calculation of the number of Pubco shares to be received by holders of BPGIC securities in connection with the Business Combination, please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.” Issuance of Pubco securities in connection with the Share Exchange with the Seller is exempt from registration under the Securities Act in reliance upon Section 4(a)(2) thereof because, among other things, the issuances are contractual obligations pursuant to a privately negotiated transaction and the Seller executed a Joinder to the Business Combination Agreement and therefore is already contractually bound. The Seller is not a U.S. persons and the issuance of the securities of Pubco to such persons would be extraterritorial and within the scope of the exemption from registration codified as Regulation S promulgated under the Securities Act.

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association of Pubco differ from Twelve Seas’ amended and restated memorandum and articles of association in multiple aspects, including: (i) the name of the new public entity will be “Brooge Holdings Limited” as opposed to “Twelve Seas Investment Company”; (ii) Pubco will have 450,000,000 authorized Ordinary Shares and 50,000,000 authorized preferred shares, as opposed to Twelve Seas having 200,000,000 authorized ordinary shares and 2,000,000 authorized preferred shares; (iii) Pubco’s corporate existence is perpetual as opposed to Twelve Seas’ corporate existence terminating if a business combination is not consummated by Twelve Seas within a specified period of time; and (iv) Pubco’s charter does not include the various provisions applicable only to special purpose acquisition corporations that Twelve Seas’ amended and restated memorandum and articles of association contains.

In addition to voting on the Business Combination, the shareholders of Twelve Seas will consider and vote upon (i) the proposal to merge Twelve Seas with Merger Sub — we refer to this proposal as the “Merger Proposal”, and (ii) the proposal to approve, for purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of more than 20% of Twelve Seas’ issued and outstanding ordinary shares in financing transactions in connection with the Business Combination — we refer to this proposal as the “Share Issuance Proposal.” See the sections entitled “The Merger Proposal,” and “The Share Issuance Proposal.”

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of Twelve Seas and BPGIC; (ii) by either Twelve Seas or BPGIC if the Closing has not occurred on or prior to December 22, 2019; (iii) by either Twelve Seas or BPGIC if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iv) by BPGIC for Twelve Seas’ uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (v) by Twelve Seas for the uncured breach of the Business Combination Agreement by BPGIC, Pubco, Merger Sub or any Seller, such that the related Closing condition would not be met; (vi) by Twelve Seas if there has been a “Material Adverse Effect” with respect to BPGIC since the date of the Business Combination Agreement which is uncured and continuing; (vii) by BPGIC if there has been a “Material Adverse Effect” with respect to Twelve Seas since the date of the Business Combination Agreement which is uncured and continuing; (viii) by either Twelve Seas or BPGIC if Twelve Seas holds its shareholder meeting to approve the Business Combination Agreement and the Transactions and such approval is not obtained. See the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements — Termination.”

After the Business Combination, the directors of Pubco will be Dr. Yousef Alassaf, Abu Bakar Chowdhury, Nicolaas Paardenkooper, Saleh Yammout, Sa’eb El-Zein, and Dr. Simon Madgwick, who will be designated by BPGIC. After the Merger, Dr. Yousef Alassaf, Dr. Simon Madgwick, and Messrs. Sa’eb El-Zein and Abu Bakar Chowdhury will be considered independent directors under the rules of NASDAQ. See the section entitled “Management of Pubco Following the Business Combination.”

Upon completion of the Business Combination, the current officers of BPGIC will remain officers of BPGIC and will become officers of Pubco, holding the equivalent positions as those held with BPGIC. These officers are Nicolaas Paardenkooper, Saleh Yammout, and Lina S. Saheb. Each of these persons is currently an executive officer of BPGIC. Upon completion of the Business Combination, Faisal Selim will become the Chief Marketing Officer of BPGIC and Pubco. See the section entitled “Management of Pubco Following the Business Combination.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/prospectus?

A.    Twelve Seas and BPGIC have agreed to a business combination under the terms of the Business Combination Agreement, dated as of April 15, 2019, that is described in this proxy statement/prospectus and to approve the Business Combination contemplated by the Business Combination Agreement. This agreement is referred to as the “Business Combination Agreement.” The Business Combination Agreement provides for, among other things, (a) the Merger of Merger Sub with Twelve Seas, with Twelve Seas surviving the Merger, and each of the current shareholders of Twelve Seas receiving securities of Pubco, which we call the “Merger,” (b) the exchange of 100% of the ordinary shares of BPGIC by the Seller for Ordinary Shares of Pubco, which we call the “Share Exchange,” and (c) the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. What is being voted on at the Meeting?

A.    Twelve Seas’ shareholders are being asked to vote to approve the Business Combination Agreement and transactions contemplated thereby, including the Merger. See the sections entitled “The Business Combination Proposal” and “The Merger Proposal.”

In addition to the foregoing proposals, the shareholders are also asked to consider and vote upon a proposal to approve, for purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of more than 20% of Twelve Seas’ issued and outstanding ordinary shares in financing transactions in connection with the proposed Business Combination. See the section entitled “The Share Issuance Proposal.”

The shareholders may also be asked to consider and vote upon a proposal to adjourn the Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, Twelve Seas would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

Twelve Seas will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q. Why is Twelve Seas proposing the Business Combination?	A. Twelve Seas was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

Twelve Seas completed its Initial Public Offering of Units on June 22, 2018, with each Unit consisting of one ordinary share, one Warrant to purchase one ordinary share at a price of $11.50 and one Right, each entitling the holder thereof to receive one—tenth (1/10) of one ordinary share of Twelve Seas upon Twelve Seas’ completion of its initial business combination and also closed on the sale of the Units subject to overallotment on June 28, 2018, raising total gross proceeds of $207,000,000. Since the Initial Public Offering, Twelve Seas’ activity has been limited to the evaluation of business combination candidates.

Twelve Seas was permitted to choose a target business in any industry or geographic region that it felt provided its shareholders with the greatest opportunity to participate in a company with significant growth potential. Accordingly, it regularly analyzed investment opportunities that were in various sectors and geographic regions in an effort to locate the best potential business combination opportunity for its shareholders.

BPGIC operates in the oil storage and service business in the Emirate of Fujairah within the United Arab Emirates. Based on its due diligence investigations of BPGIC and the industry in which it operates, including the financial and other information provided by BPGIC in the course of their negotiations, Twelve Seas believes that BPGIC has an appealing growth profile and a compelling valuation. As a result, Twelve Seas believes that a business combination with BPGIC will provide Twelve Seas shareholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Business Combination Proposal — Twelve Seas’ Board of Directors’ Reasons for Approval of the Business Combination.”

Q. Why is Twelve Seas providing shareholders with the opportunity to vote on the Business Combination?

A.    Under its amended and restated memorandum and articles of association, Twelve Seas must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Twelve Seas’ initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Twelve Seas has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Twelve Seas is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q. Are the proposals conditioned on one another?

A.    Unless the Business Combination Proposal is approved, the Merger Proposal, and the Share Issuance Proposal will not be presented to the shareholders of Twelve Seas at the Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal and the Merger Proposal do not receive the requisite vote for approval, then Twelve Seas will not consummate the Business Combination. If Twelve Seas does not consummate the Business Combination and fails to complete an initial business combination by December 22, 2019, Twelve Seas will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Shareholders.

Q. What will happen in the Business Combination?

A.    At the Closing, Merger Sub will merge with Twelve Seas, with Twelve Seas surviving such Merger. Upon consummation of the Merger, Twelve Seas will become a wholly-owned subsidiary of Pubco and security holders of Twelve Seas securities will exchange their Twelve Seas securities for securities of Pubco. In particular, (i) each outstanding ordinary share of Twelve Seas will be converted into one Ordinary Share of Pubco, (ii) each outstanding Warrant of Twelve Seas will be converted into one warrant of Pubco that entitles the holder thereof to purchase one Ordinary Share of Pubco in lieu of one ordinary share of Twelve Seas, and (iii) each outstanding Right of Twelve Seas will be exchanged for one-tenth of an Ordinary Share of Pubco. In connection with the Share Exchange, the shareholder of BPGIC will exchange its BPGIC shares for Ordinary Shares of Pubco, as a result of which, BPGIC will become a wholly-owned subsidiary of Pubco. The cash held in the Trust Account and the proceeds from the financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

Q. What conditions must be satisfied to complete the Business Combination?	A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following:
• the approval of the Business Combination Agreement and the transactions contemplated thereby and related matters by the requisite vote of Twelve Seas’ shareholders;
• expiration of any waiting period under applicable antitrust laws;
• receipt of requisite regulatory approvals and specified third party consents;
• no law or order preventing or prohibiting the transactions contemplated by the Business Combination Agreement;
• no pending litigation to enjoin or restrict the consummation of the Business Combination;

•   Twelve Seas having at least $5,000,001 in net tangible assets upon the consummation of the Business Combination, after giving effect to Public Shareholders’ exercise of their Redemption rights and including the proceeds of any private placement investment;

• Closing Net Cash of at least $125,000,000 of Pubco and Twelve Seas;
• the election or appointment of members to Pubco’s board of directors as described herein;
• the amendment by the shareholders of Pubco of Pubco’s amended and restatement memorandum and articles of association in form and substance reasonably acceptable to Pubco, BPGIC and Twelve Seas;
• the effectiveness of this registration statement; and
• receipt of reasonably satisfactory evidence that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — Business Combination Agreement and Related Agreements.”

Q. Did the Twelve Seas board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.    Twelve Seas’ board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with BPGIC. The officers and directors of Twelve Seas have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Twelve Seas’ financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination with BPGIC. In addition, Twelve Seas’ officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Twelve Seas’ board of directors in valuing BPGIC’s business, and assuming the risk that the board of directors may not have properly valued such business.

Q. How many votes do I have at the Meeting?

A.    Twelve Seas shareholders are entitled to one vote at the Meeting for each ordinary share of Twelve Seas held of record as of November 15, 2019, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were 26,779,000 ordinary shares of Twelve Seas outstanding.

Q. What vote is required to approve the proposals presented at the Meeting?

A.    The approval of each of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal requires an Ordinary Resolution. The approval of the Merger Proposal requires a Special Resolution. Assuming a quorum is established, a shareholder’s failure to vote by proxy or to vote in person at the Meeting will have no effect on the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. Twelve Seas’ Sponsor, directors and officers have agreed to vote their shares in favor of the Business Combination Proposal and the Merger Proposal. As of the date of this proxy statement/prospectus, Twelve Seas’ Sponsor, directors and officers beneficially owned an aggregate of 5,704,000 ordinary shares of Twelve Seas.

Q. What constitutes a quorum at the Meeting?

A.    Holders of a majority in voting power of Twelve Seas ordinary shares issued and outstanding and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the chairman of the Meeting has the power to adjourn the Meeting. As of the Record Date, 13,389,501 ordinary shares of Twelve Seas would be required to achieve a quorum.

Q. How do the insiders of Twelve Seas intend to vote on the proposals?

A.    Twelve Seas’ Sponsor, officers and directors beneficially own and are entitled to vote an aggregate of approximately 21.3% of the outstanding ordinary shares of Twelve Seas. These parties have agreed to vote their securities in favor of the Business Combination Proposal and the Merger Proposal. Twelve Seas’ Sponsor, officers and directors have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting.

Q. Do I have Redemption rights?

A.    Pursuant to Twelve Seas’ amended and restated memorandum and articles of association, holders of Public Shares may elect to have their shares redeemed for cash at the applicable Redemption price per share calculated in accordance with Twelve Seas’ charter. As of the date of this proxy statement/prospectus, based on funds in the Trust Account of approximately $213.3 million, this would have amounted to approximately $10.30 per share. If a holder exercises its Redemption rights, then such holder will be exchanging its ordinary shares of Twelve Seas for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to Twelve Seas’ transfer agent prior to the Meeting. See the section titled “Extraordinary General Meeting of Twelve Seas Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q. Will how I vote affect my ability to exercise Redemption rights?

A.    No. You may exercise your Redemption rights whether or not you are a holder of ordinary shares of Twelve Seas on the Record Date (so long as you are a holder at the time of exercise), or whether you are a holder and vote your ordinary shares of Twelve Seas on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of NASDAQ.

Q. How do I exercise my Redemption rights?

A.    If you are a holder of Public Shares and wish to exercise your Redemption rights, you must demand that Twelve Seas convert your shares into cash no later than 5:00 p.m. Eastern Time on December 13, 2019 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) (i) checking the box on the proxy card, or (ii) submitting your request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company, at the address listed at the end of this section and (B) delivering your stock to Twelve Seas’ transfer agent physically or electronically using The Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting shareholder.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the Trust Account (which was approximately $213.3 million, or approximately $10.30 per share, as of November 15, 2019, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. However, under Cayman Islands law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Twelve Seas’ Public Shareholders exercising Redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your Redemption rights.

If you wish to exercise your Redemption rights but initially do not check the box on the proxy card providing for the exercise of your Redemption rights and do not send a written request to Twelve Seas to exercise your Redemption rights, you may request that Twelve Seas send you another proxy card on which you may indicate your intended vote or your intention to exercise your Redemption rights. You may make such request by contacting Twelve Seas at the phone number or address listed at the end of this section.

Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your shares for Redemption to Twelve Seas’ transfer agent and later decide prior to the Meeting not to elect conversion, you may request that Twelve Seas’ transfer agent return the shares (physically or electronically). You may make such request by contacting Twelve Seas’ transfer agent at the phone number or address listed at the end of this section.

Any corrected or changed proxy card or written demand of Redemption rights must be received by Twelve Seas’ secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Twelve Seas’ transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, Twelve Seas will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption rights, then you will be exchanging your ordinary shares of Twelve Seas for cash and will not be entitled to Pubco Ordinary Shares with respect to your ordinary shares of Twelve Seas upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their Redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, Twelve Seas will promptly return any shares delivered by public holders and such holders may only share in the assets of the Trust Account upon the liquidation of Twelve Seas. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised Redemption rights in connection therewith due to potential claims of creditors.

If you are a holder of Public Shares and you exercise your Redemption rights, it will not result in the loss of any Twelve Seas Warrants and Rights that you may hold. Your Warrants will become exercisable to purchase one Ordinary Share of Pubco in lieu of one ordinary share of Twelve Seas for a purchase price of $11.50 upon consummation of the Business Combination and your Rights will automatically be converted into one-tenth of an Ordinary Share of Pubco upon the consummation of the Business Combination.

Q. If I am a Warrant or Right holder, can I exercise Redemption rights with respect to my Warrants or Rights?	A. No. The holders of Warrants and Rights have no Redemption rights with respect to such securities.
Q. If I am a Unit holder, can I exercise Redemption rights with respect to my Units?	A. No. Holders of outstanding Units must separate the underlying ordinary shares, Warrants and Rights prior to exercising Redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, Twelve Seas’ transfer agent, with written instructions to separate such Units into Public Shares, Rights and Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your Redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Twelve Seas’ transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares, Rights and Warrants. This must be completed far enough in advance to permit your nominee to exercise your Redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your Redemption rights.

Q. Do I have appraisal rights if I object to the proposed Business Combination?

A.    Neither Twelve Seas Unit holders, Warrant holders or Rights holders have appraisal rights in connection with the Business Combination under the Companies Law. Twelve Seas shareholders are entitled to give notice to Twelve Seas prior to the Meeting that they wish to dissent to the Business Combination to the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Twelve Seas if they follow the procedures set out in the Companies Law. It is Twelve Seas’ view that such fair market value would equal the amount which Twelve Seas shareholders would obtain if they exercise their Redemption rights as described herein.

Q. I am a Twelve Seas Warrant holder. Why am I receiving this proxy statement/prospectus?

A.    As a holder of Twelve Seas Warrants, you will be entitled to purchase one Ordinary Share of Pubco in lieu of one ordinary share of Twelve Seas at a purchase price of $11.50 upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of Twelve Seas Warrants will become holders of warrants of Pubco and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q. What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.    Of the net proceeds of Twelve Seas’ Initial Public Offering (including underwriters’ exercise of over-allotment option) and simultaneous private placements, a total of $207,000,000 was placed in the Trust Account immediately following the Initial Public Offering. After consummation of the Business Combination, the funds in the Trust Account will be used by Purchaser to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with BPGIC (including fees of an aggregate of approximately $7.245 million to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by Twelve Seas to Sponsor. Any remaining funds will be paid to BPGIC (or as otherwise designated in writing by BPGIC to Twelve Seas prior to the Closing) and used for working capital and general corporate purposes of Pubco and/or BPGIC.

Q. What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A.    Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their Redemption rights, Twelve Seas’ Public Shareholders may vote in favor of the Business Combination and exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemption by Public Shareholders. However, the Business Combination will not be consummated if, upon the consummation of the Business Combination, Twelve Seas does not have at least $5,000,001 net tangible assets after giving effect to payment of amounts that Twelve Seas will be required to pay to redeeming shareholders upon consummation of the Business Combination and the proceeds from any private placement investment, and Closing Net Cash of $125 million of Pubco and Twelve Seas at Closing. As a result, based on the current expected Twelve Seas cash and expenses and liabilities at Closing, holders of no more than approximately 7.6 million Public Shares of Twelve Seas (or approximately 29.5% of the total outstanding ordinary shares of Twelve Seas) could seek Redemption of their shares without triggering BPGIC’s right to terminate the Business Combination Agreement. Also, with fewer public shares and public shareholders, the trading market for Pubco’s Ordinary Shares may be less liquid than the market for Twelve Seas’ ordinary shares were prior to the Merger and Pubco may not be able to meet the listing standards for NASDAQ or another national securities exchange. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into BPGIC’s business will be reduced.

Q. What happens if the Business Combination is not consummated?

A.    If Twelve Seas does not complete the Business Combination with BPGIC or another business combination by December 22, 2019, Twelve Seas must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (currently anticipated to be approximately $10.32).

Q. When do you expect the Business Combination to be completed?

A.    It is currently anticipated that the Business Combination will be consummated promptly following the Twelve Seas meeting which is set for December 17, 2019; however, such meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q. What do I need to do now?

A.    Twelve Seas urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of Twelve Seas. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?

A.    If you are a holder of record of ordinary shares of Twelve Seas on the Record Date, you may vote in person at the Meeting or by submitting a proxy for the Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.    As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal or the Merger Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Your broker, bank or nominee can vote your shares on the Share Issuance Proposal without instructions.

Q. May I change my vote after I have mailed my signed proxy card?

A.    Yes. Shareholders may send a later-dated, signed proxy card to Twelve Seas’ secretary at the address set forth below so that it is received by Twelve Seas’ Chief Executive Officer prior to the vote at the Meeting or attend the Meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Twelve Seas’ Chief Executive Officer, which must be received by Twelve Seas’ Chief Executive Officer prior to the vote at the Meeting.

Q. What happens if I fail to take any action with respect to the Meeting?

A.    If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant holder of Twelve Seas.

Q. What should I do with my shares and/or warrants certificates?

A.    Twelve Seas Warrant holders should not submit their Warrant certificates now and those shareholders who do not elect to have their Twelve Seas shares converted into the pro rata share of the Trust Account should not submit their share certificates now. After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to Twelve Seas security holders regarding the exchange of their Twelve Seas securities for Pubco securities. Twelve Seas shareholders who exercise their Redemption rights must deliver their stock certificates to Twelve Seas’ transfer agent (either physically or electronically) at least two (2) business days prior to the vote at the Meeting.

Q. What should I do if I receive more than one set of voting materials?

A.    Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Twelve Seas shares.

Q. Who can help answer my questions?	A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Stephen N. Cannon Twelve Seas Investment Company 135 East 57th Street, 18th Floor New York, New York 10022 Email: steve@twelveseascapital.com
Or:
Karen Smith Advantage Proxy, Inc. PO Box 13581 Des Moines, WA 98198 Email: ksmith@advantageproxy.com Toll Free: 1-877-870-8565 Collect: 1-206-870-8565

You may also obtain additional information about Twelve Seas from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your stock (either physically or electronically) to Twelve Seas’ transfer agent at the address below at least two (2) business days prior to the vote at the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, New York 10004 E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Merger and Share Exchange and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.”

The Parties

Twelve Seas

Twelve Seas is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Twelve Seas was incorporated under the laws of the Cayman Islands on November 30, 2017.

On June 22, 2018, Twelve Seas closed its Initial Public Offering of 18,000,000 Units, with each Unit consisting of one ordinary share, one Warrant to purchase one ordinary share at a purchase price of $11.50 following consummation of an initial business combination and one Right entitling the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of an initial business combination. On June 28, 2018, Twelve Seas consummated the sale of an additional 2,700,000 Units which were subject to an over-allotment option granted to the underwriters of its Initial Public Offering. The Units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $207,000,000. Simultaneously with the consummation of the Initial Public Offering and the exercise of the underwriters’ over-allotment option, Twelve Seas consummated the private sale of 529,000 Units to its Initial Shareholders, in each case at $10.00 per Unit for an aggregate purchase price of $5,290,000. A total of $207,000,000 was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-225352) that became effective on June 19, 2018. As of the date of this proxy statement/prospectus, there was approximately $213.3 million held in the Trust Account.

After consummation of the Business Combination, the funds in the Trust Account will be used by Purchaser to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with BPGIC (including fees of an aggregate of approximately $7.245 million to certain underwriters and finders in connection with the Business Combination), and to repay any loans owed by Twelve Seas to Sponsor. Any remaining funds will be paid to BPGIC (or as otherwise designated in writing by BPGIC to Twelve Seas prior to the Closing) and used for working capital and general corporate purposes of Pubco and/or BPGIC.

EarlyBirdCapital, Inc. (“EBC”), in its role as investment banker to Twelve Seas, has provided Twelve Seas with advice and assistance in reviewing potential targets with which to consummate a business combination and arranging meetings with and preparing materials for investors in connection with the consummation of the Business Combination, as well as providing general advice with respect to special purpose acquisition company transactions.

Twelve Seas Units, ordinary shares, Warrants and Rights are listed on NASDAQ under the symbols “BROGU,” “BROG,” “BROGW,” and “BROGR,” respectively.

The mailing address of Twelve Seas’ principal executive office is 135 East. 57th Street, 18th Floor, New York, New York. After the consummation of the Business Combination, it will become a wholly-owned subsidiary of Pubco.

Pubco

Pubco was incorporated on April 12, 2019 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the Cayman Islands as an exempted company. Pubco owns no material assets and does not operate any business.

Prior to the consummation of the Business Combination, the sole director and shareholder of Pubco is Meclomen Maramot.

The mailing address of Pubco’s registered office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. After the consummation of the Business Combination, its principal executive office will be that of BPGIC, located at P.O. Box 50170, Fujairah, UAE and its telephone number is +971 2 633 3149.

BPGIC

BPGIC is an oil storage and service provider strategically located in the Port of Fujairah in the Emirate of Fujairah in the UAE. BPGIC’s vision is to develop an oil storage business that differentiates itself from competitors by providing its customers with fast order processing times, excellent customer service and high accuracy blending services with low oil losses. BPGIC has a 60-year lease of land for its operations located in close proximity to the Port of Fujairah’s berth connection points and is initially developing its terminal in phases. Phase I commenced operations in December 2017, Phase II is currently under construction, and Phase III is currently in the initial planning stage.

The mailing address of BPGIC’s principal executive office is P.O. Box 50170, Fujairah, UAE and its telephone number is +971 2 633 3149.

Merger Sub

Merger Sub was incorporated on April 12, 2019 solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company. Merger Sub owns no material assets and does not operate any business.

Prior to the consummation of the Business Combination, the sole director of Merger Sub is Meclomen Maramot, and the sole shareholder of Merger Sub is Pubco.

The mailing address of Merger Sub’s registered office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. After the consummation of the Business Combination, its principal executive office will be that of BPGIC, located at P.O. Box 50170, Fujairah, UAE and its telephone number is +971 2 633 3149.

Seller

Seller is an exempted company formed under the laws of the Cayman Islands that owns 100% of the outstanding equity interests of BPGIC.

The mailing address of Seller’s principal executive office is P.O. Box 50170, Fujairah, UAE and its telephone number is +971 2 633 3149.

The Business Combination Proposal

The Business Combination Agreement provides for a business combination transaction by means of (i) the Merger of Twelve Seas with Merger Sub, with Twelve Seas surviving and each of the former security holders of Twelve Seas receiving securities of Pubco, with Pubco becoming a new public company and (ii) the exchange of 100% of the outstanding ordinary shares of BPGIC by Seller for Ordinary Shares of Pubco.

On April 15, 2019, Twelve Seas entered into the Business Combination Agreement with Pubco, Merger Sub, BPGIC and the shareholders of BPGIC who would become parties thereto.

On May 10, 2019, Brooge Petroleum and Gas Investment Company (BPGIC) PLC (“BPGIC PLC”), the sole shareholder of BPGIC, became party to the Business Combination Agreement by execution of a joinder thereto.

Subsequently, as part of a reorganization, BPGIC PLC transferred 100% of the issued and outstanding ordinary shares of BPGIC to BPGIC Holdings Limited, a Cayman Islands exempted company (the “Seller”), and BPGIC Holdings Limited executed and delivered to Twelve Seas, BPGIC, Pubco and BPGIC PLC a joinder agreement to become party to the Business Combination Agreement, and assume BPGIC PLC’s rights and obligations, as the “Seller” party thereunder (the “Joinder”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing of the Transactions contemplated by the Business Combination Agreement, Twelve Seas will merge with Merger Sub, with Twelve Seas continuing as the surviving entity and with holders of Twelve Seas securities receiving securities of Pubco, and Pubco will acquire all of the issued and outstanding ordinary shares of BPGIC from the Seller in exchange for Ordinary Shares of Pubco, with BPGIC becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”).

The total consideration to be paid by Pubco to the Seller for the purchased shares will be 100,000,000 Pubco Ordinary Shares, subject to reduction to the extent that an election is made by BPGIC for the Seller to have the option to receive a portion of the consideration in cash, and the Seller elects to do so (as so reduced, the “Exchange Shares”); except that 20,000,000 of the Exchange Shares otherwise issuable to the Seller at the Closing will be set aside in escrow until released upon the satisfaction of certain financial milestones and share price targets. For a detailed discussion on calculation of the number of Pubco shares to be received by holders of BPGIC securities in connection with the Business Combination, please see the section titled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement, in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of the requisite shareholder approval contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section titled “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. The Amended and Restated Memorandum and Articles of Association will differ from Twelve Seas’ amended and restated memorandum and articles of association in multiple aspects, including: (i) the name of the new public entity will be “Brooge Holdings Limited” as opposed to “Twelve Seas Investment Company”; (ii) Pubco will have 450,000,000 authorized Ordinary Shares and 50,000,000 authorized preferred shares, as opposed to Twelve Seas having 200,000,000 authorized ordinary shares and 2,000,000 authorized preferred shares; (iii) Pubco’s corporate existence will be perpetual as opposed to Twelve Seas’ corporate existence terminating if a business combination is not consummated by Twelve Seas within a specified period of time; and (iv) Pubco’s Constitutional Documents do not include the various provisions applicable only to special purpose acquisition companies that Twelve Seas’ amended and restated memorandum and articles of association contains. For more information about Pubco’s Amended and Restated Memorandum and Articles of Association, please see the section entitled “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association” and a copy of the Amended and Restated Memorandum and Articles of Association of Pubco is attached hereto as Annex B.

The Merger Proposal

As part of the Business Combination, the shareholders of Twelve Seas will vote on the Merger of Twelve Seas with Merger Sub, with Twelve Seas being the surviving company and all the undertaking, property and liabilities of Merger Sub vest in Twelve Seas by virtue of such Merger pursuant to the Companies Law and the Plan of Merger attached hereto as Annex C. See the section titled “The Merger Proposal.”

The Share Issuance Proposal

NASDAQ listing rules require that its listed companies obtain shareholder approval for issuances of securities in excess of 20% of its issued and outstanding voting stock prior to the issuance. In connection with the approval of the Business Combination Proposal, Twelve Seas’ shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable NASDAQ listing rules, the issuance of securities in excess of 20% of Twelve Seas’ issued and outstanding ordinary shares. Please see the section entitled “The Share Issuance Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the Meeting to authorize Twelve Seas to consummate the Business Combination (because the Business Combination Proposal and the Merger Proposal are not approved or Twelve Seas would have less than $5,000,001 of net tangible assets immediately prior to Closing after taking into account the holders of the Public Shares that have properly elected to redeem their Public Shares or Pubco and Twelve Seas would have less than $125,000,000 of Closing Net Cash at Closing), Twelve Seas’ board of directors may submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal.”

Twelve Seas Initial Shareholders

As of November 15, 2019, the Record Date for the Meeting, Twelve Seas’ Initial Shareholders, including its Sponsor, beneficially owned and are entitled to vote an aggregate of 5,175,000 Founder Shares that were issued prior to Twelve Seas’ Initial Public Offering. The Sponsor also purchased an aggregate of 529,000 Private Placement Units simultaneously with the consummation of the Initial Public Offering. The Founder Shares and shares underlying the Private Placement Units currently constitute approximately 21.3% of the outstanding ordinary shares of Twelve Seas. The Initial Shareholders have agreed to forfeit 1,035,000 Founder Shares at the Closing.

In connection with the Initial Public Offering, each of Twelve Seas’ Sponsor, officers and directors agreed to vote the Founder Shares, the shares included in the Private Placement Units, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination Proposal. Twelve Seas’ Sponsor, officers and directors have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Founder Shares and shares included in the Private Placement Units have no Redemption rights in the event of a business combination and will be worthless if no business combination is effected by Twelve Seas. In connection with the Initial Public Offering, the Twelve Seas Initial Shareholders entered into an escrow agreement pursuant to which their Founder Shares are held in escrow and may not be transferred (subject to limited exceptions) until with respect to 50% of the Founder Shares, the earlier of one year after the date of the consummation of an initial business combination and the date on which the closing price of Twelve Seas’ ordinary shares exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination and, with respect to the remaining 50% of the Founder Shares, one year after the date of the consummation of an initial business combination, or earlier in each case if, subsequent to Twelve Seas’ initial business combination, it consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its shareholders having the right to exchange their ordinary shares for cash, securities or other property (which escrow arrangements will be transferred to Pubco at the Closing of the Business Combination).

Date, Time and Place of the Extraordinary General Meeting of Twelve Seas

The Meeting will be held at 10:00 a.m., Eastern time, on December 17, 2019, at the offices of Ellenoff Grossman & Schole LLP, Twelve Seas’ counsel, at 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, to consider and vote upon the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and/or if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, Twelve Seas is not authorized to consummate the Business Combination.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned ordinary shares of Twelve Seas at the close of business on November 15, 2019, which is the Record Date for the Meeting. Shareholders will have one vote for each ordinary share of Twelve Seas owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Twelve Seas Warrants and Rights do not have voting rights. On the Record Date, there were 26,779,000 ordinary shares outstanding, of which 20,700,000 were Public Shares with the rest being held by the Twelve Seas Initial Shareholders and EBC.

Quorum and Vote of Twelve Seas Shareholders

A quorum of Twelve Seas shareholders is necessary to hold a valid meeting. A quorum will be present at the Twelve Seas meeting if the holders of a majority of the outstanding shares entitled to vote at the Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The Twelve Seas Initial Shareholders hold approximately 21.3% of the outstanding ordinary shares of Twelve Seas. Such shares, as well as any ordinary shares acquired in the aftermarket by the Initial Shareholders, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

•        Pursuant to Twelve Seas’ amended and restated memorandum and articles of association, the approval of the Business Combination Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law. There are currently 26,779,000 ordinary shares of Twelve Seas outstanding, of which 20,700,000 are Public Shares.

•        Pursuant to Twelve Seas’ amended and restated memorandum and articles of association, the approval of the Merger Proposal will require a “Special Resolution” as a matter of Cayman Islands law.

•        The approval of the Share Issuance Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law.

•        The approval of the Adjournment Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal (if presented).

In addition, if the Business Combination Proposal is not approved, the other proposals (other than the Adjournment Proposal) will not be presented to the shareholders for a vote.

Redemption Rights

Pursuant to Twelve Seas’ amended and restated memorandum and articles of association, a holder of Public Shares may demand that Twelve Seas convert such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that Twelve Seas convert their shares into cash no later than 5:00 p.m. Eastern Time on December 13, 2019 (two (2) business days prior to the vote at the Meeting) by (A) (i) checking the box on the proxy card, or (ii) by submitting their request in writing to Mark Zimkind of Continental Stock Transfer & Trust Company and (B) delivering their stock to Twelve Seas’ transfer agent physically or electronically using the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System. If the Business Combination is not completed, these shares will not be converted into cash at this time in connection with the Business Combination. In such case, Twelve Seas will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of Twelve Seas. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their Redemption rights in connection therewith due to potential claims of creditors. If a holder of Public Shares properly demands Redemption, Twelve Seas will convert each Public Share into a full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of November 15, 2019, the Record Date, this would amount to approximately $10.30 per share. If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of Twelve Seas for cash and will no longer own the shares. See the section entitled “Extraordinary General Meeting of Twelve Seas Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

The Business Combination will not be consummated if Twelve Seas will have net tangible assets of less than $5,000,001 after taking into account holders that have properly demanded Redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement. BPGIC, Pubco, Merger Sub and the Seller are not obligated to consummate the transaction if Pubco and Twelve Seas will have Closing Net Cash of less than $125,000,000 as of the Closing, taking into account Redemptions of Public Shares and the proceeds of any private placement.

Holders of Twelve Seas Warrants and Rights will not have Redemption rights with respect to such securities.

Appraisal Rights

Holders of Twelve Seas Units, Warrants and Rights do not have appraisal rights in connection with the Business Combination under the Companies Law. Twelve Seas shareholders are entitled to give notice to Twelve Seas prior to the Meeting that they wish to dissent to the Business Combination, the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Twelve Seas if they follow the procedures set out in the Companies Law. It is Twelve Seas’ view that such fair market value would equal the amount which Twelve Seas shareholders would obtain if they exercise their Redemption rights as described herein.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Twelve Seas has engaged Advantage Proxy, Inc. (“Advantage”) to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Twelve Seas Shareholders — Revoking Your Proxy.”

Interests of Twelve Seas’ Directors and Officers in the Business Combination

When you consider the recommendation of Twelve Seas’ board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that Twelve Seas’ Initial Shareholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, your interests as a shareholder, Warrant holder or Rights holder. These interests include, among other things:

•        If the Business Combination with BPGIC or another business combination is not consummated by December 22, 2019, Twelve Seas will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 5,175,000 Founder Shares held by Twelve Seas’ Initial Shareholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Twelve Seas’ Initial Public Offering, would be worthless because Twelve Seas’ Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. As part of the Business Combination, Twelve Seas’ Initial Shareholders agreed to forfeit 1,035,000 Founder Shares, which would be cancelled. As a result, Twelve Seas’ Initial Shareholders would retain 4,140,000 Founder Shares. Such shares had an aggregate market value of approximately $42.3 million based upon the closing price of $10.22 per share on NASDAQ on September 19, 2019.

•        Twelve Seas’ Initial Shareholders purchased an aggregate of 529,000 Private Placement Units from Twelve Seas for an aggregate purchase price of $5,290,000 (or $10.00 per Unit). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering and over-allotment option. All of the proceeds Twelve Seas received from these purchases were placed in the Trust Account. Such Units had an aggregate market value of $5.7 million based upon the closing price of $10.77 per Unit on NASDAQ on September 19, 2019. The purchasers of the Private Placement Units waived the right to participate in any Redemption or liquidation distribution with respect to such Private Placement Units. Accordingly, the Twelve Seas shares, Warrants and Rights underlying the Private Placement Units will become worthless if Twelve Seas does not consummate a business combination by December 22, 2019 (as will the Twelve Seas Warrants and Rights held by Public Shareholders).

•        The total market value of the Twelve Seas’ directors’ current equity ownership in Twelve Seas ordinary shares and Units, based on the closing price of $10.22 per ordinary share and $10.77 per Unit on the NASDAQ as of September 19, 2019, is approximately $1.0 million.

•        If Twelve Seas is unable to complete a business combination within the required time period, the Initial Shareholders will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Twelve Seas for services rendered or contracted for or products sold to Twelve Seas, but only if such a vendor or target business has not executed a waiver.

•        Twelve Seas’ Initial Shareholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Twelve Seas’ behalf, such as identifying and investigating possible business targets and business combinations. However, if Twelve Seas fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Twelve Seas may not be able to reimburse these expenses if the Business Combination with BPGIC or another business combination is not completed by December 22, 2019. As of the date of this proxy statement/prospectus, there is $60,175 of unpaid reimbursable expenses.

•        Since its inception, the Sponsor has made loans from time to time to Twelve Seas to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $700,000 principal amount of these loans is outstanding. $500,000 of the loans are evidenced by non-interest-bearing notes that are convertible at the Sponsor’s election upon Closing into Units of Twelve Seas at a price of $10.00 per Unit or otherwise to be repaid promptly upon Closing. The remaining $200,000 of the loans are evidenced by non-interest-bearing notes that are non-convertible and to be repaid promptly upon Closing.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Twelve Seas or its securities, the Twelve Seas Initial Shareholders, or BPGIC’s shareholder and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the Merger Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of Twelve Seas or vote their shares in favor of the Business Combination Proposal and the Merger Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the shareholders of Twelve Seas approve the Business Combination Proposal and the Merger Proposal, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of the shares, including the granting of put options and the transfer to such investors or holders of shares or Warrants owned by the Twelve Seas Initial Shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on Twelve Seas’ ordinary shares. For example, as a result of these arrangements, an investor or holder may have to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals to be presented at the Meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that Twelve Seas will have in excess of the required amount of net assets and Closing Net Cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Twelve Seas will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal, the Merger Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Shareholders

Twelve Seas’ board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of Twelve Seas’ shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, and, if presented, “FOR” the Adjournment Proposal.

Conditions to the Closing of the Business Combination

The obligations of each party to consummate the Business Combination are subject to the satisfaction or waiver of customary conditions and Closing deliverables, including (1) the registration statement having been declared and remaining effective, (2) Twelve Seas’ shareholders having approved each of the proposals (except the Adjournment Proposal) set forth herein at the Meeting in accordance with the registration statement, (3) receipt by BPGIC and its shareholders of all requisite material consents to consummate the Transactions, including consents and approval of shareholders, any governmental authorities and third parties, including ASMA Capital; (4) the consents required to be obtained or made from any third party (other than a governmental authority) in order to consummate the transactions contemplated by the Business Combination Agreement, that are set forth in a schedule thereto, shall have been obtained or made; (5) expiration of any waiting period under applicable antitrust laws; (6) receipt with respect to Twelve Seas, Pubco and Merger Sub of requisite consents from governmental authorities to consummate the Transactions (7) there shall be no pending action brought by a third party non-affiliate to enjoin or otherwise restrict the consummation of the Closing, (8) upon the Closing, after giving effect to the completion of Twelve Seas’ Redemption of its Public Shareholders and any private placement financing, Twelve Seas shall have net tangible assets of at least $5,000,001, (9) the parties’ respective representations and warranties shall be true and correct as of the closing date (subject to certain materiality qualifiers), (10) each of the parties shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Business Combination Agreement to be performed or complied with by it on or prior to the Closing Date, (11) no event having occurred since the date of the Business Combination Agreement resulting in a material adverse effect upon the business, assets, liabilities, results of operations, prospects or condition of the other party and its subsidiaries, taken as a whole, or the other party’s ability to consummate the transactions contemplated by the Business Combination Agreement and ancillary documents on a timely basis (subject in each case to customary exceptions) (a “Material Adverse Effect”), which is continuing and uncured, and (12) the Closing Net Cash must be at least $125 million. The obligation of Twelve Seas, to consummate the Transactions is also subject to the satisfaction or waiver or certain additional conditions, including the receipt of certain employment agreements, terminations of certain agreements and resignations of Twelve Seas officers and directors prior to Closing. In addition, each party shall have received duly executed copies of the various related agreements (as described below) in the forms attached to the Business Combination Agreement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”). Under this method of accounting, Twelve Seas will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) BPGIC’s existing operations will comprise the ongoing operations of the combined company, (ii) BPGIC’s senior management will comprise the senior management of the combined company, and (iii) the former owners and management of BPGIC will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of BPGIC issuing shares for the net assets of Twelve Seas, accompanied by a recapitalization. The net assets of Twelve Seas will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of BPGIC.

Regulatory Matters

The Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

In this section, references to “BPGIC” are intended to refer to Brooge Petroleum And Gas Investment Company FZE, unless the context clearly indicates otherwise.

Twelve Seas

Twelve Seas is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Twelve Seas’ balance sheet data as of September 30, 2019 and statement of operations data for the nine months ended September 30, 2019 are derived from Twelve Seas’ unaudited financial statements included elsewhere in this proxy statement/prospectus. Twelve Seas’ balance sheet data as of December 31, 2018 and statement of operations data for the fiscal year ended December 31, 2018 are derived from Twelve Seas’ audited financial statements included elsewhere in this proxy statement/prospectus. The financial statements of Twelve Seas are stated in US dollars (US$).

The information in this section is only a summary and should be read in conjunction with each of Twelve Seas’ financial statements and related notes and “Other Information Related to Twelve Seas — Twelve Seas’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Twelve Seas.

BALANCE SHEETS

	December 31		September 30 2019 Unaudited
	2017	2018
	(USD)	(USD)	(USD)
Assets
Cash	1,500	252,927	43,368
Prepaid assets	—	15,000	20,133
Deferred offering costs	173,437	—	—
Total Current Assets	174,937	267,927	63,501

Cash and securities held in Trust Account	—	209,228,292	212,845,645
Total assets	174,937	209,496,219	212,909,146

Liabilities and Shareholders’ Equity
Accounts payable and accrued expense	131,950	65,603	185,620
Deferred legal fees	—	29,613	562,303
Due to related parties	—	124,293	71,672
Due to Sponsor	46,500	—	500,000
Total current liabilities	178,450	219,509	1,319,595

Commitments
Ordinary shares subject to possible redemption	—	204,276,700	206,589,550

Shareholders’ Equity (Deficit):
Preferred shares	—	—	—
Ordinary shares	431	635	612
Additional paid-in capital	24,569	3,194,541	881,714
Accumulated earnings (deficit)	(28,513)	1,804,834	4,117,675
Total shareholders’ equity (deficit)	(3,513)	5,000,010	5,000,001
Total Liabilities and Shareholders’ Equity	174,937	209,496,219	212,909,146

STATEMENTS OF OPERATIONS

	Year ended December 31 2018	Nine months ended September 30
		2018 Unaudited	2019 Unaudited
	(USD)	(USD)	(USD)
Formation and operating costs	394,961	212,614	1,304,512
Loss from operations	394,961	212,614	1,304,512

Other income
Dividend income	—	—	2,000,881
Interest income	2,228,308	1,122,633	1,616,472
Total other income	2,228,308	1,122,633	3,617,353

Net income	1,833,347	910,019	2,312,841

STATEMENTS OF CASH FLOWS

	Year ended December 31 2018	Nine months ended September 30
		2018 Unaudited	2019 Unaudited
	(USD)	(USD)	(USD)
Cash Flows from Operating Activities:
Net income	1,833,347	910,019	2,312,841
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investment held in Trust Account	(2,228,307)	(1,122,633)	154,618
Changes in current assets and current liabilities:
Prepaid assets	(15,000)	(38,542)	(5,133)
Accounts payable and accrued expense	71,703	18,663	120,017
Deferred fees	—	—	532,690
Due to related parties	123,071	97,903	(52,621)
Net cash used in operating activities	(215,186)	(134,590)	3,062,412

Cash Flows from Investing Activities:
Proceeds from sale and redemption of investment held in Trust Account	209,072,253	—	209,072,910
Purchase of investment held in Trust Account	(416,072,238)	(206,999,990)	(212,844,881)
Net cash used in investing activities	(206,999,985)	(206,999,990)	(3,771,971)

Cash Flows from Financing Activities:
Proceeds from sale of ordinary shares to Initial Shareholders	—	—	—
Proceeds from initial public offering, net of underwriters’ discount	203,400,000	203,400,000	—
Proceeds from private placement	4,750,000	4,750,000	—
Proceeds from Sponsor loan	253,500	253,500	500,000
Repayment of Sponsor loan	(300,000)	(300,000)	—
Payments of offering costs	(636,902)	(636,902)	—
Net cash provided by financing activities	207,466,598	207,466,598	500,000

Net Increase in Cash	251,427	332,018	(209,559)
Cash – Beginning	1,500	1,500	252,927
Cash – Ending	252,927	333,518	43,368

BPGIC

BPGIC’s statement of financial position as of June 30, 2019, statements of comprehensive income for the six months ended June 30, 2018 and 2019, statements of changes in equity for the six months ended June 30, 2018 and 2019, and statements of cash flows for the six months ended June 30, 2018 and 2019 are derived from BPGIC’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus.

BPGIC’s statements of financial position as of December 31, 2017 and 2018, statements of comprehensive income for the years ended December 31, 2017 and 2018, statements of changes in equity for the years ended December 31, 2017 and 2018, and statements of cash flows for the years ended December 31, 2017 and 2018 are derived from BPGIC’s audited financial statements included elsewhere in this proxy statement/prospectus.

The financial statements of BPGIC are stated in United States dollars ($).

The information in this section is only a summary and should be read in conjunction with each of BPGIC’s financial statements and related notes and “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of BPGIC.

STATEMENT OF COMPREHENSIVE INCOME

	Year ended December 31		6-month period ended June 30
	2017 (Restated)	2018	2018	2019
	(USD)	(USD)	(USD)	(USD)
Revenue	89,593	35,839,268	13,796,112	22,042,687
Direct costs	(2,295,809)	(9,607,360)	(4,765,900)	(4,955,436)
Gross (loss) profit	(2,206,216)	26,231,908	9,030,212	17,087,251
General and administrative expenses	(574,266)	(2,029,260)	(1,048,846)	(1,236,507)
Finance costs	(966,926)	(6,951,923)	(3,318,895)	(3,412,843)
Change in fair value of derivative financial instruments	—	(1,190,073)	—	(484,603)
(Loss) profit and total comprehensive (loss) income for the year/period	(3,747,408)	16,060,652	4,662,471	11,953,298

STATEMENT OF FINANCIAL POSITION

	As December 31		As at June 30
	2017 (Restated)	2018	2019
	(USD)	(USD)	(USD)
ASSETS
Non-current assets
Property, plant and equipment	195,438,871	197,629,114	205,919,914
Advances to contractors	231,571	—	29,377,827
	195,670,442	197,629,114	235,297,741
Current assets
Inventories	176,651	147,090	175,030
Trade and other receivables	—	2,123,077	4,613,412
Bank balances and cash	284,055	37,351	6,731,829
	460,706	2,307,518	11,520,271
Total Assets	196,131,148	199,936,632	246,818,012
EQUITY AND LIABILITIES
Equity
Share capital	1,361,285	1,361,285	1,361,285
Owners’ accounts	70,421,436	47,717,763	80,363,942
General Reserve	—	680,643	680,643
(Accumulated losses) retained earnings	(4,161,767)	11,218,242	23,171,540
Total Equity	67,620,954	60,977,933	105,577,410
Non-current liabilities
Provisions	651	6,267	9,485
Lease liability	27,599,475	28,108,801	28,163,824
Other liabilities	—	—	—
	27,600,126	28,115,068	28,173,309

Current liabilities
Bank overdraft	—	3,745,048	—
Accounts payable, accruals and other payables	4,675,117	9,003,798	16,497,132
Term loans	94,163,751	94,792,088	92,559,028
Derivative financial instruments	—	1,190,073	1,674,676
Lease liability	2,071,200	2,112,624	2,336,457
	100,910,068	110,843,631	113,067,293
Total Liabilities	128,510,194	138,958,699	141,240,602
TOTAL EQUITY AND LIABILITIES	196,131,148	199,936,632	246,818,012

STATEMENT OF CHANGES IN EQUITY

	Share capital	Owners’ accounts	General Reserve	Retained earnings (accumulated losses)	Total
	(USD)	(USD)	(USD)	(USD)	(USD)
Balance at January 1, 2017 (Restated)	1,361,285	57,039,100	—	(414,359)	57,986,026
Net contribution from the owners (Restated)	—	13,382,336	—	—	13,382,336
Total comprehensive loss for the year (Restated)	—	—	—	(3,747,408)	(3,747,408)
Balance at December 31, 2017 (Restated)	1,361,285	70,421,436	—	(4,161,767)	67,620,954
Balance at January 1, 2018 (Restated)	1,361,285	70,421,436	—	(4,161,767)	67,620,954
Net distribution to the owners	—	(22,703,673)	—	—	(22,703,673)
Total comprehensive income for the year	—	—	—	16,060,652	16,060,652
Transfer to General Reserve	—	—	680,643	(680,643)	—
Balance at December 31 2018	1,361,285	47,717,763	680,643	11,218,242	60,977,933
Balance at January 1, 2018	1,361,285	70,421,436	—	(4,161,767)[1]	67,620,954
Net distribution to the owners	—	(7,284,725)	—	—	(7,284,725)
Total comprehensive income for the period	—	—	—	4,662,471	4,662,471
Balance at June 30, 2018	1,361,285	63,136,711		500,704	64,998,700
Balance at January 1, 2019	1,361,285	47,717,763	680,643	11,218,242	60,977,933
Net contribution from the owners	—	32,646,179	—	—	32,646,179
Total comprehensive income for the period	—	—	—	11,953,298	11,953,298
Balance at June 30, 2019	1,361,285	80,363,942	680,643	23,171,540	105,577,410

STATEMENT OF CASH FLOWS

	Year ended December 31		6-month period ended June 30
	2017 (Restated)	2018	2018	2019
	(USD)	(USD)	(USD)	(USD)
Operating activities
(Loss) profit for the year / period	(3,747,408)	16,060,652	4,662,471	11,953,298
Adjustments to reconcile net (loss) profit with net cash (used in) provided by operating activities:
Depreciation charge	692,528	5,716,063	2,876,873	2,899,881
Finance costs	966,926	6,951,923	3,318,895	3,412,843
Net changes in fair value of derivative financial instruments	—	1,190,073	—	484,603
Working capital changes:
(Increase) decrease in inventories	(176,651)	29,561	24,904	(27,940)
Increase in trade and other receivables	(618,700)	(2,123,077)	(1,741,489)	(2,490,335)
Increase in provisions	365	5,616	175	3,218
Increase (decrease) in accounts payable, accruals and other payables	630,023	65,910	(116,313)	3,306,754
Net cash flows (used in) from operating activities	(2,252,917)	27,896,721	9,025,516	19,542,322
Investing activity
Purchase of property, plant and equipment	(21,924,553)	(271,403)	(119,200)	(8,869,454)
Advances paid to contractors	—	—	—	(29,377,827)
Net cash flows used in investing activity	(21,924,553)	(271,403)	(119,200)	(38,247,281)
Financing activities
Proceeds from term loans	16,700,441	4,038,024	550,445	—
Repayment of term loans	—	(3,487,876)	—	(2,272,589)
Interest paid on term loans	(3,429,143)	(7,195,581)	—	(140,077)
Payment of transaction costs on term loans	(111,081)	—	—	—
Net contribution from (distribution to) owners	11,158,842	(24,971,637)	(8,418,673)	31,557,151
Net cash flows from (used in) financing activities	24,319,059	(31,617,070)	(7,868,228)	29,144,485
Increase (decrease) in cash and cash equivalents	141,589	(3,991,752)	1,038,088	10,439,526
Cash and cash equivalents at the beginning of the year / period	142,466	284,055	284,055	(3,707,697)
Cash and cash equivalents at the end of the year / period	284,055	(3,707,697)	1,322,143	6,731,829

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Twelve Seas is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The following selected unaudited pro forma condensed combined statement of financial positions combines the unaudited historical balance sheet of Twelve Seas as of September 30, 2019, the unaudited interim condensed historical statement of financial position of BPGIC as of June 30, 2019, and the audited consolidated historical statement of financial position of Pubco as of June 30, 2019, giving effect to the transactions as if they had been consummated as of September 30, 2019.

The following selected unaudited pro forma condensed combined statement of profit or loss for the nine months ended September 30, 2019 combines the unaudited statement of comprehensive income of BPGIC for the nine months ended June 30, 2019, the audited consolidated statement of comprehensive income of Pubco for the period from its inception on April 12, 2019 to June 30, 2019, and the unaudited statement of operations of Twelve Seas for the nine months ended September 30, 2019, giving effect to the transactions as if they had occurred as of the earliest period presented.

The following selected unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2018 combines the audited statement of comprehensive income of BPGIC for the year ended December 31, 2018 with the audited statement of operations of Twelve Seas for the year ended December 31, 2018, giving effect to the transactions as if they had occurred as of the earliest period presented.

The unaudited pro forma combined financial information has been prepared based upon the following four scenarios.

•        Scenario 1, Assuming no Redemption of Twelve Seas ordinary shares and no Cash Election:    This presentation assumes that no Twelve Seas’ shareholders exercise Redemption rights with respect to their Twelve Seas ordinary shares upon Closing and there is no Cash Election by the Seller upon Closing; and

•        Scenario 2, Assuming no Redemption of Twelve Seas ordinary shares and Cash Election by the Seller of 40% of Closing Net Cash:    This presentation assumes that no Twelve Seas’ shareholders exercise their Redemption rights with respect to their Twelve Seas ordinary shares upon Closing and Cash Election by the Seller of 40% of the Closing Net Cash in lieu of shares at a per share value equal to the Redemption price of 10.28; and

•        Scenario 3, Assuming maximum Redemption of Twelve Seas ordinary shares and no Cash Election by the Seller:    This presentation assumes that Twelve Seas’ shareholders exercise their Redemption rights with respect to 7,566,250 shares of their Twelve Seas ordinary shares upon Closing at a Redemption price of $10.28 per share and there is no Cash Election by the Seller upon Closing. The maximum Redemption amount is derived on the basis that Closing Net Cash must be at least $125,000,000 after giving effect to payments to redeeming shareholders and any private investments but prior to Cash Election; and

•        Scenario 4, Assuming maximum Redemption of Twelve Seas ordinary shares and Cash Election by the Seller of 40% of Closing Net Cash:    This presentation assumes that Twelve Seas’ shareholders exercise their Redemption rights with respect to 7,566,250 shares of their Twelve Seas ordinary shares upon Closing at a Redemption price of $10.28 per share and Cash Election by the Seller of 40% of the Closing Net Cash in lieu of shares at a per share value equal to the Redemption price of $10.28. The maximum Redemption amount is derived on the basis that Closing Net Cash must be at least $125,000,000 after giving effect to payments to redeeming shareholders and any private investments but prior to Cash Election.

The historical financial information has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions.

The historical financial statements of Twelve Seas have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The historical financial statements of BPGIC and Pubco have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as adopted by the International Accounting Standards Board. The historical financial information of Twelve Seas has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the selected unaudited pro forma condensed combined financial information. No adjustments were required to convert Twelve Seas’ financial statements from US GAAP to IFRS for purposes of the selected unaudited pro forma condensed combined financial information, except to classify Twelve Seas’ ordinary shares subject to Redemption as non-current liabilities under IFRS.

The historical financial information of Twelve Seas was derived from the historical audited financial statements of Twelve Seas for the fiscal year ended December 31, 2018 and the historical unaudited financial statements of Twelve Seas for the nine months ended September 30, 2019, which are included elsewhere in this proxy statement/prospectus.

The historical financial information of BPGIC was derived from the historical audited financial statements of BPGIC for the year ended December 31, 2018 and the historical unaudited interim condensed financial statements of BPGIC for the nine months ended June 30, 2019, included elsewhere in this proxy statement/prospectus.

The historical financial information of Pubco was derived from the historical audited consolidated financial statements of Pubco for the period from inception on April 12, 2019 to June 30, 2019, included elsewhere in this proxy statement/prospectus.

This information should be read together with Twelve Seas’, BPGIC’s, and Pubco’s financial statements and related notes, “Other Information Related to Twelve Seas — Twelve Seas’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

Selected Unaudited Pro Forma Financial Information
(dollars in thousands except share and per share amounts)

	BPGIC	Twelve Seas	Pubco	Pro Forma Combined Scenario 1 Assuming no Redemption of shares	Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller	Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash	Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net 40% Cash and Cash Election by the Seller
Balance Sheet Data – As of September 30, 2019
Total current assets	11,520,271	63,501	—	214,364,822	133,252,402	136,583,772	86,583,772
Total assets	246,818,012	212,909,146	—	449,662,563	368,550,143	371,881,513	321,881,513
Total current liabilities	113,067,293	1,319,595	128,098	113,195,391	113,195,391	113,195,391	113,195,391
Total liabilities	141,240,602	207,909,145	128,098	141,368,700	141,368,700	141,368,700	141,368,700
Total shareholders’ equity	105,577,410	5,000,001	(128,098)	308,293,863	227,181,443	230,512,813	180,512,813
Statement of Operations Data – Nine Months Ended September 30, 2019
Revenue	33,064,659	—	—	33,064,659	33,064,659	33,064,659	33,064,659
Net income (loss)	17,006,574	2,312,841	(128,098)	18,652,686	18,652,686	18,652,686	18,652,686
Net income (loss) per share – basic and diluted	—	0.09	(128,098)	0.18	0.19	0.19	0.20
Statement of Operations Data – Year Ended December 31, 2018
Revenue	35,839,268	—	—	35,839,268	35,839,268	35,839,268	35,839,268
Net income	16,060,652	1,833,347	—	15,720,013	15,720,013	15,720,013	15,720,013
Net income per share – basic and diluted	—	0.11	—	0.16	0.18	0.17	0.18

BPGIC Nine Months Ended June 30, 2019 Statement of Comprehensive Income

(Unaudited)

The following table sets forth the calculation for BPGIC’s unaudited interim Statement of Comprehensive Income for nine months ended June 30, 2019 used in the Pro Forma calculation. BPGIC’s unaudited interim Statement of Comprehensive Income for nine months ended June 30, 2019 is derived from BPGIC’s unaudited interim statement of comprehensive income for six month ended June 30, 2019, included elsewhere in this proxy statement/prospectus, combined with BPGIC’s unaudited interim statement of comprehensive income for three months ended December 31, 2018 (not included elsewhere in this proxy statement/prospectus).

	3 months ended December 31, 2018 (Unaudited)	6 months ended June 30, 2019 (Unaudited)	9 months ended June 30, 2019 (Unaudited)
Statement of Comprehensive Income
Revenue	11,021,972	22,042,687	33,064,659
Direct Costs	(2,464,347)	(4,955,436)	(7,419,783)
Gross Profit (Loss)	8,557,625	17,087,251	25,644,876
General & Administrative Expenses	(466,442)	(1,236,507)	(1,702,949)
Changes in Fair Value of Derivative Financial Instruments	(1,190,073)	(484,603)	(1,674,676)
Finance Costs	(1,847,834)	(3,412,843)	(5,260,677)
Dividend Income	—	—	—
Interest Income	—	—	—
Net income (loss)	5,053,276	11,953,298	17,006,574

Comparative Share Information

The following table sets forth the per share data of Twelve Seas on a stand-alone basis and the unaudited pro forma condensed combined per share data for the nine months ended September 30, 2019 after giving effect to the Business Combination based upon the following four scenarios: scenario 1 assuming no Redemption of shares, scenario 2 assuming no Redemption of shares and Cash Election by the Seller of 40% of Closing Net Cash, scenario 3 assuming maximum Redemption of shares and $125 million Closing Net Cash, and scenario 4 assuming $125 million Closing Net Cash, maximum Redemption of shares and 40% Cash Election by the Seller.

The pro forma book value per share information was computed as if the Business Combination had been completed on September 30, 2019. The pro forma earnings information for the nine months ended September 30, 2019 was computed as if the Business Combination had been completed on January 1, 2019.

The historical book value per share is computed by dividing total common shareholders’ equity by the number of ordinary shares outstanding at the end of the period. The pro forma combined book value per share is computed by dividing total pro forma common shareholders’ equity by the pro forma number of ordinary shares outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma income available to the combined company’s ordinary shareholders by the pro forma weighted-average number of shares outstanding over the period.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Twelve Seas, BPGIC, and Pubco, and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Twelve Seas, BPGIC, and Pubco pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Twelve Seas, BPGIC, and Pubco would have been had the companies been combined during the periods presented.

Nine Months Ended September 30, 2019	BPGIC	Twelve Seas	Pubco	Pro Forma Combined Scenario 1 Assuming no Redemption of shares	Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller	Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash	Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
Net income	$17,006,574	$2,312,841	$(128,098)	$18,652,686	$18,652,686	$18,652,686	$18,652,686
Shareholders’ equity	105,577,410	5,000,001	(128,098)	308,293,863	227,181,443	230,512,813	180,512,813
Weighted average shares outstanding – basic and diluted	—	26,729,000	1	106,319,400	98,429,087	98,753,150	93,889,337
Basic and diluted income per share	—	0.09	(128,098)	0.18	0.19	0.19	0.20

Book value per share as of September 30, 2019	—	0.19	(128,098)	2.90	2.31	2.33	1.92

Capitalization

The following table sets forth the capitalization on an unaudited, historical basis of each of Twelve Seas, BPGIC, and Pubco as of September 30, 2019 after giving effect to the Business Combination, assuming (i) that no holders of Twelve Seas ordinary shares exercise their Redemption rights; (ii) no holders of Twelve Seas ordinary shares exercise their Redemption rights and 40% Cash Election by the Seller; (iii) the maximum number of holders of Twelve Seas ordinary shares exercise their Redemption rights leaving Closing Net Cash of $125,000,000; and (iv) the maximum number of holders of Twelve Seas ordinary shares exercise their Redemption rights leaving Closing Net Cash of $125,000,000 and 40% Cash Election by the Seller.

	Historical			As Adjusted
As of September 30, 2019	BPGIC	Twelve Seas	Pubco	Pro Forma Combined Scenario 1 Assuming no Redemption of shares	Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller	Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash	Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
Bank balances and cash	$6,731,829	$43,368	$—	$209,556,247	$128,443,827	$131,775,197	$81,775,197
Restricted cash and cash equivalents held in trust account	—	212,845,645	—	—	—	—	—
Term loans	92,559,028	—	—	92,559,028	92,559,028	92,559,028	92,559,028
Ordinary shares, subject to possible redemption	—	206,589,550	—	—	—	—	—
Total equity	105,577,410	5,000,001	(128,098)	308,293,863	227,181,443	230,512,813	180,512,813
Total capitalization	$198,136,438	$211,589,551	$(128,098)	$400,852,891	$319,740,471	$323,071,841	$273,071,841

Closing Net Cash

The following table sets forth the calculation for the maximum Redemption of Twelve Seas ordinary shares and Trust Account cash on the basis that Twelve Seas will be required to have at least $125,000,000 of Closing Net Cash, after giving effect to payments to redeeming shareholders and any private investments but prior to any Cash Election by the Seller.

Twelve Seas Investment Company as of September 30, 2019	Scenario 3	Scenario 4
Cash and securities held in Trust Account	$212,845,645	$212,845,645
Estimated transaction cost at Closing	(9,245,000)	(9,245,000)
Twelve Seas Liabilities (Excluding $500K Convertible Loan)	(819,595)	(819,595)
Twelve Seas shares redeemed for cash (7,566,250 shares at approximately $10.28 per share)	(77,781,050)	(77,781,050)
Closing Net Cash	$125,000,000	$125,000,000

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Relating to the Business Combination

The fact that BPGIC is a private company and all of its operations is conducted outside of the United States limits Twelve Seas’ access to all information that may be relevant to the Business Combination. This may result in a business combination that is not as profitable as Twelve Seas expects.

By definition, limited public information exists about private companies and companies that operate outside of the United States, and Twelve Seas has been required to make decisions on whether to pursue the Business Combination on the basis of information that may be more limited than a similar company operating within the United States, which may result in a business combination with a company that is not as profitable as Twelve Seas expected, if at all.

Twelve Seas has a limited ability to assess the management of BPGIC’s business and, as a result, cannot assure you that BPGIC’s management has all the skills, experience, qualifications or abilities to manage a public company.

Twelve Seas’ ability to assess BPGIC’s business’s management may be limited due to a lack of time, resources or information. Twelve Seas’ assessment of the capabilities of BPGIC’s management with respect to a public company, therefore, may prove to be incomplete or incorrect and BPGIC management may lack the skills, qualifications or abilities that Twelve Seas believed BPGIC management had, and the operations and profitability of Pubco or BPGIC post-Business Combination could be negatively impacted. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by Twelve Seas’ officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy statement materials relating to the Business Combination contained an actionable material misstatement or material omission.

BPGIC operates in an industry sector which is outside of Twelve Seas’ management’s area of expertise.

Although Twelve Seas’ management has endeavored to evaluate the risks inherent in the Business Combination, there is no assurance that Twelve Seas has adequately ascertained or assessed all of the significant risks of BPGIC’s business or industry. There is no assurance that an investment in securities in Twelve Seas will not ultimately prove to be less favorable to investors than a direct investment, if an opportunity were available, in BPGIC. Twelve Seas management’s expertise may not be directly applicable to the evaluation or operation of BPGIC’s business, and the information contained in this proxy statement/prospectus regarding the areas of Twelve Seas management’s expertise would not be relevant to an understanding of BPGIC.

Twelve Seas’ Sponsor, officers and directors have agreed to vote their shares in favor of the Business Combination, regardless of how Twelve Seas’ Public Shareholders vote.

In connection with the Business Combination, Twelve Seas’ Sponsor, officers and directors have agreed to vote their Founder Shares and all ordinary shares acquired by the Sponsor, officers and directors during or after its Initial Public Offering in favor of the Business Combination. Currently, Twelve Seas’ Sponsor, officers and directors collectively own approximately 21.3% of the outstanding ordinary shares of Twelve Seas. Accordingly, it is more likely that the necessary shareholder approval will be received than would be the case if Twelve Seas’ Sponsor, officers and directors agreed to vote their shares in accordance with the majority of the votes cast by Twelve Seas’ Public Shareholders.

Twelve Seas may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case Twelve Seas would cease all operations except for the purpose of winding up and Twelve Seas would redeem Twelve Seas’ Public Shares and liquidate.

Twelve Seas must complete an initial business combination by December 22, 2019. Twelve Seas may not be able to consummate the Business Combination or any other business combination by such date. If Twelve Seas has not completed any initial business combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public

Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of Twelve Seas remaining shareholders and board of directors, dissolve and liquidate, subject in each case to Twelve Seas’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though we have conducted due diligence on BPGIC, we cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our, Pubco’s or BPGIC’s control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. The fact that we report charges of this nature could contribute to negative market perceptions about our securities post-Business Combination. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to claim successfully that the reduction was due to the breach by Twelve Seas officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus contained an actionable material misstatement or material omission.

Twelve Seas did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price Twelve Seas is paying for the business is fair to Twelve Seas from a financial point of view.

Twelve Seas is not required to obtain an opinion from an independent investment banking or accounting firm that the price Twelve Seas is paying for the Business Combination is fair to Twelve Seas from a financial point of view. Twelve Seas’ board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Its officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have concluded that their experience and backgrounds, together with the experience and sector expertise of its financial advisors enabled them to make the necessary analyses and determinations regarding the Business Combination with BPGIC. In addition, Twelve Seas’ officers and directors and its advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Twelve Seas’ board of directors in valuing BPGIC’s business, and assuming the risk that the board of directors may not have properly valued such business.

The grant and future exercise of registration rights may adversely affect the market price of Twelve Seas ordinary shares and Ordinary Shares of Pubco upon consummation of the Business Combination.

Pursuant to the existing registration rights agreement with Twelve Seas’ Sponsor and the registration rights agreement to be entered into in connection with the Business Combination and which are described elsewhere in this proxy statement/prospectus, Twelve Seas’ Sponsor and the Seller can demand that Pubco register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Following the consummation of the Business Combination, Pubco intends to file and maintain an effective registration statement under the Securities Act covering such securities.

The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco’s Ordinary Shares post-Business Combination.

Sales of a substantial number of Pubco securities in the public market following the Business Combination could adversely affect the market price of our Ordinary Shares.

4,140,000 of the 5,175,000 Founder Shares and 529,000 Units that Twelve Seas’ Initial Shareholders currently hold will be exchangeable for Ordinary Shares and warrants of Pubco and continue to be held by Twelve Seas’ Initial Shareholders following the Business Combination. Such Pubco securities will be subject to a one year lock up restriction following the Closing, subject to the possible early release of 50% of such shares in the event the closing price of the Ordinary Shares exceeds $12.50 for 20 trading days during any 30 trading day period. Assuming the Initial Shareholders own the same number of shares at closing as they do on the date hereof, 1,552,500 of such Founder Shares will be placed in escrow and subject to forfeiture on the terms and conditions of the Founder Share Letter (defined below). After the lock-up period expires, these Ordinary Shares will become eligible for future sale in the public market. As and if the milestones in the Founder Share Letter are satisfied, portions of the escrowed shares will be released to the Initial Shareholders and will become eligible for future sale in the public market. Sales of a significant number of these Ordinary Shares of Pubco in the public market, or the perception that such sales could occur, could reduce the market price of Ordinary Shares of Pubco.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Twelve Seas’ board of directors will not have the ability to adjourn the Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

Twelve Seas’ board of directors is seeking approval to adjourn the Meeting to a later date or dates if, at the Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, Twelve Seas’ board will not have the ability to adjourn the Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

Risks Relating to Redemptions and Certain Outstanding Securities of Twelve Seas

The ability of Twelve Seas’ Public Shareholders to redeem their shares for cash may make Twelve Seas’ financial condition unattractive to BPGIC, which may affect BPGIC’s ability to close the Business Combination.

Pursuant to the Business Combination Agreement, Twelve Seas would need to have net tangible assets of at least $5,000,001 in the Trust Account after giving effect to the Redemption and any private placement investment as a closing condition to the Business Combination. Further, BPGIC, Pubco, Merger Sub and the Seller are not obligated to consummate the transaction if Pubco and Twelve Seas will have Closing Net Cash of less than $125,000,000 as of the Closing after giving effect to the Redemptions of Public Shares and the proceeds of any private placement. Therefore, Twelve Seas will need to reserve a portion of the cash in the Trust Account to meet such requirements, or, if such amounts are not available after taking into account all Redemptions, arrange for third party debt or equity financing. Raising additional third party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. If too many Public Shareholders exercise their Redemption rights, Twelve Seas would not be able to meet such closing condition and, as a result, would not be able to proceed with the Business Combination unless this condition is waived. If such closing condition is waived by BPGIC, Pubco and BPGIC would not have as much working capital as anticipated following the Business Combination which could have a material adverse effect on BPGIC’s financial condition, and reduced working capital could, in turn, have a material adverse effect on BPGIC’s business and results of operation. Furthermore, in no event will Twelve Seas redeem its Public Shares in an amount that would cause Twelve Seas’ net tangible assets to be less than $5,000,001 upon consummation of the Business Combination, or any greater net tangible asset or cash requirement which may be contained in the agreement. Consequently, if accepting all properly submitted Redemption requests would cause Twelve Seas’ net tangible assets to be less than $5,000,001, Twelve Seas would not proceed with the Business Combination and may instead search for an alternate business combination.

The ability of Twelve Seas’ Public Shareholders to exercise Redemption rights with respect to a large number of Twelve Seas’ shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

The Business Combination Agreement requires Twelve Seas to have net tangible assets of at least $5,000,001 upon the Closing after taking into account any Redemptions and private placement investments. Further, BPGIC, Pubco, Merger Sub and the Seller are not obligated to consummate the transaction if Pubco and Twelve Seas will have Closing Net Cash of less than $125,000,000 as of the Closing after giving effect to the Redemptions of Public Shares and the proceeds of any private placement. Therefore the probability that the Business Combination will be unsuccessful is increased by the amount of shareholder Redemptions. If the Business Combination is unsuccessful and Twelve Seas is not able to consummate another business combination before December 22, 2019, Twelve Seas’ Public Shareholders will not receive their pro rata portion of the Trust Account until Twelve Seas liquidates the Trust Account. If Twelve Seas Public Shareholders are in need of immediate liquidity, they could attempt to sell their stock in the open market; however, at such time Twelve Seas’ stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, Twelve Seas Public Shareholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with Twelve Seas’ Redemption until Twelve Seas liquidates or they are able to sell their stock in the open market.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

Twelve Seas’ Public Shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Twelve Seas’ completion of the Business Combination, and then only in connection with those ordinary shares of Twelve Seas that such shareholder properly elected to redeem, subject to the limitations described herein, and (ii) the Redemption of Twelve Seas’ Public Shares if Twelve Seas is unable to complete its business combination by December 22, 2019, subject to applicable law and as further described herein. In addition, if Twelve Seas plans to redeem its Public Shares if Twelve Seas is unable to complete a business combination by December 22, 2019, for any reason, compliance with Cayman Islands law may require that Twelve Seas submits a plan of dissolution to Twelve Seas’ then-existing shareholders for approval prior to the distribution of the proceeds held in Twelve Seas’ Trust Account. In that case, Public Shareholders may be forced to wait beyond December 22, 2019, before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares, Warrants or Rights, potentially at a loss.

If Twelve Seas shareholders fail to properly demand Redemption rights, they will not be entitled to convert their ordinary shares of Twelve Seas into a pro rata portion of the Trust Account.

Twelve Seas shareholders holding Public Shares may demand that Twelve Seas convert their shares into a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. Twelve Seas shareholders who seek to exercise this Redemption right must deliver their shares (either physically or electronically) to Twelve Seas’ transfer agent prior to the vote at the Meeting. Any Twelve Seas shareholder who fails to properly demand Redemption rights will not be entitled to convert his or her shares into a pro rata portion of the Trust Account for Redemption of his shares. See the section entitled “Extraordinary General Meeting of Twelve Seas Shareholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

NASDAQ may not list Pubco’s securities on its exchange, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

Pubco intends to apply to have its securities listed on NASDAQ upon consummation of the Business Combination. Pubco will be required to meet the initial listing requirements to be listed. Pubco may not be able to meet those initial listing requirements. Even if Pubco’s securities are so listed, Pubco may be unable to maintain the listing of its securities in the future.

If Pubco fails to meet the initial listing requirements and NASDAQ does not list its securities on its exchange, or if Pubco is unable to maintain the listing of its securities on NASDAQ, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a less liquid market for its securities;

•        a limited amount of news and analyst coverage for the company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Twelve Seas’ current directors and executive officers beneficially own ordinary shares of Twelve Seas, Warrants and Rights that will be worthless, and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with BPGIC.

Twelve Seas’ officers and directors and/or their affiliates beneficially own or have a pecuniary interest in Founder Shares and Private Placement Units that they purchased prior to, or simultaneously with, the Initial Public Offering. Twelve Seas’ executive officers and directors and their affiliates have no Redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with BPGIC or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $1 million based upon the closing prices of the shares and Units on NASDAQ on September 19, 2019. Furthermore, Twelve Seas’ officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Twelve Seas’ behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the Business Combination with BPGIC. However, if Twelve Seas fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, Twelve Seas may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “The Business Combination Proposal — Interests of Twelve Seas’ Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Twelve Seas’ directors to approve the Business Combination with BPGIC and to continue to pursue such Business Combination. In considering the recommendations of Twelve Seas’ board of directors to vote for the Business Combination Proposal and other proposals, its shareholders should consider these interests.

Twelve Seas’ executive officers are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced their decision to approve the Business Combination with BPGIC.

If the Business Combination with BPGIC or another business combination is not consummated by Twelve Seas within the required time period, Twelve Seas’ executive officers will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Twelve Seas for services rendered or contracted for or products sold to Twelve Seas, but only if such a vendor or target business has not executed a waiver agreement. If Twelve Seas consummates a business combination, on the other hand, Twelve Seas will be liable for all such claims. Neither Twelve Seas nor the executive officers have any reason to believe that the executive officers will not be able to fulfill their indemnity obligations to Twelve Seas. See the section entitled “Other Information Related to Twelve Seas — Financial Condition and Liquidity” for further information.

These personal obligations of the executive officers may have influenced Twelve Seas’ board of director’s decision to approve the Business Combination with BPGIC and to continue to pursue such Business Combination. In considering the recommendations of Twelve Seas’ board of directors to vote for the Business Combination Proposal and other proposals, Twelve Seas’ shareholders should consider these interests.

The exercise of Twelve Seas’ directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Twelve Seas’ shareholders’ best interest.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Twelve Seas to agree to amend the Business Combination Agreement, to consent to certain actions taken by BPGIC or to waive rights that Twelve Seas is entitled to under the Business Combination Agreement. Such events have arisen and could continue to arise because of changes in the course of BPGIC’s business, a request by BPGIC to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on BPGIC’s business and would entitle Twelve Seas to terminate the Business Combination Agreement. In any of such circumstances, it would be at Twelve Seas’ discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Twelve Seas and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Twelve Seas does not believe there will be any changes or waivers that Twelve Seas’ directors and officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, Twelve Seas will circulate a new or amended proxy statement/prospectus and resolicit Twelve Seas’ shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

If Twelve Seas is unable to complete the Business Combination with BPGIC or another business combination by December 22, 2019, Twelve Seas will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Twelve Seas and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.

Under the terms of Twelve Seas’ amended and restated memorandum and articles of association, Twelve Seas must complete the Business Combination with BPGIC or another business combination by December 22, 2019, or Twelve Seas must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Twelve Seas. Although Twelve Seas has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Twelve Seas’ Public Shareholders. If Twelve Seas is unable to complete a business combination within the required time period, the executive officers have agreed they will be personally liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Twelve Seas for services rendered or contracted for or products sold to Twelve Seas, but only if such a vendor or prospective target business does not execute such a waiver. However, they may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if Twelve Seas is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Twelve Seas otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, Twelve Seas may not be able to return to its Public Shareholders at least $10.00 per share.

Twelve Seas’ shareholders may be held liable for claims by third parties against Twelve Seas to the extent of distributions received by them.

If Twelve Seas is unable to complete the Business Combination with BPGIC or another business combination within the required time period, Twelve Seas will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which Redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Twelve Seas cannot assure you that it will properly assess all claims that may be potentially brought against Twelve Seas. As such, Twelve Seas’ shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Twelve Seas cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Twelve Seas.

If Twelve Seas is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Twelve Seas’ shareholders. Furthermore, because Twelve Seas intends to distribute the proceeds held in the Trust Account to its Public Shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Twelve Seas’ board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Twelve Seas cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Twelve Seas shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the ordinary shares of Twelve Seas.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Twelve Seas or its securities, Twelve Seas’ Initial Shareholders, officers, directors, BPGIC or BPGIC’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire ordinary shares of Twelve Seas or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on the ordinary shares of Twelve Seas. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Meeting.

Risks Related to Pubco’s Business and Operations Following the Business Combination with BPGIC

The value of your investment in Pubco following consummation of the Business Combination will be subject to the significant risks affecting Pubco and BPGIC and inherent in the industry in which BPGIC operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of Pubco’s Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to BPGIC unless the context clearly indicates otherwise.

Following the consummation of the Business Combination, Pubco’s only significant asset will be its ownership of BPGIC and affiliates and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable Pubco to pay any dividends on its Ordinary Shares or satisfy other financial obligations.

Following the consummation of the Business Combination, Pubco will be a holding company and will not directly own any operating assets other than its ownership of interests in BPGIC. Pubco will depend on BPGIC for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends. The earnings from, or other available assets of, BPGIC may not be sufficient to make distributions or pay dividends, pay expenses or satisfy Pubco’s other financial obligations.

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving BPGIC’s customers and negative media coverage, may result in significant decreases in the price of Pubco securities post-Business Combination.

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of Pubco securities post-Business Combination and, as a result, there may be significant volatility in the market price of Pubco securities post-Business Combination. If BPGIC is unable to operate profitably as investors expect, the market price of Pubco securities post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of Pubco’s or BPGIC’s control could have an adverse effect on the price of Pubco securities post-Business Combination and increase fluctuations in its quarterly earnings. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts post-Business Combination, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, the possible effects of war, terrorist and other hostilities, adverse weather conditions, changes in general conditions in the economy or the financial markets or other developments affecting the oil and gas storage industry.

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules implemented by the SEC and NASDAQ. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including director and officer liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on Pubco’s board of directors, board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Ordinary Shares and/or warrants, fines, sanctions and other regulatory action and potentially civil litigation.

The escrow provisions of the Business Combination Agreement and the Escrow Agreement may affect management decisions and incentives.

Under the Business Combination Agreement and the Escrow Agreement, up to 20 million additional Ordinary Shares that will be placed in escrow at Closing will be released to the Seller in the event that Pubco meets certain Annualized EBITDA (as defined in the Escrow Agreement) or share price targets during the period commencing from the Closing until the end of the twentieth (20th) fiscal quarter after the commencement date of the first full fiscal quarter beginning after the Closing (the “Escrow Period”). As a result, Pubco management may focus on increasing the Annualized EBITDA of Pubco and its subsidiaries, including BPGIC, for quarters within the Escrow Period rather than on increasing net income during such quarters. Additionally, the share price target can be achieved at any time during the Escrow Period, and the share price targets could be achieved early in the Escrow Period which would trigger release of the escrow shares even if the share price fell later in the Escrow Period. See “The Business Combination Proposal — The Business Combination Agreement and Related Agreements”.

Pubco may or may not pay cash dividends in the foreseeable future.

Although Pubco has informed Twelve Seas that it intends to pay a $0.25 quarterly dividend to its public shareholders following the Business Combination, and that it intends to segregate and hold in reserve, sufficient funds from the proceeds received in the Business Combination to cover the first two years of such dividends, Pubco has not committed to paying a cash dividend on such terms and in such amount with respect to its Ordinary Shares, and Pubco may not pay cash dividends with respect to its Ordinary Shares at all. No assurance can be given that Pubco will ultimately pay any dividend to its shareholders. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and BPGIC’s respective results of operations, financial condition, cash requirements, contractual restrictions, Pubco’s and BPGIC’s future projects and plans and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from BPGIC and there can be no assurance that BPGIC will pay dividends. As a result, capital appreciation, if any, of Pubco’s Ordinary Shares will be a shareholder’s sole source of gain for the foreseeable future.

A market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

The price of Pubco’s securities may vary significantly due to general market or economic conditions. Furthermore, an active trading market for the post-Business Combination Pubco securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

The price of Pubco Ordinary Shares may be volatile.

The price of Pubco Ordinary Shares may fluctuate due to a variety of factors, including but not limited to:

•        actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in the industry;

•        mergers and strategic alliances in the oil and gas industries;

•        market prices and conditions in the oil and gas markets;

•        changes in government regulation;

•        potential or actual military conflicts or acts of terrorism;

•        the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;

•        announcements concerning us or our competitors; and

•        the general state of the securities markets.

These market and industry factors may materially reduce the market price of our Ordinary Shares, regardless of our operating performance. Volatility in the price of our Ordinary Shares may increase volatility in the price of our warrants.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Ordinary Shares.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our Ordinary Shares could be adversely affected.

Pubco may issue additional Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Pubco’s Ordinary Shares.

Pubco may issue additional Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or our equity incentive plan, without shareholder approval, in a number of circumstances.

Pubco’s issuance of additional Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•        Pubco’s existing shareholders’ proportionate ownership interest in Pubco will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Ordinary share may be diminished; and

•        the market price of Pubco’s Ordinary Shares may decline.

The exercise price of Pubco warrants can fluctuate under certain circumstances which, if triggered, can result in potentially material dilution of Pubco’s then existing stockholders.

Immediately following the Business Combination, there will be outstanding a total of 21,229,000 warrants to purchase one Pubco Ordinary Share at an exercise price of $11.50. The price at which such Ordinary Shares may be purchased upon exercise of the warrants may be adjusted in certain circumstances, including, but not limited to, when (i) Pubco undertakes certain share capitalizations, share splits, rights offerings or other similar events, or (ii) Pubco pays certain dividends or makes certain distributions in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares. These adjustments are intended to provide the investors in Pubco’s warrants with partial protection from the effects of actions that dilute their interests in Pubco on a fully-exercised basis. These provisions could result in substantial dilution to investors in Pubco’s Ordinary Shares.

Pubco is a Cayman Islands exempted company and, because judicial precedent regarding the rights of shareholders is different under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.

Pubco’s corporate affairs will be governed by its Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Law, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by non-controlling shareholders and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. Your rights as a shareholders and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws from the United States and may provide significantly less protection to investors. In addition, some U.S. states, such as Delaware, have different bodies of corporate law than the Cayman Islands.

Pubco has been advised by its Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Pubco judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts’ discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. Pubco understands that the Cayman Islands Court’s decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

You will have limited ability to bring an action against Pubco or against its directors and officers, or to enforce a judgment against Pubco or them, because Pubco is incorporated in the Cayman Islands, because Pubco conducts all of its operations in the United Arab Emirates and because all of Pubco’s directors and officers will reside outside the United States.

Pubco is incorporated in the Cayman Islands and following the Business Combination, would initially conduct all of its operations through its subsidiary, BPGIC, in the United Arab Emirates. All of Pubco’s assets are located outside the United States. Pubco’s officers and directors are expected to reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against Pubco or against these individuals in the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the United Arab Emirates could render you unable to enforce a judgment against Pubco’s assets or the assets of Pubco’s directors and officers.

Shareholders of Cayman Islands exempted companies such as Pubco have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Pubco’s directors have discretion under Cayman Islands law to determine whether or not, and under what conditions, Pubco’s corporate records could be inspected by Pubco’s shareholders, but are not obliged to make them available to Pubco’s shareholders. This could make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, Pubco shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Provisions in Pubco’s Amended and Restated Memorandum and Articles of Association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

Pubco’s Amended and Restated Memorandum and Articles of Association will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, the ability of Pubco’s board of directors to issue preferred shares with preferences and voting rights determined by the board without shareholder approval may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities. Other anti-takeover provisions in Pubco’s Amended and Restated Memorandum and Articles of Association include the indemnification of Pubco’s officers and directors, the requirement that directors may only be removed from Pubco’s board of directors for cause and the requirement for a Special Resolution to amend provisions therein that affect shareholder rights. These provisions could also make it difficult for Pubco shareholders to take certain actions and limit the price investors might be willing to pay for Pubco’s securities.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home-country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. Pubco currently prepares its financial statements in accordance with IFRS. Pubco will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about Twelve Seas and BPGIC.

In addition, as a “foreign private issuer” whose Ordinary Shares will be listed on the NASDAQ, Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain NASDAQ requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each NASDAQ requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all of the corporate governance requirements of NASDAQ. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot make any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available NASDAQ exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of NASDAQ, the corporate governance practice and requirements in the Cayman Islands do not require Pubco, and Pubco currently does not intend, to establish a nominations committee; and do not require Pubco, and Pubco currently does not intend, to seek shareholder approval for certain security issuances specified in NASDAQ Rule 5635. Such Cayman Islands home country practices may afford less protection to holders of Pubco’s Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of NASDAQ requirements, see the section entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices”.

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Pubco is an “emerging growth company,” and any decision on Pubco’s part to comply with certain reduced disclosure requirements applicable to emerging growth companies could make its Ordinary Shares less attractive to investors.

Pubco is an “emerging growth company,” as defined in the JOBS Act and, for as long as it continues to be an emerging growth company, it may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies including, but not limited to: not being required to have its internal control over financial reporting audited by its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act for a specified time period; reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and to obtain stockholder approval of any golden parachute payments not previously approved. It may take advantage of these provisions for up to five years or such earlier time that it is no longer an “emerging growth company.” Pubco will remain an “emerging growth company” for up to five years, although, it would cease to be an “emerging growth company” upon the earliest of: the first fiscal year following the fifth anniversary of the consummation of this offering; the first fiscal year after its annual gross revenue is $1.07 billion or more; the date on which it has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or the date on which it is deemed to be a “large accelerated filer” as defined in the Exchange Act. To the extent Pubco takes advantage of any of these reduced reporting burdens in this proxy statement/prospectus or in future filings, the information that it provides to its security holders may be different than you might get from other public companies in which you hold equity interests. Pubco cannot predict if investors will find its Ordinary Shares less attractive because it may rely on these exemptions. If some investors find Pubco’s Ordinary Shares less attractive as a result, there may be a less active trading market for its Ordinary Shares and its stock price may be more volatile.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Pubco is choosing to delay adoption of new or revised accounting standards accordingly.

Pubco’s controlling shareholder will have substantial influence over Pubco and its interests may not be aligned with the interests of Pubco’s other shareholders.

Upon closing, BPGIC Holdings Limited will hold a significant percentage of our voting equity. BPGIC Holdings Limited will own more than 70% of our outstanding Ordinary Shares. Each of BPGIC Holdings Limited, Nico Paardenkooper as the Chief Executive Officer of BPGIC Holdings Limited and the majority shareholder of BPGIC Holdings Limited will have substantial influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors, declaration of dividends and other significant corporate actions. As the controlling shareholder, BPGIC Holdings Limited may take actions that are not in the best interests of Pubco’s other shareholders. These actions may be taken in many cases even if they are opposed by Pubco’s other shareholders. In addition, this concentration of ownership may discourage, delay or prevent a change in control which could deprive you of an opportunity to receive a premium for your Ordinary Shares as part of a sale of Pubco.

Risks Related to BPGIC

BPGIC is currently reliant on the Phase I & II Customer for all of its revenues and any material non-payment or non-performance by the Phase I & II Customer would have a material adverse effect on BPGIC’s business, financial condition and results of operations.

BPGIC entered into the Phase I End User Agreement, a five-year lease and service agreement with the Phase I End User, an international energy trading company. BPGIC’s revenues historically depended solely on the fees it received pursuant to the Phase I End User Agreement which were comprised of (i) a monthly fixed fee to lease BPGIC’s Phase I storage capacity (regardless of whether the Phase I End User used any storage capacity) and (ii) monthly variable fees based on the Phase I End User’s usage of the following ancillary services: throughput, blending, heating and inter-tank transfers.

In August 2019, with the approval of the Phase I End User, BPGIC restructured its relationship with the Phase I End User by entering into the Phase I Customer Agreement, a four-year lease and offtake agreement with the Phase I & II Customer, Al Brooge International Advisory LLC, for the Phase I facility. After entering the Phase I Customer Agreement, the Phase I & II Customer assumed BPGIC’s rights and obligations under the Phase I End User Agreement. BPGIC’s revenues for the immediate future are expected to depend solely on the fees it receives pursuant to the Phase I Customer Agreement which are comprised of (i) a monthly fixed fee to lease BPGIC’s Phase I storage capacity (regardless of whether the Phase I & II Customer uses any storage capacity) and (ii) monthly variable fees based on the Phase I & II Customer’s, or its sublessee’s, usage of the following ancillary services: throughput, blending, heating and inter-tank transfers.

The terms of the Phase I Customer Agreement allow the Phase I & II Customer to sublease, subject to BPGIC’s prior approval, the use of Phase I’s facilities, and by assuming the Phase I End User Agreement, the Phase I & II Customer subleased the use of the Phase I facility to the Phase I End User. Under the Phase I Customer Agreement, the Phase I & II Customer still retains the obligation to pay any outstanding amounts due, including if a sublessee were to fail to make any payments owed to the Phase I & II Customer. There can be no assurance that in the event of a non-payment by the Phase I End User, or another sublesseee, of amounts owed to the Phase I & II Customer, that the Phase I & II Customer would honor its obligation to pay any outstanding amounts due to BPGIC.

There can be no assurance that BPGIC’s plans of diversifying its end-user relationships through the opening of the Sahara Refinery will be achieved.

BPGIC expects to remain reliant on the Phase I & II Customer for all of its revenues until the First Quarter of 2020, which is when BPGIC expects the Sahara Refinery to become operational.

In March 2019, BPGIC entered into the Refinery and Services Agreement, a five-year refinery and services agreement with Sahara relating to the development and subsequent operation of the Sahara Refinery, a modular refinery owned by Sahara, or a wholly-owned subsidiary of Sahara, at the BPGIC Terminal. Pursuant to the terms of the Refinery and Services Agreement, Sahara’s payment obligations thereunder will commence on the first date of operation of the Sahara Refinery. BPGIC expects to provide to Sahara Refinery operation services, usage of five Phase I storage tanks, and ancillary services. Fees under the Refinery and Services Agreement are equal to the greater of (i) a fixed fee per barrel per day, and (ii) a minimum fee. In addition, BPGIC will charge Sahara monthly variable fees based on Sahara’s usage of the ancillary services. To the extent BPGIC receives fees from Sahara, it would reduce BPGIC’s dependence on the Phase I & II Customer for revenues. However there can be no assurance that the Sahara Refinery will be operational during the First Quarter of 2020. While BPGIC and Sahara expect that Sahara will use the ancillary services to approximately the same extent as the Phase I End User has in the past, there can be no assurance that Sahara will, in fact, do so.

The Phase I End User’s usage of BPGIC’s ancillary services has an impact on BPGIC’s profitability. The demand for such ancillary services can be influenced by a number of factors including current or expected prices and market demand for refined petroleum products, each of which can be volatile.

With respect to the Phase I Customer Agreement, the total monthly storage fees are fixed and the total monthly fees for BPGIC’s ancillary services are subject to variation based on the Phase I & II Customer’s, or its sublessee’s, usage of BPGIC’s ancillary services. BPGIC expects its revenue from the ancillary services offered in Phase I to vary based on the orders the Phase I & II Customer receives from the Phase I End User, which in turn, vary based on the orders the Phase I End User receives from its customers. The needs of the Phase I End User’s customers, and consequently, the Phase I & II Customer’s usage of BPGIC’s ancillary services, tend to vary based on a number of factors including current or expected refined petroleum product prices and trading activity. Factors that could lead to a decrease in the demand for BPGIC’s ancillary services include:

•        changes in expectations for future prices of refined petroleum products;

•        the level of worldwide oil and gas production and any disruption of those supplies;

•        a decline in global trade volumes, economic growth, or access to markets;

•        higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of gasoline and diesel; and

•        changes to applicable regulations or new regulations affecting the refined petroleum products serviced by BPGIC.

Any of the factors referred to above, either alone or in combination, may result in the Phase I End User’s reduced usage of BPGIC’s ancillary services, which would ultimately have a material adverse effect on BPGIC’s business, financial condition and results of operations.

In the event that the Phase I Customer Agreement expires or otherwise terminates, BPGIC may have difficulty locating a replacement for the Phase I & II Customer due to competition with other oil storage companies in the Port of Fujairah and at other ports.

BPGIC may have to compete with other oil storage companies in the Port of Fujairah to secure a third party to contract for BPGIC’s services in the event that the Phase I Customer Agreement expires or otherwise terminates. Such third parties may not only consider competitors in the Port of Fujairah but may also consider companies located at other ports. Although BPGIC believes that it has a best-in-class technically designed terminal in Fujairah and there is a scarcity of land in Fujairah available for expansion by competitors, BPGIC’s ability to compete could be harmed by factors it cannot control, including:

•        BPGIC’s competitors’ construction of new assets or conversion of existing terminals in a manner that would result in more intense competition in the Port of Fujairah;

•        BPGIC’s competitors, which currently provide services to their own businesses, seeking to provide their services to third parties, including third-party oil companies and oil traders;

•        BPGIC’s competitors making significant investments to upgrade or convert their facilities in a manner that, while limiting their capacity in the short term, would eventually enable them to meet or exceed BPGIC’s capabilities;

•        the perception that another company or port may provide better service; and

•        the availability of alternative heating and blending facilities located closer to users’ operations.

Any combination of these factors could result in third parties entering into long-term contracts to utilize the services of BPGIC’s competitors instead of BPGIC’s services, or BPGIC being required to lower its prices or increase its costs to attract such parties, either of which could adversely affect BPGIC’s business, financial condition and results of operations.

In addition, in the event that the Phase I End User Agreement expires or otherwise terminates, the Phase I & II Customer would have similar risks and may face similar difficulties locating a replacement for the Phase I End User due to competition with other oil storage companies in the Port of Fujairah and at other ports. If the Phase I & II Customer is unable to contract with a new end-user, or the new end-user does not use ancillary services to the same extent as the Phase I End User, the ancillary services used by the Phase I & II Customer would be reduced and the Phase I & II Customer’s ability to satisfy its payment obligations to BPGIC under the Phase I Customer Agreement would be impaired, each of which could adversely affect BPGIC’s business, financial condition and results of operations.

BPGIC may be subject to significant risks and expenses when constructing Phase II, which could adversely affect BPGIC’s business, financial condition and results of operations.

The construction of Phase II will be subject to a number of risks, including:

•        delays by the Phase II Contractor, Audex, in constructing Phase II;

•        a shortage of building materials, equipment or labor;

•        poor performance in project execution on the part of Audex;

•        default by or financial difficulties faced by Audex or other third-party service and goods providers or failure by Audex or other providers to meet their contractual obligations;

•        BPGIC’s inability to find a suitable replacement contractor in the event of a default by Audex; and

•        although BPGIC’s budgeted costs for the construction of Phase II will have been fully funded following the completion of the Business Combination, if there are any cost overruns that require BPGIC to obtain additional financing, there can be no assurance such additional financing would be available at all or upon acceptable terms by BPGIC.

Any of the factors referred to above, either alone or in combination, could materially delay the completion of Phase II or materially increase the costs associated with the construction of Phase II, and therefore materially adversely affect BPGIC’s future financial condition. Any failure to complete construction according to specifications may also result in liabilities, reduced efficiency and lower financial returns than anticipated which may result in BPGIC having to enter into restructuring negotiations with its creditors. Delays in one part of Phase II may cause delays to other parts and to the overall Phase II completion timetable. While the construction of Phase II is not expected to have any material impact on the ongoing operations of Phase I or the development and installation of the Sahara Refinery, there can be no assurance, given the proximity and ultimate connectivity of Phase I, Phase II, and the Sahara Refinery that disruptions to Phase I’s operations and/or the development and installation of the Sahara Refinery will not occur.

BPGIC will become reliant on Sahara for all of its Sahara Refinery revenues, and the termination of the Refinery and Services Agreement and related agreements would have a material adverse effect on BPGIC’s business, financial condition and results of operations.

BPGIC entered into the five-year Refinery and Services Agreement with Sahara which, at the parties option, may be extended for additional five-year terms, to develop and operate the Sahara Refinery at the BPGIC Terminal. Once the Sahara Refinery becomes operational, which is expected to occur during the First Quarter of 2020, it will be owned by Sahara, or a wholly-owned subsidiary of Sahara, and operated by BPGIC for Sahara’s exclusive use. When the Sahara Refinery is operational, BPGIC will become reliant on Sahara for a significant portion of its revenues. Upon termination of the Refinery and Services Agreement, Sahara is entitled to dismantle and remove the Sahara Refinery from the BPGIC Terminal. In that event, there can be no assurance that BPGIC would be able to buy back the Sahara Refinery, find a new partner to install a modular refinery at the BPGIC Terminal, or enter into a comparable agreement to provide refinery, storage and ancillary services at comparable or more favorable pricing and/or terms. Additionally, BPGIC may incur substantial cost if it suffers delays in locating a third party or if modifications or installation of a new refinery are required by a new agreement. The occurrence of any one or more of these events could have a material adverse effect on BPGIC’s business, financial condition and results of operations.

BPGIC will become reliant on the Phase I & II Customer for all of its Phase II revenues, and the termination of the Phase II Customer Agreement and the failure to find a replacement for the Phase I & II Customer would have a material adverse effect on BPGIC’s business, financial condition and results of operations.

In connection with Phase II, BPGIC entered into the Phase II End User Agreement, a five-year lease and service agreement with the Phase II End User, an international commodities trading company, which extends automatically for an additional five years. Pursuant to the Phase II End User Agreement, the Phase II End User has agreed to lease all eight oil storage tanks in Phase II once Phase II becomes operational, which is expected to occur during 2020.

In September 2019, with the approval of the Phase II End User, BPGIC restructured its relationship with the Phase II End User by entering into the Phase II Customer Agreement, a five-year lease and offtake agreement for the Phase II facility with the Phase I & II Customer. In connection with the Phase II Customer Agreement, the Phase I & II Customer assumed BPGIC’s rights and obligations under the Phase II End User Agreement.

When Phase II becomes operational, BPGIC will become reliant on the Phase I & II Customer for another significant portion of its revenues. In the event that insolvency proceedings are commenced against the Phase I & II Customer, BPGIC would have the option to terminate the Phase II Customer Agreement. Upon the termination of the Phase II Customer Agreement, BPGIC would be able to enter into lease and service agreements with one or more third parties. However, in that event, there can be no assurance that BPGIC would be able to locate one or more third parties to enter into lease and service agreements with BPGIC and/or that BPGIC would be able to obtain agreements for a comparable amount of utilization of Phase II’s oil storage and ancillary services at comparable or more favorable pricing and/or terms. Additionally, BPGIC may incur substantial costs if it suffers delays in locating a third party or if modifications to Phase II are required by a new agreement. The occurrence of any one or more of these events would have a material adverse effect on BPGIC’s business, financial condition and results of operations.

The terms of the Phase II Customer Agreement allow the Phase I & II Customer to sublease, subject to BPGIC’s prior approval, the use of Phase II’s facilities, and by assuming the Phase II End User Agreement, the Phase I & II Customer subleased the use of the Phase II facility to the Phase II End User. Under the Phase II Customer Agreement, the Phase I & II Customer still retains the obligation to pay any outstanding amounts due, including if a sublessee were to fail to make any payments owed to the Phase I & II Customer. There can be no assurance that in the event of a non-payment by the Phase II End User, or another sublesseee, of amounts owed to the Phase I & II Customer, that the Phase I & II Customer would honor its obligation to pay any outstanding amounts due to BPGIC in the event of a non-payment by a sublessee.

BPGIC will become further reliant on the Phase I & II Customer for a substantial majority of its revenues, and any material non-payment or non-performance by the Phase I & II Customer would have a material adverse effect on BPGIC’s business, financial condition and results of operations.

Upon completion of Phase II, the Phase I & II Customer will be BPGIC’s sole customer with respect to both the Phase I and Phase II facilities. The terms of both the Phase I Customer Agreement and the Phase II Customer Agreement allow the Phase I & II Customer to sublease the corresponding facilities, subject to BPGIC’s prior approval. By assuming the Phase I End User Agreement and the Phase II End User Agreement, the Phase I & II Customer has subleased the Phase I facility to the Phase I End User and the Phase II facility to the Phase II End User. Under both the Phase I Customer Agreement, and the Phase II Customer Agreement, the Phase I & II Customer remains obligated to pay any outstanding amounts due to BPGIC, even if a sublessee fails to make any payment owed to the Phase I & II Customer as sublessor. There can be no assurance that the Phase I & II Customer would honor its obligation to pay any outstanding amounts due to BPGIC.

The Phase I & II Customer’s inability or failure to meet its obligations under the Phase I Customer Agreement, the Phase II Customer Agreement, or both, would have a material adverse effect on BPGIC’s business, financial condition and results of operations. If the Phase I & II Customer fails to honor its obligations under either agreement, BPGIC is entitled to terminate such agreement and the Phase I & II Customer remains liable to pay certain termination fees. However, in that event, there can be no assurance that BPGIC would be able to locate one or more third parties to enter into lease and service agreements with BPGIC and/or that BPGIC would be able to obtain agreements for a comparable amount of utilization of such facility and ancillary services at comparable or more favorable pricing and/or terms. Additionally, BPGIC may incur substantial costs if it suffers delays in locating a third party or if modifications to such facility are required by a new agreement. The occurrence of any one or more of these events would have a material adverse effect on BPGIC’s business, financial condition and results of operations.

The scarcity of available land in the Fujairah oil zone region could subject BPGIC to competition for additional land, unfavorable lease terms for that land and limit BPGIC’s ability to expand its facilities in Fujairah beyond Phase II particularly if it is unable to enter a final lease agreement for the Phase III Land.

As discussed further in the sections entitled “Business of BPGIC — Strategy” and “Business of BPGIC — Proposed Phase III”, BPGIC has entered into the Land Lease Initial Agreement to lease the Phase III Land, an additional plot of land that has a total area of approximately 450,000 m2. BPGIC intends to use the relevant land to expand its crude oil storage and service capacity. The effect of the Land Lease Initial Agreement is to reserve the Phase III Land for BPGIC while it undertakes a more thorough investigation to ensure it is suitable for BPGIC’s needs. BPGIC’s entry into any final lease agreement in respect of this Phase III land would be conditional upon the results of a site inspection, technical design and project feasibility study, as well as the further agreement of the parties. To commence plans and construction on the Phase III Land, BPGIC will have to negotiate and enter a final lease agreement. BPGIC believes it could execute a final lease agreement for the Phase III Land sometime in the First Quarter of 2020, but there can be no assurances that BPGIC will be able to enter a final lease during the First Quarter of 2020 or at all.

BPGIC has also entered into a memorandum of understanding with a leading European oil major, which would potentially cover a portion of the yet to be determined capacity of Phase III. However, there are no binding commitments currently in place and, as a result, BPGIC’s ability to achieve its yet to be determined desired level of utilization for the Phase III services is subject to the future terms of any agreement with its future customer and prevailing market conditions.

In addition, all land in the Fujairah oil zone region is owned and controlled by FOIZ, the Fujairah Oil Industry Zone. The Fujairah oil zone region currently has limited available land to lease. As a result, BPGIC’s ability to further expand its facilities if it is unable to secure a final lease for the Phase III Land or wishes to expand in Fujairah beyond Phase III is limited. This could subject BPGIC to enhanced competition both in terms of price and lease terms for any land that becomes available to lease.

If BPGIC is able to lease additional land, there can be no assurance that it would be able to do so on terms that are as favorable or more favorable than the terms of the BPGIC Terminal Land Lease, the land lease that BPGIC entered into in connection with Phases I and II or that would allow BPGIC to use the land as intended. BPGIC’s inability to secure new land from FOIZ in the Fujairah oil zone region could substantially impair BPGIC’s regional growth prospects in Fujairah beyond Phase II, leading to fewer remaining options for its expansion in Fujairah, other than the acquisition of an existing third-party owned oil storage terminal in Fujairah.

Accidents involving the handling of oil products at the BPGIC Terminal could disrupt BPGIC’s business operations and/or subject it to environmental and other liabilities.

Accidents in the handling of oil products (hazardous or otherwise) at the BPGIC Terminal could disrupt BPGIC’s business operations during any repair or clean-up period, which could negatively affect its business operations. The BPGIC Terminal, which has received two international awards since it began operations, was designed to minimize the risk of oil leakage and has state-of-the-art control facilities. In addition, pursuant to the Fujairah Municipality environmental regulations, BPGIC installed impermeable lining over the ground soil throughout its tank farm area and any other area where oil leakage could occur and potentially reach the ground soil. Nevertheless, there is a risk that oil leakages or fires could occur at the terminal and, in the event of an oil leakage, there can be no assurance that the installed lining will prevent any oil products from reaching the ground soil. Although BPGIC believes that it has adequate insurance in place to insure against the occurrence of any of the foregoing events, any such leakages or fires could disrupt terminal operations and result in material remediation costs. Any such damage or contamination could reduce gross throughput and/or subject BPGIC to liability in connection with environmental damage, any or all of which could have a material adverse effect on its business, financial condition and results of operations.

The Sahara Refinery, once completed, will face operating hazards, and the potential limits on insurance coverage could expose us to potentially significant liability costs.

Once completed, the Sahara Refinery will be subject to certain operating hazards, and our cash flow from its operations could decline if it experiences a major accident, pipeline rupture or spill, explosion or fire, is damaged by severe weather or other natural disaster, or otherwise is forced to curtail its operations or shut down. These operating hazards could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in significant curtailment or suspension of our related operations.

Although we intend to maintain insurance policies, including personal and property damage and business interruption insurance for each of our facilities, we cannot ensure that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or significant interruption of operations.

Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. If we were to incur a significant liability for which we were not fully insured, it could affect our financial condition and diminish our ability to make distributions to our shareholders.

When the Sahara Refinery is completed, our financial results will be affected by volatile refining margins, which are dependent upon factors beyond our control, including the price of crude oil, to the extent such volatility reduces customer demand of ancillary services.

When the Sahara Refinery is operational, our financial results will be affected by the relationship, or margin, between refined petroleum product prices and the prices for crude oil and other feedstocks to the extent decreases in refining margins reduce Sahara’s use of the Sahara Refinery and our ancillary services. Historically, refining margins have been volatile, and we believe they will continue to be volatile in the future. Sahara’s costs to acquire feedstocks and the price at which it can ultimately sell refined petroleum products depend upon several factors beyond its, and our, control, including regional and global supply of and demand for crude oil, gasoline, diesel, and other feedstocks and refined petroleum products. These in turn depend on, among other things, the availability and quantity of imports, production levels, levels of refined petroleum product inventories, productivity and growth (or the lack thereof) of global economies, international relations, political affairs, and the extent of governmental regulation. Some of these factors can vary by region and may change quickly, adding to market volatility, while others may have longer-term effects. The longer-term effects of these and other factors on refining and marketing margins are uncertain. Decreased refining margins could have a significant effect on the extent to which Sahara uses the Sahara Refinery and our ancillary services which, in turn, could have a significant effect on our financial results.

Economic turmoil and political unrest or hostilities, including the threat of future terrorist attacks, could affect the economies of the UAE and other countries. Lower levels of economic activity could result in declines in energy consumption, including declines in the demand for and consumption of refined petroleum products, such as those we will produce for Sahara, which could cause our revenues and margins to decline and limit our future growth prospects.

BPGIC’s competitive position and prospects depend on the expertise and experience of Senior Management and BPGIC’s ability to continue to attract, retain and motivate qualified personnel.

BPGIC’s business is dependent on retaining the services of, or in due course promptly obtaining equally qualified replacements for Senior Management, those persons named as senior managers in the section entitled “Management of Pubco Following the Business Combination”. Competition in the UAE for personnel with relevant expertise is intense and it could lead to challenges in locating qualified individuals with suitable practical experience in the oil storage industry. Although BPGIC has, or will have, employment agreements with all of the members of Senior Management, the retention of their services cannot be guaranteed. Should they decide to leave BPGIC, it may be difficult to replace them promptly with other managers of sufficient expertise and experience or at all. To mitigate this risk, BPGIC intends to enter into long term incentive plans with members of Senior Management in due course. BPGIC does not have key-man insurance in place for any of the members of Senior Management. In the event of any increase in the levels of competition in the oil storage industry or general price levels in the Fujairah region, BPGIC may experience challenges in retaining members of the Senior Management team or recruiting replacements with the appropriate skills. Should BPGIC lose any of the members of Senior Management without prompt and equivalent replacement or if BPGIC is otherwise unable to attract or retain such qualified personnel for BPGIC’s requirements, this could have a material adverse effect on its business, financial condition and results of operations. For more information regarding Senior Management, see the section entitled “Management of Pubco Following The Business Combination”.

In connection with the preparation of BPGIC’s financial statements as of and for the years ended December 31, 2017 and 2018, BPGIC and its independent registered public accounting firm identified two material weaknesses in BPGIC’s internal control over financial reporting, one related to lack of sufficient skilled personnel and one related to lack of sufficient entity level and financial reporting policies and procedures. If Pubco and BPGIC are not able to remediate the material weaknesses in BPGIC’s financial reporting and otherwise to maintain an effective system of internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of Pubco’s and BPGIC’s financial reports, and the market price of Pubco securities could be materially and adversely affected.

Prior to the consummation of the Business Combination, BPGIC is neither a publicly listed company, nor an affiliate or a consolidated subsidiary of, a publicly listed company, and it has had limited accounting personnel and other resources with which to address its internal controls and procedures. Effective internal control over financial reporting is necessary for it to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. If in subsequent years Pubco and/or BPGIC are unable to assert that their internal control over financial reporting is effective, they could lose investor confidence in the accuracy and completeness of their financial reports, which could have a material adverse effect on the price of Pubco’s securities.

In connection with the preparation and external audit of BPGIC’s financial statements as of and for the years ended December 31, 2017 and December 31, 2018, BPGIC and our auditors, noted material weaknesses in BPGIC’s internal control over financial reporting. The Public Company Accounting Oversight Board has defined a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of BPGIC’s financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified were (1) a lack of sufficient skilled personnel with requisite IFRS and SEC reporting knowledge and experience and (2) a lack of sufficient financial reporting policies and procedures that are commensurate with IFRS and SEC reporting requirements.

BPGIC was not required to perform an evaluation of internal control over financial reporting as of December 31, 2018 or December 31, 2017 in accordance with the provisions of the Sarbanes-Oxley Act because it was a private company during those periods. Had such an evaluation been performed, additional control deficiencies may have been identified by BPGIC’s management, and those control deficiencies could have also represented one or more material weaknesses.

BPGIC’s auditors did not undertake an audit of the effectiveness of its internal controls over financial reporting. Neither Pubco’s nor BPGIC’s independent registered public accounting firm will be required to report on the effectiveness of their respective internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 until Pubco’s first annual report on Form 20-F following the date on which it ceases to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the Closing. The process of assessing the effectiveness of Pubco’s and BPGIC’s internal control over financial reporting may require the investment of substantial time and resources, including by members of Pubco’s and BPGIC’s senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete. In addition, Pubco and BPGIC cannot predict the outcome of this determination and whether Pubco and/or BPGIC will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years Pubco and/or BPGIC is unable to assert that Pubco’s and/or BPGIC’s internal control over financial reporting is effective, or if Pubco’s and/or BPGIC’s auditors express an opinion that Pubco’s and/or BPGIC’s internal control over financial reporting is ineffective, BPGIC and Pubco could lose investor confidence in the accuracy and completeness of their financial reports, which could have a material adverse effect on the price of Pubco’s securities.

Pubco and BPGIC will be implementing a number of measures to address the material weaknesses including (i) hiring personnel with relevant public reporting experience, (ii) conducting training for Pubco and BPGIC personnel with respect to IFRS and SEC financial reporting requirements and (iii) documenting and evaluating the controls over financial reporting. Pubco and BPGIC plan to have remediated these material weaknesses by December 31, 2020. In this regard, Pubco and BPGIC will need to dedicate internal resources, recruit personnel with public reporting experience, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of their internal control over financial reporting. This may include taking steps to improve control processes as appropriate, validating that controls are functioning as documented and implementing a continuous reporting and improvement process for internal control over financial reporting.

Our auditor’s report includes a going concern paragraph.

Our auditor’s report on our financial statements for the year ended December 31, 2018 includes a going concern paragraph. As of June 30, 2019 and December 31, 2018, the Company had not paid $6,277,709 and $3,747,537 respectively of principal and accrued interest that was due under the Company’s Phase I Financing Facilities. Also, as of June 30, 2019 and December 31, 2018, the Company was not in compliance with its debt covenants, including the debt service coverage ratio contained in the Company’s Phase I Financing Facilities. Even though the lender did not declare an event of default under the loan agreements, these breaches constituted events of default and could have resulted in the lender requiring immediate repayment of the loans. Accordingly, as of June 30, 2019 and December 31, 2018, the Company has classified its debt balance of $92,559,028 and $94,792,088 as a current liability. As of June 30,

2019 and December 31, 2018, the Company’s current liabilities exceeded its current assets by $101,547,022 and $108,536,113, respectively. All of the above represents a material uncertainty that casts significant doubt upon the Company’s ability to continue as a going concern.

On September 10, 2019, the Company entered into an agreement with its lender to amend the Phase I Construction Facility. The principal and accrued interest of $5,494,063 outstanding under this facility as of July 31, 2019 as per the original repayment schedule will now be due on November 30, 2019. The Phase I Construction Facility is now payable in 45 instalments starting October 31, 2019 with final maturity on July 30, 2030. The Phase I Admin Building Financing Facility and the Phase I Short Term Financing Facility were not amended as part of the September 10, 2019 agreement to amend the Phase I Construction Facility. Subsequent to the period end, the Company had repaid $5,646,206 due under the Phase I Admin Building Facility and the Phase I Short Term Financing Facility. As such, all instalments related to Phase I Admin Building Facility and the Phase I Short Term Financing Facility due under the original repayment schedules up to September 10, 2019 were repaid. In addition, the Company agreed to assign to the lender all proceeds from the operation of the tanks and to pre-settle by December 31, 2019 AED 100,000,000 (($27,225,701) translated using the exchange rate as of June 30, 2019) of principal under the Phase I Construction Facilities from the proceeds received from the Business Combination. A payment of principal and interest due on October 31, 2019 under the Phase I Financing Facilities was not paid in full as a result of recent discussions between the Company and the lender pertaining to more favorable financing terms. This partial non-payment was an event of default, but, as in the past, the lender has not declared an event of default.

During 2018, the Company signed the Phase II End User Agreement to provide storage and ancillary services to the Phase II End User, an international commodity trading company. In September 2019, with the approval of the Phase II End User, BPGIC entered into the Phase II Customer Agreement to restructure its relationship with the Phase II End User. Phase II operations are scheduled to start in the Second Quarter of 2020 and management expects this will generate significant operating cash flows. Further, in 2019, the Company entered into the Refinery and Services Agreement with Sahara to develop and operate the Sahara Refinery at the BPGIC Terminal. The Company expects to provide operation, storage and ancillary services to Sahara. Refinery operations are scheduled to start in the First Quarter of 2020. Based on the above, management expects the Company will generate sufficient cash flows from its operations to meet its liabilities as and when the loan instalments fall due. Further, the owners intend to provide further financial support to enable the Company to meet its financial obligations as and when required.

The annual and interim condensed financial statements have been prepared assuming that the Company will continue as a going concern. Accordingly, the annual and interim condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event the Company is unable to continue as a going concern.

BPGIC has a limited operating history and this proxy statement/prospectus contains limited financial information, which makes it particularly difficult for a potential investor to evaluate BPGIC’s financial performance and predict its future prospects.

BPGIC commenced operations of Phase I in late Fourth Quarter 2017 and began operating it at full capacity on April 1, 2018. As a result, although BPGIC’s Senior Management and site teams have up to thirty years of relevant international and industry experience, BPGIC has only limited operating results to demonstrate its ability to operate its business on which a potential investor may rely to evaluate BPGIC’s business and prospects. Accordingly, the financial information included in this proxy statement/prospectus may be of limited use in assessing the business. In addition, this proxy statement/prospectus does not contain a comparison of BPGIC’s results of operations across full fiscal year periods, as BPGIC did not commence full-capacity operations of Phase I until April 1, 2018. BPGIC is also subject to the business risks and uncertainties associated with any new business, including the risk that it will not achieve its operating objectives and business strategy. BPGIC’s limited operating history increases the risks and uncertainties that potential investors face in making an investment in the Ordinary Shares and warrants and the lack of historic information may make it particularly difficult for a potential investor to evaluate BPGIC’s financial performance and forecast reliable long-term trends.

If BPGIC is unable to make acquisitions on economically acceptable terms, its future growth would be limited, and any acquisitions it makes could adversely affect its business, financial condition and results of operations.

As discussed further in “Business of BPGIC — Strategy”, one of BPGIC’s medium to long term strategies is to potentially grow its business through the acquisition and development of oil storage terminals globally. BPGIC’s strategy to grow its business is dependent on its ability to make acquisitions that improve its financial condition. If BPGIC is unable to make acquisitions from third parties because it is unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts, it is unable to obtain financing for these acquisitions on economically acceptable terms or it is outbid by competitors, its future growth will be limited. Furthermore, even if BPGIC does consummate acquisitions that it believes will be accretive, they may in fact harm its business, financial condition and results of operations. Any acquisition involves potential risks, some of which are beyond BPGIC’s control, including, among other things:

•        inaccurate assumptions about revenues and costs, including synergies;

•        an inability to successfully integrate the various business functions of the businesses BPGIC acquires;

•        an inability to hire, train or retain qualified personnel to manage and operate BPGIC’s business and newly acquired assets;

•        an inability to comply with current or future applicable regulatory requirements;

•        the assumption of unknown liabilities;

•        limitations on rights to indemnity from the seller;

•        inaccurate assumptions about the overall costs of equity or debt;

•        the diversion of management’s attention from other business concerns;

•        unforeseen difficulties operating in new product areas or new geographic areas; and

•        customer or key employee losses at the acquired businesses.

If BPGIC consummates any future acquisitions, its business, financial condition and results of operations may change significantly, and holders of Ordinary Shares will not have the opportunity to evaluate the economic, financial and other relevant information that BPGIC will consider in determining the application of these funds and other resources.

BPGIC is subject to a wide variety of regulations and may face substantial liability if it fails to comply with existing or future regulations applicable to its businesses or obtain necessary permits and licenses pursuant to such regulations.

BPGIC’s operations are subject to extensive international, national and local laws and regulations governing, amongst other things, the loading, unloading and storage of hazardous materials, environmental protection and health and safety. BPGIC’s ability to operate its business is contingent on its ability to comply with these laws and regulations and to obtain, maintain and renew as necessary related approvals, permits and licences from governmental agencies and authorities in Fujairah and the UAE. Because of the complexities involved in ensuring compliance with different and sometimes inconsistent national and international regulatory regimes, BPGIC cannot assure investors that it will remain in compliance with all the regulatory and licensing requirements imposed on it by each relevant jurisdiction. BPGIC’s failure to comply with all applicable regulations and obtain and maintain requisite certifications, approvals, permits and licences, whether intentional or unintentional, could lead to substantial penalties, including criminal or administrative penalties or other punitive measures, result in revocation of its licences and/or increased regulatory scrutiny, impair its reputation, subject it to liability for damages, or invalidate or increase the cost of the insurance that it maintains for its business. Additionally, BPGIC’s failure to comply with regulations that affect its staff, such as health and safety regulations, could affect its ability to attract and retain staff. BPGIC could also incur civil liabilities such as abatement and compensation for loss in amounts in excess of, or that are not covered by, its insurance. For the most serious violations, BPGIC could also be forced to suspend operations until it obtains such approvals, certifications, permits or licences or otherwise brings its operations into compliance.

In addition, changes to existing regulations or tariffs or the introduction of new regulations or licensing requirements are beyond BPGIC’s control and may be influenced by political or commercial considerations not aligned with its interests. Any such changes to regulations, tariffs or licensing requirements could adversely affect BPGIC’s business by reducing its revenue, increasing its operating costs or both and BPGIC may be unable to mitigate the impact of such changes.

Finally, any expansion of the scope of the regulations governing BPGIC’s environmental obligations, in particular, would likely involve substantial additional costs, including costs relating to maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of BPGIC’s ability to address environmental incidents or external threats. If BPGIC is unable to control the costs involved in complying with these and other laws and regulations, or pass the impact of these costs on to users through pricing, BPGIC’s business, financial condition and results of operations could be adversely affected.

Any material reduction in the quality or availability of the Port of Fujairah’s facilities could have a material adverse effect on BPGIC’s business, financial condition and results of operations.

BPGIC is dependent on the Port of Fujairah to operate and maintain the Port’s facilities at an appropriate standard and BPGIC is dependent on such facilities, including the berths, the VLCC jetty and the associated pipelines, to operate its business. Any interruptions or reduction in the capabilities or availability of these facilities would result in reduced volumes being transported through the BPGIC Terminal. Reductions of this nature are beyond BPGIC’s control. If the utilization or the costs to BPGIC or users to deliver oil products through these facilities were to significantly increase, BPGIC’s profitability could be reduced. The Port of Fujairah’s facilities are subject to deterioration or damage, due to potential declines in the physical condition of its facilities and ship collisions, among other things. Any failure of the Port of Fujairah to carry out necessary repairs, maintenance and expansions of its facilities and any resulting interruptions for access to its facilities could adversely affect BPGIC’s business volumes, cause delays in the arrival and departure of oil tankers or disruptions to BPGIC’s operations, in part or in whole, may subject BPGIC to liability or impact its brand and reputation and may otherwise hinder the normal operation of the BPGIC Terminal, which could have a material adverse effect on its business, financial condition and results of operations.

BPGIC is subject to restrictive covenants in its Financing Facilities that may limit its operating flexibility and, if it defaults under its covenants, it may not be able to meet its payment obligations.

BPGIC entered into the Financing Facilities, secured Shari’a compliant Istisna’ and Murabaha financing arrangements of USD 84.6 million (the Phase I Construction Facility) and of USD 11.1 million (the Phase I Admin Building Facility) to fund a portion of the construction costs of Phase I, of USD 3.5 million (the Phase I Short Term Financing Facility) to settle certain amounts due under the Phase I Construction Facilities and of USD 95.3 million (the Phase II Financing Facility) to fund a portion of the capital expenditure in respect of Phase II. The Financing Facilities contain covenants limiting BPGIC’s ability to incur indebtedness, grant liens, engage in transactions with affiliates and make distributions on or redeem or repurchase ordinary shares. The Phase I Financing Facilities contain covenants requiring BPGIC to maintain certain financial ratios, including a facility service coverage ratio of greater than 1.50:1. Similarly, the Phase II Financing Facility also contains restrictive financial convenants, including, (i) a minimum facility service coverage ratio of 1.25:1, (ii) a participations to value ratio not exceeding 1.50:1 at all times, (iii) a participations to cost ratio not exceeding 57% at any date, and (iv) an amount equivalent to one instalment including interest in a facility service reserve account at all times or in the event of an initial public offering, an amount equivalent to the next two instalments including interest.

BPGIC’s ability to comply with these restrictions and covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. If BPGIC is unable to comply with these restrictions and covenants, a significant portion of the indebtedness under the Financing Facilities may become immediately due and payable. BPGIC might not have, or be able to obtain, sufficient funds to make these accelerated payments. In addition, BPGIC’s obligations under the Financing Facilities are secured by substantially all of BPGIC’s assets, and if BPGIC is unable to repay the indebtedness under the Financing Facilities, the lenders could seek to foreclose on such assets, which would adversely affect BPGIC’s business, financial condition and results of operations. The Financing Facilities also have cross default provisions that apply to any other material indebtedness that BPGIC may have. For more information regarding the Financing Facilities, see the section entitled “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources — Debt Sources of Liquidity”.

In preparation for the Business Combination, BPGIC has hired, and Pubco will hire, new management personnel and implemented a number of corporate governance and financial reporting procedures and other policies, processes, systems and controls which have a limited operating history.

In preparation for the Business Combination, BPGIC has hired new management personnel, including a new chief financial officer, and implemented a number of corporate governance and financial reporting procedures and other policies, processes, systems and controls to comply with the requirements for a foreign private issuer on NASDAQ. While Pubco believes it will be in full compliance with these requirements, it does not have a long track record on which it can assess the performance and effectiveness of these policies, processes, systems and controls or the analysis of their outputs. Any material inadequacies, weaknesses or failures in BPGIC’s policies, processes, systems and controls could have a material adverse effect on BPGIC’s business, financial condition and results of operations.

The fixed cost nature of BPGIC’s operations could result in lower profit margins if certain costs were to increase and BPGIC were not able to offset such costs with sufficient increases in its storage or ancillary service fees or the Principal Customers’ utilization of BPGIC’s ancillary services.

BPGIC’s fixed costs are paid for with the fixed storage fees it receives or will receive, as the case may be, from the Principal Customers. BPGIC expects that a large portion of its future expenses related to the operation of the BPGIC Terminal will be relatively fixed because the costs for full-time employees, rent in connection with the BPGIC Terminal Land Lease, maintenance, depreciation, utilities and insurance generally do not vary significantly with changes in users’ needs. However, BPGIC expects that its profit margins could change if its costs change.

In particular, if wages in the region’s oil storage industry were to increase, BPGIC may need to increase the levels of its employee compensation more rapidly than in the past to remain competitive or keep up with increases in general price levels or inflation in the UAE and in Fujairah. If wage costs were to increase at a greater rate than the Principal Customers’ utilization of BPGIC’s ancillary services, then such increased wage costs may reduce BPGIC’s profit margins.

The Phase I Customer Agreement provides that every two years, BPGIC may elect to review and seek to amend its storage and ancillary services fees with the Phase I & II Customer. The Phase I Customer Agreement provides that the outcome of this review can result only in either an increase in rates or no change. As such, if wages were to increase, BPGIC may yield lower margins for a period of time before it is able to review and amend its storage and ancillary service fees. Furthermore, if the Phase I & II Customer does not agree to increase the storage and ancillary service fees, or if the increase is insufficient, then BPGIC may not be able to maintain its profit margins.

The Refinery and Services Agreement provides that every two years, BPGIC may elect to seek to amend its fee thereunder. The Refinery and Service Agreement provides that the outcome of this amendment can result only in either an increase in rate or no change from the contracted price. As such, if wages were to increase, BPGIC may yield lower margins for a period of time before it is able to amend its storage fees. Furthermore, if the increase is insufficient, or if Sahara does not agree to increase the fees, then BPGIC may not be able to maintain its profit margins.

The Phase II Customer Agreement provides that every two years, BPGIC may elect to seek to amend its storage fee to the applicable market price. The Phase II Customer Agreement provides that the outcome of this amendment can result only in either an increase in rate or no change from the contracted floor price. As such, if wages were to increase, BPGIC may yield lower margins for a period of time before it is able to amend its storage fees. Furthermore, if the increase is insufficient, or the Phase I & II Customer does not agree to increase the fees, then BPGIC may not be able to maintain its profit margins.

If BPGIC is unable to maintain its margins, it could have a material adverse effect on its business, financial condition and results of operations.

BPGIC is currently reliant on the Phase I Customer Agreement for all of its revenues, and the expiration or termination of the Phase I Customer Agreement and the failure to find a replacement for the Phase I & II Customer would have a material adverse effect on BPGIC’s business, financial condition and results of operations.

BPGIC entered into a four-year lease and service agreement with the Phase I & II Customer, which extends automatically for an additional five years unless terminated by either party prior to the scheduled expiration date. Pursuant to the Phase I Customer Agreement, the Phase I & II Customer has leased all 14 oil storage tanks in Phase I and BPGIC is currently reliant on it for all its revenues. BPGIC will remain reliant on the Phase I & II Customer for a substantial portion of its revenue notwithstanding Sahara’s anticipated lease of 5 of the 14 oil storage tanks in Phase I and related use of ancillary services.

Even when the Sahara Refinery and Phase II become operational, a significant part of BPGIC’s revenue will come from the fees it receives under the Phase I Customer Agreement. Upon the expiration or termination of the Phase I Customer Agreement, BPGIC would be able to enter into lease and service agreements with one or more third parties. Due to Phase I’s strong performance track record to date, and BPGIC’s reputation and business development efforts, including through inspections from potential users, BPGIC believes that it has developed strong relationships with several oil traders that could potentially utilize the services of Phase I. While BPGIC believes there would be sufficient demand for the oil storage and ancillary services at Phase I based on current industry dynamics and BPGIC’s continuing efforts to build relationships with potential users, there can be no assurance that BPGIC would be able to locate one or more third parties to enter into lease and service agreements with BPGIC and/or that BPGIC would be able to obtain agreements for a comparable amount of utilization of Phase I’s oil storage and ancillary services at comparable or more favorable pricing and/or terms. Additionally, BPGIC may incur substantial costs if it suffers delays in locating a third party or if modifications to Phase I are required by a new agreement. The occurrence of any one or more of these events would have a material adverse effect on BPGIC’s business, financial condition and results of operations.

BPGIC is dependent on its IT and operational systems, which may fail or be subject to disruption.

BPGIC relies on the proper functioning of its information technology, including the information technology systems in BPGIC’s operation control room, databases, computer systems, telecommunication networks and other infrastructure in its day-to-day operations. BPGIC’s business continuity procedures and measures may not anticipate, prevent or mitigate a network failure or disruption and may not protect against an incident in the limited event that there is no alternative system or backed-up data in place. The nature of BPGIC’s operations and the variety of systems in place to support its business can also present challenges to the efficiency of its information technology networks. BPGIC’s systems are vulnerable to interruptions or damage from a number of factors, including power loss, network and telecommunications failures, data corruption, computer viruses, security breaches, natural disasters, theft, vandalism or other acts, although the BPGIC Terminal’s operational system has limited vulnerability to computer viruses or security breaches because the systems are fully isolated. BPGIC is reliant on third party vendors to supply and maintain much of its information technology. In particular, as is the case for many of BPGIC’s competitors, a significant percentage of its core operations currently use information and technology systems provided by ABB Group and Intelex Technologies, Inc., which BPGIC relies on for related support and upgrades. BPGIC may experience delay or failure in finding a suitable replacement in the event that one or more of the third-party vendors ceases operations or becomes otherwise unable or unwilling to meet BPGIC’s needs.

Although the BPGIC Terminal, based on the nature of BPGIC’s business, is configured to keep its systems operational under abnormal conditions, including with respect to business processes and procedures, any failure or breakdown in these systems could interrupt BPGIC’s normal business operations and result in a significant slowdown in operational and management efficiency for the duration of such failure or breakdown. Any prolonged failure or breakdown could dramatically affect BPGIC’s ability to offer services to users, which could have a material adverse effect on BPGIC’s business, financial condition and results of operations.

Beyond Phase II, expansion of BPGIC’s business may require substantial capital investment, and BPGIC may not have sufficient capital to make future capital expenditures and other investments as it deems necessary or desirable.

BPGIC operates in a capital-intensive industry that requires a substantial amount of capital and other long-term expenditures, including those relating to the expansion of existing terminal facilities and the development and acquisition of new terminal facilities. BPGIC has several plans for expansion beyond Phase II that may require significant capital investment. For example, BPGIC plans to establish an external connection to the local power grid in due course, which would provide the BPGIC Terminal with an additional source of power if necessary.

In addition, as discussed further in “Business of BPGIC — Strategy”, in July 2019, BPGIC entered into a Land Lease Initial Agreement with FOIZ to lease the Phase III Land, a plot of land that has a total area of approximately 450,000 m2 on which it would build a new oil storage facility. If the parties proceed to enter a final land lease, BPGIC plans to engage MUC, the same advisor that designed the facilities for the Port of Fujairah and the BPGIC Terminal, to create several proposals for the design of Phase III. If BPGIC decides to construct a new facility, it would require substantial capital investment, and BPGIC may not have sufficient capital to make the capital expenditures and other investments as it deems necessary or desirable.

To meet the financing requirements for such capital investments, BPGIC may have to utilize a combination of internally generated cash and external borrowings, including banking and capital markets transactions. BPGIC may also seek, in the event that further material expansion opportunities arise in the future, to obtain additional funding from the capital markets to further enhance its funding position. BPGIC’s ability to arrange external financing and the cost of such financing is dependent on numerous factors, including its future financial condition, general economic and capital market conditions, interest rates, credit availability from banks or other lenders, investor confidence in BPGIC, applicable provisions of tax and securities laws and political and economic conditions in any relevant jurisdiction. Moreover, the decline in global credit markets and reduced liquidity may affect BPGIC’s ability to secure financing on commercially reasonable terms, if at all. BPGIC cannot provide any assurance that it will be able to arrange any such external financing on commercially reasonable terms, if at all, and it may be required to secure any such financing with a lien over its assets or agree to contractual limitations on its business. If BPGIC is unable to generate or obtain funds sufficient to make necessary or desirable capital expenditure and other investments, it may be unable to grow its business, which may have a material adverse effect on its business, financial condition and results of operations.

Beyond Phase II, the aforementioned projects and the projects described in “Business of BPGIC — Strategy”, BPGIC may consider additional projects in the future, which would be subject to the same risks mentioned above.

Increases in interest rates, to the extent BPGIC has not hedged its interest rate exposure, could adversely affect BPGIC’s business, financial condition and results of operations and its ability to issue equity or incur debt for acquisitions or other purposes.

Interest rates may increase in the future. As a result, BPGIC’s floating interest rates on its Financing Facilities or future credit facilities and debt offerings could be higher than current levels, causing BPGIC’s financing costs to generally increase to the extent BPGIC has not fully hedged its interest rate risk exposure. Although BPGIC has entered into a contractual arrangement with FAB to hedge the interest rates for BPGIC’s interest payments coming due from June 28, 2019 to June 30, 2023 under the Phase I Financing Facilities, to the extent BPGIC does not hedge its interest rate exposure resulting from other borrowings, including the Phase II Financing Facility, or such hedging arrangements prove ineffective, a rising interest rate environment could have an adverse effect on BPGIC’s business, financial condition and results of operations and its ability to issue equity or incur debt for acquisitions or other purposes.

Risks Related to Doing Business in Countries in Which BPGIC Operates

BPGIC is subject to political and economic conditions in Fujairah and the UAE.

All of BPGIC’s operations are located in the UAE. BPGIC’s operations in Fujairah are located near an area of strategic economic and military importance for the entire region. As such, BPGIC’s future business may be affected by the financial, political and general economic conditions prevailing from time to time in the region and the UAE.

Although economic growth rates in the UAE remain above those of many more developed, as well as regional, markets, the UAE has experienced slower economic growth in recent years, following the downturn experienced as a result of the global financial crisis in 2008 and the sharp decline in oil prices in recent years, which remain volatile and below historic highs. There can be no assurance that economic growth or performance in Fujairah or the UAE, in general, will be sustained. The UAE’s wealth remains largely based on oil and gas. Despite the UAE being viewed as being less vulnerable than some of its Gulf Cooperation Council (“GCC”) neighbors, due to the growth in the non-oil sector and the sizeable wealth of the government of Abu Dhabi, fluctuations in energy prices have an important bearing on economic growth. To the extent that economic growth or performance in the UAE subsequently declines, BPGIC’s business, financial condition and results of operations may be adversely affected. In addition, the implementation by the governments of the UAE of restrictive fiscal or monetary policies or regulations, including in respect of interest rates, or new legal interpretations of existing regulations and the introduction of taxation or exchange controls could have a material adverse effect on BPGIC’s business, financial condition, results of operations and prospects.

While the UAE enjoys domestic political stability and generally healthy international relations, since early 2011 there has been political unrest in a range of countries in the MENA region, including Algeria, Bahrain, Egypt, Iraq, Libya, Morocco, Oman, Saudi Arabia, Syria, Tunisia and Yemen. This unrest has ranged from public demonstrations to, in extreme cases, armed conflict and civil war and has given rise to a number of regime changes and increased political uncertainty across the region. The MENA region is currently subject to a number of armed conflicts including those in Yemen (in which the UAE armed forces, along with a number of other Arab states, are involved), Syria and Iraq as well as the multinational conflict with Islamic State.

It is not possible to predict the occurrence of events or circumstances such as terrorism, war or hostilities, or more generally the financial, political and economic conditions prevailing from time to time, or the impact of such occurrences or conditions, and no assurance can be given that BPGIC would be able to sustain its current profit levels if adverse financial, political or economic events or circumstances were to occur. A general downturn or instability in certain sectors of the UAE or the regional economy, or political upheaval therein, could have an adverse effect on BPGIC’s business, results of operations and financial condition. Investors should also note that BPGIC’s business and financial performance could be adversely affected by political, economic or related developments both within and outside the MENA region because of interrelationships within the global financial markets.

On June 5, 2017, three GCC countries, Saudi Arabia, the UAE and Bahrain, as well as Egypt and Yemen, severed diplomatic ties with Qatar, cut trade and transport links and imposed sanctions on Qatar. The stated rationale for such actions was Qatar’s support of terrorist and extremist organisations and Qatar’s interference in the internal affairs of other countries. There can be no assurance as to when diplomatic relations will be restored or air, land and sea connections reopened with Qatar. It is also not currently possible to predict the outcome of this dispute, and any significant escalation or continuation of the current situation for an extended period could negatively affect Fujairah and the UAE.

In the past, political conflicts have resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping. Continuing conflicts, instability and other recent developments in the Middle East and elsewhere, including recent attacks involving vessels and vessel seizures in the Strait of Hormuz and off the coast of Gibraltar, and the presence of U.S. or other armed forces in Afghanistan and Syria, may lead to additional acts of terrorism or armed conflict around the world, and our customer’s vessels may face higher risks of being attacked or detained. BPGIC’s business and financial performance would be adversely affected by any reduction in use of the Port of Fujairah as a result of such tensions or conflict.

Prospective investors should also be aware that investments in emerging markets, such as the UAE, are subject to greater risks than those in more developed markets. The economy of the UAE, like those of many emerging markets, has been characterised by significant government involvement through direct ownership of enterprises and extensive regulation of market conditions, including foreign investment, foreign trade and financial services. While the policies of the local and central governments of the UAE generally resulted in improved economic performance in previous years, there can be no assurance that these levels of performance can be sustained.

Recent geopolitical developments have increased the risk that the region in which BPGIC operates could be involved in an escalating conflict that could have a material adverse effect on our business, financial condition and results of operations.

On September 14, 2019, certain attacks on an oil processing plant and an oil field in Saudi Arabia took place, which, according to preliminary reports, significantly disrupted the oil production capacity of Saudi Arabia, and could cause short and/or long term geopolitical strife. The government of Saudi Arabia and the United States have reported their belief that the attacks were conducted by Iran or its proxy (possibly Yemen). Whether or not these reports are accurate, rising tensions in the region could significantly place the extraction, production and delivery of oil produced in the region at risk. Further, because the UAE is also involved in the conflict in Yemen, it is possible that the perpetrators of the attacks may seek to launch a similar attack against the UAE. Should such an attack occur, or should rising tension in the region cause a conflict, the ports, pipelines and terminal facilities of the UAE could be put at risk and BPGIC’s operations could be materially and adversely affected.

BPGIC’s business operations could be adversely affected by terrorist attacks, natural disasters or other catastrophic events beyond its control.

BPGIC’s business operations could be adversely affected or disrupted by terrorist attacks, natural disasters (such as floods, fires or significant storms) or other catastrophic or otherwise disruptive events, including changes to predominant natural weather, sea and climatic patterns, piracy, sabotage, insurrection, military conflict or war, riots or civil disturbance, radioactive or other material environmental contamination, an outbreak of a contagious disease, or changes to sea levels, which may adversely affect global or regional trade volumes or user demand for oil products transported to or from affected areas, and denial of the use of any railway, port, airport, shipping service or other means of transport and disrupt users’ logistics chains. In addition, BPGIC may be exposed to extreme weather conditions such as severe heat, flooding, rain or wind conditions, which could disrupt activities at the BPGIC Terminal and the Port of Fujairah. Several of BPGIC’s competitors in the Fujairah oil zone region have experienced issues with flooding in the past due to the region’s close proximity to the Al Hajar mountainous region, where floods sometimes occur when a significant amount of rain mixes with the dirt from the mountains and subsequently clogs the region’s drainage system. Although the BPGIC Terminal has been designed with sufficient drainage capabilities to handle certain flooding scenarios and the Phase I oil storage tanks have been constructed to withstand high levels of radiation and fire in accordance with NFPA standards, if the flooding, radiation or fire is significantly severe, there can be no assurance BPGIC’s business operations would be unaffected by it.

The occurrence of any of these events at the BPGIC Terminal or in Fujairah may reduce BPGIC’s business volumes, cause delays in the arrival and departure of oil tankers or disruptions to its operations, in part or in whole, may increase the costs associated with storage, heating or blending activities, may subject BPGIC to liability or impact its brand and reputation and may otherwise hinder the normal operation of the BPGIC Terminal, which could substantially impair BPGIC’s growth prospects and could have a material adverse effect on its business, financial condition and results of operations. Although BPGIC has insurance in place to cover certain of these events if they occur at the BPGIC Terminal, including sabotage and terrorism insurance, there can be no assurance that such insurance will be sufficient to cover all costs and lost business volumes associated with such events.

Climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating and capital costs and reduced demand for BPGIC’s storage services.

There is a growing belief that emissions of greenhouse gases, or GHGs, such as carbon dioxide and methane, may be linked to climate change. Climate change and the costs that may be associated with its impacts and the regulation of GHGs have the potential to affect BPGIC’s business and the businesses of users in many ways, including negatively impacting the costs BPGIC incurs in providing its services and the demand for its services (due to change in both costs and weather patterns).

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or the Kyoto Protocol, entered into force. The UAE ratified the Kyoto Protocol in 2005. The first commitment period of the Kyoto Protocol ended in 2012, but it was nominally extended past its expiration date with a requirement for a new legal construct to be put into place by 2015. To that end, in December 2015, over 190 countries, including the UAE, reached an agreement to reduce global greenhouse gas emissions. From the time BPGIC completed construction of Phase I on November 19, 2017, its facilities have been in full compliance with the latest requirements. The Paris Agreement, which will enter into force in 2020, will require governments to take legislative and regulatory measures to reduce emissions that are thought to be contributing to climate change. While BPGIC has already taken certain measures to reduce emissions of volatile organic compounds, additional measures might become necessary, which could increase operating costs. Moreover, BPGIC’s business might be impacted by changes in demand of the oil products that it stores to the extent users are impacted by such regulations.

Although it is not possible at this time to accurately estimate how potential future laws or regulations addressing GHG emissions would impact BPGIC’s business, any future local, national, international or federal laws or implementing regulations that may be adopted to address GHG emissions could possibly require BPGIC to incur increased operating costs and could adversely affect demand for the oil or oil products it stores. The potential increase in the costs of BPGIC’s operations resulting from any legislation or regulation to restrict emissions of GHGs could include new or increased costs to operate and maintain its facilities, install new emission controls on its facilities, acquire allowances to authorize its greenhouse gas emissions, pay any taxes related to its GHG emissions and administer and manage a GHG emissions program. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for BPGIC’s services. BPGIC cannot predict with any certainty at this time how these possibilities may affect its operations. Many scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate change that could have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if such effects were to occur, they could have an adverse effect on BPGIC’s business, financial condition and results of operations.

BPGIC may incur significant costs to maintain compliance with, or address liabilities under, environmental, health and safety regulation applicable to its business.

BPGIC’s business operations are subject to UAE, national, state and local environmental laws and regulations concerning, among other things, the management of hazardous substances, the storage and handling of hazardous waste, the control of the emission of vapor into the air and water discharges, the remediation of contaminated sites and employee health and safety. These laws and regulations are complex and subject to change. BPGIC could incur unexpected costs, penalties and other civil and criminal liability if it fails to comply with applicable environmental or health and safety laws. Although BPGIC has installed impermeable lining over the ground soil throughout the terminal’s tank farm area and any other area where oil leakage could occur and potentially reach the ground soil, there can be no assurance in the unlikely event of an accidental leak, release or spill of oil products or other products at the BPGIC Terminal site, that BPGIC will not experience operational disruptions or incur costs related to cleaning and disposing waste and oil products, remediating ground soil or groundwater contamination, paying for government penalties, addressing natural resource damage, compensating for human exposure or property damage, or a combination of these measures. Although BPGIC believes it has adequate insurance in place to insure against the occurrence of any of the foregoing events, there can be no assurance BPGIC’s insurance would be sufficient to cover all potential costs. Therefore, the occurrence of any of the foregoing events could have a material adverse effect on BPGIC’s business, financial condition and results of operations.

Furthermore, although BPGIC monitors the exposure of its employees, neighbors and others to risks connected with its operations, future health claims of its employees or other such persons, caused by past, present or future exposure cannot be excluded. BPGIC could be subject to claims by government authorities, individuals and other third parties seeking damages for alleged personal injury or property damage resulting from hazardous substance contamination or exposure caused by its operations, facilities or products, and BPGIC’s insurance may not be sufficient to cover these claims.

In addition, compliance with future environmental or health and safety laws and regulations may require significant capital or operational expenditures or changes to BPGIC’s operations.

BPGIC could be adversely affected by violations of anti-corruption laws or economic sanctions programs.

Currently, all of BPGIC’s operations are conducted in the UAE. BPGIC is committed to doing business in accordance with all applicable laws and its own code of ethics. BPGIC is subject, however, to the risk that users, BPGIC or their respective officers, directors, employees and agents may take actions determined to be in violation of anti-corruption laws. In addition, as a result of the Business Combination, BPGIC will be subject for the first time to the U.S. Foreign Corrupt Practices Act. Any violations of applicable anti-corruption laws could result in substantial civil and criminal penalties, and could have a damaging effect on BPGIC’s reputation and business relationships. Furthermore, BPGIC is subject to economic sanctions programs, including those administered by the United Nations Security Council, the United Arab Emirates and the United States. Although BPGIC has policies and procedures designed to ensure compliance with applicable sanctions programs, there can be no assurance that such policies and procedures will be sufficient or that users, BPGIC, Pubco or their respective officers, directors, employees and agents will not take actions in violation of BPGIC’s policies and procedures (or otherwise in violation of the relevant sanctions regulations) for which they, Pubco or BPGIC may ultimately be held responsible.

Tax liabilities associated with indirect taxes on the oil products BPGIC services could result in losses to it.

In Fujairah, the oil products that BPGIC stores and blends for the Phase I & II Customer in the Phase I facility are subject to numerous duties or taxes that are not based on income, sometimes referred to as “indirect taxes”, including import duties, excise duties, environmental levies and value-added taxes. Once the Sahara Refinery and Phase II become operational, the oil products that BPGIC handles for Sahara in connection with the Sahara Refinery and for the Phase I & II Customer in the Phase II facility will likely be subject to similar “indirect taxes”. Under the terms and conditions of the respective Principal Customer Agreements, BPGIC is entitled to pass on such indirect taxes to the respective Principal Customers.

However, changes to existing regulations for indirect taxes or the introduction of new regulations are beyond BPGIC’s control and may be influenced by political or commercial considerations not aligned with its interests. Any such regulations could adversely affect BPGIC’s business by increasing its costs to the extent it is unable to pass on such indirect taxes to the Phase I & II Customer, and as a result, adversely affect its business, financial condition and results of operations.

Changes to VAT law in the UAE may have an adverse effect on BPGIC’s business, financial condition and results of operations.

On August 23, 2017, the government of the UAE published Federal Decree-Law No. 8 of 2017 (the “VAT Law”) on value added tax (“VAT”) which came into effect on January 1, 2018. Cabinet Decision No. 52 of 2017 on the executive regulations of the VAT Law, issued on November 26, 2017, and Cabinet Decision No. 59 of 2017 on designated zones for the purposes of the VAT Law, issued on December 28, 2017, provide that certain designated zones in the UAE are subject to special VAT treatment. Subject to it continuing to meet the conditions set out in the executive regulations to the VAT Law, the area in which BPGIC operates is a designated zone for the purposes of the VAT Law and therefore BPGIC benefits from certain exemptions under the VAT Law. There is no guarantee that the free zone in which BPGIC operates will remain a designated zone in the future. If the area in which BPGIC operates loses its designation as a designated zone or any change is made to the applicable rate on the supply of services for the area in which BPGIC operates, BPGIC’s business, financial condition and results of operations may be adversely affected.

BPGIC’s business may be materially adversely affected if the US dollar/UAE dirham-tied exchange rate were to be removed or adjusted.

All of BPGIC’s current revenues are received in US dollars and all of its operating costs are incurred in UAE dirhams. All of BPGIC’s current revenues and operating costs derive from its operations in the UAE. Although the US dollar/UAE dirham exchange rate is currently fixed, there can be no assurance that the government of the UAE will not de-peg the UAE dirham from the US dollar in the future. Alternatively, the existing fixed rate may be adjusted in a manner that increases the costs of certain equipment used in BPGIC’s business or decreases BPGIC’s receipt of payments from users. Any adjustment of the fixed rate or de-pegging of the UAE dirham from the US dollar in the future could cause BPGIC’s operations and reported results of operations and financial condition to fluctuate due to currency translation effects, which could have a material adverse effect on its business, financial condition and results of operations.

BPGIC’s business may be materially adversely affected by unlawful or arbitrary governmental action.

Governmental authorities in the UAE have a high degree of discretion and, at times, act selectively or arbitrarily, without hearing or prior notice, and sometimes in a manner that is contrary to law or influenced by political or commercial considerations. Such governmental action could include, among other things, the expropriation of property without adequate compensation or the forcing of business acquisitions, combinations or sales. Any such action taken may have a material adverse effect on BPGIC’s business, financial condition and results of operations.

Legal and regulatory systems may create an uncertain environment for investment and business activities.

The UAE’s institutions and legal and regulatory systems are not yet as fully matured and as established as those of Western Europe and the United States. Existing laws and regulations may be applied inconsistently with anomalies in their interpretation or implementation. Such anomalies could affect BPGIC’s ability to enforce its rights under its contracts or to defend its business against claims by others. Changes in the UAE legal and regulatory environment, including in relation to foreign ownership restrictions, labor, welfare or benefit policies or in tax regulations could have a material impact on BPGIC’s business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

Twelve Seas believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

Twelve Seas believes it is important to communicate its expectations to its security holders. However, there may be events in the future that Twelve Seas is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Twelve Seas or BPGIC in such forward-looking statements, including among other things:

•        the number and percentage of its Public Shareholders voting against the Business Combination Proposal and/or seeking Redemption;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        Pubco’s ability to maintain the listing of its securities on NASDAQ following the Business Combination;

•        changes adversely affecting the business in which BPGIC is engaged;

•        management of growth;

•        general economic conditions;

•        BPGIC’s business strategy and plans; and

•        the result of future financing efforts.

Pubco and BPGIC believe that some of the information in this proxy statement/prospectus contains “forward-looking statements”. Forward-looking statements can be identified by words such as: “forecast,” “anticipate,” “intend,” “plan,” “target,” “seek,” “believe,” “project,” “estimate,” “expect,” “future,” “likely,” “outlook,” “will” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include projected financial information. Examples of forward-looking statements include, among others, statements we make regarding:

•        projected completion, start of operations, operating capacity and capabilities, and operating results, such as revenue growth, earnings, and EBITDA, at facilities that are not yet constructed;

•        our future market position and growth prospects;

•        expected conditions in the local, regional and global oil markets;

•        expected operating results, such as revenue growth, earnings, and EBITDA;

•        anticipated levels of capital expenditures and uses of capital for fiscal years 2019 and 2020;

•        expected future supply and demand of oil;

•        the future execution of a final lease agreement that allows us to develop additional facilities on the 450,000 m2 plot of additional land in the Port of Fujairah referred to as the Phase III Land; and

•        strategies for customer retention, growth, product development, market position, financial results, reserves and risk management.

Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of BPGIC and Pubco after completion of the proposed Business Combination are neither historical facts nor assurances of future performance. Instead, they are based only on BPGIC’s and/or Pubco’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions that are subject to risks and uncertainties. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Twelve Seas, BPGIC, or Pubco in such forward-looking statements, including among other things:

•        non-payment or non-performance by BPGIC’s Principal Customers or end-users;

•        changes in customer demand with respect to ancillary services provided by BPGIC including throughput, blending, heating, and intertank transfers;

•        a decline or disruption of supply or demand of oil and gas;

•        higher fuel taxes or other governmental or regulatory actions that increase the price of gasoline or diesel;

•        changes to applicable regulations or new regulations, including those affecting the petroleum products serviced by BPGIC such as climate change legislation and regulations restricting the emission of greenhouse gases;

•        the extent to which BPGIC is successful in developing new long-term relationships with customers or retaining existing ones in the competitive oil storage market in the Port of Fujairah and other ports;

•        BPGIC’s ability to effectively manage the risks and expenses associated with the construction of Phase II and other growth and expansion projects;

•        BPGIC’s ability to obtain additional land on which it can develop additional facilities on commercially attractive terms, including its ability to enter into a final lease agreement for the 450,000 m2 plot of land in the Port of Fujairah referred to as the Phase III Land where BPGIC currently plans to locate its Phase III facilities;

•        the results of future financing efforts;

•        changes in expectations of future prices for refined petroleum products;

•        accidents involving the handling of oil products at the BPGIC Terminal;

•        disruptions to BPGIC’s technology network including computer systems and software;

•        natural events such as severe weather, fires, floods and earthquakes or man-made or other disruptions of BPGIC’s operating systems, structures, or equipment or of the Port of Fujairah’s facilities;

•        political and economic conditions in Fujairah and the United Arab Emirates, as well as the occurrence of hostilities, political instability or catastrophic events in Fujairah, the United Arab Emirates and the MENA region;

•        changes in labor costs;

•        unlawful or arbitrary governmental action;

•        the failure of the parties to consummate the Transactions, including as a result of the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the outcome of any legal proceedings that may be instituted against BPGIC, Pubco or Twelve Seas arising from the announcement of the Business Combination and the Transactions contemplated thereby;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the shareholders of Twelve Seas, or the failure to satisfy other conditions to closing in the Business Combination Agreement;

•        the ability of the combined company to meet the NASDAQ’s listing standards, including having the requisite number of shareholders;

•        the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•        the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, inability of BPGIC to meet anticipated construction timelines and the ability of the combined business to grow and manage growth profitably;

•        costs related to the Business Combination; and

•        the possibility that BPGIC or Twelve Seas may be adversely affected by other economic, business, and/or competitive factors.

Before a shareholder grants its proxy or instructs how its vote should be cast on the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Twelve Seas, Pubco and/or BPGIC.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Twelve Seas, BPGIC, Pubco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Twelve Seas, BPGIC, and Pubco undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

EXTRAORDINARY GENERAL MEETING OF TWELVE SEAS

General

Twelve Seas is furnishing this proxy statement/prospectus to Twelve Seas’ shareholders as part of the solicitation of proxies by Twelve Seas’ board of directors for use at the Meeting to be held on December 17, 2019, and at any adjournment thereof. This proxy statement/prospectus provides Twelve Seas’ shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on December 17, 2019 at 10:00 a.m., Eastern Time, at the offices of Ellenoff Grossman & Schole LLP, Twelve Seas’ counsel, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105.

Purpose of the Twelve Seas Extraordinary General Meeting

At the Meeting, Twelve Seas is asking holders of ordinary shares of Twelve Seas to:

•        consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination contemplated by the Business Combination Agreement (The Business Combination Proposal);

•        consider and vote upon a proposal to approve the Merger of Twelve Seas with Merger Sub as contemplated by the Business Combination Agreement (The Merger Proposal);

•        consider and vote upon a proposal to approve issuances of 20% or more of Twelve Seas’ ordinary shares in connection with financing related to the proposed Business Combination (The Share Issuance Proposal); and

•        consider and vote upon a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, Twelve Seas would not have been authorized to consummate the Business Combination (The Adjournment Proposal).

Recommendation of Twelve Seas Board of Directors

Twelve Seas’ board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of Twelve Seas and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal and “FOR” an Adjournment Proposal if one is presented to the Meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Twelve Seas has fixed the close of business on November 15, 2019, as the “Record Date” for determining Twelve Seas shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were 26,779,000 ordinary shares of Twelve Seas outstanding and entitled to vote. Each ordinary share of Twelve Seas is entitled to one vote per share at the Meeting.

Pursuant to agreements with Twelve Seas, the 5,175,000 Founder Shares held by the Initial Shareholders, the shares included in the 529,000 Private Placement Units held by the Initial Shareholders and any ordinary shares of Twelve Seas acquired in the aftermarket by such shareholders, will be voted in favor of the Business Combination Proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the Meeting.

Quorum

The presence, in person or by proxy, of the holders of a majority of all the outstanding ordinary shares of Twelve Seas entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Twelve Seas but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal and the Merger Proposal. However, a broker may vote its shares on “routine” proposals such as the Share Issuance Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal (if presented) will require an “Ordinary Resolution” as a matter of Cayman Islands law.

The approval of the Merger Proposal will require a “Special Resolution” as a matter of Cayman Islands law.

Voting Your Shares

Each ordinary share of Twelve Seas that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of Twelve Seas that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares of Twelve Seas at the Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Twelve Seas’ board “FOR” the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Attend the Meeting and Vote in Person.    You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Twelve Seas can be sure that the broker, bank or nominee has not already voted your shares.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Twelve Seas can be sure that the broker, bank or nominee has not already voted your shares.

Stock Ownership of and Voting by Twelve Seas Directors and Officers

Current directors and officers of Twelve Seas beneficially own an aggregate of 5,704,000 ordinary shares of Twelve Seas. Each current director and officer has agreed to vote their ordinary shares of Twelve Seas in favor of the Business Combination Proposal and the Merger Proposal.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Twelve Seas’ secretary, in writing before the Meeting that you have revoked your proxy; or

•        you may attend the Meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of Twelve Seas, you may call Stephen Cannon of Twelve Seas at +1 650-560-4753 or Karen Smith of Advantage, Twelve Seas’ proxy solicitor, at +1 877-870-8565.

Redemption rights

Holders of Public Shares may seek to convert their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on December 13, 2019 (two (2) business days prior to the Meeting). Any shareholder holding Public Shares may demand that Twelve Seas convert such shares into a full pro rata portion of the Trust Account (which was approximately $10.30 per share as of November 15, 2019, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, Twelve Seas will convert these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Twelve Seas’ Sponsor, officers and directors will not have Redemption rights with respect to any ordinary shares of Twelve Seas owned by them, directly or indirectly.

Twelve Seas shareholders who seek to convert their Public Shares are required to (A) either (i) check the box on their proxy card, or (ii) submit their request in writing to Continental Stock Transfer & Trust Company, Twelve Seas’ transfer agent and (B) deliver their stock, either physically or electronically using The Depository Trust Company’s DWAC System, to Twelve Seas’ transfer agent no later than 5:00 p.m. Eastern Time on December 13, 2019 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Twelve Seas’ Public Shareholders who elected to exercise their Redemption rights will not be entitled to convert their shares into a pro rata portion of the cash in the Trust Account, as applicable. Twelve Seas will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of Twelve Seas. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised Redemption rights in connection therewith due to potential claims of creditors. If Twelve Seas would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares, Twelve Seas will not be able to consummate the Business Combination. Further, BPGIC, Pubco, Merger Sub and the Seller are not obligated to consummate the transaction if Pubco and Twelve Seas will have Closing Net Cash of less than $125,000,000 as of the Closing after giving effect to the Redemptions of Public Shares and the proceeds of any private placement.

The closing price of the ordinary shares of Twelve Seas on the Record Date was $10.29. The cash held in the Trust Account on such date was approximately $213.3 million (approximately $10.30 per Public Share). Prior to exercising Redemption rights, shareholders should verify the market price of the ordinary shares of Twelve Seas as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their Redemption rights if the market price per share is higher than the Redemption price. Twelve Seas cannot assure its shareholders that they will be able to sell their ordinary shares of Twelve Seas in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of Twelve Seas for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your stock certificate (either physically or electronically) to Twelve Seas’ transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its Redemption rights, it will not result in the loss of any Twelve Seas Warrants and Rights that it may hold and, upon consummation of the Business Combination, each Warrant will become exercisable to purchase one Ordinary Share of Pubco in lieu of one ordinary share of Twelve Seas for a purchase price of $11.50 and each Right will automatically be converted into one-tenth of an Ordinary Share of Pubco.

Appraisal Rights

None of the Unit holders, Warrant holders or Rights holders of Twelve Seas have appraisal rights in connection the Business Combination under the Companies Law. Twelve Seas shareholders are entitled to give notice to Twelve Seas prior to the Meeting that they wish to dissent to the Business Combination, the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Twelve Seas if they follow the procedures set out in the Companies Law. It is Twelve Seas’ view that such fair market value would equal the amount which Twelve Seas shareholders would obtain if they exercise their Redemption rights as described herein.

Proxy Solicitation Costs

Twelve Seas is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Twelve Seas and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Twelve Seas will bear the cost of the solicitation.

Twelve Seas has hired Advantage to assist in the proxy solicitation process.

Twelve Seas will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Twelve Seas will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of ordinary shares of Twelve Seas are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Twelve Seas shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Twelve Seas is holding a shareholder vote on the Business Combination, Twelve Seas may consummate the Business Combination only if it is approved by an Ordinary Resolution.

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On April 15, 2019, Twelve Seas entered into the Business Combination Agreement with Pubco, Merger Sub, BPGIC, and the shareholders of BPGIC who would become parties thereto.

As required by the Business Combination Agreement, on May 10, 2019, BPGIC’s sole shareholder Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company incorporated under the laws of England and Wales (“BPGIC PLC”), executed and delivered to Twelve Seas, BPGIC and Pubco a joinder agreement to become party to the Business Combination Agreement as a “Seller” party thereunder.

Subsequently, as part of a reorganization, BPGIC PLC transferred 100% of the issued and outstanding ordinary shares of BPGIC to the Seller, BPGIC Holdings Limited, and the Seller executed and delivered to Twelve Seas, BPGIC, Pubco and BPGIC PLC the Joinder, a joinder agreement to become party to the Business Combination Agreement, and assume BPGIC PLC’s rights and obligations as the “Seller” party thereunder.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Twelve Seas will merge with Merger Sub, with Twelve Seas continuing as the surviving entity (the “Merger”), and with all holders of Twelve Seas securities receiving substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of BPGIC (the “Purchased Shares”) from the Seller in exchange for Ordinary Shares of Pubco, with BPGIC becoming a wholly-owned subsidiary of Pubco, (the “Share Exchange,” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “ Transactions”).

The total consideration to be paid by Pubco to the Seller for the Purchased Shares will be 100,000,000 Pubco Ordinary Shares, subject to reduction to the extent that the Cash Election (as defined below) is made by BPGIC for the Seller to have the option to receive a portion of the consideration in cash, and the Seller elects to do so (as so reduced, the “Exchange Shares”); except that 20,000,000 of the Exchange Shares otherwise issuable to the Seller at the Closing (the “Escrow Shares”) will be set aside in escrow and delivered to Continental Stock Transfer & Trust Company as escrow agent (the “Escrow Agent”), at the Closing, with such Escrow Shares subject to vesting and potential forfeiture as described below.

The Seller has the right, at the sole election of BPGIC (the “Cash Election”), to elect to receive a portion of the consideration for the Purchased Shares at the Closing as cash in lieu of receiving Pubco Ordinary Shares in an amount (such amount as elected by BPGIC, the “Cash Election Amount”) not to exceed 40% of the Closing Net Cash. Once BPGIC makes the Cash Election, the Seller must notify BPGIC and Twelve Seas of the Cash Election Amount that the Seller desires to receive as cash consideration in lieu of Exchange Shares (the “Cash Consideration”). If the Cash Election is made, the number of Exchange Shares issued at the Closing will be reduced by a number of Pubco Ordinary Shares equal to the Cash Consideration divided by a price per share equal to the price per share at which each Twelve Seas ordinary share is redeemed or converted pursuant to the redemption by Twelve Seas of its Public Shareholders in connection with Twelve Seas’ initial business combination, as required by its amended and restated memorandum and articles of association (the “Redemption”). As described below, it is a condition to BPGIC’s and the Seller’s obligations to consummate the Closing that the Closing Net Cash (prior to giving effect to any Cash Election) must be at least $125 million.

A calculation detailing the consideration as of the anticipated closing date to be received by holders of BPGIC securities in such a scenario assuming Closing Net Cash of $125 million, pursuant to the Business Combination Agreement is provided in the table below:

(in millions)	Shares	$
Closing Net Cash from SPAC		125.0
Cash Consideration Received by BPGIC Shareholders at Closing(1)		50.0

Pubco Ordinary Shares to be Issued to BPGIC at Closing	80.0
(-) Reduction to Pubco Ordinary Shares(2)	4.9
Pubco Ordinary Shares Received by BPGIC Shareholders at Closing(2)	75.1

Pubco Escrow Shares to be Issued to BPGIC at Closing	20.0
Pubco Escrow Shares Received by BPGIC Shareholders at Closing	20.0

____________

(1)      Assuming BPGIC elects to receive the maximum 40% of the Closing Net Cash in lieu of Pubco Ordinary Shares

(2)      Assuming Redemption price per share of $10.28 per Twelve Seas ordinary share based on the 20.7 million of outstanding Twelve Seas ordinary shares and Trust Account balance of approximately $212.8 million as of September 30, 2019. Accordingly, the numbers in the table may change if the Redemption price at Closing is different from the Redemption price used in the analysis.

The table below illustrates the number of Pubco shares to be issued to the shareholder of BPGIC, Twelve Seas security holders, and their respective ownership percentages subsequent to the Business Combination based on the four scenarios presented in the Unaudited Pro Forma Combined Financial Information:

•        Scenario 1, Assuming no Redemption of Twelve Seas ordinary shares and no Cash Election:    This presentation assumes that no Twelve Seas’ shareholders exercise Redemption rights with respect to their Twelve Seas ordinary shares upon Closing and there is no Cash Election by the Seller upon Closing; and

•        Scenario 2, Assuming no Redemption of Twelve Seas ordinary shares and Cash Election by the Seller of 40% of Closing Net Cash:    This presentation assumes that no Twelve Seas’ shareholders exercise their Redemption rights with respect to their Twelve Seas ordinary shares upon Closing and Cash Election by the Seller of 40% of the Closing Net Cash in lieu of shares at a per share value equal to the Redemption price of 10.28; and

•        Scenario 3, Assuming maximum Redemption of Twelve Seas ordinary shares and no Cash Election by the Seller:    This presentation assumes that Twelve Seas’ shareholders exercise their Redemption rights with respect to 7,566,250 shares of their Twelve Seas ordinary shares upon Closing at a Redemption price of $10.28 per share and there is no Cash Election by the Seller upon Closing. The maximum Redemption amount is derived on the basis that Closing Net Cash must be at least $125,000,000 after giving effect to payments to redeeming shareholders and any private investments but prior to Cash Election; and

•        Scenario 4, Assuming maximum Redemption of Twelve Seas ordinary shares and Cash Election by the Seller of 40% of Closing Net Cash:    This presentation assumes that Twelve Seas’ shareholders exercise their Redemption rights with respect to 7,566,250 shares of their Twelve Seas ordinary shares upon Closing at a Redemption price of $10.28 per share and Cash Election by the Seller of 40% of the Closing Net Cash in lieu of shares at a per share value equal to the Redemption price of $10.28. The maximum Redemption amount is derived on the basis that Closing Net Cash must be at least $125,000,000 after giving effect to payments to redeeming shareholders and any private investments but prior to Cash Election.

(in millions)	Shares	%
Scenario 1: No Redemption, No Cash Election
BPGIC Shareholders(1)	100.0	78.2%
Twelve Seas Public Shareholders(2)	22.8	17.8%
Twelve Seas Sponsor, Underwriter, and Independent Directors(1)(2)(3)	5.1	4.0%
Total	127.9	100.0%

Scenario 2: No Redemption, 40% Cash Election by Seller
BPGIC Shareholders(1)(4)	92.1	76.8%
Twelve Seas Public Shareholders(2)(4)	22.8	19.0%
Twelve Seas Sponsor, Underwriter, and Independent Directors(1)(2)(3)	5.1	4.2%
Total	120.0	100.0%

Scenario 3: Max Redemption Leaving $125,000,000 of Closing Net Cash, No Cash Election
BPGIC Shareholders(1)	100.0	83.1%
Twelve Seas Public Shareholders(2)(5)	15.2	12.7%
Twelve Seas Sponsor, Underwriter, and Independent Directors(1)(2)(3)	5.1	4.2%
Total	120.3	100.0%

Scenario 4: Max Redemption Leaving $125,000,000 of Closing Net Cash, 40% Cash Election by Seller
BPGIC Shareholders(1)(5)	95.1	82.4%
Twelve Seas Public Shareholders(2)(5)	15.2	13.2%
Twelve Seas Sponsor, Underwriter, and Independent Directors(1)(2)(3)	5.1	4.4%
Total	115.4	100.0%

____________

(1)      Includes Pubco Escrow Shares

(2)      Includes outstanding Rights that convert into 1/10 of a Pubco Ordinary Share at Closing

(3)      Includes forfeiture of approximately 1 million Founder Shares at Closing

(4)      With Twelve Seas Trust Account balance of approximately $212.8 million as of September 30, 2019, estimated transaction cost of approximately $9.3 million, and liabilities (excluding Convertible Loan) of approximately $0.8 million as of September 30, 2019, the Closing Net Cash will be approximately $202.8 million. Assuming no Redemption of Twelve Seas ordinary shares and Seller elects to receive 40% of the Closing Net Cash, or approximately $81.1 million, in lieu of shares at a per share value equal to the Redemption price of $10.28, the number of Pubco Ordinary Share the Seller will receive will be reduced by approximately 7.9 million shares. Accordingly, the numbers in the table may change if Twelve Seas’ Trust Account balance, transaction costs, liabilities, or Redemption price at Closing is different from the assumptions used in the analysis.

(5)      With Twelve Seas Trust Account balance of approximately $212.8 million as of September 30, 2019, estimated transaction cost of approximately $9.3 million, and liabilities (excluding Convertible Loan) of approximately $0.8 million as of September 30, 2019, the maximum allowable Trust Account Redemption to meet the requirement of at least $125 million of Closing Net Cash is approximately $77.8 million which, at approximately $10.28 Redemption price per share, is equivalent to approximately 7.6 million shares. Assuming $125 million of Closing Net Cash and Seller elects to receive 40% of the Closing Net Cash, or $50.0 million, in lieu of shares at a per share value equal to the Redemption price of $10.28, the number of Pubco Ordinary Share the Seller will receive will be reduced by approximately 4.9 million shares. Accordingly, the numbers in the table may change if Twelve Seas’ Trust Account balance, transaction costs, liabilities, or Redemption price at Closing is different from the assumptions used in the analysis.

As contemplated by the Business Combination Agreement, at the Closing, twenty million (20,000,000) of the Pubco Ordinary Shares otherwise issuable to Seller at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) will instead be issued in the name of Continental Stock Transfer and Trust Company, as escrow agent for the benefit of Seller to be held and controlled, along with any other Escrow Property (as defined in the Escrow Agreement) by the Escrow Agent in a separate segregated escrow account (the “Escrow Account”), and released in accordance with the Escrow Agreement.

While the Escrow Property is held in the Escrow Account, Seller shall have all voting, consent and other rights (other than the rights to dividends, distributions or other income paid or accruing to the Escrow Property). The Escrow Agreement provides, however, that after the Closing, Seller shall be permitted to (i) pledge or otherwise encumber the Escrow Property as collateral security for documented loans entered into by Seller, Pubco or its subsidiaries, including BPGIC, after the Closing or (ii) transfer its rights to the Escrow Property to a third party, provided, that (a) in each case of clauses (i) and (ii), that the lender’s or transferee’s rights to any such pledged or transferred Escrow Property shall be subject to the provisions of the Escrow Agreement and the sections of the Business Combination Agreement pertaining to the escrow, including the forfeiture provisions contained therein, and (b) in the event of a pledge or encumbrance of the Escrow Property under clause (i) above, Seller may transfer the Escrow Property to another escrow agent selected by Seller and reasonably acceptable to Pubco.

The Escrow Property will only become vested and not subject to forfeiture, and released to Seller, in the event that Pubco meets the following performance or milestone requirements during the period commencing from the Closing until the end of the twentieth (20th) fiscal quarter after the commencement date of the first full fiscal quarter beginning after the Closing (such period, the “Escrow Period”):

(i)     One-half (½) of the Escrow Property shall become vested and no longer subject to forfeiture, and be released to Seller, in the event that either: (a) the Annualized EBITDA (as defined in the Escrow Agreement) for any full fiscal quarter during the Escrow Period (beginning with the first full fiscal quarter beginning after the Closing) (an “Escrow Quarter”) equals or exceeds $175,000,000 or (b) at any time during the Escrow Period, the closing price of the Pubco Ordinary Shares equals or exceeds $12.50 per share (subject to equitable adjustment) for any ten (10) Trading Days (as defined in the Escrow Agreement) within any twenty (20) Trading Day period during the Escrow Period.

(ii)    All Escrow Property remaining in the Escrow Account shall become vested and no longer subject to forfeiture, and be released to Seller, in the event that either: (a) the Annualized EBITDA for any Escrow Quarter equals or exceeds $250,000,000 or (b) at any time during the Escrow Period, the closing price of the Pubco Ordinary Shares equals or exceeds $14.00 per share (subject to equitable adjustment) for any ten (10) Trading Days within any twenty (20) Trading Day period during the Escrow Period.

The Annualized EBITDA for each fiscal quarter is equal to four times the earnings before interest, income taxes, depreciation and amortization of Pubco and its subsidiaries, on a consolidated basis, for such fiscal quarter, as determined in accordance with IFRS, consistently applied, but subject to certain adjustments set forth on Exhibit A to the Escrow Agreement.

At the end of the Escrow Period, if there is any Escrow Property which has not vested and that Seller is not entitled to receive in accordance with the Escrow Agreement and the Business Combination Agreement, such Escrow Property will be forfeited and automatically surrendered by Seller and distributed to Pubco from the Escrow Account, for cancellation by Pubco. All actions or determinations on behalf of Pubco under the Escrow Agreement after the Closing (other than certain reports to be delivered by Pubco’s chief financial officer) will be exclusively made and determined by a majority of the independent directors then serving on Pubco’s board of directors that are disinterested in the Escrow Property.

The issuances of Pubco securities in connection with the Share Exchange will be exempted from registration under the Securities Act in reliance upon Section 4(a)(2) thereof because securities of Pubco will issued to a single holder of BPGIC securities without involving a public offering. Such issuances will also be exempted from registration in reliance upon Regulation S of the Securities Act with regard to certain holders of BPGIC securities receiving Pubco securities who are qualified as non-U.S. persons thereunder.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by Twelve Seas, BPGIC and Pubco as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. The representations and warranties made by Twelve Seas, BPGIC and Pubco are customary for transactions similar to the Transactions.

In the Business Combination Agreement, BPGIC made certain customary representations and warranties to Twelve Seas, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) oil and gas matters; (22) transactions with related parties; (23) insurance; (24) customers and suppliers; (25) business practices; (26) Investment Company Act of 1940; (27) finders and brokers; (28) information supplied; (29) disclosure; and (30) independent investigation. Additionally, Pubco made certain customary representations and warranties to Twelve Seas with respect to Pubco and Merger Sub, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) title and ownership of the Pubco shares to be issued to the Seller; (7) Pubco and Merger Sub activities; (8) finders and brokers; (9) information supplied; and (10) independent investigation.

In the Business Combination Agreement, Twelve Seas made certain customary representations and warranties to BPGIC and the Seller, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) litigation, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act of 1940; (16) finders and brokers; (17) business practices; (18) insurance; (19) trust account; and (20) independent investigation.

Pursuant to the Joinder, the Seller made customary representations and warranties to Twelve Seas, including related to the following: (1) organization and standing; (2) authority and binding agreement; (3) ownership; (4) government approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) finders and brokers; (9) information supplied; and (10) independent investigation, which are incorporated into and a part of the Business Combination Agreement.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) Twelve Seas’ public filings and BPGIC’s interim financial statements; (4) no solicitation of, or entering into, any alternative competing transactions; (5) no insider trading; (6) notifications of certain breaches, consent requirements or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurances; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers; (12) use of trust proceeds after the Closing; and (13) efforts to retain trust funds and support a private placement or backstop arrangements, if sought.

Twelve Seas agreed that during the Interim Period, BPGIC has the right to have up to two individuals selected by BPGIC present at each meeting of the Twelve Seas’ board of directors, as non-voting board observers, subject to customary confidentiality obligations and exclusion for matters that could adversely affect the attorney-client privilege between Twelve Seas and its counsel or result in disclosure of a material trade secret or a conflict of interest.

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to include such number of directors as reasonably determined by BPGIC prior to filing the Registration Statement, and consisting of such qualified persons that are designated by BPGIC prior to the Closing, a majority of which, to the extent required by NASDAQ rules, will be independent under NASDAQ requirements. As a foreign private issuer, Pubco will not be required to, and will not, have a majority of independent directors. The parties also agreed that, unless otherwise determined by BPGIC, the individuals serving as the chief executive officer and chief financial officer of BPGIC will serve as the chief executive officer and chief financial officer of Pubco immediately after the Closing.

Twelve Seas and Pubco also agreed to prepare, with the assistance of BPGIC, and use their commercially reasonable efforts to file a Registration Statement on Form F-4 with the SEC in connection with the registration under the Securities Act of the issuance of securities of Pubco to the holders of the Twelve Seas securities and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of Twelve Seas for the matters relating to the Transactions to be acted on at the Meeting and providing such holders an opportunity to participate in the Redemption.

Twelve Seas agreed to use its reasonable efforts to promptly after the execution of the Business Combination Agreement change its NASDAQ ticker symbol from “TWLV” to “BROG,” which covenant Twelve Seas already satisfied on Friday, April 12, 2019. Twelve Seas also agreed to use its commercially reasonable efforts to cause EarlyBirdCapital, Inc. (“EBC”) to amend the Business Combination Marketing Agreement that Twelve Seas entered into with EBC in connection with Twelve Seas’ Initial Public Offering to reduce the fee payable to EBC thereunder by an amount as mutually determined by Twelve Seas and BPGIC (the “Business Combination Marketing Agreement Fee Amendment”).

The parties agreed that BPGIC’s disclosure schedules to the Business Combination Agreement (the “BPGIC Disclosure Schedules”), which were not delivered at the signing of the Business Combination Agreement, were to be delivered on or prior to May 10, 2019 (or such later date as mutually agreed by Twelve Seas and BPGIC), and Twelve Seas would have 10 business days to review the BPGIC Disclosure Schedules. In addition, BPGIC also agreed to deliver an executed Joinder for each BPGIC shareholder on or prior to May 10, 2019 (or such later date as mutually agreed by Twelve Seas and BPGIC).

As required by the Business Combination Agreement, on May 10, 2019, BPGIC’s sole shareholder, BPGIC PLC executed and delivered to Twelve Seas, BPGIC and Pubco the executed Joinder to become party to the Business Combination Agreement as a “Seller” party thereunder, and BPGIC delivered the BPGIC Disclosure Schedules to Twelve Seas. Twelve Seas’ 10 business day period to review the BPGIC Disclosure Schedules ended on May 24, 2019.

Subsequently, as part of a reorganization BPGIC PLC transferred 100% of the issued and outstanding ordinary shares of BPGIC to the Seller, BPGIC Holdings Limited, and the Seller executed and delivered to Twelve Seas, BPGIC, Pubco, and BPGIC PLC a joinder agreement to become party to the Business Combination Agreement, and assume BPGIC PLC’s rights and obligations as the “Seller” party thereunder.

Survival

The representations and warranties of the parties terminate as of and do not survive the Closing. The covenants and agreements of the parties shall not survive the Closing, except those covenants and agreements to be performed after the Closing which covenants and agreement shall survive until fully performed.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the transactions contemplated thereby and related matters by the requisite vote of Twelve Seas’ shareholders; (ii) receipt by BPGIC and its shareholders of all requisite material consents to consummate the Transactions, including consents and approval of shareholders, any governmental authorities and third parties, including ASMA Capital; (iii) receipt with respect to Twelve Seas, Pubco and Merger Sub of requisite consents from governmental authorities to consummate the Transactions; (iv) expiration of any waiting period under applicable antitrust laws; (v) no law or order preventing or prohibiting the Transactions; (vi) no pending litigation to enjoin or restrict the consummation of the Closing; (vii) Twelve Seas having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any private placement financing; (viii) the election or appointment of members to Pubco’s board of directors as described above; (ix) the effectiveness of the registration statement; (x) amendment by the shareholders of Pubco of Pubco’s amended and restated memorandum and articles of association in form and substance reasonably acceptable to Pubco, BPGIC and Twelve Seas; and (xi) receipt by BPGIC and Twelve Seas of evidence reasonably satisfactory to each such party that Pubco qualifies as a foreign private issuer.

In addition, unless waived by BPGIC, the obligations of BPGIC, Pubco, Merger Sub and the Seller to consummate the Transactions are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Twelve Seas being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) Twelve Seas having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to Twelve Seas since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by BPGIC and Pubco of the Escrow Agreement, duly executed by the Escrow Agent; (v) receipt by BPGIC and Pubco of a Registration Rights Agreement, in form and substance reasonably acceptable to BPGIC and Twelve Seas, providing customary registration rights to the Seller with respect to the portion of the Exchange Shares delivered to the Seller at the Closing and any Escrow Shares that are released from escrow to the Seller (the “Registration Rights Agreement”); (vi) Twelve Seas, Pubco and the other parties thereto will have amended Twelve Seas’ Registration Rights Agreement (such amendment, the “Founder Registration Rights Agreement Amendment”) and Share Escrow Agreement (such amendment, the “Founder Share Escrow Agreement Amendment”) that were entered into by Twelve Seas at the time of its Initial Public Offering, each in form and substance reasonably acceptable to Twelve Seas and BPGIC, to among other matters, have such agreements apply to Pubco and the Pubco securities to be received in connection with the Merger by Twelve Seas’ shareholders that are parties to such agreements and with respect to the amendment of the Share Escrow Agreement revise it to accommodate the provisions of the Founder Share Letter (described below); (vii) receipt by BPGIC and Pubco of the Business Combination Marketing Agreement Fee Amendment; (viii) receipt by BPGIC of written resignations from the directors and officers of Twelve Seas; and (ix) receipt by BPGIC and Pubco of a voting agreement in favor of Pubco by Twelve Seas’ sponsor, Twelve Seas Sponsors I LLC, a Delaware limited liability company (the “Sponsor”), and the other Initial Shareholders (defined below) with respect to Pubco Ordinary Shares issuable upon conversion or exchange of (A) their Founder Shares, (B) securities underlying their Private Placement Units, or (C) securities of Twelve Seas or Pubco that they acquire or agree to acquire up to the Closing. Additionally, unless waived by BPGIC, the Closing Net Cash must be at least $125 million.

Unless waived by Twelve Seas, the obligations of Twelve Seas, to consummate the Transactions are subject to the satisfaction of the following closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of BPGIC, Merger Sub, Pubco and the Seller being true and correct as of the date of the Business Combination Agreement (or with respect to the Seller, the date of its Joinder) and as of the Closing (subject to Material Adverse Effect); (ii) BPGIC, Pubco, Merger Sub and the Seller having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to BPGIC or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by Twelve Seas of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to Twelve Seas and BPGIC between such individuals as they mutually agree acting reasonably and either Pubco or BPGIC, as they mutually agree acting reasonably, duly executed by the parties thereto; (v) receipt by Twelve Seas of the Escrow Agreement, Registration Rights Agreement, Founders Registration Rights Agreement Amendment, the Founders Share Escrow Agreement Amendment and the Voting Agreement, each executed by each of the other parties thereto; (vi) receipt by Twelve Seas of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; (vii) receipt by Twelve Seas of the evidence of the termination of any outstanding options, warrants or other convertible securities of BPGIC, without any consideration or liability therefor; (viii) receipt by Twelve Seas that certain contracts to be mutually agreed between Twelve Seas and BPGIC acting reasonably involving BPGIC and/or the Seller or other related parties have been terminated with no further liability of BPGIC thereunder; (ix) receipt by Twelve Seas of executed Joinders and related documents from the BPGIC shareholder; and (x) receipt by Twelve Seas of the BPGIC Disclosure Schedules and the expiration of the related 10 business day review period.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of Twelve Seas and BPGIC; (ii) by either Twelve Seas or BPGIC if the Closing has not occurred on or prior to December 22, 2019 (the “Outside Date”) and the failure of the Closing to occur by such date was not caused by or the result of a breach of the Business Combination Agreement by such termination party (or with respect to BPGIC, the Seller, Pubco or Merger Sub), (iii) by either Twelve Seas or BPGIC if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iv) by BPGIC for Twelve Seas’ uncured breach of the Business Combination Agreement, such that the related closing condition would not be met; (v) by Twelve Seas for the uncured breach of the Business Combination Agreement by BPGIC, Pubco, Merger Sub or the Seller, such that the related closing condition would not be met; (vi) by Twelve Seas if there has been a Material Adverse Effect with respect to BPGIC since the date of the Business Combination Agreement which is uncured and continuing; (vii) by BPGIC if there has been a Material Adverse Effect with respect to Twelve Seas since the date of the Business Combination Agreement which is uncured and continuing; (viii) by either Twelve Seas or BPGIC if Twelve Seas holds its shareholder meeting to approve the Business Combination Agreement and the Transactions and such approval is not obtained; (ix) by Twelve Seas if BPGIC fails to deliver executed Joinders from all BPGIC shareholders and related documents by May 10, 2019 (or such later date as mutually agreed by BPGIC and Twelve Seas) (such Joinder was timely delivered to Twelve Seas, and such Joinder was subsequently assigned to and assumed by the Seller in all respects); (x) by Twelve Seas (A) if BPGIC fails to deliver the BPGIC Disclosure Schedules by May 10, 2019 (or such later date as mutually agreed by BPGIC and Twelve Seas) (such BPGIC Disclosure Schedules were timely delivered) or (B) within 10 business days after the end of the 10-business day BPGIC Disclosure Schedule review period, if the BPGIC Disclosure Schedules delivered are not reasonably acceptable to Twelve Seas (such review period expired on May 24, 2019); or (xi) by Twelve Seas if BPGIC fails to deliver to Twelve Seas by May 10, 2019 (or such later date as mutually agreed by BPGIC and Twelve Seas) the Escrow Agreement in form and substance reasonably acceptable to Twelve Seas, executed by BPGIC, Pubco and each Seller (such executed Escrow Agreement was timely delivered and such Escrow Agreement was subsequently assigned to and assumed by the Seller in all respects).

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to publicity, confidentiality, fees and expenses, trust fund waiver, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

In the event the Business Combination Agreement is terminated (i) by Twelve Seas or BPGIC as a result of the Closing not occurring by the Outside Date and the failure of the Closing to occur was not caused by or the result of a breach of the Business Combination Agreement by BPGIC, the Seller, Pubco or Merger Sub or (ii) by BPGIC as a result of an uncured breach by Twelve Seas, Twelve Seas shall pay BPGIC a cash termination fee equal to the aggregate amount of the legal and advisory fee expenses incurred by BPGIC prior to such termination, up to a maximum of $250,000, within 20 business days after such termination (or if later, within 3 business days of receipt of the amount of such expenses and reasonable related documentation).

Trust Account Waiver and Seller Release

BPGIC, Pubco, Merger Sub and the Seller have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Twelve Seas’ Trust Account held for its Public Shareholders, and have agreed not to, and have waived any right to, make any claim against the Trust Account (including any distributions therefrom).

The parties agreed that all claims or actions that may be based upon, arise out of or relate to the Business Combination Agreement or any of the ancillary documents may only be made against the parties to the Business Combination Agreement and not against any of their past, present or future directors, officers, employees, members, managers, partners, affiliates, agents, attorneys or representatives.

The Seller, on behalf of itself and its affiliates that own shares of such Seller, has agreed to provide a release of BPGIC, effective as of the Closing, for any rights that it may have in its capacity as a shareholder of BPGIC, other than its rights under the Business Combination Agreement and ancillary documents.

Governing Law and Arbitration

The Business Combination Agreement is governed by New York law. Any disputes under the Business Combination Agreement, other than claims for injunctive or equitable relief, will be subject to arbitration by the International Chamber of Commerce. Any such arbitration is to be held in London, United Kingdom.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, copies of each of which (to the extent they are in final form) are attached hereto as exhibits. Shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Founder Share Letter

Simultaneously with the execution of the Business Combination Agreement, the Initial Shareholders entered into a letter agreement with Twelve Seas, Pubco and BPGIC (the “Founder Share Letter”), pursuant to which the Initial Shareholders have agreed, effective upon the Closing, on a pro rata basis amongst the Initial Shareholders based on the number of Founder Shares owned by each of them, to (i) forfeit 20% of the Founder Shares owned by the Initial Shareholders at the Closing and (ii) subject 30% of the Founder Shares owned by the Initial Shareholders at the Closing (including any Pubco Ordinary Shares issued in exchange therefor in the Merger) to escrow and vesting and potential forfeiture obligations that are substantially identical to those that apply to the Escrow Property as described above.

Registration Rights Agreement

Pursuant to the Business Combination Agreement, the parties have agreed to negotiate mutually agreeable terms for a Registration Rights Agreement by and between Pubco and Seller (the “Registration Rights Agreement”), to be entered at or prior to the Closing and which shall become effective upon the Closing, with respect to the Exchange Shares to be received by the Seller at the Closing. Under the proposed Registration Rights Agreement, the Seller shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of the Exchange Shares (together with any securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Registrable Securities”), except that the Escrow Shares may not be requested to be registered or registered until they are released from the Escrow Account. The holders of a majority-in-interest of the Registrable Securities will be entitled under the proposed Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Registrable Securities, and the other holders of Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the proposed Registration Rights Agreement, Pubco shall give notice to the Seller and all other holders of Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Registrable Securities as requested by the holders in writing, subject to customary cut-backs. In addition, the proposed Registration Rights Agreement shall provide that subject to certain exceptions, the holders of Registrable Securities shall be entitled under the Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Registrable Securities on Form F-3 or S-3 and any similar short-form registration that may be available at such time. Under the proposed Registration Rights Agreement, Pubco will agree to indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Voting Agreement

Pursuant to the Business Combination Agreement, the parties have agreed to negotiate mutually agreeable terms for a post-Closing Voting Agreement in favor of the Seller (the “Voting Agreement”) to be entered at or prior to the Closing by the Initial Shareholders and the Seller. The proposed Voting Agreement will apply to the Ordinary Shares and other voting securities of Pubco issuable to the Initial Shareholders upon the conversion, exercise, exchange (or are otherwise granted in Pubco) of their (x) Founder Shares, (y) Private Placement Units and (z) the securities of Twelve Seas and Pubco that the Initial Shareholders (or their affiliates) acquire or agree to acquire prior to the Closing (collectively, the “Subject Shares”). The proposed Voting Agreement shall provide that from and after the Closing until the Voting Agreement terminates with respect to each Initial Shareholder, at each meeting of the shareholders of Pubco and in each written consent or resolutions of the Pubco shareholders in which an Initial Shareholder is entitled to vote, consent or approve, such Initial Shareholder unconditionally and irrevocably agrees to be present for such meeting and vote its Subject Shares (in person or by proxy), as directed by Seller, or consent to any action by written consent or resolution with respect to all such matters, as directed by the Seller. The proposed Voting Agreement will terminate upon the earlier to occur of (i) the mutual written consent of the Seller and the Initial Shareholders and (ii) with respect to any Initial Shareholder, automatically on the date such Initial Shareholder no longer holds any Subject Shares.

Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination

The following diagram illustrates the transaction structure of the Business Combination and organizational structures of the parties thereto.

Current Structure and Transactions

Twelve Seas Public Shareholders
Twelve Seas Public Rights Holders
IPO Underwriter
Twelve Seas Public Warrant Holders
Sponsor and other insiders
Replacement Securities
Securities Exchange
BPGIC Holdings Limited ("Seller")
Twelve Seas Investment Company (Cayman Islands exempted company) ("Twelve Seas")
Brooge Holdings Limited (Cayman Islands exempted company) ("Pubco")
Brooge Petroleum And Gas Investment Company FZE (Fujariah Free Zone, UAE company) ("BPGIC")
Merger
100%
Brooge Merger Sub Limited (Cayman Islands exempted company) ("Merger Sub")

1. Merger: Twelve Seas merges with and into Merger Sub, with Twelve Seas surviving. Existing Twelve Seas shareholders receive ordinary shares of Pubco on a one-for-one basis. Existing holders of Twelve Seas rights receive 1/10th of an ordinary share of Pubco for each Twelve Seas right. Existing holders of Twelve Seas warrants receive a replacement warrant to purchase an equal number of ordinary shares of Pubco at the same price per share. Outstanding Pubco shares prior to the merger are cancelled and Twelve Seas becomes a wholly-owned subsidiary of Pubco.
2. Securities Exchange: Brooge Petroleum and Gas Investment Company (BPGIC) PLC, the sole shareholder of BPGIC, shall exchange its shares of BPGIC for ordinary shares of Pubco and BPGIC becomes a wholly-owned subsidiary of Pubco.

The following diagram illustrates Pubco’s organizational structure following the consummation of the Business Combination.

Post-Closing Structure

Public Shareholders
(including former holders of
Twelve Seas rights)
Sponsor and Other Insiders
Seller
Holders of Pubco Public Warrants
issued in replacement for Twelve
Seas Warrants
IPO
Underwriter
Brooge Holdings Limited
(Cayman Islands exempted company)
("Pubco")
100%
100%
Twelve Seas Investment
Company
(Cayman Islands exempted company)
("Twelve Seas")
Brooge Petroleum And Gas
Investment Company FZE
(Fujariah Free Zone, UAE company)
("BPGIC")

Charter Documents of Pubco Following the Business Combination

Pursuant to the Business Combination Agreement, upon the Closing of the Business Combination, Pubco’s memorandum and articles of association will be amended and restated promptly to:

•        reflect necessary changes and to be consistent with the proposed amended charter (for a full description of the proposed amendments to the charter see “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association”); and

•        make certain other changes that Pubco’s board of directors deems appropriate for a public company.

Headquarters; Stock Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•        the corporate headquarters and principal executive offices of Pubco will be located at P.O. Box 50170, Fujairah, UAE, which are BPGIC’s current corporate headquarters; and

•        if Pubco’s applications for listing are approved, Pubco’s Ordinary Shares and warrants will be traded on NASDAQ under the symbols BROG and BROGW, respectively.

Background of the Business Combination

The following is a discussion of Twelve Seas’ formation, the background of Twelve Seas’ previous attempts at a business combination, its negotiations with and evaluation of BPGIC, the Business Combination Agreement and related matters.

On June 22, 2018, Twelve Seas closed its Initial Public Offering of 18,000,000 Units, with each Unit consisting of one ordinary share, one Warrant to acquire one ordinary share at a price of $11.50 and one Right entitling the holder thereof to receive one-tenth (1/10) of one ordinary share. On June 28, 2018, Twelve Seas consummated the sale of an additional 2,700,000 Units which were subject to an over-allotment option granted to the underwriters of its Initial Public Offering. The Units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $207,000,000. Simultaneously with the consummation of the Initial Public Offering and the exercise of the underwriters’ over-allotment option, Twelve Seas consummated the private sale of an aggregate of 529,000 Units to its Initial Shareholders, in each case at $10.00 per Unit for an aggregate purchase price of $5,290,000.

Promptly following its Initial Public Offering, Twelve Seas commenced consideration of potential target businesses with the objective of consummating a business combination. Twelve Seas sought out potential target businesses based on internal research and through the networks of relationships of Twelve Seas’ management, board of directors and with professional service providers (lawyers, accountants, consultants, finders and investment bankers). Twelve Seas educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. Twelve Seas also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, Twelve Seas’ directors were updated with respect to the status of the Business Combination search. Input received from Twelve Seas’ directors was material to its management’s evaluation of a potential business combination.

From the closing of Twelve Seas’ initial public offering through the signing of the Business Combination Agreement with BPGIC in April 2019, representatives of Twelve Seas contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions. In all, representatives of Twelve Seas have evaluated over 100 potential transactions from a wide range of industry segments including, but not limited to, oil and gas equipment and services, telecommunications, manufacturing, education, software, financial, retail, consumer products and technology.

The following is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by Twelve Seas but sets forth the significant discussions and steps that Twelve Seas took to reaching a Business Combination Agreement with BPGIC.

On September 11, 2018, Gregory Stoupnitzky, Independent Director of Twelve Seas, met with a representative of RBC Capital Markets, LLC (“RBC”) to commence initial discussions on potential targets, at which time they agreed to have a follow-up meeting in October.

On October 15, 2018, Bryant Edwards, COO of Twelve Seas, met with a representative of RBC’s London offices to discuss potential targets. BPGIC was identified as a possible target as it satisfied Twelve Seas’ desired company profile for a target. In the discussion between Mr. Edwards and a representative of RBC, Mr. Edwards provided Twelve Seas’ criteria for selecting possible targets, namely the characteristics of the types of deals the management of Twelve Seas believed were in the best interests of Twelve Seas’ stakeholders, including relative Enterprise Value, operating industries and regions. Upon hearing a description of BPGIC, Mr. Edwards expressed an interest in BPGIC as a potential target, and RBC agreed to provide additional information.

On November 6, 2018, Messrs. Stoupnitzky and Edwards attended a dinner sponsored by RBC, where members of senior management of BPGIC, were presenting. The parties met and Twelve Seas was invited to visit BPGIC at its offices in Dubai later in November.

On November 13, 2018, representatives of RBC hosted a call with Messrs. Stoupnitzky, Edwards and Steve Cannon, CFO of Twelve Seas, to discuss SPAC merger structures generally.

On November 26, 2018, Messrs. Edwards and Cannon met with members of senior management of BPGIC in Dubai, at which meeting they gave a presentation on Twelve Seas, including an illustration of a potential merger transaction and statistics about the relative size of public company listings in the U.S. versus London markets for the oil and gas storage sector. Mr. Cannon also provided a copy of the presentation to RBC.

On November 28, 2018, Mr. Cannon met with members of senior management of BPGIC, and gave a presentation on Twelve Seas. On the same day, Mr. Cannon had a call with representatives of RBC to discuss the meeting with BPGIC.

On November 29, 2018, Messrs. Edwards and Cannon met with members of senior management of BPGIC at BPGIC’s Dubai offices to review the presentation on Twelve Seas and answer related questions.

On December 4, 2018, Messrs. Stoupnitzky, Edwards and Cannon had a call with representatives of RBC regarding the merger model. On the same day, Mr. Cannon had a call with a representative of EarlyBirdCapital, Inc. (“EBC”) to review the Twelve Seas presentation and certain comparable companies. In addition, Mr. Cannon emailed senior management of BPGIC a detailed transaction timeline as well as a responsibilities checklist.

On December 5, 2018, Mr. Cannon emailed senior management of BPGIC an analysis comparing “traditional initial public offerings” versus mergers with SPACs.

On December 8, 2018, RBC sent public market comparables and a generic valuation analysis based on assumptions of financial performance of terminals of the BPGIC’s publicly disclosed size to Twelve Seas.

On December 9, 2018, Twelve Seas and BPGIC entered into a non-disclosure agreement.

On December 11, 2018, Messrs. Edwards and Cannon met with members of senior management of BPGIC in Abu Dhabi, at which meeting they gave a presentation and received initial due diligence materials from BPGIC, including financial statements, as well as the prospectus and investor presentation from BPGIC’s attempted London Stock Exchange initial public offering. On the same day, Messrs. Stoupnitzky, Edwards and Cannon had a call with representatives of RBC to discuss the meeting with BPGIC in Abu Dhabi and certain financial information prepared by RBC with respect to BPGIC.

On December 12, 2018, Mr. Cannon emailed senior management of BPGIC a detailed timeline and responsibilities proposal with alternatives and options. On the same day, Mr. Cannon met with senior management of BPGIC and the BPGIC finance team to review a draft letter of intent and commence due diligence.

On December 13, 2018, Mr. Stoupnitzky met with a representative of EBC in its New York offices to discuss the transaction.

On December 16, 2018, Twelve Seas and BPGIC executed a non-binding letter of intent.

On December 18, 2018, EBC hosted a meeting in its New York offices with representatives from Twelve Seas, EBC and RBC to discuss the status of the transaction with BPGIC, including the valuation and investor interest. On the same day, Mr. Cannon met with senior management of BPGIC at the Fujairah facility for a due diligence site visit and facilities tour.

On December 19, 2018, Mr. Cannon met with senior management of BPGIC at BPGIC’s Dubai office to review and discuss valuation materials comparing an LSE initial public offering and a merger with a SPAC and next steps in the process.

On December 19-20, 2018, Mr. Cannon also conducted due diligence in the Dubai office.

On January 8, 2019, Mr. Cannon and senior management of BPGIC exchanged emails discussing valuation of BPGIC and ways to move forward.

On January 9, 2019, Mr. Cannon had a call with representatives of RBC to discuss the BPGIC business model in the context of the oil and gas storage industry sector, as well as U.S. investor interest in BPGIC.

On January 29, 2019, senior management of BPGIC emailed Mr. Cannon regarding the valuation.

On February 28, 2019, Mr. Cannon had a call with representatives of EBC to discuss the implications of investments by KKR and Blackrock in the Abu Dhabi National Oil Company (“ADNOC”) as it relates to U.S. investor interest in the region and companies such as BPGIC.

On March 6, 2019, Mr. Cannon had a call with representatives of RBC to discuss the KKR and Blackrock investment in ADNOC as it relates to U.S. investor interest in the region and companies such as BPGIC.

On March 7, 2019, Mr. Cannon emailed senior management of BPGIC to inform him that Twelve Seas was prepared to present a revised offer to BPGIC, increasing the valuation offered for BPGIC from $800 million, including $200 million of escrow shares, to $1 billion, including $250 million of escrow shares. It was Twelve Seas’ management’s belief that the KKR and Blackrock investment in ADNOC demonstrated increased US investor confidence and interest in the region and portends significant regional investments in the Oil and Gas Industry in the near future, which BPGIC is well-positioned to benefit from. On the same date, Mr. Stoupnitzky had calls with a representative of RBC to discuss moving the deal forward.

On March 11, 2019, Messrs. Edwards and Cannon met with various team members from BPGIC to present a revised transaction proposal, an analysis of a potential capital raise in connection with the closing of the merger and a revised timeline and responsibilities checklist.

On March 12, 2019, senior management of BPGIC called Mr. Cannon to inform him that BPGIC wanted to move forward with the transaction.

On March 13, 2019, Messrs. Edwards and Cannon met with senior management of BPGIC at BPGIC’s Abu Dhabi office to review and discuss the transaction terms, after which Twelve Seas presented a revised letter of intent based on negotiations held during such meeting.

On March 14, 2019, Mr. Cannon emailed the BPGIC team information about listing on NASDAQ.

On March 19, 2019, Mr. Cannon met with the BPGIC team at BPGIC’s Abu Dhabi office to further negotiate transaction terms.

On March 21, 2019, Twelve Seas provided senior management of BPGIC additional materials in response to questions that arose during the March 19, 2019 meeting in Abu Dhabi.

On March 25, 2019, Mr. Cannon met with senior management of BPGIC at BPGIC’s Abu Dhabi office to further negotiate transaction terms. On the same day, Mr. Cannon sent BPGIC an executed revised letter of intent.

On March 27, 2019, Mr. Cannon emailed senior management of BPGIC to address certain terms that were discussed at the March 25, 2019 meeting.

On March 28, 2019, Messrs. Stoupnitzky and Cannon had a call with representatives of RBC. On the same day, a senior manager of BPGIC contacted Mr. Edwards to confirm receipt of the executed letter of intent. A senior manager of BPGIC indicated that BPGIC was not yet prepared to sign the letter of intent but agreed upon certain non-circumvention provisions therein.

On March 31, 2019 and April 1, 2019, Messrs. Edwards and Cannon met with the BPGIC team as well as K&L Gates LLP, counsel to BPGIC, in BPGIC’s Abu Dhabi office to further discuss transaction terms.

On April 1, 2019, Mr. Cannon spoke with a representative of EBC regarding EBC working with RBC regarding investor outreach.

On April 2, 2019, Messrs. Edwards and Cannon met with the BPGIC team as well as K&L Gates LLP in BPGIC’s Abu Dhabi office to further negotiate transaction terms.

On April 3, 2019, Mr. Cannon met with senior management of BPGIC in BPGIC’s Abu Dhabi office to further negotiate transaction terms, after which the parties agreed upon terms.

On April 4, 2019, Mr. Cannon met with senior management of BPGIC as well as K&L Gates at BPGIC’s Abu Dhabi office to discuss the schedule for completion of the definitive Business Combination Agreement and BPGIC’s financial statements, review of a management presentation and to conduct a site visit for Messrs. Edwards and Stoupnitzky. On the same day, Messrs. Edwards and Cannon spoke with EBC regarding investor outreach. On the same day, Mr. Cannon contacted Albeck Financial Services, Inc. (“Albeck”), Twelve Seas’ independent registered public accounting firm to begin preparing audited financial statements and unaudited pro-forma financial statements to be used in the Business Combination’s proxy statement/prospectus. In addition, Mr. Cannon contacted UHY Ltd. (“UHY”), Twelve Seas’ independent auditors, to begin preparing to audit the financial statements.

On April 6, 2019, Twelve Seas had calls with Ellenoff Grossman & Schole LLP (“EGS”), counsel for Twelve Seas, as well as Al Tamimi, UAE counsel for Twelve Seas, regarding due diligence to be conducted by local counsel in UAE for BPGIC.

On April 7, 2019, Twelve Seas, Al Tamimi, Robin Mills from Qamar Energy, representatives from RBC, BPGIC and K&L Gates met to discuss the progress of the Business Combination Agreement, and the investor presentation. On the same day, a senior manager of BPGIC sent Mr. Cannon a five-year financial forecast for BPGIC.

On April 8, 2019, Messrs. Edwards and Stoupnitzky and Ms. Mills met with senior management of BPGIC to take a facilities tour of BPGIC. On the same day, Twelve Seas had calls with the EBC team to discuss BPGIC and the investor presentation. On the same day, Twelve Seas had discussions with UHY, Albeck and EGS to discuss details relating to execution of the Business Combination Agreement.

On April 9-10, 2019, Mr. Cannon met with the BPGIC team to continue discussions related to terms of the Business Combination Agreement.

On April 10, 2019, Twelve Seas held a meeting of its board of directors where the board unanimously approved the transaction presented by Mr. Cannon and authorized Twelve Seas to finalize and execute the Business Combination Agreement with BPGIC. In addition, the board of Twelve Seas approved the change of Twelve Seas’ ticker symbols from “TWLV,” “TWLVR,” “TWLVR” and “TWLVU” to “BROG,” “BROGR,” “BROGW” and “BROGU,” respectively.

On April 11, 2019, Mr. Cannon met and had calls with the BPGIC, K&L Gates and EGS teams to continue working on the terms of the Business Combination Agreement as well as the investor presentation.

On April 12, 2019, Twelve Seas held a meeting of its board of directors where Mr. Cannon updated the board on changes in the proposed transaction and other key developments with BPGIC since the last meeting of the board held on April 10, 2019. The board of directors approved an updated version of the Business Combination Agreement, which included the revised deal terms. The material changes to the deal terms that were approved by the board of directors of Twelve Seas on April 12, 2019, differed from the deal terms contained in the March 13th draft letter of intent, to include (i) reducing the number of shares to be held in escrow from 25 million to 20 million, to be released upon BPGIC reaching an annualized EBITDA target of $250 million or a stock price target of $14.00; (ii) introducing new early earn-out financial targets where 50% of the shares held in escrow will be released upon BPGIC reaching an annualized EBITDA target of $175 million or a stock price target of $12.50; (iii) the increase of the percentage of net cash from 20% to 40% which Twelve Seas may use to purchase existing equity interests of BPGIC, in lieu of issuing new shares as consideration; and (iv) the setting a target amount to be raised in a PIPE offering of $50 Million to up to $100 Million.

On April 15, 2019, the parties executed the Business Combination Agreement and various team members from Twelve Seas, BPGIC, EBC, EGS, UHY, and K&L Gates attended a ceremony at NASDAQ.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

Twelve Seas’ Board of Directors’ Reasons for Approval of the Business Combination

Twelve Seas’ Board of Directors listened to and reviewed a presentation provided by the Twelve Seas management team and certain Board members visited BPGIC’s storage facilities in order to determine that the consideration to be paid to BPGIC was reasonable and that the Business Combination was in the best interests of Twelve Seas’ shareholders.

The presentation provided to the Board was derived from due diligence that the Twelve Seas’ management team conducted of BPGIC that included:

•        Review of BPGIC’s historical financials and projected financials

•        BPGIC’s customer contracts

•        BPGIC’s financing agreements

•        Market research commissioned by BPGIC

•        Site visit of BPGIC’s storage facilities

•        Discussions with BPGIC management and investors

•        Discussions with investment professionals in the oil and gas industry

•        Presentation materials from BPGIC’s London IPO efforts

•        Financial data of public companies that are comparable to BPGIC

The presentation to the Twelve Seas Board included the following qualitative and quantitative evaluations made by the Twelve Seas management team regarding BPGIC in order to enable its board of directors to ascertain the reasonableness of the consideration being paid:

Evaluation Criteria	Evaluation of BPGIC by Twelve Seas Management
A high-quality senior management team	BPGIC’s management team has extensive industry experience, solid understanding of business operations, and in-depth knowledge of industry trends and customer needs.
Operating stability with significant growth potential

BPGIC’s has been profitable since 2018 with stable monthly revenue, consistently high profit margins, zero safety incidents, and expansion plans underway that will significantly increase revenue and profit.

Demonstration of industry leadership

BPGIC has received the “Excellence in Terminal Optimisation Award” at the 2019 Global Tank Storage Awards in Rotterdam in recognition of the industry-leading technology and design incorporated into its facilities. Additionally, BPGIC has consistently generated profit margins significantly above that of comparable public market companies.

Evaluation Criteria	Evaluation of BPGIC by Twelve Seas Management
Competitive advantages

BPGIC’s facilities are located on a prime location within Fujairah, the second largest bunker hub in the world. BPGIC’s facilities are closer to the jetties than almost any other of its competitors in Fujairah, allowing for quick vessel turnaround time at lower cost to its customers.

BPGIC’s facilities are designed to deliver superior ancillary services (blending, heating, transfer) to clients, reduce operational cost to BPGIC, and increase safety. The focus on superior ancillary services attracts clients with higher ancillary service utilization requirements and results in higher revenue and profits beyond the base storage fees. The built-in automation features of BPGIC’s facilities reduces headcount requirements and improves safety.

Additionally, BPGIC’s facilities are IMO 2020 compliant.

An attractive valuation	BPGIC’s valuation expectations are at an attractive discount to comparable public market companies.
Alignment with public investors

BPGIC’s investors have expressed that they are not planning to sell significant portions of their shares at the time of the Business Combination and have expressed commitment to remain as majority owners. Additionally, BPGIC investors have agreed to have a significant portion of the consideration paid to them be held in escrow until certain financial or share price growth milestones have been met.

Use of proceeds	BPGIC has reasonable expectations relating to the use of the funds it will receive in the Business Combination, with a significant portion of the funds earmarked for its ongoing expansion plans.

The tables below summarize the key financial data and quantitative analysis Twelve Seas management presented to the Board in support of its evaluation that BPGIC’s valuation expectations are at an attractive discount to comparable public market companies.

BPGIC Historical Financials & Projections

In connection with Twelve Seas’ review of the Business Combination, BPGIC provided Twelve Seas management with historical financials and certain projections regarding future financial performance. Such information is provided below. Only the projections for years 2019 and 2020 were presented to Twelve Seas’ Board for consideration, given that the valuation methodologies utilized to determine the attractiveness of the transaction, specifically trading multiples of comparable public companies, also only covered projected multiples for 2019 and 2020. The projections provided to Twelve Seas were based on internal BPGIC estimates, which have not been examined by BPGIC’s auditors, and may not be consistent with actual performance. No assurance can be given that any of the projections set forth below will prove to be accurate, or that the growth described, or any growth, will be able to be achieved. The following information is provided solely for the convenience of the reader.

	Actuals	Projections
	2018(1)	2019E	2020E(2)	2020E (Annualized)(3)
(capacity in m3)
Storage Capacity	400,000	400,000	400,000 to 1,000,000	1,000,000
(dollars in millions)
Total EBITDA	$28	$36	$96	$128
Storage (Take-or-pay) EBITDA(4)	14	17	37	50
Ancillary Services EBITDA	14	19	39	58
Refinery EBITDA	—	—	20	20
EBITDA Margin	84%	—	—	89%

____________

(1)      BPGIC’s facilities did not become fully operational until the second quarter of 2018

(2)      2020 EBITDA assuming refinery is fully operational for the full year and all 1,000,000 m3 of storage capacity begins storage and ancillary services operations in second quarter of 2020 and becomes fully operational starting the third quarter of 2020

(3)      2020 Annualized EBITDA assuming all 1,000,000 m3 and the refinery are fully operational for storage and ancillary services for the entire year

(4)      All actual and projected costs and expenses allocated to “Storage” EBITDA

Financials of Public Companies Comparable to BPGIC

In order to assess the attractiveness of BPGIC’s valuation versus comparable public companies in the oil and gas storage industry, Twelve Seas management reviewed and compared certain financial information (including revenue, enterprise value, EBITDA, EBITDA margins and Enterprise Value to EBITDA multiple) of five selected public companies operating in the Americas, EMEA, and Asia. In the exercise of its professional judgment, based on its knowledge of the relevant industries, and based on its consultation with investment banking professionals within the industry, Twelve Seas management deemed these selected public companies similar to BPGIC. The financial data was sourced from Capital IQ as of March 26, 2019.

	Vopak	Buckeye	Nustar Energy	SemGroup Corp	Global Partners	Mean	Median
Ticker	ENXTAM: VPK	NYSE: BPL	NYSE: NS	NYSE: SEMG	NYSE: GLP
Market Cap	$5,971	$5,494	$2,868	$1,158	$664
Enterprise Value (EV)	$8,218	$10,218	$7,305	$4,065	$2,010
Last Twelve Months
– Revenue	$1,447	$4,108	$1,962	$2,503	$12,673
– EBITDA	$693	$879	$655	$304	$258
– Net Income	$333	($52)	$206	($24)	$102
– EV / Revenue	5.7x	2.5x	3.7x	1.6x	0.2x	2.7x	2.5x
– EV / EBITDA	11.9x	11.6x	11.2x	13.4x	7.8x	11.2x	11.6x
– Price / Earnings	17.9x	NM	13.9x	NM	6.5x	12.8x	13.9x
	Vopak	Buckeye	Nustar Energy	SemGroup Corp	Global Partners	Mean	Median
Ticker	ENXTAM: VPK	NYSE: BPL	NYSE: NS	NYSE: SEMG	NYSE: GLP
2019E
– EV / Revenue	5.4x	2.6x	3.5x	1.7x	$258	2.7x	2.6x
– EV / EBITDA	10.1x	11.5x	10.7x	9.3x	9.3x	10.2x	10.1x
– EBITDA Margin	53.8%	22.4%	33.1%	17.9%	1.8%	25.8%	22.4%
– Price / Earnings	16.5x	14.7x	15.0x	NM	62.5x	27.2x	15.8x
2020E
– EV / Revenue	5.2x	2.7x	3.4x	1.6x	0.2x	2.6x	2.7x
– EV / EBITDA	9.5x	10.6x	9.9x	8.3x	9.0x	9.5x	9.5x
– EBITDA Margin	55.2%	24.9%	34.8%	19.2%	1.8%	27.2%	24.9%
– Price / Earnings	15.7x	12.9x	14.2x	110.1x	35.0x	37.6x	15.7x

The companies had market cap, enterprise value, revenue, EBITDA, net income, EV / Revenue multiple, EV / EBITDA multiples, EBITDA margin and price / earnings multiples as listed in the table above. Based on a review of the different types of multiples in the table above and the nature of BPGIC’s business, Twelve Seas management team judged that enterprise value / EBITDA multiple is the most appropriate way to value and compare BPGIC’s value to its public peers.

Of the selected public companies, Twelve Seas management identified Vopak as the competitor with the most similar business model as BPGIC and, accordingly, placed more weight on its financials and multiples. Additionally, because Twelve Seas management is valuing BPGIC based on BPGIC’s projected 2020 financials, Twelve Seas management focused on the 2020E financials in the table above when comparing BPGIC’s value to its public peers. With the mean and median of the five selected public companies and Vopak’s 2020E EV / EBITDA multiples all converging to 9.5:1, Twelve Seas management assessed that 9.5:1 is an appropriate EV / EBITDA multiple comparison point to use in order to assess the attractiveness of BPGIC’s valuation.

BPGIC’s EV / EBITDA Multiple Analysis

(in millions)	Shares	$
Net Cash from SPAC(1)		203
Projected BPGIC Cash at Merger Closing		0
Projected BPGIC Debt at Merger Closing		185
BPGIC Net Debt at Merger Closing		(18)
Equity of Existing BPGIC Shareholders(2)	80	800
SPAC Shareholders(2)	22.8	228
Sponsor & Underwriter Shareholders(2)	3.5	35
Total Outstanding Equity of Combined Company(2)	106.3	1,063
Enterprise Value of Combined Company		1,045
BPGIC 2020E EBITDA(3)		128
2020E EV / EBITDA Multiple		8.2x

____________

(1)      Assumes no investors in Twelve Seas redeem shares in connection with the Business Combination; includes estimated interest earned in Trust by time of merger of $4.8 million; assumes $9.2 million of transaction fees and expenses for the merger

(2)      Excluding all Escrow Shares; including Rights Shares issued at Business Combination; assumes an illustrative value per share of $10

Based on the foregoing analysis, Twelve Seas’ management determined that the $800 million preliminary estimate of fair market value of BPGIC based on BPGIC’s projected annualized EBITDA starting in the Third Quarter of 2020 is equivalent to a 8.2:1 EV / EBITDA multiple and represents an attractive discount to the 2020E EV / EBITDA multiple of 9.5:1 estimated for BPGIC’s comparable public peers.

In addition to the above valuation analysis, Twelve Seas’ management, certain board members and advisors conducted on-site diligence of BPGIC during which they reviewed key aspects of BPGIC’s business operations such as technology and infrastructure and conducted interviews of BPGIC’s management members and investors. Twelve Seas and its legal advisor also reviewed legal, accounting and other materials in the data room set up for the transaction and analyzed issues and risks discovered in this process.

Twelve Seas’ management and the members of its board of directors have long and diverse experience in both operational management and investment and financial management and analysis and, in its opinion, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with Twelve Seas’ search for a merger partner. A detailed description of the experience of Twelve Seas’ board of directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to Twelve Seas — Directors and Executive Officers.”

The Twelve Seas board of directors determined that the consideration being paid in the Business Combination, the amount of which was negotiated at arms-length, was fair to and in the best interests of Twelve Seas and its shareholders and appropriately reflected BPGIC’s value. The board based this conclusion on (i) a comparison of (a) the agreed $1.05 billion enterprise value of BPGIC, which excludes value of shares held in escrow, as a multiple of the estimated annualized EBITDA as of the Third Quarter of 2020 (a 8.2:1 multiple), to (b) the mean enterprise values as a multiple of the estimated 2020 EBITDA of a set of comparable companies (a 9.5:1 multiple); (ii) a review of revenue projections provided by BPGIC by reviewing key customer contract terms, key assumptions supporting the projection, and historical financial performance; and (iii) a range of qualitative and quantitative factors such as BPGIC’s market position, management experience, geographic foothold, and future growth opportunities. In particular, the enterprise value/EBITDA multiple analysis indicated that Twelve Seas’ valuation of BPGIC was at a lower multiple of its EBITDA compared to that of the selected comparable public companies in the same industry. Such comparison supported the fairness of Twelve Seas’ valuation of BPGIC.

Based on information provided by Twelve Seas’ management and financial advisors as well as information collected in its own diligence of BPGIC, the Twelve Seas board of directors concluded that the Business Combination Agreement with BPGIC was in the best interests of Twelve Seas’ shareholders. The Twelve Seas board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Twelve Seas board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Twelve Seas board may have given different weight to different factors.

The Twelve Seas board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•        Foreign Holding Company Structure.    The added risks that would be present in the proposed post-Business Combination structure, such as the risk of being able to enforce future judgments against a foreign company, that would not have been present if the combined company was a U.S. domiciled entity;

•        Ability to Assess BPGIC’s Business and Management.    Twelve Seas’ ability to assess BPGIC’s business’ management may be limited due to a lack of time, resources or information. Twelve Seas’ assessment of the capabilities of BPGIC’s management may accordingly prove to be incorrect and BPGIC management may lack the skills, qualifications or abilities that Twelve Seas believed BPGIC management had; and

•        Other Risks.    Various other risks associated with the business of BPGIC, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Twelve Seas board concluded that the potential benefits that it and its shareholders expected to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The board also noted that the Twelve Seas shareholders would have a substantial economic interest in the combined company (depending on the level of Redemption). Accordingly, the board unanimously determined that the Business Combination Agreement and the Transactions contemplated therein, were advisable, fair to, and in the best interests of Twelve Seas and its shareholders.

Satisfaction of 80% Test

It is a requirement under Twelve Seas’ amended and restated memorandum and articles of association that any business acquired by Twelve Seas have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial Business Combination.

As of April 15, 2019, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was approximately $211 million and 80% thereof represents approximately $169 million. In reaching its conclusion on the 80% asset test, Twelve Seas’ board of directors used as a fair market value for BPGIC of $1.0 billion enterprise value, which is before giving any affect for the Merger and was implied based on the terms of the Business Combination agreed to by parties in negotiating the Business Combination Agreement. This fair market value was implied based on adding (i) the $800 million common equity value consideration to the current BPGIC owners that is not held in escrow and (ii) the $185 million of estimated net debt of BPGIC to be rolled over at Closing, but excluding the effects of the Merger. The parties to the Business Combination Agreement considered factors such as BPGIC’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors.

The Twelve Seas board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of BPGIC met the 80% requirement. Based on the fact that the $1.0 billion fair market value of BPGIC as described above, is in excess of the threshold of approximately $169 million, representing 80% of the balance of the funds in the Trust Account, the Twelve Seas board determined that the fair market value of BPGIC was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

Interests of Twelve Seas’ Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of Twelve Seas to vote in favor of approval of the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal, shareholders should keep in mind that Twelve Seas’ Initial Shareholders, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Twelve Seas shareholders generally. In particular:

•        If the Business Combination with BPGIC or another business combination is not consummated by December 22, 2019, Twelve Seas will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 5,175,000 Founder Shares held by Twelve Seas’ Initial Shareholders, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Twelve Seas’ Initial Public Offering, would be worthless because Twelve Seas’ Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares. As part of the Business Combination, Twelve Seas’ Initial Shareholders agreed to forfeit 1,035,000 Founder Shares, which would be cancelled. As a result, Twelve Seas’ Initial Shareholders would retain 4,140,000 Founder Shares. Such shares had an aggregate market value of $41.6 million based upon the closing price of $10.06 per share on NASDAQ on April 12, 2019.

•        Twelve Seas’ Sponsor purchased an aggregate of 529,000 Private Placement Units from Twelve Seas for an aggregate purchase price of $5,290,000 (or $10.00 per Unit). This purchase took place on a private placement basis simultaneously with the consummation of the Initial Public Offering. All of the proceeds Twelve Seas received from these purchases were placed in the Trust Account. Such Units had an aggregate market value of $5.6 million based upon the closing price of $10.50 per Unit on NASDAQ on April 12, 2019, the day before the Business Combination was announced. The purchasers of the Private Placement Units waived the right to participate in any Redemption or liquidation distribution with respect to such Private Placement Units. Accordingly, the Twelve Seas shares, Warrants and Rights underlying the Private Placement Units will become worthless if Twelve Seas does not consummate a business combination by December 22, 2019 (as will the Twelve Seas Warrants and Rights held by Public Shareholders).

•        The total market value of the Twelve Seas directors’ current equity ownership in Twelve Seas ordinary shares and Units, based on the closing price of $10.06 per ordinary share of Twelve Seas and $10.50 per Unit on the NASDAQ as of April 12, 2019, is approximately $1.0 million.

•        If Twelve Seas is unable to complete a business combination within the required time period, the Initial Shareholders will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Twelve Seas for services rendered or contracted for or products sold to Twelve Seas, but only if such a vendor or target business has not executed such a waiver.

•        Twelve Seas’ Initial Shareholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Twelve Seas’ behalf, such as identifying and investigating possible business targets and business combinations. However, if Twelve Seas fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Twelve Seas may not be able to reimburse these expenses if the Business Combination with BPGIC or another business combination, is not completed by December 22, 2019. As of the date of this proxy statement/prospectus, there is $60,175 of unpaid reimbursable expenses.

•        Since its inception, the Sponsor has made loans from time to time to Twelve Seas to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $700,000 principal amount of these loans is outstanding. $500,000 of the loans are evidenced by non-interest-bearing notes that are convertible at the Sponsor’s election upon Closing into Units of Twelve Seas at a price of $10.00 per Unit or otherwise to be repaid promptly upon Closing. The remaining $200,000 of the loans are evidenced by non-interest-bearing notes that are non-convertible and to be repaid promptly upon Closing.

Recommendation of Twelve Seas’ Board of Directors

After careful consideration of the matters described above, particularly BPGIC’s high historical profit margins versus competitors, potential for growth, the experience of BPGIC’s management, BPGIC’s competitive positioning, its customer relationships, and technical skills, Twelve Seas’ board determined unanimously that each of the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal, if presented, Twelve Seas’ board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Twelve Seas board of directors is not meant to be exhaustive but includes the material information and factors considered by the Twelve Seas board of directors.

Pubco’s Amended and Restated Memorandum and Articles of Association

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association. Pubco’s Amended and Restated Memorandum and Articles of Association will reflect the following material differences from Twelve Seas’ current amended and restated memorandum and articles of association:

•        the name of the new public entity will be “Brooge Holdings Limited” as opposed to “Twelve Seas Investment Company”;

•        Pubco will have 450,000,000 authorized Ordinary Shares and 50,000,000 authorized preferred shares, as opposed to Twelve Seas having 200,000,000 authorized ordinary shares and 2,000,000 authorized preferred shares;

•        Pubco’s corporate existence will be perpetual as opposed to Twelve Seas’ corporate existence which terminates if Twelve Seas is unable to consummate a business combination; and

•        Pubco’s Amended and Restated Memorandum and Articles of Association will not include the various provisions applicable only to special purpose acquisition companies that Twelve Seas’ amended and restated memorandum and articles of association contains (Article Sixth).

As noted above, the provisions of Article Sixth of Twelve Seas’ amended and restated memorandum and articles of association will not be included in Pubco’s Amended and Restated Memorandum and Articles of Association. The provisions of Article Sixth that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the Business Combination:

•        Section A requires that Twelve Seas submit such business combination to its shareholders for approval pursuant to the proxy rules promulgated under the Exchange Act.

•        Section B provides that Twelve Seas may consummate a business combination that is submitted to its shareholders for approval only if a majority of the then issued and outstanding ordinary shares present and entitled to vote at the Meeting to approve such business combination are voted for the approval of such business combination.

•        Section C specifies the procedures for exercising Redemption rights with respect to Public Shares.

•        Section D relates to certain tender offer procedures in connection with a business combination.

•        Section E prohibits Twelve Seas from consummating a business combination unless Twelve Seas has net tangible assets of at least $5,000,001 upon consummation of such business combination.

•        Section F provides that, if a business combination is not consummated by December 22, 2019, Twelve Seas will cease all operations except for the purposes of winding up, redeeming 100% of the Public Shares for cash and, subject to approval of Twelve Seas’ then shareholders and Twelve Seas’ board of directors, dissolving and liquidating.

•        Section G provides when holders of Public Shares are entitled to receive distributions from the Trust Account.

•        Section H prohibits a business combination prior to the initial business combination.

•        Section I prohibits Twelve Seas from issuing any ordinary shares, any securities convertible into ordinary shares, or any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the ordinary shares on a business combination, prior to the consummation of a business combination.

•        Section J relates to the classification of directors.

The preamble and Article Sixth (other than Section J providing for a classified board) relate to the operation of Twelve Seas as a blank check company prior to the consummation of its initial business combination and would not be applicable to Pubco after consummation of the Merger. Accordingly, they would serve no further purpose.

Certain provisions in the Amended and Restated Memorandum and Articles of Association of Pubco, such as the super majority voting requirements for amendments thereto described above, may discourage unsolicited takeover proposals that Pubco’s shareholders may consider to be in their best interest and may make the removal of Pubco’s incumbent management more difficult.

Other anti-takeover provisions under the Amended and Restated Memorandum and Articles of Association of Pubco include:

•        Undesignated Preferred Shares.    Pubco’s board of directors will have the ability to designate and issue preferred shares with voting or other rights or preferences that could deter hostile takeovers or delay changes in its control or management.

•        Directors Removed Only for Cause.    Pubco’s Amended and Restated Memorandum and Articles of Association will provide that shareholders may remove directors only for cause.

For discussions on risks associated with the above anti-takeover provisions, please see “Risk Factors — Provisions in Pubco’s amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.”

U.S. Federal Income Tax Considerations

The following discussion sets forth the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of Twelve Seas ordinary shares, Warrants or Rights of (i) the Business Combination, (ii) the ownership of Pubco Ordinary Shares following the Business Combination and (iii) the election to have Twelve Seas ordinary shares redeemed for cash. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Twelve Seas ordinary shares, Warrants or Rights that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that hold Twelve Seas ordinary shares, Warrants or Rights as capital assets within the meaning of Section 1221 of the Code.

This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that acquired Twelve Seas ordinary shares, Warrants or Rights pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold Twelve Seas ordinary shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        persons required to accelerate the recognition of any item of gross income with respect to Twelve Seas ordinary shares as a result of such income being recognized on an applicable financial statement; and

•        persons who actually or constructively own 5 percent or more of Twelve Seas ordinary shares (except as specifically provided below); or the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Twelve Seas ordinary shares, Warrants or Rights. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Twelve Seas ordinary shares, Warrants or Rights through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Twelve Seas ordinary shares, Warrants or Rights, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Additionally, this discussion does not address the conversion of Warrants (including the Private Placement Warrants) into Twelve Seas ordinary shares. Holders of Warrants should consult with their own tax advisors regarding the particular tax consequences to them of holding, exercising or disposing of the Warrants.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF TWELVE SEAS ORDINARY SHARES, WARRANTS OR RIGHTS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF TWELVE SEAS ORDINARY SHARES WHO CHOOSE TO HAVE THEIR ORDINARY SHARES REDEEMED FOR CASH OR WHO CHOOSE TO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND OWNING AND DISPOSING OF PUBCO’S ORDINARY SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Certain U.S. Federal Income Tax Considerations of Participating in the Business Combination

In General

This section is subject in its entirety to the discussion in the section below entitled “— Passive Foreign Investment Company”. This section is addressed to U.S. Holders of ordinary shares of Twelve Seas that elect to participate in the Business Combination. The Merger of Twelve Seas and Merger Sub together with the Share Exchange by BPGIC will qualify as an exchange described in Section 351 of the Code. A U.S. Holder of Twelve Seas ordinary shares will have the tax consequences described below unless Twelve Seas is a PFIC (as defined in the section below entitled “— Passive Foreign Investment Company”) and such U.S. Holder did not make a “QEF election” (as described in the section below entitled “— Passive Foreign Investment Company”). If Twelve Seas is a PFIC and a U.S. Holder did not make such an election, then he or she will be taxed as described in the section below entitled “— Passive Foreign Investment Company.”

A U.S. Holder who owns ordinary shares of Twelve Seas and who exchanges such ordinary shares for Pubco’s Ordinary Shares will generally not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the shares of Pubco received by such a U.S. Holder in the Merger will be the same as the aggregate adjusted tax basis of the Twelve Seas shares surrendered in exchange therefor. The holding period of the shares of Pubco received in the Merger by such U.S. Holder will include the period during which the Twelve Seas shares exchanged therefor were held by such U.S. Holder.

A U.S. Holder whose Twelve Seas Warrant automatically converts into a warrant to purchase Pubco’s Ordinary Shares will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco warrant received and such U.S. Holder’s adjusted basis in its Twelve Seas Warrant. A U.S. Holder’s basis in its Pubco warrant deemed received in the Merger will equal the fair market value of such Warrant. A U.S. Holder’s holding period in its Pubco warrant will begin on the day after the Merger.

A U.S. Holder who receives Pubco Ordinary Shares in exchange for such U.S. Holder’s ordinary shares of Twelve Seas and whose Twelve Seas Warrants automatically convert into warrants to purchase Pubco’s Ordinary Shares will recognize gain (if any) with respect to each ordinary share of Twelve Seas and Warrant held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of the Pubco Ordinary Shares and warrants to acquire Pubco Ordinary Shares deemed received in exchange for such share or Warrant, as described below, over such U.S. Holder’s tax basis in the Twelve Seas share or Warrant exchanged therefor or (ii) the fair market value of the warrants to acquire Pubco Ordinary Shares deemed received in exchange for such Twelve Seas share or Warrant. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Ordinary Shares received by such U.S. Holder and (ii) the warrants to purchase Pubco Ordinary Shares owned by such U.S. Holder as a result of the Merger among the ordinary shares and Warrants of Twelve Seas owned by such U.S. Holder immediately prior to the Merger in proportion to their fair market values. Any loss recognized by a U.S. Holder is disallowed.

A U.S. Holder of Rights generally should not recognize gain or loss upon the acquisition of Twelve Seas ordinary shares on the conversion of the Rights, such ordinary shares should have a tax basis equal to such holder’s tax basis in the Rights, and the holding period of such shares should begin on the day after such conversion. Thereafter, the redemption or exchange of Twelve Seas ordinary shares received upon the acquisition of such shares on the conversion of the Rights should have the tax consequences described in this discussion, depending on whether the holder of such ordinary shares elects to have such shares redeemed for cash or whether such holder participates in the Business Combination (in which case the Twelve Seas ordinary shares are exchanged for Pubco Ordinary Shares), as applicable.

Passive Foreign Investment Company

A foreign (i.e., non-U.S.) corporation will be a “passive foreign investment company” (a “PFIC”) for U.S. tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Because Twelve Seas is a blank check company, with no current active business, we believe that it is likely that Twelve Seas will meet the PFIC asset or income test for its current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to Twelve Seas is uncertain. After the acquisition of a company or assets in a business combination, Twelve Seas may still meet one of the PFIC tests depending on the timing of the acquisition and the amount of its passive income and assets as well as the passive income and assets of the acquired business. If the company that Twelve Seas acquires in a business combination is a PFIC, then we will likely not qualify for the start-up exception and will be a PFIC for our current taxable year. The actual PFIC status of Twelve Seas for its current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to the status of Twelve Seas as a PFIC for its current taxable year or any future taxable year.

If Twelve Seas is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our securities and, in the case of our ordinary shares, the U.S. Holder did not make a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) such ordinary shares, a QEF election along with a deemed sale (or purging) election, or a “mark-to-market” election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of our securities, including as a result of the Business Combination; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for our securities).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year(s) of the U.S. Holder.

In general, if Twelve Seas is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro rata share of the net capital gains of Twelve Seas (as long-term capital gain) and our other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its Warrants or Rights to acquire Twelve Seas ordinary shares. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants or Rights (other than upon exchange of Warrants or conversion of such Rights), any gain recognized generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if Twelve Seas were a PFIC at any time during the period the U.S. Holder held the Warrants or Rights. If a U.S. Holder that exercises such Warrants or Rights properly makes a QEF election with respect to the newly acquired Twelve Seas ordinary shares (or has previously made a QEF election will continue to apply with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants or Rights), unless the U.S. Holder makes a purging election under the PFIC rules. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the Warrants or the conversion of the Rights by the gain recognized and will also have a new holding period in such ordinary shares for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from Twelve Seas. If Twelve Seas determines it is a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that Twelve Seas will have timely knowledge of its status as a PFIC or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to Twelve Seas ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to the PFIC status of Twelve Seas will be made annually, an initial determination we are a PFIC will generally apply for subsequent years to a U.S. Holder who held our securities while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for the first taxable year Twelve Seas is a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of Twelve Seas that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of the taxable years in which Twelve Seas is a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder had sold our shares for their fair market value on the “qualification date.” The qualification date is the first day of the tax year in which Twelve Seas qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Twelve Seas ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in the Twelve Seas ordinary shares by the amount of the gain recognized and will also have a new holding period in the shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Twelve Seas ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income each year that Twelve Seas is treated as a PFIC the excess, if any, of the fair market value of such U.S. Holder’s ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Twelve Seas ordinary shares over the fair market value of such ordinary shares at the end of the U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Twelve Seas ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) Twelve Seas ordinary shares and for which we are treated as a PFIC. Currently, a mark-to-market election may not be made with respect to the Warrants or Rights.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Twelve Seas ordinary shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Twelve Seas securities should consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.

Certain U.S. Federal Income Tax Considerations of Owning Pubco Ordinary Shares

This section is addressed to U.S. Holders of ordinary shares of Twelve Seas that receive Pubco Ordinary Shares in the Merger.

Taxation of Dividends and Other Distributions on Pubco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by Pubco to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will generally not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or Pubco is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) Pubco is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco’s Ordinary Shares.

To the extent that the amount of the distribution exceeds Pubco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate Pubco’s earnings and profits under U.S. federal income tax principles.

Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Pubco Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Pubco Ordinary Share equal to the difference between the amount realized (in U.S. dollars) for the Ordinary Share and your tax basis (in U.S. dollars) in the Ordinary Share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A foreign (i.e., non-U.S.) corporation will be a PFIC for U.S. tax purposes if at least 75% of its gross income in a taxable year of such foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash Pubco owns at any time will generally be considered to be held for the production of passive income and (2) the value of Pubco’s assets must be determined based on the market value of its Ordinary Shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test.

A determination as to whether Pubco is a PFIC with respect to any particular tax year will be made following the end of such tax year. If Pubco is a PFIC for any year during which you hold Pubco Ordinary Shares, it will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. However, if Pubco ceases to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If Pubco is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pubco securities and, in the case of the Ordinary Shares, the U.S. Holder did not make a timely “mark-to-market” election, as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•        any gain recognized by the U.S. Holder on the sale or other disposition of Pubco securities; and

•        any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Pubco securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under these rules,

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for such securities;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Pubco’s first taxable year in which it is a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year(s) of the U.S. Holder.

If a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a “mark-to-market” election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Pubco Ordinary Shares and for which Pubco is determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, in general, the U.S. Holder will include as ordinary income each year that Pubco is treated as a PFIC the excess, if any, of the fair market value of such U.S. Holder’s Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of such shares at the end of the U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares in a taxable year in which Pubco is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which Pubco is treated as a PFIC.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NASDAQ Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the Pubco Ordinary Shares under their particular circumstances.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. Pubco does not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Ordinary Shares in any taxable year in which Pubco is a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if Pubco were a PFIC at any time during the period you hold its Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if Pubco ceases to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which Pubco is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which Pubco is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in Pubco’s Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to Pubco Ordinary Shares and proceeds from the sale, exchange or redemption of Pubco Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Federal Income Tax Considerations of Exercising Redemption Rights

This section is addressed to U.S. Holders of ordinary shares of Twelve Seas that elect to have their ordinary shares of Twelve Seas redeemed for cash (we refer to these U.S. Holders as “Redeeming U.S. Holders”). A Redeeming U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the Redemption and such shareholder’s adjusted basis in the ordinary shares of Twelve Seas exchanged therefor if the Redeeming U.S. Holder’s ownership of shares in Twelve Seas is completely terminated or if the Redemption meets certain other tests described below. Special constructive ownership rules apply in determining whether a Redeeming U.S. Holder’s ownership of stock in Twelve Seas is treated as completely terminated. If gain or loss treatment applies, such gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. Shareholders who hold different blocks of ordinary shares of Twelve Seas (generally, ordinary shares of Twelve Seas purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Cash received upon Redemption that does not completely terminate the Redeeming U.S. Holder’s interest will still give rise to capital gain or loss, if the Redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the Redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not just stock actually owned but also any stock underlying a right to acquire stock, such as the Twelve Seas Warrants, and also, in some cases, stock owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary, and certain affiliated entities.

Generally, the Redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting stock (including all classes which carry voting rights) of Twelve Seas is reduced immediately after the Redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest in such stock immediately before the Redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding ordinary shares (both voting and nonvoting) immediately after the Redemption is reduced to less than 80% of such percentage ownership immediately before the Redemption; and (iii) the Redeeming U.S. Holder owns, immediately after the Redemption, less than 50% of the total combined voting power of all classes of shares of Twelve Seas entitled to vote. Whether the Redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Holder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the Redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Twelve Seas. The IRS has ruled that any reduction in a shareholder’s proportionate interest is a “meaningful reduction” if the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation.

If none of the Redemption tests described above give rise to capital gain or loss, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. However, for the purposes of the dividends-received deduction and of “qualified dividend” treatment, due to the Redemption right, a Redeeming U.S. Holder may be unable to include the time period prior to the Redemption in the shareholder’s “holding period.” Any distribution in excess of our earnings and profits will reduce the Redeeming U.S. Holder’s basis in the ordinary shares of Twelve Seas (but not below zero), and any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares of Twelve Seas.

As these rules are complex, U.S. Holders of ordinary shares of Twelve Seas considering exercising their Redemption rights should consult their own tax advisors as to whether the Redemption will be treated as a sale or as a distribution under the Code.

This discussion is intended to provide only a summary of the material United States federal income tax consequences of the Merger to holders of Twelve Seas securities. The disclosure in this section, in so far as it relates to matters of U.S. federal income tax law, constitutes the opinion of Ellenoff Grossman & Schole LLP, a copy of which is filed as Exhibit 8.1 to this proxy statement/prospectus. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the Business Combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the Business Combination.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with International Financial Reporting Standards (“IFRS”). Under this method of accounting, Twelve Seas will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on BPGIC comprising the ongoing operations of the combined company, BPGIC senior management comprising the senior management of the combined company, and the former owners and management of BPGIC having control of the board of directors after the Merger by virtue of being able to appoint at least a majority of the directors of the combined company. In accordance with guidance applicable to these circumstances, the Merger will be treated as the equivalent of BPGIC issuing shares for the net assets of Twelve Seas, accompanied by a recapitalization. The net assets of Twelve Seas will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of BPGIC.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with Registrar of Companies of the Cayman Islands necessary to effectuate the Merger.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry into the Business Combination Agreement, dated as of April 15, 2019, attached to the accompanying proxy statement/prospectus as Annex A (the “Business Combination Agreement”), by and among Twelve Seas Investment Company, Brooge Holdings Limited, Brooge Merger Sub Limited, Brooge Petroleum And Gas Investment Company FZE (“BPGIC”) and the shareholder of BPGIC and the transactions contemplated thereby including, among other things, (a) the merger of Twelve Seas Investment Company with Brooge Merger Sub Limited, with Twelve Seas Investment Company surviving the merger and the security holders of Twelve Seas Investment Company becoming security holders of Brooge Holdings Limited, which will become a new public company, and (b) upon the effectiveness of such merger, the exchange of 100% of the outstanding ordinary shares of BPGIC by the shareholder of BPGIC for ordinary shares of Brooge Holdings Limited and (c) adoption of the amended and restated memorandum and articles of association of Brooge Holdings Limited be confirmed, ratified and approved in all respects.”

Required Vote and Recommendation of the Board

The approval of the Business Combination Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal.

Additionally, the Business Combination will not be consummated if, upon consummation of the Business Combination, Twelve Seas has less than $5,000,001 of net tangible assets after taking into account the holders of Public Shares that properly demanded that Twelve Seas convert their Public Shares into their pro rata share of the Trust Account.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the shareholders for a vote.

THE TWELVE SEAS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TWELVE SEAS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

On April 15, 2019, Twelve Seas Investment Company (“Twelve Seas”), entered into a Business Combination Agreement with Brooge Merger Sub Limited (“Merger Sub”), Brooge Holdings Limited (“Pubco”), Brooge Petroleum And Gas Investment Company FZE (“BPGIC”), and the shareholder of BPGIC named as the Seller therein (the “Seller”), pursuant to which at the Closing (a) Merger Sub will merge with Twelve Seas, with Twelve Seas continuing as the surviving entity, and with holders of Twelve Seas securities receiving securities of Pubco, which will become a new public company, and (b) Pubco will acquire all of the issued and outstanding capital shares of BPGIC from the Seller in exchange for Ordinary Shares of Pubco, with BPGIC becoming a wholly-owned subsidiary of Pubco (collectively, the “Transactions”).

The total consideration to be paid by Pubco to the Seller for the purchased shares will be 100,000,000 Pubco Ordinary Shares, subject to reduction to the extent that an election is made by BPGIC for the Seller to receive a portion of the consideration in cash (as so reduced, the “Exchange Shares”); except that 20,000,000 of the Exchange Shares otherwise issuable to the Seller at the Closing will be set aside in escrow until released upon the satisfaction of certain financial milestones and share price targets.

The Seller has the right, at the sole election of BPGIC (the “Cash Election”), to elect to receive a portion of the consideration for the Purchased Shares at the Closing as cash in lieu of receiving Pubco Ordinary Shares in an amount (such amount as elected by BPGIC, the “Cash Election Amount”) not to exceed 40% of the Closing Net Cash (with the “Closing Net Cash” being the aggregate cash and cash equivalents of Twelve Seas and Pubco as of the Closing, including remaining funds in the Trust Account after giving effect to the Redemption and the proceeds of any potential private placement financing, less unpaid expenses and liabilities of Twelve Seas and Pubco as of the Closing, prior to giving effect to any Cash Election). It is a condition to BPGIC’s and the Seller’s obligations to consummate the Closing that the Closing Net Cash (prior to giving effect to any Cash Election) must be at least $125 million.

Twelve Seas is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Transactions.

The following unaudited pro forma combined statement of financial position as of September 30, 2019 combines the unaudited statement of financial position of BPGIC as of June 30, 2019, the audited consolidated statement of financial position of Pubco as of June 30, 2019, and the unaudited balance sheet of Twelve Seas as of September 30, 2019 giving effect to the Transactions as if they had been consummated as of that date.

The following unaudited pro forma combined statement of profit or loss for the nine months ended September 30, 2019 combines the unaudited statement of comprehensive income of BPGIC for the nine months ended June 30, 2019, the audited consolidated statement of comprehensive income of Pubco for the period from inception to June 30, 2019, and the unaudited statement of operations of Twelve Seas for the nine months ended September 30, 2019, giving effect to the Transactions as if they had occurred as of the beginning of the earliest period presented.

The following unaudited pro forma combined statement of profit or loss for the year ended December 31, 2018 combines the audited statement of comprehensive income of BPGIC for the year ended December 31, 2018 with the audited statement of operations of Twelve Seas for the year ended December 31, 2018, giving effect to the Transactions as if they had occurred as of the beginning of the earliest period presented.

The unaudited combined pro forma financial information should be read in conjunction with the accompanying notes. In addition, the unaudited combined pro forma financial information was based on and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included in this proxy statement/prospectus:

•        historical audited financial statements of BPGIC for the year ended December 31, 2018

•        historical audited financial statements of Twelve Seas for the year ended December 31, 2018

•        historical unaudited interim condensed financial statements of BPGIC for the Six months ended June 30, 2019

•        historical audited consolidated financial statements of Pubco for the period from inception date of April 12, 2019 to June 30, 2019

•        historical unaudited Statement of Comprehensive Income of BPGIC for the nine months ended June 30, 2019

•        historical unaudited financial statements of Twelve Seas for the nine months ended September 30, 2019

The historical financial statements of BPGIC and Pubco have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and in its functional and presentation currency of the United States dollar. The historical financial statements of Twelve Seas have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) in its functional and presentation currency of United States dollars.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with IFRS. Under this method of accounting, Twelve Seas will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the expectation that the former shareholders of BPGIC will have a majority of the voting power of the combined company, that the business of BPGIC will comprise the ongoing operations of the combined entity, that persons designated by BPGIC will comprise a majority of the governing body of the combined company, and that BPGIC’s senior management will comprise the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of BPGIC issuing shares for the net assets of Twelve Seas, accompanied by a recapitalization. The net assets of Twelve Seas will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be deemed to be those of BPGIC. Pubco was incorporated on April 12, 2019 solely for the Transactions. Upon completion of the Transactions, Pubco will become the parent of Twelve Seas and Brooge. Consequently, Pubco’s historical financial statements were combined within the unaudited pro forma combined financial statements.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies been combined for the referenced periods. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies been combined for the referenced periods or the future results that the combined company will experience. BPGIC, Pubco, and Twelve Seas have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial information of Twelve Seas has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the combined unaudited pro forma financial information. No adjustments were required to convert Twelve Seas’ financial statements from US GAAP to IFRS for purposes of the combined unaudited pro forma financial information, except to classify Twelve Seas’ ordinary shares subject to Redemption as non-current liabilities under IFRS. The adjustments presented in the unaudited pro forma combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company after giving effect to the Transactions.

The unaudited pro forma combined financial information has been prepared based upon the following four scenarios:

•        Scenario 1, Assuming no Redemption of Twelve Seas ordinary shares and no Cash Election    This presentation assumes that no Twelve Seas’ shareholders exercise Redemption rights with respect to their Twelve Seas ordinary shares upon Closing and there is no Cash Election by the Seller upon Closing; and

•        Scenario 2, Assuming no Redemption of Twelve Seas ordinary shares and Cash Election by the Seller of 40% of Closing Net Cash:    This presentation assumes that no Twelve Seas’ shareholders exercise their Redemption rights with respect to their Twelve Seas ordinary shares upon Closing and Cash Election by the Seller of 40% of the Closing Net Cash in lieu of shares at a per share value equal to the Redemption price of 10.28; and

•        Scenario 3, Assuming maximum Redemption of Twelve Seas ordinary shares and no Cash Election by the Seller:    This presentation assumes that Twelve Seas’ shareholders exercise their Redemption rights with respect to 7,566,250 shares of their Twelve Seas ordinary shares upon Closing at a Redemption price of $10.28 per share and there is no Cash Election by the Seller upon Closing. The maximum Redemption amount is derived on the basis that Closing Net Cash must be at least $125,000,000 after giving effect to payments to redeeming shareholders and any private investments but prior to Cash Election; and

•        Scenario 4, Assuming maximum Redemption of Twelve Seas ordinary shares and Cash Election by the Seller of 40% of Closing Net Cash:    This presentation assumes that Twelve Seas’ shareholders exercise their Redemption rights with respect to 7,566,250 shares of their Twelve Seas ordinary shares upon Closing at a Redemption price of $10.28 per share and Cash Election by the Seller of 40% of the Closing Net Cash in lieu of shares at a per share value equal to the Redemption price of $10.28. The maximum Redemption amount is derived on the basis that Closing Net Cash must be at least $125,000,000 after giving effect to payments to redeeming shareholders and any private investments but prior to Cash Election.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements under all scenarios are an assumed 80,000,000 ordinary shares (net of 20,000,000 ordinary shares put aside in an escrow) of Twelve Seas to be issued to the Seller (subject to BPGIC’s election for the Seller to have the option to receive a portion of the consideration as cash, not to exceed 40% of the Closing Net Cash, in lieu of receiving Pubco Ordinary Shares).

Under Scenario 1, excluding Escrow Shares, former shareholders of BPGIC and former Twelve Seas’ shareholders would own approximately 75.24% and 24.76%, respectively, of Pubco Ordinary Shares to be outstanding immediately after the Transaction.

Under Scenario 2, excluding Escrow Shares, former shareholders of BPGIC and former Twelve Seas’ shareholders would own approximately 73.26% and 26.74%, respectively, of Pubco Ordinary Shares to be outstanding immediately after the Transaction.

Under Scenario 3, excluding Escrow Shares, former shareholders of BPGIC and former Twelve Seas’ shareholders would own approximately 81.01% and 18.99%, respectively, of Pubco Ordinary Shares to be outstanding immediately after the Transaction.

Under Scenario 4, excluding Escrow Shares, former shareholders of BPGIC and former Twelve Seas’ shareholders would own approximately 80.03% and 19.97%, respectively, of Pubco Ordinary Shares to be outstanding immediately after the Transaction.

(In all cases above, not giving effect to any shares issuable upon the exercise of warrants)

PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION AS OF SEPTEMBER 30, 2019

(UNAUDITED)

	(A)	(B)	(C)	Pro Forma Combined Scenario 1 Assuming no Redemption of shares			Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller			Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash			Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
	BPGIC	Twelve Seas	Pubco	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Non-current assets
Property, plant and equipment	$205,919,914	$—	$—	$—		$205,919,914	$—		$205,919,914	$—		$205,919,914	$—		$205,919,914
Advance to contractors	29,377,827	—	—	—		29,377,827	—		29,377,827	—		29,377,827	—		29,377,827
Cash and securities held in Trust Account	—	212,845,645	—	(212,845,645	)(1)	—	(212,845,645	)(1)	—	(212,845,645	)(1)	—	(212,845,645	)(1)	—
Total non-current assets	235,297,741	212,845,645	—	(212,845,645)		235,297,741	(212,845,645)		235,297,741	(212,845,645)		235,297,741	(212,845,645)		235,297,741

Inventories	175,030	—	—	—		175,030	—		175,030	—		175,030	—		175,030
Trade receivables, prepayments and other receivables	4,613,412	20,133	—	—		4,633,545	—		4,633,545	—		4,633,545	—		4,633,545
Bank balances and cash	6,731,829	43,368	—	212,845,645	(1)	209,556,247	212,845,645	(1)	128,443,827	212,845,645	(1)	131,775,197	212,845,645	(1)	81,775,197
				(2,000,000	)(2)		(2,000,000	)(2)		(2,000,000	)(2)		(2,000,000	)(2)
				(819,595	)(3)		(819,595	)(3)		(819,595	)(3)		(819,595	)(3)
				(7,245,000	)(9)		(81,112,420	)(8)		(77,781,050	)(4)		(77,781,050	)(4)
				300,000	(10)		(7,245,000	)(9)		(7,245,000	)(9)		(50,000,000	)(8)
				(300,000	)(11)		300,000	(10)		300,000	(10)		(7,245,000	)(9)
							(300,000	)(11)		(300,000	)(11)		300,000	(10)
													(300,000	)(11)

Total Current Assets	11,520,271	63,501	—	202,781,050		214,364,822	121,668,630		133,252,402	125,000,000		136,583,772	75,000,000		86,583,772

TOTAL ASSETS	$246,818,012	$212,909,146	$—	$(10,064,595)		$449,662,563	$(91,177,015)		$368,550,143	$(87,845,645)		$371,881,513	$(137,845,645)		$321,881,513

PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION AS OF SEPTEMBER 30, 2019

(UNAUDITED)

	(A)	(B)	(C)	Pro Forma Combined Scenario 1 Assuming no Redemption of shares			Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller			Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash			Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
	BPGIC	Twelve Seas	Pubco	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
EQUITY AND LIABILITIES
Equity:
Preferred shares, $0.0001 par value; 2,000,000 shares authorized; no shares issued and outstanding	$—	$—	$—	$—		$—	$—		$—	$—		$—	$—		$—
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,120,045 shares (excluding 20,658,955 shares subject to possible redemption) and 6,351,330 shares (excluding 20,427,670 shares subject to possible redemption) outstanding at September 30, 2019 and December 31, 2018, respectively	—	612	—	2,066	(5)	12,793	2,066	(5)	12,004	1,288	(5)	12,015	1,288	(5)	11,528
				(104	)(6)		(104	)(6)		(104	)(6)		(104	)(6)
				212	(7)		212	(7)		212	(7)		212	(7)
				10,000	(8)		9,211	(8)		10,000	(8)		9,514	(8)
				6	(12)		6	(12)		6	(12)		6	(12)
Share capital	1,361,285	—	1	(1,361,286	)(8)	—	(1,361,286	)(8)	—	(1,361,286	)(8)	—	(1,361,286	)(8)	—
Owners’ accounts	80,363,942	—	—	—		80,363,942	—		80,363,942	—		80,363,942	—		80,363,942
Share subscription receivable	—	—	(1)	1	(8)	—	1	(8)	—	1	(8)	—	1	(8)	—
Additional paid-in capital	—	881,714	—	206,587,484	(5)	213,438,043	206,587,484	(5)	132,326,412	128,807,212	(5)	135,657,771	128,807,212	(5)	85,658,258
				104	(6)		104	(6)		104	(6)		104	(6)
				(212	)(7)		(212	)(7)		(212	)(7)		(212	)(7)
				5,468,960	(8)		(75,642,671	(8)		5,468,960	(8)		(44,530,554	)(8)
				499,994	(12)		499,994	(12)		499,994	(12)		499,994	(12)
Statutory reserve	680,643	—	—	—		680,643	—		680,643	—		680,643	—		680,643
Retained earnings (accumulated losses)	23,171,540	4,117,675	(128,098)	(2,000,000	)(2)	13,798,442	(2,000,000	)(2)	13,798,442	(2,000,000	)(2)	13,798,442	(2,000,000	)(2)	13,798,442
				(4,117,675	)(8)		(4,117,675	)(8)		(4,117,675	)(8)		(4,117,675	)(8)
				(7,245,000	)(9)		(7,245,000	)(9)		(7,245,000	)(9)		(7,245,000	)(9)

Total equity	105,577,410	5,000,001	(128,098)	197,844,550		308,293,863	116,732,130		227,181,443	120,063,500		230,512,813	70,063,500		180,512,813

PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION AS OF SEPTEMBER 30, 2019

(UNAUDITED) (Continued)

	(A)	(B)	(C)	Pro Forma Combined Scenario1 Assuming no Redemption of shares			Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller			Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash			Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
	BPGIC	Twelve Seas	Pubco	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Noncurrent liabilities:
Provision for employees’ end of service benefits	9,485	—	—	—		9,485	—		9,485	—		9,485	—		9,485
Lease liability	28,163,824	—	—	—		28,163,824	—		28,163,824	—		28,163,824	—		28,163,824
Ordinary shares subject to possible redemption	—	206,589,550 *	—	(206,589,550	(5)	—	(206,589,550	)(5)	—	(77,781,050	)(4)	—	(77,781,050	)(4)	—
										(128,808,500	)(5)		(128,808,500	)(5)
Total non-current liabilities	28,173,309	206,589,550	—	(206,589,550)		28,173,309	(206,589,550)		28,173,309	(206,589,550)		28,173,309	(206,589,550)		28,173,309

Current liabilities:
Accounts payable, accruals and other payables	16,497,132	185,620	128,098	(185,620	)(3)	16,625,230	(185,620	)(3)	16,625,230	(185,620	)(3)	16,625,230	(185,620	)(3)	16,625,230
Deferred legal fees	—	562,303	—	(562,303	)(3)	—	(562,303	)(3)	—	(562,303	)(3)	—	(562,303	)(3)	—
Due to related parties	—	71,672	—	(71,672	)(3)	—	(71,672	)(3)	—	(71,672	)(3)	—	(71,672	)(3)	—
Sponsor loans	—	500,000	—	300,000	(10)	—	300,000	(10)	—	300,000	(10)	—	300,000	(10)	—
				(300,000	)(11)		(300,000	)(11)		(300,000	)(11)		(300,000	)(11)
				(500,000	)(12)		(500,000	)(12)		(500,000	)(12)		(500,000	)(12)
Term loans	92,559,028	—	—	—		92,559,028	—		92,559,028	—		92,559,028	—		92,559,028
Derivative financial instruments	1,674,676	—	—	—		1,674,676	—		1,674,676	—		1,674,676	—		1,674,676
Lease liability	2,336,457	—	—	—		2,336,457	—		2,336,457	—		2,336,457	—		2,336,457
Total current liabilities	113,067,293	1,319,595	128,098	(1,319,595)		113,195,391	(1,319,595)		113,195,391	(1,319,595)		113,195,391	(1,319,595)		113,195,391

Commitments and Contingencies
TOTAL LIABILITIES	141,240,602	207,909,145	128,098	(207,909,145)		141,368,700	(207,909,145)		141,368,700	(207,909,145)		141,368,700	(207,909,145)		141,368,700

TOTAL EQUITY AND LIABILITIES	$246,818,012	$212,909,146	$—	$(10,064,595)		$449,662,563	(91,177,015)		368,550,143	$(87,845,645)		$371,881,513	(137,845,645)		321,881,513

Pro Forma Adjustments to the Unaudited Combined Statement of Financial Position

(A)    Derived from the unaudited statement of financial position of BPGIC as of June 30, 2019.

(B)    Derived from the unaudited balance sheet of Twelve Seas as of September 30, 2019, as adjusted for the reclassification of Twelve Seas’ ordinary shares subject to Redemption as non-current liabilities under IFRS due to the nature of the ordinary shares subject to Redemption.

(C)    Derived from the audited consolidated statement of financial position of Pubco as of June 30, 2019.

(1)    To reflect the release of cash from investments held in the Trust Account.

(2)    To reflect payment of estimated professional fees related to the Transaction that have not yet been incurred or have not yet been reflected in Twelve Seas’ unaudited Balance Sheet as of September 30, 2019 and BPGIC’s unaudited statement of financial position as of June 30, 2019.

(3)    To record payment of Twelve Seas’ accounts payable, deferred fees, and payables due to related parties.

(4)    To reflect the Redemption of Twelve Seas ordinary shares into cash by Twelve Seas’ shareholders upon Closing. Scenario 1 reflects no Redemption of Twelve Seas ordinary shares. Scenario 2 reflects no Redemption of Twelve Seas ordinary shares with cash option elected. Scenario 3 reflects maximum Redemption of Twelve Seas ordinary shares while allowing Twelve Seas to have $125,000,000 net Closing Cash. Scenario 4 reflects maximum Redemption of Twelve Seas ordinary shares while allowing Twelve Seas to have $125,000,000 net Closing Cash with cash option elected.

(5)    To reclass the ordinary shares subject to possible Redemptions.

(6)    To reflect the forfeitures of 1,035,000 Founder Shares. The forfeiture shares are to be cancelled.

(7)    To reflect Rights automatically converted into Ordinary Shares at Closing.

(8)     To reflect recapitalization of BPGIC through the contribution of the share capital in BPGIC to Twelve Seas and the elimination of the historical accumulated deficit of Twelve Seas, the accounting acquirer. Scenarios 1 and 3 reflect the issuance of 100,000,000 Pubco Ordinary Shares. Scenario 2 and 4 reflects the issuance of 92,109,687 and 95,136,187, respectively, Pubco Ordinary Shares with cash option elected.

(9)    To reflect the financial advisory fee paid to the Initial Public Offering underwriters.

(10)  To reflect the October 21, 2019 issuance of a $300,000 non-convertible unsecured promissory note by Twelve Seas to the Sponsor as well as the assumed drawdown of the full $300,000 pursuant to the note prior to Closing.

(11)  To reflect the repayment of the $300,000 non-convertible unsecured promissory note to Sponsor by cash at Closing.

(12)  To reflect the repayment of the $500,000 Convertible Note to Sponsor by issuing Twelve Seas Units that will automatically be converted into Ordinary Shares, Rights, and Warrants at Closing.

PRO FORMA COMBINED STATEMENT OF PROFIT OR LOSS

NINE MONTHS ENDED SEPTEMBER 30, 2019

(UNAUDITED)

	(A)	(B)	(C)	Pro Forma Combined Scenario 1 Assuming no Redemption of shares			Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller			Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash			Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
	BPGIC	Twelve Seas	Pubco	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Revenue	$33,064,659	$—	$—	$—		$33,064,659	$—		$33,064,659	$—		$33,064,659	$—		$33,064,659
Direct costs	7,419,783	—	—	—		7,419,783	—		7,419,783	—		7,419,783	—		7,419,783
Gross profit (loss)	25,644,876	—	—	—		25,644,876	—		25,644,876	—		25,644,876	—		25,644,876

General and administrative expenses	1,702,949	1,304,512	128,098	(1,077,841	)(2)	2,057,718	(1,077,841	)(2)	2,057,718	(1,077,841	)(2)	2,057,718	(1,077,841	)(2)	2,057,718
Changes in fair value of derivative financial instruments	1,674,676	—	—	—		1,674,676	—		1,674,676	—		1,674,676	—		1,674,676
Finance costs	5,260,677	—	—	—		5,260,677	—		5,260,677	—		5,260,677	—		5,260,677
Dividend Income	—	2,000,881	—	—		2,000,881	—		2,000,881	—		2,000,881	—		2,000,881
Interest income	—	1,616,472	—	(1,616,472	)(1)	—	(1,616,472	)(1)	—	(1,616,472	)(1)	—	(1,616,472	)(1)	—
Net income (loss)	$17,006,574	$2,312,841	$(128,098)	$(538,631)		$18,652,686	$(538,631)		$18,652,686	$(538,631)		$18,652,686	$(538,631)		$18,652,686
Weighted average shares outstanding
basic and diluted		26,729,000	1			106,319,400			98,429,087			98,753,150			93,889,337
Net income (loss) per share basic and diluted	$	$0.09	$(128,098)			$0.18			$0.19			$0.19			$0.20

Forma Adjustments to the Unaudited Combined Statement of Profit or Loss
(In USD thousands, except share and per share amounts)

(A)     Derived from the unaudited statement of profit or loss of BPGIC for the nine months ended June 30, 2019.

(B)     Derived from the unaudited statement of operations of Twelve Seas for the period from January 1, 2019 through September 30, 2019.

(C)     Derived from the audited consolidated statement of comprehensive income of Pubco for the period from Pubco’s inception on April 12, 2019 to June 30, 2019.

(1)     Represents an adjustment to eliminate interest income held in the Trust Account as of the beginning of the period.

(2)     Represents an adjustment to eliminate direct costs related to the Merger.

BPGIC Nine Months Ended June 30, 2019 Statement of Comprehensive Income

(Unaudited)

The following table sets forth the calculation for BPGIC’s unaudited interim Statement of Comprehensive Income for nine months ended June 30, 2019 used in the Pro Forma calculation. BPGIC’s unaudited interim Statement of Comprehensive Income for nine months ended June 30, 2019 is derived from BPGIC’s unaudited interim statement of comprehensive income for six month ended June 30, 2019, included elsewhere in this proxy statement/prospectus, combined with BPGIC’s unaudited interim statement of comprehensive income for three months ended December 31, 2018 (not included elsewhere in this proxy statement/prospectus).

	3 months ended December 31, 2018 (Unaudited)	6 months ended June 30, 2019 (Unaudited)	9 months ended June 30, 2019 (Unaudited)
Statement of Comprehensive Income
Revenue	11,021,972	22,042,687	33,064,659
Direct Costs	(2,464,347)	(4,955,436)	(7,419,783)
Gross Profit (Loss)	8,557,625	17,087,251	25,644,876
General & Administrative Expenses	(466,442)	(1,236,507)	(1,702,949)
Changes in Fair Value of Derivative Financial Instruments	(1,190,073)	(484,603)	(1,674,676)
Finance Costs	(1,847,834)	(3,412,843)	(5,260,677)
Dividend Income	—	—	—
Interest Income	—	—	—
Net income (loss)	5,053,276	11,953,298	17,006,574

PRO FORMA COMBINED STATEMENT OF PROFIT OR LOSS
YEAR ENDED DECEMBER 31, 2018
(UNAUDITED)

	(A)	(B)	Pro Forma Combined Scenario 1 Assuming no Redemption of shares			Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller			Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash			Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
	BPGIC	Twelve Seas	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Revenue	$35,839,268	$—	$—		$35,839,268	$—		$35,839,268	$—		$35,839,268	$—		$35,839,268
Direct costs	9,607,360	—	—		9,607,360	—		9,607,360	—		9,607,360	—		9,607,360
Gross profit (loss)	26,231,908	—	—		26,231,908	—		26,231,908	—		26,231,908	—		26,231,908

General and administrative expenses	2,029,260	394,961	(54,322	)(2)	2,369,899	(54,322	)(2)	2,369,899	(54,322	)(2)	2,369,899	(54,322	)(2)	2,369,899
Changes in fair value of derivative financial instruments	1,190,073	—	—		1,190,073	—		1,190,073	—		1,190,073	—		1,190,073
Finance costs	6,951,923	—	—		6,951,923	—		6,951,923	—		6,951,923	—		6,951,923
Interest income	—	2,228,308	(2,228,308	)(1)	—	(2,228,308	)(1)	—	(2,228,308	)(1)	—	(2,228,308	)(1)	—
Net income (loss)	$16,060,652	$1,833,347	$(2,173,986)		$15,720,013	$(2,173,986)		$15,720,013	$(2,173,986)		$15,720,013	$(2,173,986)		$15,720,013
Weighted average shares outstanding
basic and diluted		16,197,597			95,952,586			88,062,273			91,951,802			87,087,989
Net income (loss) per share basic and diluted	$	$0.11			$0.16			$0.18			$0.17			$0.18

Pro Forma Adjustments to the Unaudited Combined Statement of Profit or Loss
(In USD thousands, except share and per share amounts)

(A)     Derived from the audited statement of comprehensive income of BPGIC for the year ended December 31, 2018.

(B)     Derived from the audited statement of operations of Twelve Seas for the year ended December 31, 2018.

(1)     Represents an adjustment to eliminate interest income held in the Trust Account as of the beginning of the period.

(2)     Represents an adjustment to eliminate direct costs related to the Merger.

Weighted average shares outstanding-basic and diluted are calculated as follows:

For the nine months ended September 30, 2019

	Pro Forma Combined Scenario 1 Assuming no Redemption of shares	Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller	Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash	Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
	Unaudited	Unaudited	Unaudited	Unaudited
Weighted average shares calculation, basic and diluted
Twelve Seas weighted average shares outstanding	26,729,000	26,729,000	26,729,000	26,729,000
Twelve Seas forfeited Sponsor shares	(1,035,000)	(1,035,000)	(1,035,000)	(1,035,000)
Twelve Seas Sponsor shares put in escrow	(1,552,500)	(1,552,500)	(1,552,500)	(1,552,500)
Twelve Seas rights converted to shares	2,122,900	2,122,900	2,122,900	2,122,900
Twelve Seas shares redeemed by cash	—	—	(7,566,250)	(7,566,250)
Twelve Seas shares and rights issued to repay the convertible note to Sponsor	55,000	55,000	55,000	55,000
Twelve Seas shares issued in the Merger	80,000,000	72,109,687	80,000,000	75,136,187
Weighted average shares outstanding	106,319,400	98,429,087	98,753,150	93,889,337

Percent of shares owned by BPGIC’s holders	75.24%	73.26%	81.01%	80.03%
Percent of shares owned by Twelve Seas shareholders	24.76%	26.74%	18.99%	19.97%
	Pro Forma Combined Scenario 1 Assuming no Redemption of shares	Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller	Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash	Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
	Unaudited	Unaudited	Unaudited	Unaudited
Weighted average shares calculation, basic and diluted
Existing BPGIC holders	80,000,000	72,109,687	80,000,000	75,136,187
Twelve Seas holders	26,319,400	26,319,400	18,753,150	18,753,150
Weighted average shares outstanding	106,319,400	98,429,087	98,753,150	93,889,337

Weighted average shares outstanding-basic and diluted are calculated as follows:

For the year ended December 31, 2018

	Pro Forma Combined Scenario 1 Assuming no Redemption of shares	Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller	Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash	Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
	Unaudited	Unaudited	Unaudited	Unaudited
Weighted average shares calculation, basic and diluted
Twelve Seas weighted average shares outstanding	16,197,597	16,197,597	16,197,597	16,197,597
Twelve Seas forfeited Sponsor shares	(969,164)	(969,164)	(969,164)	(969,164)
Twelve Seas Sponsor shares put in escrow	(1,453,747)	(1,453,747)	(1,453,747)	(1,453,747)
Twelve Seas rights converted to shares	2,122,900	2,122,900	2,122,900	2,122,900
Twelve Seas shares redeemed by cash	—	—	(4,000,784)	(4,000,784)
Twelve Seas shares and rights issued to repay the convertible note to Sponsor	55,000	55,000	55,000	55,000
Twelve Seas shares issued in the Merger	80,000,000	72,109,687	80,000,000	75,136,187
Weighted average shares outstanding	95,952,586	88,062,273	91,951,802	87,087,989

Percent of shares owned by BPGIC’s holders	83.37%	81.88%	87.00%	86.28%
Percent of shares owned by Twelve Seas shareholders	16.63%	18.12%	13.00%	13.72%
	Pro Forma Combined Scenario 1 Assuming no Redemption of shares	Pro Forma Combined Scenario 2 Assuming no Redemption of shares and 40% Cash Election by the Seller	Pro Forma Combined Scenario 3 Assuming maximum Redemption of shares and $125 million Closing Net Cash	Pro Forma Combined Scenario 4 Assuming maximum Redemption of shares, $125 million Closing Net Cash and 40% Cash Election by the Seller
	Unaudited	Unaudited	Unaudited	Unaudited
Weighted average shares calculation, basic and diluted
Existing BPGIC holders	80,000,000	72,109,687	80,000,000	75,136,187
Twelve Seas holders	15,952,586	15,952,586	11,951,802	11,951,802
Weighted average shares outstanding	95,952,586	88,062,273	91,951,802	87,087,989

THE MERGER PROPOSAL

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing Twelve Seas will merge with Merger Sub, with Twelve Seas continuing as the surviving entity. See the section entitled “The Business Combination Proposal” for a description of the Merger and its structure as it relates to the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED as a Special Resolution that:

a.      Twelve Seas Investment Company be authorised to merge with Brooge Merger Sub Limited so that Twelve Seas Investment Company be the surviving company and all the undertaking, property and liabilities of Brooge Merger Sub Limited vest in Twelve Seas Investment Company by virtue of such merger pursuant to the Companies Law (2018 Revision);

b.      the Plan of Merger in the form attached to the proxy statement/prospectus as Annex C (the “Plan of Merger”) be authorised, approved and confirmed in all respects;

c.      that Twelve Seas Investment Company be authorised to enter into the Plan of Merger;

d.      upon the Effective Date (as defined in the Plan of Merger), that the changing of the name of the Surviving Company from “Twelve Seas Investment Company” to “BPGIC International” is approved in all respects;

e.      upon the Effective Date (as defined in the Plan of Merger), that the increasing of the authorised share capital of the Surviving Company as set out below is approved in all respects:

from US$20,200 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 2,000,000 preferred shares of a par value of US$0.0001 each;

to US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each;

by the re-designation of 2,000,000 authorised but unissued preferred shares of a par value of US$0.0001 each into 2,000,000 ordinary shares of a par value of US$0.0001 each with the rights attaching to such shares as set out in the form of the amended and restated memorandum and articles of association attached to the Plan of Merger; and

by the creation of an additional 298,000,000 ordinary shares of a par value of US$0.0001 each the form of the amended and restated memorandum and articles of association attached to the Plan of Merger; and

f.       upon the Effective Date (as defined in the Plan of Merger), that the amending and restating of the amended and restated memorandum and articles by the Surviving Company in the form of the amended and restated memorandum and articles of association attached to the Plan of Merger is approved in all respects.”

Required Vote and Recommendation of the Board

The approval of the Merger Proposal will require a “Special Resolution” as set out above as a matter of Cayman Islands law. Abstentions and broker non-votes will not have an effect on the Merger Proposal. The Merger Proposal will not be submitted if the Business Combination Proposal is not approved.

THE TWELVE SEAS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TWELVE SEAS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE SHARE ISSUANCE PROPOSAL

At the Meeting, Twelve Seas may ask its shareholders to vote upon and approve, for purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of securities that exceed 20% of the issued and outstanding ordinary shares of Twelve Seas.

NASDAQ Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of ordinary shares of Twelve Seas or the voting power outstanding before the transaction. Twelve Seas currently has 26,779,000 ordinary shares issued and outstanding.

If the issuance of securities in potential financing transactions in connection with the Business Combination exceed 20% of the currently outstanding ordinary shares of Twelve Seas, Twelve Seas will be required to obtain approval of its shareholders under NASDAQ Listing Rule 5635(a).

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of more than 20% of Twelve Seas’ issued and outstanding ordinary shares in financing transactions in connection with the proposed Business Combination be approved in all respects.”

Required Vote and Recommendation of the Board

The approval of the Share Issuance Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law. Abstentions and broker non-votes will not have an effect on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal is not approved and will also not be submitted unless required under NASDAQ rules.

THE TWELVE SEAS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT Twelve Seas shareholders VOTE “FOR” THE APPROVAL OF the Share Issuance Proposal.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows Twelve Seas’ board of directors to submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the consummation of the Business Combination. In no event will Twelve Seas solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the Twelve Seas Initial Shareholders, BPGIC and the Seller to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Twelve Seas’ Directors and Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented to the Meeting and is not approved by the shareholders, Twelve Seas’ board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, the adjournment of the Meeting to a later date or dates to be determined by the chairman of the Meeting, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting that more time is necessary or appropriate to approve one or more proposals of the Meeting be approved in all respects.”

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an “Ordinary Resolution” as a matter of Cayman Islands law. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE TWELVE SEAS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TWELVE SEAS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands as an exempted company on April 12, 2019 solely for the purpose of effectuating the Business Combination. Pubco owns no material assets and does not operate any business.

On April 12, 2019, Pubco issued one (1) Ordinary Share to one shareholder for a total consideration of $0.0001 (or $0.0001 per share). This share represents all Ordinary Shares of Pubco that are currently issued and outstanding. For descriptions of Pubco securities, please see the section titled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director and shareholder of Pubco is Meclomen Maramot.

The mailing address of Pubco’s registered office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. After the consummation of the Business Combination, its principal executive office will be that of BPGIC, located at P.O. Box 50170, Fujairah, UAE.

OTHER INFORMATION RELATED TO TWELVE SEAS

References in this section to “Twelve Seas”, “we”, “our”, “us” or “the Company” refer to Twelve Seas Investment Company, a Cayman Islands exempted company.

Introduction

Twelve Seas was incorporated on November 30, 2017 in order to serve as a vehicle for the acquisition of a target business. Twelve Seas’ efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Business Combination Agreement with BPGIC, Twelve Seas’ efforts were limited to organizational activities, completion of its Initial Public Offering and the evaluation of possible business combinations.

In December 2017, our Initial Shareholders purchased an aggregate of 4,312,500 ordinary shares for an aggregate purchase price of $25,000, or approximately $0.006 per share. In December 2017, our Sponsor transferred 50,000 of such Founder Shares to each of Messrs. Stoupnitzky and Kaji, our independent directors, at cost. On June 1, 2018, our Sponsor returned 1,437,500 ordinary shares to us for cancellation resulting in an aggregate of 2,875,000 Founder Shares being outstanding and held by our Initial Shareholders. On June 8, 2018, we effectuated a 1.5-for-1 dividend of our ordinary shares resulting in an aggregate of 4,312,500 Founder Shares outstanding and held by our Initial Shareholders. On June 19, 2018, we effectuated a 1.2-for-1 dividend of our ordinary shares resulting in an aggregate of 5,175,000 Founder Shares outstanding and held by our Initial Shareholders.  As a result of the underwriters’ election to exercise their over-allotment option in full on June 28, 2018, 675,000 Founder Shares were no longer subject to forfeiture and all 5,175,000 shares remained outstanding. The Initial Shareholders have agreed to forfeit 1,035,000 Founder Shares at the Closing.

Initial Public Offering

On June 22, 2018, Twelve Seas consummated its Initial Public Offering of 18,000,000 Units, each Unit consisting of one ordinary share, one Warrant to acquire one ordinary share and one Right entitling the holder thereof to receive one-tenth of one ordinary share upon the consummation of an initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $180,000,000. On June 28, 2018, Twelve Seas consummated the sale of an additional 2,700,000 Units that were subject to the underwriters’ over-allotment option, for aggregate additional proceeds of $27,000,000. EBC acted as the representative of the underwriters for the Initial Public Offering. The ordinary shares, Warrants and Rights comprising the Units commenced separate trading on July 13, 2018.

Simultaneously with each of the consummation of the Initial Public Offering and the exercise of the over-allotment option, Twelve Seas consummated a private placement of an aggregate of 529,000 Private Placement Units to its Sponsor, Twelve Seas Sponsors I LLC, an affiliate of Twelve Seas’ directors and officers and their respective designees. The Private Placement Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $5,290,000. The Private Placement Units are identical to the Units sold in the Initial Public Offering, except that the Warrants included in the Private Placement Units are not redeemable and are exercisable on a cashless basis as long as held by the original purchasers or their permitted transferees. In addition, the holders of the private Unit securities have agreed (A) to vote the underlying shares in favor of any proposed business combination, (B) not to propose, or vote in favor of, an amendment to Twelve Seas’ amended and restated memorandum and articles of association with respect to its pre-business combination activities prior to the consummation of such a business combination, (C) not to convert any underlying shares into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a proposed initial business combination or a vote to amend the provisions of its amended and restated memorandum and articles of association relating to shareholders’ rights or pre-business combination activity and (D) that such underlying shares shall not participate in any liquidating distribution upon winding up if a business combination is not consummated. The purchasers have agreed that these Units will not be sold or transferred by them (except to certain permitted transferees) until after Twelve Seas has completed an initial business combination.

Offering Proceeds Held in Trust

The net proceeds from the Initial Public Offering (including the exercise of the over-allotment option), plus the net proceeds from the private placement of Private Placement Units, or an aggregate of $207,000,000, was placed in a Trust Account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee.

Except as described in the prospectus for Twelve Seas’ Initial Public Offering and in the section entitled “Other Information Related to Twelve Seas — Twelve Seas’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Twelve Seas’ Redemption of 100% of the outstanding Public Shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Twelve Seas acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination, although Twelve Seas may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Twelve Seas’ board of directors determined that this test was met in connection with the proposed Business Combination with BPGIC.

Shareholder Approval of Business Combination

Under Twelve Seas’ amended and restated memorandum and articles of association, in connection with any proposed business combination, Twelve Seas must seek shareholder approval of an initial business combination at a meeting called for such purpose at which Public Shareholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Twelve Seas’ Initial Public Offering. Accordingly, in connection with the Business Combination with BPGIC, the Twelve Seas Public Shareholders may seek to convert their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with the Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, all of Twelve Seas’ Initial Shareholders, as well as all of its officers and directors, have agreed to vote the Founder Shares, shares included in the Private Placement Units as well as any ordinary shares acquired in the aftermarket in favor of such proposed business combination.

No directors or officers of Twelve Seas have purchased any securities of Twelve Seas in any open market transactions. However, at any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Twelve Seas or its securities, the Twelve Seas Initial Shareholders, BPGIC or BPGIC’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares of Twelve Seas or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Twelve Seas’ affiliates pursuant to such arrangements would be voted in favor of the proposed Business Combination. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Sponsor Loan

On April 4, 2019, Twelve Seas issued an unsecured promissory note (the “Convertible Note”) in the principal amount of up to $500,000 to the Sponsor. The Note bears no interest and is repayable in full upon consummation of Twelve Seas’ initial Business Combination. The Sponsor has the option to convert any unpaid balance of the Note into units, each unit consisting of one ordinary share of the Company, one warrant exercisable for one ordinary share of the Company and one right to receive one-tenth (1/10) of one ordinary share of the Company upon the consummation of an initial Business Combination, based on a conversion price of $10.00 per unit. The terms of any such units shall be identical to the terms of the units issued pursuant to the private placement that was consummated by Twelve Seas in connection with Twelve Seas’ Initial Public Offering.

As of September 30, 2019, the Sponsor had funded an aggregate amount of $500,000 to the Company pursuant to the Convertible Note.

On October 21, 2019, Twelve Seas issued an unsecured promissory note (the “Non-Convertible Note”) in the principal amount of up to $300,000 to the Sponsor. The Non-Convertible Note bears no interest and is repayable in full upon consummation of Twelve Seas’ initial Business Combination.

As of October 25, 2019, the Sponsor had funded an aggregate amount of $200,000 to Twelve Seas pursuant to the Non-Convertible Note.

Liquidation if No Business Combination

Under Twelve Seas’ amended and restated memorandum and articles of association, if Twelve Seas does not complete the Business Combination with BPGIC or another initial business combination by December 22, 2019, Twelve Seas will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account (currently anticipated to be approximately $10.32 per share) and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of Twelve Seas’ remaining shareholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Twelve Seas’ obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. At such time, the Rights and Warrants will expire. Holders of Rights and Warrants will receive nothing upon a liquidation with respect to such securities and they will be worthless.

Each of Twelve Seas’ Initial Shareholders has agreed to waive its rights to participate in any distribution from Twelve Seas’ Trust Account or other assets with respect to the Founder Shares and shares underlying the Private Placement Units. There will be no distribution from the Trust Account with respect to Twelve Seas’ Warrants, which will expire worthless if Twelve Seas is liquidated.

The proceeds deposited in the Trust Account could, however, become subject to the claims of Twelve Seas’ creditors which would be prior to the claims of the Twelve Seas Public Shareholders. Although Twelve Seas has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Twelve Seas has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although Twelve Seas will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. In order to protect the amounts held in the Trust Account, Dimitri Elkin, the Chief Executive Officer of Twelve Seas, has contractually agreed, pursuant to a written agreement to Twelve Seas, that if Twelve Seas liquidates the Trust Account prior to the consummation of a business combination, he will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Twelve Seas for services rendered or contracted for or products sold to Twelve Seas. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then Dimitri Elkin will not be responsible to the extent of any liability for such third party claims. Twelve Seas will seek to reduce the possibility that Dimitri Elkin will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the independent auditors of Twelve Seas), prospective target businesses or other entities with which Twelve Seas does business, execute agreements with Twelve Seas waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Accordingly, the actual per-share Redemption price could be less than $10.32, plus interest, due to claims of creditors. Additionally, if Twelve Seas is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Twelve Seas’ bankruptcy estate and subject to the claims of third parties with priority over the claims of Twelve Seas’ shareholders. To the extent any bankruptcy claims deplete the Trust Account, Twelve Seas cannot assure you it will be able to return to the Twelve Seas Public Shareholders at least $10.32 per share. Twelve Seas’ Public Shareholders are entitled to receive funds from the Trust Account only in the event of its failure to complete a business combination within the required time periods or if the shareholders properly seek to have Twelve Seas convert their respective shares for cash upon a business combination which is actually completed by Twelve Seas. In no other circumstances does a shareholder have any right or interest of any kind to or in the Trust Account.

Twelve Seas will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account. If such funds are insufficient, Bryant Edwards, the Chief Operating Officer of Twelve Seas, has contractually agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $20,000) and has contractually agreed not to seek repayment for such expenses.

Facilities

Twelve Seas currently maintains its principal executive offices at 135 East 57th Street, 18th Floor, New York, New York 10022. The cost for this space is included in the $10,000 per-month fee Twelve Seas’ Sponsor, Twelve Seas Sponsors I LLC, charges Twelve Seas for general and administrative services pursuant to a letter agreement between us and Twelve Seas Sponsors I LLC. Twelve Seas believes, based on rents and fees for similar services in the New York, NY area, that the fee charged by Twelve Seas Sponsors I LLC is at least as favorable as Twelve Seas could have obtained from an unaffiliated person. Twelve Seas considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations. Upon consummation of the Business Combination, the principal executive offices of Pubco will be located at P.O. Box 50170, Fujairah, UAE and its telephone number will be +971 2 633 3149, at which time nothing more will be paid to Twelve Seas Sponsors I LLC.

Employees

Twelve Seas has four executive officers. These individuals are not obligated to devote any specific number of hours to Twelve Seas’ matters and intend to devote only as much time as necessary to assist Twelve Seas to identify, negotiate and complete a business combination and perform fiduciary duties to Twelve Seas’ shareholders and other obligations of such officers pursuant to applicable legal requirements and Twelve Seas’ memorandum and articles of association. Twelve Seas does not intend to have any full time employees prior to the consummation of a business combination. Twelve Seas will continue to exist as a wholly owned subsidiary of Pubco for potential business purposes, including, but not limited to, potential expansions of Pubco’s operations into the United States as may be determined by Pubco’s board of directors. Pubco’s board of directors may, however, in its judgment, determine to dissolve Twelve Seas at any time.

Directors and Executive Officers

Twelve Seas’ directors and officers are as follows:

Name	Age	Position
Neil Richardson	62	Chairman
Dimitri Elkin	50	Chief Executive Officer
Stephen A. Vogel	70	President and Director
Bryant B. Edwards	64	Chief Operating Officer and Director
Stephen N. Cannon	51	Chief Financial Officer
Gregory A. Stoupnitzky	62	Director
Suneel G. Kaji	50	Director

Mr. Neil Richardson has been our Chairman since December 2017. Since January 2013, Mr. Richardson has been the Chairman of North Sea Capital, an independent family office involved in private equity and other investments. From 2004 to 2013, Mr. Richardson was a Founding Partner for Lion Capital, a London-based private equity firm specializing in consumer industry investments globally. From 1994 to 2004, Mr. Richardson was with Kohlberg Kravis Roberts & Co, a leading global private equity firm, where he was a General Partner. From 1986 to 1994, Mr. Richardson was a Managing Director with Credit Suisse First Boston, an investment banking firm. From 1980 to 1986, Mr. Richardson was a manager with Bain & Company, a consulting firm. Mr. Richardson previously served as director of multiple corporate entities including Newsquest, Wincor Nixdorf, Tenovis, Russian Alcohol, American Apparel, and Aurum. He is an investor in Twelve Seas Limited, a private equity advisory company, and currently serves as a director of that company. Mr. Richardson graduated from Oxford University.

Mr. Dimitri Elkin has been our Chief Executive Officer since inception and was a director from inception until May 2018. Since April 2013, Mr. Elkin has been a Founding Partner of Twelve Seas Limited. From 2007 to April 2013, Mr. Elkin served as General Partner of UFG Private Equity, a mid-market regional buyout firm based in Moscow. From 2003 to 2006, Mr. Elkin was a Founding Partner at GIC Capital, a U.S. private equity firm. From 1998 to 2003, Mr. Elkin served as an investment executive at Kohlberg Kravis Roberts & Co., heading its activities in the former Soviet Union and Eastern Europe. From 1996 to 1998, Mr. Elkin served as an investment banker at Lehman

Brothers Holdings, Inc., an investment banking firm. Mr. Elkin previously served as director of multiple corporate entities, including Kamaz, Imperial Porcelain Company, and Russian Alcohol. Mr. Elkin graduated from Moscow State University and received an MBA from Harvard Business School.

Mr. Stephen A. Vogel has been our President since May 2018 and has served as a director since June 2018. Mr. Vogel has over 40 years of operating and private equity experience. He has served as General Partner of Vogel Partners, LLP, a private investment firm, since 1996. Mr. Vogel serves as the Chief executive Officer of Tuscan Holdings Corp. and Tuscan Holdings II Corp., both blank check companies which went public in March and July 2019, respectively, and which are both currently seeking a target business with which to consummate an initial business combination. Mr. Vogel was Executive Chairman of Forum Merger Corp., a blank check company that went public in April 2017 and then merged with ConvergeOne (NASDAQ: CVON) in February 2018. Mr. Vogel began his career in 1971 as President, CEO and Co-Founder of Synergy Gas Corp., a retail propane distribution company. During his 25-year tenure, Mr. Vogel grew Synergy to more than 250,000 customers, 2,700 employees and more than $300 million in annual revenue. Synergy Gas Corp. successfully completed 50 acquisitions during this time and increased its distribution base to 330 retail locations. After selling Synergy Gas Corp. to Northwestern Corp. in 1995, Mr. Vogel co-founded EntreCapital Partners, a private equity firm that focused on companies facing operational or management challenges, and served until 1999. Additionally, he was a venture partner at EnerTech Capital Partners, an energy focused venture capital firm, from 1999 to 2002, and an operating partner at Tri-Artisan Capital Partners, LLC, an investment bank, from 2004 to 2006. Mr. Vogel also served as CEO of Grameen America, a not-for-profit organization that provides microloans to low-income borrowers in the United States, from 2008 to 2013. He was on the board of Netspend (NASDAQ: NTSP), a leader for prepaid stored value platforms, from 2011 to 2013. Mr. Vogel was a member of the Board of Trustees at Montefiore Medical Center and Children’s Hospital for over 20 years and served on the Board of Trustees at Lighthouse International, a non-profit organization. Mr. Vogel is a past Trustee of the Horace Mann School and previously served on the Board of Directors of the National Propane Gas Association. Mr. Vogel received a BS degree from Syracuse University School of Management.

Mr. Bryant B. Edwards has been our Chief Operating Officer and a director since June 2018. Mr. Edwards retired from Latham & Watkins a premier global law firm, in 2016, after a 35-year legal career. From 1981 to 2016, Mr. Edwards gained extensive experience throughout the Pan-Eurasian region, as both a practicing corporate and securities attorney, as well as in various management roles building the firm’s practices in Europe (from 2000 to 2008), the Middle East (from 2008 to 2012) and then East Asia (from 2012 to 2016). He served as Chair of the European High Yield Association (EHYA) from 2004 to 2008, and helped establish the Gulf Bond & Sukuk Association (GBSA) and served on its Steering Committee and as Chair of its Regulatory Committee, from 2008 to 2012. Additionally, Mr. Edwards served as Vice-Chair of the Credit Markets Committee of the Asia Securities & Financial Markets Committee (ASIFMA) from 2012 to 2016. Mr. Edwards graduated from Brigham Young University with a BA and received his Juris Doctor from the University of Chicago Law School.

Mr. Stephen N. Cannon has been our Chief Financial Officer since December 2017 and was our President from inception until May 2018. Since October 2014, Mr. Cannon has been President of Everest Partners Limited, a privately-owned investment firm, focused on Asian private investments. Since July 2017, Mr. Cannon has been the President, CFO and a director of CM Seven (NASD: CMSS), a NASDAQ-listed SPAC sponsored by a leading Chinese private investment firm that raised approximately $200 million in an initial public offering in October 2017. From June 2014 until July 2016, Mr. Cannon was CEO and a director of DT Asia Acquisition Corp, a NASDAQ-listed SPAC, which consummated its business combination with China Direct Lending Corp. in July 2016. From 2010 until October 2014, Mr. Cannon was a Partner and Head of China for RedBridge Group Ltd., a boutique merchant banking firm focused on Chinese and Arabian Gulf cross-border investments. From 2009 until October 2014, Mr. Cannon was a senior advisor at Ackrell & Co, a U.S. broker-dealer. From 2007 until 2010, Mr. Cannon served in various capacities with Hambrecht Asia Acquisition Corp., a NASDAQ-listed SPAC, as a co-founder, initial CFO and a director, and then VP of Acquisitions. Hambrecht Asia Acquisition Corp. merged with SGOCO Ltd, a Chinese company, in April 2010. From 2005 until 2008, Mr. Cannon served as a Managing Director of Asian investment banking for WR Hambrecht & Co. Prior to WR Hambrecht & Co, Mr. Cannon worked at the following investment banking firms: Ackrell & Co (2003-2005); ABN-Amro Securities (2000-2002); Donaldson Lufkin & Jenrette (1994-2000); Smith Barney (1993-1994); and Salomon Brothers (1991-1993). Mr. Cannon graduated from the University of Notre Dame with a Bachelor’s degree. Mr. Cannon serves on the board of the Cambodian Hotel Association.

Mr. Gregory A. Stoupnitzky has served as a director since June 2018. In September of 2019, Mr. Stoupnitzky joined Early Bird Capital LLC, a New York based financial services firm as Director of Investment Banking. Since January of 2016, he serves as the Senior Independent Director and a member of the Audit and Nominating Committees for Eland Oil & Gas Plc. (AIM: ELA). He is an Advisory Director with Innolith AG, a Swiss-based private company developing a new battery technology for utility scale power storage and other applications. From January 2014 to October 2015, Mr. Stoupnitzky served as CEO and Executive Director of Azonto Petroleum Limited (ASX: APY), a gas-to-power developer in West Africa, where he led the company’s transformation efforts. Gregory has over 25 years of investment banking experience in the energy and natural resources sectors. He held senior positions with Morgan Stanley (1998-2008) Bear Stearns (1986-1996) and Renaissance Capital in London, Moscow and New York, where he worked with both companies and investor groups operating assets across emerging markets including Latin America, the CIS and Sub-Saharan Africa. Mr. Stoupnitzky has served on the board of the U.S.-Russia Business Council and of several corporate entities including Rialto Energy Limited and Vioco Petroleum. Mr. Stoupnitzky graduated from Columbia University with a BA and an MA as well as a certificate from Moscow State University. He is currently an Advisory Board Member of Columbia University’s School of International and Public Affairs.

Mr. Suneel G. Kaji has served as a director since June 2018. Since May 2019, Mr. Kaji has served as a Managing Director of Everstone Capital, which manages in excess of US$6.5 billion, and its Everstone Capital US and Everstone Capital Asia Pte group of funds, for which he co-leads control equity and special situations investing in consumer and business services cross-border investments between the US and Asia. Previously from October 2016 through the spring of 2019, Mr. Kaji had served as an employee director of the University of Texas and Texas A&M System Management Company (UTIMCO), advising on co- and direct principal investments globally as well as emerging markets’ fund selection. Previously, Mr. Kaji has served as a Managing Director of Accordion Partners LLC, a private equity consultancy with three offices globally. He established and led the firm’s investment affiliate (established in 2014) that co-invests with the firm’s consultancy clientele. From 2008 to June 2014, Mr. Kaji had been a Managing Director and Senior Investment Manager-Private Investments at TRG Management (an affiliate of the Rohatyn Group). He managed non-real estate private investment activity across Asia, including cross-border investments with the US and Australia. He was responsible for origination, evaluation, and structuring of private equity and distressed credits across diverse industries such as natural resource services, chemicals, logistics, and consumer services. Mr. Kaji also sat on the boards of two joint venture real estate and infrastructure funds in Asia. From 2003 to 2008, Mr. Kaji was a Managing Director at the GEM-Kinderhook Funds in New York, focused on mid-cap control investments, structured minority equity and hybrid credit transactions in the US, as well as opportunistic pursuits in China, the Middle East North Africa region, and India. From 1999 to 2003, Mr. Kaji was a Principal at Crown Capital Group, a mid-cap private equity group established by DLJ Merchant Banking, Apollo Management and former employees thereof. Previously he was a Vice President at DLJ Merchant Banking Partners (1996 to 1999), based in New York and Hong Kong. Mr. Kaji started his career in finance with Salomon Brothers (1991 to 1994) and entered the principal investment business at Goldman Sachs (1995). He graduated from the Wharton School of the University of Pennsylvania with a Bachelors of Science in Economics, magna cum laude, and Stanford University with an MBA from the Stanford Graduate School of Business.

Number and Terms of Office of Officers and Directors

Twelve Seas’ board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Stoupnitzky and Kaji, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Messrs. Vogel, Richardson and Edwards, will expire at the second annual general meeting. We do not currently intend to hold an annual general meeting until after we consummate our initial business combination (unless we do not consummate our initial business combination prior to December 31, 2019, in which case NASDAQ rules require that we hold an annual meeting prior to December 31, 2019).

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our memorandum and articles of association as it deems appropriate. Our memorandum and articles of association provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

Audit Committee

We have established an audit committee of the board of directors, which consists of Messrs. Richardson, Stoupnitzky and Kaji, each of whom is an independent director under NASDAQ’s listing standards. Mr. Kaji is the Chairperson of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under NASDAQ’s listing standards. NASDAQ’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Messrs. Kaji and Stoupnitzky each qualify as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a compensation committee of the board of directors, which consists of Messrs. Kaji and Stoupnitzky, each of whom is an independent director under NASDAQ’s listing standards. Mr. Kaji is the Chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Nominating Committee

We have established a nominating committee of the board of directors, which consists of Messrs. Richardson, Stoupnitzky and Kaji, each of whom is an independent director under NASDAQ’s listing standards. Mr. Kaji is the Chairperson of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2018 there were no delinquent filers.

Code of Ethics

We have adopted a code of ethics that applies to our executive officers, directors and employees. We have filed copies of our code of ethics, our audit committee charter, our compensation committee charter and our nominating committee charter as exhibits to our registration statement in connection with our Initial Public Offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, the code of ethics will be provided without charge upon request to us.

Executive Compensation

Compensation Discussion and Analysis

None of our executive officers has been paid cash compensation in connection with services rendered to the Company for the year ended December 31, 2018. Commencing on June 22, 2018 through the earlier of consummation of our initial business combination and our liquidation, we have paid our Sponsor a total of $10,000 per month for office space, utilities and secretarial support. Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive and director compensation. Any compensation to be paid to our officers will be determined by our compensation committee.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination will be a determining factor in our decision to proceed with the Business Combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

Twelve Seas or any of its officers or directors is not currently involved in any legal proceedings.

Periodic Reporting and Audited Financial Statements

Twelve Seas has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Twelve Seas’ annual reports contain financial statements audited and reported on by Twelve Seas’ independent registered public accounting firm. Twelve Seas has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2018 and its Quarterly Reports on Form 10-Q covering the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019.

Twelve Seas’ Management’s Discussion and Analysis of Financial Condition and Results of Operations

References in this section to “we,” “us” or the “Company” refer to Twelve Seas Investment Company. References to our “management” or our “management team” refer to Twelve Seas’ officers and directors, and references to the “Sponsor” refer to Twelve Seas Sponsors I LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this section. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We were formed on November 30, 2017 as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, with one or more target businesses. Our efforts to identify a prospective target business are not limited to any particular industry or geographic location.

We presently have no revenue, have net income in current period and have had no operations other than the active solicitation of a target business with which to complete a business combination. We have relied upon the sale of our securities and loans from the Sponsor, our officers and directors to fund our operations.

On June 22, 2018, we consummated our Initial Public Offering (“IPO”) of 18,000,000 Units. Each Unit consists of one ordinary share of the Company, one redeemable Public Warrant and one Right to receive 1/10 of an Ordinary Share upon the consummation of our initial Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $180,000,000. The Company granted the underwriters a 45-day option to purchase up to 2,700,000 additional Units to cover over-allotments, if any. On June 22, 2018, simultaneously with the consummation of the IPO, we consummated a private placement with our Sponsor of 475,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating total proceeds of $4,750,000 (the “Initial Private Placement”). The underwriters exercised the over-allotment option in full on June 28, 2018 and purchased 2,700,000 over-allotment option Units at an offering price of $10.00 per Unit, generating gross proceeds of $27,000,000. On June 28, 2018, simultaneously with the sale of the over-allotment Units, the Company consummated the private sale of an additional 54,000 Private Placement Units to our Sponsor, generating gross proceeds of $540,000 (together with the Initial Private Placement, the “Private Placements”).

As of September 30, 2019, a total of $212,845,645 was held in the Trust Account established for the benefit of the Company’s public shareholders, which included $207,000,000 of the net proceeds from the IPO (including the full exercise of the over-allotment option) and the Private Placements, and subsequent interest and dividend income.

Our management has broad discretion with respect to the specific application of the net proceeds of IPO and the Private Placements, although substantially all of the net proceeds are intended to be applied generally towards consummating a Business Combination.

Recent Development

On April 15, 2019, we entered into the Business Combination Agreement to consummate our initial Business Combination. Following the Closing, our business will consist of the current business of BPGIC. The transaction is subject to our shareholders’ approval and customary closing conditions. See our Current Reports on Form 8-K filed with the SEC on April 19, 2019, May 2, 2019, May 13, 2019, September 20, 2019 and October 8, 2019 for further information.

Results of Operations

Our entire activity from inception up to June 22, 2018 was related to the Company’s formation and IPO. Since the IPO, our activity has been limited to the evaluation of business combination candidates and consummation of the business combination, and we will not be generating any operating revenues until the closing and completion of our initial Business Combination. We expect to continue to generate small amounts of non-operating income in the form of interest income and dividend income on cash and investments. We expect to continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses and business combination expenses. We expect our expenses to increase substantially after this period.

For the three months ended September 30, 2019, we had a net income of $652,563, which was comprised of dividend income of $1,117,956, net of operating costs of $465,393.

For the three months ended September 30, 2018, we had a net income of $874,795, which was comprised of interest income of $1,080,211, net of operating costs of $205,416.

For the nine months ended September 30, 2019, we had a net income of $2,312,841, which was comprised of interest and dividend income of $3,617,353, net of operating costs of $1,304,512.

For the nine months ended September 30, 2018, we had a net income of $910,019, which was comprised of interest income of $1,122,633, net of operating costs of $212,614.

For the years ended December 31, 2018 and 2017, we had a net income of $1,833,347 and a net loss of $28,513, respectively. The formation and operating costs (not charged against shareholders’ equity) for the year ended December 31, 2018 was $394,961, an increase of $366,448, from $28,513 for the period from November 30, 2017 to December 31, 2017. The increase was mainly caused by the increase of activities relating to the search and evaluation of business combination candidates and expenses incurred for legal fees, accounting services fees, filing fees and administrative services fees. The interest income from investments in our Trust Account for the year ended December 31, 2018 was $2,228,308, an increase of $2,228,308, from $0 for the period from November 30, 2017 to December 31, 2017 as the Trust Account was established upon the IPO.

Liquidity and Capital Resources

As of September 30, 2019, we had cash outside our Trust Account of $43,368, available for working capital needs. All remaining cash was held in the Trust Account and is generally unavailable for our use, prior to an initial Business Combination.

Our liquidity needs have been satisfied to date through receipt of $25,000 from the sale of the insider shares, advances from the Sponsor in an aggregate amount of $300,000 which were repaid upon the IPO and the remaining net proceeds from the IPO and Private Placement. Additionally, as of the date of this proxy statement/prospectus, our Sponsor had loaned to us an aggregate of $500,000 pursuant to the Convertible Note and an aggregate of $200,000 pursuant to the Non-Convertible Note, both of which will be repaid promptly after the date on which we consummate a business combination. The Non-Convertible Note has a remaining balance of $100,000 which the Company may draw upon prior to the consummation of the business combination.

We intend to use substantially all of the net proceeds of the IPO, including the funds held in the Trust Account, and any additional Working Capital Loans, to acquire a target business or businesses and to pay our expenses relating thereto, including a cash fee equal to 3.5% of the gross proceeds of the IPO payable to the representative of the underwriters upon consummation of our initial business combination for assisting us in connection with such business combination. To the extent that our share capital is used in whole or in part as consideration to effect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways, including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination, if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

We anticipate that the approximately $43,368 outside of our Trust Account as of September 30, 2019 (which has increased to $146,675 as of October 29, 2019 following our borrowing of $200,000 of the Non-Convertible Note and payment of ongoing expenses) will not be sufficient to allow us to operate before a business combination is consummated or our automatic winding up, dissolution and liquidation. Over this time period, we will be using these funds for identifying and evaluating prospective business combination candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to consummate our initial business combination with and structuring, negotiating and consummating the business combination.

The Company currently estimates that it has insufficient funds available to both operate its business and consummate its initial business combination. The Company may need to obtain additional financing either to consummate its initial business combination or because it becomes obligated to redeem a significant number of its Public Shares upon consummation of its initial business combination, in which case the Company may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only consummate such financing simultaneously with the consummation of our initial business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations but there is no assurance that new financing will be available to us on commercially acceptable terms. Furthermore, if we are not able to consummate a business combination by December 22, 2019, it will trigger our automatic winding up, liquidation and dissolution. These conditions raise substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Financing Arrangements

As of September 30, 2019, we did not have any off-balance sheet arrangements. We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Critical Accounting Policies

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our unaudited financial information. We describe our significant accounting policies in Note 2 - Significant Accounting Policies, of the Notes to Financial Statements included in this report. Our unaudited financial statements have been prepared in accordance with U.S. GAAP. Certain of our accounting policies require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from our estimates.

Quantitative and Qualitative Disclosures about Market Risk

All activity through September 30, 2019 relates to our formation, Initial Public Offering, search for prospective targets to effect a business combination and negotiating the terms of the Initial Business Combination. We did not have any financial instruments that were exposed to market risks at September 30, 2019.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial and accounting officer have concluded that during the period covered by this report, our disclosure controls and procedures were effective.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting during the quarter ended September 30, 2019 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

MARKET OPPORTUNITY

This section provides an overview of the market in which BPGIC currently operates and Pubco will operate subsequent to the Business Combination. References in this section to “we,” “us” or “BPGIC” refer to Brooge Petroleum And Gas Investment Company FZE prior to the Business Combination and Pubco and its subsidiaries, including BPGIC, subsequent to the Business Combination.

The information in the following section has been provided for background purposes. The information has been extracted from a variety of sources released by public and private organizations. The industry information has been accurately reproduced and, as far as BPGIC is aware and is able to ascertain from information published by such sources, no facts have been omitted which would render the reproduced information inaccurate or misleading. This section contains forward-looking statements. Actual results may differ materially from those currently anticipated because of many factors, including those described under “Risk Factors” and elsewhere in this prospectus. See “Forward Looking Statements”.

1.      Storage industry overview

Tank storage facilities play a vital role in the business of refined petroleum products, crude oil and liquid chemicals. They serve as a critical logistical midstream link between the upstream (exploration and production) and the downstream (refining) segments of the refined petroleum product and crude oil industry. They are used to store primary, intermediate and end products and facilitate a continuous supply of the required feedstocks to refineries and chemical plants in the processing industry on the one hand and absorb fluctuations in sales volumes on the other.

Each change in the mode of transport, e.g. from a ship to a pipeline network or from a pipeline to a freight train, requires temporary storage capacities and transhipment facilities, i.e. terminals with tank storage facilities. An efficient oil logistics chain would be inconceivable without these infrastructure components.

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description.

Global oil storage capacity providers can be divided into three operator groups: captive, independent and semi-captive.

BPGIC is an independent storage capacity provider.

Classification of storage capacity owners by line of business

The liquid storage business has evolved from its beginnings as a component of an integrated production, transportation and logistics process, into a mature, stand-alone operation.

Classification of storage capacity owners

Integrated oil companies, refiners, and marketers

- Puma Energy
- BP
- Sunoco Logisitics
- Saudi Aramco
- Valero
- Sinopec

Traders

- Trafigura
- Glencore
- Noble Group
- Vesta
- Litasco
- VTTI
- Varo Energy

Independent storage providers

- Vesta
- Litasco
- VTTI
- Varo Energy
- Vopak
- Oiltanking
- LBC
- Horizon Terminals
- NuStar
- Pisto
- BPGIC
- COVA
- APETRA

Stockholding agencies

- COVA
- APETRA
- Erdolbevorratun-gsverband
- U.S. Department of Energy

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description, and company information.

Many major energy companies and traders own and operate terminal storage facilities to help integrate their upstream or downstream energy assets into the larger marketplace. Although such terminals often have the same basic capabilities as terminals owned by independent commercial operators such as BPGIC, they generally do not provide storage to third parties nor do they typically have the flexible infrastructure and business approach required to do so. Moreover, major energy companies are increasing their focus on capital intensive, upstream activities that generate riskier and higher returns on investment at the expense of midstream activities, including tank storage and shipping. To both reduce their capital employed in such midstream activities and also to capitalize on the safe and efficient operations of independent terminal operators, major energy companies increasingly sell terminal assets against future storage contracts.

While some major energy companies still own their own storage facilities, they are also significant customers of independent terminal operators as they continue to require efficient operations and tailor-made services strategically situated at global hubs. Major energy companies, traders and chemical companies also frequently have a need for storage when specialized handling is required, when refineries experience process upsets or maintenance turnarounds, or when independent terminal operators have more cost-effective locations near key transportation links such as deep-water ports.

Independent storage providers have the most flexibility of the oil storage capacity providers to adjust to prevailing market conditions as their storage is made accessible to the open market for third party usage and is widely used. These facilities are used to build and break bulk quantities of oil; to blend oil to desired specification levels; to distribute oil products for transportation via truck, railcar, barge, pipeline, and vessel; to send crude oil to refineries; to integrate with local industry; and for speculative storage usage encouraged by incentives on the derivatives trading market.

Besides leasing independent storage facilities, oil refiners, traders, and oil companies tend to utilize their own storage assets to facilitate their daily operations. Often, oil companies will use each other’s terminals by means of exchange deals and throughput agreements. Moreover, traders and independent storage providers often develop new assets, which are then backed by long-term contracts that often include exclusive usage.

Overview of market sectors requiring storage

Market sectors requiring storage	Distribution / Inventory management	Import/export	Strategic storage	Bulk build / break	Speculative trading	Blending, analysis, and treatment
Overview	• Distribution of refined products for inland market demand or distribution of feedstocks and fuels for manufacturing activities	• Crude oil and refined product movements in support of regional supply and demand imbalances	• Crude oil and refined product storage to cover demand needs in case of a supply emergency crisis	• Transfer large cargoes into smaller parcels for delivery during undersupply, and build large export cargos during oversupply	• Use of storage for commercial reasons by traders taking advantage of the market structure	• Blending two or more separate batches of liquid materials into a product using a recipe or specifications provided by the customer
Utilization / tank turns	Very high	Medium to High	Low	Medium to High	Medium *(Could turn very fast around deal times)*	High tank turns
Level of capacity booked	High	Medium / High	High	Medium	Low	Medium to High
Customer category	• Retailers / Hypermarkets • Traders with downstream • Industrial players	• Traders • Wholesalers • Oil majors and refiners	• Stock holding agencies • Wholesalers / retailers • Refiners	• Traders • Oil Majors	• Traders • Oil Majors active in trading	• Traders • Wholesalers • Oil Majors
Contract length	1 to 3 years	1 to 3 years	1 to 3 years	1 to 3 years	3 to 6 months	1 to 3 years
Storage demand drivers	• Hinterland demand • Demand from nearby industrial player, seasonal inventory management for storage	• Hinterland demand • Structural imbalances • Proximity to a refining/petrochemical cluster	• Refined products demand • National policies regarding emergency reserves	• Structural trade flows • Proximity to trade routes • Concentration of trade activities	• Market structure (contango) • Seasonal price plays • Arbitrage opportunities	• Refined products specifications • Differences in national specifications • Biofuels mandates • Proximity to a refining/petrochemical cluster
Key requirements	• Connections to distribute products as feedstocks to inland markets (e.g., refineries / petrochemical plants via pipelines)	• Location near production/refinery or large demand centre short in product • Large jetty capacity required to accommodate large cargoes • Good inland logistics	• High offload capacity / release rates • Large storage capacity • Ideally low cost	• Location near trading hub / long-haul route and / or demand centre to make and break bulk • Deep water for adequate size vessels	• Infrastructure to (off)load quickly on a relatively short notice • Some degree of spare capacity	• Multiple tanks and blend lines • Various sizes in tanks with good internal transfer capability • Additives facilities (and/or biofuels tanks)
BPGIC caters to	✓	✓	✓	✓	✓	✓

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description, and company information.

Product-specific tank storage facilities – Crude, Fuel Oil and Clean petroleum products

Various petroleum products have different characteristics, and tank storage facilities are designed to address the requirements of their contents.

For crude oil, it is more efficient to have oil storage tanks with large capacity because crude carriers tend to be capable of carrying larger oil quantities than refined product carriers. For example, VLCCs generally are capable of carrying between 160,000 to 320,000 DWT and product carriers are generally capable of carrying between 10,000 to 160,000 DWT. Crude oil storage tanks also need to have heating capabilities and floating roofs. In light of the size and needs of VLCCs, BPGIC is currently constructing eight large capacity oil storage tanks to provide crude oil storage as part of Phase II, and anticipates using the Phase III Land to further increase its capacity for crude oil storage and services.

Fuel oil is a product that is easy for vessels and oil storage facilities to handle. This allows for large quantities of it to be transported and later stored. Fuel oil storage tanks often have heating blending and chemical treatment capabilities. BPGIC is able to provide storage for fuel oil in addition to heating and blending services as part of Phase I.

Clean petroleum product oil storage tanks tend to be in a wide range of storage sizes reflecting the diversity and various individual requirements of clean petroleum products. Specifications for clean petroleum product oil storage tanks depend on the type of product being stored. The average size of clean petroleum product oil storage tanks tends to be smaller than that of fuel oil storage tanks as they include niche products or components that are demanded in smaller quantities.

Ancillary services offered in a typical storage terminal

Ancillary services	Description	Provided by BPGIC
Heating / Temperature control	▪ Storage of some products require specific temperature to maintain specification and ease of operation.	✓
Inter-tank transfers / Pipeline reception and transfers	▪ Dedicated pipeline connections improves connectivity of a storage tank and reduces the cost of transfers. Storage tanks are often connected directly to pipelines of process plant/refineries/other storage tanks to meet client requirements of product transfers.	✓
Additional throughput transfer	▪ Additional amount of product handled by the terminal for customers exceeding a pre-defined quantity threshold.	✓
Berthing	▪ Stationing of a vessel/tanker alongside the pier, quay, or wharf. A berth is a specified length of quay wall where a vessel can tie-up.	✗
Blending / Dilution / Coloring / Product circulation in tank	▪ Mixing of different components/products/grades to produce a given specification. The specification can be driven by client's requirement or regulatory requirements.	✓
Bunkering	▪ The process of supply of fuel to be used by ship/tanker. The process includes logistics of loading fuel and distributing it among available bunker tanks.	✗
Temperature control / reheating of products	▪ Storage of some products require specific temperature to maintain specification and ease of operation.	✓
Pipeline reception and transfers / Tank to tank transfers	▪ Dedicated pipeline connections improves connectivity of a storage tank and reduces the cost of transfers. Storage tanks are often connected directly to pipelines of process plant/refineries/other storage tanks to meet client requirements of product transfers.	✓
Nitrogen blanketing	▪ The process of introducing an inert gas to restrict the contact of stored material with oxygen in open atmosphere. The helps in increasing product life and mitigate potential explosive conditions. Nitrogen, being most cost effective, is the most preferred inert gas.	✗
Vapor recovery and processing system	▪ Vapor recovery systems are attached with tanks in storage terminal to capture harmful volatile organic compounds from being released into the atmosphere, to recover gas vapors that can be made into usable and profitable product, and to comply with emission standards.	✗
Degassing of ships	▪ Degassing is a cleaning process of ships/tankers to remove harmful chemical from storage compartments. The process mostly is deployed to remove organic gases or vapors from a storage tank.	✗
Sampling and testing	▪ Certified lab-on-site facility enables buyers and sellers to get quality certifications quickly. These facilities are provided at some of the storage terminals located in ARA region.	✗

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description, and company information.

Classification of tank storage by functions

In functional terms, tank storage terminals can generally be classified into three types:

Hub terminals: Located near the major oil hubs of the world (Amsterdam-Rotterdam-Antwerp (“ARA”), Singapore, Fujairah and Houston) where high-volume product flows intersect. Handling these product flows necessitates the operation of large-scale tank storage farms along with appropriately sized loading berths. In addition, substantial economies of scale can be achieved with large-scale tank storage facilities. BPGIC is strategically located in the Port of Fujairah, which is classified as the second largest bunking hub in the world according to global news sources.

Import/Distribution/Export terminals: Used for storing products that are exported or imported by local companies and distributed on the domestic market. They are also used for distribution by local refineries.

Industrial terminals: Designed as a component of larger production complexes of the chemicals industry. They are fully integrated into the production of associated operating units via pipelines and handle the logistics of products within the entire complex.

2.      Drivers of demand of storage industry

Overview

The main demand driver for the tank storage industry is the development of the (seaborne) transport volume of liquid goods. The volume handled is determined by the total consumption and/or the processing volume of liquid goods which in particular, is influenced by trade flows. Crude oil and petroleum products are the most important product groups in terms of volume, well ahead of liquid chemicals and vegetable oils.

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description.

The Middle East’s economic growth is projected to recover to an annual average of 4 percent through 2020 and to remain at a healthy average rate of 3.3 percent over the 2020 – 2040 period, supported by higher government spending as a result of recovering oil prices.

Oil product consumption growth has been very strong in the UAE since 2010, growing at an annual average rate of approximately 6 percent demand for fuel oil, gasoline and gas oil in the transportation sector has grown greatly over the last decade due to the expansion of the country’s vehicle fleet, with gasoline consumption increasing particularly rapidly. Demand for residual fuel oil is also very high (40 percent of total refined petroleum products demand in 2017) due to the UAE’s substantial bunkering sector.

The Middle East exports crude to virtually every region of the world. Its net oil product export capacity is expected to increase from 2.3 million b/d to 3.6 million b/d in 2040 driven by new refining capacity and growing production of natural gas liquids.

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description.

Storage capacity additions and fees are driven by the market structure

Storage capacity additions are driven by market structure (e.g. contango or backwardation states) and do not exhibit a strong correlation with spot oil prices.

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description.

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description.

____________

(1)      Storage index is a proxy for storage utilization which is expressed as the ratio of total seaport going traffic to independent and partially independent storage capacity of specific group of products.

(2)      Storage fees is for dirty products which is taken as a proxy for crude.

In a contango state (future expected rates are higher than current rates), storage rates tend to increase, but the fees from ancillary services (e.g. blending and heating) might fall due to lower utilization of ancillary services. In a backwardation state (future expected rates are lower than current rates), storage rates tend to fall, but are balanced by higher ancillary fees as utilization of ancillary services are expected to rise.

3.      Fujairah storage terminal overview

The Port of Fujairah is an emerging oil storage hub in the Middle East. Activity at the Port of Fujairah has increased rapidly in recent years because of the following key reasons:

•        Strategic location outside the Strait of Hormuz

•        The Port of Fujairah sits in a prime geographical location outside the Strait of Hormuz, with about 8.8 million cm3 of independent storage capacity.

•        35 percent of the world’s seaborne oil passes through the Strait of Hormuz.

•        Increasing preference for companies to avoid sending their vessels through the Strait of Hormuz due to geopolitical risk, higher transportation costs due to increased insurance costs as well as congestion and queuing times at ports inside the Arabian Gulf. The Port of Fujairah’s geographic position outside the Strait allows vessels transporting oil and oil products to bypass the Strait and avoid incurring such additional costs and delays.

•        Favorable business environment, situated within one of the UAE’s “free zones”

•        In the Fujairah free zone, private ownership is permitted. Governmental control of the downstream industry’s legal environment allows private investment in retail and free zones only.

•        Habshan-Fujairah crude oil pipeline

•        The Habshan-Fujairah 1.5 million b/d crude oil pipeline was inaugurated in 2012, giving oil companies the ability to send crude oil from Abu Dhabi directly to Fujairah and, then from there, to the Indian Ocean.

•        There is increasing focus in the UAE region on using the crude oil pipeline, as the government of Abu Dhabi has publicly stated that it intends to ensure that approximately 75 percent of the crude oil designated for export in Abu Dhabi goes through the pipeline and to Fujairah.

•        Major expansion of private storage ownership in the Port of Fujairah.

•        The Port of Fujairah is export-oriented and as a result has attracted bunker fuel suppliers and oil trading houses alike.

Fujairah’s suitability as a global oil storage hub

Fujairah as a global hub

1 Strategic location

- Located in a position to supply major demand markets
- Located on major shipping routes for bunkering

Fujairah

- Outside the Strait of Hormuz
- Major crude flows to all the regions
- 2nd largest bunker trading hub

2 Political stability / open environment

- Safe location without major political uncertainties
- Strong support for port development from local authorities

Fujairah

- Relatively stable, open country with strong support from authorities
- Within one of the UAE's "free zones"

3 Significant storage capacity

- Sufficient storage capacity to meet demand
- Competition between storage providers to keep prices at a competitive level

Fujairah

- Around 8.8 MMcbm independent storage capacity
- Significant capacity additions in the near-term

4 Refining center

- Significant refining capacity situated within close proximity

Fujairah

- 82,000 b/d refining capacity in Fujairah (Total UAE 1.1 MB/D)
- Planned 200,000 b/d IPIC Refinery

5 Port infrastructure and competitive costs

- Large and well equipped port ensuring low waiting times
- Port costs competitive with rivals

Fujairah

- Fast improving Infrastructure
- Two Oil Terminals (9 berths) and a matrix manifold
- Commissioning of VLCC berth in 2016

6 Significant oil flows

- A terminal point for significant oil flows
- Developed pipeline infrastructure supplying port

Fujairah

- 1.5 MB/D direct ADCOP crude oil export pipeline to Fujairah
- Port traffic of 90 MMT/yr in 2017
- Limited inland product pipeline to Fujairah port

7 Pricing center

- Recognition as a pricing center with price benchmarking
- Physical presence of major trading houses

Fujairah

- Aims to become a regional pricing center
- With increased volume and expansion there is potential to become a pricing center

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description.

Note: Fujairah is the world’s 2nd largest bunker trading hub as of 2016

Fujairah as compared to other hubs

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description, Port Statistic Centre, company information and company websites.

Note: Storage capacity for Fujairah also includes the ADNOC terminal while for Amsterdam-Rotterdam-Antwerp (ARA) and Singapore, the storage capacity is for all independent and partially independent storage terminals.

Note: Port traffic is for crude and refined petroleum products.

Note: Independent/partially independent storage capacity for Greater Singapore and for Amsterdam-Rotterdam-
Antwerp (ARA) ports as of 2017.

Note: Capacity additions planned/under-construction as of June 2018.

Fujairah has grown significantly in recent years as a global hub primarily due to very high bunkering demand stemming from its strategic location outside the Strait of Hormuz and its presence in the Fujairah free zone. With growing trade and demand in the MENA region, the more export-oriented refineries will send products out to deficit markets in other Middle Eastern countries as well as in East and North Africa and Southeast Asia, which will require more storage infrastructure.

The Singapore and ARA hubs have historically benefited from the use of modern port infrastructure and nearby refining centers. Also, they have the advantage of being price centers for refined petroleum products owing to extensive trading activity in their respective regions. However, in the future, ARA storage terminals may likely face additional competition from refinery-to-terminal conversions because of refinery rationalizations, while Singapore is expected to experience congestion in land availability.

On the other hand, the Port of Fujairah has more opportunities to scale up due to the expected rise of trade flow in the region coupled with upcoming refining projects. Over the period from 2010 to 2017, the Port of Fujairah has experienced:

•        25 percent growth in base capacity – the highest among the other global hubs.

•        Growth in port traffic at a compound annual growth rate (“CAGR”) of 15 percent, which is almost six times the CAGR experienced by ARA.

Growth potential of Fujairah

Port traffic outlook

The Port of Fujairah has witnessed higher growth in port traffic with a CAGR of 15 percent over the eight-year period from 2010 through 2017 (from 34 million MT in 2010 to 90 million MT in 2017), as compared to Singapore and ARA. BPGIC believes that the port traffic in the Port of Fujairah is poised to grow in the future - driven primarily by bunkering demand in the region.

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description.

Refining center

The Fujairah refinery, with a capacity of 82,000 b/d, is the only refinery in Fujairah. However, there are four other refineries located in the UAE, which gives the UAE a total refining capacity of 1.1 million b/d.

Further expansions are expected in the downstream sector, including the planned 200,000 b/d Mubadala refinery and the relatively recent announcement of the UAE’s ADNOC five-year downstream expansion plan, which is projected to cost USD 45 billion (AED 165 billion).

Significant oil flow

Crude oil flow is expected to increase as crude oil from the producing regions in the UAE can be exported through Fujairah through the 1.5 million b/d Habshan-Fujairah crude oil pipeline. Inaugurated in 2012, the pipeline gives oil companies the ability to send crude oil from Abu Dhabi directly to Fujairah and, then from there, to the Indian Ocean.

Impact of IMO regulation on the storage industry

In October 2016, the International Maritime Organization (“IMO”) changed the maximum sulphur level to 0.5 percent m/m for use in all vessels, which goes into effect on January 1, 2020, a significant reduction from the current 3.5 percent level used by most of the world’s shipping industry.

This IMO regulation is expected to increase the use of blending facilities and the segregation of hydrocarbon cutter stocks by oil companies seeking to comply with the sulphur limitation standards. The relevant vessels will also require services for the discharge and disposal of the scrubber wastes while the vessel is anchored at the ports. This regulation is also expected to increase the demand for floating storage tanks as there will be a likely shift in bunkering locations based on low-sulphur compliant fuel availability. Tank farms are expected to have good interchangeability and flexibility so that oil storage tanks can be switched to hold cleaner middle distillate products as well as fuel oil depending on market dynamics.

The need to dispose high-sulphur residuals to alternate markets such as the power industry also presents an opportunity for additional storage requirements.

Fujairah is expected to have a higher storage utilization (as measured by the IHS storage index) particularly for dirty products in the period from 2018 to 2025.

Source: IHS Markit data as of June 2018 please see “Industry and Market Data” for a full description.

Note: Storage index is defined as the ratio of port traffic to storage capacity of independent and partially independent terminals.

Planned infrastructure investments

•        Pursuant to a AED 500 million agreement signed between the Port of Fujairah and the Abu Dhabi Ports Company, the Port of Fujairah plans to develop its port infrastructure in the long term through the deepening of its berths to a 16.5m draft level, the establishment of a 1 km quay and a 300,000 m2 storage yard.

•        In August 2017, the government of Fujairah signed a partnership agreement with Minpoint Business Investments and Niras International Consultancy to design and build a new business park in Fujairah — a “Smart Logistics City”, which the government of Fujairah hopes will become the prime choice for businesses targeting emerging and local markets. The first phase of the project will be built on a 68,000 m2 land plot and is expected to be completed in three stages over the next five years.

•        Under the strategic Fujairah 2040 Plan, the UAE government has laid out projects, at the projected cost of AED 1.5 billion, focusing on the enhancement of housing and transportation infrastructure facilities in Fujairah.

Expansions are expected in the downstream sector, including the upcoming 200,000-b/d-IPIC refinery and ADNOC’s five-year plan to build the world’s largest integrated refining and petrochemicals facility at Ruwais with a projected gross capacity of 1.5 million b/d. ADNOC’s five-year plan is expected to cost USD 45 billion (AED 165 billion).

BUSINESS OF BPGIC

In this section, references to “we,” “us,” “BPGIC” and “our” are intended to refer to Brooge Petroleum And Gas Investment Company FZE prior to the consummation of the Business Combination and to Brooge Holdings Limited and its subsidiaries after the consummation of the Business Combination, unless the context clearly indicates otherwise.

This section contains forward-looking statements about the business and operations of BPGIC, and following the Business Combination, Pubco and its subsidiaries. The actual results of BPGIC and Pubco may differ materially from those currently anticipated as a result of many factors, including those described under “Risk Factors” and elsewhere in this prospectus. See “Forward Looking Statements”.

Overview

BPGIC is an oil storage and service provider strategically located in the Port of Fujairah in the emirate of Fujairah in the UAE. BPGIC’s vision is to develop an oil storage business that differentiates itself from competitors by providing its customers with fast order processing times, excellent customer service and high accuracy blending services with low oil losses. BPGIC has a 60-year lease of land for its operations located in close proximity to the Port of Fujairah’s berth connection points. BPGIC is initially developing its terminal’s storage capacity in two phases, Phase I, which is already operational, and Phase II, which is under construction, and simultaneously in partnership with Sahara, is developing the Sahara Refinery, a modular refinery. Phase I commenced operations in December 2017, Phase II is under construction, the Sahara Refinery is under development, and Phase III is in the preliminary planning stage. BPGIC is led by an experienced management team with over 30 years of experience in the oil storage terminal industry.

The Port of Fujairah is the main bunkering location in the MENA region and the second largest bunkering hub in the world. The Port of Fujairah has witnessed increased growth in port traffic in recent years with oil and oil product volumes increasing at a compound annual growth rate of 15 percent over the eight-year period from 2010 (34 million MT) to 2017 (90 million MT). Located just outside the Strait of Hormuz, the Port of Fujairah allows ships transporting oil and oil products to bypass the Strait, one of world’s most vulnerable chokepoints given that 35 percent of the world’s seaborne oil and oil products passes through it each year. There is an increasing preference among companies to avoid sending their vessels through the Strait of Hormuz due to geopolitical risk, higher transportation costs due to increased insurance costs as well as congestion and queuing times at ports inside the Arabian Gulf. The Port of Fujairah’s geographic position outside the Strait allows vessels transporting oil and oil products to bypass the Strait and avoid incurring such additional costs and delays.

Phase I comprises 14 oil storage tanks with an aggregate geometric oil storage capacity of approximately 0.399 million m3 and related infrastructure. The operations of Phase I are focused primarily on the storage, heating and blending of fuel oil and clean petroleum products, including aviation fuel, gas oil, gasoline, marine gas oil and naphtha. BPGIC designed Phase I to focus its operations on servicing such products after assessing the historical and expected demand for such services in the Port of Fujairah region and the evolution and availability of associated infrastructure. As described below, BPGIC designed Phase I with several key features that enable it to provide users with high accuracy blending services with low oil losses. In addition, due to the relatively long term of BPGIC’s Terminal Land Lease, which has a total period of 60 years, when compared to similar land leases for oil storage terminals located in the Port of Fujairah, BPGIC constructed Phase I with materials, including pumps, valves and steel structures, that have longer expected life spans than comparable materials utilized by other oil storage terminals. As a result, BPGIC believes Phase I will benefit from annual maintenance costs over the period of the BPGIC Terminal Land Lease that are lower than the average for comparable oil storage terminals. In addition, all 14 oil storage tanks in Phase I have been designed to permit conversions from storing one clean petroleum product to another at an average speed of 48 hours and from storing fuel oil to gas oil at an average speed of 14 days, which BPGIC believes compares favorably to BPGIC’s competitors in the UAE region, allowing BPGIC to swiftly adjust its services to meet changing market demands. BPGIC can perform up to 11 simultaneous operations in Phase I, including tank-to-tank transfers, recirculations, blending, heating, loading and discharging, permitting BPGIC to service multiple user orders during the same time period. Phase I has a fully segregated internal manifold, high oil transfer flow rates and an indirect connection to all the Port of Fujairah berths, including certain underutilized berths that are in close proximity to the BPGIC Terminal, to allow users to benefit from lower contamination risks and faster vessel turnaround times and permitting greater access to the BPGIC Terminal. As is common in the oil storage industry, BPGIC commenced operations of Phase I on a staggered basis to ensure a safe and efficient start-up of operations. From the time BPGIC began its operations in December 2017 to March 2018 (testing period), BPGIC limited the availability of its storage capacity to 40 percent, allowing its management team to test all systems and make any necessary adjustments. BPGIC increased the availability of its storage capacity to approximately 70 percent on March 1, 2018, and to 100 percent on April 1, 2018.

Since it began operations, BPGIC has won two awards and been shortlisted for several others. In 2019, BPGIC was named the winner of the “Outstanding Port/Terminal Design of the Year 2019” award by The Global Ports Forum, and of the “Excellence in Terminal Optimisation Award” by Tank Storage Magazine’s Global Tank Storage Awards. In March 2018, BPGIC was short-listed by Tank Storage magazine, despite its relatively short track record, for the “Most Efficient Storage Terminal” global award for best throughput rates and most effective operations. In March 2019, BPGIC was once again, short-listed by Tank Storage magazine for the “Most Efficient Storage Terminal” global award, as well as the “Safety Excellence in Bulk Liquid Storage” and “Biggest Commitment to Environmental Protection” global awards.

In order to de-risk the start-up of operations of Phase I, on December 12, 2017, BPGIC entered into the Phase I End User Agreement with the Phase I End User. Pursuant to the Phase I End User Agreement, the Phase I End User has leased all 14 oil storage tanks in Phase I for an initial period of five years, which extends automatically for an additional five years unless terminated prior to the scheduled expiration date. In August 2019, with the approval of the Phase I End User, BPGIC entered into the Phase I Customer Agreement with the Phase I & II Customer to restructure its relationship with the Phase I End User. Under the Phase I Customer Agreement, BPGIC leased the Phase I facilities to the Phase I & II Customer, and in connection therewith, the Phase I & II Customer assumed the rights and obligations of BPGIC under the Phase I End User Agreement. For more information regarding the Phase I End User Agreement and Phase I Customer Agreement, see “Business of BPGIC — Phase I End User Agreement and Phase I Customer Agreement”.

On the remaining land available to it under the BPGIC Terminal Land Lease, BPGIC intends to incorporate a modular refinery, and to construct additional storage tanks that are primarily expected to provide storage and blending of crude oil.

In March 2019, BPGIC partnered with Sahara to develop and operate a modular refinery within the BPGIC Terminal with minimal capital expenditure by BPGIC. Under the terms of the Refinery and Services Agreement, Sahara will finance and arrange the development, construction and commissioning of the Sahara Refinery by an Engineering, Procurement and Construction contractor (the “EPC Contractor”) in compliance with all relevant laws, regulations and best industry standards. The Sahara Refinery is currently expected to begin operations in the First Quarter of 2020. Pursuant to the Refinery and Services Agreement, the Sahara Refinery will be owned by Sahara and operated by BPGIC for Sahara’s exclusive use. The Sahara Refinery will be one of the first refineries in the MENA region capable of supplying IMO 2020 compliant 0.5% sulphur content shipping fuel. The facility is expected to have an initial production capacity of 24,000 b/d. In connection with the operation of the Sahara Refinery, Sahara will use five Phase I storage tanks currently leased to the Phase I & II Customer.

Phase II is expected to focus its operations primarily on the storage and blending of crude oil. Phase II will involve the construction of eight additional oil storage tanks with an aggregate geometric oil storage capacity of approximately 0.601 million m3, which will increase BPGIC’s aggregate geometric oil storage capacity to approximately 1 million m3. In February 2017, BPGIC finalized and issued a front end engineering document, which sets out the qualifications, specifications, drawings and designs of Phase II, to Audex. On September 3, 2018, BPGIC signed the EPC agreement with Audex for the development of Phase II, (the “Phase II EPC Agreement”). As part of Phase II, BPGIC intends to follow a similar approach to Phase I by investing in high-grade, long-life materials for the construction and development of its facilities. Audex commenced construction of Phase II in September 2018 and plans to complete construction in 2020. Phase II is being constructed adjacent to Phase I and the site for the Sahara Refinery on the remaining land available under the BPGIC Terminal Land Lease. The expected capital expenditure in respect of Phase II is USD 160.6 million which is comprised of construction costs of USD 150.0 million and capitalised interest and land lease and consultancy charges of USD 10.6 million. The expected capital expenditure of USD 160.6 million in respect of Phase II will be funded by:

•        drawings of USD 90.6 million under the Phase II Financing Facility; and

•        shareholders contributions (prior to the consummation of the Business Combination), proceeds of the Business Combination (following the consummation of the Business Combination), and internally generated cashflow in the aggregate amount of USD 70.0 million.

Of the USD 160.6 million expected capital expenditure in respect of Phase II, USD 105.0 million is expected to be paid out prior to the end of fiscal year 2019. USD 55.6 million is expected to be paid out in fiscal year 2020. See “Risk Factors — Risks relating to BPGIC — BPGIC may be subject to significant risks and expenses when constructing Phase II, which could adversely affect BPGIC’s business, financial condition and results of operations.”

As was the case with Phase I, in order to de-risk the start-up of operations of Phase II, on June 27, 2018, BPGIC entered into the Phase II End User Agreement with the Phase II End User, an international commodities trading company. Pursuant to the Phase II End User Agreement, the Phase II End User has agreed to lease all eight oil storage tanks in Phase II and will become the end-user with respect to Phase II once Phase II becomes operational, which is expected to occur during the Second Quarter of 2020. In September 2019, with the approval of the Phase II End User, BPGIC entered into the Phase II Customer Agreement with the Phase I & II Customer to restructure its relationship with the Phase II End User. Under the Phase II Customer Agreement, BPGIC leased the Phase II facilities to the Phase I & II Customer, and in connection therewith, the Phase I & II Customer assumed the rights and obligations of BPGIC under the Phase II End User Agreement.

For more information regarding the Phase II End User Agreement, see “Business of BPGIC — Phase II End User Agreement and Phase II Customer Agreement”.

BPGIC is in the early stages of pursuing Phase III, a further major expansion in the Port of Fujairah. In July 2019, BPGIC entered into the Land Lease Initial Agreement to secure the Phase III Land, a new plot of land of approximately 450,000 m2 near its existing facilities. BPGIC believes that the Phase III Land can house additional storage capacity of up to 3,500,000 m3. The Phase III Land is the subject of ongoing feasibility studies, which, in parallel with prospective end-user discussions, will enable BPGIC to determine the optimal layout and product mix. Currently, BPGIC plans to use the Phase III Land to (i) further increase its crude oil storage and services capacity and (ii) subject to the further agreement of the parties regarding expansion, to host the remaining 90% of the refinery facilities under the Refinery and Services Agreement and related agreements with Sahara. See “Risk Factors — Risks relating to BPGIC — The scarcity of available land in the Fujairah oil zone region could subject BPGIC to competition for additional land, unfavorable lease terms for that land and limit BPGIC’s ability to expand its facilities in Fujairah beyond Phase II particularly if it is unable to enter a final lease agreement for the Phase III Land.”

For the six months ended June 30, 2019, BPGIC generated revenue from operations of USD 22.0 million, a profit and total comprehensive income of USD 12 million and an Adjusted EBITDA of USD 18.8 million. As at June 30, 2019, BPGIC had total assets of USD 246.8 million. For more information regarding BPGIC’s financial condition and results of operations, see “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

History

The following timeline sets forth BPGIC’s major milestones.

BPGIC History Overview

2010

Market study & analysis

2014

Port facility agreement entered with Port of Fujairah

Phase I 2018

- January: Commenced
- August: ISO and OHSAS certifications received

Phase III Q3 2019

Initial land lease agreement reserving additional 450,000 m^2 in Port of Fujairah, almost 3 times the size of, and near to, Phase I and II land

Q4 2019

Expected Nasdaq listing via Business Combination with Twelve Seas

Future Vision

- Phase III Launch
- Local and international growth

2010 → 2013 → 2014 → 2015 → 2016 → 2017 → 2018 → 2019 → 2020 → Beyond

2013

- Incorporated
- Initial land lease and development rights

2015

- Phase I financing committed
- Plans finalized for Phase I construction start date

Phase II 2018

- Off take contract for Phase II signed with end-user
- September: EPC Contract signed and started construction for Phase II
- October: Phase II financing committed

Phase I 2020

Q1 2020: Sahara refinery expected start of operations

Phase II 2020

Q2 2020: Expected operations start date

- Phase I was completed and fully operational on schedule
- Phase II construction is underway with 100% of capacity already contracted
- Phase III initial land lease and discussions with potential customers underway

Phase I → Phase II → Phase III & Beyond

TWELVE SEAS BPGIC

BPGIC was incorporated in 2013 in the Fujairah Free Zone, UAE, to provide oil storage, heating and blending services. On February 10, 2013, the Fujairah Free Zone Authority provided BPGIC with a licence to engage in the following activities: (i) trading and storing all varieties of oil products and gas, including crude and fuel oils; (ii) building, managing and investing in refineries and all other types of investments; and (iii) exploring and extracting crude oil and gas in both onshore and offshore fields.

On March 10, 2013, BPGIC entered into the 60-year BPGIC Terminal Land Lease with the Fujairah Municipality, a local government organization specializing in municipal urban and rural municipal affairs, for a parcel of land to build and operate the BPGIC Terminal, which is in the Port of Fujairah. On September 1, 2014, the BPGIC Terminal Land Lease was novated from the Fujairah Municipality to FOIZ. For more information regarding the BPGIC Terminal Land Lease see “Business of BPGIC — Land Lease”.

On March 31, 2016, BPGIC entered into a Port Facilities Agreement with the Port of Fujairah. For more information regarding the Port Facilities Agreement, see “Business of BPGIC — Land Lease” and “Port Facilities Agreement”.

After several years of planning and design, BPGIC finalized plans for Phase I during the First Quarter of 2015. BPGIC signed an EPC agreement for Phase I (the “Phase I EPC Agreement”) on April 2, 2015 with Audex and commenced work in accordance with the Phase I EPC Agreement. Audex completed Phase I works on November 19, 2017 and between 2014 and 2017 BPGIC incurred a total cost of USD 170 million in connection with its construction. On December 12, 2017, BPGIC entered into the Phase I End User Agreement with the Phase I End User. BPGIC began testing operations on December 20, 2017 and commenced limited operations on January 18, 2018. From the time BPGIC began its operations on December 20, 2017 to February 28, 2018, BPGIC limited the availability of its storage capacity to 40 percent, allowing its management team to test all systems and make any necessary adjustments. BPGIC increased the availability of its storage capacity to approximately 70 percent on March 1, 2018 and to 100 percent on April 1, 2018.

In August 2019, with the approval of the Phase I End User, BPGIC entered into the Phase I Customer Agreement with the Phase I & II Customer to restructure its relationship with the Phase I End User. Under the Phase I Customer Agreement, BPGIC leased the Phase I facilities to the Phase I & II Customer, and in connection therewith, the Phase I & II Customer assumed the rights and obligations of BPGIC under the Phase I End User Agreement. Following this restructuring, BPGIC leases the Phase I facility to the Phase I & II Customer, and the Phase I & II Customer subleases the facility to the Phase I End User. The Phase I & II Customer’s obligations to pay BPGIC for the storage and ancillary services provided at the Phase I facility are independent of the Phase I End User’s actual payments to the Phase I & II Customer.

As of June 30, 2019, BPGIC had funded the construction of Phase I, Phase II and all of its other cash requirements with funds from the Phase I Financing Facilities, and net equity contributions (other than share capital) since 2014 of USD 80.3 million from shareholders. For additional information regarding the Phase I Financing Facilities, see “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources — Debt Sources of Liquidity”.

As Phase I neared completion, BPGIC finalized plans for Phase II in the Third Quarter of 2017. On June 27, 2018, BPGIC entered into the Phase II End User Agreement with the Phase II End User. On September 3, 2018, BPGIC signed the Phase II EPC Agreement with Audex. Phase II work commenced in September 2018 and according to the schedule in the Phase II EPC Agreement, it is expected to be completed in 2020. The expected capital expenditure in respect of Phase II is USD 160.6 million (comprised of construction costs of USD 150.0 million and capitalised interest and land lease and consultancy charges of USD 10.6 million). On September 3, 2018, BPGIC signed a project management agreement (the “Phase II Project Management Agreement”) with MUC, the same advisor that designed the facilities for the Port of Fujairah and the BPGIC Terminal, so that MUC could manage the construction plan of Phase II.

On October 15, 2018, BPGIC entered into the Phase II Financing Facility, which is a USD 95.3 million secured Shari’a compliant Istisna’ financing arrangement coordinated by FAB, to fund a portion of the capital expenditure in respect of Phase II.

The table below describes the planned uses of the proceeds of the Business Combination for the following two scenarios, each of which assume that there is no Cash Election and the waiver by certain shareholders of their right to receive dividends for the first two years following Closing:

Planned Use	No Redemption of Twelve Seas ordinary shares	Maximum Redemption of Twelve Seas ordinary shares such that Closing Net Cash will be at least $125,000,000 after giving effect to payments to redeeming shareholders
Estimated Transaction Fees & Expenses	USD 10.6 million	USD 10.6 million
Segregated and Reserved for first two years of dividend payments to public shareholders at $0.25 per Ordinary Share, per quarter	USD 46.7 million(1)	USD 31.6 million(2)
General	USD 156.4 million	USD 93.4 million

____________

(1)      Based on 23,351,900 Ordinary Shares receiving dividends, which includes Ordinary Shares to be issued in exchange for (i) 20,700,000 Public Shares, (ii) 529,000 Twelve Seas ordinary shares underlying the Private Placement Units, and (iii) 2,122,900 Twelve Seas ordinary shares underlying the Rights. Does not include (a) securities underlying the 50,000 Private Placement Units issuable if the Sponsor elects to convert the Sponsor loan at Closing, (b) 20,700,000 Ordinary Shares issuable upon exercise of the Pubco warrants to be issued in exchange for the Public Warrants, or (c) 529,000 Ordinary Shares issuable upon exercise of the Pubco warrants to be issued to the Sponsor in exchange for the Warrants contained in the Private Placement Units.

(2)      Based on 15,785,650 Ordinary Shares receiving dividends, which includes Ordinary Shares to be issued in exchange for (i) 13,133,750 Public Shares, (ii) 529,000 Twelve Seas ordinary shares underlying the Private Placement Units, and (iii) 2,122,900 Twelve Seas ordinary shares underlying the Rights. Does not include (a) securities underlying the 50,000 Private Placement Units issuable if the Sponsor elects to convert the Sponsor loan at Closing, (b) 20,700,000 Ordinary Shares issuable upon exercise of the Pubco warrants to be issued in exchange for the Public Warrants, or (c) 529,000 Ordinary Shares issuable upon exercise of the Pubco warrants to be issued to the Sponsor in exchange for the Warrants contained in the Private Placement Units.

For more information regarding the intended dividend and the waiver by certain shareholders of their right to receive dividends, see the section entitled “Description of Pubco Securities — Dividends” and for more information regarding the risks related thereto, see the sections entitled “Risk Factors — Risks Related to Pubco’s Business and Operations Following the Business Combination with BPGIC — Pubco may or may not pay cash dividends in the foreseeable future.”

In September 2019, with the approval of the Phase II End User, BPGIC entered into the Phase II Customer Agreement with the Phase I & II Customer to restructure its relationship with the Phase II End User. Under the Phase II Customer Agreement, BPGIC leased the Phase II facilities to the Phase I & II Customer, and in connection therewith, the Phase I & II Customer assumed the rights and obligations of BPGIC under the Phase II End User Contract. Following this restructuring, BPGIC leases the Phase II facility to the Phase I & II Customer, and the Phase I & II Customer subleases the facility to the Phase II End User. The Phase I & II Customer’s obligations to pay BPGIC for the storage and ancillary services provided at the Phase II facility are independent of the Phase II End User’s actual payments to the Phase I & II Customer.

For more information regarding Phase II, see the sections entitled “Business of BPGIC — Proposed Phase II” and: “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources — Debt Sources of Liquidity” and for more information regarding the Business Combination, see the section entitled “The Business Combination Proposal”.

On March 13, 2019, BPGIC entered into the Refinery and Services Agreement with Sahara. Under the Refinery and Services Agreement, Sahara is obligated to finance and arrange the development, construction and commissioning of the Sahara Refinery by the EPC Contractor. The Sahara Refinery is expected to become operational in the First Quarter of 2020.

BPGIC is in the early stages of pursuing Phase III, a further major expansion in the Port of Fujairah. In July 2019, BPGIC entered into the Land Lease Initial Agreement to secure the Phase III Land, a new plot of land of approximately 450,000 m2 near its existing facilities. BPGIC believes that the Phase III Land can house additional storage capacity of up to 3,500,000 m3.

Competitive Strengths

Strategic location of the BPGIC Terminal.

The BPGIC Terminal is strategically located in the Port of Fujairah, which is the main bunkering location in the MENA region and the second largest bunkering hub in the world. The Port of Fujairah has witnessed increased growth in port traffic in recent years with oil and oil product volumes increasing at a compound annual growth rate of 15 percent over the eight-year period from 2010 (34 million MT) to 2017 (90 million MT). Located just outside the Port of Fujairah, the Strait of Hormuz is one of world’s most vulnerable chokepoints for the transportation of oil and oil products as approximately 35 percent of the world’s yearly average seaborne oil and oil products passes through it each year. There is an increasing preference among companies to avoid sending their vessels through the Strait of Hormuz due to the continued geopolitical uncertainty from Iran and the higher transportation costs due to increased insurance costs as well as congestion and queuing times at ports inside the Arabian Gulf. The Port of Fujairah’s geographic position outside the Strait allows vessels transporting oil and oil products to bypass the Strait and avoid incurring such additional costs and delays.

In addition, the BPGIC Terminal is strategically positioned in a prime location within the Port of Fujairah. BPGIC benefits from the terminal’s close proximately to berths 8 and 9 due to the shorter travel distances required for oil product transfers, which in effect lowers contamination risks and leads to faster vessel turnaround times.

Best-in-class facility with low costs.

BPGIC operates the BPGIC Terminal under a 60-year lease, which has allowed BPGIC to design and build a terminal for long term use by using materials that have longer expected life spans than comparable materials utilized by other oil storage terminals in the MENA region, which the Company believes enabled it to build a best-in-class facility. As of the date of this proxy statement/prospectus, the BPGIC Terminal has been inspected by five of the top six global oil majors, all of the top five global oil traders, the top three regional oil traders and three of the five local and regional state oil companies. As is common in the oil storage industry, BPGIC did not receive any notifications from such companies as to whether the BPGIC Terminal was approved for use by such companies; however, in each case, BPGIC believes the BPGIC Terminal was approved.

Phase I was constructed by Audex, an EPC contractor that has a strong track record in building terminals and over 20 years of experience in the industry. All 14 oil storage tanks in Phase I have been designed to permit conversions from storing one clean petroleum product to another at an average speed of 48 hours and from storing fuel oil to gas oil at an average speed of 14 days, which BPGIC believes compares favorably to BPGIC’s competitors in the UAE region, allowing BPGIC to adjust its services to meet changing market demands. BPGIC can perform up to 11 simultaneous operations in Phase I, including tank-to-tank transfers, recirculations, blending, heating, loading and discharging, permitting BPGIC to service multiple user orders during the same time period. Phase I has a fully segregated internal manifold, high oil transfer flow rates and an indirect connection to all the Port of Fujairah berths, including certain underutilized berths that are in close proximity to the BPGIC Terminal, to allow users to benefit from lower contamination risks and faster vessel turnaround times while permitting greater access to the terminal. A fine stripping system has been installed, to minimize energy costs, lowering loss ratios and a higher degree of stripping.

In addition, maintenance costs for the BPGIC Terminal are relatively low. Furthermore, as the BPGIC Terminal is located in a free-zone, BPGIC is currently not required to pay any taxes and both the Phase I Customer Agreement and the Phase II Customer Agreement specify that any port fees charged by the Port of Fujairah in connection with the Phase I & II Customer’s activities, or those of the Phase I & II Customer’s sublessees, are to be paid by the Phase I & II Customer.

As discussed below in the sections entitled “Business of BPGIC — Strategy — Expand the scale of existing operations by completing Phase II and operating the Sahara Refinery”, “Business of BPGIC — The BPGIC Terminal — Proposed Sahara Refinery”, and “Business of BPGIC — The BPGIC Terminal — Proposed Phase II”, BPGIC is currently partnering with Sahara in connection with the development of the modular Sahara Refinery, and undertaking Phase II construction, which will expand the terminal’s oil storage capacity and enable it to provide services for crude oil. As was the case for Phase I, high-grade, long-life materials will be utilized in the construction and development of these facilities. Phase II will also benefit from the fine stripping system utilized in Phase I. Furthermore, the Phase II Customer Agreement specifies that any port fees charged by the Port of Fujairah in connection with the Phase I & II Customer’s activities are to be paid by the Phase I & II Customer.

Stable and predictable revenue stream for storage services.

BPGIC generates stable and predictable cash flows for its storage services by providing fee-based, take-or-pay storage services to the Phase I & II Customer, under a long-term agreement.

BPGIC entered into the Phase I End User Agreement on December 12, 2017, pursuant to which the Phase I End User paid a monthly fixed storage fee to lease all of Phase I’s storage capacity (irrespective of whether the Phase I End User used any storage capacity). The Phase I End User Agreement is for an initial period of five years, with a remaining period of approximately three and a half years, and is renewable for an additional five year period. For the year ended December 31, 2018, BPGIC generated 57.9 percent of its total revenue from monthly fees for storage services. For the six months ended June 30, 2019, BPGIC generated 54.3 percent of its total revenue from monthly fees for storage services.

In August 2019, BPGIC entered into the Phase I Customer Agreement to restructure its relationship with the Phase I End User. Pursuant to the Phase I Customer Agreement, BPGIC leased the Phase I facility to the Phase I & II Customer on identical price terms and otherwise on substantially the same terms as those of the Phase I End User Agreement, and in connection therewith, the Phase I & II Customer assumed BPGIC’s rights and obligations under the Phase I End User Agreement. Like the Phase I End User, the Phase I & II Customer is required to pay a monthly fixed storage fee to lease all of Phase I’s storage capacity. The Phase I & II Customer is required to satisfy any amounts due for the monthly fixed storage fee in advance for each applicable month. Although the Phase I & II Customer subleases the Phase I facility to the Phase I End User pursuant to the novated Phase I End User Agreement, the Phase I & II Customer’s obligation to pay the monthly fixed storage fee to BPGIC is independent of the Phase I End User’s obligation to pay, and actual payment to, the Phase I & II Customer. The Phase I Customer Agreement is for an initial period of four years with a renewal period of five years. The level of the fixed storage fee for Phase I is more than sufficient to cover all of BPGIC’s costs (other than the variable costs associated with ancillary services), including operating costs, wages, depreciation and interest costs. See “Business of BPGIC — Phase I End User Agreement and Phase I Customer Agreement — Storage Fee”.

The Phase I Customer Agreement also provides that every two years, BPGIC may elect to review and seek to amend the storage fee. The Phase I Customer Agreement provides that the outcome of this review can result only in either an increase in rates or no change.

Pursuant to the Refinery and Services Agreement and upon the commencement of the Sahara Refinery’s operations, which is expected to occur during the First Quarter of 2020, Sahara will be required to pay BPGIC a monthly fee equal to the greater of (a) a fixed fee per barrel per day and (b) a minimum fee (irrespective of whether Sahara uses the refinery or storage at all). BPGIC entered into the Phase II End User Agreement on June 27, 2018, pursuant to which the Phase II End User is required to pay a monthly fixed storage fee to lease all of Phase II’s storage capacity (regardless of whether the Phase II End User uses any storage capacity) once the facility is operational. The Phase II End User Agreement is for an initial period of five years from January 1, 2020 (subject to adjustment if the facility is not operational on that date), and is renewable for an additional five year period.

In September 2019, BPGIC entered into the Phase II Customer Agreement to restructure its relationship with the Phase II End User. Pursuant to the Phase II Customer Agreement, BPGIC agreed to lease the Phase II facility to the Phase I & II Customer, once operational, on identical price terms and otherwise on substantially the same terms as those of the Phase II End User Agreement, and in connection therewith, the Phase I & II Customer assumed BPGIC’s rights and obligations under the Phase II End User Agreement. Like the Phase II End User, the Phase I & II Customer is required to pay a monthly fixed storage fee to lease all of Phase II’s storage capacity. The Phase I & II Customer is required to satisfy any amounts due for the monthly fixed storage fee in advance for each applicable month. Although the Phase I & II Customer subleases the Phase II facility to the Phase II End User pursuant to the Phase II End User Agreement, the Phase I & II Customer’s obligation to pay the monthly fixed storage fee to BPGIC is independent of the Phase II End User’s obligation to pay, and actual payment to, the Phase I & II Customer. The Phase II Customer Agreement is for an initial period of five years with a renewal period of five years.

Suite of ancillary services, which provide additional revenue streams.

Under the Phase I End User Agreement, BPGIC was able to increase its revenue beyond the monthly fixed storage fee by providing the Phase I End User with ancillary services. These ancillary services included throughput, blending, heating and inter-tank transfers and earned BPGIC additional revenue in accordance with the type and quantity of ancillary services the Phase I End User requested.

The Phase I End User primarily acts as an intermediary in the oil products and services supply chain by obtaining purchase or service orders for certain oil products (including fuel oil and refined petroleum products) from oil companies and then working with service providers such as BPGIC to fulfil such orders. For the year ended December 31, 2018, BPGIC generated 42.1 percent of its total revenue from monthly fees for ancillary services. For the six months ended June 30, 2019, BPGIC generated 45.7 percent of its total revenue from monthly fees for ancillary services. BPGIC expects its revenues from ancillary services to be a significant driver of value for BPGIC going forward. See “Business of BPGIC — Phase I End User Agreement and Phase I Customer Agreement — Ancillary Services”.

Similarly, under the Phase I Customer Agreement BPGIC is able to supplement its revenue by providing the Phase I & II Customer, or its sublessee, the Phase I End User, ancillary services including throughput, blending, heating and inter-tank transfers. To provide these ancillary services, BPGIC charges a fee, that varies by service, equal to a contractual rate per m3 per month. As a result, BPGIC earns additional revenue in accordance with the type and quantity of ancillary services the Phase I & II Customer, or its sublessee, uses. BPGIC’s ability to provide ancillary services is enhanced due to the design of Phase I, which was designed, among other things, to provide high accuracy blending services with low oil losses, high oil transfer flow rates and the ability to perform up to 11 simultaneous operations, which contributes to the terminal’s attractiveness as a one-stop location for extensive product customization. Because all of BPGIC’s costs are covered by the storage fee, revenues from ancillary services (less any associated variable costs) are a significant driver of profitability for BPGIC. BPGIC’s monthly revenue for ancillary services will depend on the extent to which the Phase I End User, as the sublessee of the Phase I & II Customer, utilizes the ancillary services. Although BPGIC’s ancillary services revenue is dependent on the Phase I End User, the Phase I & II Customer’s obligation to pay for the ancillary services used by it or the Phase I End User (or other sublessee) is independent of the Phase I End User’s obligation to pay, and actual payment to, the Phase I & II Customer.

The Phase I Customer Agreement also provides that every two years, BPGIC may elect to review and seek to amend the ancillary services fees. The Phase I Customer Agreement provides that the outcome of this review can result only in either an increase in rates or no change.

Similarly, Sahara will pay ancillary service fees in connection with any ancillary services that it uses. Although such use may be greater or lesser than, and the fees generated by such use may be greater or lesser than, the fees currently received from the Phase I & II Customer based on the usage of the Phase I End User, we believe the Sahara Refinery will provide an operating financial benefit to BPGIC.

The ancillary service terms of the Phase II Customer Agreement are similar to the ancillary service terms of the Phase I Customer Agreement. Upon the commencement of Phase II’s operations, which is expected to occur during the Second Quarter of 2020, BPGIC expects that the ancillary service operations of Phase II will be substantially similar to the ancillary service operations of Phase I.

Experienced Senior Management team.

BPGIC is led by the members of Senior Management, who have over 30 years of experience collectively in the oil storage terminal, infrastructure sectors and related markets. As a result, members of Senior Management will be able to leverage their significant experience while implementing and executing BPGIC’s business plan and to achieve certain growth milestones. Members of Senior Management also have experience with overseeing the construction of oil storage terminals as a result of the Phase I construction process, which is expected to facilitate their management and execution of the Phase II and Phase III construction process and other future projects. See the section entitled “Management of Pubco Following the Business Combination — Directors, Senior Managers and Corporate Governance — Senior Managers”.

Strategy

BPGIC’s vision is to develop an oil storage business that differentiates itself from competitors by providing its customers with fast order processing times, excellent customer service and high accuracy blending services with low oil losses. In this pursuit, the key components of BPGIC’s business strategy are as follows:

Expand the scale of existing operations by completing Phase II and operating the Sahara Refinery.

BPGIC plans to leverage its experience from building and operating Phase I while building and ramping up operations for Phase II. Phase II involves the construction of eight additional oil storage tanks with an aggregate geometric oil storage capacity of approximately 0.601 million m3, which will increase BPGIC’s aggregate geometric oil storage capacity to approximately 1.0 million m3. This would lead to the BPGIC Terminal becoming one of the largest oil storage terminals by storage capacity in the Port of Fujairah, according to IHS Markit (data as of June 2018, see “Industry and Market Data”). On September 3, 2018, BPGIC signed the Phase II EPC Agreement with Audex. Phase II work commenced in September 2018 and according to the schedule in the Phase II EPC Agreement, it is expected to be completed in 2020. The expected capital expenditure in respect of Phase II is USD 160.6 million

(comprised of construction costs of USD 150.0 million and capitalized interest and land lease and consultancy charges of USD 10.6 million). The expected capital expenditure in respect of Phase II will be partially funded by drawings of USD 90.6 million under the Phase II Financing Facility. For details of the remaining expected capital expenditure, see “Business of BPGIC — Overview”.

BPGIC expects Phase II operations to commence during the Second Quarter of 2020. BPGIC plans to focus Phase II’s operations primarily on the storage and blending of crude oil and thereby capitalize on the demand for crude oil storage. On June 27, 2018, BPGIC entered into the Phase II End User Agreement with the Phase II End User, an international commodities trading company. Pursuant to the Phase II End User Agreement, the Phase II End User agreed to lease all eight oil storage tanks in Phase II once Phase II becomes operational. In September 2019, BPGIC entered into the Phase II Customer Agreement to restructure its relationship with the Phase II End User. Pursuant to the Phase II Customer Agreement, BPGIC agreed to lease the Phase II facility, once operational, to the Phase I & II Customer on identical price terms and otherwise substantially similar terms as those of the Phase II End User Agreement, and in connection therewith, the Phase I & II Customer assumed BPGIC’s rights and obligations under the Phase II End User Agreement. BPGIC expects to generate additional revenues and expenses in connection with Phase II’s operations. Similar to the commencement of operations for Phase I, BPGIC may initially commence operations of Phase II in accordance with certain required safety measures and ramp up utilization of its storage capacity and ancillary services over time to mitigate any potential operational risks. This would impact the amount of storage and ancillary service fees BPGIC would earn during the first quarter of operations under the Phase II Customer Agreement. For more information regarding the terms of the Phase II Customer Agreement, see “Business of BPGIC — Phase II End User Agreement and Phase II Customer Agreement”.

BPGIC partnered with Sahara to finance, develop, construct and commission the Sahara Refinery at minimal capital cost to BPGIC, and without interference with the construction of Phase II. The Sahara Refinery will have an initial production capacity of 24,000 b/d and be capable of producing IMO 2020 compliant 0.5% sulphur content shipping fuel. Upon completion, the Sahara Refinery is expected to be one of first refineries in the MENA region producing IMO 2020 compliant 0.5% sulphur content shipping fuel. Under the Refinery and Services Agreement, Sahara is responsible for arranging and bearing the costs of the development and construction of the Sahara Refinery through an EPC Contractor. BPGIC expects the Sahara Refinery to be developed, constructed and installed by the First Quarter of 2020 and for operations to commence during the First Quarter of 2020. For more information regarding the terms of the Refinery and Services Agreement, see “Business of BPGIC—Services and Refinery Agreement”.

Growth Through Expansion of BPGIC’s Facilities and Geography

BPGIC intends to leverage Senior Management’s long-standing industry expertise in the oil and gas and storage section, initially within the Gulf region and, ultimately more broadly geographically, to ensure BPGIC continues to enhance its competitiveness, expand its solution offerings to customers and increase shareholder value. As a result, BPGIC is continuously looking at numerous expansion opportunities beyond Phase II. Our ordinary course of business includes discussions with various potential parties, regarding different types of business opportunities, and in a variety of different geographic markets. None of these ongoing various discussions have yet reached the stage of definitive agreements and there can be no assurance that they ever will.

The business opportunities available vary widely from traditional customer contracts with global industry participants to various partnerships, ranging from operating or acquiring existing facilities to building new facilities. Some potential partnership opportunities have included partial or full financing commitments from the prospective partner for the existing or new facilities, while some opportunities are traditional acquisitions by the Company of existing facilities. The Company carefully evaluates all growth opportunities beyond Phase II to ensure its business remains focused on its high-end market positioning and value creation for existing shareholders.

For instance, within the Fujairah market, BPGIC is in the early stages of pursuing a further major expansion near its existing facilities, which it refers to as Phase III. In July 2019, BPGIC executed the Land Lease Initial Agreement, an initial lease agreement to secure a new plot of land of approximately 450,000 m2, near its existing facilities. BPGIC currently intends to use such land to (i) further increase its capacity for crude oil storage and services by an additional capacity, and (ii) subject to the further agreement of the parties regarding expansion, host the remaining 90% of the refinery facilities under the Refinery and Services Agreement and related agreements with Sahara. We expect that Phase III alone could be three-and-a-half (3.5) times the size of the Company’s projected operations post-Phase II and post-the initial refinery phase. The Company believes it could execute a final lease agreement, which would permit commencing plans and construction, for this land sometime in 2019, but there can be no assurances that this will occur. Concurrently, BPGIC is in discussions with top global oil majors, which have expressed interest in securing portions of the capacity of a Phase III facility. As of the date of this proxy statement/prospectus, BPGIC does not yet have any planned capital expenditures in connection with Phase III. For more information regarding Phase III, see the section entitled “Business of BPGIC — Proposed Phase III.”

In addition to this specific land for Phase III, BPGIC will continue to pursue additional projects within the Fujairah market, either through partnerships with parties who have land leases or through efforts to secure additional land itself in Fujairah. BPGIC already has in place contracts with an existing customer, Sahara, which has an existing need for more facilities. Specifically, the Sahara Refinery will initially have a maximum capacity of 24,000 bpd, but the Refinery and Services Agreement contemplates refinery facilities of up to 250,000 bpd subject to the further agreement of the parties regarding expansion and BPGIC securing additional land to locate the expanded facilities and building additional storage facilities.

An example of a potential partnership opportunity which includes financing commitments is another current memorandum of understanding. In that agreement, a global institutional fund has proposed a potential joint venture to finance a crude oil storage facility operated by BPGIC in Fujairah of up to 3.5 million m3, which alone, would be 3.5 times our capacity after Phase II is completed. In connection with this, we are working to renew an expired memorandum of understanding we had with a large regional energy company for a long-term contract for crude oil storage of this magnitude in size.

Preliminary discussions with existing and potential customers regarding geographic expansion opportunities outside of BPGIC’s current market by acquiring certain of their existing facilities as part of long-term service contracts are ongoing. For instance, BPGIC has entered into preliminary agreements with a global commodity trading firm to evaluate acquisitions of that firm’s interests in oil storage terminals in Africa and Europe. We believe both terminals are well located and provide strategic opportunities for our expansion into those markets, including available land to expand with new state-of-the-art facilities such as we have in Fujairah. We are in the preliminary due diligence phase with respect to these opportunities, and there is no assurance we will decide to pursue them.

Another example of geographic expansion is a memorandum of understanding with a global energy company for a joint venture agreement whereby BPGIC would manage, operate and maintain a relatively new existing facility within the Gulf region. We believe that this facility is in a key location on deep water where that country receives imported gasoline. As with all opportunities, the Company intends to ensure such opportunities it ultimately pursues will fit within its strategy of remaining focused on its high-end market positioning and value creation for existing shareholders.

For related risks, see “Risk Factors — Risks relating to BPGIC — Beyond Phase II, expansion of BPGIC’s business may require substantial capital investment, and it may not have sufficient capital to make future capital expenditures and other investments as it deems necessary or desirable”.

Continue to build relationships with potential customers.

BPGIC is focused on diversifying its potential customer base over the medium to long-term. Due to Phase I’s strong performance track record to date, and BPGIC’s reputation and business development efforts, including through inspections from potential users, BPGIC believes that it has developed strong relationships with several oil traders that could potentially utilize the services of Phase I and II. The familiarity potential users have gained through their inspections and that oil traders have developed through their experience with BPGIC’s facility represent a valuable marketing opportunity for BPGIC: given the nature of the industry, positive word-of-mouth feedback by these groups can help to establish BPGIC’s industry reputation and thereby help drive potential customer business in the future. Moreover, by continuing to build upon BPGIC’s performance track record during Phase II (after it commences operations) and business developments efforts, BPGIC would be able to expand its base of potential customers for future contracts for oil storage or ancillary services. Similarly, the Sahara Refinery, once operational, will expand the scope of services that BPGIC can offer, diversifying the types of industry participants that it can service.

The BPGIC Terminal

BPGIC began development of the BPGIC Terminal after several years of planning and discussions with industry participants. During this time, BPGIC engaged an industry consultant to conduct a market assessment of the oil storage industry in the Port of Fujairah region and to identify and assess business opportunities and strategies. BPGIC also engaged MUC, the same advisor that designed the facilities for the Port of Fujairah, to design the BPGIC Terminal. During the design stage, BPGIC assessed various challenges faced by other oil storage terminals, including preventing oil losses and precisely meeting customer blending requirements, and incorporated solutions to such challenges into the design of the terminal. BPGIC’s aim in developing the BPGIC Terminal was to create a new standard for oil storage tank terminals by designing a terminal that would reduce oil losses and achieve better blending results than existing oil storage tank terminals. As described below, BPGIC designed the BPGIC Terminal with several key features that enable it to provide users with high-accuracy blending services with low oil losses. In addition, due to the relatively long-term period of the BPGIC Terminal Land Lease when compared to similar land leases for oil storage terminals located in the Port of Fujairah, BPGIC constructed Phase I with materials, including pumps, valves and steel structures, that have longer expected life spans than comparable materials utilized by other oil storage terminals. As a result, BPGIC believes Phase I will benefit from annual maintenance costs over the period of the BPGIC Terminal Land Lease that are lower than the average for comparable oil storage terminals. See “Business of BPGIC — Competitive Strengths — Design and Features of the BPGIC Terminal”. As part of Phase II, BPGIC is following a similar approach as that followed in Phase I by investing in high-grade, long-life materials for the construction and development of its facilities.

Location

UAE
SAUDI ARABIA
OMAN
ARABIAN GULF
INDIA
FUJAIRAH
UAE
OMAN
INDIAN OCEAN

The BPGIC Terminal is located in the Port of Fujairah in the emirate of Fujairah in the UAE. The Port of Fujairah is a gateway between the Indian Ocean and the Arabian Gulf, and is strategically situated in one of the world’s major oil markets for fuel oil, crude oil and refined oil products. In addition to the Port of Fujairah’s close access to major markets in the Middle East, it also serves as an outlet to East Africa and South Asia and serves as a consolidation point for fuel oil outlets and the regional fuel oil markets, reducing the need for ships to cross through the Strait of Hormuz.

The Strait of Hormuz has been a strategic geographic chokepoint for many years, and as such, it has often been a site of international military conflict and military exercises. Such events have caused safety concerns and travel delays for ships crossing through the Strait. The Strait has also been subject to repeated threats of closure and blockage by Iran. In 2012, Iran threatened to close the Strait due to international pressures to stop its nuclear program and an Iranian oil embargo that was enacted by the European Union in late January 2012. On September 14, 2019, an attack on Saudi Arabia’s oil facilities and fields, largely blamed on Iran or its proxies, significantly increased tensions in the area, and heightened the distinct possibility that similar attacks by Iran on strategic oil facilities and ports in the UAE or a regional conflict may result. Despite these recent and past threats, the Strait of Hormuz has never been closed. See “Risk Factors — Risks relating to BPGIC — Any material reduction in the quality or availability of the Port of Fujairah’s facilities could have a material adverse effect on BPGIC’s business, financial condition and results of operations”; “Risk Factors — Risks Related to Doing Business in Countries in Which BPGIC Operates — Recent geopolitical developments have increased the risk that the region in which BPGIC operates could be involved in an escalating conflict that could have a material adverse effect on our business, financial condition and results of operations.”

The Habshan-Fujairah oil pipeline, which is a crude oil pipeline that runs between the emirate of Abu Dhabi and the Port of Fujairah, enables ships to obtain crude oil produced in Abu Dhabi without having to cross the Strait of Hormuz. The crude oil pipeline currently has the capacity to transport 1.5 million barrels a day, which is approximately half of the daily average amount of crude oil that was produced in the UAE in 2017. There is increasing focus in the UAE region on using the crude oil pipeline, as the government of Abu Dhabi has publicly stated that it intends to ensure that approximately 75 percent of the crude oil designated for export in Abu Dhabi goes through the pipeline and to Fujairah.

The Port of Fujairah is the largest multi-purpose port on the Eastern seaboard of the UAE, approximately 70 nautical miles from the Strait of Hormuz. Initial construction of the Port of Fujairah started in 1978 as part of the economic development of the UAE. Full operations commenced in 1983. Since then, the Port of Fujairah has embarked on a continuing process of enhancement to both its facilities and its comprehensive range of functions.

The Port of Fujairah initially developed oil terminal 1 (“OT1”) comprising three marine loading berths (berths 1, 2 and 3), oil terminal 2 (“OT2”) comprising four marine loading berths (berths 4, 5, 6 and 7), and a matrix manifold connecting OT1 and OT2 to certain existing oil tank terminals (“Matrix Manifold 1”). To cater to the increasing demand arising from the growing storage capacity in Fujairah, the Port of Fujairah began developing the second phase of OT2, adding two new berths (berths 8 and 9) and a second matrix manifold (“Matrix Manifold 2”). The project, completed in 2014, raised the overall throughput capacity of the Port of Fujairah and contributed to the growth of Fujairah as the largest oil hub in the region. Matrix Manifold 2 is connected directly to berths 8 and 9 and, through a connection to Matrix Manifold 1, is connected indirectly to the remaining Port of Fujairah berths. The BPGIC Terminal is connected to Matrix Manifold 2, which gives it direct access to underutilized berths 8 and 9. Berth 1 is currently unavailable for BPGIC’s use as the Port of Fujairah granted exclusive access and use of berth 1 to four other parties, who have since installed pipelines and marine loading arms on the berth.

To further cater to the increasing demand arising from the growing storage capacity in Fujairah, the Port of Fujairah has developed a VLCC jetty in the Indian Ocean, which allows the Port of Fujairah to accommodate vessels with a maximum overall length of 344 meters and a minimum overall length of 240 meters. The Port of Fujairah completed construction of the VLCC jetty in June 2016 and the jetty went into operation on August 24, 2016.

The Port of Fujairah imposes certain requirements on the companies and oil tankers utilizing its port, including requirements for flow rate capacity and ground soil lining. The current minimum required flow rates vary based on berth location and vessel size and range between 460 m3/hr and 3,900 m3/hr, and although the Port of Fujairah has already increased the flow rate requirements in the past, it is possible that the Port of Fujairah could increase them again in the future. BPGIC is well positioned to satisfy any future increases for minimum required flow rates as the pumps in Phase I are capable of transporting gas oil/gasoline at a combined flow rate of 5,000 m3/hr and fuel oil at a combined flow rate of 4,500 m3/hr, which is more than the current minimum required flow rate and exceeds the combined flow rates of many of the other oil storage terminals that are subject to the Port of Fujairah’s requirements. The Port of Fujairah also requires each oil storage terminal to install impermeable lining throughout its tank farm area and any other area where oil leakage could occur and potentially reach the ground soil. In connection with the construction of Phase I, BPGIC installed the required lining and is one of only a few oil storage terminals that has been able to satisfy this requirement.

The Port of Fujairah requires oil tankers to use the Port’s reservation system to reserve berths and imposes certain charges on such users, including fees, marine and administrative charges. For information regarding BPGIC’s customer ordering process and coordination of reservations, see “Business of BPGIC — Phase I — Customer Ordering Process”.

BPGIC Terminal Land Lease

On March 10, 2013, BPGIC entered into the BPGIC Terminal Land Lease, as amended by the Novation Agreement dated September 1, 2014. The amended agreement binds BPGIC and FOIZ for a total term of 60 years. The leased land has a total area of 153,916.93 m2. BPGIC used this land to build Phase I and is currently using the remaining portion of the site to build Phase II and develop the Sahara Refinery. Upon mutual agreement of the parties, the term of the BPGIC Terminal Land Lease can be renewed or extended for a further period, the term of which is unspecified and therefore subject to agreement between the parties.

BPGIC began paying rent under the BPGIC Terminal Land Lease in 2014. The rent for 2019 is USD 2,313,323 and increases by 2 percent per annum. Payments are required to be made in advance (the time period of which is unspecified) in four equal quarterly instalments. BPGIC is required to pay all taxes imposed by the federal government of the UAE or FOIZ; however, the leased premises are in a free zone and BPGIC is entitled to all benefits applying to free zone entities, including benefits in respect of taxes.

The BPGIC Terminal Land Lease required BPGIC to enter into the Port Facilities Agreement, which grants it certain usage and access rights in connection with the Port’s facilities. The term of the Port Facilities Agreement, which BPGIC entered into on March 31, 2016, is 25 years and it automatically renews for another 25 years at the end of its term. The Port Facilities Agreement requires BPGIC to pay certain fees in connection with the use of the Port of Fujairah’s facilities; however, the customer agreements provide that any fees charged by the Port of Fujairah in respect of services provided to the Phase I & II Customer, including transportation, loading, unloading, use of berths, marine charges, administration charges, penalties and/or use of any of the Port of Fujairah’s facilities, shall be paid by the Phase I & II Customer. Currently, the Phase I End User sends the Phase I & II Customer any such amounts to be paid, the Phase I & II Customer delivers any such amounts to BPGIC, and BPGIC then sends such amounts to the Port. Once the Sahara Refinery and Phase II become operational, BPGIC expects to follow a similar approach with Sahara and the Phase II End User. Pursuant to the Port Facilities Agreement, BPGIC is required to pay such amounts and is responsible for such amounts irrespective of whether the Phase I & II Customer, the Phase I End User, the Phase II End User, or Sahara pay such fees.

BPGIC is required to obtain the FOIZ’s prior permission in order to use the leased premises for any purpose other than in connection with Phase I and Phase II, or the Sahara Refinery for which it recently received permission. The BPGIC Terminal Land Lease contains representations and warranties, dispute resolution and indemnification clauses that are customary for the UAE and the oil storage industry. FOIZ can cancel the agreement if BPGIC fails to make certain required rental payments or fails to perform or meet in any material respect any material term, condition, covenant, agreement or obligation under the agreement.

As discussed further in “Business of BPGIC — Strategy”, in July 2019, BPGIC entered into the Land Lease Initial Agreement, an initial land lease agreement to lease the Phase III Land, a plot of land in the Port of Fujairah that has a total area of approximately 450,000 m2. Under UAE practice, the effect of the Land Lease Initial Agreement is to reserve the land for BPGIC while BPGIC undertakes a more thorough investigation to ensure it is suitable for BPGIC’s needs. If the parties enter a final lease, BPGIC intends to use the relevant land plot to expand its crude oil storage and service capacity as part of the Phase III plan. BPGIC’s entry into any final lease agreement in respect of this Phase III land would be conditional upon a site inspection, technical design and project feasibility study each with satisfactory results. For more information regarding Phase III, see the section entitled “Business of BPGIC — Proposed Phase III.”

Phase III Initial Lease
BPGIC
Al Qurayyah
Fujairah
Fujairah

Phase I

Phase I went into operation in December 2017 and between 2014 and 2017, BPGIC incurred a total cost of USD 170 million in connection with its construction. BPGIC began development of the BPGIC Terminal after several years of planning and discussions with industry participants. BPGIC’s aim in developing the BPGIC Terminal was to create a new standard for oil storage tank terminals by designing a terminal that would reduce user oil losses and achieve better blending results than existing oil storage tank terminals. As described below, BPGIC designed Phase I with several key features that enable it to provide users with high-accuracy blending services with low oil losses. In addition, due to the relatively long-term period of the BPGIC Terminal Land Lease, when compared to comparable land leases for oil storage terminals located in the Port of Fujairah, BPGIC constructed Phase I with materials that have longer expected life spans than comparable materials utilized by other oil storage terminals in the area. As a result, BPGIC believes Phase I will benefit from annual maintenance costs over the period of the BPGIC Terminal Land Lease that are lower than average for comparable oil storage terminals.

The key features of Phase I include:

•        all 14 oil storage tanks are inter-connected via the Phase I Internal Manifold;

•        the pumping and stripping systems of the Phase I Internal Manifold are equipped with a fine stripping system, minimizing energy costs, lowering loss ratios and permitting a high degree of stripping to be achieved;

•        the ability to more efficiently perform required maintenance activities and prepare pipelines for oil transfers;

•        lower loss ratios and contamination risks;

•        recirculation of oil products to assist with the blending process;

•        the ability to simultaneously perform several Phase I operations, permitting BPGIC to service multiple user orders during the same time period; and

•        all 14 oil storage tanks have been designed to permit conversions from storing one clean petroleum product to another and from storing fuel oil to gas oil at a speed which is favorable compared to that of competitors in the UAE region, allowing BPGIC to adjust its services to meet changing market demands.

Tanks

Phase I has 14 oil storage tanks, which are capable of storing gas oil, marine gas oil, fuel oil, naphtha, aviation fuel, gasoline, pygas, reformate, cutter stock and methyl tert-butyl ether. Each of the oil storage tanks has been designed to allow fast and efficient cleaning, which permits efficient conversions from storing one product to another. The 14 oil storage tanks are also equipped with the following features:

•        accurate product level measurements: a real-time electronic measuring system that monitors product levels in each oil storage tank;

•        an efficient, high-quality blending system which improves the quality and speed of blends;

•        effective drainage systems leading to lower product contamination risks and allowing for a faster product change process;

•        automated fire-fighting systems: an automated fire system that activates automatically in the event of a fire;

•        a well-designed pipeline connection: a pipeline connection to the Phase I Internal Manifold that allows any oil storage tank to be connected to the stripping systems and to any other oil storage tank or berth in the Port of Fujairah connected to Matrix Manifold 1 or Matrix Manifold 2; and

•        heating services: eight of the oil storage tanks have heating coils installed. Currently, only four of the oil storage tanks are connected to the heating system.

The following table displays the key attributes of the 14 oil storage tanks of Phase I:

Tank No.	Capable of Servicing(1)	Diameter (m) x Height (m)	Blending Capability	Roof Type(2)	Tank Heating Capability	Geometric Capacity (m3)	Max Capacity (m3)
101	GO/ FO	42 x 30	Yes	AGDR	Yes	41,563	40,207
102	GO/ FO	42 x 30	Yes	AGDR	Yes	41,563	40,207
103	GO/ FO	42 x 30	Yes	AGDR	Yes	41,563	40,207
104	GO/ FO	42 x 30	Yes	AGDR	Yes	41,563	40,207
105	Gasoline/ AF/ GO/ MGO/ Naphtha/ Pygas/ Reformate	36 x 30	Yes	AGDR with IFR	Yes, but not currently enabled	30,536	29,031
106	Gasoline/ AF/ GO/ MGO/ Naphtha/ Pygas/ Reformate	36 x 30	Yes	AGDR with IFR	Yes, but not currently enabled	30,536	29,031
107	Gasoline/ AF/ GO/ MGO/ Naphtha/ Pygas/ Reformate	36 x 30	Yes	AGDR with IFR	Yes, but not currently enabled	30,536	29,031
108	Gasoline/ AF/ GO/ MGO/ Naphtha/ Pygas/ Reformate	36 x 30	Yes	AGDR with IFR	Yes, but not currently enabled	30,536	29,031
109	Gasoline/ AF/ GO/ MGO/ Naphtha/ Pygas/ Reformate	36 x 30	Yes	AGDR with IFR	No	30,536	29,031
110	Gasoline/ AF/ GO/ MGO/ Naphtha/ Pygas/ Reformate	36 x 30	Yes	AGDR with IFR	No	30,536	29,031
111	Gasoline/ AF/ GO/ Naphtha/ Pygas/ Reformate/ CS	23 x 30	Yes	AGDR	No	12,464	11,850
112	Gasoline/ AF/ GO/ Naphtha/ Pygas/ Reformate/ CS	23 x 30	Yes	AGDR	No	12,464	11,850
113	MTBE/ Gasoline/ AF/ GO/ Naphtha/ Pygas/ Reformate	23 x 30	Yes	AGDR with IFR	No	12,464	11,850
114	MTBE / Gasoline/ AF/ GO/ Naphtha/ Pygas/ Reformate	23 x 30	Yes	AGDR with IFR	No	12,464	11,850
Total Storage Capacity (m3)						399,324	382,400

____________

(1)          All the oil storage tanks are convertible and can be cleaned and converted to service other oil products; “GO” means Gas Oil; “FO” means Fuel Oil; “AF” means Aviation Fuel; “MGO” means Marine Gas Oil; “CS” means Cutter Stock; “MTBE” means Methyl Tertiary-Butyl Ether.

(2)      “AGDR” means Aluminium Geodesic Dome Roof; “AGDR with IFR” means Aluminium Geodesic Dome Roof with Internal Floating Roof.

BPGIC transports oil products from the BPGIC Terminal to the Port of Fujairah’s berths through the use of pumps and four piggable jetty pipelines. The pumps facilitate on-loading operations from the Phase I Internal Manifold by pumping oil products through one or more of the four piggable jetty pipelines to Matrix Manifold 2, and then through the Port of Fujairah’s pipelines, to ships located at berths 8 and 9 or to ships located at berths 2-7 via Matrix Manifold 1. BPGIC has seven pumps that it can use to on-load oil products to Matrix Manifold 2. Four of the pumps are capable of transporting gas oil/gasoline at an individual flow rate of 1,250 m3/hr and at a combined flow rate of 5,000 m3/hr. Three of the pumps are capable of transporting fuel oil at an individual flow rate of 1,500 m3/hr and at a combined flow rate of 4,500 m3/hr. BPGIC also utilizes these pumps to facilitate inter-tank transfers, blending and other transfers throughout the BPGIC Terminal.

The users utilize their ship pumps to transport oil products from the relevant berths in the Port of Fujairah via Matrix Manifold 2 to the Phase I Internal Manifold, and following the construction and commencement of operations of Phase II, to the proposed Phase II Internal Manifold.

The Phase I Internal Manifold is equipped with a general stripping system that removes any excess oil products left in the pipelines following any oil product transfers and adds it back to appropriate batches, and a fine stripping system that removes any excess oil products left in the general stripping system and adds it back to appropriate batches. The two levels of stripping permit a high degree of stripping to be achieved. All oil products transferred from any oil storage tank to the stripping systems flows downhill, minimizing energy costs. The Phase I Internal Manifold is also equipped with cranes to perform required maintenance activities and prepare pipelines for oil transfers.

As part of Phase II, BPGIC is currently constructing the Phase II Internal Manifold, an additional internal manifold system to service only crude oil. The Phase II Internal Manifold is being constructed adjacent to the Phase I Internal Manifold on the remaining land available under the BPGIC Terminal Land Lease.

Direct Connection to Matrix Manifold 2

The Phase I Internal Manifold is directly connected to the Port of Fujairah’s Matrix Manifold 2, which is approximately 500 meters away. The Matrix Manifold 2 is directly connected to berths 8 and 9, which are in close proximity to the BPGIC Terminal. The terminal benefits from its close proximately to berths 8 and 9 due to the shorter travel distances required for oil product transfers, which in effect lowers contamination risks and leads to faster vessel turnaround times. Berths 8 and 9 can accommodate vessels with a maximum overall length of 330 meters and a minimum overall length of 75 meters. As part of Phase II, BPGIC plans to directly connect the Phase II Internal Manifold to the Port of Fujairah’s Matrix Manifold 2.

The Matrix Manifold 2 is also connected to the Port of Fujairah’s Matrix Manifold 1, which is in turn connected to berths 1-7 of the Port of Fujairah, providing users with broad access to the BPGIC Terminal.

Generators

Four electricity generators were installed as part of the construction of Phase I. The generators, developed by Cummins Generator Technologies, are diesel-powered and can produce up to 6,000 kWh of power, which BPGIC believes will be sufficient to provide for the needs of Phase I, Phase II and the Sahara Refinery. As BPGIC’s diesel fuel needs currently vary each month based on the Phase I End User’s activity levels, BPGIC entered into an arrangement with a local diesel fuel provider, pursuant to which it can order diesel fuel on a monthly or as-needed basis. At the beginning of each month, the local diesel fuel provider will send BPGIC a quote for the price of diesel fuel, and subject to any potential price negotiation, BPGIC will place orders based on its projected needs for the applicable month.

Blending

BPGIC believes that Phase I benefits from state-of-the-art blending capabilities, allowing high levels of accuracy in meeting customer blending specifications. BPGIC’s blending services are designed to accommodate a variety of mixing specifications and to prevent any evaporation or leakage. The stripping systems and oil storage tanks are designed to prevent losses, contamination and residue accumulation, enabling BPGIC to produce blends that precisely meet customer specifications and the volume/mass requested.

All oil storage tanks are connected via the Phase I Internal Manifold and have blending capabilities, which permits BPGIC to utilize any available oil storage tank for blending purposes, leads to higher tank availability for processing user orders and allows BPGIC to perform mixtures within short timeframes.

Each of the oil storage tanks is equipped with some of the latest technology blending equipment and a real-time electronic measuring system that monitors product levels, resulting in faster blending times and more consistent blends. In connection with a standard blending request, BPGIC takes the specified quantity of oil products to be blended and adds them into a single oil storage tank. A part of the mixture is then withdrawn from and added back to the oil storage tank at high velocity. This typically causes the surrounding liquid to create a circulation path within the oil storage tank, which mixes the oil products and continues until the specified blend requirements are achieved. Generally, the purpose of blending fuel oil is to modify its viscosity or thickness to meet customer specifications and the purpose of blending gasoline is to modify its octane number to meet customer specifications.

Heating

As part of Phase I, BPGIC constructed a heating system, comprised of a boiler and direct pipeline connections to certain oil storage tanks that have heating coils installed. Generally, in connection with a heating request, BPGIC heats special purpose heating oil in the boiler and then circulates the heating oil via a pipeline connection to the heating coils located at the bottom of an applicable oil storage tank. The heating oil is then recirculated between the boiler and through the heating coils of the applicable oil storage tank until the oil product in the oil storage tank reaches the specified temperature.

Currently, eight of the Phase I oil storage tanks have heating coils installed, but due to current business needs, only four are connected to the heating system. As the heating needs of Phase I increases, BPGIC plans to connect additional oil storage tanks to the heating system. Each new connection will require BPGIC to establish a new pipeline connection between the boiler and the applicable oil storage tank. BPGIC also plans to construct four additional oil storage tanks with heating capacity in connection with Phase II. BPGIC believes that the current heating system will be sufficient to meet the heating needs of the eight oil storage tanks in Phase I that have, and the four oil storage tanks in Phase II that will have, heating capacity.

Customer Ordering Process

BPGIC is committed to providing excellent customer service. BPGIC has allocated a customer service officer (a “CSO”) to the Phase I & II Customer with respect to Phase I and plans to install an online ordering system in due course, which would enable the Phase I & II Customer to place storage, heating and blending orders and track order statuses in real-time. The Phase I & II Customer can place service orders by calling its CSO. When placing orders, the Phase I & II Customer must provide the relevant order details, including the requested services, oil product specifications and desired timing. Following the submission of a service order, the CSO responsible for reviewing the service order will correspond with the Phase I & II Customer, provide a cost estimate for the proposed services, coordinate logistics for discharging operations, including berth reservations through the Port of Fujairah’s reservation system and payment of Port fees on the Phase I & II Customer’s behalf, and liaise with operational staff to facilitate and process the service order. Upon the completion of the requested services, the CSO will notify the Phase I & II Customer of the completion status, coordinate with surveyors to provide any required samples, organize logistics for on-loading operations and send an itemized invoice to the Phase I & II Customer for the services provided. In the future, if and when BPGIC engages with any additional users, BPGIC intends to designate a CSO to each additional user but may also expand the scope of the current CSO’s responsibilities to cover any such additional user.

BPGIC Terminal Office Building

In connection with Phase I, BPGIC built a five-story office building with an area of 3,388 m2 (the “BPGIC Terminal Office Building”) adjacent to the 14 oil storage tanks. Audex completed construction for the BPGIC Terminal Office Building in November 2017 and BPGIC incurred a total cost of USD 28.0 million in connection with its construction. BPGIC partially funded the construction of the BPGIC Terminal Office Building with funds obtained from the Phase I Construction Facilities. BPGIC owns the BPGIC Terminal Office Building. The BPGIC Terminal Office Building accommodates all terminal and office staff and contains the operational control room for the BPGIC Terminal, where BPGIC facilitates the performance of its services. BPGIC believes that the BPGIC Terminal Office Building will have sufficient capacity to cater to the operations of the Sahara Refinery and Phase II. For additional information regarding the Phase I Construction Facilities, see “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources — Debt Sources of Liquidity”.

Sahara Refinery

BPGIC recently partnered with Sahara to develop and operate the Sahara Refinery at the BPGIC Terminal adjacent to Phase I and the Phase II site on the remaining available land under the BPGIC Terminal Land Lease at minimal cost to BPGIC. Under the terms of the partnership, Sahara will finance and arrange the development, construction and commissioning of a modular refinery on a parcel of BPGIC’s remaining unutilized land. Sahara will engage an EPC Contractor to design and procure construction and commission of the Sahara Refinery. BPGIC currently expects that the Sahara Refinery will be completed by the First Quarter of 2020, and will commence operations in the First Quarter of 2020. Upon completion, the Sahara Refinery will be owned by Sahara or a wholly-owned subsidiary of Sahara and operated by BPGIC for Sahara’s exclusive use. The Sahara Refinery will be amongst the first refineries in the MENA region capable of supplying IMO 2020 compliant 0.5% sulphur content shipping fuel. The facility is initially expected to have a production capacity of 24,000 b/d. In connection with the Sahara Refinery, BPGIC has agreed to provide storage capacity of approximately 178,716 m3 shell capacity in the Phase I facility to Sahara.

Capital Expenditure

The expected capital expenditure by BPGIC in connection with the Sahara Refinery is minimal. Pursuant to the Refinery and Services Agreement, Sahara is responsible for all major costs associated with the Sahara Refinery including financing, procurement, design, commissioning and testing. To the extent BPGIC bears any fees or expenses in connection with the foregoing costs, Sahara is obligated to pay or reimburse such fees and expenses.

Key Features and Components

The key proposed features of the Sahara Refinery:

•        will be capable of producing IMO 2020 compliant 0.5% sulphur shipping fuel;

•        modular design will permit future expansion; and

•        will be connected to Phase I; and can be connected to Phase II tanks with minor modifications.

Proposed Phase II

Scope

Phase II is currently being constructed adjacent to Phase I on the remaining land available under the BPGIC Terminal Land Lease. BPGIC had a soil investigation report completed for the land, which determined that the land was adequate for the purposes of construction and the operation of the facilities. Phase II involves the construction of (i) four crude oil storage tanks with a projected geometric storage capacity of 0.431 million m3; (ii) four crude/fuel oil storage tanks with a projected geometric storage capacity of 0.171 million m3; (iii) the Phase II Internal Manifold to service only crude oil; and (iv) the associated infrastructure and facilities, including two new crude oil pipelines and four new pumps to carry crude oil between the Phase II Internal Manifold and Matrix Manifold 2. Portions of the infrastructure to support the two new crude oil pipelines and the Phase II Internal Manifold were developed during Phase I. Each of the four crude/fuel oil storage tanks is expected to be capable of storing crude and fuel oils; however, BPGIC, the Phase I & II Customer and the Phase II End User currently intend to use this storage capacity primarily to store and blend crude oil. BPGIC considered Phase II when developing its plan for Phase I, and constructed infrastructure to accommodate the needs of Phase II and will not need to substantially reconfigure its facilities or install additional generators in order to construct and operate the proposed facilities.

Capital Expenditure

The expected capital expenditure in respect of Phase II is USD 160.6 million which is comprised of construction costs of USD 150.0 million and capitalised interest and land lease and consultancy charges of USD 10.6 million. The expected capital expenditure of USD 160.6 million in respect of Phase II will be funded by:

•        drawings of USD 90.6 million under the Phase II Financing Facility; and

•        shareholders contributions (prior to the consummation of the Business Combination), proceeds of the Business Combination (after the consummation of the Business Combination), and internally generated cashflow in the aggregate amount of USD 70.0 million.

Of the USD 160.6 million expected capital expenditure in respect of Phase II, USD $144.1 million is expected to be paid out prior to the end of fiscal year 2019. USD $16.5 million is expected to be paid out in fiscal year 2020. See Risk Factors — Risks relating to BPGIC — BPGIC may be subject to significant risks and expenses when constructing Phase II, which could adversely affect BPGIC’s business, financial condition and results of operations.

Key Features and Components

The key proposed features of Phase II include:

•        all eight oil storage tanks will be inter-connected via the Phase II Internal Manifold;

•        the pumping and stripping systems of the Phase II Internal Manifold will be equipped with fine stripping systems to minimize energy costs, lower loss ratios and remote changes on product contaminations;

•        the cranes of the Phase II Internal Manifold will allow BPGIC to more efficiently perform required maintenance activities and prepare pipelines for oil transfers;

•        each of the two piggable crude oil jetty pipelines will be directly connected between the Phase II Internal Manifold and Matrix Manifold 2, lowering loss ratios and contamination risks;

•        BPGIC will be able to perform up to six simultaneous operations in Phase II, including tank-to-tank transfers, recirculations, blending, heating, loading and discharging, which would permit BPGIC to service multiple user orders during the same time period; and

•        four of the oil storage tanks will be constructed to permit conversion between crude oil and fuel oil products, allowing BPGIC to adjust its services to meet changing market demands.

Proposed Tanks

As part of Phase II, BPGIC is currently constructing eight oil storage tanks. The proposed oil storage tanks are expected to be equipped with the following features:

•        accurate product level measurements: a real-time electronic measuring system that will monitor product levels in each oil storage tank;

•        effective drainage systems leading to lower product contamination risks and higher cleanliness levels;

•        automated fire-fighting systems: an automated fire system that will activate automatically in the event of a fire;

•        an efficient, high quality blending system for faster crude oil blending times and more consistent blends; and

•        a well-designed pipeline connection: a pipeline connection to the Phase II Internal Manifold and a fine stripping system.

The following table displays the expected key attributes of the proposed eight oil storage tanks of Phase II:

Tank No.	Service	Diameter (m) x Height (m)	Blending Capability	Roof Type(1)	Tank Heating	Geometric Capacity (m3)	Max Capacity (m3)
201	Crude Oil	70 x 28	Yes	EFRT	No	107,756	101,900
202	Crude Oil	70 x 28	Yes	EFRT	No	107,756	101,900
203	Crude Oil	70 x 28	Yes	EFRT	No	107,756	101,900
204	Crude Oil	70 x 28	Yes	EFRT	No	107,756	101,900
205	Crude Oil/Fuel Oil	42 x 30	Yes	AGDR/ With CS IFR	Yes	42,558	40,600
206	Crude Oil/Fuel Oil	42 x 30	Yes	AGDR/ With CS IFR	Yes	42,558	40,600
207	Crude Oil/Fuel Oil	42 x 30	Yes	AGDR/ With CS IFR	Yes	42,558	40,600
208	Crude Oil/Fuel Oil	42 x 30	Yes	AGDR/ With CS IFR	Yes	42,558	40,600
Total Storage Capacity (m3)						601,261	570,000

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(1)          “EFRT” means External Floating Roof Tank; “AGDR/ With CS IFR” means Aluminium Geodesic Dome Roof with Carbon Steel Internal Floating Roof.

Proposed Phase II Internal Manifold

As a part of the construction of the Phase II Internal Manifold, BPGIC plans to install two piggable crude oil jetty pipelines and four pumps to transport crude oil from the BPGIC Terminal to the Port of Fujairah’s berths. The infrastructure to support the pipelines was built during Phase I. The four proposed pumps are expected to facilitate on-loading operations from the Phase II Internal Manifold by pumping crude oil through one or more of the two proposed piggable crude oil jetty pipelines to Matrix Manifold 2. Each of the four pumps is expected to be capable of transporting crude oil at a flow rate of 4,000 m3/hr and at a combined flow rate of 16,000 m3/hr. BPGIC plans to also utilize these pumps to facilitate inter-tank transfers, blending and other transfers throughout the terminal.

Similar to the Phase I Internal Manifold, the Phase II Internal Manifold is expected to have general and fine stripping systems.

Proposed Blending of Crude Oil

Phase II is expected to have state-of-the-art blending capabilities, similar to Phase I, which would allow it to achieve high levels of accuracy in meeting customer blending specifications.

BPGIC plans to blend various grades of crude oil to achieve customer specifications, including to attain specified properties for vapor pressure, viscosity, sulfur content and salt content.

Development and Implementation

In an effort to de-risk the construction of Phase II, BPGIC entered the Phase II EPC Agreement with Audex for the construction of Phase II (including all its component parts and associated infrastructure) on a fixed price lumpsum basis. The Phase II EPC Agreement also includes a clause for liquidated damages if the contractor fails to complete the work within the schedule in the Phase II EPC Agreement. Phase II work commenced in September 2018 and according to the schedule in the Phase II EPC Agreement, it is expected to be completed in 2020. The expected capital expenditure in respect of Phase II is USD 160.6 million. The expected capital expenditure in respect of Phase II will be partially funded by drawings of USD 90.6 million under the Phase II Financing Facility. For details of the remaining expected capital expenditure see “Business of BPGIC — Proposed Phase II — Capital Expenditure”. BPGIC also entered into the Phase II Project Management Agreement with MUC, the same advisor that designed the facilities for the Port of Fujairah and the BPGIC Terminal, so that MUC could manage the construction plan of Phase II. For more information regarding the proposed funding of Phase II, see “BPGIC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness”.

Off-take and Sales Arrangements

On June 27, 2018, BPGIC entered into the Phase II End User Agreement with the Phase II End User, an international commodities trading company. The Phase II End User agreed to lease all eight oil storage tanks in Phase II once Phase II becomes operational, which is expected to occur in 2020.

In September 2019, with the consent of the Phase II End User, BPGIC entered into the Phase II Customer Agreement to restructure its relationship with the Phase II End User. Pursuant to the Phase II Customer Agreement, BPGIC agreed to lease the Phase II facility, once operational, to the Phase I & II Customer on identical price terms and otherwise substantially similar terms as those of the Phase II End User Agreement, and in connection therewith, the Phase I & II Customer assumed BPGIC’s rights and obligations under the Phase II End User Agreement. Once Phase II becomes operational, the Phase I & II Customer is required to pay (i) a monthly fixed storage fee to lease all of Phase II’s storage capacity and (ii) monthly variable ancillary service fees for the following ancillary services: throughput, blending, heating and inter-tank transfers. The Phase I & II Customer is required to satisfy any amounts due for the monthly fixed storage fee in advance for each applicable month. Because the Phase I & II Customer subleases the facility to the Phase II End User, BPGIC’s monthly revenue for ancillary services will depend on the extent to which the Phase II End User utilizes the ancillary services. Notwithstanding the sublease, the Phase I & II Customer’s obligation to pay both the monthly fixed storage fee and the ancillary services fees to BPGIC is independent of the Phase II End User’s obligation to pay, and actual payment to, the Phase I & II Customer. For more information regarding the Phase II Customer Agreement, see “Business of BPGIC — Phase II End User Agreement and Phase II Customer Agreement”.

Proposed Phase III

Scope

BPGIC is in the early stages of pursuing Phase III, a further major expansion in the Port of Fujairah. In July 2019, BPGIC entered into the Land Lease Initial Agreement to secure the Phase III Land, a new plot of land of approximately 450,000 m2 near its existing facilities. BPGIC believes that the Phase III Land can house additional storage capacity of up to 3,500,000 m3.

BPGIC had an initial technical design with different layout options completed for the land.

Capital Expenditure

As BPGIC is in the very early stages of Phase III, it is not possible to reliably estimate the related capital expenditures. However, BPGIC anticipates the cost per m3 of Phase III to be approximately equal to the cost per m3 of Phase I and Phase II. As of the date of this proxy statement/prospectus, BPGIC does not yet have any planned capital expenditures in connection with Phase III. See Risk Factors — Risks relating to BPGIC — BPGIC may be subject to significant risks and expenses when constructing Phase II, which could adversely affect BPGIC’s business, financial condition and results of operations.

Design

The Phase III Land is the subject of ongoing feasibility studies, which, in parallel with prospective end-user discussions, will enable BPGIC to determine the optimal layout and product mix. Currently, BPGIC plans to use the Phase III Land to (i) further increase its crude oil storage and services capacity and (ii) to host the remaining 90% of the refinery facilities under the Refinery and Services Agreement and related agreements with Sahara.

Note: Illustrative Phase III plan may vary. Blueprint subject to change based on further technical, financial and market studies.

If BPGIC is able to secure a final lease agreement for the Phase III Land, it intends to engage MUC, the same advisor that designed the facilities for the Port of Fujairah and the BPGIC Terminal, to create several proposals for the design of Phase III.

Final Lease Agreement

Under UAE practice, the effect of the Land Lease Initial Agreement is to reserve the land for BPGIC while it undertakes a more thorough investigation to ensure it is suitable for BPGIC’s needs. BPGIC’s entry into any final lease in respect of the Phase III Land is conditional upon the results of a site inspection, technical design and project feasibility study, as well as the further agreement of the parties. BPGIC believes it could execute a final lease agreement for the Phase III Land, which would permit it to commence plans and construction, sometime in the First Quarter of 2020, but there can be no assurances that BPGIC will be able to enter a final lease during the First Quarter of 2020 or at all. See “Risk Factors — Risks Related to BPGIC — The scarcity of available land in the Fujairah oil zone region could subject BPGIC to competition for additional land, unfavorable lease terms for that land and limit BPGIC’s ability to expand its facilities in Fujairah beyond Phase II.”.

Prospective End-Users

Subject to the further agreement of the parties regarding expansion, BPGIC currently intends to locate the remaining 90% of the refinery facilities under the Refinery and Services agreements with Sahara on the Phase III Land. In addition, BPGIC has entered into a memorandum of understanding with a leading European oil major, which would potentially cover a portion of the Phase III capacity. However, there are no binding commitments currently in place. Further, as part of the preliminary planning for Phase III, BPGIC is engaged in discussions with several potential end-users that have expressed interest in securing portions of the capacity of Phase III. The size of the Phase III Land will afford BPGIC considerable expansion optionality which BPGIC expects will help it win the most attractive contracts in the region. See “Risk Factors — Risks Related to BPGIC — The scarcity of available land in the Fujairah oil zone region could subject BPGIC to competition for additional land, unfavorable lease terms for that land and limit BPGIC’s ability to expand its facilities in Fujairah beyond Phase II.”.

Phase I End User Agreement and Phase I Customer Agreement

In an effort to de-risk the start-up of operations of Phase I, BPGIC entered into the Phase I End User Agreement. The Phase I End User Agreement went into effect on December 12, 2017. Pursuant to the Phase I End User Agreement, the Phase I End User leased all 14 oil storage tanks in Phase I from BPGIC. The Phase I End User Agreement provided that the Phase I End User would pay BPGIC (i) a monthly fixed storage fee to lease all of Phase I’s storage capacity (irrespective of whether the Phase I End User utilized any storage capacity) and (ii) monthly variable ancillary service fees based on the Phase I End User’s usage of the following ancillary services: throughput, blending, heating and inter-tank transfers. The Phase I End User accounted for 100 percent of BPGIC’s revenue for the year ended December 31, 2018.

The Phase I End User is an international energy trading company. Its activities include trading, financing, hedging, sourcing, storing, processing and transporting crude oil, fuel oil and clean petroleum products, including gas oil, gasoline and naphtha. Its goals are to provide quality services to its business partners, to leverage synergies with other companies and to identify and take advantage of new developments in its marketplace. The Phase I End User primarily acts as an intermediary in the oil products and services supply chain by obtaining purchase or service orders for certain oil products (including fuel oil and refined petroleum products) from oil companies and then working with service providers like BPGIC to fulfil such orders.

In August 2019, BPGIC entered into the Phase I Customer Agreement to restructure its relationship with the Phase I End User. Pursuant to the Phase I Customer Agreement, BPGIC leased the Phase I facility to the Phase I & II Customer on identical price terms and otherwise substantially similar terms as those of the Phase I End User Agreement, and in connection therewith, the Phase I & II Customer assumed BPGIC’s rights and obligations under the Phase I End User Agreement. Like the Phase I End User, the Phase I & II Customer is required to pay (i) a monthly fixed storage fee to lease all of Phase I’s storage capacity and (ii) monthly variable ancillary service fees for the following ancillary services: throughput, blending, heating and inter-tank transfers. The Phase I & II Customer is required to satisfy any amounts due for the monthly fixed storage fee in advance for each applicable month. Because the Phase I & II Customer subleases the facility to the Phase I End User, BPGIC’s monthly revenue for ancillary services depends on the extent to which the Phase I End User utilizes the ancillary services. Notwithstanding the sublease, the Phase I & II Customer’s obligation to pay both the monthly fixed storage fee and the ancillary services fees to BPGIC is independent of the Phase I End User’s obligation to pay, and actual payment to, the Phase I & II Customer.

Storage Fee

For the year ended December 31, 2018, BPGIC generated approximately 54.3 percent of its revenue from monthly fees for storage services, which the Phase I End User paid to reserve all the storage space in the 14 oil storage tanks of Phase I. The Phase I End User was, and the Phase I & II Customer is, required to pay BPGIC the contracted rate per m3 per month. These fees were, and are, owed to BPGIC regardless of the storage capacity actually used. Further, the Phase I & II Customer is obligated to pay the storage fees to BPGIC whether or not the Phase I & II Customer receives payment, in turn, from the Phase I End User. As discussed in “Business of BPGIC — History”, from the time BPGIC began its operations in December 2017 through February 28, 2018, BPGIC limited the availability of its storage capacity to 40 percent BPGIC then increased the availability of its storage capacity to approximately 70 percent on March 1, 2018 and to 100 percent on April 1, 2018. As a result of these limitations on the availability of storage capacity, BPGIC agreed with the Phase I End User to pro-rate the monthly fixed storage fees to correspond with the amount of available storage capacity during each month prior to April 2018.

Ancillary Services

BPGIC charges the Phase I & II Customer variable fees based on usage for the following ancillary services:

•        Throughput Fees.    Pursuant to the Phase I Customer Agreement, the Phase I & II Customer is required to pay BPGIC a monthly fee based upon the total volume of oil products delivered from the BPGIC Terminal to the Port of Fujairah’s berths or from the berths to the BPGIC Terminal during an applicable month at the contracted rate per m3. Each month the Phase I & II Customer is allocated an initial amount of throughput volume at no charge that corresponds with the monthly storage capacity leased by it. As the Phase I & II Customer leases all the storage capacity of the Phase I, the amount is approximately 399,000 m3 each month. The Phase I & II Customer is required to pay BPGIC throughput fees on throughput volume to the extent the aggregate amount of throughput volume provided by BPGIC exceeds such initial amount. The revenue BPGIC generates from such service fees varies based upon, among other factors, the volume of oil products exiting the BPGIC Terminal. As the Phase I & II Customer’s sublessee, the Phase I End User, utilizes the ancillary services, which involves sending and receiving oil products to and from the terminal, it will lead to corresponding increases in the throughput volumes delivered to the extent BPGIC sends oil products to the Port of Fujairah’s berths. Upon mutual agreement, BPGIC could charge the Phase I & II Customer a supplementary fee to the extent the Phase I & II Customer exceeds an agreed amount of throughput volume.

•        Blending Fees.    Pursuant to the Phase I Customer Agreement, the Phase I & II Customer is required to pay BPGIC a monthly fee based upon the total volume of oil products blended during the blending processes performed during an applicable month at the contracted rate per m3. The Phase I & II Customer is responsible for providing BPGIC with blend specifications, the component oil products and any additives in connection with any blend request. The revenue BPGIC generates from such service fees varies based upon the activity levels of the Phase I & II Customer’s sublessee, the Phase I End User.

•        Heating Fees.    Pursuant to the Phase I Customer Agreement, the Phase I & II Customer is required to pay BPGIC a monthly fee based upon the total volume of oil products heated during an applicable month at the contracted rate per m3. The revenue BPGIC generates from such service fees varies based upon the activity levels of the Phase I & II Customer’s sublessee, the Phase I End User.

•        Inter-Tank Transfer Fees.    Pursuant to the Phase I Customer Agreement, the Phase I & II Customer is required to pay BPGIC a monthly fee based upon the total volume of oil products transferred between oil storage tanks during an applicable month at the contracted rate per m3. The revenue BPGIC generates from such service fees varies based upon the activity levels of the Phase I & II Customer’s sublessee, the Phase I End User.

Every two years, BPGIC may elect to review and seek to amend the above fees to the fair market rate of the relevant services at such time. As a result of such review, the rates shall equal either (i) the then-current rates or (ii) the market rates agreed between the parties, but only if such rates are higher than the then-current rates.

The Phase I End User Agreement is for an initial period of five years, with a remaining period of approximately three years, and is renewable for an additional five year period. The term of the Phase I Customer Agreement is four years and renews automatically for another five years, unless either party delivers to the other party a written termination notice not less than six months prior to the expiration date of the agreement. Pursuant to the Phase I Customer Agreement, following the Phase I & II Customer’s failure to cure a default for non-payment or the commencement of insolvency proceedings against it, BPGIC could terminate the agreement, and exercise any other remedies available at law or equity. Following a termination for default, the Phase I & II Customer would be required to pay BPGIC the one-year equivalent of total service fees that would have been charged to the Phase I & II Customer had the agreement not been terminated.

The Phase I Customer Agreement provides that any fees charged by the Port of Fujairah in respect of the Phase I & II Customer (or its sublessee), including transportation, loading, unloading, use of berths, marine charges, administration charges, penalties and/or use of any of the Port of Fujairah’s facilities, shall be paid by the Phase I & II Customer.

Sublessees

The Phase I Customer Agreement contemplates that the Phase I & II Customer, subject to BPGIC’s prior approval, may enter into sublease agreements from time to time to assign its rights under the Phase I Customer Agreement to sublessees. By assuming BPGIC’s rights and obligations under the Phase I End User Agreement, the Phase I & II Customer subleased the Phase I facility to the Phase I End User. Notwithstanding the sublease to the Phase I End User, the Phase I & II Customer is responsible for both the storage fee and the ancillary service fee without regard to whether the Phase I & II Customer receives payment from the Phase I End User.

The fees under any such sublease agreements are generally expected to mirror the fees of the Phase I Customer Agreement. Sublessees may engage directly with BPGIC such that BPGIC delivers services to them and they pay applicable fees to BPGIC for such services. Sublessees may also interface directly with BPGIC to file complaints and to arrange any surveyor inspections.

Prior to doing any business with BPGIC, BPGIC expects that each potential sublessee will perform an intensive inspection of the BPGIC Terminal. The inspections generally entail an examination of various components of the terminal, including the oil storage tanks, jetty pipelines, internal manifold and operational control room, and various aspects of the operations, including flow rates, contamination rates, oil losses and process documentation.

BPGIC plans to perform a background check on all potential sublessees prior to accepting them as sublessees. BPGIC also plans to coordinate with a third party to perform such background checks and, among other things, confirm that any potential sublessee is not a sanctioned entity.

Pursuant to the Phase I Customer Agreement, the product specifications of the sublessees’ oil products must be approved by BPGIC before any sublessees can deliver any oil products to the BPGIC Terminal. Such oil products must also be in compliance with the Port of Fujairah’s environmental standards, the relevant tank specifications, and must not be considered “hazardous”. BPGIC also retains the right pursuant to the Phase I Customer Agreement to refuse any oil products that are proven to be sanctioned, poor quality or hazardous.

Refinery and Services Agreement

BPGIC recently partnered with Sahara to develop and operate the Sahara Refinery at the BPGIC Terminal adjacent to Phase I and the Phase II site on the remaining available land under the BPGIC Terminal Land Lease at minimal cost to BPGIC. Under the terms of the partnership, Sahara will finance and arrange the development, construction and commissioning of a modular refinery on a parcel of BPGIC’s remaining unutilized land under the BPGIC Terminal Land Lease. Sahara will engage an EPC Contractor to design and procure construction and commission of the Sahara Refinery. BPGIC currently expects that the Sahara Refinery will be completed by the First Quarter of 2020, and will commence operations in the First Quarter of 2020. Upon completion, the Sahara Refinery will be owned by a subsidiary of Sahara and operated by BPGIC for Sahara’s exclusive use. The Sahara Refinery will be amongst the first refineries in the MENA region capable of supplying IMO 2020 compliant 0.5% sulphur content shipping fuel. The facility is initially expected to have an initial production capacity of 24,000 b/d. In connection with the Sahara Refinery, BPGIC has agreed to provide storage capacity of approximately 178,716 m3 shell capacity to Sahara in five storage tanks in Phase I.

Land Utilization, Storage Services, and Refinery Operations Fee

Under the terms of the Refinery and Services Agreement, Sahara will pay to BPGIC a monthly fee equal to the greater of a specified price per barrel per day and a minimum fee for the utilization of the plot of land on which the Sahara Refinery is located, the storage capacity, and the refinery services that BPGIC will provide to Sahara. A monthly payment, in an amount no less than the minimum fee, will be owed to BPGIC regardless of whether Sahara uses the storage capacity or the Sahara Refinery.

Ancillary Services Fee

In connection with Sahara’s use of part of the Phase I storage capacity and pursuant to a contemplated Oil Storage Contract with Sahara (the “Sahara Oil Storage Contract”) BPGIC will charge Sahara variable fees based on usage for the following ancillary services:

•        Throughput Fees.    Pursuant to the Sahara Oil Storage Contract, Sahara will be required to pay BPGIC a monthly fee based upon the total volume of oil products delivered from the BPGIC Terminal to the Port of Fujairah’s berths and from the Port of Fujairah’s berths to the BPGIC Terminal during an applicable month at the contracted rate per m3. Each month, Sahara will be allocated an initial amount of throughput volume at no charge that corresponds with the monthly storage capacity leased by it, and Sahara will lease five Phase I storage tanks with an aggregate storage capacity of approximately 178,716 m3 each month. Sahara will be required to pay BPGIC throughput fees on throughput volume to the extent the aggregate amount of throughput volume provided by BPGIC exceeds such initial amount. The revenue BPGIC generates from such service fees varies based upon, among other factors, the volume of oil products exiting the BPGIC Terminal. As Sahara utilizes the ancillary services, which involves sending and receiving oil products to and from the terminal, it will lead to corresponding increases in the throughput volumes delivered.

•        Blending and Circulation Fees.    Pursuant to the Sahara Oil Storage Contract, Sahara will be required to pay BPGIC a monthly fee based upon the total time that oil products were circulated during an applicable month at the contracted rate per hour. The revenue BPGIC generates from such service fees will vary based upon the activity levels of Sahara.

•        Heating Fees.    Pursuant to the Sahara Oil Storage Contract, Sahara will be required to pay BPGIC a monthly fee based upon the total time that oil products were heated up to a specified temperature during an applicable month at the contracted rate per hour. The revenue BPGIC generates from such service fees will vary based upon the activity levels of Sahara.

•        Inter-Tank Transfer Fees.    Pursuant to the Sahara Oil Storage Contract, Sahara will be required to pay BPGIC a monthly fee based upon the total volume of oil products transferred between oil storage tanks during an applicable month at the contracted rate per m3. The revenue BPGIC generates from such service fees will vary based upon the activity levels of Sahara.

Profit Sharing

Pursuant to the Refinery and Services Agreement, Sahara and BPGIC have agreed to share all profits which Sahara earns from any and all business introduced to Sahara by BPGIC that is associated with the Sahara Refinery. The terms of this profit sharing arrangement will be negotiated when the situation arises.

BPGIC Sahara Energy Alliance FZE

The Sahara Refinery is expected to be owned by a wholly-owned subsidiary of Sahara, BPGIC Sahara Energy Alliance FZE, an entity to be licensed by the Fujairah Free Zone Authority. BPGIC granted Sahara a royalty free, non-exclusive license to include the tradename “BPGIC” in the name of the subsidiary and will allow the subsidiary to use the same solely in connection with the Sahara Refinery. In the event of the termination of any of the parties’ agreements, Sahara is required to remove the tradename “BPGIC” from the subsidiary’s registered name within a reasonable period of time.

Expansion

While the Sahara Refinery will initially have a maximum capacity of 24,000 bpd, the Refinery and Services Agreement contemplates refinery facilities of up to 250,000 bpd subject to BPGIC securing additional land to locate the expanded facilities and building additional storage facilities. BPGIC intends to use the Phase III Land, if secured through a final land lease, for this expansion.

Phase II End User Agreement and Phase II Customer Agreement

As was the case with Phase I, in order to de-risk the start-up of operations of Phase II, on June 27, 2018, BPGIC entered into the Phase II End User Agreement with the Phase II End User, an international commodities trading company. The Phase II End User agreed to lease all eight oil storage tanks in Phase II. The Phase II End User Agreement provides that the Phase II End User will pay (i) a monthly fixed storage fee to lease all of Phase II’s storage capacity (irrespective of whether the Phase II End User uses any storage capacity) and (ii) monthly variable ancillary service fees based on the Phase II End User’s usage of the following ancillary services: throughput, blending, heating and inter-tank transfers.

The Phase II End User is an international commodities trading company. Its activities include sourcing, marketing, trading and distributing crude oil and oil products. Generally, its goals are to continue to maintain its long-term business relationships, apply innovative trading solutions and help smooth worldwide energy markets. The Phase II End User primarily acts as an intermediary in the oil products and services supply chain by obtaining purchase or service orders for certain oil products (including crude oil) from oil companies and then working with service providers like BPGIC to fulfil such orders. BPGIC expects the Phase II End User to utilize BPGIC’s storage and ancillary services to fulfil the needs of its customers. BPGIC expects its revenue for its ancillary services to vary based on the orders the Phase II End User receives from its customers.

In September 2019, with the consent of the Phase II End User, BPGIC entered into the Phase II Customer Agreement to restructure its relationship with the Phase II End User. Pursuant to the Phase II Customer Agreement, BPGIC has agreed to lease the Phase II facility, once operational, to the Phase I & II Customer on identical price terms and otherwise substantially similar terms as those of the Phase II End User Agreement, and in connection therewith, the Phase I & II Customer assumed BPGIC’s rights and obligations under the Phase II End User Agreement. The Phase I & II Customer will become BPGIC’s customer with respect to Phase II once it becomes operational, which is expected to occur during the Second Quarter of 2020. Like the Phase II End User, the Phase I & II Customer will be required to pay (i) a monthly fixed storage fee to lease all of Phase II’s storage capacity and (ii) monthly variable ancillary service fees for the following ancillary services: throughput, blending, heating and inter-tank transfers. The Phase I & II Customer is required to satisfy any amounts due for the monthly fixed storage fee in advance for each applicable month. Because the Phase I & II Customer agreed to sublease the facility to the Phase II End User, BPGIC’s monthly revenue for ancillary services depends on the extent to which the Phase II End User utilizes the ancillary services. Notwithstanding the sublease, the Phase I & II Customer’s obligation to pay both the monthly fixed storage fee and the ancillary services fees to BPGIC is independent of the Phase II End User’s obligation to pay, and actual payment to, the Phase I & II Customer. Similar to the commencement of operations for Phase I, BPGIC may initially commence operations of Phase II in accordance with certain required safety measures and ramp up utilization of its storage capacity and ancillary services over time to mitigate any potential operational risks. This would impact the amount of storage and ancillary service fees BPGIC would earn during the first quarter of operations under the Phase II Customer Agreement.

Storage Fee

Upon the commencement of the Phase II Customer Agreement, the Phase I & II Customer will be required to pay the contracted rate per m3 per month. Every two years, BPGIC will have the option to seek to adjust the storage fee to the applicable market price, as determined by mutual agreement. In connection with such determinations, BPGIC plans to consider various factors, including the availability of storage capacity in the Fujairah region and the storage rate charged by other crude oil storage companies in the region. BPGIC also plans to act reasonably and to provide the Phase I & II Customer with supporting documentation to justify any proposed rate changes. Following an adjustment to the storage fee, the Phase I & II Customer will then be required to pay the higher of: (i) the contracted floor price per m3 and (ii) the agreed market price for storage. These fees will be owed to BPGIC regardless of the storage capacity actually used by the Phase I & II Customer.

Ancillary Services

Upon the commencement of the Phase II Customer Agreement, BPGIC will charge the Phase I & II Customer variable fees based on usage for the following ancillary services:

Throughput Fees.    Pursuant to the Phase II Customer Agreement, the Phase I & II Customer will be required to pay BPGIC a monthly fee based upon the total volume of oil products delivered from the BPGIC Terminal to the Port of Fujairah’s berths and the VLCC jetty, or from the berths and the VLCC jetty to the BPGIC Terminal, as applicable, during an applicable month at the contracted rate per m3. Each month the Phase I & II Customer will be allocated an initial amount of throughput volume at no charge that corresponds with the monthly storage capacity leased by it. As the Phase I & II Customer will lease all the storage capacity of Phase II, the amount is approximately 601,261 m3 each month. The Phase I & II Customer will be required to pay BPGIC throughput fees on throughput volume to the extent the aggregate amount of throughput volume provided by BPGIC exceeds such initial amount. The revenue BPGIC generates from such service fees will vary based upon, among other factors, the volume of oil products exiting the BPGIC Terminal. As the Phase I & II Customer’s sublessee, the Phase II End User, utilizes the ancillary services, which involves sending and receiving oil products to and from the terminal, it will lead to corresponding increases in the throughput volumes delivered to the extent BPGIC sends oil products to the Port of Fujairah’s berths and the VLCC jetty, as applicable.

Blending Fees.    Pursuant to the Phase II Customer Agreement, the Phase I & II Customer will be required to pay BPGIC a monthly fee based upon the total volume of oil products blended during the blending processes performed during an applicable month at the contracted rate per m3. The Phase I & II Customer is responsible for providing BPGIC with blend specifications, the component oil products and any additives in connection with any blend request. The revenue BPGIC generates from such service fees will vary based upon the activity levels of the Phase I & II Customer’s sublessee, the Phase II End User.

Heating Fees.    Pursuant to the Phase II Customer Agreement, the Phase I & II Customer will be required to pay BPGIC a monthly fee based upon the total volume of oil products heated during an applicable month at the contracted rate per m3. The revenue BPGIC generates from such service fees will vary based upon the activity levels of the Phase I & II Customer’s sublessee, the Phase II End User.

Inter-Tank Transfer Fees.    Pursuant to the Phase II Customer Agreement, the Phase I & II Customer is required to pay BPGIC a monthly fee based upon the total volume of oil products transferred between oil storage tanks during an applicable month at the contracted rate per m3. The revenue BPGIC generates from such service fees will vary based upon the activity levels of the Phase I & II Customer’s sublessee, the Phase II End User.

The term of the Phase II Customer Agreement, which, subject to adjustment for construction delays, will commence on January 1, 2020, is five years and renews automatically for another five years. Pursuant to the Phase II Customer Agreement, following the Phase I & II Customer’s failure to cure a default for non-payment or the commencement of insolvency proceedings against it, BPGIC could terminate the agreement, prevent the Phase I & II Customer from discharging any oil products from the oil storage tanks and exercise any other remedies available at law or equity. Following a termination for default, the Phase I & II Customer would be required to pay BPGIC a termination fee equal to the aggregate amount that would have become due over the following year. In the event that insolvency proceedings are commenced against BPGIC or the expected completion time for the construction of Phase II, which is January 1, 2020, is exceeded by Audex and BPGIC fails to provide the Phase I & II Customer with regular updates on the readiness of Phase II well in advance of the expected construction completion time, the Phase I & II Customer would have the option to terminate the Phase II Customer Agreement. Any delays in or failures of performance by either party will not constitute a default or give rise to liability to the extent that such delays or failures are caused by events or circumstances that would be considered a “force majeure” event under the Phase II Customer Agreement. Force majeure events include events that are not within the reasonable control of the parties and that the parties may be unable to foresee or prevent, including acts of war, terrorism and certain natural disasters.

The Phase II Customer Agreement provides that any fees charged by the Port of Fujairah in respect of the Phase I & II Customer, including transportation, loading, unloading, use of berths, marine charges, administration charges, penalties and/or use of any of the Port of Fujairah’s facilities, shall be paid by the Phase I & II Customer.

Sublessees

The Phase II Customer Agreement contemplates that the Phase I & II Customer, subject to BPGIC’s prior approval, may enter into sublease agreements from time to time to assign its rights under the Phase II Customer Agreement to sublessees. By assuming BPGIC’s rights and obligations under the Phase II End User Agreement, the Phase I & II Customer subleased the Phase II facility to the Phase II End User. Notwithstanding the sublease to the Phase II End User, the Phase I & II Customer is responsible for both the storage fee and the ancillary service fee without regard to whether the Phase I & II Customer receives payment from the Phase II End User.

The fees under any such sublease agreements are generally expected to mirror the fees of the Phase II Customer Agreement. Sublessees may engage directly with BPGIC such that BPGIC delivers services to them and they pay applicable fees to BPGIC for such services. Sublessees may also interface directly with BPGIC to file complaints and to arrange any surveyor inspections.

Prior to doing any business with BPGIC, BPGIC expects that each potential sublessee will perform an intensive inspection of the BPGIC Terminal. The inspections generally entail an examination of various components of the terminal, including the oil storage tanks, jetty pipelines, internal manifold and operational control room, and various aspects of the operations, including flow rates, contamination rates, oil losses and process documentation.

BPGIC plans to perform a background check on all potential sublessees prior to accepting them as sublessees. BPGIC also plans to coordinate with a third party to perform such background checks and, among other things, confirm that any potential sublessee is not a sanctioned entity.

Pursuant to the Phase II Customer Agreement, the product specifications of the sublessee’s oil products must be approved by BPGIC before any sublessees can deliver any oil products to the BPGIC Terminal. Such oil products must also be in compliance with the Port of Fujairah’s environmental standards, the relevant tank specifications, and must not be considered “hazardous”. BPGIC also retains the right pursuant to the Phase II Customer Agreement to refuse any oil products that are proven to be sanctioned, poor quality or hazardous.

Security and Business Resilience

The BPGIC Terminal has a high degree of security. It has security cameras in various strategic locations inside and outside of the terminal. Fire alarm and detection systems are installed in all facilities and oil storage tanks. The terminal has firefighters on-site and conducts a fire drill every three months. The lighting system covers all areas of the facility on a 24-hour, seven day a week basis. The majority of the lights are solar powered and use LED lighting, reducing energy costs. The BPGIC Terminal is operational 24 hours a day and is pass-card protected. There are also multiple levels of clearance for employees and contractors.

BPGIC is committed to improving its security on an ongoing basis, while assuring quality service and continued customer satisfaction. BPGIC’s corporate security policy is designed to protect BPGIC’s personnel, assets, reputation and customers’ interests by employing the highest corporate, ethical and operational standards to meet BPGIC’s vision of excellence.

BPGIC’s security and business resilience objectives are met through the implementation of a planned set of security standards initiatives and internal programs. These are consistent with the relevant international security legislation and appropriately recognized and accredited quality management systems. All Phase I oil storage tanks are certified to the relevant NFPA and API industry and international standards. In accordance with NFPA standards, all Phase I oil storage tanks have been constructed to withstand high levels of radiation.

Environmental and Safety and Maintenance Matters

BPGIC is subject to laws and regulations relating to the protection of the environment and natural resources including, among other things, the management of hazardous substances, the storage and handling of hazardous waste, the control of air emissions and water discharges and the remediation of contaminated sites. BPGIC is also subject to health and safety regulations including, among other things, noise, workplace health and safety and regulations governing the handling, transport and packing of hazardous materials. Compliance with these laws and regulations may require the attainment of permits to conduct regulated activities; restrict the type, quantities and concentration of pollutants that may be emitted or discharged into or onto to the land, air and water; restrict the handling and disposal of solid and hazardous wastes; apply specific health and safety criteria addressing worker protection; and require remedial measures to mitigate pollution from former and on-going operations. While these laws and regulations affect BPGIC’s maintenance capital expenditures and net income, BPGIC believes it does not affect its competitive position, as the operations of its competitors are similarly affected.

BPGIC’s facilities are in substantial compliance with applicable environmental and other laws and regulations, including security and safety at work laws. However, these laws and regulations are subject to change by regulatory authorities, and continued or future compliance with such laws and regulations, or changes in the interpretation of such laws and regulations, may require BPGIC to incur expenditures. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit some or all of BPGIC’s operations. Additionally, a discharge of hazardous waste into the environment could, to the extent that the event is not fully insured, subject BPGIC to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims made by third parties for claims for personal injury and property damage. These impacts could directly and indirectly affect BPGIC’s business, and have an adverse impact on its financial position, results of operations and liquidity. See “Risk Factors — Risks relating to BPGIC — BPGIC may incur significant costs to maintain compliance with, or address liabilities under, environmental, health and safety regulation applicable to its business”.

BPGIC has a corporate health and safety program to govern the way it conducts its operations at its facilities. Each of the employees and consultants is required to understand and follow the health and safety plan and have the necessary training for certain tasks performed at the facilities. BPGIC performs preventive and normal maintenance on all of its oil storage tanks and systems and makes repairs and replacements when necessary or appropriate. BPGIC also conducts routine and required inspections of such assets in accordance with applicable regulation. Most of the oil storage tanks are equipped with internal floating roofs in accordance with industry requirements to minimize regulated emissions and prevent potentially flammable vapor accumulation. The soil surrounding the oil storage tanks is capable of resisting oil penetration and has an oil leakage detection system in place, which is intended to minimize the effects of any oil leakage and potential oil pollution. The terminal facilities also have response plans, spill prevention and control plans, and other programs in place to respond to emergencies.

Information Technology and Operating Systems

The BPGIC Terminal’s IT systems, including the IT systems in BPGIC’s operational control room, are configured to remain in operation, including under abnormal conditions. Appropriate manual backup procedures and automatic processes have been devised to support the terminal’s operations in case of any unexpected system downtime or failure. The terminal’s four physical servers have redundant power supply sources and there is an on-site standby server to accommodate for a server shutdown. The majority of BPGIC’s IT systems have been provided by the ABB Group and Intelex Technologies, Inc.

In order to prevent both a disruption of BPGIC’s operations as well as to safeguard users’ data, automatic and manual data back-up procedures and recovery plans are in place to save and restore data and systems. System data and network device configurations are saved on external hard-disk drives and secured by third-party cloud service providers. The IT operations are maintained on a 24/7 basis, with automatic monitoring of all systems, emergency and standby duties, and third-party support and maintenance agreements in place where needed. The network infrastructure is periodically tested to ensure compliance with applicable security and performance requirements and appropriate tests are performed to ensure system security and performance are not compromised in connection with any updates to the IT infrastructure.

In order to ensure a high degree of IT security, BPGIC has procedures in place to prevent external threats to the IT systems. All files and emails exchanged over BPGIC’s network are scanned. A web filtering policy in the firewall prevents access to websites with vulnerabilities. A centrally managed anti-virus software with daily reporting of threats and vulnerabilities is installed in all user machines and servers at the BPGIC Terminal. In addition, the network is logically segmented between users, employees and network guests and provides different levels access to different users. For more information regarding the risks associated with BPGIC’s information technology and operating systems, see “Risk Factors — Risks relating to BPGIC — BPGIC is dependent on its IT and operational systems, which may fail or be subject to disruption”.

BPGIC plans to install an online ordering system in due course, which would enable users to place storage, heating and blending orders and track order statuses in real-time. For more information regarding the customer ordering process, see “Business of BPGIC — The BPGIC Terminal — Phase I — Customer Ordering Process”.

Employees

BPGIC is led by the Senior Management team which has extensive technical, operational and management experience in the oil storage terminal industry. As at June 30, 2019, BPGIC had employed 17 employees and 48 contractors. BPGIC commenced hiring of its experienced operational staff in the second half of 2017, so that it would have a full complement of staff ready when Phase I operations commenced in December 2017. The 48 contractors are engaged under third-party outsourcing contracts and the 16 employees are engaged under individual employment contracts.

All 48 of the contractors are contracted through Flowi Facility Management LLC (“Flowi”), a subsidiary of MUC. The 48 contractors serve in various roles in several of BPGIC’s departments, including operations, information technology and health and safety. Pursuant to BPGIC’s contract with Flowi, dated April 1, 2017, as extended, (the “Flowi Agreement”), Flowi is contractually obligated to release all 48 contractors from its employment and transfer them to BPGIC’s employment after contract completion. BPGIC management is currently considering whether to extend the Flowi Agreement for another year. For more information regarding Senior Management, see the section entitled “Management of Pubco Following the Business Combination”.

In addition to the BPGIC Terminal Office Building, BPGIC also has a small administrative office in the emirate of Abu Dhabi.

BPGIC believes that the material terms of its third-party sourcing contracts and employment agreements are customary for the UAE and the oil storage industry and that it has a good relationship with its employees and contractors.

The following table sets out the number of employees and contractors employed by BPGIC at June 30, 2019 by main location.

Location
	As at December 31,		As at June 30, 2019
	2017	2018
Fujairah	6	55	56
Abu Dhabi	3	8	9
Total	9	63	65

Insurance

BPGIC’s operations and assets are insured under an insurance program administered by Lockton Insurance Brokers — Dubai, an insurance broker. The program covers the Phase I facilities and related assets, and the liabilities of the Phase I operations and BPGIC. The major elements of this program are property damage, business interruption, terrorism and political violence, worker’s compensation, environmental liability, employer liability, directors’ and officers’ liability insurance, personal injury and third-party liability, including that of terminal operators. BPGIC additionally maintains local insurance, including healthcare and other insurance required by BPGIC’s jurisdiction.

Premiums are allocated based on the insured values, history of claims and type of risk. BPGIC believes that the amount of coverage provided is comprehensive and appropriate for its business.

Legal Proceedings

From time to time, we may be involved in legal proceedings in the ordinary course of our business. We are currently not a party to any material legal or administrative proceedings.

Regulations of BPGIC

BPGIC’s operations are subject to various laws, standards and regulations relating to the oil and gas industry. BPGIC’s operations are extensively regulated by national and local authorities in the United Arab Emirates, including with respect to labor, health, safety, environment and licensing requirements. Additional requirements may also be imposed on BPGIC in connection with new or existing operations, including as a result of different or more stringent interpretation or enforcement of existing laws and regulations or a change in the laws and regulations. These additional requirements may not be anticipated by us. As a consequence, BPGIC may need to change its operations significantly or incur increased costs in order to comply with such requirements. Compliance with any additional environmental requirements may be costly and time-consuming. In addition, violations of any new or existing requirements could result in substantial fines or liabilities; delays in securing, or the inability to secure and maintain, permits, authorizations or licenses necessary for BPGIC’s business; injunctions; reputational damage; and other negative consequences, which may result in lost revenue and reputational damage.

Environmental standards

BPGIC is subject to laws and regulations relating to the protection of the environment and natural resources including, among other things, the management of hazardous substances, the storage and handling of hazardous waste, the control of air emissions and water discharges and the remediation of contaminated sites. Non-compliance with environmental regulations could result in severe fines, increased costs, and suspension or permanent shut down of activities. BPGIC’s operations are subject to the environmental risks inherent in the oil and gas sector. BPGIC’s operations are or may become subject to laws and regulations, including applicable international conventions, controlling the discharge of materials into the environment, pollution, contamination and hazardous waste disposal or otherwise relating to the protection of the environment.

Specifically, BPGIC is subject to environmental laws and regulations in the United Arab Emirates. Environmental laws and regulations applicable to BPGIC’s business activities, or which may become applicable, could impose significant liability on BPGIC for damages, clean-up costs, fines and penalties in the event of oil spills or similar discharges of pollutants or contaminants into the environment or improper disposal of hazardous waste generated in the course of operations. To date, such laws and regulations have not had a material adverse effect on BPGIC’s operating results, and BPGIC has not experienced an accident that has exposed it to material liability arising out of or relating to discharges of pollutants into the environment. However, there can be no assurance that such accidents will not occur in the future. Legislative, judicial and regulatory responses to such an incident could substantially increase BPGIC’s and/or BPGIC’s clients’ liabilities. In addition to potential increased liabilities, such legislative, judicial or regulatory action could impose increased financial, insurance or other requirements that may adversely impact the entire oil industry.

The legal frameworks in the United Arab Emirates for environmental protection are under continual development and, in time, relevant legislative bodies may impose stricter environmental regulations or apply existing regulations more strictly, including regulations regarding discharges into air and water, the handling and disposal of solid and hazardous waste, land use and reclamation and remediation of contamination. Compliance with environmental laws, regulations and standards, where applicable, may require BPGIC to make significant capital expenditures, such as the installation of costly equipment or operational changes. These costs could have a material adverse effect on BPGIC’s business, financial position, results of operation and prospects. Any failure to comply with applicable laws and regulations may result in reputational damage to us, administrative and civil penalties, criminal sanctions or the suspension or termination of BPGIC’s operations. Failure to comply with these statutes and regulations may subject BPGIC to civil or criminal enforcement action, which may not be covered by contractual indemnification or insurance and could have a material adverse effect on BPGIC’s financial position, operating results and cash flows. New laws and government regulations or changes to existing laws and government regulations may add to costs, limit BPGIC’s operations or reduce demand for BPGIC’s services.

Health and safety standards

BPGIC is subject to health and safety regulations in the United Arab Emirates including, among other things, noise, workplace health and safety and regulations governing the handling, transport and packing of hazardous materials. Compliance with these laws and regulations may require the attainment of permits to conduct regulated activities; restrict the handling and disposal of solid and hazardous wastes; and apply specific health and safety criteria addressing worker protection. These laws and regulations are subject to change by regulatory authorities, and continued or future compliance with such laws and regulations, or changes in the interpretation of such laws and regulations, may require BPGIC to incur expenditures. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions that may limit or prohibit some or all of BPGIC’s operations. These impacts could directly and indirectly affect BPGIC’s business, and have an adverse impact on its financial position, results of operations and liquidity.

BPGIC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with our financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we describe under “Risk Factors” and elsewhere in this proxy statement/prospectus. See “Forward Looking Statements.”

In this section, references to “we,” “us,” “BPGIC” and “our” are intended to refer to BPGIC, unless the context clearly indicates otherwise.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations is presented below in seven sections:

•        Overview

•        Key Factors Affecting the Historical and Future Results of Operations

•        Results of Operations

•        Liquidity and Capital Resources

•        Trend Information

•        Related Party Transactions

•        Other Risk Disclosures

OVERVIEW

BPGIC is an oil storage and service provider strategically located in the Port of Fujairah in the emirate of Fujairah in the UAE. BPGIC’s vision is to develop an oil storage business that differentiates itself from competitors by providing its customers with fast order processing times, excellent customer service and high accuracy blending services with low oil losses. BPGIC has a 60-year lease of land for its operations located in close proximity to the Port of Fujairah’s berth connection points. BPGIC is initially developing the BPGIC Terminal’s storage capacity in two phases, Phase I, which is already operational, and Phase II, which is under construction, and simultaneously in partnership with Sahara, is working on developing the Sahara Refinery, a modular refinery. Phase I commenced operations in December 2017, Phase II is currently under construction, and the Sahara Refinery is under development.

Tank storage facilities play a vital role in the business of refined petroleum products, crude oil and liquid chemicals. They serve as a critical logistical midstream link between the upstream (exploration and production) and the downstream (refining) segments of the refined petroleum product and crude oil industry. They are used to store primary, intermediate and end products and facilitate a continuous supply of the required feedstock to refineries and chemical plants in the processing industry on the one hand and absorb fluctuations in sales volumes on the other.

KEY FACTORS AFFECTING OUR RESULTS OF OPERATIONS

The following factors can affect the results of our operations:

End Users versus Customers

Commencing in August 2019, BPGIC’s sole contractual customer changed although the end-user of its facilities remained the same. In August 2019, BPGIC entered into the Phase I Customer Agreement with Phase I & II Customer which became the direct customer of BPGIC. In turn, the Phase I & II Customer subleased BPGIC’s facilities to the existing end user.

Pursuant to the Phase I End User Agreement, the Phase I End User was the sole revenue generating customer of the Company through July 2019. From August 2019 forward, the Phase I End User remained the sole end user of the Phase I facilities, but the Phase I & II Customer became the sole contractual customer of BPGIC.

The Phase I Customer Agreement covers the Phase I facility and contains identical price terms and otherwise substantially the same terms as the previously existing Phase I End User Agreement. Immediately upon entering the Phase I Customer Agreement, the Phase I & II Customer subleased BPGIC’s Phase I facility back to the existing Phase I End User by assuming BPGIC’s rights and obligations under the Phase I End User Agreement.

In September 2019, BPGIC executed the Phase II Customer Agreement with the Phase I & II Customer, covering the Phase II facility and containing identical price terms and otherwise substantially the same terms as the previously existing Phase II End User Agreement. Immediately upon entering the Phase II Customer Agreement, the Phase I & II Customer subleased the Phase II facility back to the existing Phase II End User by assuming BPGIC’s rights and obligations under the Phase II End User Agreement.

Pursuant to the Phase II End User Agreement, the Phase II End User is not expected to begin occupying the Phase II facility or using BPGIC’s services until the Phase II facility is operational which is currently estimated to occur in the Second Quarter of 2020. Once the Phase II facility is operational, the Phase II End User will utilize the facility as the sub-lessee of the Phase I & II Customer who will be the direct customer of BPGIC.

Upon operational commencement of the Sahara Refinery, currently anticipated to occur in the First Quarter of 2020, a portion of BPGIC’s Phase I facilities covered by the Phase I Customer Agreement will be carved out from that contract, so that BPGIC can utilize them in support of the Sahara Refinery. The portion of Phase I to be so removed from the Phase I Customer Agreement is five storage tanks, comprising approximately 45% of the Phase I capacity. Thereafter, as a result, Sahara will become the customer and end user of those storage tanks in connection with the operations of the Sahara Refinery.

Customer Concentration

The Phase I & II Customer is currently BPGIC’s only customer, and BPGIC is currently reliant on it for all of its revenues. For the year ended December 31, 2018, the Phase I End User accounted for 100 percent of BPGIC’s revenues. For the six months ended June 30, 2019, the Phase I End User accounted for 100 percent of BPGIC’s revenues.

Historically, BPGIC’s monthly revenue was primarily driven by the monthly fixed storage fee it charged the Phase I End User to use all of Phase I’s storage capacity, which remained the same each month regardless of whether the Phase I End User used any storage capacity. This fixed storage fee, which was billed monthly in advance, represented the lease of storage capacity and the service provided to the customer for handling an agreed level of throughput of fuel oil and clean products. The fixed storage fee was allocated to the lease and service components based on their relative stand-alone selling price, which was based on an analysis of lease-related and service-related costs for the contract, adjusted for representative profit margins. The lease component was recognized on a straight-line basis over the term of the initial lease and the service component was recognized over time as the customer simultaneously received and consumed the benefits provided by the Company’s performance. To a slightly lesser extent, BPGIC’s historical monthly revenue was impacted by the monthly variable ancillary service fees it charged the Phase I End User, which varied each month based on the Phase I End User’s usage of the ancillary services.

Currently, BPGIC’s monthly revenue is primarily driven by the monthly fixed storage fee it charges the Phase I & II Customer to use all of Phase I’s storage capacity, which remains the same each month irrespective of whether the Phase I & II Customer uses any storage capacity. This fixed storage fee, which is billed monthly in advance, represents the lease of storage capacity and the service provided to the customer for handling an agreed level of throughput of fuel oil and clean products. The fixed storage fee is allocated to the lease and service components based on their relative stand-alone selling price, which is based on an analysis of lease-related and service-related costs for the contract, adjusted for representative profit margins. The lease component is recognized on a straight-line basis over the term of the initial lease and the service component is recognized over time as the customer simultaneously receives and consumes the benefits provided by the Company’s performance. To a slightly lesser extent, BPGIC’s monthly revenue is impacted by the monthly variable ancillary service fees it charges the Phase I & II Customer, which vary each month based on the Phase I & II Customer’s usage of the following ancillary services: throughput, blending, heating and inter-tank transfers. BPGIC’s monthly revenue ultimately varies based on the Phase I End User’s usage of the ancillary services.

In March 2019, BPGIC entered into the five-year Refinery and Services agreement with Sahara to operate the Sahara Refinery, a modular refinery to be developed, installed and owned by Sahara, or a wholly-owned subsidiary of Sahara, at the BPGIC Terminal. Pursuant to the terms of the Refinery and Services Agreement, Sahara’s payment obligations thereunder will commence on the first date of operation of the Sahara Refinery, which is expected to occur during the First Quarter of 2020. BPGIC expects to provide refinery operation services, usage of five Phase I storage tanks currently leased by the Phase I & II Customer, and ancillary services to Sahara. Fees under the Refinery and Services Agreement are equal to the greater of (i) a fixed fee per barrel per day, and (ii) a minimum fee. BPGIC also expects to provide ancillary services to Sahara at the Phase I facility in connection with the Phase I storage capacity that Sahara will rent. To the extent BPGIC receives fees from Sahara, it would reduce BPGIC’s dependence on the Phase I & II Customer for revenues.

For more information regarding the terms of the Principal Customer Agreements, see the discussion of the Principal Customer Agreements contained in the sections entitled “Business of BPGIC — Phase I End User Agreement and the Phase I Customer Agreement,” “Business of BPGIC — Phase II End User Agreement and Phase II Customer Agreement”, and “Business of BPGIC — Refinery and Services Agreement” and for more information regarding the related risks, see “Risk Factors — Risks relating to BPGIC — BPGIC is currently reliant on the Phase I & II Customer for all of its revenues and any material non-payment or non-performance by the Phase I & II Customer would have a material impact on BPGIC’s business, financial condition and results of operations”, “Risk Factors — Risks relating to BPGIC—BPGIC will be become reliant on Sahara for all of its Sahara Refinery revenues, and the termination of the Refinery and Services Agreement would have a material adverse effect on BPGIC’s financial condition and results of operations.” “Risk Factors — Risks relating to BPGIC — BPGIC will be become reliant on the Phase I & II Customer for all of its Phase II revenues, and the termination of the Phase II Customer Agreement and the failure to find a replacement for the Phase I & II Customer would have a material adverse effect on BPGIC’s financial condition and results of operations.”

BPGIC’s Cost Structure and Margins

BPGIC’s revenues currently come, and are expected to continue to come, from two types of fees, fixed fees for storage and variable fees for ancillary services. Once the Sahara Refinery is operational, BPGIC’s revenues are expected to come from three types of fees, refinery operations fees, fixed fees for storage and variable fees for ancillary services. The mix of these fees affects revenues, operating margins and net income. In particular, the relatively high fixed price nature of the Company’s operations could result in lower profit margins if certain costs were to increase and BPGIC was not able to offset the increase in costs with sufficient increases in its storage or ancillary service fees or the end users’ utilization of BPGIC’s ancillary services.

BPGIC’s direct costs, which are comprised principally of employee costs with related benefits and depreciation along with indirect cost of land lease rentals generally remain stable across broad ranges of activity levels at the BPGIC Terminal and, as discussed above, its storage fee revenues are fixed or will be fixed, as the case may be, pursuant to the Principal Customer Agreements. Accordingly, changes in BPGIC’s operating margins are largely driven by the amount of ancillary services provided and the fees BPGIC earns for such services. For more information regarding the related risks, see “Risk Factors — Risks relating to BPGIC — The fixed cost nature of BPGIC’s operations could result in lower profit margins if certain costs were to increase and BPGIC were not able to offset such costs with sufficient increases in its storage or ancillary service fees or the Principal Customers’ utilisation of BPGIC’s ancillary services.”

Once the Sahara Refinery and Phase II facility are operational, our mix of relatively fixed revenue and variable revenue will also depend on ancillary service requirements of Sahara for the Sahara Refinery and the Phase II End User as the sub-lessee of the Phase II facility.

National and International Expansion

BPGIC’s future revenue growth and results of operations will depend on its ability to secure additional land and develop additional facilities or acquire existing facilities on commercially favorable terms both nationally and internationally. The Company operates in a capital-intensive industry that requires a substantial amount of capital and other long-term expenditures, including those relating to the expansion of existing terminal facilities and the development and acquisition of new terminal facilities. Accordingly, BPGIC’s successful expansion also depends on its ability to generate or obtain funds sufficient to make significant capital expenditures.

Oil Market Pricing Structure

Increases or decreases in the price of crude oil has some impact on end-user demand for our ancillary services, unlike demand for storage which is fully contractually committed at fixed rates. For instance, when the expected future price for an oil product is believed to be higher than the current market price for that product, it is said to be in a “contango market.” In such a market, oil traders are more likely to store the product and put a hold on processing the product via ancillary services, until there is an upward revision in prices. Vice versa if the expected future price for an oil product is believed to be lower than the current market price for that product, it is said to be in a “backwardation market.” In such a market, oil traders are more likely to process the product via ancillary services in order to sell at the current market price, rather than store the product when future prices are expected to be lower.

Phase III

BPGIC is in the early stages of pursuing a further major expansion near its existing facilities, which it refers to as Phase III. In July 2019, BPGIC executed the Land Lease Initial Agreement, an initial lease agreement to secure the Phase III Land, a new plot of land of approximately 450,000 m2 near its existing facilities. The Phase III Land is the subject of ongoing feasibility studies, which, in parallel with prospective end-user discussions, will enable BPGIC to determine the optimal layout and product mix. Currently, BPGIC plans to use the Phase III Land to (i) further increase its crude oil storage and services capacity and (ii) subject to the further agreement of the parties regarding expansion, to host the remaining 90% of the refinery facilities under the Refinery and Services Agreement and related agreements with Sahara. We expect that Phase III alone could be three-and-a-half (3.5) times the size of the Company’s projected operations post-Phase II and post-the initial refinery phase. Under UAE practice, the effect of the Land Lease Initial Agreement is to reserve the land for BPGIC while it undertakes a more thorough investigation to ensure it is suitable for BPGIC’s needs. BPGIC’s entry into any final lease in respect of the Phase III Land is conditional upon the results of a site inspection, technical design and project feasibility study, as well as the further agreement of the parties. Concurrently, BPGIC is in discussions with top global oil majors, which have expressed interest in securing portions of the capacity of a Phase III facility. As of the date of this proxy statement/prospectus, BPGIC does not yet have any planned capital expenditures in connection with Phase III.

In addition to this specific land for Phase III, BPGIC will continue to pursue additional projects within the Fujairah market, either through partnerships with parties who have land leases or through efforts to secure additional land itself in Fujairah. BPGIC already has in place a contract with an existing customer, Sahara, which has an existing need for more facilities. Specifically, the Sahara Refinery will initially have a maximum capacity of 24,000 bpd, but the Refinery and Services Agreement contemplates refinery facilities of up to 250,000 bpd subject to the further agreement of the parties regarding expansion and BPGIC securing additional land to locate the expanded facilities and building additional storage facilities.

Recent Developments

Sahara Refinery

In March 2019, BPGIC entered into the five-year Refinery and Services Agreement with Sahara to operate the Sahara Refinery, a modular refinery to be developed, installed and owned by Sahara, or a wholly-owned subsidiary of Sahara, at the BPGIC Terminal adjacent to Phase I and the Phase II construction site on the remaining available land under the BPGIC Terminal Land Lease at minimal cost to BPGIC. Pursuant to the terms of the Refinery and Services Agreement, Sahara’s payment obligations thereunder will commence on the first date of operation of the Sahara Refinery. BPGIC expects to provide to the Sahara Refinery for its operation, usage of five Phase I storage tanks, currently leased by the Phase I & II Customer, and ancillary services. Fees under the Refinery and Services Agreement are equal to the greater of (i) a fixed fee per barrel per day, and (ii) a minimum fee. In addition, BPGIC will charge Sahara monthly variable fees based on Sahara’s usage of the ancillary services.

Phase II

In June 2018, BPGIC entered into the Phase II End User Agreement, a five-year lease and service agreement with the Phase II End User, an international commodities trading company. In September 2019, with the approval of the Phase II End User, BPGIC restructured its relationship with the Phase II End User by entering into the Phase Customer Agreement with the Phase I & II Customer. Pursuant to the Phase II Customer Agreement, the term and the payment and performance obligations thereunder will commence upon the completion of Phase II facilities. Fees under the Phase II Customer Agreement are comprised of (i) a monthly fixed fee to use BPGIC’s Phase II storage capacity (regardless of whether the Phase II Customer uses any storage capacity) and (ii) monthly variable fees based on the Phase II Customer’s usage of ancillary services comprising throughput, blending, heating and inter-tank transfers. The Phase II Customer’s usage of ancillary services is driven, in turn, by the activities of its sub-lessee, the Phase II End User.

RESULTS OF OPERATIONS

Description of Operations

We conduct our operations through a dedicated operation team at the BPGIC Terminal. Our operations are categorized into two reported business services: Storage and Ancillary services.

Storage.    We own terminal and storage facilities in the United Arab Emirates in the emirate of Fujairah, currently with 399,324 m3 storage capacity for storage of clean oil. Upon completion of Phase II, a crude oil storage facility, the capacity of the BPGIC Terminal will be expanded by 600,000 m3 increasing the total capacity of the BPGIC Terminal to approximately 1,000,000 m3. From December 2017 when the Company began its operations to February 28, 2018, BPGIC limited the availability of its storage capacity to 40 percent to allow management to test all systems and make any necessary adjustments. On March 1, 2018, BPGIC increased the availability of its storage capacity to approximately 70 percent, and on April 1, 2018, to 100 percent.

Ancillary Services.    Ancillary services are further classified into 4 sub-streams, Blending & Circulation, Heating, Throughput and Intertank Transfer. We began offering ancillary services in April 2018 after management had completed its initial tests of the facility.

BPGIC charges the Phase I & II Customer variable fees based on usage for the following ancillary services:

•        Throughput Fees.    Pursuant to the Phase I Customer Agreement, the Phase I & II Customer is required to pay BPGIC a monthly fee based upon the total volume of oil products delivered from the BPGIC Terminal to the Port of Fujairah’s berths or from the berths to the BPGIC Terminal during an applicable month at the contracted rate per m3. Each month the Phase I & II Customer is allocated an initial amount of throughput volume at no charge that corresponds with the monthly storage capacity leased by it, and since the Phase I & II Customer leases all the storage capacity of the Phase I, the amount is approximately 399,000 m3 each month. The revenue related to the services provided with respect to this throughput are disclosed separately from the lease revenue in our financial statements. The Phase I & II Customer is required to pay BPGIC throughput fees on throughput volume to the extent the aggregate amount of throughput volume provided by BPGIC exceeds such initial amount. The revenue BPGIC generates from such service fees varies based upon, among other factors, the volume of oil products exiting the BPGIC Terminal. As the Phase I & II Customer’s sub-lessee, the Phase I End User, utilizes the ancillary services, which involves sending and receiving oil products to and from the terminal, it will lead to corresponding increases in the throughput volumes delivered to the extent BPGIC sends oil products to the Port of Fujairah’s berths. Upon mutual agreement, BPGIC could charge the Phase I & II Customer a supplementary fee to the extent the Phase I & II Customer exceeds an agreed amount of throughput volume per annum.

•        Blending Fees.    Pursuant to the Phase I Customer Agreement, the Phase I & II Customer is required to pay BPGIC a monthly fee based upon the total volume of oil products blended during the blending processes performed during an applicable month at the contracted rate per m3. The Phase I & II Customer is responsible for providing BPGIC with blend specifications, the component oil products and any additives in connection with any blend request. The revenue BPGIC generates from such service fees varies based upon the activity levels of the Phase I & II Customer’s sub-lessee, the Phase I End User.

•        Heating Fees.    Pursuant to the Phase I Customer Agreement, the Phase I & II Customer is required to pay BPGIC a monthly fee based upon the total volume of oil products heated during an applicable month at the contracted rate per m3. The revenue BPGIC generates from such service fees varies based upon the activity levels of the Phase I & II Customer’s sub-lessee, the Phase I End User.

•        Inter-Tank Transfer Fees.    Pursuant to the Phase I Customer Agreement, the Phase I & II Customer is required to pay BPGIC a monthly fee based upon the total volume of oil products transferred between oil storage tanks during an applicable month at the contracted rate per m3. The revenue BPGIC generates from such service fees varies based upon the activity levels of the Phase I & II Customer’s sub-lessee, the Phase I End User.

Summary Financial Results

In USD	For the Year Ended December 31,		For the Six Months Ended June 30,
	2017 (Restated)	2018	2018	2019
Revenue	89,593	35,839,268	13,796,112	22,042,687
Direct costs	(2,295,809)	(9,607,360)	(4,765,900)	(4,955,436)
GROSS (LOSS) PROFIT	(2,206,216)	26,231,908	9,030,212	17,087,251
General and administrative expenses	(574,266)	(2,029,260)	1,048,846	(1,236,507)
Finance costs	(966,926)	(6,951,923)	(3,318,895)	(3,412,843)
Changes in fair value of derivative financial instruments	—	(1,190,073)	—	(484,603)
(LOSS) PROFIT FOR THE PERIOD	(3,747,408)	16,060,652	4,662,471	11,953,298
(LOSS) PROFIT % to Revenue	—	45%	34%	54%

In the Fourth Quarter of 2017, we began testing operations of the Phase I facilities. In the First Quarter of 2018, we began commercial operations of Phase I facilities at reduced storage capacity with no ancillary services to further test systems and make necessary adjustments. In the Second Quarter of 2018, we began operating at full storage capacity with complete ancillary services.

Revenue

	For the Year Ended December 31,		For the Six Months Ended June 30,
Revenue Breakup	2017 (Restated)	2018	2018	2019
Fixed consideration – leasing component	62,995	14,586,315	6,162,630	8,423,241
Fixed consideration – service component	26,598	6,158,667	2,602,000	3,556,479
Ancillary services	—	15,094,286	5,031,482	10,062,967
Total Revenue	89,593	35,839,268	13,796,112	22,042,687
Revenue Break Up %
Storage fee	100%	58%	64%	54%
Ancillary Services fee	—	42%	36%	46%

Year Ended December 31, 2017 Compared to Year Ended December 31, 2018

Our revenue increased from $0.1 million in 2017 to $35.8 million in 2018 as a result of Phase I facilities becoming commercially operational in the First Quarter of 2018.

Our storage fee revenue increased from $0.1 million in 2017 to $20.7 million in 2018 as a result of Phase I’s storage capacity becoming commercially operational in the First Quarter of 2018.

Our ancillary services fee revenue increased from nil in 2017 to $15.1 million in 2018 as a result of Phase I’s ancillary services becoming commercially operational in the Second Quarter of 2018.

For 2017, storage fees comprised 100% of our total revenue. For 2018, storage fees comprised 58% of our total revenue and ancillary services fees comprised 42% of our total revenue as a result of Phase I’s ancillary services becoming commercially operational in the Second Quarter of 2018.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2019

Our revenue increased by 59.8% from $13.8 million in the six months ended June 30, 2018 to $22 million in the six months ended June 30, 2019 primarily because we operated Phase I at full storage capacity with ancillary services for the six months ended June 30, 2019 whereas we operated Phase I at reduced storage capacity and no ancillary services in the First Quarter of 2018.

Our storage fee revenue increased by 35.2% from $8.8 million in the six months ended June 30, 2018 to $12.0 million in the six months ended June 30, 2019.

Our ancillary fee revenue increased by 102% from $5.0 million in the six months ended June 30, 2018 to $10.1 million in the six months ended June 30, 2019.

Storage fee revenue mix decreased from 67% of total revenue for the six months ended June 30, 2018 to 54.3% of total revenue for the six months ended June 30, 2019 while ancillary services fee revenue mix increased from 36% of total revenue for the six months ended June 30, 2018 to 46% of total revenue for the six months ended June 30, 2019. This change in revenue mix is primarily driven by the fact that only storage revenue was generated in the First Quarter of 2018 whereas both storage and ancillary services revenue were generated in the First Quarter of 2019.

Direct Costs

The Company’s direct costs are comprised principally of employee costs and related benefits, depreciation and, to a lesser extent, insurance and certain other miscellaneous operating costs.

Employee costs and related benefits consist of compensation to employees who provide customer support and services and external contractor costs.

Depreciation expenses consist of depreciation on Phase I’s oil storage tanks, administrative buildings and installations. The Company depreciates these assets using the straight-line depreciation method assuming an average useful life of 50 years for the tanks and 20 to 25 years for the buildings and installations. The Company expects its depreciation expenses will increase following the completion of Phase II and to remain a significant non-cash expense in the future, given the capital-intensive nature of its business.

	For the Year Ended December 31,		For the Six Months Ended June 30,
Direct Costs USD for	2017 (Restated)	2018	2018	2019
Employee costs and related benefits	1,518,794	2,808,702	1,391,241	1,436,320
Depreciation	692,528	5,716,063	2,876,873	2,899,881
Spare parts and consumables used	50,891	592,471	281,233	361,914
Insurance	31,304	377,053	178,679	161,111
Other expenses	2,292	113,071	37,874	96,210
Total Direct Costs	2,295,809	9,607,360	4,765,900	4,955,436

Year ended December 31, 2017 Compared to Year ended December 31, 2018

Direct costs increased by 318.5% from $2.3 million in 2017 to $9.6 million in 2018 as a result of Phase I facilities becoming commercially operational in the First Quarter of 2018.

The most significant component of direct costs is depreciation which increased from $0.7 million in 2017 to $5.7 million because construction of Phase I facilities was completed in Fourth Quarter of 2017 and thus depreciation for the facilities was only recorded for 43 days in 2017 but for was recorded for the full year in 2018.

Employee costs & related benefits increased by 84.9% from $1.5 million in 2017 to $2.8 million in 2018 due to, amongst other things, additional staff associated with the commencement of Phase I operations in 2018 as compared to 2017 when the plant was under construction for the first 11 months of the year, though the operations staff was mobilized beginning in June 2017 for training etc. so that there would not be any loss of hours and to ensure enhanced productivity once Phase I went operational.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2019

Direct costs were consistent in the six months ended June 30, 2019 as compared to the six months ended June 30, 2019 primarily because there was not much change in operation team headcount, which drives employee costs & related benefits, or depreciation which are the major contributors to direct costs. The relative stability of direct costs is the reason that the increase in revenue for the six months ended June 30, 2019 over the six months ended June 30, 2018 resulted in an increase in gross profit margins of the Company.

Gross (Loss) Profit

Year ended December 31, 2017 Compared to Year ended December 31, 2018

Following a gross loss of $2.2 million in 2017, BPGIC had a gross profit of $26.2 million in 2018. The transition from gross loss to gross profit is primarily attributable to the Phase I facility becoming operational from the First Quarter of 2018.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2019

Gross profit increased by 90% from $9.0 million in the six months ended June 30, 2018 to $17.1 million in the six months ended June 30, 2019 primarily because the Company operated Phase I at full capacity for the six months ended June 30, 2019 as compared to reduced capacity in the First Quarter of 2018 while direct costs remained relatively steady.

General and Administrative Expenses

The Company’s general and administrative expenses include costs not directly attributable to the operations of the BPGIC Terminal and consist primarily of compensation costs for its executive, financial, human resources, and administrative functions. Other significant expenses include outside legal counsel, independent auditors and other outside consultants, recruiting, travel, rent and advertising.

	For the Year Ended December 31,		For the Six Months Ended June 30,
General & Administrative Expenses USD	2017 (Restated)	2018	2018	2019
Employee costs and related benefits	287,481	1,178,919	475,044	720,681
Consultancy expenses	54,529	337,491	197,919	184,011
Recruitment expenses	53,912	33,362	25,728	1,361
Travel and related expenses	16,544	11,515	3,352	7,611
Rent Expenses	43,380	22,325	22,325	2,178
Advertisement and subscriptions	37,223	116,495	3,807	11,541
Printing and stationery	12,636	22,713	6,249	17,323
License costs	22,872	19,249	3,822	4,343
Communication expenses	9,379	19,773	6,266	16,883
Other expenses	36,310	267,418	304,334	270,575
Total G&A Expenses	574,266	2,029,260	1,048,846	1,236,507

Year ended December 31, 2017 Compared to Year ended December 31, 2018

General and administrative expenses increased by 253.4% from $0.6 million in 2017 to $2.0 million in 2018. The increased expenses consisted primarily of $1.2 million in employee costs and related benefits, with the balance of the increase attributable to consultancy, recruitment and other working capital expenses. Employee costs increased in 2018 because of an increased headcount including appointments of a CFO, Finance Manager, Legal Secretary, FP&A Manager.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2019

General and administrative expenses increased by 17.9%, from $1 million for the six months ended June 30, 2018 to $1.2 million for the six months ended June 30, 2019, primarily due to the increased employee costs associated with the greater headcount necessary for operation of the Phase I facility at full capacity. Employee costs increased approximately $0.2 million from $0.5 million for the six months ended June 30, 2018 to $0.7 million for the six months ended June 30, 2019 because a majority of the new employees were recruited subsequent to June 30, 2018. Pay revisions in the six months ended June 30, 2019 also contributed to the increase.

Finance Costs

The Company’s finance costs consist of amortization of lease liability interest and interest expense under its Financing Facilities.

The BPGIC Terminal Land Lease entered into in March 2013 has an initial term of 30 years, which is extendable for another 30 years. The Company has concluded that it has the right to use of the land and, accordingly, recorded a lease liability in accordance with IFRS 16. Given the Company’s use of the land, it is reasonably certain that it will continue to lease the land until the end of lease period (i.e. 60 years) and, accordingly, the lease rental amounts cover a period up to 60 years and are discounted at the rate of 9.5% as the incremental borrowing rate of the Company over 60 years.

	For the Year Ended December 31,		For the Six Months Ended June 30,
Finance Cost (USD) for	2017 (Restated)	2018	2018	2019
Interest on lease liability	318,957	1,387,612	687,212	706,314
Finance costs on term loan	647,969	5,564,311	2,631,683	2,706,529
Total Finance Cost	966,926	6,951,923	3,318,895	3,412,843

Year ended December 31, 2017 Compared to Year ended December 31, 2018 2017 Compared to 2018

Finance costs increased from $1.0 million in 2017 to $7.0 million in 2018. In 2018, finance costs consisted almost entirely of $5.6 million in finance costs on term loans under the Phase I Financing Facilities and $1.4 million in interest on lease liability.

During 2017, the interest on lease liability and interest on term loans during the repayment period were capitalized and added to the cost of construction of the Phase I facility and, as a result, the finance costs recorded within the Company’s statement of comprehensive income for the year ended December 31, 2017 were only for the period from November 19, 2017, the date on which Phase I was ready for its intended use, through December 31, 2017. For the year ended December 31, 2018, the majority of finance costs accrued over the period were recorded within the statement of comprehensive income resulting in the high variance between finance costs for the year ended December 31, 2018 as compared to the year ended December 31, 2017.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2019

Finance costs increased 2.8% from $3.3 million for the six months ended June 30, 2018 to $3.4 million for the six months ended June 30, 2019. The increased interest on lease liability was in line with land lease liability computed at a 9.5% discount rate for 60 years and the finance cost on terms loans was as per the repayment schedule for interest settled on term loans during the six months ended June 30, 2019.

Net (Loss) Profit

Year ended December 31, 2017 Compared to Year ended December 31, 2018 2017 Compared to 2018

Following a net loss of $3.7 million in 2017, BPGIC had a net profit of $16.1 million in 2018. The transition from net loss to net profit is primarily attributable to the Phase I facility becoming operational in the First Quarter of 2018.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2019

Net profit increased from $4.7 million in the six months ended June 30, 2018 to $12.0 million in the six months ended June 30, 2019 primarily because the Company operated Phase I at full capacity for the six months ended June 30, 2019 as compared to reduced capacity in the First Quarter of 2018 while direct costs remained relatively steady and general and administrative expenses and finance costs increased at a lower rate than revenue.

Adjusted EBITDA

We define Adjusted EBITDA as profit (loss) before finance costs, income tax expense (currently not applicable in the UAE but included here for reference purposes), depreciation and adjusted for selected items that we believe impact the comparability of financial results between reporting periods. In addition to non-cash items, we have selected items for adjustment to EBITDA which management feels decrease the comparability of our results among periods. These items are identified as those which are generally outside of the results of day-to-day operations of the business. These items are not considered non-recurring, infrequent or unusual, but do erode comparability among periods in which they occur with periods in which they do not occur or occur to a greater or lesser degree. Historically, we have selected items such as lease rental finance cost recognized in accordance with IFRS 16, and changes in fair value of derivative financial instruments. Management believes these types of items can make comparability of the results of day to day operations among periods difficult and have chosen to add back these items to profit (loss) to arrive at the Adjusted EBITDA. We expect to adjust for similar types of items in the future. Although we present selected items that we consider in evaluating our performance, you should be aware that the items presented do not represent all items that affect comparability between the periods presented.

Note About Non-IFRS Financial Measures

Our Adjusted EBITDA improved from negative $2.1 million for the year ended December 31, 2017 to $29.9 million for the year ended December 31, 2018 because of operations during the year.

Our Adjusted EBITDA improved from $10.9 million for the six months ended June 30, 2018 to $18.8 million for the six months ended June 30, 2019 because during 2019 the Phase I facility operated at full capacity as compared to 2018 where for the first three months the storage operations were at reduced capacity with nil ancillary services.

Adjusted EBITDA is not a financial measure presented in accordance with IFRS. Adjusted EBITDA should not be considered in isolation or as a substitute for or superior to analysis of our results, including profit (loss), prepared in accordance with IFRS. Because Adjusted EBITDA is a non-IFRS measure, it may be defined differently by other companies in our industry, our definition of this Non-IFRS financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing the utility. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

We present Adjusted EBITDA as a supplemental performance measure because we believe that the presentation of this non-IFRS financial measure will provide useful information to investors in assessing our financial condition and results of operations. Profit (loss) is the IFRS measure most directly comparable to Adjusted EBITDA. Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect profit (loss). Some limitations of Adjusted EBITDA are:

•        Adjusted EBITDA does not reflect finance costs of, or the cash requirements necessary to service interest on our debts; and

•        Adjusted EBITDA excludes depreciation and although these are non-cash charges, the assets being depreciated may have to be replaced in the future.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable IFRS measure, understanding the difference between Adjusted EBITDA and profit (loss) and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

The following table presents a reconciliation of net income to Adjusted EBITDA, the most directly comparable IFRS financial measure for the various periods:

	For the Year Ended December 31,		For the Six Months Ended June 30,
USD	2017 (Restated)	2018	2018	2019
Profit (loss) for the year/period	(3,747,408)	16,060,652	4,662,471	11,953,298
Adjustments for
Depreciation charge	692,528	5,716,063	2,876,873	2,899,881
Finance costs	966,926	6,951,923	3,318,895	3,412,843
Changes in fair value of derivative instruments	—	1,190,073	—	484,603
Total Adjustments	1,659,454	13,858,059	6,195,768	6,797,327
Adjusted EBITDA	(2,0857,954)	29,918,711	10,858,239	18,750,625
Revenues	89,593	35,839,268	13,796,112	22,042,687
Adjusted EBITDA % of Revenues	—	83.48%	78.70%	85.06%

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our capital requirements have primarily been for capital expenditures related to the development of Phase I and Phase II, debt service, operating expenses, and shareholder distributions. Historically, we have funded our capital requirements through the Financing Facilities and equity contributions. We anticipate funding our future capital requirements and debt service payments with cash generated from our operations, funds received through the Business Combination and future borrowings. To the extent we choose to seek additional financing in the future (whether for development, acquisition opportunities as they arise or the refinancing of the Financing Facilities when due at more favorable terms), we expect to fund such activities through cash generated from operations and through securing further debt financing from banks and the capital markets.

On December 31, 2018, we had a bank overdraft position due to ongoing discussions with our bank regarding the restructuring of our loan facilities, and on June 30, 2019, we had cash of $6.7 million. As of June 30, 2019, we had (i) the Phase I Construction Facility, a term loan facility for an aggregate amount of $84.6 million which we primarily used to fund a portion of the construction cost of the Phase I facility, (ii) the Phase I Admin Building Facility, a term loan facility for an aggregate of $11.1 million which we primarily used to fund a portion of the construction cost of an administrative building in Fujairah, (iii) the Phase I Short Term Financing Facility, a term loan facility for an aggregate of $3.5 million which we primarily used to settle certain accrued interest on the Phase I Construction Facility, and (iv) the Phase II Financing Facility, a term loan facility for up to an aggregate of $95.3 million. Each facility is a Shari’a compliant financing arrangement. As of June 30, 2019, we had $81.7 million outstanding under the Phase I Construction Facility, $9.6 million outstanding under the Phase I Admin Building Facility, $1.2 million outstanding under the Phase I Short Term Financing Facility, and no borrowings outstanding under the Phase II Financing Facility.

Cash Flows for the Years Ended

The following table summarizes our cash flows from operating, investing and financing activities in USD.

	Dec-17 (Restated)	Dec-18	H1June-18	H1Jun-19
Operating activities	(2,252,917)	27,896,721	9,025,516	19,542,322
Investing activity	(21,924,553)	(271,403)	(119,200)	(38,247,281)
Financing activities	24,319,059	(31,617,070)	(7,868,228)	29,144,485
NET INCREASE (DECREASE) IN CASH	141,589	(3,991,752)	1,038,088	10,439,526

Operating Activities

Net cash provided by operating activities for the year ended December 31, 2018 of $27.9 million compared to net cash used in operating activities of $2.3 million for the year ended December 31, 2017, primarily due to operating cash flow from the Phase I facility which became commercially operational in 2018. Our working capital increased by $2.0 million for the year ended December 31, 2018, compared to an increase of $0.2 million for the year ended December 31, 2017.

Net cash provided by operating activities for the six months ended June 30, 2019 was $19.5 million as compared to $9.0 million for six months ended June 30, 2018 primarily due to the Phase I facility not being used at full capacity in the First Quarter of 2018, with reduced storage capacity and no ancillary services.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2018 decreased to $0.3 million from $21.9 million for the year ended December 31, 2017, primarily due to the completion of the Phase I facility in early 2018 without a ramp-up in cash used for Phase II during the year. Net cash used in 2017 consisted primarily of $22.5 million relating to the construction of the Phase I facility which was completed on November 19, 2017.

Net cash used in investing activities in the six months ended June 30, 2019 was $38.2 million and in the six months ended June 30, 2018 was $0.1 million, primarily due to Phase II construction expenses recorded as capital work in progress in the 2019 period to the extent of $8.9 million and an advance of $29.4 million to the main contractor for construction of Phase II.

Financing Activities

Net cash used in financing activities for the year ended December 31, 2018 was $31.6 million as compared to net cash provided by financing activities of $24.3 million for the year ended December 31, 2017, primarily due to an increase in distributions to shareholders, increase in payments of interest and principal, and a reduction of additional borrowings. For the year ended December 31, 2018, net cash used in financing activities consisted primarily of $25.0 million in distributions to shareholders, $7.2 million in interest payments, and $3.5 million in principal repayments, partially offset by $4 million in proceeds from term loans. For the year ended December 31, 2017, net cash provided by financing activities consisted primarily of $16.7 million in proceeds from term loans and $11.2 million in proceeds from shareholder contributions, partially offset by payments of $3.4 million of interest and $0.1 million of financing transaction costs.

Net cash provided by financing activities in the six months ended June 30, 2019 was $29.1 million as compared to net cash used in financing activities in the six months ended June 30, 2018 of $7.9 million, primarily due to shareholder distributions in the six month period ended June 30, 2018. In the six month period ended June 30, 2019, net shareholder contributions totaled $31.6 million, which was partially offset by $2.4 million in loan repayments.

Working Capital

Before analyzing the working capital, it is crucial to note the following:

Under the Phase I Financing Facilities, BPGIC is subject to certain covenants requiring amongst other things, the maintenance of:

(i)     a minimum debt service coverage ratio (“DSCR”) of 150% at all times and if the ratio decreases to 120% or less, it results in an event of default; and

(ii)    an amount equivalent to one quarterly instalment including interest in a debt service reserve account (“DSRA”) at all times.

Year Ended December 31, 2018

As of December 31, 2018, BPGIC had negative working capital of $108.5 million. This was due to the following:

a.      During the year there was a net cash outflow of $25.0 million to the shareholders from its operating cash flow and another $10.7 million cash outflow for loan repayment.

b.      In 2018, BPGIC was in discussions with the lender to restructure the Phase I Financing Facilities on more favorable terms in line with the current market rates and lending criteria. As of December 31, 2018, discussions were still in progress, and a payment in the amount of $3.8 million was due to the bank as an instalment payment consisting of $2.7 million in principal repayment and $1.0 million in interest. As discussions were ongoing, the payment was processed from BPGIC’s bank account creating an overdraft in its current bank account, which was reflected as the bank overdraft in the December 31, 2018 statement of financial position.

In addition to the circumstances described in subparagraph b above, BPGIC did not comply with the first and second covenant listed above. Even though the lender did not declare an event of default under the Phase I Financing Facilities, the lender could have done so as a result of the breach of the covenants described above and could have required immediate repayment of the amounts outstanding. Accordingly, the December 31, 2018 statement of financial position classifies all of the Company’s bank loans as current liabilities. The Company’s lender has not requested any immediate repayment of these loans and the loan agreements have been amended on September 10, 2019, including a revised repayments schedule. (Please refer to note 13 of BPGIC’s financial statements as of December 31, 2017 and 2018 for further information).

Year Ended December 31, 2017

As of December 31, 2017, the Company had negative working capital of $100.5 million. This was due to the following:

a.      During the year 2017, BPGIC had no operating income which is a primary requirement for computing DSCR. Further, the Phase I Construction Facilities were not fully drawn which is a primary requirement for determining the amount of one quarterly instalment including interest to be placed in the DSRA. As such, BPGIC did not comply with the DSCR and DSRA covenants.

b.      These breaches constituted an event of default and could have resulted in the lender requiring immediate repayment of the amounts outstanding. Accordingly, the Company has classified the entire amount outstanding of $94.2 million as of December 31, 2017 as a current liability based on the non-compliance.

Six Months Ended June 30, 2019

As of June 30, 2019, the Company had a negative working capital of $101.5 million.

At the end of June 2019, a payment in the amount of $6.3 million was due to the bank as an instalment payment consisting of $3.7 million of principal and $2.5 million of interest. Similar to the treatment as of December 31, 2018, the full term loan balance of $92.6 million as of June 30, 2019 is treated by BPGIC as repayable on demand. Accordingly, BPGIC has classified the full amounts as a current liability in this period.

As a result of the amendments to the Financing Facilities executed on September 10, 2019, we expect a significant portion of the outstanding borrowings to be reclassified as a non-current liability from current liability by the Third Quarter of 2019. This is expected to reduce our working capital deficiency.

For the historical periods above, BPGIC’s negative working capital was funded by its shareholders enabling the Company to meet its short-term obligations. In the six months ended June 30, 2019, shareholders contributed net $32.5 million towards meeting BPGIC’s working capital commitments and are expected to contribute additional funds if necessary during the second half of 2019. In the future, management expects the Company to meet future working capital needs from the operating cash flows, including increases resulting from the Sahara Refinery commencing operations in the First Quarter of 2020 and the Phase II facility commencing operations in the Second Quarter of 2020.

Capital Expenditures

In 2018, we made capital expenditures of $0.2 million primarily in connection with construction of Phase II. These expenditures were financed by cash from operations. In 2017, we made capital expenditures of $21.9 million in connection with the construction of the Phase I facility. These expenditures were primarily funded through drawdowns on the Phase I Construction Facilities in the amount of $16.7 million with the remaining expenditures funded by equity contributions.

In the six months ended June 30, 2019, we made capital expenditures of $8.9 million in connection with construction of Phase II. These capital expenditures were financed by cash from operations.

Our additional capital expenditures for the Third and Fourth Quarters of 2019 are expected to be approximately $135 million, which we expect to fund primarily through cash from operations, shareholder contributions, the proceeds of the Business Combination, and drawdowns on the Phase II Financing Facility. These planned capital expenditures will consist primarily of expenditures related to the construction of the Phase II facility.

Management expects capital expenditures for 2020 to be approximately $16.5 million in relation to construction of the Phase II facility.

Debt Sources of Liquidity

Current (USD)	Terms	Due	Dec-17 (Restated)	Dec-18	H1Jun-19
Phase I Construction Facility	3 month EIBOR + 3% margin	2019	83,424,947	82,245,595	81,728,959
Phase I Admin Building Facility	3 month EIBOR + 3% margin	2019	10,738,804	10,165,703	9,635,648
Phase I Short Term Financing Facility	2 month EIBOR + 2% margin	2019	—	2,380,790	1,194,421
			94,163,751	94,792,088	92,559,028
Non-Current
Phase I Construction Facility	3 month EIBOR + 3% margin	Jul-30	—	—	—
Phase I Admin Building Facility	3 month EIBOR + 3% margin	Jul-23	—	—	—
			—	—	—
Total Loan as on			94,163,751	94,792,088	92,559,028

Note on Breach of Covenant:

Under the Phase I Financing Facilities, the Company is subject to certain covenants requiring amongst other things, the maintenance of:

(i)     a minimum debt service coverage ratio of 150% at all times and if the ratio decreases to 120% or less, it results in an event of default; and

(ii)    an amount equivalent to one quarterly instalment including interest in a debt service reserve account at all times.

As of December 31, 2018:

The Company did not maintain a DSRA account and was not in compliance with the minimum debt service coverage ratio resulting in a breach of the debt covenants requirement described above. Even though the lender did not declare an event of default under the loan agreements, these breaches constituted an event of default and could have resulted in the lender requiring immediate repayment of the loan. As a result of this non-compliance and in accordance with guidance related to the classification of obligations that are callable by the lender, the December 31, 2018 statement of financial position classifies all of the Company’s bank loans as current liabilities. The Company’s lender has not requested any immediate repayment of these loans and the loan agreements were amended on September 10, 2019, including a revised repayments schedule. (Please refer to note 13 of BPGIC’s Financial Statements as of December 31, 2017 and 2018 for further information).

As December 31, 2017:

During the year 2017, BPGIC had no operating income which is a primary requirement for computing DSCR. Further, the Phase I Construction Facilities were not fully drawn which is a primary requirement for determining the amount of one quarterly instalment including interest to be placed in the DSRA. As such, BPGIC did not comply with the DSCR and DSRA covenants. These breaches constituted an event of default and could have resulted in the lender requiring immediate repayment of the amounts outstanding.

Phase I Construction Facility

In 2014, the Company obtained the Phase I Construction Facility, a secured Shari’a compliant financing arrangement, in an aggregate amount of $84.6 million from First Abu Dhabi Bank PJSC (as successor to National Bank of Abu Dhabi PJSC) (“FAB”) to partially finance construction of Phase I. The loan has a notional amount of AED 310.7 million. During the year ended December 31, 2018, the Company drew down an additional $0.6 million from this facility. The loan was originally repayable in 48 quarterly instalments beginning 27 months after start of construction with final maturity not later than March 31, 2028 and is stated net of prepaid finance cost of $0.6 million.

In 2018, the Company entered into an agreement to amend the Phase I Construction Facility to provide that the facility is now to be repayable in 48 quarterly instalments starting October 2018 with final maturity in July 2030. As amended, the facility has an interest rate equal to 3 month EIBOR + 3% as compared to interest at 6 month EIBOR + 3.5% previously.

On September 10, 2019, the Company entered into a restructuring agreement with FAB to amend the Phase I Construction Facility. The Phase I Construction Facility is now payable in 45 instalments starting October 31, 2019 with final maturity on July 30, 2030. One of the instalments of the Phase I Construction Facility includes a one-time lump sum repayment of $5.7 million, which represents the cumulative instalments including interest outstanding from periods prior to this amendment of $5.5 million and an amendment fee of $0.2 million. All securities and covenants under the original Phase I Financing Facilities remain in effect under the amended agreements. Under the amended agreements, the Phase I Construction Facilities are also secured by assignment of the proceeds from operation of the tanks. In addition, the current owners committed to partially pre-settle by December 31, 2019 AED 100 million (USD 27.2 million — translated using the exchange rate as of September 26, 2019) of the Phase I Construction Facilities from the proceeds of the Business Combination. A payment of principal and interest due on October 31, 2019 under the Phase I Financing Facilities was not paid in full as a result of recent discussions between the Company and the lender pertaining to more favorable financing terms. This partial non-payment was an event of default, but, as in the past, the lender has not declared an event of default.

The security granted includes the Phase I oil storage tanks, pledges over the earnings, an assignment of contracts, a commercial mortgage over equipment of BPGIC including oil storage tanks, and an assignment of the proceeds from operation of the tanks. The financiers are entitled to enforce their security if there is an event of default under the financing documents which is continuing. The facility contains customary covenants and events of default, including covenants that may limit BPGIC’s ability to incur additional indebtedness and create liens, and covenants that limit BPGIC’s ability to consolidate, merge or dispose of all or substantially all of its assets.

Phase I Admin Building Facility

In 2017, the Company obtained the Phase I Admin Building Facility, a secured Shari’a compliant financing arrangement, in an aggregate total commitment amount of $11.1 million from FAB for the construction of an administrative building in Fujairah. The loan has a notional amount of AED 40.8 million. The Company drew down a total of $10.8 million on this facility during 2017. The loan was originally repayable over a maximum of 20 quarterly instalments starting after a 6 months’ grace period commencing in April 2017 and is stated net of prepaid finance cost of $0.1 million. The loan was drawn down in AED.

In 2018, the Company entered into an agreement to amend the Phase I Admin Building Facility. The facility is now repayable in over a maximum of 20 quarterly instalments starting in October 2018 with final maturity in July 2023.As amended, the facility has an interest rate equal to 3 month EIBOR + 3% as compared to interest at 3 month EIBOR + 3.5% previously.

The security granted includes the Phase I oil storage tanks and the administrative building, an assignment of rental income generated from our administrative building in Fujairah, an advance payment guarantee, a performance guarantee, and an assignment of the proceeds from operation of the tanks. The financiers are entitled to enforce their security if there is an event of default under the financing documents which is continuing. The facility contains customary covenants and events of default, including covenants that limit BPGIC’s ability to incur additional indebtedness and create liens, and covenants that limit BPGIC’s ability to consolidate, merge or dispose of all or substantially all of its assets and enter into transactions with affiliates.

Phase I Short Term Financing Facility

In 2018, the Company obtained the Phase I Short Term Financing Facility, a secured Shari’a compliant financing arrangement, with the bank to settle accrued interest on the Phase I Construction Facility in an aggregate amount of $3.5 million. The loan is denominated in UAE currency and is notionally AED 13.0 million in amount. The new LME Murabaha facility carries interest at 1 month EIBOR + 2% margin and is repayable in 15 equal monthly instalments commencing from date of disbursement. The security granted includes the security granted for the Phase I Construction Facility and the Phase I Admin Building Facility. The financiers are entitled to enforce their security if there is an event of default under the financing documents which is continuing. The facility contains customary covenants and events of default, including covenants that limit BPGIC’s ability to incur additional indebtedness and create liens, and covenants that limit BPGIC’s ability to consolidate, merge or dispose of all or substantially all of its assets and enter into transactions with affiliates.

Note on Going Concern

As of June 30, 2019 and December 31, 2018, the Company had not paid $6,277,709 and $3,747,537 respectively of principal and accrued interest that was due under the Company’s Phase I Financing Facilities. Also, as of June 30, 2019 and December 31, 2018, the Company was not in compliance with its debt covenants, including the debt service coverage ratio contained in the Company’s Phase I Financing Facilities. Even though the lender did not declare an event of default under the loan agreements, these breaches constituted events of default and could have resulted in the lender requiring immediate repayment of the loans. Accordingly, as of June 30, 2019 and December 31, 2018, the Company has classified its debt balance of $92,559,028 and $94,792,088 as a current liability. As of June 30, 2019 and December 31, 2018, the Company’s current liabilities exceeded its current assets by $101,547,022 and $108,536,113, respectively. All of the above represents a material uncertainty that casts significant doubt upon the Company’s ability to continue as a going concern.

On September 10, 2019, the Company entered into an agreement with its lender to amend the Phase I Construction Facility. The principal and accrued interest of $5,494,063 outstanding under this facility as of July 31, 2019 as per the original repayment schedule will now be due on November 30, 2019. The Phase I Construction Facility is now payable in 45 instalments starting October 31, 2019 with final maturity on July 30, 2030. The Phase I Admin Building Financing Facility and the Phase I Short Term Financing Facility were not amended as part of the September 10, 2019 agreement to amend the Phase I Construction Facility. Subsequent to the period end, the Company had repaid $5,646,206 due under the Phase I Admin Building Facility and the Phase I Short Term Financing Facility. As such, all instalments related to Phase I Admin Building Facility and the Phase I Short Term Financing Facility due under the original repayment schedules up to September 10, 2019 were repaid. In addition, the Company agreed to assign to the lender all proceeds from the operation of the tanks and to pre-settle by December 31, 2019 AED 100,000,000 (($27,225,701) translated using the exchange rate as of June 30, 2019) of principal under the Phase I Construction Facilities from the proceeds received from the Business Combination. A payment of principal and interest due on October 31, 2019 under the Phase I Financing Facilities was not paid in full as a result of recent discussions between the Company and the lender pertaining to more favorable financing terms. This partial non-payment was an event of default, but, as in the past, the lender has not declared an event of default.

During 2018, the Company signed the Phase II End User Agreement to provide storage and ancillary services to the Phase II End User, an international commodity trading company. Phase II operations are scheduled to start in the Second Quarter of 2020 and management expects this will generate significant operating cash flows. Further, in 2019, the Company entered into the Refinery and Services Agreement with Sahara to develop and operate the Sahara Refinery at the BPGIC Terminal. The Company expects to provide operation, storage and ancillary services to Sahara. Refinery operations are scheduled to start in the First Quarter of 2020. Based on the above, management expects the Company will generate sufficient cash flows from its operations to meet its liabilities as and when the loan instalments fall due. Further, the owners intend to provide further financial support to enable the Company to meet its financial obligations as and when required.

The annual and interim condensed financial statements have been prepared assuming that the Company will continue as a going concern. Accordingly, the annual and interim condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event the Company is unable to continue as a going concern.

Phase II Financing Facility

During the year 2018, the Company obtained a new facility, the Phase II Financing Facility, from FAB amounting to USD 95.3 million (AED 350.0 million) to partially finance the construction of Phase II. The new facility carries interest at 3 month EIBOR + 3% margin.

The Phase II Financing Facility is secured by a mortgage on the Phase II storage tanks, step-in right to the leased land and assignment of the proceeds from operation of the tanks and insurance policies. The term loan is also secured by guarantees from Al Brooge Capital providing for Oil and Gas LLC and Emirates Investment LLC FZC.

Under the Phase II Financing Facility, the Company is subject to certain covenants requiring amongst other things, the maintenance of (i) a minimum facility service coverage ratio of 1.25:1, (ii) a participations to value ratio not exceeding 1.50:1 at all times, (iii) a participations to cost ratio not exceeding 57% at any date, and (iv) an amount equivalent to one instalment including interest in a facility service reserve account at all times or in the event of an initial public offering, the amount should be equivalent to the next two instalments including interest. The facility service coverage ratio is calculated as revenues minus expenses from the Phase II storage tanks divided by the current debt commitments on the Phase II Financing Facility including interest. The participations to value ratio at any date is calculated as total debt commitments on the Phase II Financing Facility as of that date divided by the most recent valuation of the Phase II storage tanks. The participations to cost ratio at any date is calculated as the total debt commitments on the Phase II Financing Facility as of that date as a percentage of the sum of actual constructions costs plus project expenses paid as of that date on the Phase II storage tanks.

The Phase II Financing Facility includes an initial condition precedent that requires evidence of initial equity contribution by the Company towards the Phase II storage tanks before the loan facility can be utilized. The Company has not made any drawings on the Phase II Financing Facility as of the date of issuance of these financial statements.

TREND INFORMATION

Stable Revenue & Margins

The Company began operation of the Phase I facility in December 2017 at reduced capacity while management undertook tests of the facility. As a result, the Phase I facility did not begin operating at full capacity, or performing ancillary services until April 2018. Since the Phase I facility became fully operational, BPGIC’s revenue, and revenue split between storage fees and ancillary services fees, have been relatively stable. This stability is largely attributable to the fixed storage fees, and relatively stable usage history we have experienced from our Phase I End User. As a result, since commencing full operations from April 2018 through June 2019, the company has operated at fairly stable margins, averaging around 54% net margin and 85% Adjusted EBITDA margin.

Management expects the Company’s operating margins to remain stable until the commencement of operations by the Sahara Refinery and the Phase II facility. In both cases, management anticipates margins will increase over a short period and then remain stable again at the higher levels.

Diversify Operations and Customer Concentration via Managing Refinery

In early 2019, the Company signed the Refinery and Services Agreement with Sahara to manage the Sahara Refinery to be developed and constructed by Sahara on the remaining land at the BPGIC Terminal adjacent to the Phase I facility and the Phase II site. In connection with its use of the Sahara Refinery, Sahara will occupy approximately 179,000 m3 in five Phase I storage tanks, reducing approximately 45% of the storage capacity leased to the Phase I & II Customer. The result of the Sahara Refinery will be to diversify our operations and customer concentration. The Sahara Refinery is contractually required to pay us $0.9 million per month. With respect to those five tanks, the amount of ancillary services revenue will depend on the extent to which Sahara makes use of our ancillary services once the Sahara Refinery is operational. Although such use may be greater or lesser than, and the fees generated by such use may be greater or lesser than, the fees currently received from the Phase I & II Customer based on the usage of the Phase I End User, management believe the Sahara Refinery will provide an operating financial benefit to the Company.

Completion of Phase II

The Company expects the construction of Phase II to be completed in 2020. The Company plans to focus Phase II’s operations primarily on the storage and blending of crude oil and thereby capitalize on the demand for crude oil storage. The Company expects to generate additional revenues and expenses in connection with Phase II’s operations. Similar to the commencement of operations for Phase I, the Company may initially commence operations of Phase II in accordance with certain required safety measures and ramp up utilization of its storage capacity and ancillary services over time to mitigate any potential operational risks. This would impact the amount of storage and ancillary service fees the Company would earn during the first quarter of operations under the Phase II Customer Agreement.

Contractual Obligations

As of June 30, 2019	Total	<1 year	1-3 years	3-5 years	>5 years
Contractual Obligations
Term Loans	93,155,712	93,155,712	—	—	—
Lease Payments	226,905,861	2,336,457	4,814,035	5,008,522	214,746,847
Total	320,061,573	95,492,169	4,814,035	5,008,522	214,746,847
As of December 31, 2018	Total	<1 year	1-3 years	3-5 years	>5 years
Contractual Obligations
Term Loans	95,428,301	95,428,301	—	—	—
Lease Payments	228,062,523	2,313,323	4,766,371	4,958,933	216,023,896
Total	323,490,824	97,741,624	4,766,371	4,958,933	216,023,896

Off Balance Sheet Commitments and Arrangements

The Company does not have any off balance sheet commitments and arrangements.

Inflation

Inflation in the UAE has not materially affected our results of operations in recent years. Although we have not been affected by inflation in the past, we may be affected if any of the countries in which we do business now, or in the future, experience high rates of inflation.

Environmental, Health and Safety

Our operations are subject to extensive international, federal, state and local environmental laws and regulations, in the UAE, including those relating to the discharge of materials into the environment, waste management, remediation, the characteristics and composition of fuels, climate change and greenhouse gases. Our operations are also subject to extensive health, safety and security laws and regulations, including those relating to worker and pipeline safety, pipeline and storage tank integrity and operations security. Because more stringent environmental and safety laws and regulations are continuously being enacted or proposed, the level of expenditures required for environmental, health and safety matters is expected to increase in the future.

The Company does not have any exposure to environmental matters as of and for the years ended December 31, 2018 and 2017 and the six months ended June 30, 2019.

Contingencies

We are not subject to any loss contingencies as we do not have any claims or any ongoing disputes or legal suits with any of the parties. Hence we believe that there would not be any material adverse effect on our results of operations, financial position or liquidity of the company as on any of the period ends in discussion nor in future.

RELATED PARTY TRANSACTIONS

During the six month period ending June 30, 2019, the shareholders of the Company transferred their ownership in the Company to BPGIC PLC, a company incorporated under the laws of England and Wales and owned by the same shareholders that previously owned the Company and in the same ownership proportion. Upon the change of ownership, the Company changed its name from Brooge Petroleum and Gas Investment Company FZC to Brooge Petroleum and Gas Investment Company FZE. As a result of the above, BPGIC PLC became the parent of the Company. The owners have made net cash contributions to the extent of USD 32.6 million.

Subsequently, as part of a reorganization BPGIC PLC transferred 100% of the issued and outstanding ordinary shares of BPGIC to the Seller, BPGIC Holdings Limited. As a result, the Seller became the parent of the Company.

See the section titled “Certain Relationships And Related Party Transactions — BPGIC Related Person Transactions and Policies” for information concerning other related party transactions in which BPGIC has participated.

OTHER RISK DISCLOSURES

A.     Market Risk Disclosures

The main risks arising from the Company’s financial instruments are capital risk, interest rate risk, credit risk, currency risk and liquidity risk. The Senior Management team reviews and agrees policies for managing each of these risks which are summarized below.

B.     Capital Risk

The Company’s objective when managing capital is to safeguard its ability to continue as a going concern in order to provide returns for holders of Ordinary Shares and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The Company’s capital structure consists of shareholders’ equity and debt, which as disclosed in the unaudited financial information for the six months ended June 30, 2019 includes the borrowings under the Financing Facilities while excluding derivative financial liabilities.

Consistent with others in the industry, the Company monitors its debt levels including covenants contained within the Financing Facilities.

C.     Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Financing Facilities and the other interest-bearing assets and liabilities (including bank balances, short-term deposits and bank overdrafts).

Based on a sensitivity analysis covering the exposure to interest rates as at December 31, 2018, a 40 basis point increase or decrease represents Senior Management’s assessment of a reasonably possible change in interest rates. If interest rates had been 40 basis points higher and all other variables were constant, profit before tax for the year ended December 31, 2018 would have decreased by $0.4 million.

D.     Credit Risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company is exposed to credit risk on bank balances and trade and other receivables as reflected in the statement of financial position, with a maximum exposure equal to the carrying amount of these instruments.

The Company seeks to limit its credit risk with respect to banks by dealing only with reputable banks and with respect to customers including related parties by monitoring outstanding receivables.

E.     Currency Risk

The Company does not have any significant exposure to currency risk as most of its contracts, cash activities and financing arrangements are denominated in USD or AED, which is the currency of the UAE and pegged to the USD.

F.      Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to minimizing liquidity risk is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to its reputation.

The Company ensures that it has sufficient cash on demand to meet expected operational expenses and service expected financial obligations by assessing and monitoring its projected financing requirements, projected cash during future operational periods and outstanding bank facilities and commitments. This assessment excludes the potential impact of extreme circumstances that cannot reasonably be predicted.

Refer to section on liquidity and capital resources for further details on the Company’s loan arrangements.

G.     Operations Risk

The Company’s operations and assets are insured under an insurance program administered by Lockton Insurance Brokers - Dubai, an insurance broker. The program covers the Phase I facilities and related assets, and the liabilities of the Phase I operations and the Company. The major elements of this program are property damage, business interruption, terrorism and political violence, worker’s compensation, environmental liability, employer liability, directors’ and officers’ liability insurance, personal injury and third-party liability, including that of terminal operators. The Company additionally maintains local insurance, including healthcare and other insurance required by the Company’s jurisdiction.

Premiums are allocated based on the insured values, history of claims and type of risk. Management believes that the amount of coverage provided is comprehensive and appropriate for the Company’s type of business and meets the standard requirements to comply with all statutory requirements.

Critical Accounting Policies

Management’s discussion and analysis of our results of operations and liquidity and capital resources are based on our audited financial information. Our audited financial statements have been prepared in accordance with IFRS. We describe our significant accounting policies in Note 2 - Significant Accounting Policies, of the Notes to Financial Statements included in this report. Of particular significance are the following policies:

Revenue recognition

The Company generates revenue by charging fees for the storage, throughput and handling of fuel oil and clean products for its sole customer. Additional revenue is generated by charging fees for other ancillary services (excess throughput, heating, blending and other services).

The contract contains a lease and a service component. The lease component is accounted for under IFRS 16 and the service component is accounted for under IFRS 15. The contract has a minimum fixed monthly payment for both the lease and non-lease service components. The fixed consideration is allocated to the lease and service components based on their relative stand-alone selling price, which is based on an analysis of lease-related and service-related costs for the contract, adjusted for representative profit margins. The lease component is recognized on a straight-line basis over the term of the initial lease and the service component is recognized over time as the customer simultaneously receives and consumes the benefits provided by the Company’s performance. The contract also contains variable elements in the form of the other ancillary services. Revenue from the variable element of the contract is recognized based on the actual volumes transported, stored and processed in the period in which the services are provided. These services are generally billed the month after the services are performed.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalization.

All other borrowing costs are recognized in the statement of comprehensive income (within profit and loss) in the period during which they are incurred.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Capital work under progress is stated at cost and subsequently transferred to assets when it is available for use. Cost of an item of property plant and equipment comprises its acquisition cost including borrowing cost and all directly attributable costs of bringing the asset to working condition for its intended use. Such cost includes the cost of replacing part of the plant and equipment when that cost is incurred, if the recognition criteria are met. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the statement of comprehensive income (within profit and loss) as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of assets as follows:

Buildings	25 years
Tanks	50 years
Installation (Pipeline, pumps and other equipment)	20 – 25 years
Other equipment	5 years
Right-of-use asset – Land	60 years

The assets’ residual values and useful lives are reviewed and adjusted if appropriate, at each financial year end to determine whether there is an indication of impairment. If any such indication exists, an impairment loss is recognized in the statement of comprehensive income (within profit and loss). For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units).

The carrying amounts are reviewed at each reporting date to assess whether they are recorded in excess of their recoverable amounts, and where carrying values exceed this estimated recoverable amount, assets are written down to their recoverable amount, being the higher of their fair value less costs to sell and their value in use.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income (within profit and loss) in the year the asset is derecognized.

Leasing

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

For a contract that is, or contains, a lease, the Company accounts for each lease component within the contract as a lease separately from non-lease components of the contract.

The Company determines the lease term as the non-cancellable period of a lease, together with both:

a)      periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option; and

b)      periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option.

In assessing whether a lessee is reasonably certain to exercise an option to extend a lease, or not to exercise an option to terminate a lease, the Company considers all relevant facts and circumstances that create an economic incentive for the lessee to exercise the option to extend the lease, or not to exercise the option to terminate the lease. The Company revises the lease term if there is a change in the non-cancellable period of a lease.

Company as a lessor

Leases where the Company does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same bases as rental income. Contingent rents are recognized as revenue in the period in which they are earned.

Company as a lessee

For a contract that contains a lease component and one or more additional lease or non-lease components, the Company allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

The relative stand-alone price of lease and non-lease components is determined on the basis of the price the lessor, or a similar supplier, would charge an entity for that component, or a similar component, separately. If an observable stand-alone price is not readily available, the Company estimates the stand-alone price, maximising the use of observable information.

For determination of the lease term, the Company reassesses whether it is reasonably certain to exercise an extension option, or not to exercise a termination option, upon the occurrence of either a significant event or a significant change in circumstances that:

a)      is within the control of the Company; and

b)      affects whether the Company is reasonably certain to exercise an option not previously included in its determination of the lease term, or not to exercise an option previously included in its determination of the lease term.

At the commencement date, the Company recognises a right-of-use asset classified within property, plant and equipment and a lease liability classified separately on the statement of financial position.

Short-term leases and leases of low-value assets

The Company has elected not to recognise right-of-use assets and lease liabilities for short-term leases that have a lease of 12 months or less and leases of low-value assets of USD 5,000 or less when new. The Company recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Right-of-use assets

The right-of-use asset is initially recognized at cost comprising of:

a)      the amount of the initial measurement of the lease liability;

b)      any lease payments made at or before the commencement date, less any lease incentives received;

c)      any initial direct costs incurred by the Company; and

d)      an estimate of costs to be incurred by the Company in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease. These costs are recognized as part of the cost of the right-of-use asset when the Company incurs an obligation for these costs. The obligation for these costs is incurred either at the commencement date or as a consequence of having used the underlying asset during a particular period.

After initial recognition, the Company amortises the right-of-use asset over the term of the lease. In addition the right of use asset is periodically reduced by impairment losses, if any, and adjusted for certain re-measurements of the lease liability.

Lease liability

The lease liability is initially recognized at the present value of the lease payments that are not paid at the commencement date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Company uses its incremental borrowing rate.

After initial recognition, the lease liability is measured by (a) increasing the carrying amount to reflect interest on the lease liability; (b) reducing the carrying amount to reflect the lease payments made; and (c) remeasuring the carrying amount to reflect any reassessment or lease modifications or to reflect revised in-substance fixed lease payments.

Where, (a) there is a change in the lease term as a result of the reassessment of certainty to exercise an option, or not to exercise a termination option as discussed above; or (b) there is a change in the assessment of an option to purchase the underlying asset, assessed considering the events and circumstances in the context of a purchase option, the Company remeasures the lease liabilities to reflect changes to lease payments by discounting the revised lease payments using a revised discount rate. The Company determines the revised discount rate as the interest rate implicit in the lease for the remainder of the lease term, if that rate can be readily determined, or its incremental borrowing rate at the date of reassessment, if the interest rate implicit in the lease cannot be readily determined.

Where, (a) there is a change in the amounts expected to be payable under a residual value guarantee; or (b) there is a change in future lease payments resulting from a change in an index or a rate used to determine those payments, including a change to reflect changes in market rental rates following a market rent review, the Company remeasures the lease liabilities by discounting the revised lease payments using an unchanged discount rate, unless the change in lease payments results from a change in floating interest rates. In such case, the Company uses a revised discount rate that reflects changes in the interest rate.

The Company recognises the amount of the re-measurement of the lease liability as an adjustment to the right-of-use asset. Where the carrying amount of the right-of-use asset is reduced to zero and there is a further reduction in the measurement of the lease liability, the Company recognises any remaining amount of the re-measurement in the statement of comprehensive income (within profit and loss).

The Company accounts for a lease modification as a separate lease if both:

a)      the modification increases the scope of the lease by adding the right to use one or more underlying assets; and

b)      the consideration for the lease increases by an amount commensurate with the stand-alone price for the increase in scope and any appropriate adjustments to that stand-alone price to reflect the circumstances of the particular contract.

Critical Accounting Estimates

Certain of our accounting policies require that management apply significant judgments in defining the appropriate assumptions integral to financial estimates. On an ongoing basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with IFRS. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and, therefore, actual results could differ from our estimates. We describe our significant accounting policies in Note 2.5 — significant accounting estimates and judgements, of the Notes to BPGIC’s Financial Statements as of December 31, 2017 and 2018 included in this report. Of particular significance are the following estimates:

Useful lives of property, plant and equipment

The Company’s management determines the estimated useful lives of its property, plant and equipment for calculating depreciation. This estimate is determined after considering the expected usage of the asset or physical wear and tear and the impact of expected residual value. Management reviews the useful lives annually and the future depreciation charge would be adjusted where management believes that the useful lives differ from previous estimates. The depreciation period of the right-of-use asset has been determined to be over the lease term on the basis that the land is expected to be used for the whole period of the lease considering the existing assets and future expansion on the land.

Discount rate used for initial measurement of lease liability

The Company, as a lessee, measures the lease liability at the present value of the unpaid lease payments at the commencement date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Company on initial recognition of the lease uses its incremental borrowing rate. Incremental borrowing rate is the rate of interest that the Company would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use assets in similar economic environment. The Company determined its incremental borrowing rate at 9.5% in respect of the lease liability.

Decommissioning liabilities

As part of the land lease agreement between FOIZ and the Company, the Company has a legal obligation to remove the facilities at the end of its lease term. The Company initially records a provision for asset retirement obligations at the best estimate of the present value of the expenditure required to settle the obligation at the time a legal (or constructive) obligation is incurred, if the liability can be reliably estimated. When the provision is initially recorded, the carrying amount of the related asset is increased by the amount of the liability. Provisions are adjusted at each balance sheet date to reflect the current best estimate. The unwinding of the discount is recognized as finance cost. The Company’s operating assets generally consist of storage tanks and related facilities. These assets can be used for an extended period of time as long as they are properly maintained and/or upgraded. It is the Company’s current intent to maintain its assets and continue making improvements to those assets based on technological advances. There is no data or information that can be derived from past practice, industry practice or the Company’s intentions that could be used to make a reliable estimate of the decommissioning cost. Accordingly, the Company has not recorded a liability or corresponding asset as the amounts of such potential future costs are not reliably determinable.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

As contemplated by the Business Combination Agreement, Pubco’s board of directors following the Business Combination will be comprised of six directors.

Pubco’s Amended and Restated Memorandum and Articles of Association will provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum shall be elected by an Ordinary Resolution as a matter of Cayman Islands law.

The officers of BPGIC will remain the same following the transaction, and will also be appointed as executive officers of Pubco following the transactions, as set forth in the table below.

The following sets forth certain information concerning the persons who are expected to serve as Pubco’s directors and executive officers following the consummation of the Business Combination:

Directors and Executive Officers	Age	Position/Title
Dr. Yousef Alassaf	59	Chairman
Abu Bakar Chowdhury	53	Director
Nicolaas Paardenkooper	57	Chief Executive Officer and Director
Saleh Yammout	31	Chief Financial Officer and Director
Sa’eb El-Zein	61	Director
Dr. Simon Madgwick	52	Director
Lina S. Saheb	36	Chief Strategy Officer
Faisal Selim	45	Chief Marketing Officer

Biographical information concerning the directors and executive officers listed above is set forth below.

Dr. Yousef Alassaf

Dr. Yousef Alassaf will be the Chairman of the board of directors and chairman of the compensation committee. Dr. Alassaf joined the parent company of BPGIC in October 2018. Dr. Alassaf is also the President of the Rochester Institute of Technology (Dubai). Prior to this, Dr. Alassaf held a range of other academic positions over the last 30 years, most recently as the Dean of the College of Engineering at the American University of Sharjah (from 2006 to 2013), which he joined as an Associate Professor in 1991. Dr. Alassaf started his academic career as a Research and Teaching Assistant at Oxford University from 1985 to 1987. Dr. Alassaf holds a BSc from Sussex University in Electrical Engineering, a PhD from Oxford University and completed the Executive Leadership Certificate Program from Cornell University in 2008.

Abu Bakar Chowdhury

Mr. Chowdhury is the Managing Director and Chief Financial Officer at ASMA Capital Partners B.S.C.(c). He is a member of the Management Committee and is responsible for the finance function at ASMA Capital. He is also a member of the Board of Directors of a number of investee companies of the fund. Previously, Mr. Chowdhury was a Managing Partner at EMP Bahrain and was responsible for managing IDBIF I. Prior to EMP Bahrain, Mr. Chowdhury was with Credit Suisse and Deutsche Bank where he was responsible for managing and structuring Infrastructure and Asset-Backed Investments.

Nicolaas Paardenkooper

Nicolaas Paardenkooper is the Chief Executive Officer of BPGIC and will hold the same position with Pubco. Mr. Paardenkooper is also the Chief Executive Officer of the Seller, BPGIC Holdings Limited. Mr. Paardenkooper joined BPGIC in May 2017. Mr. Paardenkooper has over 30 years of experience in the oil and gas mid and downstream sector. Prior to joining the Company he was Terminal Manager at Oiltanking Odfjell Terminal, Oman beginning in October 2014. Prior to that, Mr. Paardenkooper worked in various positions at Emirates National Oil Company from 2010 to 2014 (including as Manager Terminal UAE and Operations Manager) and worked for 21 years at Royal Vopak N.V. (“Vopak” is a leading independent tank storage company headquartered in Rotterdam, the Netherlands, and listed on the Euronext Amsterdam stock exchange) in various roles. During his time at Vopak, Mr. Paardenkooper was part of the team that developed, implemented and supported a global terminal operations system. Mr. Paardenkooper has a nautical and maritime educational background. His nautical education began at the Hogere Zeevaartschool in Rotterdam and was continued at Koninklijke Onderwijs Fonds in the Netherlands. After completing his nautical education, he started his career working on board of several types of vessels, mainly tankers, and held various positions, including officer roles before joining a predecessor of Vopak, Van Ommeren Tank Terminals in 1989. In connection with his role at Van Ommeren Tank Terminals, Mr. Paardenkooper completed a 3-year terminal education program to become a fully-qualified terminal operating engineer. That program included all aspects of a terminal such as operations, maintenance, health, safety, environment, fire-fighting, first aid, and ship & shore interface activities. Thereafter, Mr. Paardenkooper underwent training for industrial fire-fighters and a program for certification as a Process Operator (Vapro B). Mr. Paardenkooper has also completed a situational leadership program, a three-part change management program, a technical project management course related to, amongst other things, terminal expansion and refurbishment projects, a budget and finance training, a jet fuel operations program, and several training programs in customer handling. Mr. Paardenkooper’s extensive education and training prepared him to become a fully-qualified general manager or terminal manager of a terminal.

Saleh Yammout

Saleh Yammout is the Chief Financial Officer of BPGIC and will hold the same position with Pubco. Mr. Yammout joined the Company in October 2018. Mr. Yammout served as the Vice President (Finance & Administration) at the Rochester Institute of Technology (Dubai), having joined in 2014. Prior to this, he was a Senior Consultant at PwC from 2012 to 2014, and an Analyst at Al Hilal Bank from 2011 to 2012. Mr. Yammout holds a BSc in Economics with a concentration on International Relations from the Rochester Institute of Technology in New York.

Sa’eb El-Zein

Sa’eb El-Zein will be an independent director of Pubco and chairman of the audit committee. Mr. El-Zein joined the parent company of BPGIC in October 2018. Mr. El-Zein is also an independent director of BLOM Bank S.A.L, an independent director of BLOMINVEST Bank S.A.L, and a member of the Board Risk Management and the Consulting, Strategy and Corporate Governance Committee of both. Mr. El-Zein is also a member of the Nomination and Remuneration Committee of BLOMINVEST Bank S.A.L. He was the advisor and Board Member of Spinnaker Global Emerging Markets Fund. From 2008 to 2018 he was the Managing Partner for Spinnaker Capital (Middle East). Mr. El-Zein has nearly forty years of experience in the global financial industry. From 1994 to 2008, he worked at Credit Suisse (London), becoming a Managing Director in the Investment Banking and Capital Markets divisions. Prior to this, he was a Director at Deutsche Bank AG (London) from 1988 to 1994 and worked as a portfolio manager at Arab International Finance (London) from 1982 to 1988. Mr. El-Zein started his career as an Analyst at the Central Bank of Lebanon. Mr. El-Zein holds a BBA and an MBA from the American University of Beirut.

Dr. Simon Madgwick

Dr. Simon Madgwick will be an independent director of Pubco and a member of the audit and compensation committees. Dr. Madgwick joined the parent company in October 2018. Dr. Madgwick is also a partner of Portinate Consulting since 2017 and managing director of Protank Ltd since 2014. Prior to joining the Company, Dr. Madgwick was the Group Director of Strategy at LBC Tank Terminals Group until 2014, before which he was the Director of Asset Management at the Challenger Infrastructure Fund, a Principal in the London-based private equity team of Nikko Principal Investments Ltd and a Senior Manager at Celerant Consulting. Dr. Madgwick started his career at Pall Europe as an Engineer and Manager between 1990 and 1998. Dr. Madgwick holds a Bachelor of Engineering in Manufacturing Systems Engineering from the University of Portsmouth and a PhD in Change Management from Cranfield University. He also holds a qualification in corporate finance regulation from the Securities and Investment Institute.

Lina Saheb

Lina Saheb is the Chief Strategy Officer for BPGIC and will hold the same position with Pubco. Ms. Saheb joined BPGIC in 2013. Prior to joining BPGIC, Ms. Saheb worked with the initial shareholders of BPGIC on many different ventures including the establishment of BPGIC in Fujairah in 2010. Ms. Saheb has a Bachelor’s degree in Software Engineering from Mansour University, and finished a course in Banking and Finance from Emirates College of Technology and is pursuing a Master’s degree in International Business Law at Paris Sorbonne University Abu Dhabi, in the United Arab Emirates.

Faisal Selim

Faisal Selim will become the Chief Marketing Officer for BPGIC in December 2019 and will hold the same position with Pubco. Mr. Selim holds a Bachelor of Commerce from Al Shams University and is a Certified Public Accountant. From 2011 to 2019 he served as a CFO Consultant for Mega Group LLC. Prior to this, he worked for Al Brooge Securities as a Finance Manager from 2006 to 2010 and as a Documentation Control Manager-Credit Administration for Abu Dhabi Commercial Bank from 2004 to 2006. Mr. Selim served as a Credit Policy Supervisor at First Gulf Bank from 2000 to 2004 and at Oriflame from 1999 to 2000.

Family Relationships

There are no family relationships between any of the executive officers and directors.

Independence of Directors

As a result of its Ordinary Shares being listed on NASDAQ following consummation of the Business Combination, Pubco will adhere to the rules of NASDAQ in determining whether a director is independent. The board of directors of Pubco has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NASDAQ listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Role in Risk Oversight

Upon consummation of the Business Combination, Dr. Yousef Alassaf will be appointed as Chairman of the Board and Nicolaas Paardenkooper as Chief Executive Officer of Pubco. Pubco has determined that this structure, with separate Chairman and CEO roles, is in the best interests of Pubco at this time. A number of factors support this leadership structure, including, among others:

•        The planned separation of the Chairman and CEO roles will allow the CEO to focus his time and energy on operating and managing Pubco and BPGIC and leverage the experience and perspectives of the Chairman.

•        The Chairman serves as a liaison between the board and senior management but having an independent chairman also enables non-management directors to raise issues and concerns for board consideration without immediately involving management.

•        The Chairman sets the agenda for, and presides over, board meetings and independent sessions and coordinates the work of the committees of our Board, providing independent oversight and streamlining the CEO’s duties.

Pubco also believes in the importance of independent oversight. Pubco will look to ensure that this oversight is truly independent and effective through a variety of means.

Meetings and Committees of the Board of Directors

Upon consummation of the Business Combination, Pubco will establish a separately standing audit committee and compensation committee.

Audit Committee Information

Effective upon consummation of the Business Combination, Pubco will establish an audit committee comprised of independent directors. It is expected that the audit committee will initially consist of Sa’ab El-Zein, Dr. Simon Madgwick and Abu Bakar Chowdhury. Each of the members of the audit committee will be independent under the applicable NASDAQ listing standards. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Pubco’s independent accountants, review the results and scope of the audit and other accounting related services and review Pubco’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the NASDAQ listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under NASDAQ’s listing standards. NASDAQ’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Pubco will be required to certify to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Mr. Sa’eb El-Zein will serve as a financial expert on the audit committee.

Compensation Committee Information

Effective upon consummation of the Business Combination, the board of directors of Pubco will establish a compensation committee. It is expected that the Compensation Committee will initially consist of Dr. Yousef Alassaf, Dr. Simon Madgwick and Abu Bakar Chowdhury. The compensation committee will have a written charter. The purpose of the compensation committee will be to review and approve compensation paid to Pubco’s officers and directors and to administer Pubco’s incentive compensation plans, including authority to make and modify awards under such plans.

The Compensation Committee assists the Board in determining its responsibilities in relation to remuneration, including, amongst other matters, making recommendations to the Board on the Company’s policy on executive compensation, determining the individual remuneration and benefits package of each of the Executive Directors and recommending and monitoring the remuneration of senior management below board level.

The Compensation Committee Charter will provide that the Compensation Committee should consist of at least three members.

The membership of the Compensation Committee will include three independent directors (Dr. Simon Madgwick, Dr. Yousef Alassaf and Abu Bakar Chowdhury). The chairman of the Compensation Committee will be Dr. Simon Madgwick.

The Compensation Committee will meet formally three times a year and otherwise as required.

Code of Ethics

Upon consummation of the Business Combination, the board of directors will adopt a code of ethics and business conduct that applies to all of our executive officers, directors and employees. The code of ethics and business conduct codifies the business and ethical principles that will govern all aspects of Pubco’s business.

Corporate Governance Practices

As a foreign private issuer, Pubco may generally follow home country practice with respect to certain matters of corporate governance in lieu of the comparable governance provisions of the NASDAQ Listing Rules, except for certain matters including the composition and responsibilities of the audit committee and the independence of its members within the meaning of the rules and regulations of the SEC.

Pubco intends to follow home country practice in lieu of NASDAQ corporate governance requirements with respect to the following NASDAQ requirements:

•        Executive Sessions.    We will not be required to and, in reliance on home country practice, we may not, comply with certain NASDAQ rules requiring Pubco’s independent directors to meet in regularly scheduled executive sessions at which only independent directors are present. Pubco will follow Cayman Islands practice which does not require independent directors to meet regularly in executive sessions separate from the full board of directors.

•        Nomination of Directors.    Pubco’s director nominees may not be selected or recommended for the board of director’s selection by either (i) independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or (ii) a nominations committee comprised solely of independent directors, as required under NASDAQ rules. Pubco will follow Cayman Islands practice which does not require director nominations to be made or recommended solely by independent directors. Further, Pubco will not have a formal written charter or board resolution addressing the director nominations process. Pubco will follow Cayman Islands practice which does not require Pubco to have a formal written charter or board resolution addressing the director nominations process.

•        Proxy Statements.    We will not be required to and, in reliance on home country practice, we may not, comply with certain NASDAQ rules regarding the provision of proxy statements for general meetings of shareholders. Pubco will follow Cayman Islands practice which does not impose a regulatory regime for the solicitation of proxies.

•        Shareholder Approval.    Pubco will not be required to and, in reliance on home country practice, it does not intend to, comply with certain NASDAQ rules regarding shareholder approval for certain issuances of securities under NASDAQ Rule 5635. In accordance with the provisions of Pubco’s Amended and Restated Memorandum and Articles of Association, Pubco’s board of directors is authorized to issue securities, including ordinary shares, warrants and convertible notes.

EXECUTIVE COMPENSATION

Twelve Seas Executive Officer and Director Compensation

Twelve Seas is an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Twelve Seas has received any compensation for services rendered to Twelve Seas. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of Twelve Seas’ existing shareholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Business Combination. Since its formation, Twelve Seas has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

Twelve Seas’ executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on Twelve Seas’ behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Twelve Seas’ board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Twelve Seas generally does not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement. As of the date of this proxy statement/prospectus, there is $60,175 of unpaid reimbursable expenses.

BPGIC Executive Officer and Director Compensation

In the year ended December 31, 2018, USD677,301 was paid as remuneration to the Senior Managers in their capacity as executive officers.

Name	Fees/basic salary (USD)	Bonus (USD)	Benefits (USD)	Total (USD)
Executive Officers
Nicolaas Paardenkooper(1)	130,683	78,410	141,029	350,122
Lina S. Saheb	81,677	—	144,405	226,082
Douglas MacLennan(2)	25,411	—	29,042	54,453
Kamal Goyal(2)	22,990	—	23,654	46,644

____________

(1)      Mr. Paardenkooper joined BPGIC in June 2017. In July 2018 he was paid a bonus of USD 78,410 upon completion of one full year of service.

(2)      As of June 30, 2019, Mr. Douglas MacLennan and Mr. Kamal Goyal were no longer employed by Brooge Petroleum and Gas Investment Company FZE.

Other than end of service gratuity amounts required to be set aside pursuant to UAE labor laws, at December 31, 2018 no amounts were set aside or accrued by BPGIC to provide pension, retirement or other benefits to the Directors or the Senior Managers.

Pubco Executive Officer and Director Compensation Following the Business Combination

The policies of Pubco with respect to the compensation of its executive officers and following the Business Combination will be administered by Pubco’s board in consultation with its compensation committee (as described above). The compensation policies followed by Pubco will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of BPGIC and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to Pubco’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as Pubco believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. Pubco believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. Following consummation of the Business Combination, Pubco will adopt a long-term incentive plan which will reflect what Pubco believes is a focus on performance- and equity-based compensation. Since Pubco will not have a compensation committee until completion of the Business Combination, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Pubco intends to be competitive with other similarly situated companies in its industry following completion of the Business Combination.

The compensation decisions regarding Pubco’s executives will be based on Pubco’s need to attract individuals with the skills necessary for Pubco to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Pubco’s expectations.

Since Pubco’s compensation committee will not be formed until consummation of the Business Combination, Pubco has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, Pubco may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Pubco’s compensation committee will be charged with performing an annual review of Pubco’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Compensation Components

Base Salary.    Upon consummation of the Business Combination, Pubco intends to preserve the cash compensation of its executive officers, until the compensation committee has adequate opportunity to assess its executive’s compensation. Pubco will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.    Pubco intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

Equity Awards.    Pubco intends to establish an equity incentive plan to incentivize its employees.

Severance Benefit.    Pubco currently has no severance benefits plan. Pubco may consider the adoption of a severance plan for executive officers and other employees in the future.

Director Compensation.    Pubco currently does not have a definitive compensation plan for its future directors. Pubco, working with the compensation committee, anticipates setting director compensation at a level comparable with those directors with similar positions at comparable companies.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Twelve Seas

The following table sets forth information regarding the beneficial ownership of ordinary shares of Twelve Seas as of the date of this proxy statement/prospectus based on information obtained from the persons named below:

•        each person known by Twelve Seas to be the beneficial owner of more than 5% of Twelve Seas’ outstanding ordinary shares;

•        each of Twelve Seas’ executive officers and directors that beneficially owns ordinary shares of Twelve Seas; and

•        all Twelve Seas’ executive officers and directors as a group.

Unless otherwise indicated, Twelve Seas believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

In the table below, percentage ownership is based on 26,779,000 ordinary shares outstanding. Voting power represents the voting power of the ordinary shares owned beneficially by such person. On all matters to be voted upon, the holders of the ordinary shares vote together as a single class.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class
Neil Richardson(3)	—	0
Dimitri Elkin(3)	5,604,000	20.9
Stephen A. Vogel(3)	—	0
Bryant B. Edwards(3)	—	0
Stephen N. Cannon(3)	—	0
Gregory Stoupnitzky(4)	50,000	*
Suneel G. Kaji	50,000	*
All executive officers and directors as a group (7 individuals)	5,704,000	21.3
Twelve Seas Sponsors I LLC(2)	5,604,000	20.9
Polar Asset Management LLC(5)	1,937,601	7.24
Weiss Asset Management LP(6)	1,785,298	6.67
Basso SPAC Fund LLC(7)	1,362,918	5.09

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 135 E 57th St. 18th Floor, New York, New York 10022.

(2)      Interests shown consist of currently held 5,075,000 Founder Shares and 529,000 private shares. Does not reflect (i) the forfeiture of 1,035,000 Founder Shares at Closing, (ii) the 50,000 Private Placement Units issuable if the Sponsor elects to convert the Sponsor loan at Closing and (iii) shares issuable at Closing upon conversion of the Rights contained in the Private Placement Units.

(3)      These shares represent the shares held by our Sponsor. Currently, Dimitri Elkin, our Chief Executive Officer, is the sole managing member of our Sponsor. Consequently, he may be deemed the beneficial owner of the shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Elkin disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. In addition, each of Bryant B. Edwards and Stephen A. Vogel has the right to designate a managing member in addition to Mr. Elkin or to replace Mr. Elkin, pursuant to the operating agreement of the Sponsor. Each of Neil Richardson, Stephen A. Vogel, Bryant B. Edwards and Stephen N. Cannon is a member of Sponsor. All such individuals disclaim beneficial ownership of any shares other than to the extent they may have a pecuniary interest therein.

(4)      Gregory A. Stoupnitzky, one of our directors, holds such interests through CIS Capital LLC, of which he is the sole managing member and has sole voting and dispositive power over the shares held thereby.

(5)      According to a Schedule 13G filed with the SEC on February 11, 2019, Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar

Vehicles”), with respect to the ordinary shares of Twelve Seas directly held by the Polar Vehicles. The address of the principal business office of the reporting person is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(6)      According to a Schedule 13G filed with the SEC on March 29, 2019, Weiss Asset Management L.P., a Delaware limited partnership, WAM GP LLC, a Delaware limited liability company and Andrew M. Weiss, Ph.D., a United States citizen, each share voting and dispositive power with respect to 1,785,298 ordinary shares of Twelve Seas and BIP GP LLC, a Delaware limited liability company, shares voting and dispositive power with respect to 1,505,638 ordinary shares of Twelve Seas. Shares reported therein for BIP GP LLC include shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP LLC is the sole general partner. Weiss Asset Management L.P. is the sole investment manager to the Partnership. WAM GP LLC is the sole general partner of Weiss Asset Management L.P. Andrew Weiss is the managing member of WAM GP LLC and BIP GP LLC. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management L.P. include shares beneficially owned by the Partnership (and reported for BIP GP). Each of the parties disclaims beneficial ownership of the shares reported as beneficially owned except to the extent of their respective pecuniary interests thereto. The business address for each of these reporting persons is 222 Berkeley St., 16th Floor, Boston, MA 02116.

(7)      According to a Schedule 13G filed with the SEC on August 19, 2019, Basso SPAC Fund LLC, a Delaware limited liability company (“Basso LLC”) shares voting and dispositive power with Basso Management, LLC, a Delaware limited liability company, Basso Capital Management, L.P., a Delaware limited partnership, Basso GP, LLC, a Delaware limited liability company and Howard I. Fischer, a United States Citizen, with regard to the 1,362,918 ordinary shares of Twelve Seas. Basso Management, LLC is the manager of Basso LLC. Basso Capital Management, L.P. serves as the investment manager of Basso LLC. Basso GP, LLC is the general partner of Basso Capital Management, L.P. Mr. Fischer is the sole portfolio manager of Basso LLC, the Chief Executive Officer and a founding partner of Basso Capital Management, L.P., and a member of each of Basso Management, LLC and Basso GP, LLC. Accordingly, each of such entities and Mr. Fischer may be deemed to indirectly beneficially own the shares held by Basso LLC. The address of the principal business office of each of the reporting persons is 1266 East Main Street, Fourth Floor, Stamford, Connecticut 06902.

The table above does not include the ordinary shares underlying the Public Warrants, or the private placement Warrants included in the Private Placement Units held or to be held by Twelve Seas’ officers or Sponsor, because these securities are not exercisable within 60 days of this proxy statement/prospectus.

Security Ownership of BPGIC

There are issued and outstanding 100 shares of BPGIC. BPGIC’s shares are held by one shareholder, and are not publicly traded.

Security Ownership of Certain Beneficial Owners and Management of Pubco

The following tables sets forth information regarding the beneficial ownership of Pubco Ordinary Shares as of the Record Date and immediately following consummation of the Business Combination by:

•        each person known by Pubco to be the beneficial owner of more than 5% of Pubco’s outstanding ordinary shares upon the consummation of the Business Combination;

•        each of Twelve Seas’ current executive officers and directors;

•        all of Twelve Seas’ current executive officers and directors as a group;

•        each person who will become an executive officer or a director of Pubco upon consummation of the Business Combination; and

•        all of Pubco’s executive officers and directors as a group upon the consummation of the Business Combination.

	Pre-Business Combination		Post-Business Combination
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned		% of Class(15)
Directors and Executive Officers of Twelve Seas
Neil Richardson	—	0	—		0
Dimitri Elkin	—	0	4,621,900	(17)	3.6%
Stephen A. Vogel	—	0	—		0
Bryant B. Edwards	—	0	—		0
Stephen N. Cannon	—	0	—		0
Gregory Stoupnitzky	—	0	50,000		*
Suneel G. Kaji	—	0	50,000		*
All executive officers and directors as a group (7 individuals)	—	0	4,721,900	(17)	3.7%
Directors and Executive Officers of Pubco Pre-Business Combination
Meclomen Maramot	1	100%	—		0
Five Percent Holders of Pubco Pre-Business Combination
Meclomen Maramot	1	100%	—		0
Directors and Exeuctive Officers of Pubco Post-Business Combination
Dr. Yousef Alassaf	—	—	—		0
Abu Bakar Chowdhury	—	—	8,333,333	(16)	6.5%
Nicolaas Paardenkooper	—	—	100,000,000	(1)	78.2%
Saleh Yammout	—	—	—		0
Sa’eb El-Zein	—	—	—		0
Dr. Simon Madgwick	—	—	—		0
Lina S. Saheb	—	—	—		0
Faisal Selim	—	—	—		0
All executive officers and directors as a group (8 individuals)	—	—	100,000,000		78.2%
Five Percent Holders Post-Business Combination
BPGIC Holdings Limited(2)	—	—	100,000,000		78.2%
SBD International LP(3)	—	—	60,000,000		46.9%
SD Holding Limited(4)	—	—	60,000,000		46.9%
Salman Dawood Salman Al-Ameri(5)	—	—	69,800,000		54.6%
HBS Investments LP(6)	—	—	9,800,000		7.7%
O2 Investments Limited(7)	—	—	9,800,000		7.7%
H Capital International LP(8)	—	—	10,200,000		8.0%
Gyan Investments Limited(9)	—	—	10,200,000		8.0%
Hind Mohammed Muktar Ahmed(10)	—	—	10,200,000		8.0%
His Highness Sheikh Mohammad bin Khalifa bin Zayed Al Nayhan(11)	—	—	20,000,000		15.6%
Twelve Seas Sponsors I LLC	—	—	4,621,900	(17)	3.6%
MENA Energy Service Holdings Limited(12)	—	—	8,333,333		6.5%
IDB Infrastructure Fund II B.S.C(c)(13)	—	—	8,333,333		6.5%
ASMA Capital(14)	—	—	8,333,333		6.5%

____________

*        less than 1%.

(1)      Represents the shares that will be held by BPGIC Holdings Limited, following the Business Combination. Mr. Paardenkooper will be the CEO of BPGIC Holdings Limited, consequently, he may be deemed the beneficial owner of 100% of the shares held by BPGIC Holdings Limited. Mr. Paardenkooper disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein.

(2)      20,000,000 Ordinary Shares beneficially owned by BPGIC Holdings Limited will be held in escrow and subject to forfeiture until Pubco satisfies certain milestones.

(3)      SBD International LP holds a controlling interest in BPGIC Holdings Limited. Its pro rata percentage of the Pubco Ordinary Shares held by BPGIC Holdings Limited will be 60%, i.e., 60,000,000 Ordinary Shares. Similarly, SBD International LP’s pro rata portion of the Ordinary Shares held in escrow will be 60%.

(4)      Represents the interest of SBD International LP in the shares held by BPGIC Holdings Limited. Following the Business Combination, SD Holding Limited will be general partner of SBD International LP, consequently, it may be deemed the beneficial owner of 60% of the shares held by BPGIC Holdings Limited. SD Holding Limited disclaims beneficial ownership of any shares other than to the extent it may have a pecuniary interest therein.

(5)      Represents the interests of SBD International LP and HBS Investments LP in the shares held by BPGIC Holdings Limited. Following the Business Combination, Salman Dawood Salman Al-Ameri will be the sole shareholder of SD Holding Limited (following the Business Combination, the general partner of SBD International LP) and the sole shareholder of O2 Investments Limited (following the Business Combination the general partner of HBS Investments LP). Consequently, Mr. Al-Ameri may be deemed the beneficial owner of 69.8% of the shares held by BPGIC Holdings Limited. Mr. Al-Ameri disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein.

(6)      Represents the interests of HBS Investments LP in the shares held by BPGIC Holdings Limited. HBS Investments LP’s pro rata portion of the Ordinary Shares held in escrow will be 9.8%.

(7)      Represents the interests of HBS Investments LP in the shares held by BPGIC Holdings Limited. Following the Business Combination, O2 Investments Limited will be the general partner of HBS Investments LP, consequently, it may be deemed the beneficial owner of 9.8% of the shares held by BPGIC Holdings Limited. O2 Investments Limited disclaims beneficial ownership of any shares other than to the extent it may have a pecuniary interest therein.

(8)      Represents the interests of H Capital International LP in the shares held by BPGIC Holdings Limited. H Capital International LP’s pro rata portion of the Ordinary Shares held in escrow will be 10.2%.

(9)      Represents the interests of H Capital International LP in the shares held by BPGIC Holdings Limited. Following the Business Combination, Gyan Investments Limited will be the general partner of H Capital International LP, consequently, it may be deemed the beneficial owner of 10.2% of the shares held by BPGIC Holdings Limited. Gyan Investments Limited disclaims beneficial ownership of any shares other than to the extent it may have a pecuniary interest therein.

(10)    Represents the interest of H Capital International LP in the shares held by BPGIC Holdings Limited. Following the Business Combination, Mrs. Hind Mohammed Muktar Ahmed will be the sole shareholder of Gyan Holdings Limited, the general partner of H Capital International LP, consequently, it may be deemed the beneficial owner of 10.2% of the shares held by BPGIC Holdings Limited. Mrs. Hind Mohammed Muktar Ahmed disclaims beneficial ownership of any shares other than to the extent she may have a pecuniary interest therein.

(11)    Represents the interests of His Highness Sheikh Mohammad bin Khalifa bin Zayed Al Nayhan in the shares held by BPGIC Holdings Limited His Highness Sheikh Mohammad bin Khalifa bin Zayed Al Nayhan’s pro rata portion of the Ordinary Shares held in escrow will be 20%.

(12)    Following the Business Combination, MENA Energy Services Holdings Limited will hold convertible securities in BPGIC Holdings Limited that will entitle it to convert its securities in BPGIC Holdings Limited into 8,333,333 of the Ordinary Shares of Pubco that will be owned by BPGIC Holdings Limited.

(13)    Represents the interest of MENA Energy Services Holdings Limited in the shares held by BPGIC Holdings Limited. Following the Business Combination, IDB Infrastructure Fund II B.S.C(c) will be the sole shareholder of MENA Energy Services Holdings Limited, consequently it may be deemed the beneficial owner of the 8,333,333 Ordinary Shares of Pubco that MENA Energy Services Holdings Limited would receive upon conversion of its securities in BPGIC Holdings Limited. IDB Infrastructure Fund II B.S.C(c) disclaims beneficial ownership of any shares other than to the extent it may have a pecuniary interest therein.

(14)    Represents the interest of MENA Energy Services Holdings Limited in the shares held by BPGIC Holdings Limited. Following the Business Combination, ASMA Capital will hold 99% of the equity of IDB Infrastructure Fund II B.S.C(c), the sole shareholder of MENA Energy Services Holdings Limited, consequently it may be deemed the beneficial owner of the 8,333,333 Ordinary Shares of Pubco that MENA Energy Services Holdings Limited would receive upon conversion of its securities in BPGIC Holdings Limited. ASMA Capital disclaims beneficial ownership of any shares other than to the extent it may have a pecuniary interest therein.

(15)    Based on 127,866,900 Ordinary Shares outstanding immediately after the Closing, which reflects: (i) the forfeiture of 1,035,000 Founder Shares by Initial Shareholders, (ii) the issuance of 52,900 shares underlying the Rights contained in the Private Placement Units, (iii) the issuance of 2,070,000 shares underlying the Rights contained in the Units, and (iv) the issuance of 100,000,000 shares to the Seller. Does not reflect (i) the 50,000 Private Placement Units issuable if the Sponsor elects to convert the Sponsor loan at Closing, (ii) the 20,700,000 Ordinary Shares issuable upon exercise of the warrants issued in exchange for the Public Warrants, or (iii) the 529,000 Ordinary Shares issuable upon exercise of the warrants issued to the Sponsor in exchange for the Warrants contained in the Private Placement Units.

(16)    Represents the interest of MENA Energy Services Holdings Limited in the shares held by BPGIC Holdings Limited. Following the Business Combination, Mr. Chowdhury will be the Managing Director and Chief Financial Officer of ASMA Capital which will hold 99% of the equity of IDB Infrastructure Fund II B.S.C(c), the sole shareholder of MENA Energy

Services Holdings Limited, consequently he may be deemed the beneficial owner of the 8,333,333 Ordinary Shares of Pubco that MENA Energy Services Holdings Limited would receive upon conversion of its securities in BPGIC Holdings Limited. Mr. Chowdhury disclaims beneficial ownership of any shares other than to the extent it may have a pecuniary interest therein.

(17)    Does not include (i) 529,000 Ordinary Shares issuable upon exercise of warrants underlying the Private Placement Units and (ii) 50,000 Private Placement Units (and underlying securities) issuable if Sponsor elects to convert the $500,000 Convertible Note at Closing.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Twelve Seas or its securities, the Twelve Seas Initial Shareholders, officers and directors as well as BPGIC and/or their affiliates, may enter into a written plan to purchase Twelve Seas securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed below do not include any such shares that may be purchased after the Record Date.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Twelve Seas or its securities, the Twelve Seas Initial Shareholders, officers and directors as well as BPGIC or BPGIC’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares of Twelve Seas or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the shareholders of Twelve Seas approve the Business Combination Proposal and the Merger Proposal, that Twelve Seas will have at least $5,000,001 of net tangible assets upon the consummation of the Business Combination after taking into account holders of Public Shares that properly demanded Redemption of their Public Shares into cash, when it appears that such requirements would otherwise not be met, and that Pubco and Twelve Seas will have Closing Net Cash of at least $125,000,000 as of the Closing taking into account Redemptions of Public Shares and the proceeds of any private placement. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or Warrants owned by the Twelve Seas Initial Shareholders for nominal value.

Entering into any such arrangements may have a depressive effect on the ordinary shares of Twelve Seas. For example, as a result of these arrangements, an investor or holder may have Twelve Seas, BPGIC or their respective affiliates effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Twelve Seas will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals included herein or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Twelve Seas Related Party Transactions

Founders Shares

In December 2017, our Initial Shareholders purchased an aggregate of 4,312,500 ordinary shares, which we refer to throughout this proxy statement/prospectus as the “Founder Shares,” for an aggregate purchase price of $25,000, or approximately $0.006 per share. In December 2017, our Sponsor transferred 50,000 of such Founder Shares to each of Messrs. Stoupnitzky and Kaji at cost. On June 1, 2018, our Sponsor returned 1,437,500 ordinary shares to us for cancellation resulting in an aggregate of 2,875,000 Founder Shares being outstanding and held by our Initial Shareholders. On June 8, 2018, we effectuated a 1.5-for-1 dividend of our ordinary shares resulting in an aggregate of 4,312,500 Founder Shares outstanding and held by our Initial Shareholders. On June 19, 2018, we effectuated a 1.2-for-1 dividend of our ordinary shares resulting in an aggregate of 5,175,000 Founder Shares outstanding and held by our Initial Shareholders.

The 5,175,000 Founders Shares included an aggregate of up to 675,000 shares which were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that the Sponsor would own, on an as-converted basis, 20.0% of Twelve Seas’ issued and outstanding shares after the Initial Public Offering (excluding the placement shares and representative shares). As a result of the underwriters’ election to exercise their over-allotment option in full on June 28, 2018, the 675,000 Founder Shares were no longer subject to forfeiture. However, the Initial Shareholders have agreed to forfeit 1,035,000 Founder Shares at Closing.

The Initial Shareholders have agreed that, subject to certain limited exceptions, 50% of their Founders Shares will not be transferred, assigned or sold until one year after the date of the consummation of a business combination or earlier if, subsequent to a business combination, the last sales price of Twelve Seas’ ordinary shares (or equivalent securities) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, and the remaining 50% of its Founders Shares will not be transferred, assigned or sold until one year after the date of the consummation of a business combination.

Placement Units

Simultaneously with Twelve Seas’ Initial Public Offering, the Sponsor purchased an aggregate of 475,000 Private Placement Units at a price of $10.00 per Unit (for an aggregate purchase price of $4,750,000). In addition, on June 28, 2018, Twelve Seas consummated the sale of an additional 54,000 Private Placement Units at a price of $10.00 per Unit, which were purchased by the Sponsor, generating gross proceeds of $540,000. Each Private Placement Unit consists of one placement share, one placement Right and one placement Warrant. The proceeds from the Private Placement Units were added to the proceeds from Twelve Seas’ Initial Public Offering held in the Trust Account. If Twelve Seas does not complete a business combination by December 22, 2019, the proceeds of the sale of the Private Placement Units will be used to fund the Redemption of the Public Shares (subject to the requirements of applicable law) and the placement Rights and placement Warrants will expire worthless.

The Private Placement Units are identical to the Units sold in the Initial Public Offering except that the underlying placement Warrants: (i) are not be redeemable by us and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchaser or any of their permitted transferees. The placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Warrants included in the Units sold in the Initial Public Offering if they are held by someone other than the initial purchasers or any of their permitted transferees. The initial purchasers have agreed not to transfer, assign or sell any of the Private Placement Units or their underlying securities, including the ordinary shares issuable upon conversion of the placement Rights or exercise of the placement Warrants (except to certain permitted transferees), until after the completion of Twelve Seas’ initial business combination.

Related Party Advances

As of December 31, 2018 and September 30, 2019, the amount due to related parties was $124,293 and $71,672, respectively. The amounts include unpaid reimbursements for travel and business expenses incurred by the directors and officers on behalf of Twelve Seas and accrued administrative service fees to an affiliate of the Sponsor.

For the period from November 30, 2017 through December 31, 2017, a related party, on behalf of the Sponsor, had advanced to Twelve Seas an aggregate of $46,500 in regards to the formation costs and costs associated with the Initial Public Offering. On May 22, 2018, the Sponsor advanced to Twelve Seas an additional $150,000. On June 1, 2018, two related parties, on behalf of the Sponsor, advanced to Twelve Seas an aggregate of $60,000. On June 18, 2018, the Sponsor advanced to Twelve Seas an additional $43,500. The loans were non-interest bearing, unsecured and due on demand. Twelve Seas repaid the Sponsor in full with $300,000 from the proceeds of the Initial Public Offering not placed in the Trust Account on June 22, 2018.

Administrative Services Agreement

Twelve Seas entered into an agreement whereby, commencing on June 20, 2018 through the earlier of the consummation of a business combination or its liquidation, Twelve Seas will pay the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. As of January 1, 2019, Twelve Seas has terminated this arrangement. As of December 31, 2018 and September 30, 2019, Twelve Seas had a payable of $20,000 and $0, respectively, included in due to related parties, and incurred $63,000 and $0 for the administrative service fee for the year ended December 31, 2018 and nine months ended September 30, 2019, respectively.

Related Party Loans

On April 4, 2019, Twelve Seas issued an unsecured promissory note (the “Convertible Note”) in the principal amount of up to $500,000 to the Sponsor. Such note is non-interest bearing, unsecured and repayable in full on the earlier of the consummation of Twelve Seas’ business combination or its liquidation. The loan may also be converted into Units of the post-business combination entity at a price of $10.00 per Unit. As of September 30, 2019, the Sponsor funded an aggregate of $500,000 of such note.

On October 21, 2019, Twelve Seas issued an unsecured promissory note (the “Non-Convertible Note”) in the principal amount of up to $300,000 to the Sponsor. The Non-Convertible Note bears no interest and is repayable in full upon consummation of Twelve Seas’ initial Business Combination. As of October 29, 2019, the Sponsor had funded an aggregate amount of $200,000 to Twelve Seas pursuant to the Non-Convertible Note.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our ordinary shares, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested independent directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our Initial Shareholders unless we obtain an opinion from an independent investment banking firm that the Business Combination is fair to our unaffiliated shareholders from a financial point of view. Furthermore, in no event will any of our existing officers, directors or Initial Shareholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

BPGIC Related Party Transactions and Policies

Related Party Transactions

The Phase I & II Customer, Al Brooge International Advisory LLC is partially owned by Mrs. Hind Muktar. Mrs. Hind Muktar will also be a limited partner of H Capital International LP and the sole shareholder of Gyan Investments Limited, the general partner of H Capital International LP. The Phase I Customer Agreement provides for Al Brooge International Advisory LLC to lease all 14 Phase I storage tanks for a fixed fee per cubic meter per month payable in advance on a monthly basis. The Phase I Customer Agreement also provides that Al Brooge International Advisory LLC shall pay BPGIC a fixed fee per cubic meter per month for product throughput with a supplementary fee per metric ton of throughput in excess of agreed volume, a fixed blending fee per cubic meter per month, a fixed inter tank transfer fee per cubic meter per month, and a fixed heating fee of per cubic meter per month. Further, BPGIC is entitled to pass through any tariffs, additional charges or fees imposed by the Port of Fujairah. BPGIC is entitled to review and seek to amend the fees every two years. This adjustment can result only in the fees remaining constant or increasing. BPGIC believes that the terms of this agreement are no less favorable to BPGIC than would result from a similar transaction with an unaffiliated third party. Al Brooge International Advisory LLC is only allowed to sublease the Phase I storage tanks with BPGIC’s prior approval. H Capital International LP is a minority stakeholder in BPGIC and following a planned sale of Mrs. Muktar’s shares in Al Brooge International Advisory LLC, Al Brooge International Advisory LLC will no longer be a related party.

The Phase I & II Customer, Al Brooge International Advisory LLC is partially owned by Mrs. Hind Muktar. Mrs. Hind Muktar will also be a limited partner of H Capital International LP and the sole shareholder of Gyan Investments Limited, the general partner of H Capital International LP. The Phase II Customer Agreement provides for Al Brooge International Advisory LLC to lease all 8 Phase II storage tanks for a fixed fee per cubic meter per month payable in advance on a monthly basis. The Phase II Customer Agreement also provides that Al Brooge International Advisory LLC shall pay BPGIC a fixed fee per cubic meter per month for product throughput with a supplementary fee per metric ton of throughput in excess of agreed volume, a fixed blending fee per cubic meter per month, a fixed inter tank transfer fee per cubic meter per month, and a fixed heating fee per cubic meter per month. Further, BPGIC is entitled to pass through any tariffs, additional charges or fees imposed by the Port of Fujairah. BPGIC is entitled to review and seek to amend the fees every two years. This adjustment can result only in the fees remaining constant or increasing. BPGIC believes that the terms of this agreement are no less favorable to BPGIC than would result from a similar transaction with an unaffiliated third party. Al Brooge International Advisory LLC is only allowed to sublease the Phase II storage tanks with BPGIC’s prior approval. H Capital International LP is a minority stakeholder in BPGIC and following a planned sale of Mrs. Muktar’s shares in Al Brooge International Advisory LLC, Al Brooge International Advisory LLC will no longer be a related party.

Related Party Transaction Policies

Upon consummation of the Business Combination, the board of directors will adopt a code of ethics and business conduct that requires it, and its directors, officers and employees to avoid conflicts of interest, such as related party transactions, unless specifically authorized. The board of directors will also adopt a related party transaction policy to govern the procedures for evaluation and authorization of related party transactions. Related party transactions will be defined as any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) Pubco is or will be a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, and (iii) any related party has or will have a direct or indirect interest. This also includes any material amendment or modification to an existing related party transaction.

The audit committee will be responsible for reviewing and approving related party transactions to the extent Pubco contemplates engaging in such a transaction. The audit committee will review all of the relevant facts and circumstances of all related party transactions that require its approval and either approve or disapprove of the entry into the related party transaction.

The audit committee will review all relevant information available to it about the related party transaction. The audit committee will approve the related party transaction only if it determines in good faith that, under all of the circumstances, the transaction is in the best interests of Pubco and its shareholders. The audit committee, in its sole discretion, will impose such conditions as it deems appropriate on Pubco or the related party in connection with the approval of the related party transaction. No director will be permitted to participate in the discussions or approval of a transaction in which he or she is a related party, but that director will be required to provide all material information concerning the related party transaction to the audit committee.

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the share capital of Pubco following the transactions includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of Pubco that will be in effect upon completion of the transactions. This description is qualified by reference to Pubco’s Amended and Restated Memorandum and Articles of Association as will be in effect upon consummation of the transactions, copies of which are attached to this proxy statement/prospectus as Annex B and is incorporated in this proxy statement/prospectus by reference. References in this section to “we,” “us” or the “Company” refer to Pubco.

General

The Constitutional Documents of Pubco will provide for the issuance of 450,000,000 Ordinary Shares, par value $.0001, and 50,000,000 preferred shares, par value $.0001.

In the Merger, Pubco will issue its Ordinary Shares in exchange for the outstanding securities of Twelve Seas as follows:

•        each ordinary share of Twelve Seas will be exchanged for one Ordinary Share of Pubco, except for Public Shares that have been converted into a pro rata portion of Twelve Seas’ Trust Account;

•        each Twelve Seas Warrant will remain outstanding but will be deemed converted into one warrant of Pubco; and

•        each Twelve Seas Right shall be automatically converted into the number of Ordinary Shares of Pubco as if the Right has been converted into its underlying ordinary shares of Twelve Seas immediately prior to the Closing.

This proxy statement/prospectus covers an aggregate of 26,779,000 Ordinary Shares, 21,229,000 warrants, and 23,351,900 Ordinary Shares issuable upon exercise of warrants and Rights, all of which will be issued by Pubco as a result of the Merger in exchange for the outstanding securities of Twelve Seas.

In the Share Exchange, the holders of BPGIC’s securities will receive approximately 100 million Ordinary Shares of Pubco.

Ordinary Shares

The holders of Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of Pubco’s Ordinary Shares will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or Redemption provisions applicable to the ordinary shares.

Preferred Shares

The amended and restated memorandum and articles of association of Pubco, as amended, will authorize the issuance of up to 50,000,000 blank check preferred shares with such designations, rights and preferences as may be determined from time to time by Pubco’s board of directors. Accordingly, Pubco’s board of directors will be empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Ordinary Shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of Pubco.

Warrants

Upon the Closing, each outstanding Warrant of Twelve Seas shall automatically represent the right to purchase one Ordinary Share of Pubco in lieu of one ordinary share of Twelve Seas at a price of $11.50 per share, subject to adjustment as discussed below. However, no Pubco warrants to be issued in exchange for Public Warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of such warrants is not effective within a specified period following the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis in the same manner as if we called the warrants for Redemption and required all holders to exercise their warrants on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Ordinary Shares for the ten (10) trading days ending on the trading day prior to the date of exercise. The Pubco warrants will become exercisable thirty (30) days after the Closing and will expire on the fifth anniversary of the Closing.

The Pubco warrants to be issued in exchange for private warrants are identical to warrants to be issued in exchange for the Public Warrants, except that such private warrants will be exercisable for cash (even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

We may call the warrants for Redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant,

•        at any time while the warrants are exercisable;

•        upon not less than 30 days’ prior written notice of Redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of Redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of Redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of Redemption. On and after the Redemption date, a record holder of a warrant will have no further rights except to receive the Redemption price for such holder’s warrant upon surrender of such warrant.

The Redemption criteria for Pubco’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our Redemption call, the Redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for Redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of Redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our Ordinary Shares at the time the warrants are called for Redemption, our cash needs at such time and concerns regarding dilutive stock issuances.

The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of

Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

Dividends

Twelve Seas has not paid any cash dividends on its ordinary shares to date and does not intend to pay dividends prior to the completion of the Business Combination.

Pubco has informed Twelve Seas that it intends to pay a $0.25 quarterly dividend to its public shareholders following the consummation of the Business Combination with the first dividend to be paid in the first quarter of 2020. However, Pubco has not committed to paying a cash dividend on such terms and in such amount with respect to its Ordinary Shares, and Pubco may not pay cash dividends with respect to its Ordinary Shares at all. No assurance can be given that Pubco will ultimately pay any dividend to its shareholders. In order to balance the growth capital needs of Pubco while providing an attractive investment proposition to Twelve Seas’ shareholders, the following post-Business Combination shareholders of Pubco have agreed to waive their rights to receive such dividends for two years following the Closing: (i) the Seller, (ii) the holders of 4,140,000 shares issued to the Sponsor, and to certain officers and directors of Twelve Seas (which will remain outstanding after giving effect to certain forfeitures pursuant to the Business Combination Agreement), and (iii) the holders of 375,000 shares issued to EarlyBirdCapital, Inc. and its affiliates in connection with Twelve Seas’ Initial Public Offering (collectively the “Waiving Holders”). Pubco intends to segregate and hold in reserve, sufficient funds from the proceeds received in the Business Combination to cover the first two years of dividend payments to its public shareholders. The table below describes the number of Ordinary Shares on which such dividend would be paid, the total amount that would be paid by Pubco per quarter, and the total amount of proceeds received in the Business Combination that Pubco intends to segregate and hold in reserve to cover the first two years of such dividend payments, for the following two scenarios:

Scenario	Number of Ordinary Shares Receiving Dividend	One Quarter (at $0.25 per Ordinary Share, per quarter)	Two Years (at $0.25 per Ordinary Share, per quarter)
No Redemption of Twelve Seas ordinary shares(1)	23,351,900	$5,837,975.00	$46,703,800.00
Maximum Redemption of Twelve Seas ordinary shares such that Closing Net Cash will be at least $125,000,000 after giving effect to payments to redeeming shareholders(2)	15,785,650	$3,946,412.50	$31,571,300.00

____________

(1)      Includes Ordinary Shares to be issued in exchange for (i) 20,700,000 Public Shares, (ii) 529,000 Twelve Seas ordinary shares underlying the Private Placement Units, and (iii) 2,122,900 Twelve Seas ordinary shares underlying the Rights. Does not include (a) securities underlying the 50,000 Private Placement Units issuable if the Sponsor elects to convert the Sponsor loan at Closing, (b) 20,700,000 Ordinary Shares issuable upon exercise of the Pubco warrants to be issued in exchange for the Public Warrants, or (c) 529,000 Ordinary Shares issuable upon exercise of the Pubco warrants to be issued to the Sponsor in exchange for the Warrants contained in the Private Placement Units.

(2)      Includes Ordinary Shares to be issued in exchange for (i) 13,133,750 Public Shares, (ii) 529,000 Twelve Seas ordinary shares underlying the Private Placement Units, and (iii) 2,122,900 Twelve Seas ordinary shares underlying the Rights. Does not include (a) securities underlying the 50,000 Private Placement Units issuable if the Sponsor elects to convert the Sponsor loan at Closing, (b) 20,700,000 Ordinary Shares issuable upon exercise of the Pubco warrants to be issued in exchange for the Public Warrants, or (c) 529,000 Ordinary Shares issuable upon exercise of the Pubco warrants to be issued to the Sponsor in exchange for the Warrants contained in the Private Placement Units.

Pubco expects to continue this dividend following the initial two-year period, at which time the waivers by the Waiving Holders of their rights to receive dividends will no longer apply.

The payment of dividends subsequent to the Business Combination will be entirely within the discretion of Pubco’s then board of directors and will be contingent upon Pubco’s and BPGIC’s respective revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination, and subject to, among other things, applicable law, regulations, restrictions, and other factors Pubco’s board of directors deem relevant, including Pubco’s receipt of dividends from BPGIC.

Pubco’s Transfer Agent

The transfer agent for Pubco’s Ordinary Shares following the Business Combination will be is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004-1561.

Holders

As of the date of this proxy statement/prospectus, excluding the securities underlying outstanding Units, there were eight holders of record of ordinary shares of Twelve Seas, one holder of record of Twelve Seas’ Public Warrants, one holder of record of Twelve Seas’ Rights, and two holders of record of Twelve Seas’ Units.

APPRAISAL RIGHTS

Twelve Seas shareholders are entitled to give notice to Twelve Seas prior to the Meeting that they wish to dissent to the Business Combination to the effect of which would be that such dissenting shareholders would be entitled to the payment of fair market value of his or her shares of Twelve Seas if they follow the procedures set out in the Companies Law. It is Twelve Seas’ view that such fair market value would equal the amount which Twelve Seas shareholders would obtain if they exercise their Redemption rights as described herein.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2019 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2019 annual meeting will be held. If the 2019 annual general meeting is held, shareholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for Pubco’s 2019 annual general meeting in accordance with Rule 14a-8 under the Exchange Act.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Twelve Seas board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Twelve Seas Investment Company, 135 East 57th Street, 18th Floor, New York, NY 10022. Following the Business Combination, such communications should be sent in care of Brooge Petroleum and Gas Investment Company FZE, P.O. Box 50170, Fujairah, UAE. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of Brooge Petroleum and Gas Investment Company FZE (“BPGIC” or the “Company”) at 31 December 2018 and 2017 and for each of the two years in the period ended 31 December 2018, appearing in this proxy statement/prospectus and registration statement have been audited by Ernst & Young (“EY”), independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about BPGIC’s ability to continue as a going concern as described in Note 2.2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prior to the engagement of EY as BPGIC’s independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), EY provided a loan staffing service whereby an employee of EY inputted data into Company analyses under the direction and supervision of BPGIC management for a three-week period in July 2018 to assist the Company in their assessment of whether they met certain metrics for a potential transaction (the “service”). The service is not permitted under the auditor independence rules of the U.S. Securities and Exchange Commission (“SEC”) and the PCAOB. The transaction did not ultimately materialize and, as a result, the Company did not use the results generated from this service and the service did not affect the financial statements of BPGIC nor EY’s related audits. Fees for the service were not significant to EY or BPGIC. The professional who provided the service is not a member of the EY audit engagement team with respect to the audits of BPGIC’s financial statements.

After careful consideration of the facts and circumstances and the applicable independence rules, EY has concluded that (i) the aforementioned matter does not impair EY’s ability to exercise objective and impartial judgment in connection with its audits of BPGIC’s financial statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that EY has been and is capable of exercising objective and impartial judgement on all issues encompassed within its audits of BPGIC’s financial statements. After considering this matter, BPGIC’s management and those charged with governance over BPGIC concur with EY’s conclusions.

The financial statements of Twelve Seas for the periods from November 30, 2017 (inception) through December 31, 2017 and for the year ended December 31, 2018, appearing in this proxy statement/prospectus have been audited by UHY LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Brooge Holdings Limited at 30 June 2019 and for the period from 12 April 2019 (inception) to 30 June 2019, appearing in this proxy statement/prospectus and registration statement have been audited by EY, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the Pubco Ordinary Shares offered hereby will be passed upon for Pubco by Maples and Calder.

The legality of the Pubco warrants offered hereby under New York law will be passed upon for Pubco by K&L Gates LLP.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Twelve Seas and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Twelve Seas’ annual report to shareholders and Twelve Seas’ proxy statement. Upon written or oral request, Twelve Seas will deliver a separate copy of the annual report to shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that Twelve Seas deliver single copies of such documents in the future. Shareholders may notify Twelve Seas of their requests by calling or writing Twelve Seas at its principal executive offices at Twelve Seas Investment Company, 135 East 57th Street, 18th Floor, New York, NY 10022. Following the Business Combination, such requests should be made by calling or writing BPGIC at P.O. Box 50170, Fujairah, UAE and its telephone number is +971 2 633 3149.

WHERE YOU CAN FIND MORE INFORMATION

Twelve Seas files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Twelve Seas at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Twelve Seas has been supplied by Twelve Seas, and all such information relating to BPGIC has been supplied by BPGIC. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Mr. Stephen N. Cannon
Twelve Seas Investment Company
135 East 57th Street, 18th Floor
New York, NY 10022
Tel. (917) 208-6200

INDEX TO FINANCIAL STATEMENTS

Page
TWELVE SEAS INVESTMENT COMPANY
Report of independent registered public accounting firm	F-2
Balance Sheets as of December 31, 2017 and 2018	F-3
Statements of Operations for the period from November 30, 2017 (inception) through December 31, 2017 and for the year ended December 31, 2018	F-4
Statements of Changes in Stockholder’s Equity for the period from November 30, 2017 (inception) through December 31, 2017 and for the year ended December 31, 2018	F-5
Statements of Cash Flows for the period from November 30, 2017 (inception) through December 31, 2017 and for the year ended December 31, 2018	F-6
Notes to Financial Statements	F-7 – F-18
Balance Sheets as of September 30, 2019 (unaudited) and December 31, 2018	F-19
Statements of Operations for the three months and nine months ended September 30, 2019 and 2018	F-20
Statements of Changes in Stockholder’s Equity for the nine months ended September 30, 2019 and 2018	F-21
Statements of Cash Flows for the nine months ended September 30, 2019 and 2018	F-22
Notes to Unaudited Financial Statements	F-23 – F-37
BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2017 AND 2018
Report of independent registered public accounting firm	F-38
Statements of Comprehensive Income for the years ended December 31, 2018 and 2017	F-39
Statements of Financial Position as of December 31, 2018 and 2017	F-40
Statements of Changes in Equity for the years ended December 31, 2018 and 2017	F-41
Statements of Cash Flows for the years ended December 31, 2018 and 2017	F-42
Notes to the Financial Statements	F-43 – F-69
BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE
INTERIM CONDENSED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JUNE 30, 2019 and 2018
Interim Statements of Comprehensive Income for the six months ended June 30, 2019 and 2018	F-70
Interim Statements of Financial Position as of June 30, 2019 and December 31, 2018	F-71
Interim Statements of Changes in Equity for the six months ended June 30, 2019 and 2018	F-72
Interim Statements of Cash Flows for the six months ended June 30, 2019 and 2018	F-73
Notes to the Interim Condensed Financial Statements	F-74 – F-84
BROOGE HOLDINGS LIMITED
FINANCIAL STATEMENTS AS OF JUNE 30, 2019
Report of independent registered public accounting firm	F-85
Consolidated Statement of Comprehensive Income for the period from April 12, 2019 (inception) to June 30, 2019	F-86
Consolidated Statement of Financial Position as of June 30, 2019	F-87
Consolidated Statement of Changes in Equity for the period from April 12, 2019 (inception) to June 30, 2019	F-88
Consolidated Statement of Cash Flows for the period from April 12, 2019 (inception) to June 30, 2019	F-89
Notes to the Consolidated Financial Statements	F-90 – F-91

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Twelve Seas Investment Company

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Twelve Seas Investment Company (the “Company”) as of December 31, 2018 and 2017, and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2018 and the period from November 30, 2017 to December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and the period from November 30, 2017 to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In addition, if the Company is not able to consummate a business combination before December 22, 2019, the Company will commence an automatic winding up, dissolution and liquidation unless it seeks and receives the consent of its shareholders to otherwise extend the life of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP
We have served as the Company’s auditor since 2017.
New York, New York
March 29, 2019

TWELVE SEAS INVESTMENT COMPANY
BALANCE SHEETS

	December 31,
	2018	2017
Assets
Cash	$252,927	$1,500
Prepaid assets	15,000	—
Deferred offering costs	—	173,437
Total Current Assets	267,927	174,937

Cash and securities held in Trust Account	209,228,292	—
Total assets	$209,496,219	$174,937

Liabilities and Shareholders’ Equity
Accounts payable and accrued expense	$65,603	$131,950
Deferred legal fees	29,613	—
Due to related parties	124,293	—
Due to Sponsor	—	46,500
Total current liabilities	219,509	178,450

Commitments
Ordinary shares subject to possible redemption, 20,427,670 and 0 shares at redemption value at December 31, 2018 and 2017, respectively	204,276,700	—

Shareholders’ Equity (Deficit):
Preferred shares, $0.0001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,351,330 shares (excluding 20,427,670 shares subject to possible redemption) and 4,312,500 shares issued and outstanding at December 31, 2018 and 2017, respectively	635	431
Additional paid-in capital	3,194,541	24,569
Accumulated earnings (deficit)	1,804,834	(28,513)
Total shareholders’ equity (deficit)	5,000,010	(3,513)

Total Liabilities and Shareholders’ Equity	$209,496,219	$174,937

The accompanying notes are an integral part of these financial statements.

TWELVE SEAS INVESTMENT COMPANY
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2018	For the Period from November 30, 2017 to December 31, 2017
Formation and operating costs	$394,961	$28,513
Loss from operations	394,961	28,513

Other income
Interest income	2,228,308	—
Total other income	2,228,308	—

Net income (loss)	$1,833,347	$(28,513)

Weighted average shares outstanding, basic and diluted	16,197,597	2,540,323

Basic and diluted net income (loss) per ordinary share	$0.11	$(0.01)

The accompanying notes are an integral part of these financial statements.

TWELVE SEAS INVESTMENT COMPANY
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares(1) Shares	Par Value	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Total Shareholders’ Equity (Deficit)
Issuance of ordinary shares to director upon formation	1	$—	$—	$—	$—
Cancellation of ordinary shares to director	(1)	—	—	—	—
Issuance of ordinary shares to Initial Shareholders	4,312,500	431	24,569	—	25,000
Net loss				(28,513)	(28,513)
Balance as of December 31, 2017	4,312,500	$431	$24,569	$(28,513)	$(3,513)

Return of Insider Shares in connection with the downsized offering on June 1, 2018	(1,437,500)	(144)	144	—	—
Effectuation of a 1.5-for-1 stock dividend in connection with the upsized offering on June 8, 2018	1,437,500	144	(144)	—	—
Effectuation of a 1.2-for-1 stock dividend in connection with the upsized offering on June 19, 2018	862,500	86	(86)	—	—
Sale of 18,000,000 Units on June 22, 2018 through public offering	18,000,000	1,800	179,998,200	—	180,000,000
Sale of 475,000 Private Placement Units on June 22, 2018	475,000	48	4,749,952	—	4,750,000
Issuance of Representative Shares on June 22, 2018	375,000	38	3,749,962	—	3,750,000
Sale of Over-Allotment units to underwriters on June 28, 2018	2,700,000	270	26,999,730	—	27,000,000
Sale of Private Placement Units on June 28, 2018	54,000	5	539,995	—	540,000
Underwriters’ discount	—	—	(4,140,000)	—	(4,140,000)
Other offering expenses	—	—	(4,453,124)	—	(4,453,124)
Reclassification of ordinary shares subject to possible redemption	(20,427,670)	(2,043)	(204,274,657)	—	(204,276,700)
Net income	—	—	—	1,833,347	1,833,347
Balance as of December 31, 2018	6,351,330	$635	$3,194,541	$1,804,834	$5,000,010

____________

(1)      This number excludes 20,427,670 and 0 ordinary shares subject to possible redemption at December 31, 2018 and 2017, respectively.

The accompanying notes are an integral part of these financial statements.

TWELVE SEAS INVESTMENT COMPANY
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2018	For the Period from November 30, 2017 through December 31, 2017
Cash Flows from Operating Activities:
Net income	$1,833,347	$(28,513)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation costs paid by sponsor	—	5,000
Interest earned on investment held in Trust Account	(2,228,307)	—
Changes in current assets and current liabilities:
Prepaid assets	(15,000)	—
Accounts payable and accrued expense	71,703	23,513
Due to related parties	123,071	—
Net cash used in operating activities	(215,186)	—

Cash Flows from Investing Activities:
Proceeds from sale and redemption of investment held in Trust Account	209,072,253	—
Purchase of investment held in Trust Account	(416,072,238)	—
Net cash used in investing activities	(206,999,985)	—

Cash Flows from Financing Activities:
Proceeds from sale of ordinary shares to Initial Shareholders	—	25,000
Proceeds from initial public offering, net of underwriters’ discount	203,400,000	—
Proceeds from private placement	4,750,000	—
Proceeds from Sponsor loan	253,500	1,500
Repayment of Sponsor loan	(300,000)	—
Payments of offering costs	(636,902)	(25,000)
Net cash provided by financing activities	207,466,598	1,500

Net Increase in Cash	251,427	1,500
Cash – Beginning	1,500	—
Cash – Ending	$252,927	$1,500

Supplemental Disclosure of Non-cash Financing Activities:
Increase in accrued expenses for deferred offering costs	$—	$108,437
Payments of deferred offering cost made by sponsor	$—	$40,000
Value of ordinary shares subject to possible redemption	$204,276,700	$—
Increase in due to related party for offering costs charged to additional paid in capital	$1,222	$—

The accompanying notes are an integral part of these financial statements.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 1 — Organization and Business Operations

Organization and General

Twelve Seas Investment Company (the “Company”) is a blank check company incorporated on November 30, 2017, under the laws of the Cayman Islands for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic location.

As of December 31, 2018, the Company had not yet commenced any operations generating revenue. All activity through December 31, 2018 relates to the Company’s formation, the Initial Public Offering (as defined below) and the search for prospective targets to effect a Business Combination. The Company has selected December 31 as its fiscal year end.

Financing

The registration statements for the Company’s initial public offering (“Initial Public Offering”) were declared effective on June 19, 2018. On June 22, 2018, the Company consummated the Initial Public Offering of 18,000,000 units (“Units” or “Public Units” and, with respect to the ordinary shares included in the Public Units being offered, the “Public Shares”), generating gross proceeds of $180,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 475,000 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor (the “Sponsor”), generating gross proceeds of $4,750,000, which is described in Note 4.

Contained in the underwriting agreement for the Public Offering is an overallotment option allowing the underwriters to purchase from the Company up to an additional 2,700,000 Public Units and the sale to the Sponsor of an additional 54,000 Private Units at $10.00 per Unit (as described in Note 3 — Initial Public Offering and Note 4 — Private Placement).

On June 28, 2018, the underwriters exercised the option in full and purchased 2,700,000 Public Units, which were sold at $10.00 per Unit, generating gross proceeds of $27,000,000. Simultaneously with the sale of the over-allotment Public Units, the Company consummated the private placement of an additional 54,000 Private Units, purchased by the Sponsor, at a price of $10.00 per Unit, generating total additional gross proceeds of $540,000.

Trust Account

Following the closing of the Initial Public Offering on June 22, 2018, an amount of $180,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the Private Units was placed in a trust account (“Trust Account”).  Following the closing of underwriters’ exercise of over-allotment option on June 28, 2018, an additional $27,000,000 of net proceeds ($10.00 per Unit) was placed in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $207,000,000.

The funds in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below, except that interest earned on the Trust Account can be released to pay the Company’s income or other tax obligations.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Units, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s Business Combination must be with one or

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 1 — Organization and Business Operations (cont.)

more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their shares included in the Public Units sold in the Initial Public Offering (the “Public Shares”) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The ordinary shares subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such a Business Combination and a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (defined in Note 5 — Related Party Transactions) have agreed to vote their initial shares and private shares, as well as any public shares acquired in or after this offering, in favor of any proposed business combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will have until December 22, 2019 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. The amount in the Trust Account (less the aggregate nominal par value of the shares of the Company’s public shareholders) under the Companies Law will be treated as share premium which is distributable under the Companies Law provided that immediately following the date on which the proposed distribution is proposed to be made, the Company is able to pay the debts as they fall due in the ordinary course of business. If the Company is forced to liquidate the Trust Account, the public shareholders would be distributed the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest).

The Initial Shareholders have agreed to (i) waive their conversion rights with respect to their Initial Shares, private shares and Public Shares in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their initial shares and private placement shares if the Company fails to consummate a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their shares in conjunction with any such amendment.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 1 — Organization and Business Operations (cont.)

Liquidation

The holders of the initial shares will not participate in any liquidation distribution with respect to such securities. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the $10.00 per Unit in the Initial Public Offering. In order to protect the amounts held in the Trust Account, Dimitri Elkin, the Company’s Chief Executive Officer, has contractually agreed, pursuant to a written agreement to the Company, that if the Company liquidates the Trust Account prior to the consummation of a Business Combination, he will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then Dimitri Elkin will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that Dimitri Elkin will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Company will pay the costs of liquidating the trust account from the remaining assets outside of the trust account. If such funds are insufficient, Bryant Edwards, the Company’s COO, has contractually agreed to advance the Company the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $20,000) and has contractually agreed not to seek repayment for such expenses.

Liquidity

As of December 31, 2018, the Company had cash outside the Trust Account of $252,927 available for working capital needs. All remaining cash and securities were held in the Trust Account and is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem Public Shares. As of December 31, 2018, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

Through December 31, 2018, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the insider shares, advances from the Sponsor in an aggregate amount of $300,000 which were repaid upon the IPO (as described in Note 5) and the remaining net proceeds from the IPO and Private Placement (as described in Note 3 and 4).

The Company anticipates that the $252,927 outside of the Trust account as of December 31, 2018, will not be sufficient to allow the Company to operate for at least the next 12 months, assuming that a Business Combination is not consummated during that time. The Company anticipates that it will be able to mitigate this risk through loans by its initial shareholders, officers, directors or their affiliates when the need arises.

As part of the Company’s IPO filings, the Company publicly disclosed that its initial shareholders, officers, directors or their affiliates may, but are not obligated to loan the Company funds as needed. Each loan would be evidenced by a promissory note (“Working Capital Loans”, which is described in Note 5). The notes would either be paid upon consummation of its initial Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of the notes may be converted upon consummation of its Business Combination into private units at a price of $10.00 per unit (which, for example, would result in the holders being issued units to acquire 55,000 ordinary shares (which includes 5,000 shares issuable upon conversion of rights) and warrants to purchase 50,000 ordinary shares if $500,000 of notes were so converted). The Company’s shareholders have approved the issuance of the units and underlying securities upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of the Company’s initial Business Combination. If the Company does not complete a Business Combination, the loans will not be repaid.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 1 — Organization and Business Operations (cont.)

Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans from the Initial Shareholders, the Sponsor, the Company’s officers and directors, or their respective affiliates, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company believes that it will be able to raise additional funds from its initial shareholders, officers, directors or their affiliates in order to meet the expenditures required for operating its business. However, none of the Sponsor, officers or directors are under any obligation to advance funds to, or to invest in, the Company. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. In addition, if the Company is not able to consummate a business combination before December 22, 2019, the Company will commence an automatic winding up, dissolution and liquidation unless it seeks and receives the consent of its shareholders to otherwise extend the life of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 2 — Significant Accounting Policies (cont.)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering. Accordingly, offering costs totaling $8,593,124 have been charged to shareholders’ equity (consisting of $4,140,000 in underwriters’ fees, plus $703,124 of other cash expenses, and a non-cash charge of $3,750,000 to record the fair value of the representative shares (as described in Note 7 — Commitments & Contingencies)).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $252,927 of cash held outside of the Trust Account as of December 31, 2018 and $1,500 as of December 31, 2017. The Company did not have any cash equivalents as of December 31, 2018 and 2017.

Investment Held in Trust Account

Investment consists of United States Money Market and United States Treasury securities. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the condensed statements of operations. Interest income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs,

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 2 — Significant Accounting Policies (cont.)

which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1	—

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2	—

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3	—	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of December 31, 2018 due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2018, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

Description	December 31, 2018	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market held in Trust Account	$764	$764	$—	$—
U.S. Treasury Securities held in Trust Account	209,227,528	—	209,227,528	—
	$209,228,292	$764	$209,227,528	$—

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2018, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheet.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 2 — Significant Accounting Policies (cont.)

Warrants and Rights

Since the Company is not required to net cash settle the Warrants and Rights (as defined in Note 3 — Initial Public Offering) and the Warrants and Rights are exercisable or convertible upon the consummation of an initial Business Combination, the management determined that the Warrants and Rights will be classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The proceeds from the sale will be allocated to Public Shares, Warrants, and Rights based on the relative fair value of the securities in accordance with 470-20-30. The value of the Public Shares, Warrants, and Rights will be based on the closing price paid by investors.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares issued and outstanding for the periods. In accordance with SAB Topic 4.D and ASC 260-10-55-12, weighted average shares were retrospectively stated for the 1,437,500 ordinary shares cancelled on June 1, 2018, effectuation of a 1.5-for-1 stock dividend on June 8, 2018, and effectuation of a 1.2-for-1 stock dividend on June 19, 2018 (see Note 5). In accordance with ASC 260-10-45-13, weighted average shares were reduced for the effect of up to an aggregate of 50,000 ordinary shares that are subject to forfeiture by the underwriter on a pro rata basis with the initial shareholders in the event that the initial shareholders are required to forfeit or transfer any Insider Shares to third parties for no consideration or otherwise restructure the terms of such shares in connection with the initial Business Combination (see Note 7), and an aggregate of up to 675,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part was included in the computation of the number of weighted average shares as of June 28, 2018 when they are no longer subject to forfeiture (See Note 5). At December 31, 2018, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the income of the Company. As a result, diluted income per ordinary share is the same as basic income per ordinary shares for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified the Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on November 30, 2017, the evaluation was

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 2 — Significant Accounting Policies (cont.)

performed through 2018 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering on June 22, 2018, the Company sold 18,000,000 Units at a purchase price of $10.00 per Unit. On June 28, 2018, in connection with the underwriters’ exercise of their over-allotment option in full, the Company consummated the sale of an additional 2,700,000 Public Units at $10.00 per Unit. Each Unit consists of one ordinary share, one redeemable warrant (“Public Warrant”), and one right (“Public Right”). Each redeemable warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 (see Note 8). Each holder of a right will automatically receive one-tenth (1/10) of an ordinary share upon consummation of a Business Combination (see Note 8).

Note 4 — Private Placements

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 475,000 Private Units at $10.00 per Unit (for a total purchase price of $4,750,000). On June 28, 2018, in connection with the underwriters’ exercise of their over-allotment option in full, the Company consummated the sale of an additional 54,000 Private Units at $10.00 per Unit (for a total purchase price of $540,000).

The Private Units are identical to the units sold in the Initial Public Offering except the Private Warrants (as defined in Note 8) will be non-redeemable and may be exercised on a cashless basis. The purchasers of the Private Units have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the insider shares) until the completion of the Business Combination.

If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Insider Shares

On December 11, 2017, the Company issued 4,312,500 shares (“Insider Shares”) to the Sponsor and certain officers and directors (“Initial Shareholders”) for an aggregate amount of $25,000. On June 1, 2018, the Initial Shareholders returned 1,437,500 ordinary shares to the Company for cancellation. On June 8, 2018, the Company effectuated a 1.5-for-1 dividend of its ordinary shares in connection with the upsized Initial Public Offering, resulting in 4,312,500 Insider Shares outstanding and held by the Initial Shareholders. On June 19, 2018, the Company effectuated a 1.2-for-1 dividend of its ordinary shares resulting in an aggregate of 5,175,000 Insider Shares outstanding and held by the Initial Shareholders. None of the transactions mentioned above materially impacts the market value of the shares presented in the Company’s historical financial statements, nor do they impact the market value of $10.00 per Unit regardless of the number of shares outstanding.   Therefore, according to accounting literature ASC 505-20-25, this transaction is not a stock split in substance, and no retroactive adjustments to the shares outstanding presented in prior periods is required. As a result of the underwriters’ over-allotment option exercised in full on June 28, 2018, 675,000 Insider Shares are no longer subject to forfeiture and the initial shareholders maintained 20% of the Company’s issued and outstanding shares after the Initial Public Offering and the exercise of the over-allotment.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 5 — Related Party Transactions (cont.)

The Initial Shareholders have agreed not to transfer, assign or sell any of the Insider Shares (except to certain permitted transferees) until (1) with respect to 50% of the Insider Shares, the earlier of one year after the date of the consummation of the Business Combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Business Combination and (2) with respect to the remaining 50% of the Insider Shares, one year after the date of the consummation of the Business Combination, or earlier, in either case, if, subsequent to the Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Advances

As of December 31, 2018, the amount due to related parties was $124,293. The amount includes unpaid reimbursements for travel and business expenses incurred by the directors and officers on behalf of the Company and accrued administrative service fees to an affiliate of the Sponsor.

For the period from November 30, 2017 through December 31, 2017, a related party, on behalf of the Sponsor, had advanced to the Company an aggregate of $46,500 in regards to the formation costs and costs associated with the Initial Public Offering. On May 22, 2018, the Sponsor advanced to the Company an additional $150,000. On June 1, 2018, two related parties, on behalf of the sponsor, advanced to the Company an aggregate of $60,000. On June 18, 2018, the Sponsor advanced to the Company an additional $43,500. The loans were non-interest bearing, unsecured and due on demand. The Company repaid the Sponsor in full with $300,000 from the proceeds of the Initial Public Offering not being placed in the Trust Account on June 22, 2018.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, Initial Shareholders, the Company’s officers and directors, or their respective affiliates may, but are not obligated to, loan the Company funds from time to time or at any time (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $500,000 of the Working Capital Loans may be converted upon consummation of a Business Combination into Private Units at a price of $10.00 per unit (which, for example, would result in the holders being issued units to acquire 55,000 ordinary shares (which includes 5,000 ordinary shares issuable upon exercise of rights) and warrants to purchase 50,000 ordinary shares if $500,000 of notes were so converted). If the Company does not complete the Business Combination, the loans would not be repaid. There was no outstanding balance under Working Capital Loans from related party as of December 31, 2018 and 2017.

Administrative Service Fee

The Company has agreed to pay an affiliate of the Sponsor, a monthly fee of an aggregate of $10,000 for general and administrative services (commencing June 20, 2018) including office space, utilities and secretarial support. This arrangement will terminate upon completion of a Business Combination or the distribution of the trust account to the public shareholders. As of December 31, 2018, the Company had a payable of $20,000 included in due to related parties and incurred $63,000 for the administrative service fee for the year ended December 31, 2018.

Note 6 — Investment Held in Trust Account

As of December 31, 2018, investment in the Company’s Trust Account consisted of $764 in U.S. Money Market and $209,227,528 in U.S. Treasury Securities. The Company classifies its United States Treasury Bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company considers all investments with original maturities of more than three months but

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 6 — Investment Held in Trust Account (cont.)

less than one year to be short-term investments. The carrying value approximates the fair value due to the short term maturity. As of December 31, 2018 and 2017, cash and investments held in trust account are $209,228,292 and $0, respectively. The carrying value, excluding gross unrealized holding gain and fair value of held to maturity securities on December 31, 2018 are as follows:

	Carrying Value as of December 31, 2018	Gross Unrealized Holding Gain	Fair Value as of December 31, 2018
U.S. Money Market	$764	$—	$764
U.S. Treasury Securities	209,227,528	25,362	209,252,890
	$209,228,292	$25,362	$209,253,654

In December 2018, the Company redeemed the expired Treasury Securities for total cash proceeds of approximately $209,073,000 and re-invested in U.S. Treasury Securities.

Note 7 — Commitments & Contingencies

Deferred Legal Fees

The Company has committed to pay its attorney deferred legal fees upon the consummation of the Initial Business Combination relating to legal services performed in connection with the proposed business combination. An amount of $29,613 has been accrued in the accompanying balance sheet as of December 31, 2018 and is due and payable upon consummation of business combination.

Registration Rights

Pursuant to a registration rights agreement entered into on June 19, 2018, the holders of the Insider Shares, Private Units (and their underlying securities), Representative Shares (as a defined below) and any Units that may be issued upon conversion of the Working Capital Loans (and their underlying securities) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,700,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On June 28, 2018, the underwriters exercised its full over-allotment option of 2,700,000 units.

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $3,600,000. In relation to the additional 2,700,000 units the underwriters purchased via the over-allotment option, an additional amount of $540,000 was paid to the underwriters.

In addition, the Company issued EarlyBirdCapital “EBC”, the underwriter, and/or its designees 375,000 ordinary shares (the “Representative Shares”) upon the consummation of the Initial Public Offering. The Company accounted for the Representative Shares as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company determined the fair value of Representative Shares is $3,750,000 based upon the offering price of the Units of $10.00 per Unit. The underwriter has agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the underwriter (and/or its designees) has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 7 — Commitments & Contingencies (cont.)

to complete a Business Combination within the Combination Period. In the event that the Initial Shareholders are required to forfeit or transfer any Insider Shares to third parties for no consideration or otherwise restructure the terms of such shares in connection with the initial Business Combination, the underwriter (and/or its designees) has agreed to forfeit up to an aggregate of 50,000 ordinary shares on a pro rata basis with the Initial Shareholders.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the date of the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Business Combination Marketing Agreement

The Company has engaged EBC as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss a potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with an Business Combination. The Company will pay EBC a cash fee equal to 3.5% of the gross proceeds raised in the offering for such services upon the consummation of the Business Combination (exclusive of any applicable finders’ fees which might become payable). The Company may allocate up to 1% of the 3.5% fee to other firms who assist in connection with the Business Combination.

Note 8 — Shareholder’s Equity

Ordinary Shares — The Company is authorized to issue a total of 200,000,000 ordinary shares of a par value of $0.0001 each. As of December 31, 2018 and 2017, the Company has issued an aggregate of 6,351,330 and 4,312,500 ordinary shares, respectively, excluding 20,427,670 and 0 shares of ordinary shares subject to possible redemption.

Preferred Shares — The Company is authorized to issue a total of 2,000,000 preferred shares of a par value of $0.0001 each. At December 31, 2018 and 2017, there were no shares of preferred shares issued or outstanding.

Warrants — Each Public Warrant is at $11.50 per share and exercisable for one ordinary share. The warrants will become exercisable on the later of the completion of a Business Combination and 12 months from the date of the prospectus. If a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within 90 days following the consummation of the Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the day prior to the date of exercise.

The warrants underlying the Private Units (“Private Warrants”) are identical to the Public Warrants sold in this offering except the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO THE FINANCIAL STATEMENTS
December 31, 2018

Note 8 — Shareholder’s Equity (cont.)

The Company may redeem the outstanding warrants (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon a minimum of 30 days’ prior written notice of redemption,

•        if, and only if, the last sales price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption, and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of an ordinary share upon consummation of the initial Business Combination, even if the holder of a Public Right converted all ordinary shares held by him, her or it in connection with the initial Business Combination or an amendment to the Company’s memorandum and articles of association with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of ordinary shares will receive in the transaction on an as-converted into ordinary shares basis.

The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Cayman Islands law. As a result, the holders of the rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

TWELVE SEAS INVESTMENT COMPANY
CONDENSED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Cash	$43,368	$252,927
Prepaid assets	20,133	15,000
Total Current Assets	63,501	267,927

Cash and securities held in Trust Account	212,845,645	209,228,292
Total assets	$212,909,146	$209,496,219

Liabilities and Shareholders’ Equity
Accounts payable and accrued expense	$185,620	$65,603
Deferred fees	562,303	29,613
Due to related parties	71,672	124,293
Sponsor loans	500,000	—
Total current liabilities	1,319,595	219,509

Commitments
Ordinary shares subject to possible redemption, 20,658,955 and 20,427,670 shares at redemption value at September 30, 2019 and December 31, 2018, respectively	206,589,550	204,276,700

Shareholders’ Equity:
Preferred shares, $0.0001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,120,045 shares (excluding 20,658,955 shares subject to possible redemption) and 6,351,330 shares (excluding 20,427,670 shares subject to possible redemption) outstanding at September 30, 2019 and December 31, 2018, respectively	612	635
Additional paid-in capital	881,714	3,194,541
Accumulated earnings	4,117,675	1,804,834
Total shareholders’ equity	5,000,001	5,000,010

Total Liabilities and Shareholders’ Equity	$212,909,146	$209,496,219

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWELVE SEAS INVESTMENT COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Formation and operating costs	$465,393	$205,416	$1,304,512	$212,614
Loss from operations	465,393	205,416	1,304,512	212,614

Other income
Dividend income	1,117,956	—	2,000,881	—
Interest income	—	1,080,211	1,616,472	1,122,633
Total other income	1,117,956	1,080,211	3,617,353	1,122,633

Net income	$652,563	$874,795	$2,312,841	$910,019

Weighted average shares outstanding, basic and diluted	26,729,000	26,729,000	26,729,000	12,648,553

Basic and diluted net income per ordinary share	$0.02	$0.03	$0.09	$0.07

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWELVE SEAS INVESTMENT COMPANY
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2019 AND 2018
(Unaudited)

			Additional Paid-in Capital	Accumulated Earnings	Total Shareholders’ Equity
	Ordinary Shares
	Shares	Par Value
Balance as of January 1, 2019	6,351,330	$635	$3,194,541	$1,804,834	$5,000,010
Reclassification of ordinary shares subject to possible redemption	(231,285)	(23)	(2,312,827)	—	(2,312,850)
Net income				2,312,841	2,312,841

Balance as of September 30, 2019	6,120,045	$612	$881,714	$4,117,675	$5,000,001
			Additional Paid-in Capital	Accumulated Earnings (Deficit)	Total Shareholders’ Equity (Deficit)
	Ordinary Shares
	Shares	Par Value
Balance as of January 1, 2018	4,312,500	$431	$24,569	$(28,513)	$(3,513)
Return of Insider Shares in connection with the downsized offering on June 1, 2018	(1,437,500)	(144)	144	—	—
Effectuation of a 1.5-for-1 stock dividend in connection with the upsized offering on June 8, 2018	1,437,500	144	(144)	—	—
Effectuation of a 1.2-for-1 stock dividend in connection with the upsized offering on June 19, 2018	862,500	86	(86)	—	—
Sale of 18,000,000 Units on June 22, 2018 through public offering	18,000,000	1,800	179,998,200	—	180,000,000
Sale of 475,000 Private Placement Units on June 22, 2018	475,000	48	4,749,952	—	4,750,000
Issuance of Representative Shares on June 28, 2018	375,000	38	3,749,962	—	3,750,000
Sale of Over-Allotment Units to underwriters on June 28, 2018	2,700,000	270	26,999,730	—	27,000,000
Sale of Private Units on June 28, 2018	54,000	5	539,995	—	540,000
Underwriters’ discount	—	—	(4,140,000)	—	(4,140,000)
Other offering expenses	—	—	(4,453,124)	—	(4,453,124)
Reclassification of ordinary shares subject to possible redemption	(20,335,338)	(2,034)	(203,351,346)	—	(203,353,380)
Net income				910,019	910,019
Balance as of September 30, 2018	6,443,662	$644	$4,117,852	$881,506	$5,000,002

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWELVE SEAS INVESTMENT COMPANY

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30, 2019	For the Nine Months Ended September 30, 2018
Cash Flows from Operating Activities:
Net income	$2,312,841	$910,019
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Interest received (earned) on investment held in Trust Account	154,618	(1,122,633)
Changes in current assets and current liabilities:
Prepaid assets	(5,133)	(38,542)
Accounts payable and accrued expense	120,017	18,663
Deferred fees	532,690	—
Due to related parties	(52,621)	97,903
Net cash provided by (used in) in operating activities	3,062,412	(134,590)

Cash Flows from Investing Activities:
Proceeds from sale and redemption of investment held in Trust Account	209,072,910	—
Purchase of investment held in Trust Account	(212,844,881)	(206,999,990)
Net cash used in investing activities	(3,771,971)	(206,999,990)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriters’ fees	—	203,400,000
Proceeds from private placement	—	4,750,000
Proceeds from Sponsor loan	500,000	253,500
Repayment of Sponsor loan	—	(300,000)
Payments of offering costs	—	(636,902)
Net cash provided by financing activities	500,000	207,466,598

Net Change in Cash	(209,559)	332,018
Cash – Beginning	252,927	1,500
Cash – Ending	$43,368	$333,518

Supplemental Disclosure of Non-cash Financing Activities:
Increase in due to related parties for offering costs charged to additional paid in capital	$—	$1,222
Reclassification of ordinary shares subject to possible conversion	$2,312,850	$203,353,380

The accompanying notes are an integral part of these unaudited condensed financial statements.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 1 — Organization and Business Operations

Organization and General

Twelve Seas Investment Company (the “Company”) is a blank check company incorporated on November 30, 2017, under the laws of the Cayman Islands for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic location.

As of September 30, 2019, the Company had not yet commenced any operations generating revenue. All activity through September 30, 2019 relates to the Company’s formation, the Initial Public Offering (as defined below), the search for prospective targets to effect a Business Combination, and consummating the aforementioned Business Combination (as described in Initial Business Combination section of Note 1). The Company has selected December 31 as its fiscal year end.

Financing

The registration statements for the Company’s initial public offering (“Initial Public Offering”) were declared effective on June 19, 2018. On June 22, 2018, the Company consummated the Initial Public Offering of 18,000,000 units (“Units” or “Public Units” and, with respect to the ordinary shares included in the Public Units being offered, the “Public Shares”), generating gross proceeds of $180,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 475,000 units (the “Private Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor (the “Sponsor”), generating gross proceeds of $4,750,000, which is described in Note 4.

Contained in the underwriting agreement for the Public Offering is an overallotment option allowing the underwriters to purchase from the Company up to an additional 2,700,000 Public Units and the sale to the Sponsor of an additional 54,000 Private Units at $10.00 per Unit (as described in Note 3 — Initial Public Offering and Note 4 - Private Placement).

On June 28, 2018, the underwriters exercised the option in full and purchased 2,700,000 Public Units, which were sold at $10.00 per Unit, generating gross proceeds of $27,000,000. Simultaneously with the sale of the over-allotment Public Units, the Company consummated the private placement of an additional 54,000 Private Units, purchased by the Sponsor, at a price of $10.00 per Unit, generating total additional gross proceeds of $540,000.

Trust Account

Following the closing of the Initial Public Offering on June 22, 2018, an amount of $180,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the Private Units was placed in a trust account (“Trust Account”).  Following the closing of underwriters’ exercise of over-allotment option on June 28, 2018, an additional $27,000,000 of net proceeds ($10.00 per Unit) was placed in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $207,000,000.

The funds in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below, except that interest earned on the Trust Account can be released to pay the Company’s income or other tax obligations.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Units, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their shares included in the Public Units sold in the Initial Public Offering (the “Public Shares”) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The ordinary shares subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such a Business Combination and a majority of the issued and outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Initial Shareholders (defined in Note 5- Related Party Transactions) have agreed to vote their initial shares and private shares, as well as any public shares acquired in or after this offering, in favor of any proposed business combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will have until December 22, 2019 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of the Amended and Restated Memorandum and Articles of Association. The amount in the Trust Account (less the aggregate nominal par value of the shares of the Company’s public shareholders) under the Companies Law will be treated as share premium which is distributable under the Companies Law provided that immediately following the date on which the proposed distribution is proposed to be made, the Company is able to pay the debts as they fall due in the ordinary course of business. If the Company is forced to liquidate the Trust Account, the public shareholders would be distributed the amount in the Trust Account calculated as of the date that is two days prior to the distribution date (including any accrued interest).

The Initial Shareholders have agreed to (i) waive their conversion rights with respect to their Initial Shares, private shares and Public Shares in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their initial shares and private placement shares if

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

the Company fails to consummate a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their shares in conjunction with any such amendment.

On April 15, 2019, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (“BPGIC”), and each of the holders of BPGIC’s outstanding capital shares that become parties to the Business Combination Agreement by executing a joinder agreement to the Business Combination Agreement (a “Joinder”). On May 10, 2019, BPGIC’s sole shareholder, BPGIC PLC, executed and delivered to the Company, BPGIC and Pubco, a Joinder.

On April 15, 2019, the Company changed the ticker symbols for the Company’s units, ordinary shares, warrants and rights trading on the NASDAQ Capital Market from “TWLVU,” “TWLV,” “TWLVW” and “TWLVR,” respectively, to “BROGU,” “BROG,” “BROGW,” and “BROGR,” respectively.

Pursuant to the Business Combination Agreement, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the Company will merge with Merger Sub, with the Company continuing as the surviving entity, and with all holders of the Company’s securities receiving substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of BPGIC in exchange for ordinary shares of Pubco, with BPGIC becoming a wholly-owned subsidiary of Pubco.

The total consideration to be paid by Pubco to Seller will be 100,000,000 Pubco ordinary shares, subject to reduction to the extent that BPGIC elects for the Seller to receive a portion of the consideration for the purchased shares as cash in lieu of receiving Pubco ordinary shares in an amount not to exceed 40% of the Closing Net Cash (as defined in the Business Combination Agreement); provided that 20,000,000 of the Pubco shares otherwise issuable to Seller at the Closing will be set aside in escrow and delivered to the escrow agent at the Closing, with such escrow shares subject to vesting and potential forfeiture based on terms set forth in an escrow agreement mutually agreed by the Company and BPGIC (the “Escrow Agreement). In addition, the Initial Shareholders of the Company have agreed to forfeit 20% of their Founder shares at the Closing and escrow 30% of their Founder shares at the Closing, subject to the same vesting and forfeiture conditions as the Seller.

On April 30, 2019, the Company and BPGIC entered into a letter agreement pursuant to which (a) the due date was extended from April 30, 2019 to May 10, 2019 (or such later date prior to the Closing as mutually agreed by the Company and BPGIC) for (i) Pubco, Seller and the escrow agent to enter into the Escrow Agreement, (ii) BPGIC to deliver the Company Schedules (as defined in the Business Combination Agreement), and (iii) BPGIC to deliver the Joinder Documents (as defined in the Business Combination Agreement) for each shareholder of BPGIC, and (b) the date on and after which the Company has a right to terminate the Business Combination Agreement if the deliverables specified in clause (a) above are not timely provided was also extended from April 30, 2019 to May 10, 2019 (or such later date prior to the Closing as mutually agreed by the Company and BPGIC.)

On May 10, 2019 as required by the Business Combination Agreement, (i) Pubco, Seller and Continental Stock Transfer and Trust Company, as escrow agent, entered into the Escrow Agreement, (ii) BPGIC timely delivered to the Company the Company Schedules, and (iii) as noted above, Seller delivered the Joinder and the other Joinder Documents.

On June 13, 2019 the Company and BPGIC filed an investor presentation with the SEC to be used in connection with the transactions contemplated by the Business Combination Agreement.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

On September 16, 2019, the Company, Pubco, BPGIC and Seller entered into an amendment to the Business Combination Agreement in order to, among other things, provide for the following: (i) the extension of the Outside Date from “August 31, 2019” to “December 22, 2019”; (ii) the addition of a termination right exercisable by either the Company or BPGIC, if the first preliminary registration statement is not submitted to the SEC by or on September 30, 2019, provided that such termination right shall cease upon the submission of such preliminary registration statement to the SEC after September 30, 2019; and (iii) the revision of the proposed terms of the post-closing voting agreement in favor of Seller, which is to be entered into by the Company’s sponsor and certain other Initial Shareholders of the Company, to provide that the voting rights and restrictions thereunder shall apply to the Pubco ordinary shares and other voting securities of Pubco issuable to such shareholders upon the conversion or exercise of their (x) Founder Shares, (y) the shares comprising or underlying the Private Units of the Company that were issued to such Initial Shareholders in the Private Placements concurrently with the Company’s Initial Public Offering and (z) the securities of the Company and Pubco that such Initial Shareholders acquire or agree to acquire prior to the Closing.

On September 27, 2019, Pubco filed with the SEC a registration statement on Form F-4 (as amended, the “ Registration Statement ”), which included a preliminary proxy statement of the Company and a prospectus in connection with the proposed Business Combination involving the Company, Pubco, BPGIC and Seller. Following the effectiveness of the Registration Statement, the Company will mail a definitive proxy statement and other relevant documents to its shareholders as of a record date to be established for voting on the Business Combination.

On October 8, 2019, the Company and Pubco filed an updated investor presentation with the SEC to be used in connection with the transactions contemplated by the Business Combination Agreement.

Subsequently, as part of a reorganization, BPGIC PLC transferred 100% of the issued and outstanding ordinary shares of BPGIC to BPGIC Holdings Limited, a Cayman Islands exempted company (the “Seller”), and the Seller executed and delivered the Joinder to Twelve Seas, BPGIC, Pubco, and BPGIC PLC to become party to the Business Combination Agreement, and assume BPGIC PLC’s rights and obligations, as the “Seller” party thereunder. Simultaneously, the Seller executed and delivered a joinder agreement to Twelve Seas, BPGIC, Pubco, BPGIC PLC, and Continental Stock Transfer & Trust Company to become party to the Escrow Agreement, and assume BPGIC PLC’s rights and obligations thereunder.

Liquidation

The holders of the initial shares will not participate in any liquidation distribution with respect to such securities. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the $10.00 per Unit in the Initial Public Offering. In order to protect the amounts held in the Trust Account, Dimitri Elkin, the Company’s Chief Executive Officer, has contractually agreed, pursuant to a written agreement to the Company, that if the Company liquidates the Trust Account prior to the consummation of a Business Combination, he will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then Dimitri Elkin will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that Dimitri Elkin will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

The Company will pay the costs of liquidating the trust account from the remaining assets outside of the trust account. If such funds are insufficient, Bryant Edwards, the Company’s COO, has contractually agreed to advance the Company the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $20,000) and has contractually agreed not to seek repayment for such expenses.

Liquidity

As of September 30, 2019, the Company had cash outside the Trust Account of $43,368 available for working capital needs. All remaining cash and securities were held in the Trust Account and is generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem Public Shares. As of September 30, 2019, none of the amount on deposit in the Trust Account was available to be withdrawn as described above.

Through September 30, 2019, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the insider shares, advances from the Sponsor in an aggregate amount of $300,000 which were repaid upon the IPO (as described in Note 5) and the remaining net proceeds from the IPO and Private Placement (as described in Note 3 and 4).

On April 4, 2019, the Company issued a Convertible Note (as described in Note 5) in the principal amount of up to $500,000 to the Sponsor, the balance of which will be repaid promptly after the date on which the Company consummates a Business Combination. In the event that the Company is unable to consummate a Business Combination, as described in the prospectus relating to the IPO, the loans must be repaid to the extent that the Company is financially able to do so with cash at its disposable outside of the Trust. As of September 30, 2019, the Sponsor had funded an aggregate amount of $500,000 to the Company in pursuant to the Convertible Note.

On October 21, 2019, the Company issued a Non-Convertible Note (as described in Note 5) in the principal amount of up to $300,000 to the Sponsor, the balance of which will be repaid promptly after the date on which the Company consummates a Business Combination. In the event that the Company is unable to consummate a Business Combination, the loans must be repaid to the extent that the Company is financially able to do so with cash at its disposal outside of the Trust Account. As of October 25, 2019, the Sponsor had funded an aggregate amount of $200,000 to the Company pursuant to the Non-Convertible Note.

The Company’s working capital consists of the $43,368 outside of our Trust Account as of September 30, 2019. The Company may also draw down on up to $300,000 in loans from the Sponsor pursuant to the Non-Convertible Note issued on October 21, 2019. The Company has incurred and expects to continue to incur significant costs in pursuit of the Company’s Business Combination plans. The Company cannot provide assurance that the Business Combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans from the Initial Shareholders, the Sponsor, the Company’s officers and directors, or their respective affiliates, for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

The Company currently estimates that it has insufficient funds available to both operate its business and consummate its initial business combination. The Company may need to obtain additional financing either to consummate its initial business combination or because it becomes obligated to redeem a significant number of its public shares upon consummation of its initial business combination, in which case the Company may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, the Company would only consummate such financing simultaneously with the consummation of its initial business

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 1 — Organization and Business Operations (cont.)

combination. Following the Company’s initial business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations but there is no assurance that new financing will be available to the Company on commercially acceptable terms. Furthermore, if the Company is not able to consummate a business combination by December 22, 2019, it will trigger the Company’s automatic winding up, liquidation and dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows. Operating results as presented are not necessarily indicative of the results to be expected for a full year.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering. Accordingly, offering costs totaling $8,593,124 have been charged

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

to shareholders’ equity (consisting of $4,140,000 in underwriters’ fees, plus $703,124 of other cash expenses, and a non-cash charge of $3,750,000 to record the fair value of the representative shares (as described in Note 7 — Commitments & Contingencies)).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $43,368 of cash held outside of the Trust Account as of September 30, 2019 and $252,927 as of December 31, 2018. The Company did not have any cash equivalents as of September 30, 2019 and December 31, 2018.

Investment Held in Trust Account

Investment consists of United States Money Market, United States Treasury securities and United States Money Market Fund. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the condensed statements of operations. Interest income is recognized when earned.

Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. FASB ASC Topic 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1	—

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2	—

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3	—	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties and Sponsor loans are estimated to approximate the carrying values as of September 30, 2019 due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2019 and December 31, 2018 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value as of September 30, 2019.

Description	September 30, 2019	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Money Market Fund held in Trust Account	$212,845,645	212,845,645	—	—
	$212,845,645	$212,845,645	$—	$—
Description	December 31, 2018	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash held in Trust Account	$764	$764	$—	$—
U.S. Treasury Securities held in Trust Account	209,227,528	—	209,227,528	—
	$209,228,292	$764	$209,227,528	$—

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2019 and December 31, 2018, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Warrants and Rights

Since the Company is not required to net cash settle the Warrants and Rights (as defined in Note 3 — Initial Public Offering) and the Warrants and Rights are exercisable or convertible upon the consummation of an initial Business Combination, the management determined that the Warrants and Rights will be classified within shareholders’ equity as “Additional paid-in capital” upon their issuance in accordance with ASC 815-40. The proceeds from the sale will be allocated to Public Shares, Warrants, and Rights based on the relative fair value of the securities in accordance with 470-20-30. The value of the Public Shares, Warrants, and Rights will be based on the closing price paid by investors.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares issued and outstanding for the periods. In accordance with SAB Topic 4.D and ASC 260-10-55-12, weighted average shares were retrospectively stated for the 1,437,500 ordinary shares cancelled on June 1, 2018, effectuation of a 1.5-for-1 stock dividend on June 8, 2018, and effectuation of a 1.2-for-1 stock dividend on June 19, 2018 (see Note 5). In accordance with ASC 260-10-45-13, weighted average shares were reduced for the effect of up to an aggregate of 50,000 ordinary shares that are subject to forfeiture by the underwriter on a pro rata basis with the initial shareholders in the event that the initial shareholders are required to forfeit or transfer any Insider Shares to third parties for no consideration or otherwise restructure the terms of such shares in connection with the initial Business Combination. At September 30, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the income of the Company. As a result, diluted income per ordinary share is the same as basic income per ordinary shares for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified the Cayman Islands as its only “major” tax jurisdiction, as defined. Based on the Company’s

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 2 — Significant Accounting Policies (cont.)

evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on November 30, 2017, the evaluation was performed for the 2018 tax year which will be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering on June 22, 2018, the Company sold 18,000,000 Units at a purchase price of $10.00 per Unit. On June 28, 2018, in connection with the underwriters’ exercise of their over-allotment option in full, the Company consummated the sale of an additional 2,700,000 Public Units at $10.00 per Unit. Each Unit consists of one ordinary share, one redeemable warrant (“Public Warrant”), and one right (“Public Right”). Each redeemable warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 (see Note 8). Each holder of a right will automatically receive one-tenth (1/10) of an ordinary share upon consummation of a Business Combination (see Note 8).

Note 4 — Private Placements

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 475,000 Private Units at $10.00 per Unit (for a total purchase price of $4,750,000). On June 28, 2018, in connection with the underwriters’ exercise of their over-allotment option in full, the Company consummated the sale of an additional 54,000 Private Units at $10.00 per Unit (for a total purchase price of $540,000).

The Private Units are identical to the units sold in the Initial Public Offering except the Private Warrants (as defined in Note 8) will be non-redeemable and may be exercised on a cashless basis. The purchasers of the Private Units have agreed not to transfer, assign or sell any of the Private Units or underlying securities (except to the same permitted transferees as the insider shares) until the completion of the Business Combination.

If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Insider Shares

On December 11, 2017, the Company issued 4,312,500 shares (“Insider Shares”) to the Sponsor and certain officers and directors (“Initial Shareholders”) for an aggregate amount of $25,000. On June 1, 2018, the Initial Shareholders returned 1,437,500 ordinary shares to the Company for cancellation. On June 8, 2018, the Company effectuated a 1.5-for-1 dividend of its ordinary shares in connection with the upsized Initial Public Offering, resulting in 4,312,500 Insider Shares outstanding and held by the Initial Shareholders. On June 19, 2018, the Company effectuated a 1.2-for-1 dividend of its ordinary shares resulting in an aggregate of 5,175,000 Insider Shares outstanding and held by the Initial Shareholders. None of the transactions mentioned above materially impacts the market value of the shares presented in the Company’s historical financial statements, nor do they impact the market value of $10.00 per Unit regardless of the number of shares outstanding. Therefore, according to accounting literature ASC 505-20-25, this transaction is not a stock split in substance, and no retroactive adjustments to the shares outstanding presented in prior periods is required.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 5 — Related Party Transactions (cont.)

As a result of the underwriters’ over-allotment option exercised in full on June 28, 2018, 675,000 Insider Shares are no longer subject to forfeiture and the initial shareholders maintained 20% of the Company’s issued and outstanding shares after the Initial Public Offering and the exercise of the over-allotment.

The Initial Shareholders have agreed not to transfer, assign or sell any of the Insider Shares (except to certain permitted transferees) until (1) with respect to 50% of the Insider Shares, the earlier of one year after the date of the consummation of the Business Combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Business Combination and (2) with respect to the remaining 50% of the Insider Shares, one year after the date of the consummation of the Business Combination, or earlier, in either case, if, subsequent to the Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Advances

As of September 30, 2019, the amount due to related parties was $71,672. The amount includes unpaid reimbursements for travel and business expenses incurred by the officers on behalf of the Company.

For the period from November 30, 2017 through December 31, 2017, a related party, on behalf of the Sponsor, had advanced to the Company an aggregate of $46,500 in regards to the formation costs and costs associated with the Initial Public Offering. On May 22, 2018, the Sponsor advanced to the Company an additional $150,000. On June 1, 2018, two related parties, on behalf of the sponsor, advanced to the Company an aggregate of $60,000. On June 18, 2018, the Sponsor advanced to the Company an additional $43,500. The loans were non-interest bearing, unsecured and due on demand. The Company repaid the Sponsor in full with $300,000 from the proceeds of the Initial Public Offering not being placed in the Trust Account on June 22, 2018.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or the Company’s officers and directors, or their respective affiliates may, but are not obligated to, loan the Company funds from time to time or at any time (“Working Capital Loans”). Each Working Capital Loan, other than as described below, would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $500,000 of the Working Capital Loans may be converted upon consummation of a Business Combination into Private Units at a price of $10.00 per unit (which, for example, would result in the holders being issued units to acquire 55,000 ordinary shares (which includes 5,000 ordinary shares issuable upon exercise of rights) and warrants to purchase 50,000 ordinary shares for $11.50 per share if $500,000 of notes were so converted).

On April 4, 2019, the Company issued an unsecured promissory note (the “Convertible Note”) in the principal amount of up to $500,000 to the Sponsor. The Convertible Note bears no interest and is repayable in full upon consummation of the Company’s initial Business Combination. In the event that the Company is unable to consummate a Business Combination, the loans must be repaid to the extent that the Company is financially able to do so with cash at its disposal outside of the Trust Account. The Sponsor has the option to convert any unpaid balance of the Convertible Note into units, each unit consisting of one ordinary share of the Company, one warrant exercisable for one ordinary share of the Company and one right to receive one-tenth (1/10) of one ordinary share of the Company upon the consummation of an initial Business Combination, based on a conversion price of $10.00 per unit. The terms of any such units shall be identical to the terms of the units issued pursuant to the private placement that was consummated by the Company in connection with the Company’s Initial Public Offering.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 5 — Related Party Transactions (cont.)

As of September 30, 2019, the Sponsor had funded an aggregate amount of $500,000 to the Company pursuant to the Convertible Note.

On October 21, 2019, the Company issued an unsecured promissory note (the “Non-Convertible Note”) in the principal amount of up to $300,000 to the Sponsor. The Non-Convertible Note bears no interest and is repayable in full upon consummation of the Company’s initial Business Combination. In the event that the Company is unable to consummate a Business Combination, the loans must be repaid to the extent that the Company is financially able to do so with cash at its disposal outside of the Trust Account.

As of October 25, 2019, the Sponsor had funded an aggregate amount of $200,000 to the Company pursuant to the Non-Convertible Note.

Administrative Service Fee

The Company has agreed to pay an affiliate of the Sponsor, a monthly fee of an aggregate of $10,000 for general and administrative services (commencing June 20, 2018) including office space, utilities and secretarial support. As of January 1, 2019, the Company has terminated this arrangement. As of March 31, 2019, the Company has paid off all outstanding payables to the affiliate of the Sponsor.

Note 6 — Investment Held in Trust Account

The Company received $210,844,000 from investment in U.S. Treasury Securities which were matured on April 25, 2019. The proceeds received were reinvested in the Money Market Funds. As of September 30, 2019, investment in the Company’s Trust Account consisted of $212,845,645 in Money Market Fund. As of December 31, 2018, investment in the Company’s Trust Account consisted of $764 in U.S. Money Market and $209,227,528 in U.S. Treasury Securities. The carrying value, excluding gross unrealized holding gain and fair value of held to maturity securities on September 30, 2019 and December 31, 2018 are as follows:

	Carrying Value as of September 30, 2019	Gross Unrealized Holding Gain	Fair Value as of September 30, 2019
Money Market Fund	$212,845,645	$—	$212,845,645
	$212,845,645	$—	$212,845,645
	Carrying Value as of December 31, 2018	Gross Unrealized Holding Gain	Fair Value as of December 31, 2018
Cash held in Trust Account	$764	$—	$764
U.S. Treasury Securities	209,227,528	25,362	209,252,890
	$209,228,292	$25,362	$209,253,654

Note 7 — Commitments & Contingencies

Deferred Fees

The Company has committed to pay its attorney deferred legal fees upon the consummation of the Initial Business Combination relating to legal services performed in connection with the proposed business combination. An amount of $562,303 has been accrued in the accompanying balance sheet as of September 30, 2019 and is due and payable upon consummation of business combination. In the event that the Company is unable to consummate a business combination, as described in the prospectus relating to the IPO, the deferred fees will not be paid.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 7 — Commitments & Contingencies (cont.)

Registration Rights

Pursuant to a registration rights agreement entered into on June 19, 2018, the holders of the Insider Shares, Private Units (and their underlying securities), Representative Shares (as a defined below) and any Units that may be issued upon conversion of the Working Capital Loans (and their underlying securities) will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,700,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On June 28, 2018, the underwriters exercised its full over-allotment option of 2,700,000 units.

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $3,600,000. In relation to the additional 2,700,000 units the underwriters purchased via the over-allotment option, an additional amount of $540,000 was paid to the underwriters.

In addition, the Company issued EarlyBirdCapital “EBC”, the underwriter, and/or its designees 375,000 ordinary shares (the “Representative Shares”) upon the consummation of the Initial Public Offering. The Company accounted for the Representative Shares as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company determined the fair value of Representative Shares is $3,750,000 based upon the offering price of the Units of $10.00 per Unit. The underwriter has agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the underwriter (and/or its designees) has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period. In the event that the Initial Shareholders are required to forfeit or transfer any Insider Shares to third parties for no consideration or otherwise restructure the terms of such shares in connection with the initial Business Combination, the underwriter (and/or its designees) has agreed to forfeit up to an aggregate of 50,000 ordinary shares on a pro rata basis with the Initial Shareholders.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the date of the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Business Combination Marketing Agreement

The Company has engaged EBC as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss a potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with an Business Combination. The Company will pay EBC a cash fee equal to 3.5% of the gross proceeds raised in the offering for such services upon the consummation of the Business Combination (exclusive of any applicable finders’ fees which might become payable). The Company may allocate up to 1% of the 3.5% fee to other firms who assist in connection with the Business Combination.

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 8 — Shareholder’s Equity

Ordinary Shares — The Company is authorized to issue a total of 200,000,000 ordinary shares of a par value of $0.0001 each. As of September 30, 2019 and December 31, 2018, the Company has issued an aggregate of 6,120,045 and 6,351,330 ordinary shares, respectively, excluding 20,658,955 and 20,427,670 shares of ordinary shares subject to possible redemption.

Preferred Shares — The Company is authorized to issue a total of 2,000,000 preferred shares of a par value of $0.0001 each. At September 30, 2019 and December 31, 2018, there were no shares of preferred shares issued or outstanding.

Warrants — Each Public Warrant is at $11.50 per share and exercisable for one ordinary share. The warrants will become exercisable on the later of the completion of a Business Combination and 12 months from the date of the prospectus. If a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within 90 days following the consummation of the Business Combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the day prior to the date of exercise.

The warrants underlying the Private Units (“Private Warrants”) are identical to the Public Warrants sold in this offering except the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the initial purchasers or their permitted transferees.

The Company may redeem the outstanding warrants (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon a minimum of 30 days’ prior written notice of redemption,

•        if, and only if, the last sales price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption, and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

•        If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of an ordinary share upon consummation of the initial Business Combination, even if the holder of a Public Right converted all ordinary shares held by him, her or it in connection with the initial Business Combination or an amendment to the Company’s memorandum and articles of association with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional ordinary shares upon consummation of an initial Business Combination. The shares

TWELVE SEAS INVESTMENT COMPANY
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2019
(Unaudited)

Note 8 — Shareholder’s Equity (cont.)

issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of ordinary shares will receive in the transaction on an as-converted into ordinary shares basis.

The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Cayman Islands law. As a result, the holders of the rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Note 9 — Subsequent Events

On October 21, 2019, the Company issued a Non-Convertible Note (as described in Note 5) in the principal amount of up to $300,000 to the Sponsor, the balance of which will be repaid promptly after the date on which the Company consummates a Business Combination. In the event that the Company is unable to consummate a Business Combination, the loans must be repaid to the extent that the Company is financially able to do so with cash at its disposal outside of the Trust Account.

As of October 25, 2019, the Sponsor had funded an aggregate amount of $200,000 to the Company pursuant to the Non-Convertible Note.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Brooge Petroleum and Gas Investment Company FZE

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Brooge Petroleum and Gas Investment Company FZE (the Company) as of 31 December 2018 and 2017, the related statements of comprehensive income, changes in equity and cash flows for each of the two years in the period ended 31 December 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at 31 December 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended 31 December 2018, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2.2 to the financial statements, the Company has a working capital deficiency and has not complied with certain covenants included in its bank loan agreements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters also are described in note 2.2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Restatement of 2017 Financial Statements

As discussed in note 2.4 to the financial statements, the 2017 financial statements have been restated to correct a number of misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young

We have served as the Company’s auditor since 2018.

Abu Dhabi, United Arab Emirates

27 September 2019

Brooge Petroleum and Gas Investment Company FZE
STATEMENT OF COMPREHENSIVE INCOME

		(Restated) Years ended 31 December
	Notes	2018	2017
		USD	USD
Revenue	3	35,839,268	89,593
Direct costs	4	(9,607,360)	(2,295,809)

GROSS PROFIT (LOSS)		26,231,908	(2,206,216)
General and administrative expenses	5	(2,029,260)	(574,266)
Finance costs	6	(6,951,923)	(966,926)
Changes in fair value of derivative financial instruments	16	(1,190,073)	—

PROFIT (LOSS) AND TOTAL COMPREHENSIVE INCOME (LOSS) FOR THE YEAR		16,060,652	(3,747,408)

The attached notes 1 to 22 form part of these financial statements.

Brooge Petroleum and Gas Investment Company FZE
STATEMENT OF FINANCIAL POSITION

	Notes	31 December 2018	(Restated) 31 December 2017	(Restated) 1 January 2017
		USD	USD	USD
ASSETS
Non-current assets
Property, plant and equipment	7	197,629,114	195,438,871	169,733,274
Advances to contractors		—	231,571	838,154
		197,629,114	195,670,442	170,571,428
Current assets
Inventories	8	147,090	176,651	—
Trade and other receivables	9	2,123,077	—	—
Bank balances and cash	10	37,351	284,055	142,466
		2,307,518	460,706	142,466
TOTAL ASSETS		199,936,632	196,131,148	170,713,894
EQUITY AND LIABILITIES
Equity
Share capital	11	1,361,285	1,361,285	1,361,285
Owners’ accounts		47,717,763	70,421,436	57,039,100
General reserve	12	680,643	—	—
Retained earnings (accumulated losses)		11,218,242	(4,161,767)	(414,359)
Total equity		60,977,933	67,620,954	57,986,026
Non-current liabilities
Lease liability	14	28,108,801	27,599,475	27,096,507
Provisions	15	6,267	651	286
		28,115,068	27,600,126	27,096,793
Current liabilities
Bank overdraft	10	3,745,048	—	—
Term loans	13	94,792,088	94,163,751	77,497,507
Accounts payable, accruals and other payables	17	9,003,798	4,675,117	6,102,980
Derivative financial instruments	16	1,190,073	—	—
Lease liability	14	2,112,624	2,071,200	2,030,588
		110,843,631	100,910,068	85,631,075
Total liabilities		138,958,699	128,510,194	112,727,868

TOTAL EQUITY AND LIABILITIES		199,936,632	199,936,632	170,713,894

The attached notes 1 to 22 form part of these financial statements.

Brooge Petroleum and Gas Investment Company FZE
STATEMENT OF CHANGES IN EQUITY

	Share capital	Owners’ accounts	General reserve	Retained earnings (accumulated losses)	Total
	USD	USD	USD	USD	USD
Balance at 1 January 2017 (restated)	1,361,285	57,039,100	—	(414,359)	57,986,026
Net contribution from the owners (note 18)	—	13,382,336	—	—	13,382,336
Total comprehensive loss for the year	—	—	—	(3,747,408)	(3,747,408)

Balance at 31 December 2017 (restated)	1,361,285	70,421,436	—	(4,161,767)	67,620,954

Balance at 1 January 2018 (restated)	1,361,285	70,421,436	—	(4,161,767)	67,620,954
Transfer to general reserve	—	—	680,643	(680,643)	—
Net distributions to the owners (note 18)	—	(22,703,673)	—	—	(22,703,673)
Total comprehensive income for the year	—	—	—	16,060,652	16,060,652

Balance at 31 December 2018	1,361,285	47,717,763	680,643	11,218,242	60,977,933

The attached notes 1 to 22 form part of these financial statements.

Brooge Petroleum and Gas Investment Company FZE
STATEMENT OF CASH FLOWS

		(Restated) Years ended 31 December
	Notes	2018	2017
		USD	USD
OPERATING ACTIVITIES
Profit (loss) for the year		16,060,652	(3,747,408)
Adjustments to reconcile net profit (loss) to net cash provided by (used in) operating activities:
Depreciation charge	4	5,716,063	692,528
Finance costs	6	6,951,923	966,926
Net changes in fair value of derivative financial instruments	16	1,190,073	—
Working capital changes:
Decrease (increase) in inventories		29,561	(176,651)
Increase in trade and other receivables		(2,123,077)	(618,700)
Increase in provisions		5,616	365
Increase in accounts payable, accruals and other payables		65,910	630,023
Net cash flows from (used in) operating activities		27,896,721	(2,252,917)
INVESTING ACTIVITY
Purchase of property, plant and equipment		(271,403)	(21,924,553)
Net cash flows used in investing activity		(271,403)	(21,924,553)
FINANCING ACTIVITIES
Proceeds from term loans	13	4,038,024	16,700,441
Repayment of term loans	13	(3,487,876)	—
Interest paid on term loans		(7,195,581)	(3,429,143)
Payment of transaction costs on loans		—	(111,081)
Net (distributions to) contribution from the owners		(24,971,637)	11,158,842
Net cash flows (used in) from financing activities		(31,617,070)	24,319,059
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS		(3,991,752)	141,589
Cash and cash equivalents at 1 January		284,055	142,466
CASH AND CASH EQUIVALENTS AT 31 DECEMBER	10	(3,707,697)	284,055

The attached notes 1 to 22 form part of these financial statements.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

1     ACTIVITIES

Brooge Petroleum and Gas Investment Company FZE, (the “Company” or “BPGIC”), formerly known as Brooge Petroleum and Gas Investment Company FZC, is a free zone company registered and incorporated on 10 February 2013 in Fujairah, United Arab Emirates (“UAE”). The free zone is income tax free without a set time limit. The Company is an oil storage and service provider located in the Port of Fujairah in the emirate of Fujairah in the UAE. The Company currently operates Phase I, comprising 14 tanks of total capacity of 399,324 cbm, fully operational for storage and other ancillary processes of clean oil. The Company’s Phase II is under construction, which will comprise 8 tanks of total capacity of 600,000 cbm for storage and other ancillary services of crude oil. Brooge Petroleum and Gas Investment Company FZC’s share capital was divided amongst three shareholders (referred to as the owners or shareholders). Emirates Investment LLC FZC was the parent company.

On 25 February 2019, the shareholders of Brooge Petroleum and Gas Investment Company FZC transferred their ownership in the Company to BPGIC PLC, a company incorporated under the laws of England and Wales and owned by the same shareholders that previously owned Brooge Petroleum and Gas Investment Company FZC and in the same ownership proportion. Upon the change of ownership, Brooge Petroleum and Gas Investment Company FZC changed its name to Brooge Petroleum and Gas Investment Company FZE. As a result of the above, BPGIC PLC became the parent of the Company.

On 15 April 2019, the Company entered into a business combination agreement with Twelve Seas Investment Company (“Twelve Seas”), Brooge Holdings Limited, Brooge Merger Sub Limited, a subsidiary of Brooge Holdings Limited, and the Company’s shareholders. On 10 May 2019, BPGIC PLC became party to the business combination agreement by execution of a joinder thereto.

Pursuant to the business combination agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the business combination agreement, Twelve Seas will merge with Brooge Merger Sub Limited, with Twelve Seas continuing as the surviving entity and with holders of Twelve Seas securities receiving securities of Brooge Holdings Limited, and Brooge Holdings Limited will acquire all of the issued and outstanding ordinary shares of the Company from the Seller in exchange for ordinary shares of Brooge Holdings Limited, with the Company becoming a wholly-owned subsidiary of Brooge Holdings Limited.

The registered office is at P.O Box 50170 Al-Sodah, Khorr Fakkan Road, Fujairah, United Arab Emirates.

The financial statements of the Company for the year ended 31 December 2018 were authorised for issue by the Board of Directors on 26 September 2019.

2.1     BASIS OF PREPARATION

The financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

The financial statements have been presented in US Dollars (“USD”) which is the functional and presentation currency of the Company.

The financial statements are prepared under the historical cost convention, except for re-measurement at fair value of derivative financial instruments.

2.2     FUNDAMENTAL ACCOUNTING CONCEPT

As of 31 December 2018, the Company had not paid USD 3,747,537 of principal and accrued interest that was due under the Company’s Phase I Financing Facilities. Also, as of 31 December 2018 and 2017, the Company was not in compliance with its debt covenants, including the debt service coverage ratio contained in the Company’s Phase I Financing Facilities. Even though the lender did not declare an event of default under the loan agreements, these

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.2     FUNDAMENTAL ACCOUNTING CONCEPT (cont.)

breaches constituted events of default and could have resulted in the lender requiring immediate repayment of the loans. Accordingly, as of 31 December 2018 and 2017, the Company has classified its debt balance of USD 94,792,088 and USD 94,163,751 as a current liability. As of 31 December 2018 and 2017, the Company’s current liabilities exceeded its current assets by USD 108,536,113 and USD 100,449,361, respectively. All of the above represents a material uncertainty that casts significant doubt upon the Company’s ability to continue as a going concern.

On 10 September 2019, the Company entered into an agreement with its lender to amend the Phase I Construction Facility (note 13). The principal and accrued interest of USD 5,494,063 outstanding under this facility as of 31 July 2019 as per the original repayment schedule will now be due on 30 November 2019. The Phase I Construction Facility is now payable in 45 instalments starting 31 October 2019 with final maturity on 30 July 2030. The Phase I Admin Building Facility and the Phase I Short Term Financing Facility were not amended as part of the 10 September 2019 agreement to the Phase I Construction Facility. Subsequent to the year end, the Company had repaid USD 5,646,206 due under the Phase I Admin Building Facility and the Phase I Short Term Financing Facility. As such, all instalments related to the Phase I Admin Building Facility and the Phase I Short Term Financing Facility due under the original repayment schedule up to 10 September 2019 were repaid. In addition, the Company agreed to assign to the lender all proceeds from the operation of the tanks and to pre-settle by 31 December 2019 AED 100,000,000 (USD 27,225,701) translated using the exchange rate as of 31 December 2018) of principal under the Phase I Construction Facilities from the proceeds received from the transaction described in note 1.

During 2018, the Company signed the Phase II End User Agreement to provide storage and ancillary services to the Phase II End User, an international commodity trading company. Phase II operations are scheduled to start in the second quarter of 2020 and management expects this will generate significant operating cash flows. Further, in 2019, the Company entered into the Refinery and Services Agreement with Sahara to develop and operate the Sahara Refinery at the BPGIC terminal. The Company expects to provide operation, storage and ancillary services to Sahara. Refinery operations are scheduled to start in first quarter of 2020. Based on the above, management expects the Company will generate sufficient cash flows from its operations to meet its liabilities as and when the loan instalments fall due. Further, the owners intend to provide further financial support to enable the Company to meet its financial obligations as and when required. Subsequent to 31 December 2018, the shareholder made net contributions of USD 26,471,424.

The financial statements have been prepared assuming that the Company will continue as a going concern. Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event the Company is unable to continue as a going concern.

2.3     CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES

New and amended standards and interpretations

The Company applied certain standards, interpretations and amendments for the first time, which are effective for annual periods beginning on or after 1 January 2018. Except for IFRS 16, which was early adopted during the year ended 31 December 2016, the Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

Although these new standards and amendments are applied for the first time in 2018, the application of these new standards and amendments, did not have a material impact on the financial statements of the Company.

•        IFRS 9 Financial Instruments;

•        IFRIC Interpretation 22 Foreign Currency Transactions and Advance Considerations;

•        Amendments to IAS 40 Transfers of Investment Property;

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.3     CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES (cont.)

•        Amendments to IFRS 2 Classification and Measurement of Share-based Payment Transactions;

•        Amendments to IFRS 4 Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts;

•        Amendments to IAS 28 Investments in Associates and Joint Ventures — Clarification that measuring investees at fair value through profit or loss is an investment-by-investment choice; and

•        Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards — Deletion of short-term exemptions for first-time adopters.

2.4     RESTATMENT OF FINANCIAL STATEMENTS

Subsequent to the issuance of the Company’s 2017 financial statements, the Company’s management identified errors in the financial statements for the year ended 31 December 2017 and determined that the 2017 financial statements should be restated. The errors comprised the following:

•        Use of incorrect discount rate

The Company erroneously used a 10% discount rate for the measurement of its land lease liability and the corresponding right of use asset instead of using its incremental borrowing rate of 9.5%. The correction of this error resulted in an increase in the lease liability and the right-of-use asset (recorded within property, plant and equipment). There correction also resulted in an increase in depreciation expense and finance costs for the year ended 31 December 2017.

•        Incorrect classification of term loans

As of 31 December 2017 and 1 January 2017, the Company had erroneously classified its debt balance of USD 86,314,012 and USD 77,497,507, respectively, as a non-current liability. As of 31 December 2017 and 1 January 2017, the Company was not in compliance with its debt covenants contained in the Company’s Phase I Construction Facilities (note 13). As a result of this non-compliance, the Phase I Financing Facilities should be classified as a current liability. To correct the error, the Company reclassified its debt balance to current.

•        Incorrect calculation of accrued interest

As of 31 December 2017, management identified an error in the calculation of accrued interest on the Phase I Construction Facility. The correction of this error resulted in a decrease in the amount of interest capitalised (recorded within property, plant and equipment), a decrease in finance costs and a decrease in accrued interest (recorded within accounts payable, accruals and other payables).

•        Incorrect determination of functional currency

The Company incorrectly concluded that its functional currency was the UAE Dirham. The UAE Dirham has been pegged to the US Dollar for all periods since the Company’s inception. Thus, the correction of this error has no impact on the 2017 financial statements or prior periods.

•        Incorrect classification of advances to contractors in the statement of cash flows

The Company incorrectly presented the movement in advances to contractors within net cash flow used in operating activities. The correction of this error resulted in a decrease in operating cash flows and an increase in investing cash flows.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.4     RESTATMENT OF FINANCIAL STATEMENTS (cont.)

The aforementioned changes were accounted for retrospectively in accordance with IAS 8 and, accordingly the prior years’ financial statements have been restated as follows:

	As previously reported		Restatement adjustments		Restated
	31 December 2017	1 January 2017	31 December 2017	1 January 2017	31 December 2017	1 January 2017
	USD	USD	USD	USD	USD	USD
STATEMENT OF COMPREHENSIVE INCOME
Direct costs	(2,292,082)		(3,727)		(2,295,809)
Gross loss	(2,202,489)		(3,727)		(2,206,216)
Finance costs	(1,007,305)		40,379		(966,926)
Loss and total comprehensive loss for the year	(3,784,060)		36,652		(3,747,408)
STATEMENT OF FINANCIAL POSITION
Property, plant and equipment	193,987,928	168,024,215	1,450,943	1,709,059	195,438,871	169,733,274
Non-current assets	194,219,499	168,862,369	1,450,943	1,709,059	195,670,442	170,571,428
Total assets	194,680,205	169,004,835	1,450,943	1,709,059	196,131,148	170,713,894
Accumulated losses	(4,198,419)	(414,359)	36,652	—	(4,161,767)	(414,359)
Total equity	67,584,302	57,986,026	36,652	—	67,620,954	57,986,026
Term loans (non-current portion)	86,314,012	77,497,507	(86,314,012)	(77,497,507)	—	—
Lease liability (non-current portion)	25,874,560	25,396,678	1,724,915	1,699,829	27,599,475	27,096,507
Non-current liabilities	112,189,223	102,894,471	(84,589,097)	(75,797,678)	27,600,126	27,096,793
Term loans (current portion)	7,849,739	—	86,314,012	77,497,507	94,163,751	77,497,507
Accounts payable, accruals and other payables	4,995,156	6,102,980	(320,039)	—	4,675,117	6,102,980
Lease liability (current portion)	2,061,785	2,021,358	9,415	9,230	2,071,200	2,030,588
Current liabilities	14,906,680	8,124,338	86,003,388	77,506,737	100,910,068	85,631,075
Total liabilities	127,095,903	111,018,809	1,414,291	1,709,059	128,510,194	112,727,868
Total equity and liabilities	194,680,205	169,004,835	1,450,943	1,709,059	196,131,148	170,713,894
STATEMENT OF CASH FLOWS
Loss for the year	(3,784,060)		36,652			(3,747,408)
Adjustment for:
Depreciation charge	688,801		3,727			692,528
Finance costs	1,007,305		(40,379)			966,926
Working capital changes:
Increase in trade and other receivables	(12,117)		(606,583)			(618,700)
Net cash flow used in operating activities	(1,646,334)		(643,235)			(2,252,917)
Investing activity
Purchase of property, plant and equipment	(22,531,136)		606,583			(21,924,553)
Net cash flow used in investing activity	(22,531,136)		606,583			(21,924,553)

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.5     SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of the Company’s financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Estimation and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Useful lives of property, plant and equipment

The Company’s management determines the estimated useful lives of its property, plant and equipment for calculating depreciation. This estimate is determined after considering the expected usage of the asset or physical wear and tear and the impact of expected residual value. Management reviews the useful lives annually and the future depreciation charge would be adjusted where management believes that the useful lives differ from previous estimates. The depreciation period of the right-of-use asset has been determined to be over the lease term on the basis that the land is expected to be used for the whole period of the lease considering the existing assets and future expansion on the land.

Asset retirement obligation

As part of the land lease agreement between FOIZ and the Company, the Company has a legal obligation to remove the plant at the end of its lease term. The Company initially records a provision for asset retirement obligations at the best estimate of the present value of the expenditure required to settle the obligation at the time a legal (or constructive) obligation is incurred, if the liability can be reliably estimated. When the provision is initially recorded, the carrying amount of the related asset is increased by the amount of the liability. Provisions are adjusted at each balance sheet date to reflect the current best estimate. The unwinding of the discount is recognised as finance cost. The Company’s operating assets generally consist of storage tanks and related facilities. These assets can be used for an extended period of time as long as they are properly maintained and/or upgraded. It is the Company’s current intent to maintain its assets and continue making improvements to those assets based on technological advances. There is no data or information that can be derived from past practice, industry practice or the Company’s intentions that could be used to make a reliable estimate of the decommissioning cost. Accordingly, the Company has not recorded a liability or corresponding asset as the amounts of such potential future costs are not reliably determinable.

Discount rate used for initial measurement of lease liability

The Company, as a lessee, measures the lease liability at the present value of the unpaid lease payments at the commencement date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Company on initial recognition of the lease uses its incremental borrowing rate. Incremental borrowing rate is the rate of interest that the Company would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use assets in similar economic environment. The Company determined its incremental borrowing rate at 9.5% (2017: 9.5%) in respect of the lease liability (note 14).

Impairment of trade receivables

The Company uses the simplified approach under IFRS 9 to assess impairment of its trade receivables and calculates expected credit losses (ECLs) based on lifetime expected credit losses. The Company calculates the ECL based on Company historical credit loss experience, adjusted for forward-looking factors specific to the customer and the economic environment.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.5     SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS (cont.)

Valuation of derivative financial instruments

The Company has entered into derivative financial instruments (interest rate swaps) with a financial institution with investment grade credit rating. Interest rate swaps are valued using valuation techniques, which employ the use of market observable inputs. The most frequently applied valuation techniques include swap models using present value calculations. The models incorporate various inputs including the credit quality of counterparties and interest rate curves. The changes in counterparty credit risk had no material effect on the derivative financial instruments recognised at fair value.

Judgements

In the process of applying the Company’s accounting policies, management has made the following judgements which have the most significant effect on the amounts recognised in the financial statements:

Functional currency

The Company’s operating costs and borrowings are primarily in UAE Dirham (“AED”) and are expected to remain principally denominated in AED in the future. However, the construction contract for phase1 and 2 and the current revenue contract of the Company are dominated in USD. Management has determined USD is the Company’s functional currency.

Operating lease commitments — Company as a lessor

The Company has entered into a five year storage rental agreement with a customer. Under the agreement, the Company has rented its full storage facility and receives fixed rental against the available storage capacity. The Company has determined the agreement to be a lease in accordance with IFRS 16 (Leases) and, based on the contractual arrangements in place, that it retains the principal risks and rewards of ownership of the storage facility and so accounts for the agreement as an operating lease.

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition

The Company elected to early adopt IFRS 15 ‘Revenue from Contracts with Customers’ and IFRS 16 ‘Leases’ for the year ended 31 December 2016 using the full retrospective method for both standards.

The Company generates revenue by charging fees for the storage, throughput and handling of fuel oil and clean products for its sole customer. Additional revenue is generated by charging fees for other ancillary services (excess throughput, heating, blending and other services).

The contract contains a lease and a service component. The lease component is accounted for under IFRS 16 and the service component is accounted for under IFRS 15. The contract has a minimum fixed monthly payment for both the lease and non-lease service components. The fixed consideration is allocated to the lease and service components based on their relative stand-alone selling price, which is based on an analysis of lease-related and service-related costs for the contract, adjusted for representative profit margins. The lease component is recognised on a straight-line basis over the term of the initial lease and the service component is recognised over time as the customer simultaneously receives and consumes the benefits provided by the Company’s performance. The fixed payment is billed monthly in advance.

The contract also contains variable elements in the form of the other ancillary services. Revenue from the variable element of the contract is recognised based on the actual volumes transported, stored and processed in the period in which the services are provided. These services are generally billed the month after the services are performed.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised in the statement of comprehensive income (within profit and loss) in the period during which they are incurred.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Capital work under progress is stated at cost and subsequently transferred to assets when it is available for use. Cost of an item of property plant and equipment comprises its acquisition cost including borrowing cost and all directly attributable costs of bringing the asset to working condition for its intended use. Such cost includes the cost of replacing part of the plant and equipment when that cost is incurred, if the recognition criteria are met. Likewise, when a major inspection is performed, its cost is recognised in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in the statement of comprehensive income (within profit and loss) as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of assets as follows:

Buildings	25 years
Tanks	50 years
Installation (Pipeline, pumps and other equipment)	20 – 25 years
Other equipment	5 years
Right-of-use asset – Land	60 years

The assets’ residual values and useful lives are reviewed and adjusted if appropriate, at each financial year end to determine whether there is an indication of impairment. If any such indication exists, an impairment loss is recognised in the statement of comprehensive income (within profit and loss). For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units).

The carrying amounts are reviewed at each reporting date to assess whether they are recorded in excess of their recoverable amounts, and where carrying values exceed this estimated recoverable amount, assets are written down to their recoverable amount, being the higher of their fair value less costs to sell and their value in use.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income (within profit and loss) in the year the asset is derecognised.

Capital work in progress

Capital work in progress is stated at cost, which represents costs for the design, development, procurement, construction and commissioning of the asset under development. Cost includes borrowing cost capitalised and depreciation of the right of use asset during the construction phase. When the asset is in the location and condition necessary to operate in the manner intended by management, capital work in progress is transferred to the appropriate property, plant and equipment category and depreciated in accordance with the Company’s policies.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of non-financial assets

At each reporting date, the Company reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in the statement of comprehensive income (within profit and loss).

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash- generating unit) is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years.

Cash and cash equivalents

For the purpose of the statement of cash flows, cash and cash equivalents consist of cash in hand, bank balances and short-term deposits with original maturity of three months or less, net of bank overdraft.

Inventories

Inventories are valued at the lower of cost, determined on the basis of weighted average cost, and net realizable value. Costs are those expenses incurred in bringing each item to its present location and condition. Net realisable value is valued at selling prices net of selling costs.

Leasing

The Company had elected to early adopt IFRS 16 during the year ended 31 December 2016, from its lease commencement dates using the full retrospective method.

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

For a contract that is, or contains, a lease, the Company accounts for each lease component within the contract as a lease separately from non-lease components of the contract.

The Company determines the lease term as the non-cancellable period of a lease, together with both:

a)      periods covered by an option to extend the lease if the lessee is reasonably certain to exercise that option; and

b)      periods covered by an option to terminate the lease if the lessee is reasonably certain not to exercise that option.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In assessing whether a lessee is reasonably certain to exercise an option to extend a lease, or not to exercise an option to terminate a lease, the Company considers all relevant facts and circumstances that create an economic incentive for the lessee to exercise the option to extend the lease, or not to exercise the option to terminate the lease. The Company revises the lease term if there is a change in the non-cancellable period of a lease.

Company as a lessor

Leases where the Company does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognised over the lease term on the same bases as rental income. Contingent rents are recognised as revenue in the period in which they are earned.

Company as a lessee

For a contract that contains a lease component and one or more additional lease or non-lease components, the Company allocates the consideration in the contract to each lease component on the basis of the relative stand-alone price of the lease component and the aggregate stand-alone price of the non-lease components.

The relative stand-alone price of lease and non-lease components is determined on the basis of the price the lessor, or a similar supplier, would charge an entity for that component, or a similar component, separately. If an observable stand-alone price is not readily available, the Company estimates the stand-alone price, maximising the use of observable information.

For determination of the lease term, the Company reassesses whether it is reasonably certain to exercise an extension option, or not to exercise a termination option, upon the occurrence of either a significant event or a significant change in circumstances that:

a)      is within the control of the Company; and

b)      affects whether the Company is reasonably certain to exercise an option not previously included in its determination of the lease term, or not to exercise an option previously included in its determination of the lease term.

At the commencement date, the Company recognises a right-of-use asset classified within property, plant and equipment and a lease liability classified separately on the statement of financial position.

Short-term leases and leases of low-value assets

The Company has elected not to recognise right-of-use assets and lease liabilities for short-term leases that have a lease of 12 months or less and leases of low-value assets of USD 5,000 or less when new. The Company recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Right-of-use assets

The right-of-use asset is initially recognised at cost comprising of:

a)      the amount of the initial measurement of the lease liability;

b)      any lease payments made at or before the commencement date, less any lease incentives received;

c)      any initial direct costs incurred by the Company; and d)      an estimate of costs to be incurred by the Company in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease. These costs are recognised as part of the cost of the right-of-use asset when the Company incurs an obligation for these costs. The obligation for these costs is incurred either at the commencement date or as a consequence of having used the underlying asset during a particular period.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

After initial recognition, the Company amortises the right-of-use asset over the term of the lease. In addition the right of use asset is periodically reduced by impairment losses, if any, and adjusted for certain re-measurements of the lease liability.

Lease liability

The lease liability is initially recognised at the present value of the lease payments that are not paid at the commencement date. The lease payments are discounted using the interest rate implicit in the lease, if that rate can be readily determined. If that rate cannot be readily determined, the Company uses its incremental borrowing rate.

After initial recognition, the lease liability is measured by (a) increasing the carrying amount to reflect interest on the lease liability; (b) reducing the carrying amount to reflect the lease payments made; and (c) remeasuring the carrying amount to reflect any reassessment or lease modifications or to reflect revised in-substance fixed lease payments.

Where, (a) there is a change in the lease term as a result of the reassessment of certainty to exercise an option, or not to exercise a termination option as discussed above; or (b) there is a change in the assessment of an option to purchase the underlying asset, assessed considering the events and circumstances in the context of a purchase option, the Company remeasures the lease liabilities to reflect changes to lease payments by discounting the revised lease payments using a revised discount rate. The Company determines the revised discount rate as the interest rate implicit in the lease for the remainder of the lease term, if that rate can be readily determined, or its incremental borrowing rate at the date of reassessment, if the interest rate implicit in the lease cannot be readily determined.

Where, (a) there is a change in the amounts expected to be payable under a residual value guarantee; or (b) there is a change in future lease payments resulting from a change in an index or a rate used to determine those payments, including a change to reflect changes in market rental rates following a market rent review, the Company remeasures the lease liabilities by discounting the revised lease payments using an unchanged discount rate, unless the change in lease payments results from a change in floating interest rates. In such case, the Company uses a revised discount rate that reflects changes in the interest rate.

The Company recognises the amount of the re-measurement of the lease liability as an adjustment to the right-of-use asset. Where the carrying amount of the right-of-use asset is reduced to zero and there is a further reduction in the measurement of the lease liability, the Company recognises any remaining amount of the re-measurement in the statement of comprehensive income (within profit and loss).

The Company accounts for a lease modification as a separate lease if both:

a)      the modification increases the scope of the lease by adding the right to use one or more underlying assets; and

b)      the consideration for the lease increases by an amount commensurate with the stand-alone price for the increase in scope and any appropriate adjustments to that stand-alone price to reflect the circumstances of the particular contract.

Financial assets

Classification and measurement

The Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

Under IFRS 9, debt financial instruments are subsequently measured at fair value through profit or loss (FVPL), amortised cost, or fair value through other comprehensive income (FVOCI). The classification is based on two criteria: the Company’s business model for managing the assets; and whether the instruments’ contractual cash flows represent ‘solely payments of principal and interest’ on the principal amount outstanding (the ‘SPPI criterion’).

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The classification and measurement of the Company’s debt financial assets are, as follows:

•        Debt instruments at amortised cost for financial assets that are held within a business model with the objective to hold the financial assets in order to collect contractual cash flows that meet the SPPI criterion. This category includes the Company’s trade and other receivables.

•        Debt instruments at FVOCI, with gains or losses recycled to profit or loss on derecognition. Financial assets in this category that meet the SPPI criterion and are held within a business model both to collect cash flows and to sell.

Derecognition

A financial asset (or, where applicable a part of a financial asset or part of a Company of similar financial assets) is derecognised when:

•        The rights to receive cash flows from the asset have expired, or

•        The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Company’s continuing involvement in the asset. In that case, the Company also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained. Continuing involvement that takes the form of a guarantee over the transferred asset, is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

Impairment of financial assets

Under IFRS 9, the Company records an allowance for Expected Credit Loss (ECL) for all loans and debt financial assets not held at FVPL.

ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive. The shortfall is then discounted at an approximation to the asset’s original effective interest rate.

For trade and other receivables, the Company has applied the standard’s simplified approach and has calculated ECLs based on lifetime expected credit losses. The Company calculates the ECL based on the Company’s historical credit loss experience, adjusted for forward-looking factors specific to the customer and the economic environment.

The Company considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company comprising of share capital and owners’ accounts are recorded at the proceeds received, net of direct issue costs.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial liabilities

Initial recognition

Financial liabilities within the scope of IFRS 9 are classified as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial liabilities at initial recognition.

Financial liabilities are recognised initially at fair value and in the case of loans and borrowings fair value of the consideration received less directly attributable transaction costs.

The Company’s financial liabilities include trade and other payables, lease liability and term loans.

Subsequent measurement

The measurement of financial liabilities depends on their classification as follows:

Accounts payable

Liabilities are recognised for amounts to be paid in the future for goods and services received, whether billed by the supplier or not.

Loans and borrowings

All loans and borrowings are initially recognised at the fair values less directly attributable transaction costs. After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. Gains and losses are recognised in the statement of comprehensive income (within profit and loss) when liabilities are derecognised.

Derecognition

A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the statement of comprehensive income (within profit and loss).

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognised amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

Amortised cost of financial instruments

Amortised cost is computed using the effective interest method less any allowance for impairment and principal repayment or reduction. The calculation takes into account any premium or discount on acquisition and includes transaction costs and fees that are an integral part of the effective interest rate.

Derivative financial instruments

The Company uses derivative financial instruments, interest rate swaps, to hedge its interest risks. Such derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Any gains or losses arising from changes in the fair value of derivatives are taken directly to the statement of comprehensive income (with in profit and loss) as the Company has not designated derivative financial instruments under hedging arrangements.

Provisions

Provisions are recognised when the Company has a legal or constructive obligation as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation at the end of the reporting period, using a rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that a reimbursement will be received and the amount of the receivable can be measured reliably.

Decommissioning liabilities

As part of the land lease agreement between FOIZ and the Company, the Company has a legal obligation to remove the plant at the end of its lease term. The Company initially records a provision for asset retirement obligations at the best estimate of the present value of the expenditure required to settle the obligation at the time a legal (or constructive) obligation is incurred, if the liability can be reliably estimated. When the provision is initially recorded, the carrying amount of the related asset is increased by the amount of the liability. Provisions are adjusted at each balance sheet date to reflect the current best estimate. The unwinding of the discount is recognised as finance cost. The Company’s operating assets generally consist of storage tanks and related facilities. These assets can be used for an extended period of time as long as they are properly maintained and/or upgraded. It is the Company’s current intent to maintain its assets and continue making improvements to those assets based on technological advances. There is no data or information that can be derived from past practice, industry practice or the Company’s intentions that could be used to make a reliable estimate of the decommissioning cost. Accordingly, the Company has not recorded a liability or corresponding asset as the amounts of such potential future costs are not reliably determinable.

Value added tax

Expenses and assets are recognised net of the amount of value added tax, except:

•        When the value added tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the value added tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable

•        When receivables and payables are stated with the amount of value added tax included

The net amount of value added tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Foreign currencies

Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the reporting date. All differences are taken to the statement of comprehensive income (within profit and loss). Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Employees’ end of service benefits

The Company provides end of service benefits to its employees. The entitlement to these benefits is based upon the employees’ final salary and length of service, subject to the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment.

Fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•        In the principal market for the asset or liability, or

•        In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible to the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•        Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•        Level 2 inputs, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

•        Level 3 inputs are unobservable inputs for the asset or liability.

Current versus non-current classification

The Company presents assets and liabilities in statement of financial position based on current/non-current classification. An asset is current when it is:

•        Expected to be realised or intended to be sold or consumed in a normal operating cycle

•        Held primarily for the purpose of trading

•        Expected to be realised within twelve months after the reporting period,

Or

•        Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

2.6     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

All other assets are classified as non-current.

A liability is current when it is:

•        Expected to be settled in normal operating cycle

•        Held primarily for the purpose of trading

•        Due to be settled within twelve months after the reporting period,

Or

•        There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

The Company classifies all other liabilities as non-current.

2.7     FUTURE CHANGES IN ACCOUNTING POLICIES — STANDARDS ISSUED BUT NOT YET EFFECTIVE

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s consolidated financial statements are disclosed below. The Group intends to adopt these standards, if applicable, when they become effective:

•        IFRIC Interpretation 23 Uncertainty over Income Tax Treatments

•        IFRS 17 Insurance Contracts

•        Amendments to IFRS 9 Prepayment Features with Negative Compensation

•        Amendments to IAS 19 Plan Amendment, Curtailment or Settlement

•        Amendments to IAS 28 Long-term Interests in Associates and Joint Ventures

•        Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

Annual improvements

•        IFRS 3 Business Combinations - Previously held Interests in a joint operation

•        IFRS 11 Joint Arrangements - Previously held Interests in a joint operation

•        IAS 12 Income Taxes - Income tax consequences of payments on financial instruments classified as equity

•        IAS 23 Borrowing Costs - Borrowing costs eligible for capitalisation

The Company does not expect these new standards and amendments to have any material impact on the financial statements, when implemented in future periods.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

3     REVENUE

	2018	(Restated) 2017
	USD	USD
Revenue recognised under IFRS 16
Fixed consideration – leasing component	14,586,315	62,995
Revenue recognised under IFRS 15
Fixed consideration – service component	6,158,667	26,598
Ancillary services	15,094,286	—
	21,252,953	26,598
Total revenue	35,839,268	89,593

The Company has only one segment at the reporting date. Revenue generation from leasing of storage capacity of tanks and other ancillary services started in December 2017.

Operating lease commitments — Company as lessor

Future storage fee income to be received by the Company under the sales agreement based on projected storage availability are as follows:

	2018	(Restated) 2017
	USD	USD
Within one year	23,959,440	23,869,847
After one year but not more than 5 years	71,878,320	95,837,760
	95,837,760	119,707,607

4     DIRECT COSTS

	2018	(Restated) 2017
	USD	USD
Employee costs and related benefits	2,808,702	1,518,794
Depreciation (note 7)	5,716,063	692,528
Spare parts and consumables used (note 8)	592,471	50,891
Insurance	377,053	31,304
Others	113,071	2,292
	9,607,360	2,295,809

5     GENERAL AND ADMINISTRATIVE EXPENSES

	2018	(Restated) 2017
	USD	USD
Employee costs and related benefits	1,178,919	287,481
Consultancy expenses	337,491	54,529
Recruitment expenses	33,362	53,912
Travel and related expenses	11,515	16,544
Rent expense	22,325	43,380
Advertisement and subscriptions	116,495	37,223
Printing and stationery	22,713	12,636
Licence costs	19,249	22,872
Communication expenses	19,773	9,379
Other expenses	267,418	36,310
	2,029,260	574,266

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

6     FINANCE COSTS

	2018	(Restated) 2017
	USD	USD
Interest on lease liability	1,387,612	318,957
Finance costs on term loans	5,564,311	647,969
	6,951,923	966,926

7     PROPERTY, PLANT AND EQUIPMENT

	Buildings	Tanks	Installations	Other equipment	Right-of-use asset (land)	Capital work in progress	Total
	USD	USD	USD	USD	USD	USD	USD
2018
Cost:
At 1 January 2018 (restated)	28,037,886	76,100,795	65,860,351	79,645	27,540,969	294,403	197,914,049
Additions	—	—	7,895	134,198	—	8,050,444	8,192,537
At 31 December 2018	28,037,886	76,100,795	65,868,246	213,843	27,540,969	8,344,847	206,106,586
Depreciation:
At 1 January 2018 (restated)	129,051	181,306	325,525	3,232	1,836,064	—	2,475,178
Charge for the year	1,121,515	1,565,419	2,823,140	33,204	459,016	—	6,002,294
At 31 December 2018	1,250,566	1,746,725	3,148,665	36,436	2,295,080	—	8,477,472
Net carrying amount:
At 31 December 2018	26,787,320	74,354,070	62,719,581	177,407	25,245,889	8,344,847	197,629,114
2017
Cost:
At 1 January 2017 (restated)	—	—	—	—	27,540,969	143,569,308	171,110,277
Additions	—	241,128	—	79,645	—	26,482,999	26,803,772
Transfers	28,037,886	75,859,667	65,860,351	—	—	(169,757,904)	—
At 31 December 2017 (restated)	28,037,886	76,100,795	65,860,351	79,645	27,540,969	294,403	197,914,049
Depreciation:
At 1 January 2017 (restated)	—	—	—	—	1,377,003	—	1,377,003
Charge for the year	129,051	181,306	325,525	3,232	459,061	—	1,098,175
At 31 December 2017 (restated)	129,051	181,306	325,525	3,232	1,836,064	—	2,475,178
Net carrying amount:
At 31 December 2017 (restated)	27,908,835	75,919,489	65,534,826	76,413	25,704,905	294,403	195,438,871

Capital work in progress at 31 December 2018 includes total amount capitalised relating to the construction of Phase II and includes an amount of USD 1,431,102 related to finance charge on lease liability and an amount of USD 286,231 related to depreciation charge on right-of-use asset capitalised.

During the year ended 31 December 2017, the Company capitalised finance costs related to its term loans of USD 4,662,181. The capitalisation rate used to determine these finance costs was 5%. No finance costs were capitalised in the year ended 31 December 2018.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

7     PROPERTY, PLANT AND EQUIPMENT (cont.)

Tanks and related assets with a carrying value of USD 164,038,378 (2017: USD 169,439,563) are mortgaged as security against loans obtained in 2014 and 2017 (note 13). Further, as security against the term loan (2), a step-in right to use the leased land, has been provided to the commercial bank.

The depreciation charge for the year is allocated to the statement of comprehensive income (within profit and loss) and capital work in progress as follows:

	2018	(Restated) 2017
	USD	USD
Direct costs (note 4)	5,716,063	692,528
Property, plant and equipment	286,231	405,647
	6,002,294	1,098,175

8     INVENTORIES

	2018	(Restated) 2017
	USD	USD
Spare parts and consumables	147,090	176,651

Cost of inventories recognised during the year amounted to USD 592,471 (2017: USD 50,891). No provision is required for inventories at 31 December 2018 (2017: nil).

9     TRADE AND OTHER RECEIVABLES

	2018	(Restated) 2017
	USD	USD
Trade receivables	1,877,887	—
Other receivables	245,190	—
	2,123,077	—

At 31 December 2018, all trade receivables were neither past due nor impaired.

Receivables are due within 14 days of invoicing.

Unimpaired trade receivables are expected to be fully recoverable. It is not the practice of the Company to obtain collateral over receivables and the vast majority is, therefore, unsecured.

10     CASH AND CASH EQUIVALENTS

	2018	(Restated) 2017
	USD	USD
Bank balances and cash	37,351	284,055
Bank overdraft	(3,745,048)	—
Cash and cash equivalents	(3,707,697)	284,055

Significant non-cash transactions, which have been excluded from the statement of cash flows, are as follows:

	2018	(Restated) 2017
	USD	USD
Capital accruals	5,972,230	—
Purchase of property, plant and equipment financed through advances paid to contractors in prior period	231,571	606,583

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

11     SHARE CAPITAL

	Authorised, issued and fully paid
	2018	(Restated) 2017
	USD	USD
100 ordinary shares of USD 13,612.85 each (2017: 100 ordinary shares of USD 13,612.85 each)	1,361,285	1,361,285

12     GENERAL RESERVE

As required by the Company’s Articles of Association, 10% of the profit for the year must be transferred to the general reserve. The Company has resolved to discontinue such annual transfers as the reserve has reached 50% of the issued share capital. The general reserve is not available for distribution to the shareholders.

13     TERM LOANS

	Interest rate	Maturity	2018	(Restated) 2017
			USD	USD
Current
Phase I Construction Facility	3 month EIBOR + 3% margin	On demand	82,245,595	83,424,947
Phase I Admin Building Facility	3 month EIBOR + 3% margin	On demand	10,165,703	10,738,804
Phase I Short Term Financing Facility	1 month EIBOR + 2% margin	On demand	2,380,790	—
			94,792,088	94,163,751

Phase I Construction Facility

In 2014, the Company obtained the Phase I Construction Facility amounting to USD 84,595,154 (AED 310,718,000) from a commercial bank in the UAE to partially finance the construction of Phase I (14 oil storage tanks in Fujairah). During the year 2018, the Company has drawn down an additional USD 550,445 (2017: USD 5,867,003) from this facility. The loan was repayable in 48 quarterly instalments, commencing 27 months after the start of the construction with final maturity not exceeding 31 March 2028 and is stated net of prepaid finance cost of USD 559,607 (2017: USD 619,768). The interest is due on a quarterly basis from the loan drawdown date. The loan was drawn down in AED.

During the year 2018, the Company has entered into an agreement to amend the Phase I Construction Facility. The loan is now repayable in 48 quarterly instalments starting October 2018 with final maturity in July 2030. The loan carries interest at 3 month EIBOR + 3% as compared to interest at 6 month EIBOR + 3.5% previously.

Phase I Admin Building Facility

During 2017, the Company obtained an additional Phase I Admin Building Facility of USD 11,108,086 (AED 40,800,000) from a commercial bank in the UAE for the construction of an administrative building in Fujairah. During the year 2018, the Company has drawn down an amount of USD nil (2017: USD 10,833,438) against the Phase I Admin Building Facility. The loan was repayable in 20 quarterly instalments starting after a 6 months grace period commencing in April 2017 and is stated net of prepaid finance cost of USD 76,606 (2017: USD 94,634). The interest is due on a quarterly basis from the loan drawdown date. The loan was drawn down in AED.

During the year 2018, the Company has entered in to an agreement to amend the Phase I Admin Building Facility. The loan is now repayable in 20 quarterly instalments starting October 2018 with final maturity in July 2023.The loan carries interest at 3 month EIBOR + 3% as compared to interest at 3 month EIBOR + 3.5% previously.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

13     TERM LOANS (cont.)

Phase I Construction Facilities

The Phase I Construction Facilities are secured by a mortgage on the tanks and the office/administration building, step-in right to the leased land and assignment of insurance policies. The Phase I Construction Facilities are also secured by corporate guarantees from the following owners: (i) Al Brooge Capital Providing for Oil and Gas LLC, and (ii) Emirates Investment Company LLC FZC.

Under the Phase I Construction Facilities, the Company is subject to certain covenants requiring amongst other things, the maintenance of:

(i)     a minimum debt service coverage ratio of 150% at all times and if the ratio decreases to 120% or less, it results in an event of default; and

(ii)    an amount equivalent to one quarterly instalment including interest in a debt service reserve account at all times.

As of 31 December 2018, the Company had not paid USD 2,300,875 of principal and USD 961,001 of accrued interest that was due under the Phase I Construction Facilities. Also, as of 31 December 2018 and 2017, the Company was in breach with both of its debt covenant requirements. Even though the lender did not declare an event of default under the loan agreement, these breaches constituted events of default and could have resulted in the lender requiring immediate repayment of the loan. As a result of this non-compliance and in accordance with guidance related to the classification of obligations that are callable by the lender, the Company has classified the respective bank loans as a current liability at the end of both periods.

On 10 September 2019, the Company entered into an agreement with the bank to amend the Phase I Construction Facility. The Phase I Construction Facility is now payable in 45 instalments starting 31 October 2019 with final maturity on 30 July 2030. One of the instalments of the Phase I Construction Facility includes a one-time lump sum repayment of USD 5,729,418, which represents the cumulative instalments including interest outstanding from periods prior to this amended agreement of USD 5,494,063 and an amendment fee of USD 235,355. All securities and covenants under the original agreements remain in effect under the amended agreement. Under this agreement, the Phase I Construction Facilities are also secured by assignment of the proceeds from operation of the tanks. In addition, the shareholders committed to partially pre-settle by 31 December 2019 AED 100,000,000 (USD 27,225,701 translated using the exchange rate as of 31 December 2018) of the Phase I Construction Facilities from the proceeds of the transaction described in note 1.

The Phase I Admin Building Facility was not amended as part of the 10 September 2019 agreement to the Phase I Construction Facility. Subsequent to the year end, the Company had repaid USD 7,426,485 due under the Phase I Admin Building Facility. As such, all instalments due under the original repayment schedule up to 10 September 2019 were repaid.

The 31 December 2018 statement of financial position classifies all of the Company’s bank loans as current liabilities, since the Company did not comply with all of the requirements of the respective term loans. The Company’s lender has not requested any immediate repayment of these loans and the loan agreements have been amended on 10 September 2019, including a revised repayments schedule.

Phase I Short Term Financing Facility

During the year 2018, the Company has obtained a new facility from a commercial bank in the UAE to settle accrued interest the Phase I Construction Facility amounting to USD 3,539,341(AED 13,000,000). The new facility carries interest at 1 month EIBOR + 2% margin and is repayable in 15 equal monthly instalments commencing from date of disbursement. The facility is due on 14 October 2019. The loan was drawn down in AED.

The Phase I Short Term Financing Facility is secured by a mortgage on the tanks and office/administration building, step-in right to the leased land and assignment of the proceeds from operation of the tanks and insurance policies. The term loan is also secured by guarantees from the following owners: (i) Al Brooge Capital Providing for Oil and Gas LLC, and (ii) Emirates Investment Company LLC FZC.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

13     TERM LOANS (cont.)

As of 31 December 2018, the Company had not paid USD 485,661 of principal and accrued interest that was due under the Phase I Short Term Financing Facility. Even though the lender did not declare an event of default under the loan agreement, this breach constituted an event of default and could have resulted in the lender requiring immediate repayment of the loan.

The Phase I Short Term Financing Facility was not amended as part of the 10 September 2019 agreement to the Phase  I Construction Facility. Subsequent to the year end, the Company had repaid USD 1,942,643 due under the Phase I Short Term Financing Facility. As such, all instalments due under the original repayment schedule up to 10 September 2019 were repaid.

Phase II Financing Facility

During the year 2018, the Company obtained a new facility, the Phase II Financing Facility, from a commercial bank in the UAE amounting to USD 95,290,000 (AED 350,000,000) to partially finance the construction of Phase II. The Phase II Financing Facility carries interest at 3 month EIBOR + 3% margin and is repayable in 17 bi-annual instalments commencing 6 months after the date of completion of phase 2.

The Phase II Financing Facility is secured by a mortgage on the Phase II storage tanks, step-in right to the leased land and assignment of the proceeds from operation of the tanks and insurance policies. The Phase II Financing Facility is also secured by guarantees from the following owners: (i) Al Brooge Capital Providing for Oil and Gas LLC, and (ii) Emirates Investment Company LLC FZC.

Under the Phase II Financing Facility, the Company is subject to certain covenants requiring amongst other things, the maintenance of (i) a minimum facility service coverage ratio of 1.25:1, (ii) a participations to value ratio not exceeding 1.50:1 at all times, (iii) a participations to cost ratio not exceeding 57% at any date, and (iv) an amount equivalent to one instalment including interest in a facility service reserve account at all times or in the event of an initial public offering, the amount should be equivalent to the next two instalments including interest. The facility service coverage ratio is calculated as revenues minus expenses from the Phase II storage tanks divided by the current debt commitments on the Phase II Financing Facility including interest. The participations to value ratio at any date is calculated as total debt commitments on the Phase II Financing Facility as of that date divided by the most recent valuation of the Phase II storage tanks. The participations to cost ratio at any date is calculated as the total debt commitments on the Phase II Financing Facility as of that date as a percentage of the sum of actual constructions costs plus project expenses paid as of that date on the Phase II storage tanks.

The Phase II Financing Facility includes an initial condition precedent that requires evidence of initial equity contribution by the Company towards the Phase II storage tanks before the Phase II Financing Facility can be utilised. The Company has not made any drawdowns on the Phase II Financing Facility as of the date of issuance of these financial statements.

The Financing Facilities are repayable as follows:

	2018	(Restated) 2017
	USD	USD
Payable within 1 year	95,428,301	94,878,153
Payable within 1 and 2 years	—	—
Payable within 2 and 5 years	—	—
Payable after 5 years	—	—
	95,428,301	94,878,153

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

13     TERM LOANS (cont.)

Changes in liabilities arising from term loans are as follows:

	1 January	Cash flows	Other	31 December
	USD	USD	USD	USD
2018
Current:
Term loans	94,163,751	550,148	78,189	94,792,088
Non-current:
Term loans	—	—	—	—
Total	94,163,751	550,148	78,189	94,792,088
2017
Current:
Term loans	77,497,507	16,700,441	(34,197)	94,163,751
Non-current:
Term loans	—	—	—	—
Total (restated)	77,497,507	16,700,441	(34,197)	94,163,751

The ‘Other’ column includes the effect of amortisation of prepaid finance costs on term loans.

14     LEASE LIABILITY

During 2013, the Company entered into a land lease agreement with the Municipality of Fujairah for a period of 30 years, extendable for another 30 years at the option of the Company. The Company has concluded that they have the right-to-use of the asset and accordingly, recorded a lease liability as per the requirements of IFRS 16. Given the use of the land, it is reasonably certain that the Company will continue to lease the land till the end of the lease period (i.e. 60 years) and accordingly the below lease rentals cover a period up to 60 years discounted at the rate of 9.5% (2017: 9.5%) as an incremental borrowing rate for the Company. Annual lease rental is increased by 2% on an annual basis as per the agreement.

Changes in the lease liability are as follows:

	2018	(Restated) 2017
	USD	USD
At 1 January	29,670,675	29,127,095
Interest charge	2,818,714	2,767,074
Amount paid during the year	(2,267,964)	(2,223,494)
At 31 December	30,221,425	29,670,675

The lease liability is classified in the statement of financial position as follows:

	2018	(Restated) 2017
	USD	USD
Current	2,112,624	2,071,200
Non-current	28,108,801	27,599,475
At 31 December	30,221,425	29,670,675

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

14     LEASE LIABILITY (cont.)

The maturity of the lease liability is as follows:

	Minimum lease payments		Present value of Minimum lease payments
	2018	(Restated) 2017	2018	(Restated) 2017
	USD	USD	USD	USD
Not later than one year	2,313,323	2,267,964	2,112,624	2,071,200
Later than one year and not later than five years	9,725,304	9,534,612	7,099,255	6,960,054
Later than five years	216,023,896	218,527,911	21,009,546	20,639,421
	228,062,523	230,330,487	30,221,425	29,670,675
Finance costs	(197,841,098)	(200,659,812)	—	—
Present value of minimum lease payments	30,221,425	29,670,675	30,221,425	29,670,675

Additional information relating to the Company’s lease is provided in notes 6 and 7 to the financial statements.

15     PROVISIONS

	2018	(Restated) 2017
	USD	USD
Provision for employees’ end of service benefits	6,267	651

16     DERIVATIVE FINANCIAL INSTRUMENTS

	2018	(Restated) 2017
	USD	USD
Interest rate swaps	1,190,073	—

During the year 2018, the Company entered into an interest rate swap with a commercial bank exchanging variable interest for fixed interest at specified dates on the Phase I Construction Facility (note 13). The interest rate swap matures in June 2023.

The details of these derivative financial instruments are as follows:

	Notional Amount	Fair value asset	Fair value liability
	USD	USD	USD
31 December 2018
Designated at FVTPL
Interest rate swaps	83,855,305	—	1,190,073

17     ACCOUNTS PAYABLE, ACCRUALS AND OTHER PAYABLES

	2018	(Restated) 2017
	USD	USD
Accounts payable	1,565,035	1,845,719
Accrued interest on term loans	910,691	2,620,150
Advances from customer	—	166,022
Capital accruals	5,972,230	—
Accrued expenses	555,842	43,226
	9,003,798	4,675,117

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

18     RELATED PARTY TRANSACTIONS AND BALANCES

Related parties represent associated companies, owners, directors and key management personnel of the Company, and entities controlled, jointly controlled or significantly influenced by such parties. Pricing policies and terms of these transactions are approved by the Company’s Chief Executive Officer.

Transactions with related parties

Movements in owners’ account are as follows

	2018	(Restated) 2017
	USD	USD
Contributions by the owners	951,539	3,878,302
Amounts paid on behalf of the Company by the owners*	7,850,431	9,504,034
Amounts paid by the Company on behalf of the owners	(2,296,354)	—
Distributions to owners	(29,209,289)	—
	(22,703,673)	13,382,336

These amounts are repayable at the discretion of the Chief Executive Officer of the Company and are interest free, therefore classified as part of equity.

____________

*        These include expenses paid on behalf of the Company including lease liability payments and other operational expenses paid by the owners on behalf of the Company.

Changes in owners’ account is as follows:

	2018	(Restated) 2017
	USD	USD
At 1 January	70,421,436	57,039,100
Net (distributions) contributions during the year	(22,703,673)	13,382,336
At 31 December	47,717,763	70,421,436

A member of key management personnel was employed by the owners and her compensation amounting to USD 163,354 was borne by them for the year ended 31 December 2017. Key management remuneration for the year ended 31 December 2018 amounted to USD 677,291 (2017: USD 144,569), charged to statement of comprehensive income (within profit and loss).

Guarantees by related parties:

The owners have issued corporate guarantees to secure the Financing Facilities described in note 13.

19     COMMITMENTS

	2018	(Restated) 2017
	USD	USD
Capital commitments
Within one year	144,027,770	—
More than 1 year and less than 5 years	16,534,876	—
At 31 December	160,562,646	—

Capital commitments relate to construction of Phase II which is expected to be completed by the second quarter of 2020.

Capital commitments include advances to suppliers which are contingent on an advance payment guarantee being issued by the supplier in favour of the Company, therefore not recognised at 31 December 2018.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

20     FAIR VALUE OF FINANCIAL INSTRUMENTS

Management considers that the fair value of financial assets and financial liabilities in the financial statements approximate their carrying amounts at the reporting date.

Fair value hierarchy

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable.

	Level 1	Level 2	Level 3	Total fair value
	USD	USD	USD	USD
Liabilities measured at fair value:
31 December 2018
Derivative financial instruments	—	1,190,073	—	1,190,073

21     FINANCIAL RISK MANAGEMENT AND POLICIES

The main risks arising from the Company’s financial instruments are interest rate risk, credit risk, currency risk and liquidity risk. The management reviews and agrees policies for managing each of these risks which are summarized below.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s balances with banks and interest bearing loans and borrowings at variable rates.

Interest rate sensitivity

The following table demonstrates the sensitivity to a reasonably possible change in interest rates, with other variables held constant, of the Company’s profit for one year corresponding to the impact of the floating rate borrowings for one year.

Effect on profit
USD
2018
+40 increase in basis points	(381,713)
-40 decrease in basis points	381,713
2017 (restated)
+40 increase in basis points	(379,513)
-40 decrease in basis points	379,513

Currency risk

The Company does not have any significant exposure to currency risk as most of its assets and liabilities are denominated in USD or UAE Dirhams, which are pegged to the USD.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

21     FINANCIAL RISK MANAGEMENT AND POLICIES (cont.)

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company is exposed to credit risk on bank balances and receivables as reflected in the statement of financial position, with a maximum exposure equal to the carrying amount of these instruments.

The Company has a low credit risk exposure on its trade receivables based on established policy, procedures and controls relating to customer credit risk management. Credit quality of the customer is assessed as part of contract negotiations. Outstanding receivables are regularly monitored. The Company has only one customer as at 31 December 2018 (31 December 2017: one customer).

Liquidity risk

The Company monitors its risk to a shortage of funds using a recurring liquidity planning tool. This tool considers projected financing requirements of the Company during the construction phase and cash projections from operations with outstanding bank facilities and outstanding bank commitments as defined under the finance documents.

The Company manages its liquidity risk in relation to term loans to ensure compliance with all covenants for each specific facility. Refer note 2.2 for further details.

The table below summarizes the maturity profile of the Company’s financial liabilities at 31 December 2018 and 31 December 2017 based on contractual undiscounted payments.

	On demand	Less than 3 months	3 months to 1 year	1 to 5 years	> 5 years	Total
	USD	USD	USD	USD	USD	USD
31 December 2018
Bank overdraft	3,745,048	—	—	—	—	3,745,048
Term loans (including accrued interest)	95,702,779	—	—	—	—	95,702,779
Lease liability	—	2,313,323	—	9,725,304	216,023,896	228,062,523
Derivative financial instruments	—	—	1,190,073	—	—	1,190,073
Accounts payable, accruals and other payables (excluding accrued interest)	—	2,120,877	5,972,230	—	—	8,093,107
Total	99,447,827	4,434,200	7,162,303	9,725,304	216,023,896	336,793,530
31 December 2017
Term loans (including accrued interest)	96,783,901	—	—	—	—	96,783,901
Lease liability	—	2,267,964	—	9,534,612	218,527,911	230,330,487
Accounts payable, accruals and other payables (excluding accrued interest)	—	1,888,945	—	—	—	1,888,945
Total (restated)	96,783,901	4,156,909	—	9,534,612	218,527,911	329,003,333

Capital management

The primary objective of the Company’s capital management is to ensure that it maintains a healthy capital ratios in order to support its business and maximize shareholder’s value.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE FINANCIAL STATEMENTS

21     FINANCIAL RISK MANAGEMENT AND POLICIES (cont.)

The Company manages its capital structure and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, the Company may adjust future distribution policy to shareholders, issue new shares or shareholders’ contributions.

The Company monitors capital using a gearing ratio, which is net debt divided by total capital plus net debt. The Company includes within net debt, the lease liability, term loans, and trade and other payables, less cash and cash equivalents. Capital includes share capital, owners’ accounts, general reserve and retained earnings (accumulated losses). Refer to note 13 for discussion on Company’s debt covenants.

	2018	(Restated) 2017
	USD	USD
Term loans	94,792,088	94,163,751
Lease liability	30,221,425	29,670,675
Less: cash and cash equivalents	3,707,697	(284,055)
Net debt	128,721,210	123,550,371
Total capital	60,977,933	67,620,954
Capital and net debt	189,699,143	191,171,325
Gearing ratio	68%	65%

22     SUBSEQUENT EVENTS

•        On 25 February 2019, the shareholders of Brooge Petroleum and Gas Investment Company FZC transferred their ownership in the Company to BPGIC PLC (refer to note 1 for details).

•        On 13 March 2019, the Company entered the Refinery and Services Agreement with Sahara to develop and operate the Sahara Refinery at the BPGIC terminal. The Company expects to provide operation, storage and ancillary services to Sahara (refer note 2 for details).

•        On 31 March 2019, BPGIC PLC contributed USD 75,000,000 to the Company through the owners’ accounts.

•        On 15 April 2019, the Company entered into a business combination agreement with Twelve Seas, Brooge Holdings Limited, Brooge Merger Sub Limited, a subsidiary of Brooge Holdings Limited, and the Company’s shareholders. On 10 May 2019, BPGIC PLC became party to the business combination agreement by execution of a joinder thereto (refer note 1 for details).

•        On 10 September 2019, the Company entered into an agreement with its lender to amend the Phase I Construction Facility (refer note 13 for details).

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

	Note	Six month period ended 30 June 2019	Six month period ended 30 June 2018
		USD	USD
Revenue	3	22,042,687	13,796,112
Direct costs		(4,955,436)	(4,765,900)
GROSS PROFIT		17,087,251	9,030,212
General and administrative expenses		(1,236,507)	(1,048,846)
Finance costs		(3,412,843)	(3,318,895)
Changes in fair value of derivative financial instruments		(484,603)	—
PROFIT AND TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		11,953,298	4,662,471

The attached notes 1 to 12 form part of these interim condensed financial statements.

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF FINANCIAL POSITION
At 30 June 2019 (Unaudited) and 31 December 2018 (audited)

	Notes	(Unaudited) At 30 June 2019	(Audited) At 31 December 2018
		USD	USD
ASSETS
Non-current assets
Property, plant and equipment	4	205,919,914	197,629,114
Advances to contractors	4	29,377,827	—
		235,297,741	197,629,114
Current assets
Inventories		175,030	147,090
Trade and other receivables		4,613,412	2,123,077
Bank balances and cash	5	6,731,829	37,351
		11,520,271	2,307,518
TOTAL ASSETS		246,818,012	199,936,632
EQUITY AND LIABILITIES
Equity
Share capital	6	1,361,285	1,361,285
Owners’ accounts	9	80,363,942	47,717,763
General reserve		680,643	680,643
Retained earnings		23,171,540	11,218,242
Total equity		105,577,410	60,977,933
Non-current liabilities
Lease liability	8	28,163,824	28,108,801
Provisions		9,485	6,267
		28,173,309	28,115,068
Current liabilities
Bank overdraft	5	—	3,745,048
Term loans	7	92,559,028	94,792,088
Accounts payable, accruals and other payables		16,497,132	9,003,798
Derivative financial instruments		1,674,676	1,190,073
Lease liability	8	2,336,457	2,112,624
		113,067,293	110,843,631
Total liabilities		141,240,602	138,958,699
TOTAL EQUITY AND LIABILITIES		246,818,012	199,936,632

The attached notes 1 to 12 form part of these interim condensed financial statements.

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF CHANGES IN EQUITY
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

	Share capital	Owners’ accounts	General reserve	(Accumulated losses) retained earnings	Total
	USD	USD	USD	USD	USD
Balance at 1 January 2018 (audited)	1,361,285	70,421,436	—	(4,161,767)	67,620,954
Net distributions to the owners (note 9)	—	(7,284,725)	—	—	(7,284,725)
Total comprehensive income for the period	—	—	—	4,662,471	4,662,471
Balance at 30 June 2018 (unaudited)	1,361,285	63,136,711	—	500,704	64,998,700
Balance at 1 January 2019 (audited)	1,361,285	47,717,763	680,643	11,218,242	60,977,933
Net contribution by the owners (note 9)	—	32,646,179	—	—	32,646,179
Total comprehensive income for the period	—	—	—	11,953,298	11,953,298
Balance at 30 June 2019 (unaudited)	1,361,285	80,363,942	680,643	23,171,540	105,577,410

The attached notes 1 to 12 form part of these interim condensed financial statements.

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF CASH FLOWS
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

	Notes	Six month period ended 30 June 2019	Six month period ended 30 June 2018
		USD	USD
OPERATING ACTIVITIES
Profit for the period		11,953,298	4,662,471
Adjustments to reconcile net profit to net cash provided by operating activities:
Depreciation charge	4	2,899,881	2,876,873
Finance costs		3,412,843	3,318,895
Net changes in fair value of derivative financial instruments		484,603	—
Working capital changes:
(Increase) decrease in inventories		(27,940)	24,904
Increase in trade and other receivables		(2,490,335)	(1,741,489)
Increase in provisions		3,218	175
Increase (decrease) in accounts payable, accruals and other payables		3,306,754	(116,313)
Net cash flows from operating activities		19,542,322	9,025,516
INVESTING ACTIVITIES
Purchase of property, plant and equipment		(8,869,454)	(119,200)
Advances paid to contractors		(29,377,827)	—
Net cash flows used in investing activities		(38,247,281)	(119,200)
FINANCING ACTIVITIES
Proceeds from term loans		—	550,445
Repayment of term loans		(2,272,589)	—
Interest paid		(140,077)	—
Net contribution from (distributions to) the owners		31,557,151	(8,418,673)
Net cash flows from (used in) financing activities		29,144,485	(7,868,228)
NET INCREASE IN CASH AND CASH EQUIVALENTS		10,439,526	1,038,088
Cash and cash equivalents at 1 January		(3,707,697)	284,055
CASH AND CASH EQUIVALENTS AT 30 JUNE	5	6,731,829	1,322,143

The attached notes 1 to 12 form part of these interim condensed financial statements.

Brooge Petroleum and Gas Investment Company FZE
NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS
For the periods 30 June 2019 and 2018 (Unaudited)

1     ACTIVITIES

Brooge Petroleum and Gas Investment Company FZE (the “Company” or “BPGIC”), formerly known as Brooge Petroleum and Gas Investment Company FZC, is a free zone company registered and incorporated on 10 February 2013 in Fujairah, United Arab Emirates (“UAE”). The free zone is income tax free without a set time limit. The Company is an oil storage and service provider located in the Port of Fujairah in the emirate of Fujairah in the UAE. The Company currently operates Phase I, comprising 14 tanks of total capacity of 399,324 cbm, fully operational for storage and other ancillary processes of clean oil. The Company’s Phase II is under construction, which will comprise 8 tanks of total capacity of 600,000 cbm for storage and other ancillary services of crude oil. Brooge Petroleum and Gas Investment Company FZC’s share capital was divided amongst three shareholders (referred to as the owners or shareholders). Emirates Investment LLC FZC was the ultimate parent company.

On 25 February 2019, the shareholders of Brooge Petroleum and Gas Investment Company FZC transferred their ownership in the company to BPGIC PLC, a company incorporated under the laws of England and Wales and owned by the same shareholders that previously owned Brooge Petroleum and Gas Investment Company FZC and in the same ownership proportion. Upon the change of ownership, Brooge Petroleum and Gas Investment Company FZC changed its name to Brooge Petroleum and Gas Investment Company FZE. As a result of the above, BPGIC PLC became the parent of the Company.

On 15 April 2019, the Company entered into a business combination agreement with Twelve Seas Investment Company (“Twelve Seas”), Brooge Holdings Limited, Brooge Merger Sub Limited, a subsidiary of Brooge Holdings Limited, and the Company’s shareholders. On 10 May 2019, BPGIC PLC became party to the business combination agreement by execution of a joinder thereto.

Pursuant to the business combination agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the business combination agreement, Twelve Seas will merge with Brooge Merger Sub Limited, with Twelve Seas continuing as the surviving entity and with holders of Twelve Seas securities receiving securities of Brooge Holdings Limited, and Brooge Holdings Limited will acquire all of the issued and outstanding ordinary shares of the Company from the Seller in exchange for ordinary shares of Brooge Holdings Limited, with the Company becoming a wholly-owned subsidiary of Brooge Holdings Limited.

The registered office is at P.O Box 50170 Al-Sodah, Khorr Fakkan Road, Fujairah, United Arab Emirates.

The accompanying interim condensed financial statements were authorized for issue by the Board of Directors on September 26, 2019.

2.1     SIGNIFICANT ACCOUNTING POLICIES

The interim condensed financial statements for the six-month periods ended 30 June 2019 and 2018 have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) required for interim financial statements.

The interim condensed financial statements have been presented in US Dollars (“USD”) which is the functional and presentation currency of the Company.

The interim condensed financial statements do not include all information and disclosures required for annual financial statements and should be read in conjunction with the Company’s audited financial statements as at 31 December 2018. In addition, the results for the six-month period ended 30 June 2019 are not necessarily indicative of the results that may be expected for the financial year ending 31 December 2019.

2.2     FUNDAMENTAL ACCOUNTING CONCEPT

As of 30 June 2019 and 31 December 2018, the Company had not paid USD 6,277,709 and USD 3,747,537 respectively of principal and accrued interest that was due under the Company’s Phase I Financing Facilities. Also, as of 30 June 2019 and

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

2.2     FUNDAMENTAL ACCOUNTING CONCEPT (cont.)

31 December 2018, the Company was not in compliance with its debt covenants, including the debt service coverage ratio contained in the Company’s Phase I Financing Facilities. Even though the lender did not declare an event of default under the loan agreements, these breaches constituted events of default and could have resulted in the lender requiring immediate repayment of the loans. Accordingly, as of 30 June 2019 and 31 December 2018, the Company has classified its debt balance of USD 92,559,028 and USD 94,792,088 as a current liability. As of 30 June 2019 and 31 December 2018, the Company’s current liabilities exceeded its current assets by USD 101,547,022 and USD 108,536,113, respectively. All of the above represents a material uncertainty that casts significant doubt upon the Company’s ability to continue as a going concern.

On 10 September 2019, the Company entered into an agreement with its lender to amend the Phase I Construction Facility (note 7). The principal and accrued interest of USD 5,494,063 outstanding under this facility as of 31 July 2019 as per the original repayment schedule will now be due on 30 November 2019. The Phase I Construction Facility is now payable in 45 instalments starting 31 October 2019 with final maturity on 30 July 2030. The Phase I Admin Building Facility and the Phase I Short Term Financing Facility were not amended as part of the 10 September 2019 agreement to amend the Phase I Construction Facility. Subsequent to the period end, the Company had repaid USD 5,646,206 due under the Phase I Admin Building Facility and the Phase I Short Term Financing Facility. As such, all instalments related to the Phase I Admin Building Facility and the Phase I Short Term Financing Facility due under the original repayment schedules up to 10 September 2019 were repaid. In addition, the Company agreed to assign to the lender all proceeds from the operation of the tanks and to pre-settle by 31 December 2019 AED 100,000,000 (USD 27,225,701) translated using the exchange rate as of 30 June 2019) of principal under the Phase I Construction Facilities from the proceeds received from the transaction described in note 1.

During 2018, the Company signed, the Phase II End User Agreement to provide storage and ancillary services to the Phase II End User, an international commodity trading company. Phase II operations are scheduled to start in the second quarter of 2020 and management expects this will generate significant operating cash flows. Further, in 2019, the Company entered into the Refinery and Services Agreement with Sahara to develop and operate the Sahara Refinery at the BPGIC terminal. The Company expects to provide operation, storage and ancillary services to Sahara. Refinery operations are scheduled to start in the first quarter of 2020. Based on the above, management expects the Company will generate sufficient cash flows from its operations to meet its liabilities as and when the loan instalments fall due. Further, the owners intend to provide further financial support to enable the Company to meet its financial obligations as and when required.

The interim condensed financial statements have been prepared assuming that the Company will continue as a going concern. Accordingly, the interim condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, the amounts and classification of liabilities, or any other adjustments that might result in the event the Company is unable to continue as a going concern.

2.3     CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES

The accounting policies adopted in the preparation of the interim condensed financial statements are consistent with those followed in the preparation of the Company’s annual financial statements for the year ended 31 December 2018 except for the adoption of the new standards and interpretations effective as of 1 January 2019, noted below:

•        IFRIC Interpretation 23 Uncertainty over Income Tax Treatments

•        Amendments to IFRS 9 Prepayment Features with Negative Compensation

•        Amendments to IAS 19 Plan Amendment, Curtailment or Settlement

•        Amendments to IAS 28 Long-term Interests in Associates and Joint Ventures

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

2.3     CHANGES IN ACCOUNTING POLICIES AND DISCLOSURES (cont.)

Annual improvements 2015-2017 cycle

•        IFRS 3 Business Combinations

•        IFRS 11 Joint Arrangements

•        IAS 12 Income Taxes

•        IAS 23 Borrowing Costs

The application of these new standards and amendments, did not have a material impact on the interim condensed financial statements of the Company.

2.4     SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of the interim condensed financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of financial assets and liabilities and the disclosure of contingent liabilities. These judgments, estimates and assumptions also affect the revenue, expenses and provisions as well as fair value changes. Actual results may differ from these estimates.

In preparing these interim condensed financial statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty are the same as those applied to the financial statements as at and for the year ended 31 December 2018.

2.5     FUTURE CHANGES IN ACCOUNTING POLICIES — STANDARDS ISSUED BUT NOT YET EFFECTIVE

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company’s interim condensed financial statements are disclosed below. The Company intends to adopt these standards, if applicable, when they become effective:

•        IFRS 17 Insurance Contracts

•        Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

•        Amendments to IFRS 3: Definition of a Business

•        Amendments to IAS 1 and IAS 8: Definition of Material

•        IFRS 10 and IAS 28: Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

The Company does not expect these new standards and amendments to have a material impact on the financial statements, when implemented in future periods.

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

3     REVENUE

	Six month period ended 30 June 2019	Six month period ended 30 June 2018
	USD	USD
Revenue recognised under IFRS 16
Fixed consideration – leasing component	8,423,241	6,162,630
Revenue recognised under IFRS 15
Fixed consideration – service component	3,556,479	2,602,000
Ancillary services	10,062,967	5,031,482
	13,619,446	7,633,482
Total revenue	22,042,687	13,796,112

The Company has only one segment at the reporting date. Revenue generation from leasing of storage capacity of tanks and other ancillary services, started in December 2017.

The Company operated Phase I at full capacity for the six months ended 30 June 2019 as compared to reduced capacity in the first quarter of 2018.

Operating lease commitments — Company as lessor

Future storage fee income to be received by the Company under the sales agreement based on projected storage availability are as follows:

	(Unaudited)	(Unaudited)
	At 30 June 2019	At 30 June 2018
	USD	USD
Within one year	23,959,440	23,959,440
After one year but not more than 5 years	59,898,600	83,858,040
	83,858,040	107,817,480

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

4     PROPERTY, PLANT AND EQUIPMENT

	Buildings	Tanks	Installations	Other equipment	Right-of- use asset (land)	Capital work in progress	Total
	USD	USD	USD	USD	USD	USD	USD
2019
Cost:
At 1 January 2019 (audited)	28,037,886	76,100,795	65,868,246	213,843	27,540,969	8,344,847	206,106,586
Additions	—	—	9,883	899	—	11,289,155	11,299,937
At 30 June 2019 (unaudited)	28,037,886	76,100,795	65,878,129	214,742	27,540,969	19,634,002	217,406,523
Depreciation:
At 1 January 2019 (audited)	1,250,566	1,746,725	3,148,665	36,436	2,295,080	—	8,477,472
Charge for the period	560,758	782,709	1,421,138	21,422	223,110	—	3,009,137
At 30 June 2019 (unaudited)	1,811,324	2,529,434	4,569,803	57,858	2,518,190	—	11,486,609
Net carrying amount:
At 30 June 2019 (unaudited)	26,226,562	73,571,361	61,308,326	156,884	25,022,779	19,634,002	205,919,914
2018
Cost:
At 1 January 2018 (audited)	28,037,886	76,100,795	65,860,351	79,645	27,540,969	294,403	197,914,049
Additions	—	—	7,895	134,198	—	8,050,444	8,192,537
At 31 December 2018 (audited)	28,037,886	76,100,795	65,868,246	213,843	27,540,969	8,344,847	206,106,586
Depreciation:
At 1 January 2018 (audited)	129,051	181,306	325,525	3,232	1,836,064	—	2,475,178
Charge for the year	1,121,515	1,565,419	2,823,140	33,204	459,016	—	6,002,294
At 31 December 2018 (audited)	1,250,566	1,746,725	3,148,665	36,436	2,295,080	—	8,477,472
Net carrying amount:
At 31 December 2018 (audited)	26,787,320	74,354,070	62,719,581	177,407	25,245,889	8,344,847	197,629,114

Capital work in progress includes total amount capitalised relating to the construction of Phase II and includes an amount of USD 2,160,306 (31 December 2018: USD 1,431,102) related to finance charge on lease liability and an amount of USD 395,487 (31 December 2018: USD 286,231) related to depreciation charge on right-of-use asset capitalised.

Tanks and related assets with a carrying value of USD 161,546,547 (31 December 2018: USD 164,321,792) are mortgaged as security against loans obtained in 2014 and 2017 (note 7). Further, as security against the Phase I Admin Building Facility, a step-in right to use the leased land, has been provided to the commercial bank.

During the period, the Company paid an advance of USD 29,377,827 to contractors in relation to construction of Phase II.

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

4     PROPERTY, PLANT AND EQUIPMENT (cont.)

The depreciation charge for the period is allocated to the interim statement of comprehensive income and capital work in progress as follows:

	(Unaudited)	(Unaudited)
	Six month period ended 30 June 2019	Six month period ended 30 June 2018
	USD	USD
Direct costs	2,899,881	2,876,873
Property, plant and equipment	109,256	109,781
	3,009,137	2,986,654

5     CASH AND CASH EQUIVALENTS

	(Unaudited)	(Audited)
	At 30 June 2019	At 31 December 2018
	USD	USD
Bank balances and cash	6,731,829	37,351
Bank overdraft	—	(3,745,048)
Cash and cash equivalents	6,731,829	(3,707,697)

Significant non-cash transactions, which have been excluded from the interim statement of cash flows, are as follows:

	(Unaudited)	(Unaudited)
	Six month period ended 30 June 2019	Six month period ended 30 June 2018
	USD	USD
Capital accruals	7,673,509	—

6     SHARE CAPITAL

Authorised, issued and fully paid
	(Unaudited)	(Audited)
	At 30 June 2019	At 31 December 2018
	USD	USD
100 ordinary shares of USD 13,612.85 each (2018: 100 ordinary shares of USD 13,612.85 each)	1,361,285	1,361,285

7     TERM LOANS

			(Unaudited)	(Audited)
	Interest rate	Maturity	At 30 June 2019	At 31 December 2018
			USD	USD
Current
Phase I Construction Facility	3 month EIBOR + 3% margin	On demand	81,728,959	82,245,595
Phase I Admin Building Facility	3 month EIBOR + 3% margin	On demand	9,635,648	10,165,703
Phase I Short Term Financing Facility	1 month EIBOR + 2% margin	On demand	1,194,421	2,380,790
			92,559,028	94,792,088

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

7     TERM LOANS (cont.)

Phase I Construction Facility

In 2014, the Company obtained the Phase I Construction Facility amounting to USD 84,595,154 (AED 310,718,000) from a commercial bank in the UAE to partially finance the construction of Phase I (14 oil storage tanks in Fujairah). The loan was repayable in 48 quarterly instalments, commencing 27 months after the start of the construction with final maturity not exceeding 31 March 2028 and is stated net of prepaid finance cost of USD 529,389 (31 December 2018: USD 559,607). The interest is due on a quarterly basis from the loan drawdown date. The loan was drawn down in AED.

During the year 2018 the Company entered into an agreement to amend the Phase I Construction Facility. The loan is now repayable in 48 quarterly instalments starting October 2018 with final maturity in July 2030. The loan carries interest rate at 3 month EIBOR + 3% as compared to interest at 6 month EIBOR + 3.5% previously.

Phase I Admin Building Facility

During 2017, the Company obtained an additional term loan facility, the Phase I Admin Building Facility, of USD 11,108,086 (AED 40,800,000) from a commercial bank in the UAE for the construction of an administrative building in Fujairah. The loan was repayable in 20 quarterly instalments starting after a 6 months grace period commencing in April 2017 and is stated net of prepaid finance cost of USD 76,606 (2017: USD 94,634). The interest is due on a quarterly basis from the loan drawdown date. The loan was drawn down in AED.

During the year 2018, the Company has entered in to an agreement to amend the Phase I Admin Building Facility. The loan is now repayable in 20 quarterly instalments starting October 2018 with final maturity in July 2023.The loan carries interest at 3 month EIBOR + 3% as compared to interest at 3 month EIBOR + 3.5% previously.

The Phase I Construction Facilities

The Phase I Construction Facilities are secured by a mortgage on the tanks and the office/administration building, step-in right to the leased land and assignment of insurance policies. The Phase I Construction Facilities are also secured by corporate guarantees from the following owners: (i) Al Brooge Capital Providing for Oil and Gas LLC, and (ii) Emirates Investment Company LLC FZC.

Under the Phase I Construction Facilities, the Company is subject to certain covenants requiring amongst other things, the maintenance of:

(i)     a minimum debt service coverage ratio of 150% at all times and if the ratio decreases to 120% or less, it results in an event of default; and

(ii)     an amount equivalent to one quarterly instalment including interest in a debt service reserve account at all times.

As of 30 June 2019 and 31 December 2018, the Company had not paid USD 3,515,827 and USD 2,300,875, respectively, of principal and USD 2,525,614 and USD 961,001, respectively, of accrued interest that was due under the Phase I Construction Facilities. Also, as of 30 June 2019 and 31 December 2018, the Company was in breach with both of its debt covenant requirements. Even though the lender did not declare an event of default under the loan agreement, these breaches constituted events of default and could have resulted in the lender requiring immediate repayment of the loan. As a result of this non-compliance and in accordance with guidance related to the classification of obligations that are callable by the lender, the Company has classified the respective bank loans as a current liability at the end of both periods.

On 10 September 2019, the Company entered into an agreement with the bank to amend the Phase I Construction Facility. The Phase I Construction Facility is now payable in 45 instalments starting 31 October 2019 with final maturity on 30 July 2030. One of the instalments of the Phase I Construction Facility includes a one-time lump sum repayment of USD 5,729,418, which represents the cumulative instalments including interest outstanding from periods prior to this amended agreement of USD 5,494,063 and an amendment fee of USD 235,355. All securities

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

7     TERM LOANS (cont.)

and covenants under the original agreements remain in effect under the amended agreement. Under this agreement, the Phase I Construction Facilities are also secured by assignment of the proceeds from operation of the tanks. In addition, the shareholders committed to partially pre-settle by 31 December 2019 AED 100,000,000 (USD 27,225,701 translated using the exchange rate as of 30 June 2019) of the Phase I Construction Facilities from the proceeds of the transaction described in note 1.

The Phase I Admin Building Facility was not amended as part of the 10 September 2019 agreement to amend the Phase I Construction Facility. Subsequent to the period end, the Company had repaid USD 4,917,715 due under the Phase I Admin Building Facility. As such, all instalments due under the original repayment schedule up to 10 September 2019 were repaid.

The Phase I Short Term Financing Facility

During the year 2018, the Company has obtained a new facility from a commercial bank in the UAE to settle accrued interest on the Phase I Construction Facility amounting to USD 3,539,341(AED 13,000,000). The new facility carries interest at 1 month EIBOR + 2% margin and is repayable in 15 equal monthly instalments commencing from date of disbursement. The facility is due on 14 October 2019. The loan was drawn down in AED.

The Phase I Short Term Financing Facility is secured by a mortgage on the tanks and office/administration building, step-in right to the leased land and assignment of the proceeds from operation of the tanks and insurance policies. The Phase I Short Term Financing Facility is also secured by guarantees from the following owners: (i) Al Brooge Capital Providing for Oil and Gas LLC, and (ii) Emirates Investment Company LLC FZC.

As of 30 June 2019 and 31 December 2018, the Company had not paid USD 236,268 and USD 485,661, respectively of principal and accrued interest that was due under the Phase I Short Term Financing Facility. Even though the lender did not declare an event of default under the loan agreement, this breach constituted an event of default and could have resulted in the lender requiring immediate repayment of the loan.

The Phase I Short Term Financing Facility was not amended as part of the 10 September 2019 agreement to amend the Phase I Construction Facility. Subsequent to the period end, the Company had repaid USD 728,491 due under the Phase I Short Term Financing Facility. As such, all instalments due under the original repayment schedule up to 10 September 2019 were repaid.

The Phase II Financing Facility

During the year 2018, the Company obtained a new facility, the Phase II Financing Facility, from a commercial bank in the UAE amounting to USD 95,290,000 (AED 350,000,000) to partially finance the construction of Phase II. The new facility carries interest at 3 month EIBOR + 3% margin and is repayable in 17 bi-annual instalments commencing 6 months after the date of completion of phase 2.

The Phase II Financing Facility is secured by a mortgage on the Phase II storage tanks, step-in right to the leased land and assignment of the proceeds from operation of the tanks and insurance policies. The Phase II Financing Facility is also secured by guarantees from the following owners: (i) Al Brooge Capital Providing for Oil and Gas LLC, and (ii) Emirates Investment Company LLC FZC.

Under the Phase II Financing Facility, the Company is subject to certain covenants requiring amongst other things, the maintenance of (i) a minimum facility service coverage ratio of 1.25:1, (ii) a participations to value ratio not exceeding 1.50:1 at all times, (iii) a participations to cost ratio not exceeding 57% at any date, and (iv) an amount equivalent to one instalment including interest in a facility service reserve account at all times or in the event of an initial public offering, the amount should be equivalent to the next two instalments including interest. The facility service coverage ratio is calculated as revenues minus expenses from the Phase II storage tanks divided by the current debt commitments on the Phase II Financing Facility including interest. The participations to value ratio at any date is calculated as total debt commitments on the Phase II Financing Facility as of that date divided by the most

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

7     TERM LOANS (cont.)

recent valuation of the Phase II storage tanks. The participations to cost ratio at any date is calculated as the total debt commitments on the Phase II Financing Facility as of that date as a percentage of the sum of actual constructions costs plus project expenses paid as of that date on the Phase II storage tanks.

The Phase II Financing Facility includes an initial condition precedent that requires evidence of initial equity contribution by the Company towards the Phase II storage tanks before the loan facility can be utilised. The Company has not made any drawdowns on the Phase II Financing Facilities as of the date of issuance of these interim condensed financial statements.

The Financing Facilities are repayable as follows:

	(Unaudited)	(Audited)
	At 30 June 2019	At 31 December 2018
	USD	USD
Payable within 1 year	93,155,712	95,428,301
Payable within 1 and 2 years	—	—
Payable within 2 and 5 years	—	—
Payable after 5 years	—	—
	93,155,712	95,428,301

8     LEASE LIABILITY

During 2013, the Company entered into a land lease agreement with the Municipality of Fujairah for a period of 30 years, extendable for another 30 years at the option of the Company. The Company has concluded that they have the right to use the asset and accordingly, recorded a lease liability as per the requirements of IFRS 16. Given the use of the land, it is reasonably certain that the Company will continue to lease the land till the end of lease period (i.e. 60 years) and accordingly the below lease rentals cover a period up to 60 years discounted at the rate of 9.5% (2018: 9.5%) as an incremental borrowing rate for the Company. Annual lease rental is increased by 2% on an annual basis as per the agreement.

Changes in the lease liability is as follows:

	(Unaudited)	(Audited)
	At 30 June 2019	At 31 December 2018
	USD	USD
At 1 January	30,221,425	29,670,675
Interest charge	1,435,518	2,818,714
Amount paid during the period/year	(1,089,028)	(2,267,964)
Accrued rental	(67,634)	—
At 30 June/31 December	30,500,281	30,221,425

The lease liability is classified in the interim statement of financial position as follows:

	(Unaudited)	(Audited)
	At 30 June 2019	At 31 December 2018
	USD	USD
Current	2,336,457	2,112,624
Non-current	28,163,824	28,108,801
At 30 June/31 December	30,500,281	30,221,425

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

8     LEASE LIABILITY (cont.)

Maturity of lease liability is as follows:

	Minimum lease payments		Present value of Minimum lease payments
	(Unaudited)	(Audited)	(Unaudited)	(Audited)
	At 30 June 2019	At 31 December 2018	At 30 June 2019	At 31 December 2018
	USD	USD	USD	USD
Not later than one year	2,336,457	2,313,323	2,133,750	2,112,624
Later than one year and not later than five years	9,822,557	9,725,304	7,170,248	7,099,255
Later than five years	214,746,847	216,023,896	21,196,283	21,009,546
	226,905,861	228,062,523	30,500,281	30,221,425
Finance costs	(196,405,580)	(197,841,098)	—	—
Present value of minimum lease payments	30,500,281	30,221,425	30,500,281	30,221,425

9     RELATED PARTY TRANSACTIONS AND BALANCES

Related parties represent associated companies, owners, directors and key management personnel of the Company, and entities controlled, jointly controlled or significantly influenced by such parties. Pricing policies and terms of these transactions are approved by the Company’s Chief Executive Officer.

Transactions with related parties

Movements in owners’ account are as follows

	(Unaudited)	(Unaudited)
	Six month period ended 30 June 2019	Six month period ended 30 June 2018
	USD	USD
Contributions by the owners	75,238,701	262,728
Amounts paid on behalf of the Company	882,296	3,191,864
Amounts paid by the Company on behalf of the owners	(765,477)	—
Distributions to owners	(42,709,341)	(10,739,317)
	32,646,179	(7,284,725)

These amounts are repayable at the discretion of the Chief Executive Officer of the Company and are interest free, therefore classified as part of equity.

Changes in owners’ account is as follows:

	(Unaudited)	(Audited)
	At 30 June 2019	At 31 December 2018
	USD	USD
At 1 January	47,717,763	70,421,436
Net contributions (distributions) during the period/year	32,646,179	(22,703,673)
At 30 June/31 December	80,363,942	47,717,763

Brooge Petroleum and Gas Investment Company FZE
INTERIM STATEMENT OF COMPREHENSIVE INCOME
For the periods ended 30 June 2019 and 30 June 2018 (Unaudited)

9     RELATED PARTY TRANSACTIONS AND BALANCES (cont.)

Key management remuneration for period ended 30 June 2019 amounted to USD 329,554 charged to the interim statement of comprehensive income (30 June 2018: USD 258,215).

Guarantees by related parties:

The owners have issued corporate guarantees to secure the Financing Facilities described in note 7.

10     COMMITMENTS

	(Unaudited)	(Audited)
	At 30 June 2019	At 31 December 2018
	USD	USD
Capital commitments
Within one year	128,263,854	144,027,770
More than 1 year and less than 5 years	—	16,534,876
At 30 June/31 December	128,263,854	160,562,646

Capital commitments relate to construction of Phase II which is expected to be completed by second quarter of 2020.

11     FAIR VALUE OF FINANCIAL INSTRUMENTS

Management considers that the fair value of financial assets and financial liabilities in the interim condensed financial statements approximate their carrying amounts at the reporting date.

Fair value hierarchy

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable.

	Level 1	Level 2	Level 3	Total fair value
	USD	USD	USD	USD
Liabilities measured at fair value:
30 June 2019
Derivative financial instruments (unaudited)	—	1,674,676	—	1,674,676
31 December 2018
Derivative financial instruments (audited)	—	1,190,073	—	1,190,073

12     SUBSEQUENT EVENTS

On 10 September 2019, the Company entered into an agreement with its lender to amend the Phase I Construction Facility (refer note 7 for details).

Report of independent registered public accounting firm

To the Shareholder and Director of Brooge Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Brooge Holdings Limited (the Company) as of 30 June 2019, the related consolidated statements of comprehensive income, changes in equity and cash flows for the period from 12 April 2019 (inception) through 30 June 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at 30 June 2019, and the results of its operations and its cash flows for the period from 12 April 2019 (inception) through 30 June 2019, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Ernst & Young

We have served as the Company’s auditor since 2019.

Abu Dhabi, United Arab Emirates

27 September 2019

Brooge Holdings Limited
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the period from 12 April 2019 (inception) through 30 June 2019

	Note	USD
General and administrative expenses	3	(128,098)
LOSS AND TOTAL COMPREHENSIVE LOSS FOR THE PERIOD		(128,098)

Weighted average shares outstanding, basic and diluted		1

Basic and diluted loss per share		(128,098)

The attached notes 1 to 4 form part of these consolidated financial statements.

Brooge Holdings Limited
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As at 30 June 2019

	Note	USD
EQUITY AND LIABILITIES
Equity
Share capital	4	1
Share subscription receivable		(1)
Accumulated losses		(128,098)

Total equity		(128,098)

Current liabilities
Accrued expenses		128,098

Total liabilities		128,098

TOTAL EQUITY AND LIABILITIES		—

The attached notes 1 to 4 form part of these consolidated financial statements.

Brooge Holdings Limited
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the period from 12 April 2019 (inception) to 30 June 2019

	Share capital	Share subscription receivable	Accumulated losses	Total
	USD	USD	USD	USD
Balance at 12 April 2019	—	—	—	—

Issuance of ordinary shares	1	(1)	—	—
Total comprehensive loss for the period	—	—	(128,098)	(128,098)

Balance at 30 June 2019	1	(1)	(128,098)	(128,098)

The attached notes 1 to 4 form part of these consolidated financial statements.

Brooge Holdings Limited
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from 12 April 2019 (inception) to 30 June 2019

USD
OPERATING ACTIVITIES
Loss for the period	(128,098)

Adjustments to reconcile net loss to net cash from operating activities:
Increase in accrued expenses	128,098

Net cash flows from operating activities	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	—

Cash and cash equivalents at beginning of the period	—

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	—

The attached notes 1 to 4 form part of these consolidated financial statements.

Brooge Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1       ACTIVITIES

Brooge Holdings Limited (the “Company”) is a company with limited liability registered as an exempted company in the Cayman Islands on 12 April 2019 (date of inception). The Company has a 100% shareholding in Brooge Merger Sub Limited (the “subsidiary”), an exempted company registered in the Cayman Islands. The Company and the subsidiary are together referred to as the Group.

On 15 April 2019, the Group entered into a business combination agreement with Twelve Seas Investment Company (“Twelve Seas”), Brooge Petroleum and Gas Investment Company FZE (“BPGIC”) and the shareholders of BPGIC. On 10 May 2019, BPGIC’s sole shareholder, Brooge Petroleum and Gas Investment Company (BPGIC) PLC (“BPGIC PLC”), became party to the business combination agreement by execution of a joinder thereto.

Pursuant to the business combination agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the business combination agreement, Twelve Seas will merge with the Company’s subsidiary, with Twelve Seas continuing as the surviving entity and with holders of Twelve Seas securities receiving securities of the Company. Twelve Seas will become a wholly-owned subsidiary of the Company. The Company will acquire all of the issued and outstanding ordinary shares of BPGIC from the Seller in exchange for ordinary shares of the Company, with BPGIC becoming a wholly-owned subsidiary of the Company.

The registered office of the Company is at P.O Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

The consolidated financial statements of the Group as of 30 June 2019 and for the period from 12 April 2019 to 30 June 2019 were authorized for issue by the Company’s Director on September 26, 2019.

2       BASIS OF PREPARATION

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been presented in US Dollars (“USD”) which is the presentation currency of the Group and the functional currency of the Company.

he consolidated financial statements are prepared under the historical cost convention.

2.1    Basis of consolidation

The consolidated financial statements comprise those of the Company and its subsidiary as at 30 June 2019 listed below:

Name of subsidiary	Ownership interest	Share of profit	Country of incorporation
Brooge Merger Sub Limited	100%	100%	Cayman Islands

All intercompany balances and transactions have been eliminated on consolidation.

The Company consolidates an entity’s financial statements when the Company has a controlling financial interest in the entity. Control is normally established when ownership interests exceed 50% in an entity.

2.2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Brooge Holdings Limited
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from the Group’s estimates.

Ordinary shares

Ordinary shares are classified as equity.

2.3    FUTURE CHANGES IN ACCOUNTING POLICIES — STANDARDS ISSUED BUT NOT YET EFFECTIVE

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Group’s consolidated financial statements.

3       GENERAL AND ADMINISTRATIVE EXPENSES

Includes expenses incurred for legal retainer fees and other travel and related expenses.

4       SHARE CAPITAL

The authorised share capital of the Company is 500,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. On 12 April 2019, the Company issued 1 share at par value to its founder. As of 30 June 2019, the Company had not yet received payment for the share. Accordingly, the $1 payment due to the Company is recorded as share subscription receivable in the shareholders’ equity section of the consolidated statement of financial position.

PROSPECTUS FOR UP TO 28,901,900 ORDINARY SHARES, 21,229,000 WARRANTS AND
21,229,000 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS

OF

BROOGE HOLDINGS LIMITED

DEALER PROSPECTUS DELIVERY OBLIGATION

Until February 24, 2020, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Annex A

Execution Copy
CONFIDENTIAL

BUSINESS COMBINATION AGREEMENT

by and among

TWELVE SEAS INVESTMENT COMPANY,
as Purchaser,

BROOGE HOLDINGS LIMITED,
as Pubco,

BROOGE MERGER SUB LIMITED,
as Merger Sub,

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE,
as the Company,

and

THE SHAREHOLDERS OF THE COMPANY WHO BECOME PARTIES HERETO,

as the Sellers

Dated as of April 15, 2019

i

ii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Founder Share Letter

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of April 15, 2019 by and among (i) Twelve Seas Investment Company, a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”), and (v) each of the holders of the Company’s outstanding capital shares that become parties to this Agreement by executing and delivering to Purchaser, Pubco and the Company a Joinder (as defined below) (each a “Seller”). Purchaser, Pubco, Merger Sub, the Company and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company, directly and indirectly through its subsidiaries, engages in the business of providing oil storage and related services;

B. Each of Pubco and Merger Sub is a newly-incorporated Cayman Islands exempted company, with Pubco being owned entirely by an officer of the Company who is not a U.S. citizen or resident and with Merger Sub being owned entirely by Pubco;

C. The Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (i) Purchaser shall become a wholly-owned subsidiary of Pubco and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding Company Ordinary Shares from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange” and, together with the Merger and the other transactions contemplated by this Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act (as defined herein);

D. After the execution of this Agreement on the date hereof by Purchaser, Pubco, Merger Sub and the Company, each shareholder of the Company will become a party to this Agreement as a Seller by executing and delivering to Purchaser, Pubco and the Company a joinder to this Agreement, in form and substance reasonably satisfactory to Purchaser and the Company (each, a “Joinder”) (and for the avoidance of doubt, if there is only one shareholder of the Company, any reference herein to the Sellers shall mean such sole shareholder);

E. The boards of directors of Purchaser, Pubco, Merger Sub and the Company have each (i) determined that the Transactions are fair, advisable and in the best interests of their respective companies and security holders, and (ii) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

F. Simultaneously with the execution of this Agreement, Purchaser’s sponsor, Twelve Seas Sponsors I LLC, a Delaware limited liability company (the “Sponsor”), Gregory Stoupnitzky and Suneel G. Kaji (collectively with the Sponsor, the “Initial Purchaser Shareholders”) have entered into a letter agreement with Purchaser, Pubco and the Company (the “Founder Share Letter”), a copy of which is attached as Exhibit A hereto, pursuant to which the Initial Purchaser Shareholders have agreed effective upon the Closing (as defined herein), on a pro rata basis amongst the Initial Purchaser Shareholders based on the number of Founder Shares owned by each of them, to (i) forfeit twenty percent (20%) of the Founder Shares owned by the Initial Purchaser Shareholders and (ii) subject thirty percent (30%) of the Founder Shares owned by the Initial Purchaser Shareholders (including any Pubco Ordinary Shares issued in exchange therefor in the Merger) to potential vesting and forfeiture obligations that are substantially identical to those that apply to the Escrow Shares under Section 2.5 hereof.

F. Certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Act, Purchaser and Merger Sub shall consummate the Merger, pursuant to which Purchaser shall be merged with and into Merger Sub with Purchaser being the surviving entity, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company. Purchaser, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Company). The Merger shall have the effects specified in the Cayman Act.

1.2 Effective Time. On the Closing Date, Merger Sub and Purchaser shall execute a plan of merger in form and substance reasonably acceptable to Purchaser and the Company (the “Plan of Merger”), and the Parties shall file the Plan of Merger and such other documents as required by the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Act. The Merger shall become effective at the time on the Closing Date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Purchaser set forth in this Agreement to be performed after the Effective Time.

1.4 Organizational Documents of Surviving Company. At the Effective Time, the Surviving Company shall adopt new memorandum and articles of association (the “Surviving Company Charter”) which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company; provided, that at the Effective Time, (a) references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company, and (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary.

1.5 Directors and Officers of the Surviving Company. At the Effective Time, the board of directors and executive officers of the Surviving Company shall be the board of directors and executive officers of Pubco, after giving effect to Section 7.14, each to hold office in accordance with the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Issued Securities of Purchaser. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser, Pubco or Merger Sub:

(a) Purchaser Units. At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share, one Purchaser Warrant and one Purchaser Right in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.6 below.

(b) Purchaser Ordinary Shares. At the Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(e) below) shall be converted automatically into one Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 1.7. Each certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.6(e) below) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares.

(c) Purchaser Warrants. At the Effective Time, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant and each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(d) Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder thereof if the Purchaser Right had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 1.6(b) above. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein.

(e) Cancellation of Capital Shares Owned by Purchaser. At the Effective Time, if there are any capital shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 Effect of Merger on Merger Sub and Pubco Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any capital shares of Purchaser, Pubco or Merger Sub: (a) all of the Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Surviving Company; and (b) all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.8 Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.9 Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, the Merger and Share Exchange, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger and the Share Exchange, taken together, does not qualify under Section 351 of the Code.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
SHARE EXCHANGE

2.1 Exchange of Company Ordinary Shares. At the Closing, and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the issued and outstanding Company Ordinary Shares (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). At or prior to the Closing, the Company will terminate any issued and outstanding Company Convertible Securities, without any consideration, payment or Liability therefor.

2.2 Exchange Consideration.

(a) Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, at the Closing, Pubco shall issue and deliver to the Sellers a number of Pubco Ordinary Shares (the “Exchange Shares”) equal to (i) 100,000,000 Pubco Ordinary Shares less, (ii) if the Cash Election is made in accordance with Section 2.2(b) below, a number of Pubco Ordinary Shares equal to the Cash Election Amount divided by the Redemption Price; provided, that 20,000,000 of the Exchange Shares otherwise issuable to the Sellers at the Closing (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) shall instead be issued and delivered to the Continental Stock Transfer & Trust Company (or such other escrow agent reasonably acceptable to Purchaser and the Company from time to time), as escrow agent (the “Escrow Agent”), at the Closing. The Exchange Shares issuable to the Sellers at the Closing after deducting the Escrow Shares may be referred to herein as the “Closing Exchange Shares”.

(b) Notwithstanding anything to the contrary herein, the Sellers shall have the right, at the sole election of the Company (the “Cash Election”), to receive a portion of the consideration for the Purchased Shares in the form of U.S. dollars. If the Cash Election is made, the Company may elect for the Sellers to have the right to receive at the Closing as cash consideration in lieu of shares of Pubco Ordinary Shares as Closing Exchange Shares (the “Cash Consideration”) an amount not to exceed forty percent (40%) of the Closing Net Cash (such cash amount as elected by the Company, the “Cash Election Amount”). In order to exercise its rights under this Section 2.2(b), the Company must provide written notice (the “Cash Election Notice”) of the Cash Election to Purchaser and the Sellers at least two (2) Business Days prior to the Closing, which Cash Election Notice must include the Cash Election Amount (provided, that if the Cash Election Amount in the Cash Election Notice exceeds forty percent (40%) of the Closing Net Cash, the Cash Election Amount shall automatically be reduced at the Closing to an amount equal to forty percent (40%) of the Closing Net Cash). Each Seller must then, at least one (1) Business Day prior to the Closing, provide written notice (a “Seller Cash Election Notice”) to the Company and the Purchaser of (i) the amount of such Seller’s Pro Rata Share of the Cash Election Amount that such Seller desires to receive as Cash Consideration (the “Seller Cash Amount”) (provided, that if the Seller Cash Amount as elected by such Seller exceeds the product of (A) such Seller’s Pro Rata Share, multiplied by (B) forty percent (40%) of the Closing Net Cash, the Seller Cash Amount for such Seller shall automatically be reduced at the Closing to an amount equal to the product of (A) such Seller’s Pro Rata Share, multiplied by (B) forty percent (40%) of the Closing Net Cash), and (ii) wire instructions for such Seller for the payment of the Cash Consideration. If a Seller fails to deliver a Seller Cash Election Notice to Purchaser and the Company at least one (1) Business Day prior to the Closing, such Seller shall be deemed to have elected to receive no Cash Consideration. For the avoidance of doubt, any Cash Election shall solely reduce the number of Closing Exchange Shares to be issued at the Closing, and shall not affect the number of Escrow Shares to be issued.

(c) Except as set forth in Section 2.2(b), each Seller shall receive its pro rata share of the Closing Exchange Shares, the Escrow Shares and any other Escrow Property (to the extent released from the Escrow Account to the Sellers in accordance with Section 2.5 and the Escrow Agreement), and any Cash Consideration based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers (such Seller’s “Pro Rata Share”).

2.3 Surrender of Company Ordinary Shares and Disbursement of Exchange Consideration.

(a) At the Closing, Pubco shall cause (i) the Closing Exchange Shares to be issued to the Sellers in exchange for their Company Ordinary Shares, in each case in accordance with each Seller’s Pro Rata Share (less the Seller Cash Amount elected by such Seller), (ii) the Escrow Shares to be issued to the Escrow Agent in accordance with Section 2.5, and (iii) the Cash Consideration, if any, to be delivered to the Sellers by wire transfer of immediately available funds pursuant to the wire instructions included in the Seller Cash Election Notice.

(b) At the Closing, each Seller will deliver to Pubco their Company Ordinary Shares, including any certificates representing Company Ordinary Shares (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Seller may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Ordinary Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Pubco Ordinary Share.

2.4 Company Shareholder Consent. Each Seller, as a shareholder of the Company, effective upon the execution and delivery of a Joinder to Purchaser, Pubco and the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which any Seller is a party or bound and all applicable Laws.

2.5 Share Escrow.

(a) Escrow. On or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company), Pubco, the Sellers and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to Purchaser, the Sellers and the Company (the “Escrow Agreement”), pursuant to which Pubco shall deliver to the Escrow Agent the Escrow Shares to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms hereof and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Sellers pro rata based on their respective Pro Rata Shares. Amongst other things, the Escrow Agreement shall permit the Sellers after the Closing to (i) pledge their Pro Rata Share of the Escrow Property as collateral security for documented loans entered into by such Sellers, Pubco or its Subsidiaries, including the Company, after the Closing or (ii) transfer their rights to their Pro Rata Share of the Escrow Property to a third party, provided, that (A) in each case of clauses (i) and (ii), that the lender’s or transferee’s rights to any such pledged or transferred Escrow Property shall be subject to the provisions of this Section 2.5, including the forfeiture provisions herein, and the Escrow Agreement, and such lender or transferee must acknowledge such in writing to Pubco and the Escrow Agent prior to the granting of any such pledge or the making of any such transfer; and (B) in event of a pledge under clause (i), such Seller may transfer such Escrow Property, including physical possession of documentation evidencing a Seller’s Pro Rata Share of the Escrow Property (including a share certificate or book entry, if any), to another escrow agent (including one affiliated with such lender), as selected by such Seller and reasonably acceptable to a Disinterested Independent Director Majority, to hold the Escrow Property in a segregated escrow account on the same terms and conditions as the Escrow Agent under the Escrow Agreement is required to hold such Escrow Property (other than adjustments to the fees and expenses of such escrow agent as reasonably acceptable to a Disinterested Independent Director Majority).

(b) Other Escrow Terms. The Parties agree that:

(i) the Escrow Property shall be held in the Escrow Account and will only become vested and not subject to forfeiture, and released to the Sellers, in the event that Pubco meets certain minimum performance or milestone requirements as shall be mutually agreed to by Purchaser, the Sellers and the Company and set forth in the Escrow Agreement (the “Milestones”);

(ii) the period for Pubco to satisfy such Milestones will commence with the first full fiscal quarter beginning after the Closing Date and finish at the end of the twentieth (20th) fiscal quarter after such commencement date (such period, the “Escrow Period”); and

(iii) all other conditions not documented in this Agreement and relating to the Escrow Property and Escrow Account (including, for example, the applicable Milestones, the portion of the Escrow Property to be released at any one time for the satisfaction of a Milestone, the preparation of any statements regarding the calculation or satisfaction of a Milestone and the decision-making processes involved for the determination of the satisfaction of a Milestone and related release of such Escrow Property) will be further elaborated or documented in the Escrow Agreement.

(c) Forfeiture. At the end of the Escrow Period, if there is any Escrow Property which has not vested and the Sellers are not entitled to receive in accordance with this Section 2.5 and the Escrow Agreement, such Escrow Property will be forfeited by the Sellers and distributed to Pubco from the Escrow Account, and promptly (but in any event within ten (10) Business Days) after a final determination pursuant to the Escrow Agreement that at the end of the Escrow Period there is such Escrow Property which has not vested and to which the Sellers are not entitled to receive, Pubco and the Sellers will provide joint written instructions to the Escrow Agent to release and surrender any remaining Escrow Property to Pubco. Pubco will cancel any Escrow Shares distributed to Pubco from the Escrow Account promptly after its receipt thereof and cancel any accrued but unpaid dividends payable in respect of such Escrow Shares. Each Seller, effective upon the execution and delivery of a Joinder to Purchaser, Pubco and the Company, acknowledges that such Seller’s right to receive the Escrow Shares and the other Escrow Property is contingent on the performance of Pubco and its Subsidiaries during the Escrow Period as set forth in this Section 2.5 and the Escrow Agreement, and that if the requirements for the vesting and release of the Escrow Property to the Sellers as set forth in this Section 2.5 and the Escrow Agreement are not met in accordance with the terms hereof and the Escrow Agreement, the Escrow Shares and the other Escrow Property will not be paid or delivered to the Sellers, and the Sellers shall have no right to receive such Escrow Shares or other Escrow Property.

(d) Future Operations. Following the Closing (including during the Escrow Period), Pubco and its Subsidiaries, including the Company, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Company, will be permitted following the Closing (including during the Escrow Period) to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the achievement of the Milestones for the vesting and release of the Escrow Property to the Sellers, and the Sellers will have no right to claim the loss of all or any portion of the Escrow Property or other damages as a result of such decisions; provided that such actions are not taken or omitted to be taken by Pubco and its Subsidiaries in bad faith with the primary intent of causing the Sellers to not achieve the Milestones for the vesting and release of the Escrow Property to the Sellers as set forth in this Section 2.5 and the Escrow Agreement.

(e) Ownership Rights. Until and unless the Escrow Shares are forfeited in accordance with this Section 2.5 and the Escrow Agreement, each Seller shall have full voting rights to its pro rata entitlement of the Escrow Property.

(f) Fractional Escrow Shares. Notwithstanding anything to the contrary contained herein or in the Escrow Agreement, no fraction of an Escrow Share will be forfeited or transferred to the Escrow Account by a Seller by virtue of this Section 2.5, the transactions contemplated hereby or the Escrow Agreement, and the number of Escrow Shares to be so forfeited or transferred shall instead be rounded down to the nearest whole Escrow Share.

(g) Founder Shares. The Parties agree that 30% of the Founder Shares owned by the Initial Purchaser Shareholders at the Closing (including any Pubco Ordinary Shares issued in exchange therefor in the Merger) will be escrowed in substantially identical terms to the Escrow Property under this Section 2.5 and the Escrow Agreement, the exact terms of which are provided for in the Founder Share Letter, a copy of which is attached as Exhibit A to this Agreement.

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company and the Sellers, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party has been or shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) Purchaser is authorized to issue 200,000,000 Purchaser Ordinary Shares and 2,000,000 Purchaser Preferred Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser Preferred Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, the Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, pro formas, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements, proxies and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, pro formas, reports, registration statements, prospectuses, proxies and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, pro formas, reports, registration statements, prospectuses, proxies and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) The financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since the date of the consummation of the IPO, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser, nor, to the Knowledge of Purchaser, is there any reasonable basis for any such Action to be made. There is no material Action that Purchaser has pending against any other Person. Neither Purchaser, nor, to the Knowledge of Purchaser, any of its directors or officers are subject to any material Orders of any Governmental Authority, nor are any such Orders pending. As of the date of this Agreement, none of the directors nor officers of have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $150,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions);

(iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share capital as of the date hereof.

4.15 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign ant-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.18 Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

4.19 Trust Account. As of the date hereof, there is at least $209,228,000 invested in the Trust Account, maintained by the Trustee pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions, under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Purchaser, no event has occurred which, with due notice in lapse of time or truth, would constitute a breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the use of the funds in the Trust Account on the Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions) will not be available to Purchaser on the Closing Date.

4.20 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company, Pubco and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Sellers, Pubco or Merger Sub for the Registration Statement; and (b) none of the Company, the Sellers, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the Company, the Sellers, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represent and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Pubco and Merger Sub are exempted companies duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this

Agreement (including the Amended Pubco Charter), (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by each of Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. As of the date hereof, (i) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which 1 Pubco Ordinary Share is issued and outstanding and owned by Meclomen Maramot, and (ii) Merger Sub is authorized to issue 500,000,000 Merger Sub Ordinary Shares, of which 1 share is issued and outstanding and is owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6 Ownership of Exchange Shares. All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers and the Escrow Agent shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Registration Rights Agreement, the Escrow Agreement, the provisions of this Agreement and any Liens incurred by the Sellers, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7 Pubco and Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.9 Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Company, the Sellers or any of their respective Affiliates.

5.10 Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Purchaser for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Sellers or Purchaser for the Registration Statement; and (b) none of the Company, the Sellers, Purchaser or their respective Representatives have made any representation or warranty as to the Company, the Sellers, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser in accordance with the terms of Section 7.20 (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. Except as set forth in Schedule 6.1, the Company is a company duly organized, validly existing and in good standing under the Laws of the Fujairah Free Zone, UAE, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of the Company, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. Except as set forth in Schedule 6.2, the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the receipt by Purchaser, Pubco and the Company of Joinders from the requisite shareholders of the Company. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and, upon the receipt by Purchaser, Pubco and the Company of Joinders from the requisite shareholders of the Company, the shareholders of the Company in accordance with the Company’s Organizational Documents, UAE Law, any other applicable Law and any Contract to which the Company or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The Company is authorized to issue 100 Company Ordinary Shares of AED 50,000 each for a total share capital of AED 5,000,000, of which 100 Company Ordinary Shares are issued and outstanding, and, except as set forth in Schedule 6.3(a), the Company is not authorized and does not have issued or outstanding any other capital shares or equity interests of the Company. The Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding Company Ordinary Shares, with each Seller owning the Company Ordinary Shares set forth in Schedule 6.3(a), all of which Company Ordinary Shares are owned by the Sellers, to the Knowledge of the Company, free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. The Purchased Shares to be delivered by the Sellers to Pubco at the Closing constitute all of the issued and outstanding shares and other equity interests of the Company. All of the outstanding capital shares of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of UAE Law, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not directly or indirectly hold any of its shares or other equity interests in treasury.

(b) Except as set forth in Schedule 6.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws in all material respects. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as set forth in Schedule 6.3(c), or as disclosed in the Company Financials, since January 1, 2018, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4 Subsidiaries. The Company does not have any Subsidiaries (provided, that in the event of the breach of the foregoing representation and warranty, without limiting any rights or remedies available to the Parties under this Agreement, any reference in this Agreement to the Company will include its Subsidiary to the extent reasonably applicable.). Except as set forth in Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. The Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.5 Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or material assets, or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any material obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens) under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a material rebate, material chargeback, material penalty or material change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the consolidated 2017 financial statements of the Company (including any related notes thereto), consisting of the consolidated balance sheet of the Company as of December 31, 2017, and the related consolidated audited income statement, change in shareholder equity and statement of cash flows for the year then ended, audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, (ii) the consolidated six month 2018 financial statements of the Company (including any related notes thereto), consisting of the consolidated balance sheet of the Company as of June 30, 2018, and the related consolidated audited income statement, change in shareholder equity and statement of cash flows for the six month period then ended, audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, and (iii) the unaudited consolidated 2018 financial statements of the Company, consisting of the consolidated balance sheet of the Company as of December 31, 2018 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the year then ended. True and correct copies of the Company Financials have been provided to Purchaser. Except as set forth in Schedule 6.7(a), the Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Except as set forth in Schedule 6.7(b), the Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. Since January 1, 2017, neither the Company nor any of its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness for more than $500,000 other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no outstanding Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

(d) Except as set forth in Schedule 6.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) Except as set forth in Schedule 6.7(e), all financial projections with respect to the Company that was delivered by or on behalf of the Company to Purchaser or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) Except as set forth in Schedule 6.7(f), all accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since December 31, 2018, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2 (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of Purchaser.

6.9 Compliance with Laws. Except as set forth on Schedule 6.9, the Company is not and has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received in the past five (5) years any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

6.10 Company Permits. Except as set forth on Schedule 6.10, the Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company) holds all material Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser and Pubco true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 6.10. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any material Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any material Actions relating to the revocation or modification of any material Company Permit.

6.11 Litigation. Except as set forth on Schedule 6.11, there is no (a) material Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor, to the Knowledge of the Company, is there any reasonable basis for any Action to be made (and no such material Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) material Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company in any material respect (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $500,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000;

(x) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has material outstanding obligations (other than customary confidentiality obligations);

(xiii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xiv) is otherwise material to the Company and outside of the ordinary course of business and not described in clauses (i) through (xiii) above.

(b) Except as set forth on Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect in any material respect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for material continuing obligations by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any rights under any such Company Material Contract.

6.13 Intellectual Property.

(a) Except as set forth on Schedule 6.13(a), or as would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound: (i) the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all material Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company (“Company IP”), except for the Intellectual Property that is the subject of the Company IP Licenses; (ii) any Company Registered IP or other Company IP that is purported to be owned by the Company, the Company has obtained valid assignments of rights from all applicable third Persons such that the Company owns all Intellectual Property rights therein; (iii) all material Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP; and (iv) all registrations for Company Registered IP that are owned by or exclusively licensed to the Company are valid and in force, and all applications to register any material Company Registered IP are pending and in good standing, all without challenge of any kind, except for any applications that the Company may have intentionally abandoned or withdrawn.

(b) Except as set forth on Schedule 6.13(b), or as would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound: (i) the Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company; (ii) the Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted; (iii) the Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder; (iv) the continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company; and (v) the Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Except as set forth on Schedule 6.13(c), the Company has materially performed all obligations imposed on it in the Company Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) Except as set forth on Schedule 6.13(d), or as would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound: (i) no material Action is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Company IP; (ii) the Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any material infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor; (iii) there are no Orders to which the Company is a party or its otherwise bound that (A) materially restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (B) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (C) other than the Company Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company; and (iv) the Company is not currently materially infringing, and has not, in the past, materially infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third Person is infringing upon, has misappropriated or is otherwise violating any Company IP in any material respect.

(e) Except as set forth on Schedule 6.13(e), all employees and independent contractors of the Company have executed a confidentiality and assignment of inventions agreement with the Company and assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any material Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. To the Company’s Knowledge, none of the employees of the Company are obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) Except as set forth on Schedule 6.13(f), to the Knowledge of the Company, no Person has obtained unauthorized access to third-party information and data in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. The Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Company has not and does not violate in any material respect any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

6.14 Taxes and Returns. Except as set forth on Schedule 6.14.

(a) The Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened material Action against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority and has not been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no material Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) The Company does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(j) The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) The Company is not treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15 Real Property.

(a) Schedule 6.15(a) sets forth a list of (i) all material real property and interests in real property owned in fee by the Company (collectively, the “Company Owned Properties”), and (ii) all material real property and interests in real property leased by the Company (collectively, the “Company Leased Properties” and, together with the Company Owned Properties, the “Company Real Properties”) as lessee or lessor. The Company has good and marketable fee title to all Company Owned Properties, free and clear of all Liens, except for Permitted Liens. The Company Real Properties constitute all material interests in real property currently used, occupied or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. All of the Company Real Properties and buildings, fixtures and improvements thereon (i) to the Knowledge of the Company, (A) are in reasonable operating condition without material structural defects, and all mechanical and other systems located thereon are in good operating condition, and (B) no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses. None of the improvements located on the Company Real Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to the Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Company Owned Properties and (ii) all leases, lease guarantees, agreements and documents related to any Company Leased Properties, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”). The Company Real Properties are not subject to any leases, subleases, licenses, occupancy, rights of first refusal, options to purchase or rights of occupancy. The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(b) Except as set forth on Schedule 6.15(b), the Company has a valid, binding and enforceable leasehold interest under each of the Company Leased Properties under which it is a lessee, free and clear of all Liens other than Permitted Liens. Each of the Company Real Property Leases is in full force and effect. The Company is not in material default under any Company Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof. No party to any Company Real Property Lease has exercised any termination rights with respect thereto.

(c) Except as set forth on Schedule 6.15(c), the Company has all material certificates of occupancy and material Permits of any Governmental Authority necessary or useful for the current use and operation of each Company Real Property, and the Company has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit.

(d) Except as set forth on Schedule 6.15(d), with respect to the Company Real Properties: (i) there are no pending or, to the Knowledge of the Company, threatened material condemnation or eminent domain proceedings or Actions relating to any Company Real Property, and the Company has not received any notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof; (ii) there are no pending or, to the Knowledge of the Company, threatened material Actions relating to boundary lines, ingress and egress, adverse possession or similar issues; (iii) the existing buildings and improvements located on the Company Real Properties are located entirely within the boundary lines of such Company Real Property or on permanent easements on adjoining land benefiting such Company Real Property and may lawfully be used under applicable zoning and land use laws for the purposes for which they are presently being used; and (iv) the Company Real Properties are in material compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Company Real Property.

6.16 Personal Property. Details of each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Five Million Dollars ($5,000,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, the Company. The Company has provided to Purchaser and Pubco a true and complete copy of each of the Company Personal Property Leases. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

6.17 Title to and Sufficiency of Assets. Except as set forth on Schedule 6.17, the Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the most recent Company Financials and (d) Liens set forth on Schedule 6.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the material assets, material rights and material properties that are used in the operation of the business of the Company as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Company as currently conducted.

6.18 Employee Matters.

(a) Except as set forth on Schedule 6.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all material unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or senior employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company within six (6) months after the date of this Agreement.

(b) Except as set forth on Schedule 6.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Except as set forth on Schedule 6.18(c), the Company has paid in full to all of its employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and the Company has no material obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d) Except as set forth on Schedule 6.18(d), or as would not individually or in the aggregate reasonably be expected to be material to the Company or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound, (i) all independent contractors (including consultants) currently engaged by the Company are a party to a written Contract with the Company and (ii) for the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of the Company (each, a “Company Benefit Plan”). The Company has not ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) Except as set forth on Schedule 6.19(b), with respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which he Company has any outstanding Liability or obligation.

(c) Except as set forth on Schedule 6.19(c), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. The Company has not incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except as set forth on Schedule 6.19(d), to the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) Except as set forth on Schedule 6.19(e) or to the extent required by applicable Law, the Company does not provide health or welfare benefits to any former or retired employee and is not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(f) Except as set forth on Schedule 6.19(f), all Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Company, Pubco, Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

6.20 Environmental Matters.

(a) Except as set forth on Schedule 6.20(a), the Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no material Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) Except as set forth on Schedule 6.20(b), the Company is not the subject of any material outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any material Liabilities or obligations under any Environmental Laws.

(c) Except as set forth on Schedule 6.20(c), no Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) Except as set forth on Schedule 6.20(d), the Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) Except as set forth on Schedule 6.20(e), to the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(f) Except as set forth on Schedule 6.20(f), the Company has provided to Purchaser all material environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

6.21 Oil and Gas Matters.

(a) The Company owns and operates 14 oil storage tanks with an aggregate geometric oil storage capacity of approximately 0.399 million cubic meters (the “Storage Tanks”) and related short-haul transport pipelines and infrastructure, focused primarily on the storage, heating and blending of fuel oil and clean petroleum products, including aviation fuel, gas oil, gasoline, marine gas oil and naphtha, in a terminaling facility located in the Port of Fujairah (the “Facilities”) in the emirate of Fujairah in the UAE (as further described on Schedule 6.21(a)).

(b) Except as set forth on Schedule 6.21(b), the Company does not own any petroleum product inventory in the Storage Tanks, as all product in the Storage Tanks belongs to a third-party customer. All Storage Tanks and Facilities operated by the Company have been operated in accordance with reasonable, prudent field practices and in material compliance with the Company’s applicable Contracts and applicable Law. The Storage Tanks and Facilities are (i) in good operating condition and repair (normal wear and tear excepted), (ii) free from any material defects, and (iii) suitable for the purposes for which they are currently used. None of the Storage Tanks or any ancillary equipment located in the Facilities are in need of maintenance or repairs except for ordinary, routine maintenance and except for regularly scheduled overhauls from time to time.

6.22 Transactions with Related Persons. Except as set forth on Schedule 6.22, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than three percent (3%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 6.22, the Company does not have outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

6.23 Insurance. Schedule 6.23 lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. The Company does not have any self-insurance or co-insurance programs. Since January 1, 2018, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. Since January 1, 2018, the Company has not been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

6.24 Top Customers and Suppliers. Schedule 6.24 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2018, the ten (10) largest customers of the Company (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or, to the Company’s Knowledge, intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any material amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not materially and adversely affect the relationship of the Company with any Top Supplier or Top Customer.

6.25 Certain Business Practices.

(a) Except as set forth on Schedule 6.25(a), neither the Company, nor any of its Representatives acting on its behalf, have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign ant-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of its Representatives acting on its behalf, have directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) Except as set forth on Schedule 6.25(b), the operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Except as set forth on Schedule 6.25(c), none of the Company or any of its directors or officers, nor, to the Knowledge of the Company, any other Representative acting on behalf of the Company, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC since its formation.

6.26 Investment Company Act. Except as set forth on Schedule 6.26, the Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.27 Finders and Brokers. Except as set forth on Schedule 6.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

6.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, or its Affiliates.

6.29 Disclosure. Except as set forth on Schedule 6.29, no representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

6.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

Article VII
COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco and Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Pubco, Merger Sub or the Company, as Purchaser or its Representatives may reasonably request regarding Pubco, Merger Sub or the Company and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company, Pubco and Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, Merger Sub or the Company.

(b) During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company, Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their respective Representatives to reasonably cooperate with the Company, Pubco, Merger Sub and their respective Representatives in their investigation; provided, however, that the Company, Pubco, Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

7.2 Conduct of Business of the Company, Pubco, Merger Sub and the Sellers.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Schedule 7.2 or as required by applicable Law, Pubco, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to them and their respective Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting Section 7.2(a), during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Ordinary Shares, and (ii) no Seller shall sell, transfer or dispose of any Company Ordinary Shares owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Ordinary Shares (the “New Seller”) executes and delivers to Purchaser, Pubco and the Company both a Joinder and a joinder, in form and substance reasonably acceptable to Purchaser and the Company, to become bound by any Ancillary Documents previously executed by the transferring Seller.

7.3 Conduct of Business of Purchaser

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Schedule 7.3 or as required by applicable Law, Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it much complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment), as set forth on Schedule 7.3 or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $500,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $100,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses or any Indebtedness permitted by Section 7.3(b)(iv)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company that its certified public accountants may issue.

7.5 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Share Purchaser, Public Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, the Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, the Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7 No Trading. The Company, Pubco, Merger Sub and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, Merger Sub and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company and Pubco shall take all commercially reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing and immediately after the Closing.

7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Special Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares (or if after the Effective Time, their Pubco Ordinary Shares) redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of any PIPE Shares) by the holders of Purchaser Common Shares in accordance with the Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and Nasdaq, (ii) if mutually agreed by Purchaser and the Company prior to the filing of the Registration Statement, the adoption and approval of a new Equity Incentive Plan for Pubco in form and substance reasonably acceptable to the Company, and Purchaser (the “Pubco Equity Plan”), (iii) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 7.14 hereof, (iv) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iv), collectively, the “Purchaser Shareholder Approval Matters”), and (v) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser and Pubco with such information concerning the Company and its shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser and the Sellers and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(c) Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that

Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, pursuant thereto, shall call the Special Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Special Meeting and the Redemption.

7.12 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”); provided, that the Parties acknowledge that they intend to issue the Signing Press Release immediately after the execution of this Agreement. Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

7.13 Confidential Information.

(a) The Company, Pubco, Merger Sub and the Sellers each hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, that the Company, Pubco, Merger Sub and the Sellers and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Purchaser Confidential Information that is not returned or destroyed, including any oral Purchaser Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Company Confidential Information that is not returned or destroyed, including any oral Company Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

7.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Pubco and Purchaser to resign, so that effective as of the Closing Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of such number of individuals as reasonably determined by the Company prior to the filing of the Registration Statement. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board such qualified persons that are designated by the Company prior to the Closing (the “Company Directors”), and to the extent required by Nasdaq rules, at least a majority of such designees shall be required to qualify as independent directors under Nasdaq rules.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

7.15 Board Observers. Purchaser hereby agrees that during the Interim Period, the Company shall have the right to have up to two (2) individuals selected by the Company present at each meeting of the Purchaser’s board of directors, whether by physical presence or via conference call (at the election of the Company), as board observers (the “Company Board Observers”); provided, that prior to serving as a Company Board Observer, such individual must agree in writing to confidentiality restrictions in favor of Purchaser in form and substance reasonably acceptable to Purchaser. For the avoidance of doubt, the Company Board Observers will not have the right to vote at such meeting and shall not be counted for purposes of determining whether there is a quorum for such meeting. The Company Board Observers will be entitled to receive copies of any reports or other documents (including copies of any communications from existing or potential investors) distributed to Purchaser’s board of directors at the time such materials are given to Purchaser’s board of directors; and provided further, that Purchaser reserves the right to withhold any information and to exclude such Company Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Purchaser and its counsel or result in disclosure of a material trade secret or a conflict of interest, including without limitation, if the information provided is for, or the purpose of the meeting pertains to, a discussion regarding the Transactions.

7.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser, the Company, Pubco or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser, the Company, Pubco or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, the Company, Pubco or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco, Purchaser and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser, the Company, Pubco and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 7.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Purchaser and Pubco shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Purchaser and Pubco shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

7.17 Use of Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment and any other funds of Pubco or Purchaser shall first be used (i) to pay the Cash Consideration, if any, (ii) to pay Purchaser’s accrued Expenses, (iii) to pay Purchaser’s deferred Expenses (including cash amounts payable to EBC and any legal fees) of the IPO and (iv) to pay any loans owed by Purchaser to Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser, Extension Expenses and any premiums for the D&O Tail Insurance. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of Pubco Securities, will be paid at the Closing pursuant to written instructions delivered by Purchaser to the Trustee at the Closing (which amounts paid to or on behalf of the Company will be based on written instructions provided by the Company to Purchaser prior to the Closing). Any remaining cash will be paid to the Company (or as otherwise designated in writing by the Company to Purchaser prior to the Closing) pursuant to such written instructions and used for working capital and general corporate purposes.

7.18 Redemptions; PIPE Investment. During the Interim Period, each of Purchaser, Pubco and the Company will use their reasonable efforts to minimize the amount of funds in the Trust Account redeemed by Public Shareholders in the Redemption. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to (and if requested by Purchaser, Pubco will), enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Pubco to purchase shares of Purchaser or Pubco (“PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company, Purchaser and Pubco, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment, Pubco, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

7.19 Nasdaq Ticker Symbol. Purchaser will use its reasonable efforts to promptly after the execution of this Agreement change the Nasdaq ticker symbol for the Purchaser Ordinary Shares to “BROG” (or such other Nasdaq ticker symbol as reasonably requested by the Company) (the “New Ticker Symbol”), subject to the approval by Nasdaq, and during the Interim Period shall use its reasonable efforts to maintain such New Ticker Symbol. The Parties will use their reasonable efforts to have the New Ticker Symbol assigned to Pubco at the Closing (or a promptly thereafter as possible), subject to Nasdaq approval.

7.20 Company Schedules. The Company shall deliver the fully completed Company Disclosure Schedules and Schedule 7.2 (together, the “Company Schedules”) to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company). Purchaser shall have ten (10) Business Days to review the Company Schedules after its receipt thereof (the “Company Schedule Review Period”), and the Company shall, and shall cause its Representatives to, reasonably cooperate with Purchaser and its Representatives in their review of the Company Schedules, including providing any access and information as required by Section 7.1(a).

7.21 Joinder of Sellers. The Company shall deliver to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company), a Joinder for each shareholder of the Company, duly executed by such shareholder, Pubco and the Company, as well as any Ancillary Documents required to be signed or delivered by a Seller at or prior to such time, including the Escrow Agreement (collectively, the “Joinder Documents”). Upon executing and delivering a Joinder to Purchaser and the Company, and the acceptance of such Joinder by the Company and Purchaser, the shareholder of the Company party thereto will be fully bound to the terms and conditions of this Agreement as a Seller hereunder and be deemed to be a Party to this Agreement, subject to the terms and conditions of this Agreement and the Joinder, and the Joinder will be deemed to be incorporated into and become a party of this Agreement, and any references to this Agreement herein, will include the Joinder. The Parties acknowledge and agree that the Joinder will, among other matters, contain customary representations and warranties (including its organization, authority, ownership of the Purchased Shares, non-contravention and investment representations) to be made by the Seller party thereto, as well as an agreement to promptly execute and deliver the Escrow Agreement and any other Ancillary Documents required to be executed and delivered by a Seller under this Agreement.

7.22 Amendment to Business Combination Marketing Agreement. Purchaser shall use all commercially reasonable efforts to cause EBC to enter into the Business Combination Marketing Agreement Fee Amendment.

Article VIII
CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company, the Purchaser and the Sellers (where applicable) of the following conditions:

(a) Required Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Special Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) Company Approvals. The Company and its shareholders have obtained all necessary and requisite material Consents with respect to the consummation of the transactions contemplated by this Agreement, including obtaining such consents and approvals from the Company’s shareholders (which will occur upon the execution and delivery of the Joinder Documents), any Governmental Authorities and third parties, including ASMA Capital or its Affiliates or related parties and any other Consents that are set forth in Schedules 6.5 and 6.6.

(c) Other Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority with respect to Purchaser, Pubco or Merger Sub in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(h) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 7.14.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(j) Pubco Charter Amendment. At or prior to the Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco in form and substance reasonably acceptable to Pubco, the Company and Purchaser (the “Amended Pubco Charter”).

(k) Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing and Pubco has not received any written objection to such determination.

8.2 Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Minimum Cash Condition. As of the Closing, the Closing Net Cash shall be at least One Hundred and Twenty-Five Million U.S. Dollars ($125,000,000).

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to Purchaser.

(ii) Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of organization and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Escrow Agreement. The Company and Pubco shall have received a copy of the Escrow Agreement, duly executed by the Escrow Agent.

(v) Registration Rights Agreement. The Company and Pubco shall have received a copy of a Registration Rights Agreement, providing customary registration rights to the Sellers with respect to the Closing Exchange Shares and any Escrow Shares that become vested and are released to the Sellers in accordance with Section 2.5 and the Escrow Agreement, in form and substance reasonably acceptable to Purchaser and the Company (the “Registration Rights Agreement”), duly executed by Pubco.

(vi) Founder Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of an Amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in form and substance reasonably acceptable to Purchaser and the Company (the “Founder Registration Rights Agreement Amendment”), duly executed by Purchaser, EBC and the holders of a majority of the “Registrable Securities” thereunder.

(vii) Founder Share Escrow Agreement Amendment. The Company and Pubco shall have received a copy of an Amendment to the Founder Share Escrow Agreement to, among other matters, have the Pubco Securities issued in exchange for the Founder Shares be subject to the Founder Share Escrow Agreement and to accommodate the provisions of the Founder Share Letter, in form and substance reasonably acceptable to Purchaser and the Company (the “Founder Share Escrow Agreement Amendment”), duly executed by Purchaser, Continental Stock Transfer & Trust Company and the Initial Purchaser Shareholders.

(viii) Business Combination Marketing Agreement Fee Amendment. The Company and Pubco shall have received a copy of an amendment to the Business Combination Marketing Agreement to reduce the fee payable to EBC thereunder by an amount as mutually reasonably determined by the Company and Purchaser (the “Business Combination Marketing Agreement Fee Amendment”), duly executed by EBC and Purchaser.

(ix) Director Resignations. The Company shall have received written resignations, effective as of the Closing, of each of the directors and officers of Purchaser (other than as requested by the Company prior to the Closing).

(x) Voting Agreement. The Company and Pubco shall have received a copy of a voting agreement in favor of Pubco by the Initial Purchaser Shareholders with respect to the Founder Shares, in form and substance reasonably acceptable to Purchaser and the Company (the “Voting Agreement”), duly executed by the Initial Purchaser Shareholders.

8.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 8.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco, Merger Sub and the Sellers set forth in this Agreement, the Joinders and in any certificate delivered by or behalf of the Company, Pubco, Merger Sub or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement (or with respect to a Seller, as of the date of the Joinder) and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, Pubco or any Seller.

(b) Agreements and Covenants. Each of the Company, Pubco, Merger Sub and each Seller shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement and, with respect to a Seller, the Joinder, to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii) Seller Certificate. Purchaser shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 8.3(a) and 8.3(b) with respect to such Seller.

(iii) Secretary Certificates. The Company shall have delivered to Purchaser a certificate from its secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Merger, the Share Exchange and the other transactions contemplated hereby and thereby, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound. Pubco shall have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Pubco’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Pubco’s board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Pubco is or is required to be a party or otherwise bound.

(iv) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Employment Agreements. Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser, between (A) such individuals as mutually agreed by the Company and Purchaser acting reasonably and (B) either Pubco or the

Company, as mutually agreed by the Company and Purchaser acting reasonably, each such employment agreement duly executed by the parties thereto.

(vi) Escrow Agreement. Purchaser shall have received a copy of the Escrow Agreement, duly executed by Pubco, the Sellers and the Escrow Agent.

(vii) Registration Rights Agreement. Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by Pubco and each Seller.

(viii) Founder Registration Rights Agreement Amendment. Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

(ix) Founder Share Escrow Agreement Amendment. Purchaser shall have received a copy of the Founder Share Escrow Agreement Amendment, duly executed by Pubco and Continental Stock Transfer & Trust Company.

(x) Share Certificates and Transfer Instruments. Purchaser shall have received copies of each Seller Company Certificates and other instruments or documents representing the Purchased Shares (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(xi) Termination of Company Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated, without any consideration, payment or Liability therefor.

(xii) Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts that are mutually agreed by Purchaser and the Company (acting reasonably) involving the Company and/or any of Sellers or other Related Persons shall have been terminated with no further obligation or Liability of the Company thereunder;

(xiii) Joinder Documents. Purchaser shall have received all Joinder Documents.

(xiv) Company Schedules. Purchaser shall have received the Company Schedules and the Company Schedule Review Period shall have expired.

(xv) Voting Agreement. Purchaser shall have received a copy of the Voting Agreement, duly executed by Pubco.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Seller, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX
TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by August 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser, of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or Pubco; provided, that neither the Company nor Pubco shall have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company, Pubco, Merger Sub or any Seller is in material uncured breach of this Agreement (or with respect to a Seller, a Joinder);

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement or the Joinders, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to the Company and Pubco by Purchaser; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect with respect to the Company following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to Purchaser, if there shall have been a Material Adverse Effect with respect to Purchaser following the date of this Agreement which is uncured and continuing;

(h) by written notice by either Purchaser or the Company to the other if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholder Approval was not obtained;

(i) by written notice by Purchaser to the Company if the Company has failed to deliver all Joinder Documents to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company), but only until all Joinder Documents have been delivered to Purchaser;

(j) by written notice by Purchaser to the Company (i) if the Company has failed to deliver the Company Schedules to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company), but only until the Company Schedules have been delivered to Purchaser, or, (ii) for a period of ten (10) Business Days after the end of the Company Schedule Review Period, if the Company has delivered the Company Schedules to Purchaser, but such Company Schedules are not reasonably acceptable to Purchaser; or

(k) by written notice by Purchaser to the Company if the Company has failed to deliver to Purchaser on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company) the Escrow Agreement, in form and substance reasonably acceptable to Purchaser and duly executed by the Company, Pubco and each Seller, but only until such Escrow Agreement, in form and substance reasonably acceptable to Purchaser and duly executed by the Company, Pubco and each Seller, has been delivered to Purchaser.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 9.3, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any fraud claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Sections 9.3 and this Section 9.2 (but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.8), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses. Subject to Sections 9.4 and 10.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Extension Expenses, as well as any costs and expenses incurred in connection with any PIPE Investment.

9.4 Termination Fee.

(a) Notwithstanding Section 9.3 above, but subject to Section 10.1, in the event that (i) this Agreement is terminated by either Purchaser or the Company under Section 9.1(b) and the failure of the Closing to occur on or before the Outside Date was not caused by, or a result of, the breach or violation of the Company, the Sellers, Pubco or Merger Sub of any representation, warranty, covenant or obligation under this Agreement, or (ii) there is a valid and effective termination of this Agreement by the Company pursuant to Section 9.1(d), then Purchaser shall pay to the Company a termination fee in cash in an aggregate amount equal to the legal and advisory fee Expenses incurred by the Company prior to such termination, up to a maximum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Termination Fee”). The Termination Fee shall be paid by Purchaser to the Company (but for the avoidance of doubt, subject to Section 10.1) by wire transfer of immediately available funds to an account designated in writing by the Company within twenty (20) Business Days after the date of the valid and effective termination of this Agreement by the Company where such payment is required pursuant to clauses (i) or (ii) of this Section 9.4(a) or, if later, three (3) Business Days after the Company shall have delivered to Purchaser the amount of such Expenses for the Termination Fee, along with reasonable documentation in connection therewith.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable under this Section 9.4, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against Purchaser or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Company, provided, that the foregoing shall not limit (x) any claim for fraud prior to termination of this Agreement or (y) the rights of the Company to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article X
WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, Merger Sub and each Seller hereby acknowledges that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (including any successors after the Merger, the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, Merger Sub and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, Merger Sub, or any Seller nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, Merger Sub, or any Seller or their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco, Merger Sub and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Pubco, Merger Sub and each Seller each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company, Pubco, Merger Sub and each Seller each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, Merger Sub or any Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company, Pubco, Merger Sub and the Sellers each hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, Merger Sub or any Seller commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, Merger Sub and the Sellers and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason.

10.2 Non-Recourse and Release.

(a) All claims or Actions (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against (i) the Company, (ii) Purchaser, (iii) Pubco, (iv) Merger Sub and (v) the Sellers, in their individual capacities (the “Liable Parties”). No Person, other than the Liable Parties, including any past, present or future Affiliate of any Seller or any of their Affiliates’ respective past, present or future directors, officers, employees, incorporators, members, managers, partners, equityholders (including stockholders and optionholders), Affiliates, agents, attorneys or representatives (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

(b) Notwithstanding anything to the contrary herein, the Liable Parties acknowledge and agree that, from and after the Closing, any and all claims, Actions that they may have against the other Parties or any Non-Party Affiliates relating to the negotiation or subject matter of this Agreement or any disclosure schedule or the transactions contemplated hereby, whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates, are hereby irrevocably waived and released. Furthermore, without limiting the generality of the preceding sentence, no claim (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) or Action shall be brought or maintained by, or on behalf of, the Liable Parties against any Seller, other Party or any Non-Party Affiliate, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, or warranties, or covenants or agreements (to the extent such covenants or agreements contemplate performance prior to the Closing) of the Sellers or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion, agreement or other document delivered hereunder, the negotiation or subject matter of this Agreement or the disclosure schedules or the transactions contemplated hereby or thereby; and each Liable Party waives and releases all such liabilities, claims and obligations against any such Seller, Party or Non-Party Affiliate. Notwithstanding the foregoing, nothing herein will relinquish the rights of a Party after the Closing to enforce the terms of this Agreement that apply after the Closing in accordance with the terms hereof.

(c) Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against Company relating to such Seller’s capacity as a shareholder of the Company and arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document, subject to the provisions of this Section 10.2.

(d) The Parties acknowledge and agree that the provisions contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and that, without these provisions set forth in this Section 10.2, the Parties would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Article XI
MISCELLANEOUS

11.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

11.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, at or prior to the Closing, to:	with a copy (which will not constitute notice) to:
Twelve Seas Investment Company 135 E 57th St. 18th Floor New York, New York, 10022 Attn: Stephen N. Cannon Telephone No.: +852 9500 2922 Email: steve@twelveseascapital.com

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn:    Stuart Neuhauser, Esq.
            Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:    sneuhauser@egsllp.com
               mgray@egsllp.com

If to the Company prior to the Closing, to:	with a copy (which will not constitute notice) to:

Brooge Petroleum And Gas Investment Company FZE
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Nicolaas Paardenkooper
Facsimile No.: 02-633-3152
Telephone No.: 02-633-3149
Email: nico.paardenkooper@bpgic.com

K&L Gates LLP 599 Lexington Avenue New York, NY 10022 Attn: Robert S. Matlin, Esq. Facsimile No.: (212) 536-3901 Telephone No.: (212) 536-3900 Email: Robert.Matlin@klgates.com
If to Pubco or Merger Sub prior to the Closing, to:	with a copy (which will not constitute notice) to:
Brooge Holdings Limited 4th Floor, Al Sayegh Building, Hamdan Street Abu Dhabi, UAE Attn: Meclomen Maramot Facsimile No.: 02-633-3152 Telephone No.: 02-633-3149 Email: meclomen@bpgic.com	K&L Gates LLP 599 Lexington Avenue New York, NY 10022 Attn: Robert S. Matlin, Esq. Facsimile No.: (212) 536-3901 Telephone No.: (212) 536-3900 Email: Robert.Matlin@klgates.com
If to any Seller, to:	with a copy (which will not constitute notice) to:
the address of such Seller as set forth in such Seller’s Joinder	K&L Gates LLP 599 Lexington Avenue New York, NY 10022 Attn: Robert S. Matlin, Esq. Facsimile No.: (212) 536-3901 Telephone No.: (212) 536-3900 Email: Robert.Matlin@klgates.com
If to Pubco, Purchaser or the Company after the Closing, to:	with a copy (which will not constitute notice) to:

c/o Brooge Petroleum And Gas Investment Company FZE
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Nicolaas Paardenkooper
Facsimile No.: 02-633-3152
Telephone No.: 02-633-3149
Email: nico.paardenkooper@bpgic.com

K&L Gates LLP 599 Lexington Avenue New York, NY 10022 Attn: Robert S. Matlin, Esq. Facsimile No.: (212) 536-3901 Telephone No.: (212) 536-3900 Email: Robert.Matlin@klgates.com

11.3 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco, the Company and the

Sellers (and, after the Closing, a Disinterested Independent Director Majority), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.5 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.5) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.5. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the ICC (the “ICC Procedures”). Any Party involved in such Dispute may submit the Dispute to the ICC to commence the proceedings after the Resolution Period. To the extent that the ICC Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the ICC promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the ICC and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party subject to the Dispute to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s) and providing injunctive and other equitable relief; provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in London, United Kingdom. The language of the arbitration shall be English.

11.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.

11.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company and the Sellers; provided that any amendment, supplement or modification of this Agreement after the Closing shall also require the prior written consent of a Disinterested Independent Director Majority.

11.11 Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, and the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by any other Party such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of a Disinterested Independent Director Majority.

11.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules, and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.14 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.15 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, and has also represented Purchaser and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Merger Sub and the Sellers, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company, and/or the Sellers or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XII
DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Founder Share Letter, the Escrow Agreement, the Registration Rights Agreement, the Founder Registration Rights Agreement Amendment, the Founder Share Escrow Agreement Amendment, the Business Combination Marketing Agreement Fee Amendment and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination Marketing Agreement” means the Business Combination Marketing Agreement, dated as of June 19, 2018, by and between Purchaser and EBC.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cayman Act” means the Cayman Islands Companies Law (2018 Revision), as amended.

“Closing Net Cash” means an amount as of the Closing equal to (i) Closing Gross Cash, minus (ii) the amount of Purchaser’s and Pubco’s unpaid Expenses and Liabilities (including any Indebtedness owed to the Sponsor, Purchaser’s deferred Expenses, Extension Expenses and any premiums for the D&O Tail Insurance, and without giving effect to any Cash Consideration). For the avoidance of any doubt, unless such condition in Section 8.2(d) is waived by the Company, Closing Net Cash shall be equal to or more than One Hundred and Twenty Five Million U.S. Dollars (U.S.$125,000,000).

“Closing Gross Cash” means an amount as of the Closing equal to the total cash and cash equivalents of Pubco and Purchaser, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption), the proceeds of any PIPE Investment and any other funds of Pubco or Purchaser, but without giving effect to the payment of Purchaser’s or Pubco’s unpaid Expenses or Liabilities or any Cash Consideration.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning Pubco, Merger Sub, the Company or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, Merger Sub, the Sellers or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company IP License” means any Intellectual Property license, sublicense or other agreement or permission under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property.

“Company Ordinary Shares” means the ordinary shares of the Company.

“Company Outbound IP License” means any license, sublicense or other agreement or permission under which the Company is the licensor.

“Company Registered IP” means any U.S. or foreign Patent, Patent application, Trademark, service mark registration or application, copyright registration or application or registered Internet Asset or application owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Disinterested Independent Director” means an independent director serving on Pubco’s board of directors at the applicable time of determination that is disinterested in the Escrow Shares (i.e., such independent director is not a Seller, an Affiliate of a Seller, or an officer, director, manager, employee, trustee or beneficiary of a Seller, nor an immediate family member of any of the foregoing).

“Disinterested Independent Director Majority” means the vote or consent of a majority of the Disinterested Independent Directors.

“EBC” means EarlyBirdCapital, Inc., the lead underwriter in the IPO.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 19, 2018, by and among Purchaser, Sponsor and the other “Investors” named therein.

“Founder Share Escrow Agreement” means the Share Escrow Agreement, dated as of June 19, 2018, by and among Purchaser, Continental Stock Transfer & Trust Company and the Initial Purchaser Shareholders.

“Founder Shares” means an aggregate of 5,175,000 Purchaser Ordinary Shares which were originally issued to the Sponsor prior to the IPO in December 2017 and which are currently owned by the Initial Purchaser Shareholders.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“ICC” means the International Chamber of Commerce Arbitration or any successor entity conducting arbitrations.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a)  through

(i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated June 19, 2018, and filed with the SEC on June 20, 2018 (File Nos. 333-225352 and 333-225732).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company, after reasonable inquiry of internal management employees and other employees specifically responsible for the matter and review of records in their possession or control, or (ii) any other Party, (A) if any entity, the actual knowledge of its directors and executive officers, after reasonable inquiry or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Purchaser or Pubco, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser and Pubco, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser or Pubco.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Act.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the amended and restated memorandum and articles of association of Purchaser, as amended and in effect under the Cayman Act; provided, that references herein to the Purchaser Charter for periods after the Merger includes the memorandum and articles of association of the Surviving Company.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, any Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, any Seller or their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Ordinary Shares” means the ordinary shares par value $0.0001 per share, of Purchaser.

“Purchaser Preferred Shares” means preference shares, par value $0.0001 par value per share, of Purchaser.

“Purchaser Private Right” means one right that was included as part of each Purchaser Private Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Private Unit” means the units issued in private placements to EBC and the Sponsor at the time of the consummation of the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Private Right, and one (1) Purchaser Private Warrant.

“Purchaser Private Warrant” means one whole warrant that was included in as part of each Purchaser Private Unit, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Right” means one right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Public Unit” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Public Right, and one (1) Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Rights” means Purchaser Private Rights and Purchaser Public Rights, collectively.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preferred Shares, the Purchaser Rights and the Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to price at which each Purchaser Ordinary Share (or after the Merger, Pubco Ordinary Share) is redeemed or converted pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Rights Agreement” means the Rights Agreement, dated as of June 19, 2018, by and between Purchaser and Continental Stock Transfer & Trust Company, as rights agent thereunder, as amended.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of June 19, 2018, as it may be amended, by and between Purchaser and the Trustee, as it may be amended to add Pubco to accommodate the Merger, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement

“UAE Law” means applicable laws, regulations and instructions governing the Company in the United Arab Emirates.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Accounts Receivable	6.7(f)	Effective Time	1.2
Acquisition Proposal	7.6(a)	EGS	3.1
Agreement	Preamble	Enforceability Exceptions	4.2
Alternative Transaction	7.6(a)	Environmental Permit	6.20(a)
Amended Pubco Charter	8.1(j)	Escrow Account	2.5(a)
Antitrust Laws	7.9(b)	Escrow Agent	2.2
Business Combination	10.1	Escrow Agreement	2.5(a)
Business Combination Marketing Agreement Fee Amendment	8.2(e)(viii)	Escrow Period	2.5(b)(ii)
Cash Consideration	2.2(b)	Escrow Property	2.5(a)
Cash Election	2.2(b)	Escrow Shares	2.2
Cash Election Amount	2.2(b)	Exchange Shares	2.2
Cash Election Notice	2.2(b)	Expenses	9.3
Closing	3.1	Extension	7.3(a)
Closing Date	3.1	Extension Expenses	7.3(b)(iv)
Closing Exchange Shares	2.2	Facilities	6.21(a)
Closing Filing	7.12(b)	Federal Securities Laws	7.7
Closing Press Release	7.12(b)	Founder Registration Rights Agreement Amendment	8.2(e)(vi)
Company	Preamble	Founder Share Escrow Agreement Amendment	8.2(e)(vii)
Company Benefit Plan	6.19(a)	Founder Share Letter	Recitals
Company Board Observers	7.15	ICC Procedures	11.5
Company Certificates	2.3(b)	Initial Purchaser Shareholders	Recitals
Company Directors	7.14(a)	Interim Balance Sheet Date	6.7(a)
Company Disclosure Schedules	Article VI	Interim Period	7.1(a)
Company Financials	6.7(a)	Joinder	Recitals
Company IP	6.13(a)	Joinder Documents	7.21
Company Leased Properties	6.15(a)	Liable Parties	10.2(a)
Company Material Contract	6.12(a)	Lost Certificate Affidavit	2.3(b)
Company Owned Properties	6.15(a)	Merger	Recitals
Company Permits	6.10	Merger Sub	Preamble
Company Personal Property Leases	6.16	Milestones	2.5(b)(i)
Company Real Properties	6.15(a)	New Seller	7.2(b)
Company Real Property Leases	6.15(a)	New Ticker Symbol	7.19
Company Schedule Review Period	7.20	Non-Party Affiliates	10.2(a)
Company Schedules	7.20	OFAC	4.17(c)
D&O Indemnified Person	7.16(a)	Outside Date	9.1(b)
D&O Tail Insurance	7.16(b)	Party(ies)	Preamble
Dispute	11.5	PIPE Investment	7.18

Term	Section	Term	Section
PIPE Shares	7.18	Releasing Persons	10.2(c)
Plan of Merger	1.2	Required Shareholder Approval	8.1(a)
Post-Closing Pubco Board	7.14(a)	Resolution Period	11.5
Pro Rata Share	2.2(c)	SEC Reports	4.6(a)
Proxy Statement	7.11(a)	Seller	Preamble
Pubco	Preamble	Seller Cash Amount	2.2(b)
Pubco Equity Plan	7.11(a)	Seller Cash Election Notice	2.2(b)
Public Certifications	4.6(a)	Special Meeting	7.11(a)
Public Shareholders	10.1	Signing Filing	7.12(b)
Purchased Shares	2.1	Signing Press Release	7.12(b)
Purchaser	Preamble	Sponsor	Recitals
Purchaser Disclosure Schedules	Article IV	Storage Tanks	6.21(a)
Purchaser Financials	4.6(b)	Surviving Company	1.1
Purchaser Material Contract	4.13(a)	Surviving Company Charter	1.4
Purchaser Shareholder Approval Matters	7.11(a)	Top Customer	6.24
Redemption	7.11(a)	Top Supplier	6.24
Registration Rights Agreement	8.2(e)(v)	Termination Fee	9.4(a)
Registration Statement	7.11(a)	Transactions	Recitals
Related Person	6.22	Voting Agreement	8.2(e)(x)
Released Claims	10.1

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:
TWELVE SEAS INVESTMENT COMPANY
By:	/s/ Bryant Edwards
Name: Bryant Edwards
Title: Chief Operating Officer
Pubco:
BROOGE HOLDINGS LIMITED
By:	/s/ Meclomen Maramot
Name: Meclomen Maramot
Title: Director
Merger Sub:
BROOGE MERGER SUB LIMITED
By:	/s/ Meclomen Maramot
Name: Meclomen Maramot
Title: Director
The Company:
BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE
By:	/s/ Nicolaas L. Paardenkooper
Name: Nicolaas L. Paardenkooper
Title: Chief Executive Officer

{Signature Page to Business Combination Agreement}

Twelve Seas Investment Company
135 East 57th Street, 18th Floor,
New York, New York

April 30, 2019

Brooge Petroleum And Gas Investment Company FZE
4th Floor, Al Sayegh Building, Hamdan Street
Abu Dhabi, UAE
Attn: Mr. Nicolaas Paardenkooper

Re: Extension of Delivery Dates under the Business Combination Agreement

Dear Nicolaas,

Reference is made to that certain Business Combination Agreement, dated as of April 15, 2019 (as it may be amended, the “Business Combination Agreement”), by and among Twelve Seas Investment Company, a Cayman Islands exempted company (“Purchaser”), Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco, Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”), and each shareholder of the Company that executes and delivers a joinder agreement to become a Seller party thereunder. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Business Combination Agreement.

The Business Combination Agreement requires (i) in Section 2.5(a) thereof for Pubco, the Sellers and the Escrow Agent to enter into the Escrow Agreement, (ii) in Section 7.20 thereof for the Company to deliver to Purchaser the Company Schedules, and (iii) in Section 7.21 thereof for the Company to deliver to Purchaser the Joinder Documents for each shareholder of the Company, in each case of clauses (i) through (iii) on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company), and Sections 9.1(i), 9.1(j) and 9.1(k) of the Business Combination Agreement permit Purchaser to terminate the Business Combination Agreement if any of such conditions are not satisfied on or prior to April 30, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company).

In accordance with the provisions of the Business Combination Agreement, Purchaser and the Company hereby mutually agree that the April 30, 2019 date set forth in Sections 2.5(a), 7.20, 7.21, 9.1(i), 9.1(j) and 9.1(k) of the Business Combination Agreement is hereby extended to May 10, 2019 (or such later date prior to the Closing as mutually agreed by Purchaser and the Company).

The terms of this letter shall be governed, enforced, construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement. Except as expressly provided in this letter, all of the terms and provisions in the Business Combination Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This letter does not constitute, directly or by implication, an amendment, modification or waiver of any provision of the Business Combination Agreement, or any other right, remedy, power or privilege of any party to the Business Combination Agreement, except as expressly set forth herein.

{Remainder of Page Intentionally Left Blank; Signature page follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

Twelve Seas Investment Company
By:	/s/ Stephen N. Cannon
Name:	Stephen N. Cannon
Title:	Chief Financial Officer

Accepted and agreed, effective as of the date first set forth above:

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE
By:	/s/ Nicolaas L. Paardenkooper
Name:	Nicolaas L. Paardenkooper
Title:	Chief Executive Officer

JOINDER TO BUSINESS COMBINATION AGREEMENT

THIS JOINDER TO BUSINESS COMBINATION AGREEMENT (this “Joinder”) is made and entered into as of May 10, 2019 by Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company formed under the laws of England and Wales (“Seller”) and the sole shareholder of the Company (as defined below), to and for the benefit of each of (i) Twelve Seas Investment Company, a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Business Combination Agreement.

WHEREAS, Purchaser, Pubco, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of April 15, 2019 (as amended, the “Business Combination Agreement”), pursuant to which, among other matters, Pubco will acquire from Seller all of the issued and outstanding ordinary shares of the Company in exchange for newly issued ordinary shares of Pubco, subject to the terms and conditions therein; and

WHEREAS, Seller desires to become a party to the Business Combination Agreement as the “Seller” party thereunder in accordance with the terms and conditions of this Joinder.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller hereby agrees as follows:

1. Agreement to be Bound. Seller hereby: (a) acknowledges that Seller has received and reviewed a complete copy of the Business Combination Agreement, including the Exhibits and Schedules thereto; (b) agrees that upon execution and delivery of this Joinder to Purchaser, Pubco and the Company, Seller will become a party to the Business Combination Agreement, and will be fully bound by, and subject to, all of the terms and conditions of the Business Combination Agreement, as amended or modified by this Joinder, as the “Seller” party thereunder as though an original party thereto for all purposes of the Business Combination Agreement, and entitled to all the rights incidental thereto, with Seller selling all of its Company Ordinary Shares (as set forth underneath Seller’s name on the signature page hereto) to Pubco as Purchased Shares thereunder; (c) agrees to execute and deliver to Purchaser, Pubco and the Company all the Ancillary Documents required to be executed by Seller under the Business Combination Agreement; and (d) agrees that this Joinder, including the provisions of this Section 1 and the representations and warranties made by Seller in Section 2 below, will be deemed to be incorporated into, supplement and become a part of the Business Combination Agreement, and any references to the Business Combination Agreement therein and herein will include this Joinder.

2. Representations and Warranties: Except as set forth in the disclosure schedules delivered by Seller to Purchaser as an attachment to this Joinder, the Section numbers of which are numbered to correspond to the Section numbers of this Joinder to which they refer, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing as follows:

(a) Organization and Standing. Seller is an entity duly organized, validly existing and in good standing under the Laws of England and Wales and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authorization; Binding Agreement. Seller has all requisite power, authority and legal right and capacity to execute and deliver this Joinder (and become a party to the Business Combination Agreement in accordance with the terms and conditions of this Joinder) and each Ancillary Document to which it is or is required to be a party, to perform Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Joinder and the Business Combination Agreement has been, and each Ancillary Document to which Seller is or is required to be a party has been, or shall be when delivered, duly and validly executed and delivered by Seller and assuming the due authorization, execution and delivery of this Joinder and the Business Combination Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions, as applied to Seller.

(c) Ownership. Seller owns good, valid and marketable title to the Company Ordinary Shares set forth underneath Seller’s name on the signature page hereto, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents), which Company Ordinary Shares Seller acknowledges shall be deemed to be the Purchased Shares under the Business Combination Agreement. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which Seller is a party or by which Seller is bound, with respect to the voting or transfer of any of Seller’s Purchased Shares other than this Joinder and the Business Combination Agreement. Upon delivery of its portion of the Purchased Shares to Pubco on the Closing Date in accordance with the Business Combination Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

(d) Government Approvals. No Consent of or with any Governmental Authority on the part of Seller is required to be obtained or made in connection with the execution, delivery or performance by Seller of this Joinder or the Business Combination Agreement or any Ancillary Documents or the consummation by Seller of the transactions contemplated hereby or thereby other than (i) such consents or filings as expressly contemplated by this Joinder or the Business Combination Agreement (including the Consent of ASMA Capital or its Affiliates or related parties) or (ii) pursuant to Antitrust Laws.

(e) Non-Contravention. The execution and delivery by Seller of this Joinder (and becoming a party under the Business Combination Agreement) and each Ancillary Document to which it is a party or otherwise bound and the consummation by Seller of the transactions contemplated hereby or thereby, and compliance by Seller with any of the provisions hereof or thereof, will not, (i) conflict with or violate any provision of Seller’s Organizational Documents, (ii) conflict with or violate any Law, Order or Consent applicable to Seller or any of its properties or assets or (iii) (A) violate, conflict with or result in a breach of, (B) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (C) result in the termination, withdrawal, suspension, cancellation or modification of, (D) accelerate the performance required by Seller under, (E) result in a right of termination or acceleration under, (F) give rise to any obligation to make payments or provide compensation under, (G) result in the creation of any Lien upon any of the properties or assets of Seller under, (H) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (I) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which Seller is a party or Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (i), (ii) or (iii) that have not had and would not reasonably be expected to have a Material Adverse Effect on Seller.

(f) No Litigation. There is no Action pending or, to the Knowledge of Seller, threatened, nor any Order is outstanding, against or involving such, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of Seller to consummate the transactions contemplated by, and discharge its obligations under, this Joinder and the Business Combination Agreement and the Ancillary Documents to which Seller is or is required to be a party.

(g) Investment Representations. Seller: (i) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (ii) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (iii) has been advised and understands that the Exchange Shares (A) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws and (B) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available; (iv) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (v) acknowledges that except as set forth in the Registration Rights Agreement, Pubco is under no obligation to register the Exchange Shares under the Securities Act. Seller does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of Seller’s business or financial experience, or by reason of the business or financial experience of Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Seller has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to Seller pertaining to an investment in Pubco and has consulted, as Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for Seller. Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of Seller. Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Joinder and the transactions contemplated hereby and the suitability of this Joinder and the Business Combination Agreement and the transactions contemplated hereby and thereby for Seller and its particular circumstances, and, except as set forth herein or therein, has not relied upon any representations or advice by Pubco, Purchaser or their respective Representatives. Seller acknowledges and agrees that, except as set forth in Article IV and Article V, as applicable, of the Business Combination Agreement (including the related portions of the Purchaser Disclosure Schedules), no representations or warranties have been made to Seller by or on behalf of Pubco, Merger Sub, Purchaser or any of their respective Representatives, and that Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Joinder and the Business Combination Agreement in its entirety and has had it fully explained to it, him or her by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Joinder (and become party to the Business Combination Agreement by execution hereof) and has executed this Joinder free from coercion, duress or undue influence.

(h) Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

(i) Information Supplied. None of the information supplied or to be supplied by Seller expressly for inclusion or incorporation by reference: (i) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Joinder, the Business Combination Agreement or any Ancillary Documents; (ii) in the Registration Statement; or (iii) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Joinder or the Business Combination Agreement or in any amendment to any of documents identified in clauses (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

(j) Independent Investigation. Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) and assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. Seller acknowledges and agrees that: (i) in making its decision to enter into this Joinder and become a party to the Business Combination Agreement, and to consummate the transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in Article IV of the Business Combination Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to Seller pursuant the Business Combination Agreement; and (ii) none of Purchaser, the Company, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, the Company, Pubco or Merger Sub or this Joinder or the Business Combination Agreement, except as expressly set forth in the Business Combination Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Seller pursuant thereto.

3. Liability. The parties agree that upon executing this Joinder, Seller, as an entity only (and not any of its Non-Party Affiliates), shall only be liable to the Parties pursuant to the express terms of the Business Combination Agreement and this Joinder. Further, the parties also acknowledge that, in accordance with, and in furtherance of, Sections 10.2(a) and 10.2(b) of the Business Combination Agreement, the following Persons shall have no liability whatsoever, and be subject to no Actions, Orders, damages, costs, expenses or claims, under the Business Combination Agreement or this Joinder: (a) officers, directors, managers, employees, representatives, or contractors of the Company, Seller, Purchaser, Pubco or Merger Sub; (b) officers, directors, managers, employees, representatives or contractors of any Affiliate or related party of the Company, Seller, Pubco, Purchaser or Merger Sub, including any of their direct or indirect investors; and (c) any Affiliate or related party of the Company, Seller, Pubco, Purchaser or Merger Sub, including any of their direct or indirect investors (but for the avoidance of any doubt, in each case of clauses (a) through (c), excluding any of the foregoing Persons that are direct parties to the Business Combination Agreement and/or this Joinder).

4. Miscellaneous. This Joinder shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. This Joinder, the Business Combination Agreement and the Ancillary Documents, together with the other documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement by Seller with respect to the subject matter of hereof and thereof, and supersedes all prior agreements and understandings, both oral and written, by Seller with respect to its subject matter. The terms of this Joinder shall be governed by, enforced, construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement.

{Remainder of page intentionally left blank; signature page follows}

IN WITNESS WHEREOF, the undersigned Seller has executed and delivered this Joinder as of the date first set forth above.

Seller:
BROOGE PETROLEUM AND GAS INVESTMENT COMPANY (BPGIC) PLC
By:	/s/ Nicolaas L. Paardenkooper
Name:	Nicolaas L. Paardenkooper
Title:	Director
Number of Company Ordinary Shares Owned: 100
Address for Notice:
Address:

Facsimile No.:
Telephone No.:
Email:

Accepted and agreed by the undersigned, effective as of the date first set forth above:

TWELVE SEAS INVESTMENT COMPANY		BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE
By:	/s/ Bryant Edwards	By:	/s/ Nicolaas L. Paardenkooper
Name:	Bryant Edwards	Name:	Nicolaas L. Paardenkooper
Title:	Chief Operating Officer	Title:	Chief Executive Officer
BROOGE HOLDINGS LIMITED
		By:	/s/ Meclomen Maramot
		Name:	Meclomen Maramot
		Title:	Director

{Signature Page to Joinder}

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment (this “First Amendment”) to Business Combination Agreement is made and entered into effective as of September 16, 2019, by and among (i) Twelve Seas Investment Company, a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”), and (iv) Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company formed under the laws of England and Wales (“Seller”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Purchaser, Pubco, Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and the Company are parties to that certain Business Combination Agreement made and entered into as of April 15, 2019 (as amended by the Joinder (as defined below), the “Original Agreement”);

WHEREAS, Seller became a party to the Original Agreement by executing and delivering a Joinder to the Business Combination Agreement (the “Joinder”) to Purchaser, Pubco, Merger Sub and the Company on May 10, 2019; and

WHEREAS, the parties desire to amend the Original Agreement on the terms and conditions set forth herein (as amended, including by this First Amendment, the “Business Combination Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Correction of Description of Founder Share Letter. Clause (F) of the recitals to the Business Combination Agreement is hereby amended to remove the reference to Pubco being a party to the Founder Share Letter.

2. Correction of Escrow Period. Section 2.5(b)(ii) of the Business Combination Agreement is hereby amended to delete such section in its entirety and replace it with the following: “the period for Pubco to satisfy such Milestones will commence from the Closing and finish at the end of the twentieth (20th) fiscal quarter after the commencement date of the first full fiscal quarter beginning after the Closing (such period, the “Escrow Period”); and”.

3. Correction of Founder Share Letter. Section 2.5(g) of the Business Combination Agreement is hereby amended to remove the term “exact” on the fourth line thereof.

4. Inclusion of Conflicts Clause. A new Section 2.5(h) of the Business Combination Agreement is hereby included, stating the following:

“(h) Conflicts. The Parties agree that to the extent of any inconsistency or conflict between the terms of this Section 2.5 (or other provisions of this Agreement as they relate to the Escrow Property and Escrow Account) and the terms of the Escrow Agreement, the terms of the Escrow Agreement shall prevail to the extent of any such inconsistency or conflict, and the terms of Section 2.5 (or other provisions of this Agreement as they relate to the Escrow Property and Escrow Account) shall be disregarded to that extent.”

5. Correction of Delivery of Good Standing Certificates. Section 8.2(e)(iii) of the Business Combination Agreement is hereby amended to replace the term “later” on the third line thereof with the term “earlier”. Section 8.3(d)(iv) of the Business Combination Agreement is hereby amended to replace the term “later” on each of the third and eighth line thereof with the term “earlier”.

6. Correction of Voting Agreement. Section 8.2(e)(x) of the Business Combination Agreement is hereby amended to delete such section in its entirety and replaced with the following:

“(x) Voting Agreement. The Company, Seller and Pubco shall have received a copy of a voting agreement in favor of Seller (or Seller’s successors or assigns) from the Initial Purchaser Shareholders with respect to Pubco

Ordinary Shares and other voting equity securities of Pubco that are issuable upon conversion or exchange (or are otherwise granted in Pubco) of: (i) the Founder Shares; (ii) the Purchaser Private Units; and (iii) securities of Purchaser or Pubco that the Initial Purchaser Shareholders (or their Affiliates) acquire or agree to acquire for any purpose, up to and including the time of the Closing; such voting agreement to be in form and substance reasonably acceptable to Purchaser, Seller (or Seller’s successors or assigns) and the Company (the “Voting Agreement”) and duly executed by the Initial Purchaser Shareholders.”

7. Extension of Outside Date. Section 9.1(b) of the Business Combination Agreement is hereby amended to replace the date “August 31, 2019” therein with the date “December 22, 2019”.

8. Correction of Termination Right. Section 9.1(d) of the Business Combination Agreement is hereby amended to delete clause (i) thereof in its entirety and replace it with the following: “(i) there has been a breach by Purchaser, of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and”

9. Additional Termination Right. Section 9.1 of the Business Combination Agreement is hereby amended to add an additional termination right in a new Section 9.1(l) (with the word “or” being deleted at the end of Section 9.1(j) thereof, and with the end of Section 9.1(k) being amended to replace the period at the end thereof with “; or”):

“(l) by written notice by either Purchaser or the Company (to the other) if, by or on September 30, 2019, the first preliminary Registration Statement has not been submitted with the SEC; provided that, upon the submission of the first preliminary Registration Statement with the SEC after September 30, 2019, neither Purchaser nor the Company shall be permitted thereafter to terminate under this Section 9.1(l).”

10. Correction of Effect of Termination. Section 9.2 of the Business Combination Agreement is hereby amended to delete clause (i) in the second sentence thereof in its entirety and replace it with the following: “(i) Sections 7.12, 7.13, 9.3, 9.4, 10.1, 10.2(a), Article XI and this Section 9.2 shall survive the termination of this Agreement, and”.

11. Clarification of Non-Recourse. Section 10.2(b) of the Business Combination Agreement is hereby amended to add the following immediately after the phrase “Furthermore, without limiting the generality of the preceding sentence,” at the beginning of the second sentence thereof: “from and after the Closing,”.

12. Correction of Notices. Section 11.2 of the Business Combination Agreement is hereby amended to: (i) in the first half of the second table, as it pertains to the Company prior to the Closing, to delete and replace the numbers provided for the Facsimile No. and Telephone No. with “+971-9-201-6699” and “+971-56-284-2828”, respectively; (ii) in the first half of the third table, as it pertains to Pubco or Merger Sub prior to the Closing, to delete and replace “Brooge Holdings Limited” with “c/o Brooge Holdings Limited” and to delete and replace the numbers provided for the Facsimile No. and Telephone No. with “+971-2-633-3152” and “+971-2-633-3149”, respectively; and (iii) in the first half of the fifth table, as it pertains to Pubco, Purchaser or the Company after the Closing, to delete and replace the numbers provided for the Facsimile No. and Telephone No. with “+971-9-201-6699” and “+971-56-284-2828”, respectively.

13. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such inconsistency, be disregarded. Sections 11.1 through 11.11, 11.13 and 11.14 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

{The remainder of this page is intentionally blank; the next page is the signature page.}

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Business Combination Agreement as of the date first written above.

Purchaser:
TWELVE SEAS INVESTMENT COMPANY
By:	/s/ Bryant Edwards
Name: Bryant Edwards
Title: Chief Operating Officer
Pubco:
BROOGE HOLDINGS LIMITED
By:	/s/ Meclomen Maramot
Name: Meclomen Maramot
Title: Director
The Company:
BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE
By:	/s/ Nicolaas L. Paardenkooper
Name: Nicolaas L. Paardenkooper
Title: Chief Executive Officer
Seller:
BROOGE PETROLEUM AND GAS INVESTMENT COMPANY (BPGIC) PLC
By:	/s/ Nicolaas L. Paardenkooper
Name: Nicolaas L. Paardenkooper
Title: Director

ASSIGNMENT AND JOINDER TO BUSINESS COMBINATION AGREEMENT

THIS ASSIGNMENT AND JOINDER TO BUSINESS COMBINATION AGREEMENT (this “Joinder”) is made and entered into as of November 19, 2019 by BPGIC Holdings Limited, a Cayman Islands exempted company (together with its successors and permitted assigns, “New Seller”) and Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company formed under the laws of England and Wales (“Assigning Seller”), to and for the benefit of each of (i) Twelve Seas Investment Company, a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), and (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Business Combination Agreement and the Assigning Seller Joinder (as defined below).

WHEREAS, Purchaser, Pubco, Merger Sub and the Company are parties to that certain Business Combination Agreement, dated as of April 15, 2019 (as amended, including by the First Amendment to Business Combination Agreement on September 16, 2019, the Assigning Seller Joinder and this Joinder, the “Business Combination Agreement”), pursuant to which, among other matters, Pubco will acquire from Assigning Seller (prior to giving effect to this Joinder) all of the issued and outstanding ordinary shares of the Company, being the Purchased Shares, in exchange for newly issued ordinary shares of Pubco, subject to the terms and conditions therein; and

WHEREAS, Assigning Seller became a party to the Business Combination Agreement by executing and delivering a Joinder to the Business Combination Agreement (the “Assigning Seller Joinder”) to Purchaser, Pubco, and the Company on May 10, 2019;

WHEREAS, Assigning Seller is also a party to that certain Escrow Agreement, dated as of May 10, 2019 (as amended, the “Escrow Agreement”), by and among Pubco, Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), and Assigning Seller;

WHEREAS, Assigning Seller desires to assign all of its right, title and interest to all of the issued and outstanding ordinary shares of the Company, being the Purchased Shares (also referred to in this Joinder, as the context requires, as the “Transferred Shares”) to New Seller, along with all of its rights and obligations under the Business Combination Agreement and the Assigning Seller Joinder, and the New Seller desires to accept such assignment and to become a party to the Business Combination Agreement as the “Seller” party thereunder in accordance with the terms and conditions of this Joinder; and

WHEREAS, Section 7.2(b) of the Business Combination Agreement does not permit Seller to sell, transfer or dispose of any Company Ordinary Shares during the Interim Period unless the recipient or transferee of such Company Ordinary Shares executes and delivers to Purchaser, Pubco and the Company both a joinder to the Business Combination Agreement and a joinder, in form and substance reasonably acceptable to Purchaser and the Company, to become bound by any Ancillary Documents previously executed by the transferring Seller; and

WHEREAS, simultaneously with the execution and delivery of this Joinder, New Seller and Assigning Seller will execute and deliver to Pubco and the Escrow Agent, an assignment and joinder to the Escrow Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agrees as follows:

1.     Assignment and Assumption of Transferred Shares and Assigning Seller Joinder. Assigning Seller hereby sells, assigns, delegates, transfers, conveys and delivers to New Seller all of Assigning Seller’s right, title, interest in and to, and liabilities and obligations under or with respect to, the Transferred Shares and the Assigning Seller Joinder, subject to the terms and conditions of the Business Combination Agreement and this Joinder. New Seller hereby purchases, acquires, assumes and takes assignment and delivery of all of Assigning Seller’s right, title, interest in and to, and liabilities and obligations under or with respect to, the Transferred Shares and the Assigning Seller Joinder, subject to the terms and conditions of the Business Combination Agreement and this Joinder. Each of New Seller and Assigning Seller hereby agrees to execute and deliver such further instruments and documents and do such further acts as Purchaser or the Company may deem reasonably necessary or proper to carry out more effectively the purposes of this Section 1. Purchaser, Pubco and the Company each hereby consent to such assignment and assumption of the Transferred Shares and Assigning Seller Joinder, subject to the terms and conditions of this Joinder.

2.     Agreement to be Bound. New Seller hereby: (a) acknowledges that New Seller has received and reviewed a complete copy of the Assigning Seller Joinder and the Business Combination Agreement, including the Exhibits and Schedules thereto; (b) agrees that upon execution and delivery of this Joinder to Purchaser, Pubco and the Company, and their acceptance hereof, New Seller will become a party to the Assigning Seller Joinder and the Business Combination Agreement, and will be fully bound by, and subject to, all of the terms and conditions of the Assigning Seller Joinder and the Business Combination Agreement, as amended or modified by this Joinder, as the “Seller” party thereunder as though an original party thereto for all purposes of the Assigning Seller Joinder and the Business Combination Agreement (including Section 3 of the Assigning Seller Joinder), and entitled to all the rights incidental thereto, with New Seller selling all of its Company Ordinary Shares (as set forth underneath New Seller’s name on the signature page hereto) to Pubco as Purchased Shares thereunder; (c) agrees to execute and deliver to Purchaser, Pubco and the Company all the Ancillary Documents required to be executed by the Seller under the Business Combination Agreement; (d) makes each of the representations and warranties set forth in Section 2 of the Assigning Seller Joinder as modified by New Seller’s disclosure schedules to this Joinder (the “New Seller Disclosure Schedules”), to Purchaser as of the date of this Joinder and as of the Closing (with any reference therein to Seller meaning instead New Seller, as applicable); and (e) agrees that this Joinder, including the provisions of this Section 2, will be deemed to be incorporated into, supplement and become a part of the Business Combination Agreement and the Assigning Seller Joinder, and any references to the Business Combination Agreement and the Assigning Seller Joinder therein and herein will include this Joinder. Notwithstanding the foregoing, the parties hereto hereby agree that Section 2(a) of the Assigning Seller Joinder is amended to replace the words “England and Wales” in the second line thereof with “Cayman Islands”.

3.     Miscellaneous. This Joinder shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof. This Joinder, the Assigning Seller Joinder, the Business Combination Agreement and the Ancillary Documents, together with the other documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement by New Seller and Assigning Seller with respect to the subject matter of hereof and thereof, and supersedes all prior agreements and understandings, both oral and written, by New Seller and Assigning Seller with respect to its subject matter. The terms of this Joinder shall be governed by, enforced, construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement.

{Remainder of page intentionally left blank; signature page follows

IN WITNESS WHEREOF, the undersigned New Seller and Assigning Seller have executed and delivered this Joinder as of the date first set forth above.

New Seller:
BPGIC HOLDINGS LIMITED
By:	/s/ Nicolaas L. Paardenkooper
Name: Nicolaas L. Paardenkooper
Title: Director
Number of Company Ordinary Shares Owned after giving effect to Section 1 of this Joinder: 100
Address for Notice:
Address: c/o Brooge Petroleum And Gas Investment Company FZE, 4th Floor, Al Sayegh Building, Hamdan Street, Abu Dhabi, UAE
Facsimile No.: +971-9-201-6699
Telephone No.: +971-56-284-2828
Email: nico.paardenkooper@bpgic.com
Assigning Seller:
BROOGE PETROLEUM AND GAS INVESTMENT COMPANY (BPGIC) PLC
By:	/s/ Nicolaas L. Paardenkooper
Name: Nicolaas L. Paardenkooper
Title: Director

{Signature Page to Assignment and Joinder to Business Combination Agreement}

Accepted and agreed by the undersigned, effective as of the date first set forth above:

TWELVE SEAS INVESTMENT COMPANY		BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE
By:	/s/ Bryant Edwards	By:	/s/ Nicolaas L. Paardenkooper
	Name: Bryant Edwards Title: Chief Operating Officer		Name: Nicolaas L. Paardenkooper Title: Chief Executive Officer
BROOGE HOLDINGS LIMITED
		By:	/s/ Meclomen Maramot
Name: Meclomen Maramot Title: Director

{Signature Page to Assignment and Joinder to Business Combination Agreement}

ANNEX B

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

BROOGE HOLDINGS LIMITED

THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION
OF
BROOGE HOLDINGS LIMITED

1       The name of the Company is Brooge Holdings Limited.

2       The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3       The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4       The liability of each Member is limited to the amount unpaid on such Member’s shares.

5       The share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

6       The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7       Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

WE, the subscriber to this Memorandum of Association, wish to form a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.

Dated this 12th day of April 2019.

Signature and Address of Subscriber	Number of Shares Taken
Maples Corporate Services Limited of PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands	One
acting by:
/s/ Marcia Borden
Marcia Borden
/s/ Ahmaree Piercy
Ahmaree Piercy
Witness to the above signature

THE COMPANIES LAW (2018 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION
OF
BROOGE HOLDINGS LIMITED

1     Interpretation

1.1    In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Company”	means the above named company.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Share”	means a share in the Company and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Law (2018 Revision) of the Cayman Islands.
“Subscriber”	means the subscriber to the Memorandum.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2    In the Articles:

(a)     words importing the singular number include the plural number and vice versa;

(b)    words importing the masculine gender include the feminine gender;

(c)     words importing persons include corporations as well as any other legal or natural person;

(d)    “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)     “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)     references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)    any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)    the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)     any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)    any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)     sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)    the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)    the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2     Commencement of Business

2.1    The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2    The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3     Issue of Shares

3.1    Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)     issue one Share to itself;

(b)    transfer that Share by an instrument of transfer to any person; and

(c)     update the Register of Members in respect of the issue and transfer of that Share.

3.2    The Company shall not issue Shares to bearer.

4     Register of Members

4.1    The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2     The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5     Closing Register of Members or Fixing Record Date

5.1    For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2    In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3    If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6     Certificates for Shares

6.1    A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2    The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3    If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4    Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7     Transfer of Shares

7.1    Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2    The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8     Redemption, Repurchase and Surrender of Shares

8.1    Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2    Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3    The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4    The Directors may accept the surrender for no consideration of any fully paid Share.

9     Treasury Shares

9.1    The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2    The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10     Variation of Rights of Shares

10.1  If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2  For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3  The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11     Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12     Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13     Lien on Shares

13.1  The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2  The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3  To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4  The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14     Call on Shares

14.1  Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2  A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3  The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4  If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5  An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6  The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7  The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8  No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15     Forfeiture of Shares

15.1  If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2  If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3  A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4  A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5  A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6  The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16     Transmission of Shares

16.1  If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2  Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3  A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17     Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1  The Company may by Ordinary Resolution:

(a)     increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)     convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)     cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2  All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3  Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)     change its name;

(b)    alter or add to the Articles;

(c)     alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund.

18     Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19     General Meetings

19.1  All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2  The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3  The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4  A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5  The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6  If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7  A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20     Notice of General Meetings

20.1  At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2  The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21     Proceedings at General Meetings

21.1  No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2  A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3  A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4  If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5  The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6  If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7  The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8  When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9  A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11The demand for a poll may be withdrawn.

21.12Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22     Votes of Members

22.1  Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2  In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3  A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4  No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5  No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6  On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7  On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23     Proxies

23.1  The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2  The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3  The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4  The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5  Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24     Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25     Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26     Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

27     Powers of Directors

27.1  Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2  All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3  The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4  The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28     Appointment and Removal of Directors

28.1  The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2  The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29     Vacation of Office of Director

The office of a Director shall be vacated if:

(a)     the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)    the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)     the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)    the Director is found to be or becomes of unsound mind; or

(e)     all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30     Proceedings of Directors

30.1  The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2  Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3  A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4  A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5  A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6  The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7  The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8  All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9  A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31     Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32     Directors’ Interests

32.1  A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2  A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3  A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4  No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5  A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33     Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34     Delegation of Directors’ Powers

34.1  The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2  The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3  The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4  The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5  The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35     Alternate Directors

35.1  Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2  An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3  An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4  Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5  Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36     No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37     Remuneration of Directors

37.1  The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2  The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38     Seal

38.1  The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2  The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3  A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39     Dividends, Distributions and Reserve

39.1  Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2  Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3  The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4  The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5  Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6  The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7  Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8  No Dividend or other distribution shall bear interest against the Company.

39.9  Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40     Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41     Books of Account

41.1  The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2  The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3  The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42     Audit

42.1  The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2  Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3  Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43     Notices

43.1  Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2  Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3  A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4  Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44     Winding Up

44.1  If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)     if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)    if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2  If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45     Indemnity and Insurance

45.1  Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2  The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3  The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46     Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47     Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48     Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Dated this 12th day of April 2019.
Maples Corporate Services Limited of PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands
acting by:
/s/ Marcia Borden
Marcia Borden
/s/ Ahmaree Piercy
Ahmaree Piercy Witness to the above signature

ANNEX C

The Companies Law (2018 Revision) of the Cayman Islands
Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [    ] 2019 between Twelve Seas Investment Company, a Cayman Islands exempted company (the “Surviving Company”), and Brooge Merger Sub Limited, a Cayman Islands exempted company (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2018 Revision) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated as of 15 April 2019 (as amended, restated, modified and/or supplemented from time to time, the “Business Combination Agreement”) by and among the Surviving Company as purchaser, Brooge Holdings Limited, a Cayman Islands exempted company, the Merging Company, Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, United Arab Emirates (“BPGIC”) and the shareholder of BPGIC.

Now therefore this Plan of Merger provides as follows:

1       The “constituent companies” (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2       The “surviving company” (as defined in the Statute) is the Surviving Company.

3       The registered office of each of the Surviving Company and the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4       Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$20,200 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 2,000,000 preferred shares of a par value of US$0.0001 each.

5       Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

6       The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7       The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8       The name of the Surviving Company shall be changed from “Twelve Seas Investment Company” to “BPGIC International”.

9       The authorised share capital of the Surviving Company shall be increased:

9.1    from US$20,200 divided into 200,000,000 ordinary shares of a par value of US$0.0001 each and 2,000,000 preferred shares of a par value of US$0.0001 each;

9.2    to US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

10     The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

11     The Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

12     There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company consequent upon the Merger.

13     The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14     The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15     The names and addresses of each director of the “surviving company” (as defined in the Statute) are:

15.1  Dr. Yousef Mahmoud Mohammad Alassaf, care of Brooge Petroleum and Gas Investment Company FZE, PO Box 50170, Fujairah, United Arab Emirates;

15.2  Abu Bakar Siddique Ali Chowdhury, care of Brooge Petroleum and Gas Investment Company FZE, PO Box 50170, Fujairah, United Arab Emirates;

15.3  Nicolaas Lammert Paardenkooper, care of Brooge Petroleum and Gas Investment Company FZE, PO Box 50170, Fujairah, United Arab Emirates;

15.4  Saleh Mohamed Yammout, care of Brooge Petroleum and Gas Investment Company FZE, PO Box 50170, Fujairah, United Arab Emirates;

15.5  Sa’eb El-Zein, care of Brooge Petroleum and Gas Investment Company FZE, PO Box 50170, Fujairah, United Arab Emirates; and

15.6  Dr. Simon Victor Madgwick, care of Brooge Petroleum and Gas Investment Company FZE, PO Box 50170, Fujairah, United Arab Emirates.

16     This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

17     Pursuant to section 233(6) of the Statute, this Plan of Merger has been authorised by:

17.1  the sole shareholder of the Merging Company.

17.2  the shareholders of the Surviving Company by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

18     At any time prior to the Effective Date, this Plan of Merger may be:

18.1  terminated by the board of directors of either the Surviving Company or the Merging Company;

18.2  amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)     change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)    effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

19     This Plan of Merger may be executed in counterparts.

20     This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(The remainder of this page is intentionally left blank)

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by Twelve Seas Investment Company
By:
Name:
Title:

SIGNED by Brooge Merger Sub Limited
By:
Name: Meclomen Maramot
Title: Director

Annexure 1
Business Combination Agreement

Annexure 2

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

BPGIC INTERNATIONAL

(adopted by special resolution dated [ ] 2019)

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

BPGIC INTERNATIONAL

(adopted by special resolution dated [ ] 2019)

1       The name of the Company is BPGIC International

2       The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3       The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4       The liability of each Member is limited to the amount unpaid on such Member’s shares.

5       The share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each.

6       The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7       Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

BPGIC INTERNATIONAL

(adopted by special resolution dated [ ] 2019)

1       Interpretation

1.1    In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Company”	means the above named company.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Share”	means a share in the Company and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Law (2018 Revision) of the Cayman Islands.
“Subscriber”	means the subscriber to the Memorandum.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2    In the Articles:

(a)     words importing the singular number include the plural number and vice versa;

(b)    words importing the masculine gender include the feminine gender;

(c)     words importing persons include corporations as well as any other legal or natural person;

(d)    “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)     “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)     references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)    any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)    the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)     any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)    any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)     sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)   the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)    the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2       Commencement of Business

2.1    The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2    The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3       Issue of Shares

3.1    Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)     issue one Share to itself;

(b)    transfer that Share by an instrument of transfer to any person; and

(c)     update the Register of Members in respect of the issue and transfer of that Share.

3.2    The Company shall not issue Shares to bearer.

4       Register of Members

4.1    The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2    The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5       Closing Register of Members or Fixing Record Date

5.1    For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2    In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3    If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6       Certificates for Shares

6.1    A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2    The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3    If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4    Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7       Transfer of Shares

7.1    Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2    The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8       Redemption, Repurchase and Surrender of Shares

8.1    Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2    Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3    The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4    The Directors may accept the surrender for no consideration of any fully paid Share.

9       Treasury Shares

9.1    The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2    The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10     Variation of Rights of Shares

10.1  If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2  For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3  The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11     Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12     Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13     Lien on Shares

13.1  The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2  The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3  To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4  The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14     Call on Shares

14.1  Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2  A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3  The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4  If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5  An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6  The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7  The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8  No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15     Forfeiture of Shares

15.1  If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2  If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3  A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4  A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5  A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6  The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16     Transmission of Shares

16.1  If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2  Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3  A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17     Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1  The Company may by Ordinary Resolution:

(a)     increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)    consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)     convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)     cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2  All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3  Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)     change its name;

(b)    alter or add to the Articles;

(c)     alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund.

18     Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19     General Meetings

19.1  All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2  The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3  The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4  A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5  The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6  If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7  A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20     Notice of General Meetings

20.1  At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2  The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21     Proceedings at General Meetings

21.1  No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2  A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3  A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4  If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5  The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6  If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7  The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8  When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9  A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11The demand for a poll may be withdrawn.

21.12Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22     Votes of Members

22.1  Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2  In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3  A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4  No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5  No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6  On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7  On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23     Proxies

23.1  The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2  The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3  The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4  The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5  Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24     Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25     Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26     Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

27     Powers of Directors

27.1  Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2  All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3  The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4  The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28     Appointment and Removal of Directors

28.1  The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2  The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29     Vacation of Office of Director

The office of a Director shall be vacated if:

(a)     the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)    the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)     the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)    the Director is found to be or becomes of unsound mind; or

(e)     all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30     Proceedings of Directors

30.1  The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2  Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3  A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4  A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5  A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6  The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7  The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8  All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9  A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31     Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32     Directors’ Interests

32.1  A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2  A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3  A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4  No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5  A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33     Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34     Delegation of Directors’ Powers

34.1  The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2  The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3  The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4  The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5  The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35     Alternate Directors

35.1  Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2  An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3  An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4  Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5  Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36     No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37     Remuneration of Directors

37.1  The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2  The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38     Seal

38.1  The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2  The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3  A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39     Dividends, Distributions and Reserve

39.1  Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2  Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3  The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4  The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5  Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6  The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7  Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8  No Dividend or other distribution shall bear interest against the Company.

39.9  Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40     Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41     Books of Account

41.1  The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2  The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3  The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42     Audit

42.1  The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2  Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3  Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43     Notices

43.1  Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2  Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3  A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4  Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44     Winding Up

44.1  If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)     if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)    if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2  If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45     Indemnity and Insurance

45.1  Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2  The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3  The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46     Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47     Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48     Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

ANNEX D

PROXY CARD

FOR THE EXTRAORDINARY GENERAL MEETING OF

TWELVE SEAS INVESTMENT COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dimitri Elkin and Stephen N. Cannon (each, a “Proxy”) as proxies, each with full power to act without the other and the power to appoint a substitute to vote the shares that the undersigned is entitled to vote (the “Shares”) at the Extraordinary General Meeting of Twelve Seas Investment Company to be held on December 17, 2019 at 10:00 a.m., Eastern time at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, and at any adjournments thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxy’s discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

D-1

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~

TWELVE SEAS INVESTMENT COMPANY — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.			Please mark votes as ☒ indicated in this example

(1) The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of April 15, 2019 (as may be amended), by and among Twelve Seas Investment Company, Brooge Holdings Limited, Brooge Merger Sub, Brooge Petroleum And Gas Investment Company FZE and the other parties thereto, and the transactions contemplated thereby (the “Business Combination”);

	FOR ☐	AGAINST ☐	ABSTAIN ☐
(2) The Merger Proposal — To consider and vote upon a proposal to approve the merger of Twelve Seas Investment Company with Brooge Merger Sub Limited;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(3) The Share Issuance Proposal — To consider and vote upon a proposal, if necessary, to approve, for purposes of complying with applicable NASDAQ Stock Market LLC listing rules, the issuance of more than 20% of the issued and outstanding ordinary shares of Twelve Seas Investment Company in financing transactions in connection with the Business Combination; and

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(4) The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the meeting, there are not sufficient votes to approve the Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal, as applicable.

	FOR ☐	AGAINST ☐	ABSTAIN ☐
Date: , 2019

Signature

Signature (if held jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3 and 4. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

~ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ~